      As filed with the Securities and Exchange Commission on May 12, 2000
                                                           Registration No.
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ----------------

                        TELECORP-TRITEL HOLDING COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                      4812                 54-1988007
                               (Primary Standard        (I.R.S. Employer
    (State or Other                Industrial        Identification Number)
    Jurisdiction of           Classification Code
    Incorporation or                Number)
     Organization)

                         1010 N. Glebe Road, Suite 800
                              Arlington, VA 22201
                                 (703) 236-1100
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                                ----------------

                               Thomas H. Sullivan
              Executive Vice President and Chief Financial Officer
                        TeleCorp-Tritel Holding Company
                         1010 N. Glebe Road, Suite 800
                              Arlington, VA 22201
                                 (703) 236-1100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                ----------------

                                   Copies to:

    Brian Hoffmann, Esq.         John R. Pomerance, Esq.    James H. Neeld, IV, Esq.   Michael A. King, Esq.
Cadwalader, Wickersham & Taft     Lewis J. Geffen, Esq.           Tritel, Inc.            Brown & Wood LLP
       100 Maiden Lane         Mintz, Levin, Cohn, Ferris,   111 E. Capitol Street     One World Trade Center
  New York, New York 10038       Glovsky and Popeo, P.C.           Suite 500          New York, New York 10048
       (212) 504-6000             One Financial Center     Jackson, Mississippi 39201      (212) 839-5300
                               Boston, Massachusetts 02111       (601) 914-8000
                                     (617) 542-6000

                                ----------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                        CALCULATION OF REGISTRATION FEE

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                                            Proposed
 Title of each Class of                     Maximum     Proposed Maximum   Amount of
    Securities to be       Amount to be  Offering Price     Aggregate     Registration
       Registered         Registered(1)    Per Share    Offering Price(2)    Fee(2)
--------------------------------------------------------------------------------------
Class A voting common
 stock, $0.01 par value
 per share.............   178,497,292(3)    $  39.00     $6,962,200,975    1,838,022
--------------------------------------------------------------------------------------
Class C common stock,
 $0.01 par value per
 share.................       283,813           0.01              2,838            1
--------------------------------------------------------------------------------------
Class D common stock,
 $0.01 par value per
 share.................       851,429           0.01              8,514            3
--------------------------------------------------------------------------------------
Class E common stock,
 $0.01 par value per
 share.................        10,491           0.01                138            1
--------------------------------------------------------------------------------------
Class F common stock,
 $0.01 par value per
 share.................        37,717           0.01                497            1
--------------------------------------------------------------------------------------
Voting preference common
 stock, $0.01 par value
 per share.............         3,093           0.01                 31            1
--------------------------------------------------------------------------------------
Series A preferred
 stock, $0.01 par
 value per share.......        97,473       1,150.11        112,104,918       29,596
--------------------------------------------------------------------------------------
Series B preferred
 stock, $0.01 par
 value per share.......        90,668       1,123.36        101,852,828       26,890
--------------------------------------------------------------------------------------
Series C preferred
 stock, $0.01 par
 value per share.......       210,608         965.90        203,425,750       53,705
--------------------------------------------------------------------------------------
Series D preferred
 stock, $0.01 par
 value per share.......        49,417       1,004.91         49,659,588       13,111
--------------------------------------------------------------------------------------
Series E preferred
 stock, $0.01 par
 value per share.......        25,841         105.45          2,724,937          720
--------------------------------------------------------------------------------------
Series F preferred
 stock, $0.01 par
 value per share.......    14,912,778           0.01            149,128           40
--------------------------------------------------------------------------------------
Series G preferred
 stock, $0.01 par
 value per share.......        46,374       1,062.68         49,280,820       13,011
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of each class or series of capital stock expected to be issued in connection with the transactions described herein.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f). The registration fee was calculated in accordance:
  (i) with respect to the class A voting common stock, in accordance with
      Rule 457(f)(1), based on the average of the high and low sales prices for shares of class A voting common stock of each of TeleCorp and
      Tritel on the Nasdaq National Market on May 11, 2000:
    (a) TeleCorp class A voting common stock, 87,900,661 shares, multiplied by $43.875; plus
    (b) Tritel class A voting common stock, 97,809,997 shares, multiplied by $31.75; and
  (ii) with respect to each other class of TeleCorp common stock and each of the series of TeleCorp preferred stock in accordance with Rule 457(f)(2), based on the book value per share:
    (a) TeleCorp class C common stock, 283,813 shares, multiplied by book value per share, $2,838; plus
    (b) TeleCorp class D common stock, 851,429 shares, multiplied by book value per share, $8,514; plus
    (c) TeleCorp voting preference common stock, 3,090 shares, multiplied by book value per share, $31; plus
    (d) TeleCorp series A preferred stock, 97,473 shares, multiplied by book value per share, $112,104,918; plus
    (e) TeleCorp series C preferred stock, 210,608 shares, multiplied by book value per share, $203,425,750; plus
    (f) TeleCorp series D preferred stock, 49,417 shares, multiplied by book value per share, $49,659,588; plus
    (g) TeleCorp series E preferred stock, 25,841 shares, multiplied by book value per share, $2,724,937; plus
    (h) TeleCorp series F preferred stock, 14,912,778 shares, multiplied by book value per share, $149,128; and
  (iii) with respect to each other class of Tritel common stock and each of the series of Tritel preferred stock in accordance with Rule
        457(f)(2), based on the book value per share:
    (a) Tritel class B non-voting common stock, 2,927,120 shares, multiplied by book value per share, $29,271; plus
    (b) Tritel class C common stock, 1,380,448 shares, multiplied by book value per share, $13,804; plus
    (c) Tritel class D common stock, 4,962,804 shares, multiplied by book value per share, $49,628; plus
    (d) Tritel voting preference common stock, 6 shares, multiplied by book value per share, $0.06; plus
    (e) Tritel series A preferred stock, 90,668 shares, multiplied by book value per share, $101,852,828; plus
    (f) Tritel series D preferred stock, 46,374 shares, multiplied by book value per share, $49,280,820; and
  (iv) with respect to Tritel voting preference stock, in accordance with
       Rule 457(f)(3), (i), (ii) and (iii) above reduced by $0.*
(3) Plus an indeterminate number of shares of Holding Company class A voting common stock as may be issued to holders of Holding Company class B non-voting common, class C common, class D common, class E common and class F common stock and Holding Company series A preferred, series B preferred, series F preferred and series G preferred stock upon conversion or exchange of their shares.
--------
* Under Rule 457(f)(3), any cash to be paid by the registrant in connection with this transaction will be deducted from the value of the securities to be received by the registrant as described in (i), (ii), and (iii) above. In connection with this transaction, the registrant paid $10 million to E.B. Martin, Jr.; however, deducting $10 million from the value of the securities in accordance with Rule 457(f)(3) would result in a negative fee.

                                [LOGO OF SUNCOM
                     Member of the AT&T Wireless Network]

           To the stockholders of TeleCorp PCS, Inc. and Tritel, Inc.

   TeleCorp and Tritel have agreed to combine in a merger of each company with a newly formed subsidiary of a new holding company. After the transaction, TeleCorp-Tritel Holding Company will be renamed TeleCorp PCS, Inc. and each of TeleCorp, which will change its name to TeleCorp Wireless, Inc., and Tritel will be subsidiaries of the newly renamed TeleCorp PCS, Inc. Throughout this document to avoid confusion, we will refer to the new holding company as "Holding Company." We are proposing the merger because we believe the combined strengths of our two companies will enable us to better position ourselves to compete in the wireless personal communications services, commonly referred to as PCS, marketplace. We believe that the merger will benefit the stockholders of both companies and we ask for your support in voting for the merger proposals at our special meetings.

   When the merger is completed:

  . TeleCorp common stockholders will receive one share of a corresponding class of substantially similar Holding Company common stock for each share of each class of TeleCorp class A voting common through class D common and voting preference common stock they own, except that TeleCorp class B non-voting common stockholders, if any, will receive one share of Holding Company class A voting common stock for each share they own;

  . TeleCorp preferred stockholders will receive one share of a corresponding series of substantially similar Holding Company preferred stock for each share of each series of TeleCorp preferred stock they own;

  . Tritel class A voting common and class B non-voting common stockholders will receive 0.76 shares of Holding Company class A voting common stock for each share they own and cash in lieu of any fractional shares;

  .  Tritel class C common and class D common stockholders will receive
     0.0076 shares of Holding Company class E common and class F common stock, respectively, and 0.7524 shares of Holding Company class A voting common stock for each share they own and cash in lieu of any fractional shares;

  . E.B. Martin, Jr., as a Tritel voting preference common stockholder, will receive an aggregate amount of $10 million for all the shares of voting preference common stock he owns;

  . William M. Mounger, II, as a Tritel voting preference common stockholder, will receive three shares of Holding Company voting preference common stock for all the shares of Tritel voting preference common stock he owns. In connection with the merger, Mr. Mounger will receive a put right to sell his shares of Holding Company voting preference common stock for $10 million; and

  . Tritel series A preferred and series D preferred stockholders will receive one share of Holding Company series B preferred and series G preferred stock, respectively, for each share they own.

   Holding Company intends to apply to list its class A voting common stock on the Nasdaq National Market under the symbol "TLCP."

   The board of directors of both TeleCorp and Tritel have unanimously approved the merger and recommend that their stockholders vote FOR the merger proposals as described in the attached materials. Information about the merger is contained in this joint proxy statement-prospectus. We urge you to read this material, including the section describing risk factors relating to the merger that begins on page 19.

   Approval of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of shares of TeleCorp class A voting common stock and TeleCorp voting preference common stock, voting as a single class, outstanding as of the record date voting at the TeleCorp special meeting.

   Pursuant to a voting agreement with TeleCorp and Tritel, Gerald T. Vento and Thomas H. Sullivan have agreed to vote all of their shares of TeleCorp capital stock, which represent a majority of the voting power of TeleCorp capital stock entitled to vote at the special meeting, in favor of the adoption of the merger agreement. Accordingly, approval of the merger agreement by TeleCorp stockholders is assured without the affirmative vote of any other stockholder.

   Approval of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of shares of Tritel class A voting common stock and Tritel voting preference common stock, voting as a single class, outstanding as of the record date voting at the Tritel special meeting.

   Pursuant to a voting agreement with Tritel and TeleCorp, Mr. Mounger and Mr. Martin have agreed to vote all of their shares of Tritel capital stock, which represent a majority of the total voting power of Tritel capital stock entitled to vote at the Tritel special meeting, in favor of the adoption of the merger agreement. Accordingly, approval of the merger agreement by Tritel stockholders is assured without the affirmative vote of any other stockholder.

   The dates, times and places of the meetings are as follows:

     For TeleCorp stockholders:   For Tritel stockholders:




   To vote your shares, you may complete and return the enclosed proxy card or voting instructions. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

   We strongly support this combination of our companies and join with our board of directors in enthusiastically recommending that you vote in favor of the merger.

       /s/ Mr. Gerald T. Vento             /s/ Mr. William M. Mounger, II
    ____________________________            ______________________________
          Chairman and Chief                  Chairman and Chief Executive
    Executive Officer TeleCorp                  Officer Tritel, Inc.
             PCS, Inc.

   This joint proxy statement-prospectus gives you detailed information about the proposed merger and the other matters to be voted upon at your stockholders meeting. Please also refer to the section entitled "Where You Can Find More Information" on page 236 for additional information about TeleCorp and Tritel on file with the Securities and Exchange Commission. We encourage you to read this additional information.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   This joint proxy statement-prospectus is dated     , 2000, and is first
being mailed to stockholders of TeleCorp and Tritel on or about     , 2000.

[LOGO OF TELECORP PCS, INC.]

                               TELECORP PCS, INC.
                         1010 N. Glebe Road, Suite 800
                           Arlington, Virginia 22201

               Notice of Special Meeting of TeleCorp Stockholders
                                       , 2000
                                   at      :00 A.M.

To the stockholders of TeleCorp PCS, Inc.:

   Notice is hereby given that a special meeting of stockholders of TeleCorp
PCS, Inc. will be held on      , 2000 at      :00 a.m., local time, at      ,
for the following purposes:

   1. To consider and vote upon a proposal to adopt a merger agreement between TeleCorp and Tritel pursuant to which TeleCorp and Tritel will each become a wholly owned subsidiary of a new holding company, TeleCorp-Tritel Holding Company, that will be renamed TeleCorp PCS, Inc. and:

  . each share of each class of TeleCorp common stock will be automatically converted into one share of a corresponding class of substantially identical Holding Company class A voting common through class D common and voting preference common stock, except that each share of TeleCorp class B non-voting common stock will be automatically converted into one share of Holding Company class A voting common stock; and

  . each share of each series of TeleCorp preferred stock will be automatically converted into one share of a corresponding series of Holding Company preferred stock having terms substantially identical to those of the TeleCorp preferred stock.

   2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

   These items of business are described in the attached joint proxy statement-prospectus. Holders of record of TeleCorp class A voting common and voting
preference common stock at the close of business on      , 2000, the record
date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

   Approval of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of shares of TeleCorp class A voting common stock and TeleCorp voting preference common stock, voting as a single class, outstanding as of the record date voting at the TeleCorp special meeting.

   Pursuant to a voting agreement with TeleCorp and Tritel, Mr. Vento and Mr. Sullivan have agreed to vote all of their shares of TeleCorp capital stock, which represent a majority of the voting power of TeleCorp capital stock entitled to vote at the special meeting, in favor of the adoption of the merger agreement. Accordingly, approval of the merger agreement by TeleCorp stockholders is assured without the affirmative vote of any other stockholder.

   To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

                                      By order of the Board of Directors of
                                      TeleCorp PCS, Inc.

                                      /s/ Thomas H. Sullivan
                                      _________________________________________
                                      Executive Vice President and Chief
                                       Financial Officer

Arlington, Virginia
      , 2000

                             [LOGO OF TRITEL, INC.]

                                  TRITEL, INC.
                        111 E. Capitol Street, Suite 500
                           Jackson, Mississippi 39201

                Notice of Special Meeting of Tritel Stockholders
                                        , 2000
                                    at        A.M.

To the stockholders of Tritel, Inc.:

   Notice is hereby given that a special meeting of the stockholders of Tritel,
Inc. will be held on       , 2000, at        a.m., local time, at     , for the
following purposes:

   1. To consider and vote upon a proposal to adopt a merger agreement between TeleCorp and Tritel pursuant to which TeleCorp and Tritel will each become a wholly owned subsidiary of a new holding company, TeleCorp-Tritel Holding Company, that will be renamed TeleCorp PCS, Inc. and:
  . each share of Tritel class A voting common and class B non-voting common stock will be automatically converted into 0.76 shares of Holding
     Company class A voting common stock and cash in lieu of any fractional shares;
  . each share of Tritel class C common and class D common stock will be automatically converted into 0.0076 shares of Holding Company class E common and class F common stock, respectively, and 0.7524 shares of Holding Company class A voting common stock and cash in lieu of any fractional shares;
  .  all shares of Tritel voting preference common stock owned by E.B.
     Martin, Jr. will be automatically converted into an aggregate amount of $10 million;
  . all shares of Tritel voting preference common stock owned by William M. Mounger, II will be automatically converted into three shares of Holding Company voting preference common stock. In connection with the merger, Mr. Mounger will receive a put right to sell his shares of Holding Company voting preference common stock for $10 million; and
  . each share of Tritel series A preferred and series D preferred stock will be automatically converted into one share of Holding Company series B preferred and series G preferred stock, respectively.

   2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

   These items of business are described in the attached joint proxy statement-prospectus. Holders of record of Tritel class A voting common and voting
preference common stock at the close of business on       , 2000, the record
date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

   Approval of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of shares of Tritel class A voting common stock and Tritel voting preference common stock, voting as a single class, outstanding as of the record date voting at the Tritel special meeting.

   Pursuant to a voting agreement with Tritel and TeleCorp, Mr. Mounger and Mr. Martin have agreed to vote all of their shares of Tritel capital stock, which represent a majority of the total voting power of Tritel capital stock entitled to vote at the Tritel special meeting, in favor of the adoption of the merger agreement. Accordingly, approval of the merger agreement by Tritel stockholders is assured without the affirmative vote of any other stockholder.

   To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the merger.

                                        By order of the Board of Directors of
                                         Tritel, Inc.

                                        /s/ James H. Neeld, IV
                                        ________________________________________
                                        Senior Vice President--General Counsel
                                         and Secretary

Jackson, Mississippi
      , 2000

                             ADDITIONAL INFORMATION

   This joint proxy statement-prospectus incorporates important business and financial information about TeleCorp and Tritel from other documents that are not included in or delivered with the joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone at one of the following addresses or telephone numbers:

     TeleCorp PCS, Inc.                      Tritel, Inc.
     Investor Relations                      Investor Relations
     1010 North Glebe Road                   111 East Capitol Street
     Suite 800                               Suite 500
     Arlington, Virginia 22201               Jackson, Mississippi 39201
     (703) 236-1100                          (601) 914-8000
     email: jmorrisey@telecorp1.com          email: cakers@suncompcs.net

   If you would like to request any documents, please do so by      , 2000 in
order to receive them before the special meetings.

   See "Where You Can Find More Information" that begins on page 236.

                               TABLE OF CONTENTS

                                     PART I
QUESTIONS AND ANSWERS ABOUT THE MERGER......................................   1

SUMMARY OF THE JOINT PROXY STATEMENT-PROSPECTUS.............................   4
  The Companies.............................................................   4
  The Structure of the Merger...............................................   8
  Recommendation of the Boards of Directors.................................  10
  Opinions of Financial Advisors............................................  10
  Stockholder Approvals.....................................................  10
  The Special Meetings......................................................  11
  Board of Directors and Management Following the Merger....................  12
  Interests of Directors and Executive Officers in the Merger...............  12
  Treatment of Stock Options and Restricted Stock...........................  12
  Tax Consequences..........................................................  13
  Overview of the Merger Agreement..........................................  13
  AT&T Wireless Services Contribution.......................................  14
  Other AT&T Transactions...................................................  14
  Stockholders' Agreements..................................................  15
  Voting Agreements.........................................................  15
  Holding Company Selected Unaudited Pro Forma Financial Data...............  16
  Unaudited Comparative Per Share Information...............................  18

RISK FACTORS................................................................  19
  Risks Relating to the Merger and Related Agreements.......................  19
  Risks Relating to Our Business, Industry, Strategy and Operations.........  20
  Risks Relating to Our Relationship with AT&T..............................  27
  Risks Relating to Financing...............................................  29
  Risks Relating to Regulatory Matters......................................  31

MARKET PRICE AND DIVIDEND INFORMATION.......................................  34

THE SPECIAL MEETINGS........................................................  35
  Joint Proxy Statement-Prospectus..........................................  35
  Date, Time and Place of the Special Meetings..............................  35
  Purpose of the Special Meetings...........................................  35
  Stockholder Record Date for the Special Meetings..........................  36
  Vote Required for Adoption of the Merger Agreement........................  36
  Proxies...................................................................  37
  Solicitation of Proxies...................................................  38

THE MERGER..................................................................  39
  Background of the Merger..................................................  39
  TeleCorp's Reasons for the Merger.........................................  42
  Tritel's Reasons for the Merger...........................................  44
  Recommendation of TeleCorp's Board of Directors...........................  45
  Opinion of TeleCorp's Financial Advisor...................................  45
  Fee Arrangement with Lehman Brothers......................................  52
  Recommendation of Tritel's Board of Directors.............................  53
  Opinion of Tritel's Financial Advisor.....................................  53
  Fee Arrangements with Merrill Lynch.......................................  58
  Interests of TeleCorp Directors and Executive Officers in the Merger......  59
  The Julie Dobson Employment Agreement.....................................  61
  Interests of Tritel Directors and Executive Officers in the Merger........  61

  Completion and Effectiveness of the Merger...............................  64
  Structure of the Merger and Conversion of TeleCorp and Tritel Stock......  64
  Exchange of Stock Certificates for Holding Company Stock Certificates....  65
  Treatment of TeleCorp and Tritel Stock Options and Restricted Stock......  66
  Effect of the Merger on Outstanding TeleCorp and Tritel Credit
   Facilities..............................................................  66
  Material United States Federal Income Tax Consequences of the Merger.....  67
  Accounting Treatment of the Merger.......................................  69
  Regulatory Matters.......................................................  70
  Restrictions on Sales of Shares by Affiliates of TeleCorp and Tritel.....  70
  Nasdaq National Market Listing of Holding Company Common Stock to be
   Issued in the Merger....................................................  71
  Appraisal Rights.........................................................  71
  Delisting and Deregistration of TeleCorp and Tritel Common Stock after the Merger..............................................................  71
  The Merger Agreement.....................................................  71
  Transition Committee.....................................................  80
  Holding Company Charter and By-Laws......................................  80
  Description of AT&T Wireless Services Contribution.......................  80
  Description of Other AT&T Transactions...................................  81
  Stockholders' Agreements.................................................  86
  Voting Agreement......................................................... 100
  Business Relationships Between TeleCorp and Tritel....................... 101

HOLDING COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
 STATEMENTS................................................................ 102

INDUSTRY OVERVIEW.......................................................... 126

THE SUBSIDIARIES OF HOLDING COMPANY........................................ 128

TELECORP................................................................... 128
  Company Overview......................................................... 128
  Service.................................................................. 129
  Sales and Distribution................................................... 129
  Customer Care............................................................ 130
  Network Development...................................................... 130
  Acquisition History...................................................... 133
  Intellectual Property.................................................... 134
  Employees................................................................ 134
  Properties............................................................... 134
  Legal Proceedings........................................................ 135
  Stock Ownership of Certain Beneficial Owners and Management.............. 135
  Executive Compensation................................................... 141
  AT&T Agreements.......................................................... 145
  Other Related Party Transactions......................................... 154
  Selected Historical Financial Data....................................... 158
  TeleCorp Management's Discussion and Analysis of Financial Condition and
   Results of Operations................................................... 159
  Quantitative and Qualitative Disclosures About Market Risk............... 169

TRITEL..................................................................... 170
  Company Overview......................................................... 170
  Employees................................................................ 179
  Properties............................................................... 179

  Legal Proceedings......................................................  179
  Stock Ownership of Management..........................................  179
  Executive Compensation.................................................  184
  Joint Venture Agreements With AT&T Wireless............................  189
  Certain Relationships and Related Transactions.........................  194
  Selected Historical Financial Information..............................  197
  Tritel Management's Discussion and Analysis of Financial Conditions and
   Results of Operations.................................................  198
  Quantitative and Qualitative Disclosure About Market Risk..............  207

GOVERNMENT REGULATION....................................................  208

STOCK PERFORMANCE GRAPH..................................................  213

DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK.............................  215
  Authorized Capital Stock...............................................  215
  Holding Company Common Stock...........................................  216
  Holding Company Preferred Stock........................................  219
  Transfer Restrictions..................................................  225
  Transfer Agents and Registrars.........................................  225
  Anti-Takeover Considerations...........................................  225

COMPARISON OF RIGHTS OF HOLDING COMPANY STOCKHOLDERS, TELECORP
 STOCKHOLDERS AND TRITEL STOCKHOLDERS....................................  226

MANAGEMENT OF HOLDING COMPANY AFTER THE MERGER...........................  232
  Board of Directors of Holding Company..................................  232
  Committees of Holding Company Board of Directors.......................  235
  Compensation of Directors..............................................  235
  Executive Officers of Holding Company..................................  235
  Compensation of Executive Officers.....................................  235

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION.........................  236

WHERE YOU CAN FIND MORE INFORMATION......................................  236

LEGAL MATTERS............................................................  237

OTHER MATTERS............................................................  237

EXPERTS..................................................................  238

FINANCIAL STATEMENTS.....................................................  F-1
  TeleCorp PCS, Inc. and Subsidiaries and Predecessor Company............  F-2
  Tritel, Inc. and Subsidiaries and Predecessor Company.................. F-44
  TeleCorp-Tritel Holding Company and Subsidiaries....................... F-76

ANNEX A--Agreement and Plan of Reorganization and Contribution
ANNEX B--Amendment No. 1 to the Agreement and Plan of Reorganization and Contribution
ANNEX C--Opinion of Lehman Brothers
ANNEX D--Opinion of Merrill Lynch
ANNEX E--Form of Restated Certificate of Incorporation of Holding Company ANNEX F--Form of Restated By-laws of Holding Company

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are TeleCorp and Tritel proposing the merger?

A: The merger will combine two contiguous wireless service territories in the south-central United States. In connection with the merger agreement AT&T Wireless Services, Inc. agreed to contribute rights to purchase additional wireless properties and a two-year extension of the AT&T network membership license agreement. In a separate transaction, TeleCorp agreed to exchange wireless properties with AT&T Wireless PCS, LLC. The combined transactions will provide Holding Company with a licensed service area covering approximately 35 million people, including 16 of the top 100 U.S. markets. Upon closing the merger and separate exchange transaction, the increased operating scale and geographic scope of Holding Company will enable it to reduce operating expenses and enable Holding Company to provide a more compelling service offering for its customers. We will refer to AT&T Wireless PCS, LLC as "AT&T Wireless" and AT&T Wireless Services, Inc. as "AT&T Wireless Services."

Q: What will I receive in the merger?

A: Stockholders of TeleCorp and Tritel will receive the following in the merger:

  . TeleCorp common stockholders will receive one share of a corresponding class of substantially similar Holding Company class A voting common through class D common and voting preference common stock for each share of each class of TeleCorp class A voting common through class D common and voting preference common stock they own, except that TeleCorp class B non-voting common stockholders, if any, will receive one share of Holding Company class A voting common stock for each share they own;

  . TeleCorp preferred stockholders will receive one share of a corresponding series of substantially similar Holding Company preferred stock for each share of each series of TeleCorp preferred stock they own;

  . Tritel class A voting common and class B non-voting common stockholders will receive 0.76 shares of Holding Company class A voting common stock for each share they own and cash in lieu of any fractional shares;

  .  Tritel class C common and class D common stockholders will receive
     0.0076 shares of Holding Company class E common and class F common stock, respectively, and 0.7524 shares of Holding Company class A voting common stock for each share they own and cash in lieu of any fractional shares;

  . E.B. Martin, Jr., as a Tritel voting preference common stockholder, will receive an aggregate amount of $10 million for all of the shares of Tritel voting preference common stock he owns;

  . William M. Mounger, II, as a Tritel voting preference common stockholder, will also receive three shares of Holding Company voting preference common stock for all of the shares of Tritel voting preference common stock he owns. In connection with the merger, Mr. Mounger will receive a put right to sell his shares of Holding Company voting preference common stock for $10 million; and

  . Tritel series A preferred and series D preferred stockholders will receive one share of Holding Company series B preferred and series G preferred stock, respectively, for each share they own.

Q: What stockholder approvals are needed?

A: For TeleCorp, the affirmative vote at the special meeting by the holders of a majority of the voting power of the outstanding shares of TeleCorp class A voting common stock and TeleCorp voting preference common stock, voting as a single class, as of the record date is required to adopt the merger agreement.

  Pursuant to a voting agreement with Tritel and TeleCorp, Mr. Mounger and Mr. Martin have agreed to vote all of their shares of Tritel capital stock, which represent a majority of the total voting power of Tritel capital stock entitled to vote at the Tritel special meeting, in favor of the adoption of the merger agreement. Accordingly, approval of the merger agreement by Tritel stockholders is assured without the affirmative vote of any other stockholder.

  For Tritel, the affirmative vote at the special meeting by the holders of a majority of the voting power of the outstanding shares of Tritel class A voting common stock and Tritel voting preference common stock, voting as a single class, as of the record date is required to adopt the merger agreement.

  Pursuant to a voting agreement with TeleCorp and Tritel, Mr. Vento and Mr. Sullivan have agreed to vote all of their shares of TeleCorp capital stock, which represent a majority of the voting power of TeleCorp capital stock entitled to vote at the special meeting, in favor of the adoption of the merger agreement. Accordingly, approval of the merger agreement by TeleCorp stockholders is assured without the affirmative vote of any other stockholder.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement-prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at your special meeting.

Q: What if I do not vote?

A:. You should understand that approval of the merger by both Tritel and TeleCorp stockholders is assured even if you do not vote.

  . If you fail to respond, it will have the same effect as a vote against the merger.

  . If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

  . If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q: If my shares are held in street name by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of TeleCorp or Tritel, as appropriate, before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the special meeting and vote in person.

Q: Am I entitled to appraisal rights?

A: Under Delaware law, TeleCorp class A voting common stockholders and Tritel class A voting common stockholders are not entitled to appraisal rights in connection with the merger. Holders of TeleCorp voting preference common stock and Tritel voting preference common stock are entitled to appraisal rights under

   Delaware law. TeleCorp voting preference common stockholders and Tritel voting preference common stockholders have entered into a voting agreement with TeleCorp and Tritel under which all the stockholders have agreed to vote their voting preference common shares in favor of the merger. Any TeleCorp voting preference common stockholder or Tritel voting preference common stockholder who votes in favor of the merger will not be able to exercise his appraisal rights.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for shares of Holding Company. Please do not send in your stock certificates with your proxy.

Q: Where will my shares of Holding Company class A voting common stock be listed?

A: We intend to apply to list Holding Company class A voting common stock on the Nasdaq National Market under the symbol "TLCP."

Q: Will I receive dividends on my Holding Company shares?

A: Like TeleCorp and Tritel, Holding Company does not currently intend to pay dividends on its common stock. Holding Company will pay dividends on each series of its preferred stock in accordance with their terms.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the fourth quarter of this year.

Q: Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus or the enclosed proxy card or voting instructions, you should contact:

  .  if you are a TeleCorp stockholder:

      TeleCorp PCS, Inc.
      Investor Relations
      1010 North Glebe Road
      Suite 800
      Arlington, Virginia 22201
      (703) 236-1100
      email: jmorrisey@telecorp1.com

  .  if you are a Tritel stockholder:

      Tritel, Inc.
      Investor Relations
      111 E. Capitol Street
      Suite 500
      Jackson, Mississippi 39201
      (601) 914-8000
      email: cakers@suncompcs.net

                                [LOGO OF SUNCOM
                      Member of the AT&T Wireless Network]

                SUMMARY OF THE JOINT PROXY STATEMENT-PROSPECTUS

   This summary highlights selected information in the joint proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the merger agreement attached to this joint proxy statement-prospectus as Annex A. In addition, please also refer to the section which we have entitled "Where You Can Find More Information" that begins on page 236 for additional information about TeleCorp and Tritel on file with the Securities and Exchange Commission. We encourage you to read this additional information. Unless the context otherwise requires, references to Holding Company after consummation of the merger mean Holding Company and its subsidiaries.

The Companies

TeleCorp PCS, Inc.
1010 N. Glebe Road
Suite 800
Arlington, Virginia 22201
(703) 236-1100

   Founded in July 1996, TeleCorp currently provides wireless personal communications services, or PCS, in selected markets in the United States and is the largest AT&T Wireless affiliate in the United States in terms of licensed population, with licenses covering 16.7 million people. As of March 31, 2000, TeleCorp had more than 228,000 customers and its networks covered approximately 74% of the population where it held licenses. TeleCorp has also joined with Tritel and another AT&T Wireless Services affiliate to operate under a common regional brand name, SunCom.

   TeleCorp's business operations are focused on the following fundamental areas:

  .  personal communications services;

  .  strategic alliances; and

  .  PCS network development.

   The personal communications services area provides several services, such as:

  . wireless calling with a wide range of features, including access to both digital and analog systems;

  . customer care with strict quality standards and proactive and responsive customer service;

  . sales and distribution through company sales, retail outlets, online sales and direct sales and marketing efforts; and

  . sales of wireless personal communications handsets and accessories used in connection with the wireless services.

   TeleCorp's strategic alliance with AT&T provides TeleCorp with many business, operational and marketing advantages, including:

  . Exclusivity. TeleCorp is AT&T's exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in TeleCorp's covered markets, subject to AT&T's right to resell services on TeleCorp's network.

  . Brand. TeleCorp has the right to use the AT&T brand name and logo together with the SunCom brand name and logo in TeleCorp's markets, giving equal emphasis to each.

  . Roaming. TeleCorp is AT&T's preferred roaming partner for digital customers in TeleCorp's markets.

  . Coast-to-Coast Coverage. Outside TeleCorp's markets, its customers can place and receive calls in AT&T Wireless's markets and the markets of AT&T Wireless's other roaming partners.

  . Products and Services. TeleCorp receives preferred terms on selected products and services, including handsets, infrastructure equipment and back office support, from companies that provide these products and services to AT&T.

  . Marketing. TeleCorp benefits from AT&T's nationwide marketing and advertising campaigns, including the success of the AT&T Digital One RateSM plans, in the marketing of its own national SunRate plans. In addition, TeleCorp is working with AT&T's national sales representatives to jointly market TeleCorp's wireless services to AT&T corporate customers located in TeleCorp's markets.

   Since TeleCorp launched its operations in February 1999, TeleCorp has focused on developing its networks and markets and expanding its coverage areas. As a result of these efforts, TeleCorp is able to:

  . provide coast-to-coast coverage in connection with its roaming arrangements with AT&T Wireless;

  . operate in 28 markets, including selected markets in the south-central and northeast United States and Puerto Rico, which have an average population density of approximately 30% above the national average and have a high volume of wireless communications usage;

  . obtain PCS licenses in major population centers as well as popular vacation destinations that attract an estimated 39 million visitors per year;

  . provide PCS in markets which encompass eight of the 100 largest metropolitan areas;

  . rely on an experienced senior management team with an average of 11 years of experience in the wireless industry;

  . build out its network using advanced digital technology allowing TeleCorp to offer enhanced services and features relative to standard cellular service;

  . build out its network in the near future to expand its coverage to over 40 markets and acquire contiguous licensed territories to maximize its coverage area;

  . use licenses with a minimum of 30 to 35 Megahertz (or MHz), a measure of airwave capacity, in most of the major markets serviced by TeleCorp to competitively deploy new and enhanced voice and data services; and

  . maintain a strong capital base which includes approximately $1.6 billion of committed capital, of which $1.1 billion has been funded as of March 31, 2000.

Tritel, Inc.
111 E. Capitol Street
Suite 500
Jackson, Mississippi 39201
(601) 914-8010

   Tritel, Inc. is an AT&T Wireless Services affiliate with licenses to provide PCS to approximately 14.0 million people in contiguous markets in the south-central United States. As of March 31, 2000, Tritel had more than 63,800 customers and its networks covered over 50% of the population where it held licenses. Tritel has also joined with TeleCorp and another AT&T Wireless Services affiliate to operate under a common regional brand name, SunCom.

   Tritel began to provide wireless services in September 1999 and was operational in eight of its major markets by the end of 1999. Tritel provides PCS services as a member of the AT&T Wireless network, serving as the preferred roaming provider to AT&T Wireless's digital wireless customers in virtually all of its markets and co-branding its services with the AT&T and SunCom brands and logos, giving equal emphasis to each.

   Tritel's affiliation with AT&T Wireless is an integral part of its strategy. AT&T Wireless contributed PCS licenses covering 9.1 million people to Tritel in exchange for its ownership stake in Tritel. As an AT&T Wireless affiliate, Tritel enjoys numerous important benefits, including the following:

  . Exclusivity. Tritel is AT&T's exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in Tritel's covered markets, subject to AT&T's right to resell services on Tritel's network, except for licenses covering 790,000 people in mostly rural areas.

  . Brand. Tritel has the right to use the AT&T brand name and logo together with the SunCom brand name and logo in Tritel's markets, giving equal emphasis to each.

  . Roaming. Tritel is AT&T's preferred roaming partner for digital customers in Tritel's markets except for licenses covering 790,000 people in mostly rural areas.

  . Coast-to-Coast Coverage. Outside Tritel's markets, its customers can place and receive calls in AT&T Wireless's markets and the markets of AT&T Wireless's other roaming partners.

  . Products and Services. Tritel receives preferred terms on selected products and services, including handsets, infrastructure equipment and back office support, from companies that provide these products and services to AT&T.

  . Marketing. Tritel benefits from AT&T's nationwide marketing and advertising campaigns, including the success of the AT&T Digital One RateSM plans, in the marketing of its own national rate plans. In addition, Tritel is working with AT&T's national sales representatives to jointly market Tritel's wireless services to AT&T corporate customers located in Tritel's markets.

Holding Company
1010 North Glebe Road
Suite 800
Arlington, VA 22201
(703) 236-1100

   Holding Company is a newly formed corporation that has not, to date, conducted any activities other than those incident to its formation. Upon completion of the merger, TeleCorp and Tritel will each become a wholly owned subsidiary of Holding Company. The business of Holding Company will be the combined businesses currently conducted by TeleCorp and Tritel.

   After the merger and separate exchange transaction described below, it is expected that Holding Company will have a licensed service area covering approximately 35 million people, including 16 of the top 100 U.S. markets.

   Holding Company's business operations will be focused on the following fundamental areas:

  .  personal communications services;

  .  strategic alliances; and

  .  PCS network development.

   The personal communications services area will provide several services, such as:

  . wireless calling with a wide range of features including access to both digital and analog systems;

  . customer care with strict quality standards and proactive and responsive customer service;

  . sales and distribution through company sales, company stores, retail outlets, online sales and direct sales and marketing efforts; and

  . sales of wireless personal communications handsets and accessories used in connection with the wireless services.

   Holding Company's strategic alliance with AT&T will provide Holding Company with many business, operational and marketing advantages, including:

  . Exclusivity. Holding Company, through its subsidiaries, will be AT&T's exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in Holding Company's covered markets, except for 790,000 people in Kentucky, subject to AT&T's right to resell services on Holding Company's network.

  . Brand. Holding Company will have the right to use the AT&T brand name and logo together with the SunCom brand name and logo in Holding Company's markets under a network membership license agreement, giving equal emphasis to each.

  . Roaming. Holding Company will be AT&T's preferred roaming partner for digital customers in Holding Company's markets, except for licenses covering 790,000 people in mostly rural areas.

  . Coast-to-Coast Coverage. Outside Holding Company's markets, its customers will be able to place and receive calls in AT&T Wireless's markets and the markets of AT&T Wireless's other roaming partners.

  . Products and Services. Holding Company will receive preferred terms on selected products and services, including handsets, infrastructure equipment and back office support from companies who provide these products and services to AT&T.

  . Marketing. Holding Company will benefit from AT&T's nationwide marketing and advertising campaigns, including the success of the AT&T Digital One RateSM plans, in the marketing of its own national rate plans which will be similar to TeleCorp's and Tritel's existing rate plans and will be marketed under the SunCom name. In addition, Holding Company will work with AT&T's national sales representatives to jointly market Holding Company's wireless services to AT&T corporate customers located in Holding Company's markets.

   Holding Company will focus on developing its networks and markets and expanding its coverage areas. After the merger and separate exchange transaction, Holding Company expects to be able to:

  . provide coast-to-coast coverage in connection with its roaming arrangements with AT&T Wireless;

  . operate in more than 61 markets, including selected markets in the south-central United States and Puerto Rico, which have an average population density of approximately 30% above the national average and which have a high volume of wireless communications usage;

  . obtain PCS licenses in major population centers as well as popular vacation destinations that attract an estimated 39 million visitors per year;

  . provide PCS in markets which encompass 16 of the 100 largest metropolitan areas;

  . build out its network using advanced digital technology allowing Holding Company to offer enhanced services and features relative to standard cellular service;

  . use licenses with an average of 31 MHz in the major markets serviced by Holding Company to competitively deploy new and enhanced voice and data services; and

  . maintain a strong capital base which includes approximately $3.0 billion of funded and committed capital.

The Structure of the Merger (see page 64)

   To accomplish the combination of TeleCorp's and Tritel's businesses, TeleCorp formed Holding Company, with two subsidiaries, TTHC First Merger Sub, Inc. and TTHC Second Merger Sub, Inc. At the time the merger is completed:

  . First Merger Sub will be merged into TeleCorp, and TeleCorp will be the surviving corporation;

  . Second Merger Sub will be merged into Tritel, and Tritel will be the surviving corporation;

  . TeleCorp and Tritel stockholders will become stockholders of Holding Company through the conversion of their respective capital stock for Holding Company capital stock; and

  .  Holding Company will change its name to "TeleCorp PCS, Inc."

   As a result, TeleCorp and Tritel will each become a wholly owned subsidiary of Holding Company.

   The organization of the companies before and after the merger is illustrated below:

                               BEFORE THE MERGER

             Holders of TeleCorp                      Holders of Tritel
     class A voting, class B non-voting,     class A voting, class B non-voting,
      class C, D and voting preference         class C, D and voting preference
        common and series A, C, D, E               common and series A and
           and F preferred stock.                     D preferred stock.

               TeleCorp                                     Tritel
           Holding Company
First Merger Sub      Second Merger Sub

                                AFTER THE MERGER

TeleCorp common stock  TeleCorp preferred     Tritel series A        Tritel common stock
classes A voting, B    stock series A, C, D,  preferred stock.       classes A voting and
non-voting, C and D.   E and F.               1 to 1 conversion      B non-voting.
1 to 1 conversion      1 to 1 conversion      ratio.                 1 to .76 conversion
ratio.                 ratio.                 Holding Company        ratio.
Holding Company        Holding Company        series B preferred     Holding Company class
common stock classes   preferred stock        stock.                 A voting common
A voting, A voting, C  series A, C, D, E and                         stock.
and D, respectively.   F, respectively.       Tritel class D
                                              preferred stock.       Tritel class C common
TeleCorp voting                               1 to 1 conversion      stock.
preference common                             ratio                  1 to .0076 and 1 to
stock.                                        Holding Company        .7524 conversion
1 to 1 conversion                             series G preferred     ratios, respectively.
ratio.                                        stock.                 Holding Company
Holding Company                                                      common stock classes
voting preference                                                    E and A voting,
common stock.                                                        respectively.

                                                                     Tritel class D common
                                                                     stock.
                                                                     1 to .0076 and 1 to
                                                                     .7524 conversion
                                                                     ratios, respectively.
                                                                     Holding Company
                                                                     common stock classes
                                                                     F and A voting,
                                                                     respectively.

                                                                     An aggregate amount
                                                                     of $10 million for
                                                                     all shares of Tritel
                                                                     voting preference
                                                                     common stock owned by
                                                                     E.B. Martin, Jr.

                                                                     William M. Mounger,
                                                                     II, holder of Tritel
                                                                     voting preference
                                                                     common stock. Right
                                                                     to receive 3 shares
                                                                     of Holding Company
                                                                     voting preference
                                                                     common stock for all
                                                                     his shares. Put right
                                                                     to sell his shares of
                                                                     Holding Company
                                                                     voting preference
                                                                     common stock for $10
                                                                     million.

------------------------------------------------------------------------------------------
   Holding Company       Holding Company        Holding Company         Holding Company
    Common Stock         Preferred Stock        Preferred Stock      Common Stock or Cash

                                HOLDING COMPANY

                      TeleCorp                      Tritel

Recommendation of the Boards of Directors (see pages 45 and 53)

   To TeleCorp Stockholders: The TeleCorp board of directors believes that the merger is fair to you and in your best interest and unanimously voted, with three directors abstaining, to approve the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement.

   To Tritel Stockholders: The Tritel board of directors believes that the merger is fair to you and in your best interest and unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement.

Opinions of Financial Advisors (see pages 45 and 53)

   Opinion of TeleCorp's Financial Advisor. In deciding to approve the merger, the TeleCorp board of directors considered the opinion of its financial advisor, Lehman Brothers, that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the ratio to exchange TeleCorp classes of common stock for Holding Company classes of common stock is fair, from a financial point of view, to TeleCorp stockholders. The full text of this opinion is attached as Annex C to this joint proxy statement-prospectus. TeleCorp urges its stockholders to read the opinion of Lehman Brothers in its entirety.

   Opinion of Tritel's Financial Advisor. In deciding to approve the merger, the Tritel board of directors considered the opinion of its financial advisor, Merrill Lynch, that, as of the date of its opinion, and subject to the assumptions, qualifications and limitations referred to in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of shares of Tritel class A voting common stock other than AT&T Wireless and its affiliates. The full text of this opinion is attached as Annex D to this joint proxy statement-prospectus. Tritel urges its stockholders to read the opinion of Merrill Lynch in its entirety.

Stockholder Approvals (see page 36)

   Approval of TeleCorp Stockholders. The affirmative vote at the special meeting by the holders of a majority of the shares of TeleCorp class A voting common stock and TeleCorp voting preference common stock, voting as a single class, outstanding as of the record date is required to adopt the merger agreement. Regardless of the number of shares outstanding, TeleCorp class A voting common stockholders are entitled to, as a class, an aggregate of 4,990,000 votes and TeleCorp voting preference common stockholders are entitled to, as a class, 5,010,000 votes of all outstanding TeleCorp common stock. Each holder of TeleCorp class A voting common stock will have the number of votes equal to 4,990,000 divided by the number of outstanding shares of TeleCorp class A voting common stock multiplied by the number of shares of class A voting common stock held by such stockholder. The holders of the TeleCorp class B non-voting common stock, TeleCorp class C common stock, TeleCorp class D common stock, TeleCorp series A preferred stock, TeleCorp series B preferred stock, TeleCorp series C preferred stock, TeleCorp series D preferred stock, TeleCorp series E preferred stock and TeleCorp series F preferred stock are not entitled to vote on the merger proposal. As of the record date, TeleCorp directors and executive officers and their affiliates (including Mr. Vento and Mr. Sullivan) owned a majority of the voting power of TeleCorp capital stock entitled to vote at the TeleCorp special stockholders meeting. Pursuant to a voting agreement with TeleCorp and Tritel, Mr. Vento and Mr. Sullivan have agreed to vote all of their shares of TeleCorp capital stock, which represent a majority of the voting power of TeleCorp capital stock entitled to vote at the TeleCorp special meeting, in favor of the adoption of the merger agreement. Accordingly, approval of the merger agreement by TeleCorp stockholders is assured.

   Approval of Tritel Stockholders. The affirmative vote at the special meeting by the holders of a majority of the voting power of shares of Tritel class A voting common stock and Tritel voting preference common stock, voting as a single class, outstanding as of the record date is required to adopt the merger agreement. Regardless of the number of shares outstanding, Tritel class A voting common stockholders are entitled to, as a class, an aggregate of 4,990,000 votes and Tritel voting preference common stockholders are entitled to, as a class, 5,010,000 votes of all outstanding Tritel common stock. Each holder of Tritel class A voting common stock will have the number of votes equal to 4,990,000 divided by the number of outstanding shares of Tritel class A voting common stock multiplied by the number of shares of class A voting common stock held by such stockholder. The holders of the Tritel class B non-voting common stock, Tritel class C common stock, Tritel class D common stock, Tritel series A preferred stock and Tritel series D preferred stock are not entitled to vote on the merger proposal. As of the record date, Tritel directors and executive officers and their affiliates (including Mr. Mounger and Mr. Martin) owned a majority of the voting power of Tritel capital stock entitled to vote at the Tritel special stockholders meeting. Pursuant to a voting agreement with Tritel and TeleCorp, Mr. Mounger and Mr. Martin have agreed to vote all of their shares of Tritel capital stock, which represent a majority of the voting power of Tritel capital stock entitled to vote at the Tritel special meeting, in favor of the adoption of the merger agreement. Accordingly, approval of the merger agreement by Tritel stockholders is assured.

   Procedures for Voting Your Shares. You may vote your shares by signing your proxy card and mailing it in the enclosed return envelope. If you are a holder of record, you may vote in person at the special meeting. If you do not include instructions on how to vote your properly executed proxy card, your shares will be voted FOR adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. If you do not vote, it will have the same effect as voting against the merger.

   Procedure for Changing Your Vote. You can change your vote at any time before your proxy is voted at the special meeting of your company's stockholders. You can do this in one of three ways. First, you can send a written notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy at any time before the special meeting of the Company's stockholders, for TeleCorp shares to the Corporate Secretary of TeleCorp at the address on page 3 and for Tritel shares to the Corporate Secretary of Tritel at the address on page 3. If your shares are held in an account at a brokerage firm or bank, you should contact your broker to change your vote. Third, if you are a holder of record, you can attend the special meeting of your company's stockholders and vote in person.

   Appraisal Rights. Under Delaware law, TeleCorp class A voting common stockholders and Tritel class A voting common stockholders are not entitled to appraisal rights in connection with the merger. Holders of TeleCorp voting preference common stock and Tritel voting preference common stock are entitled to appraisal rights under Delaware law. TeleCorp voting preference common stockholders and Tritel voting preference common stockholders have each entered into a voting agreement with TeleCorp and Tritel under which all the stockholders have agreed to vote all of their shares of voting preference common stock in favor of the merger. As a result of the voting agreements, any TeleCorp voting preference common stockholder or Tritel voting preference common stockholder who votes in favor of the merger will not be able to exercise his appraisal rights.

The Special Meetings (see page 35)

   Special Meeting of TeleCorp's Stockholders. The TeleCorp special meeting
will be held at       on       , 2000, starting at    a.m., local time.

   Special Meeting of Tritel's Stockholders. The Tritel special meeting will be
held at        on       , 2000, starting at    a.m., local time.

Board of Directors and Management Following the Merger (see page 232)

   TeleCorp and Tritel have agreed that the initial fourteen directors of Holding Company will be selected by TeleCorp, Tritel, AT&T Wireless and certain other stockholders pursuant to the stockholders' agreement. For a more detailed description of the stockholders' agreement, see "The Merger--Stockholders' Agreements" on page 86.

   TeleCorp and Tritel have designated the following persons to serve on the Holding Company board of directors after the merger:

          Gerald T. Vento                      Timothy L. McLaughlin
         Thomas H. Sullivan                      Scott I. Anderson
       William M. Mounger, II                      James M. Hoak
          E.B. Martin, Jr.                      David A. Jones, Jr.
        Alexander P. Coleman                     Kevin J. Shepherd
         Michael R. Hannon                         Rohit M. Desai
          Michael Schwartz                        William W. Hague

   After the merger, the following persons will hold the offices of Holding Company as indicated:

     Name                      Position
     ----                      --------
     Gerald T. Vento.........  Chief Executive Officer
     Thomas H. Sullivan......  Executive Vice President and Chief Financial Officer
     William M. Mounger, II..  Chairman of the Board of Directors
     E.B. Martin, Jr. .......  Vice-Chairman of the Board of Directors

   After the merger, the following persons will hold the following offices of the subsidiaries of Holding Company that survive the mergers:

     Name                      Position
     ----                      --------
     Julie A. Dobson.........  Chief Operating Officer of TeleCorp
     William S. Arnett.......  Chief Operating Officer of Tritel
     James H. Neeld, IV......  Senior Vice President-General Counsel and Secretary of Tritel

Interests of Directors and Executive Officers in the Merger (see pages 59 and
61)

   Some of the directors and executive officers of TeleCorp and Tritel have interests in the merger that are different from, or are in addition to, the interests of their company's other stockholders.

Treatment of Stock Options and Restricted Stock (see page 66)

   TeleCorp. When the merger is completed, each outstanding TeleCorp employee stock option will be converted into an option to purchase shares of Holding Company class A voting common stock at an exercise price per share equal to the exercise price per share of TeleCorp class A voting common stock subject to the option before the conversion. In addition, each outstanding restricted share of TeleCorp class A voting common stock will be converted into one restricted share of Holding Company class A voting common stock. The vesting of the options granted by TeleCorp will not be accelerated by the merger.

   Tritel. When the merger is completed, each outstanding Tritel employee stock option will be converted into an option to purchase the number of shares of Holding Company class A voting common stock that is equal to the product of
0.76 multiplied by the number of shares of Tritel class A voting common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be adjusted to reflect the exchange ratio of Tritel class A voting common stock in the merger. The vesting of the Tritel options issued prior to February 28, 2000 will, under the Tritel stock option plans, be accelerated upon the consummation of the merger. In addition, each outstanding restricted share of Tritel class A voting common stock will be converted upon the consummation of the merger into the number of restricted shares of Holding Company class A voting common stock that is equal to the product of 0.76 multiplied by the number of shares of Tritel class A voting common stock subject to the award.

Tax Consequences (see page 67)

   We have structured the merger so that TeleCorp, Tritel and their respective stockholders who exchange their shares for shares of Holding Company capital stock will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except for taxes payable because of cash received by TeleCorp and Tritel stockholders instead of fractional shares.

   Tax matters are very complicated, and the tax consequences to you resulting from the merger will depend on the facts of your own situation. You should consult with your own tax advisor for a full understanding of the tax consequences to you resulting from the merger.

Overview of the Merger Agreement (see page 13)

   The merger agreement is attached as Annex A to this joint proxy statement-prospectus. You are encouraged to read the merger agreement as it is the legal document that governs the merger

   Conditions to the Completion of the Merger. Each of TeleCorp's and Tritel's obligation to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

  . the merger agreement must be adopted by both the TeleCorp and Tritel stockholders;

  . no law, injunction or order preventing the completion of the merger may be in effect;

  . the applicable waiting period under U.S. antitrust laws must expire or be terminated;

  . TeleCorp and Tritel must obtain other regulatory approvals from domestic governmental entities;

  . the shares of Holding Company class A voting common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market;

  . TeleCorp and Tritel must have complied with their respective covenants in the merger agreement;

  . TeleCorp's and Tritel's respective representations and warranties in the merger agreement must be true and correct; and

  . TeleCorp and Tritel must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free exchange or reorganization.

   Termination of the Merger Agreement. TeleCorp and Tritel can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if:

  . the merger is not completed on or before December 31, 2000 or, if certain regulatory approvals are pending, March 31, 2001, so long as the failure to complete the merger is not the result of the willful failure by that company to fulfill any of its material obligations under the merger agreement;

  .  government actions do not permit the completion of the merger;

  . either company's stockholders do not vote to adopt the merger agreement at a duly held meeting of that company's stockholders; or

  . the other company breaches its representations, warranties or covenants in the merger agreement in a material way.

   "No Solicitation" Provisions. The merger agreement contains detailed provisions prohibiting TeleCorp and Tritel from seeking an alternative transaction. These "no solicitation" provisions prohibit TeleCorp and Tritel, as well as their officers, directors, subsidiaries and representatives, from taking any action to solicit an acquisition proposal. The merger agreement does not, however, prohibit either party or its respective board of directors from considering an unsolicited bona fide written superior proposal from a third party and withdrawing its recommendation of the merger, as described on page 75.

   Regulatory Matters. Under U.S. antitrust laws, Holding Company may not complete the merger until it has notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the merger and filed the necessary report forms, and until a required waiting period has ended. Holding Company has filed the required information and materials with the Department of Justice and the Federal Trade Commission.

   To complete the merger, Holding Company must also obtain the approval of the Federal Communications Commission. The Federal Communications Commission has not completed its review of the merger.

   Holding Company cannot assure you that it will obtain all regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied.

   Accounting Treatment. The merger will be accounted for under the purchase method of accounting for business combinations.

   Completion and Effectiveness of the Merger. Holding Company will complete the merger when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when TeleCorp and Tritel file certificates of merger with the State of Delaware. Holding Company expects to complete the merger during the fourth quarter of this year.

AT&T Wireless Services Contribution

   In connection with the merger, AT&T Wireless Services agreed to contribute the right to purchase certain wireless rights and commitments in the midwestern United States, cash of approximately $20 million and a two-year extension of the AT&T network membership license agreement to all people covered by Holding Company's licenses in exchange for 9,272,740 shares of Holding Company class A voting common stock.

Other AT&T Transactions (see page 81)

   AT&T Wireless Exchange. In a separate transaction, TeleCorp agreed to exchange its Boston operating segment, which includes PCS licenses in several New England markets, for certain wireless properties or rights to designate a qualified assignee for additional wireless properties of AT&T Wireless in the Milwaukee, Wisconsin and Des Moines, Iowa markets, and a cash payment of approximately $80 million.

   Further AT&T Agreements. AT&T has agreed to extend the term of the roaming agreements and to expand the geographic coverage of the AT&T operating agreements with TeleCorp to include the new markets, either through amending TeleCorp's existing agreements or by entering into new agreements with Holding Company on substantially the same terms as TeleCorp's existing agreements. AT&T has also agreed to extend its affiliation agreements to include licenses covering an additional 1.4 million people in the midwest if TeleCorp acquires them.

Stockholders' Agreements (see page 86)

   TeleCorp and Tritel each have a stockholders' agreement with their respective management stockholders, their respective initial investors other than AT&T Wireless, and AT&T Wireless. Upon the completion of the merger, the TeleCorp stockholders' agreement and the Tritel stockholders' agreement will be amended and restated to give effect to the Holding Company stockholders' agreement, as described below.

   TeleCorp. The TeleCorp stockholders' agreement, as amended, between TeleCorp, TeleCorp's initial investors, and Messrs. Vento and Sullivan provides for the following: (1) guidelines for TeleCorp's management and operations and
(2) restrictions on the sale, transfer or other disposition of TeleCorp capital stock.

   Tritel. The Tritel stockholders' agreement, as amended, between Tritel, AT&T Wireless, the Tritel management stockholders and the Tritel initial investors other than AT&T Wireless provides for the following: (1) guidelines for Tritel's management and operations and (2) restrictions on the sale, transfer or other disposition of Tritel capital stock.

   Holding Company. The Holding Company stockholders' agreement between Holding Company, TeleCorp's and Tritel's initial investors and Messrs. Mounger, Martin, Vento and Sullivan provides for the following: (1) guidelines for the management and operations of Holding Company and (2) restrictions on the sale, transfer or other disposition of Holding Company capital stock.

Voting Agreements (see page 100)

   TeleCorp. TeleCorp and Tritel have entered into a voting agreement with Gerald T. Vento, Chairman and Chief Executive Officer of TeleCorp, and Thomas
H. Sullivan, Executive Vice President and Chief Financial Officer of TeleCorp, pursuant to which these TeleCorp stockholders have agreed to vote all of their shares of TeleCorp class A voting common and voting preference common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned shares representing a majority of the voting power of TeleCorp capital stock entitled to vote at the TeleCorp special meeting. Accordingly, approval of the merger agreement by TeleCorp stockholders is assured.

   Tritel. Tritel and TeleCorp have entered into a voting agreement with William M. Mounger, II, Chairman and Chief Executive Officer of Tritel, and E.B. Martin, Jr., Executive Vice President and Chief Financial Officer of Tritel, pursuant to which these Tritel stockholders have agreed to vote all of their shares of Tritel class A voting common and voting preference common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned shares representing a majority of the voting power of Tritel capital stock entitled to vote at the Tritel special meeting. Accordingly, approval of the merger agreement by Tritel stockholders is assured.

Holding Company Selected Unaudited Pro Forma Financial Data

   The following unaudited pro forma financial data combines the historical consolidated balance sheets and statements of operations of TeleCorp, Tritel, Indus, Inc. (Indus) and Airadigm Communications, Inc. (Airadigm). These unaudited pro forma financial statements give effect to the merger with Tritel using the purchase method of accounting, the contribution from AT&T, the acquisition of all of the common and preferred stock of Indus, the acquisition of additional wireless properties and assets from Airadigm, the exchange with AT&T which includes the acquisition of PCS licenses from ABC Wireless, L.L.C.
(ABC) and Polycell Communications, Inc. (Polycell), other transactions and other adjustments.

   To aid you in your analysis of the financial aspects of each of these transactions, we present a summary of unaudited pro forma financial statements to demonstrate the financial aspects of the combined transactions.

   We derived this information from the audited consolidated financial statements of TeleCorp and Tritel and from the unaudited financial statements of Indus and Airadigm as of and for the year ended December 31, 1999. This information is only a summary and should be read in conjunction with the historical financial statements and related notes of TeleCorp and Tritel for that period, contained elsewhere herein. For presentation of the pro forma financial aspects of each of these transactions, both individually and combined, see "Financial Information--Unaudited Pro Forma Condensed Combined Financial Statements."

   The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 1999, assumes each of the transactions was effected on January 1, 1999. The unaudited pro forma condensed combined balance sheet data as of December 31, 1999 gives effect to each transaction as if it had occurred on December 31, 1999. The accounting policies of TeleCorp, Tritel, Indus and Airadigm are substantially comparable. Certain reclassifications have been made to Tritel's, Indus's and Airadigm's historical presentation to conform to TeleCorp's presentation. These reclassifications do not materially impact Tritel's, Indus's or Airadigm's statements of operations or financial position for the period presented.

   We are providing the unaudited pro forma condensed combined financial information for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

                                                            For the year ended
                                                            December 31, 1999
($'s in thousands,                                              Pro Forma
except per share data)                                      ------------------
                                                               (unaudited)

Statement of Operations Data:
Revenue:
  Service..................................................    $     45,866
  Roaming..................................................          24,544
  Equipment................................................          19,565
                                                               ------------
    Total Revenue..........................................          89,975
                                                               ------------
Operating expenses:
  Cost of revenue..........................................          46,348
  Operations and development...............................          57,519
  Sales and marketing......................................         107,514
  General and administrative...............................         315,628
  Depreciation and amortization............................         250,701
  Restructuring charges....................................          32,000
                                                               ------------
    Total operating expenses...............................         809,710
                                                               ------------
    Operating loss.........................................        (719,735)
                                                               ------------
Other (expense) income:
  Interest expense.........................................         (99,251)
  Interest income and other................................          24,314
                                                               ------------
Loss before income taxes...................................        (794,672)
                                                               ------------
Income tax benefit.........................................          28,976
                                                               ------------
Net loss...................................................        (765,696)
Accretion of mandatorily redeemable preferred stock........         (33,042)
                                                               ------------
Net loss attributable to common equity.....................    $   (798,738)
                                                               ============
Pro forma net loss attributable to common equity per
 share--basic and diluted..................................    $      (4.73)
                                                               ============
Pro forma weighted average common equity shares
 outstanding--basic and diluted............................     168,742,005
                                                               ============
                                                                  As of
                                                            December 31, 1999
                                                                Pro Forma
                                                            ------------------
                                                               (unaudited)
Balance Sheet Data:
Cash and cash equivalents..................................    $    740,323
Working capital............................................         534,303
Property and equipment, net................................         605,132
PCS licenses and microwave relocation costs, net...........       4,036,094
Intangible assets and goodwill, net........................       3,075,292
Total assets...............................................       8,584,885
Total debt.................................................       1,358,631
Mandatorily redeemable preferred stock, net................         364,654
Total stockholders' equity (deficit).......................       5,336,569

Unaudited Comparative Per Share Information

   The following reflects (a) the historical net loss attributable to common equity per share and book value per share of TeleCorp common equity shares in comparison with the pro forma net loss and book value per common equity share after giving effect to the proposed merger with Tritel under the purchase method of accounting, the contribution and exchange with AT&T and the acquisitions related to Indus, Airadigm, ABC and Polycell; and (b) the historical net loss and book value per share of Tritel common equity shares in comparison with the equivalent pro forma net loss and book value per share attributable to 0.76 of a share of Holding Company common equity shares which will be received for each share of Tritel. This information should be read in conjunction with the pro forma condensed combined financial statements of Holding Company and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein.

                                                                  As of and
                                                              for the year ended
                                                              December 31, 1999
                                                                 (unaudited)
                                                              ------------------
TeleCorp
Net loss attributable to common equity per share
  Historical.................................................      $ (3.58)
  Pro forma Holding Company..................................      $ (4.73)
Book value per share(1)
  Historical.................................................      $ (0.90)
  Pro forma Holding Company..................................      $ 27.74
Cash dividends per share(3)
  Historical.................................................      $   --
  Pro forma Holding Company..................................      $   --

Tritel
Net loss per share
  Historical.................................................      $(33.25)
  Equivalent pro forma(2)....................................      $ (3.59)
Book value per share(1)
  Historical.................................................      $  3.06
  Equivalent pro forma(2)....................................      $ 21.08
Cash dividends per share(3)
  Historical.................................................      $   --
  Equivalent pro forma.......................................      $   --

--------
(1) Computed by dividing net worth (assets less liabilities less mandatorily redeemable preferred stock) by the number of shares outstanding as of December 31, 1999.
(2) Computed by multiplying pro forma loss per share and pro forma book value per share of Holding Company by the exchange ratio of 0.76.
(3) No cash dividends have been paid since the inception of TeleCorp or Tritel.

 Stock Split

   On August 27, 1999, TeleCorp amended its certificate of incorporation to effect a 100 for 1 stock split for its series F preferred stock and all classes of its common stock to be effective as of August 27, 1999. On November 8, 1999, TeleCorp amended its certificate of incorporation to effect a 3.09 for 1 stock split for its series F preferred stock and all classes of its common stock to be effective as of November 8, 1999. All TeleCorp common stock and preferred stock share data has been retroactively adjusted to reflect this change.

   On November 19, 1999, Tritel's board of directors approved a 400 for 1 stock split for class A voting, class B non-voting, class C and class D common stock which became effective December 13, 1999. All Tritel common stock share data, except voting preference common shares, has been retroactively adjusted to reflect this change.

                                  RISK FACTORS

   You should carefully consider the risks described below as well as all the other information in this joint proxy statement-prospectus--including the financial statements and related notes--before deciding to vote for the merger. Holding Company's business, operating results and financial condition could be seriously harmed due to any of the following risks.

Risks Relating to the Merger and Related Agreements

 Holding Company's stock price may be volatile and you may lose all or part of your investment

   There has not previously been a market for Holding Company stock. Holding Company cannot predict the extent to which there will be a trading market for its stock or how liquid the market might become. In addition, the exchange ratio was determined in negotiations between TeleCorp and Tritel and may not reflect the actual market value of the stock of TeleCorp and Tritel. Any decrease in the market value of TeleCorp or Tritel stock before the completion of the merger would likely reduce the market value of the Holding Company stock to be received by stockholders.

   In addition, the market price of Holding Company stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as the following, some of which are beyond Holding Company's control:

  .  quarterly variations in Holding Company's operating results;

  . operating results that vary from the expectations of securities analysts and investors;

  . changes in expectations as to Holding Company's future financial performance, including financial estimates by securities analysts and investors;

  . changes in the status of Holding Company's intellectual property and other proprietary rights;

  .  changes in law and regulation;

  . announcements by third parties of significant claims or proceedings against Holding Company;

  .  changes in market valuations of other PCS companies;

  . announcements of technological innovations or new services by Holding Company or its competitors;

  . announcements by Holding Company or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  additions or departures of key personnel; and

  .  stock market price and volume fluctuations.

 Holding Company may fail to realize the anticipated benefits of the merger

   The success of the merger will depend, in part, on Holding Company's ability to realize the anticipated growth opportunities and synergies from combining the business of TeleCorp with the business of Tritel. If Holding Company does not recognize economies of scale and synergies as a result of the merger, the value of its stock may decline. To realize the anticipated benefits of this combination, Holding Company's management team must develop strategies and implement a business plan that will:

  .  effectively manage markets and networks of TeleCorp and Tritel;

  . effectively manage the marketing and sales of the services of TeleCorp and Tritel;

  . successfully retain and attract key employees of the combined company, including management, during a period of transition and in light of the competitive employment market; and

  . maintain adequate focus on existing business and operations while working to integrate the two companies.

 Directors, management and significant stockholders of TeleCorp and Tritel have potential conflicts of interest in recommending that you vote in favor of the merger

   Most directors of TeleCorp and Tritel who recommend that you vote in favor of the adoption of the merger agreement have investments, employment or severance agreements or benefit arrangements that provide them with interests in the merger that differ from yours. The receipt of compensation or other benefits in the merger (including the vesting of stock options and restricted stock) or the continuation of indemnification arrangements following completion of the merger may influence these directors in making their recommendation that you vote in favor of the merger. For more details on potential conflicts of interest see the sections entitled "Interests of TeleCorp Directors and Executive Officers in the Merger" and "Interests of Tritel Directors and Executive Officers in the Merger."

 Holding Company may not be able to exercise the right to acquire licenses which AT&T Wireless Services has the right to acquire

   Holding Company will receive an assignment of AT&T Wireless Services' rights under several agreements to purchase licenses covering certain markets in Wisconsin and Iowa. The ability of Holding Company to exercise these rights is subject to numerous conditions and contingencies. There can be no assurance Holding Company will obtain any or all of these licenses. If Holding Company cannot exercise its rights to acquire some or all of these licenses, it will not acquire additional spectrum in Wisconsin and Iowa, which may slow its growth and its ability to compete in the wireless communications industry.

 Holding Company may be subject to adverse regulatory conditions

   Holding Company and its subsidiaries must obtain various approvals from competition authorities in the United States and the Federal Communications Commission before the merger may be completed and the rights contributed and exchanged by AT&T Wireless and AT&T Wireless Services exercised. Any of these governmental entities from whom approvals are required may attempt to condition their approval of the merger, or of the transfer of control of licenses and other entitlements to the combined company, on the imposition of certain regulatory conditions that may have the effect of imposing additional costs on Holding Company or limiting its revenues.

Risks Relating to Our Business, Industry, Strategy and Operations

 Both TeleCorp and Tritel have limited operating histories with histories of losses. Holding Company may never achieve operating profitability or generate sufficient cash flow to meet its obligations

   Both TeleCorp and Tritel have limited operating histories and histories of operating losses. TeleCorp and Tritel expect to continue to incur operating losses and to generate negative cash flow from operating activities during the next several years while they develop their business and expand their networks. Additionally, TeleCorp's and Tritel's businesses have required and will continue to require substantial capital expenditures. Holding Company will have to dedicate a substantial portion of any cash flow from operations to make interest and principal payments on its subsidiaries' debt, which will reduce funds available for other purposes. If Holding Company does not achieve and maintain positive cash flow from operations on a timely basis, Holding Company may be unable to develop its network or conduct its business in an effective or competitive manner.

   Holding Company's future operating results over both the short and long term are uncertain because of several factors, some of which are outside of its control. These factors include:

  .  the significant cost of building its PCS network;

  . the cost and availability of PCS infrastructure and subscriber equipment, including tri-mode handsets;

  .  possible delays in introducing its services;

  .  fluctuating market demand and prices for its services;

  .  pricing strategies for competitive services;

  .  new offerings of competitive services;

  .  changes in federal, state and local legislation and regulations;

  . the potential allocation by the Federal Communications Commission of additional PCS licenses or other wireless licenses in its markets;

  .  technological changes; and

  .  general economic conditions.

 Holding Company and its subsidiaries may not be able to develop the markets acquired from AT&T Wireless

   Holding Company and its subsidiaries agreed to acquire undeveloped and partially developed licenses from AT&T Wireless in exchange for certain of TeleCorp's markets which already have established operations. Holding Company's customer base and revenue will decrease after it exchanges the developed markets. In addition, Holding Company may not be able to obtain lease sites, network equipment or government or other approvals necessary in order to successfully develop the new markets. If Holding Company cannot successfully construct the new network, it may not be able to compensate for the decrease in customer base or revenue from the exchange of its developed market, which may slow its growth and its ability to compete in the wireless communications industry.

 Holding Company faces intense competition from other PCS and cellular providers and from other technologies

   The viability of Holding Company's PCS business will depend upon, among other things, its ability to compete, especially on price, reliability, quality of service and availability of voice and data features. In addition, Holding Company's ability to maintain the pricing of its services may be limited by competition, including the entry of new service providers into its markets.

   Holding Company competes in each of its markets with at least two major U.S. wireless communications services companies such as:

  .  Verizon Wireless;

  .  BellSouth;

  .  Powertel;

  .  SBC Communications; and

  .  Sprint PCS.

   These providers have significant infrastructure in place, often at low historical cost, have been operational for many years, have substantial existing subscriber bases and have substantially greater capital resources than Holding Company does. Holding Company also faces competition from paging, dispatch and conventional mobile radio operations, specialized mobile radio, called SMR, and enhanced specialized mobile radio, called ESMR, including those ESMR networks operated by Nextel Communications and its affiliates in Holding

Company's markets, and domestic and global mobile satellite service. Holding Company will also be competing with resellers of wireless services. Holding Company expects competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition and the development and deployment of new technologies, products and services.

   In the future, cellular and PCS providers will also compete more directly with traditional landline telephone service operators, and may compete with services offered by energy companies, utility companies and cable and wireless cable operators seeking to offer communications services by leveraging their existing infrastructure. They may attract customers away from Holding Company or prevent Holding Company from attracting customers. Additionally, continuing technological advances in telecommunications, the availability of more spectrum and Federal Communications Commission policies that encourage the development of new spectrum-based technologies make it impossible to accurately predict the extent of future competition.

 Holding Company may experience a high rate of customer turnover that could negatively impact its business

   Many providers in the personal communications services industry have experienced a high rate of customer turnover as compared to cellular industry averages. Holding Company's strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. The rate of customer turnover may be the result of several factors, including network coverage, reliability issues such as blocked and dropped calls, handset problems, non-usage of phones, change of employment, affordability, customer care concerns and other competitive factors. Price competition and other competitive factors could also cause increased customer turnover.

 If Holding Company fails to build out the remainder of its PCS network according to its current plan and schedule, Holding Company's growth may be limited, its market entry may be delayed and its buildout costs may increase

   Holding Company's future financial condition depends on its ability to build out rapidly and then operate a commercial PCS network in its markets. If Holding Company is unable to implement its construction plan in both new and existing markets, it may also be unable to provide, or may be delayed in providing, PCS service in certain of those markets. To complete construction of its PCS network, Holding Company must first complete the design of the network, acquire, purchase and install equipment, test the network and relocate or otherwise accommodate microwave users currently using the spectrum. There is considerable demand for PCS infrastructure equipment that may result in substantial backlog of orders and long lead times for delivery of certain types of equipment. If any vendors fail to perform on schedule, Holding Company may not be able to build out the remainder of its markets or provide PCS service to these markets in a timely and cost-effective manner.

   In areas where Holding Company is unable to co-locate its transmission equipment on existing facilities, Holding Company will need to negotiate lease or acquisition agreements, which may involve competitors as counterparties. In many cases, Holding Company will be required to obtain zoning variances and other governmental approvals or permits. In addition, because of concern over radio frequency emissions and tower appearance, some local governments have instituted moratoria on further construction of antenna sites until the respective health, safety and historic preservation aspects of this matter are studied further. Accordingly, Holding Company may be unable to construct its PCS network in any particular market in accordance with its current construction plan and schedule. As a result, Holding Company's growth may be limited, its market entry may be delayed and the costs of building out new markets may increase.

   Holding Company depends on its service vendors for radio frequency engineering services, site acquisition services and build-to-suit site construction services. If any of these service vendors fail to perform on schedule, Holding Company may not be able to begin its PCS operations on schedule in certain markets.

   Holding Company anticipates that its subscribers will access wireless services in its markets and throughout the AT&T Wireless network by using tri-mode handsets. A limited number of companies worldwide, including Ericsson, Motorola and Nokia Corporation, currently manufacture and supply TDMA trimode handsets in commercial quantities. If Holding Company's vendors fail to supply these handsets when expected, Holding Company will be required to delay its launch of service in one or more markets or offer its customers handsets without tri-mode capabilities. Without tri-mode handsets, Holding Company's customers will not be able to roam on both analog cellular and digital cellular systems. If Holding Company is unable to obtain these handsets from its vendors in the quantities or at the prices it expects, Holding Company's service, business and operating results could be adversely affected.

   Any one of these factors would be likely to adversely affect Holding Company's future operating performance in those markets.

 Potential acquisitions may require Holding Company to incur substantial additional debt and integrate new technologies, operations and services, which may be costly and time consuming

   Holding Company intends to continually evaluate opportunities for the acquisition of licenses and properties that are intended to complement or extend its existing operations. If Holding Company acquires new licenses or facilities, it may encounter difficulties that may be costly and time-consuming, may slow its growth or may lower the market value of Holding Company common stock. Examples of such difficulties are that Holding Company may have to:

  .  incur substantial additional debt to finance the acquisitions;

  . assume United States government debt related to any licenses it acquires;

  .  integrate new technologies with its technology;

  .  integrate new operations with its operations;

  .  integrate new services with its offering of services; or

  .  divert the attention of its management from other business concerns.

 Holding Company may not be able to manage the construction of its network or the growth of its business successfully

   Holding Company expects to experience rapid growth and development in a relatively short period of time. Holding Company's financial performance will depend on its ability to manage such growth and the successful construction of its network. Holding Company's management may not be able to direct its development effectively, including implementing adequate systems and controls in a timely manner or retaining qualified employees. This inability could slow Holding Company's growth and its ability to compete in the wireless communications service industry.

 Holding Company may not be able to acquire the sites necessary to complete its network

   Holding Company must lease or otherwise acquire rights to use sites for the location of network equipment and obtain zoning variances and other governmental approvals for construction of its network and to provide wireless communications services to customers in its licensed areas. If Holding Company encounters significant difficulties in leasing or otherwise acquiring rights to sites for the location of network equipment, Holding Company may need to alter the design of its network. Changes in Holding Company's development plan could slow the construction of its network, which would make it harder to compete in the wireless communications industry or cause Holding Company not to meet development requirements.

 The technology chosen by Holding Company may become obsolete or may not gain customer acceptance, which would adversely affect its ability to be competitive and may result in increased costs to adopt a new technology

   If Holding Company's technologies become obsolete, Holding Company may need to purchase and install equipment necessary to allow it to convert to new technologies to compete in the marketplace. Holding

Company uses the TDMA, or time division multiple access, technology standard in its network. Other digital technologies, such as CDMA, or code division multiple access, and GSM, or global system for mobile communications, may have significant advantages over TDMA. It is anticipated that CDMA-based PCS providers will own licenses covering virtually all of the United States population. Other PCS providers have deployed GSM technology in many of Holding Company's markets. GSM is the prevalent standard in Europe. In addition, it is possible that a digital transmission technology other than TDMA may gain sufficient acceptance in the United States to adversely affect the resources currently devoted by vendors to improving TDMA digital cellular technology. If consumers perceive that another technology has marketplace advantages over TDMA, Holding Company could experience a competitive disadvantage or be forced to implement that technology at substantially increased cost.

   Although all three standards are digital transmission technologies and share certain basic characteristics that differentiate them from analog transmission technology, they are not compatible or interchangeable with each other. In order to roam in other markets where no PCS licensee utilizes the TDMA standard, Holding Company's subscribers must utilize tri-mode handsets to use an analog or digital cellular system in such markets. Generally, trimode handsets are more expensive than single- or dual-mode handsets. The higher cost of these handsets may impede Holding Company's ability to attract subscribers or achieve positive cash flow as planned.

   Holding Company's agreements with AT&T include conditions requiring Holding Company to upgrade its technology to match the technology of AT&T. Holding Company may not be able to successfully purchase and install the equipment necessary to allow Holding Company to convert to a new or different technology or to adopt a new or different technology at an acceptable cost, if at all. In addition, the technologies that Holding Company chooses to invest in may not lead to successful implementation of its business plan.

 Third-Party fraud will likely cause Holding Company to incur increased operating costs

   As do most companies in the wireless industry, Holding Company will likely incur costs associated with the unauthorized use of its network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

 Concerns that the use of wireless handsets may pose health and safety risks may discourage the use of Holding Company's PCS handsets

   Media reports have suggested that, and studies are currently being undertaken to determine whether, radio frequency emissions from cellular and PCS wireless handsets may be linked with health risks, including cancer, and interference with various electronic medical devices, including hearing aids and pacemakers.

   Concerns over radio frequency emissions may discourage the use of wireless communications devices, such as PCS handsets, which could adversely affect Holding Company's business. In addition, the Federal Communications Commission requires that certain transmitters, facilities, operations, and mobile and portable transmitting devices used in PCS handsets meet specific radio frequency emission standards. Compliance with any new restrictions could materially increase Holding Company's costs. Concerns about radio frequency emissions may affect Holding Company's ability to obtain licenses from government entities necessary to construct microwave sites in certain locations.

   Separately, governmental authorities may create new regulations concerning hand-held phones, and Holding Company's handsets may not comply with rules adopted in the future. Noncompliance would decrease demand for Holding Company's services. In addition, some state and local legislatures have passed or are considering restrictions on wireless phone use for drivers. The passage or proliferation of this or future legislation could decrease demand for Holding Company's services.

   Holding Company cannot predict the effect of any governmental action concerning the usage of mobile phones. In addition, measures aimed at wireless services companies as opposed to users may be proposed or passed on the state or federal level in the future. Governmental actions could materially adversely affect Holding Company by requiring Holding Company to modify its operations or business plans in response to such restrictions.

 Because a significant portion of Holding Company's assets are intangible, they may have little value upon a liquidation

   Holding Company's assets consist primarily of intangible assets, principally Federal Communications Commission licenses, the value of which will depend significantly upon the success of Holding Company's PCS network business and the growth of the PCS and wireless communications industries in general. If Holding Company defaults on its indebtedness or upon its liquidation, the value of these assets may not be sufficient to satisfy its obligations.

 Holding Company's use of the SunCom brand name for marketing may link its reputation with another SunCom company

   Holding Company uses the SunCom brand name to market its products and services in conjunction with another affiliate of AT&T Wireless Services, Triton, in order to broaden Holding Company's marketing exposure and share the costs of advertising. If Triton has problems in developing and operating its network, it could harm consumer perception of the SunCom brand and, in turn, harm Holding Company's own reputation.

 Holding Company's use of the SunCom trademark may expose Holding Company to litigation

   The State of Florida has contacted AT&T Wireless Services concerning Florida's alleged rights in the trademark SunCom. Florida uses the trademark SunCom for a communications network used solely by state agencies in Florida and certain not-for-profit entities that conduct a threshold level of business with the state. If Holding Company is not successful in reaching an amicable resolution with Florida regarding the SunCom trademark, Holding Company may need to litigate to determine the scope of the rights of the state with respect to the SunCom trademark. The outcome of any litigation is uncertain, and Holding Company may not have a continuing right to use the SunCom brand name in the areas in which Florida has done business under the SunCom trademark.

 A limited number of stockholders control Holding Company, and their interests may be different from yours

   Following the merger, Messrs. Vento and Sullivan will control a majority of the total voting power of Holding Company. In addition, AT&T Wireless, CB Capital Investors, L.P., Equity-Linked Investors-II, Private Equity Investors III, L.P., Hoak Communications Partners, L.P., HCP Capital Fund, L.P., CIHC, Incorporated and Dresdner Kleinwort Benson Private Equity Partners L.P. will control approximately 28.4% of Holding Company's total voting power, in the aggregate, after the merger. These stockholders, and certain of their affiliates, together have the power to elect all of Holding Company's directors. They have agreed in a stockholders' agreement to arrangements for the nomination of directors and to vote their shares together to elect all of the nominees selected by them under the stockholders' agreement. As a result of their stock ownership, these stockholders and Holding Company's management will have the ability to control the future operations and strategy of Holding Company. They will also be able to effect or prevent a sale or merger or other change of control of Holding Company. In addition, Mr. Sullivan and Mr. Vento will own a majority of the Holding Company voting preference common stock, which will represent 50.1% of the voting power of all of the outstanding voting stock of Holding Company and will control the vote of all of the Holding Company voting preference common stock under the stockholders' agreement. Therefore, by virtue of their ownership of voting preference common stock, Messrs. Vento and Sullivan can control the outcome of any matter that requires a vote of a majority of the common stock and can prevent the approval of any matter that requires a supermajority vote of the common stock.

   Conflicts of interest between these stockholders and management stockholders and Holding Company's public stockholders may arise with respect to sales of shares of Holding Company class A voting common or class B non-voting common stock owned by Holding Company's initial investors and management stockholders or other matters. For example, sales of shares by Holding Company's initial investors and management stockholders could result in a change of control under TeleCorp's and Tritel's bank facilities, which would constitute an event of default under the bank facility, and under TeleCorp's and Tritel's senior subordinated discount note indentures, which would require Holding Company to offer to repurchase those notes. In addition, the interests of Holding Company's initial investors and other existing stockholders regarding any proposed merger or sale may differ from the interests of new public stockholders of Holding Company, especially if the consideration to be paid for the Holding Company class A voting common and class B non-voting common stock in a merger or sale is less than the price paid by public stockholders.

 Holding Company's tracking stockholders may receive a greater value upon the payment of dividends or upon liquidation than other stockholders

   Holding Company's class C, D, E and F common stock are tracking stock and the ability to pay dividends and the amount receivable on liquidation is based on the value of specific subsidiaries of Tritel and TeleCorp. The management of Holding Company and the initial investors of TeleCorp and Tritel own all of the Holding Company tracking stock. Management can cause payment of any future dividends on the Holding Company tracking stock. The value received by the Holding Company tracking stockholders is not available to other Holding Company stockholders. In addition, the value received upon the liquidation of the Holding Company tracking stock is not available to other stockholders of Holding Company.

 Holding Company does not intend to pay dividends in the foreseeable future

   Neither TeleCorp nor Tritel has declared or paid any cash dividends on their common stock. For the foreseeable future, Holding Company intends to retain any earnings to finance the development and expansion of its business, and Holding Company does not anticipate paying any cash dividends on its common stock. Payment of any future dividends on Holding Company's common stock will depend on its earnings and capital requirements, the terms of its debt instruments and preferred stock and other factors Holding Company's board of directors considers appropriate.

 Anti-takeover provisions affecting Holding Company could prevent or delay a change of control that you may favor

   Provisions of Holding Company's restated certificate of incorporation and its by-laws that will become effective upon the completion of this merger, provisions of its debt instruments and other agreements, and provisions of applicable Delaware law and applicable federal and state regulations may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable. The provisions of Holding Company's restated certificate of incorporation or by-laws, among other things, will:

  . divide Holding Company's board of directors into three classes, with members of each class to be elected in staggered three-year terms;

  .  limit the right of stockholders to remove directors;

  . regulate how stockholders may present proposals or nominate directors for election at annual meetings of stockholders; and

  . authorize Holding Company's board of directors to issue preferred stock in one or more series, without stockholder approval.

   These provisions could:

  . have the effect of delaying, deferring or preventing a change in control of Holding Company;

  . discourage bids for Holding Company class A voting common stock at a premium over the market price;

  . lower the market price of, and the voting and other rights of the holders of, Holding Company class A voting common stock; or

  . impede the ability of the holders of Holding Company class A voting common stock to change its management.

   In addition, AT&T Wireless, pursuant to Holding Company's stockholders' agreement, and TeleCorp's and Tritel's lenders, under their bank facilities and senior subordinated note indentures, have the ability to restrict Holding Company's ability to enter into change of control transactions.

   Holding Company's business is subject to regulation by the Federal Communications Commission and state regulatory commissions or similar state regulatory agencies in the states in which it operates. This regulation may prevent some investors from owning Holding Company securities, even if that ownership may be favorable to Holding Company. The Federal Communications Commission and some states have statutes or regulations that would require an investor who acquires a specified percentage of Holding Company's securities, or the securities of one of its subsidiaries, to obtain approval to own those securities from the Federal Communications Commission or the applicable state commission.

   In addition, following the merger, Messrs. Vento and Sullivan will control a majority of the total voting power of Holding Company. As a result, Messrs. Vento and Sullivan will have the ability to effect or prevent a sale or merger or other change of control of Holding Company.

Risks Relating to Our Relationship with AT&T

 Holding Company depends on agreements with AT&T for its success, and would have difficulty operating without them

   TeleCorp and Tritel have entered into a number of agreements with AT&T, including:

  .  a license agreement;

  .  a stockholders' agreement;

  .  an intercarrier roamer services agreement;

  .  a roaming administration service agreement; and

  .  a long distance agreement.

   Holding Company's business strategy depends on its relationship with AT&T Wireless. Holding Company and its operating subsidiaries are dependent on co-branding, roaming and service relationships with AT&T Wireless under their joint venture agreements. These relationships are central to Holding Company's business plan. If any of these relationships were terminated, Holding Company's business strategy could be significantly affected and, as a result, its operations and future prospects could be adversely affected.

   The AT&T Wireless Services agreements create an organizational and operational structure that defines the relationships between AT&T Wireless Services and, through TeleCorp and Tritel, Holding Company. Because of Holding Company's dependence on these relationships, it is important for you to understand that there are circumstances in which AT&T can terminate TeleCorp's and Tritel's right to use its brand name, as well as other important rights under the joint venture agreements, if TeleCorp or Tritel violates the terms of the joint venture agreements or if certain other events occur.

   TeleCorp and Tritel have agreements with AT&T Wireless for equipment discounts. Any disruption in Holding Company's relationship with AT&T Wireless could hinder its ability to obtain the infrastructure equipment that Holding Company uses in its network or harm its relationship with its vendors.

 If Holding Company fails to maintain certain quality standards or violates terms of its licenses, AT&T could terminate its exclusive relationship with Holding Company and its rights to the AT&T brand

   If Holding Company fails to meet specified customer care, reception quality and network reliability standards set forth under the stockholders' agreement, AT&T Wireless may terminate AT&T Wireless's exclusivity obligations with Holding Company and its rights to use the AT&T brand. If AT&T Wireless terminates its exclusivity obligations, other providers could then enter into agreements with AT&T Wireless, exposing Holding Company to increased competition, and Holding Company could lose access to customers. If Holding Company loses its rights to use the AT&T brand, Holding Company would lose the advantages associated with AT&T's marketing efforts. If Holding Company loses the rights to use this brand, customers may not recognize its brand readily. Holding Company may have to spend significantly more money on advertising to create brand recognition.

   AT&T can terminate Holding Company's license to use the AT&T brand name, designation as a member of the AT&T Wireless network, or use of other AT&T service marks if Holding Company violates the terms of the license or otherwise breaches one of the AT&T agreements. The exercise by AT&T of any of these rights, or other rights described in the AT&T agreements, could significantly and materially affect Holding Company's operations, future prospects and results of operations.

   In addition, if AT&T Wireless combines with specified entities with over $5 billion in annual revenues from telecommunications activities, that derives less than one-third of its aggregate revenues from the provision of wireless telecommunications and that have PCS or cellular licenses that cover at least 25% of the people covered by Holding Company's licenses, then AT&T Wireless may terminate its exclusivity obligations with Holding Company in markets that overlap with markets of those entities. Other providers could then enter into agreements with AT&T Wireless in those markets, exposing Holding Company to increased competition, and Holding Company could lose access to customers.

 Holding Company relies on AT&T Wireless Services for a significant portion of its roaming revenue and a decrease in this roaming revenue may have a negative impact on Holding Company's business

   Under the roaming agreement, the roaming rate that AT&T Wireless Services pays to TeleCorp when AT&T Wireless Services' customers roam onto its network will decline over each of the next several years in certain of TeleCorp's markets. This may affect Holding Company's roaming revenue, most of which has historically been derived from AT&T Wireless Services' customers traveling through TeleCorp's markets.

 Holding Company relies on the use of the AT&T brand name and logo to market its services, and a loss of use of this brand and logo or a decrease in the market value of this brand and logo would hinder Holding Company's ability to market its products and may have an adverse effect on its business and results of operations

   The AT&T brand and logo is highly recognizable and AT&T supports its brand and logo by its marketing. If Holding Company loses its rights to use the AT&T brand and logo under the license agreements with its subsidiaries, Holding Company would lose the advantages associated with AT&T's marketing efforts. If Holding Company loses the rights to use this brand and logo, customers may not recognize its brand readily and Holding Company may have to spend significantly more money on advertising to create brand recognition.

   In addition, Holding Company's results of operations are highly dependent on TeleCorp's and Tritel's relationship with AT&T and AT&T Wireless, their success as a wireless communications provider and the value of the AT&T brand and logo. If AT&T Wireless encounters problems in developing and operating its wireless network and its reputation as a wireless communications provider declines, it could adversely affect the value to Holding Company of the AT&T brand, TeleCorp's and Tritel's agreements with various AT&T entities and Holding Company's results of operations. In that event, Holding Company may need to invest heavily in obtaining other operating agreements and in marketing Holding Company's brand to develop its business, and Holding Company may not have funds to do so.

 AT&T Wireless can at any time require Holding Company to enter into a resale agreement that would allow AT&T Wireless to sell access to, and usage of, Holding Company services in its licensed area on a nonexclusive basis using the AT&T brand

   Under the terms of a stockholders' agreement, Holding Company is required to enter into a resale agreement at AT&T Wireless's request. The resale agreement will allow AT&T Wireless to sell access to, and usage of, Holding Company's services in its licensed area on a nonexclusive basis and using the AT&T brand. AT&T Wireless may be able to develop its own customer base in Holding Company's licensed area during the term of the resale agreement.

 AT&T Wireless may terminate its rights under the stockholders' agreement, which could result in increased competition with Holding Company for subscribers who otherwise might use Holding Company's services that are co-branded with AT&T

   If AT&T Wireless engages in specified business combinations, the exercise of its termination rights under the stockholders' agreement could result in increased competition detrimental to Holding Company's business. Holding Company cannot assure you that AT&T Wireless will not enter into such a business combination, and the termination of the non-compete and exclusivity provisions of the stockholders' agreement could have a material adverse effect on Holding Company's operations.

 Holding Company may not be able to engage in certain activities and make acquisitions outside of its license footprint and this may limit Holding Company's future growth

   Generally, Holding Company cannot engage in any business other than providing mobile wireless telecommunications services using TDMA technology or ancillary businesses, or make acquisitions of licenses outside of Holding Company's license footprint without the approval of AT&T Wireless. This limitation on Holding Company's ability to engage in other business or acquire additional licenses outside of its footprint may inhibit Holding Company's future growth.

Risks Relating to Financing

 Holding Company's highly leveraged capital structure limits its ability to obtain additional financing and could adversely affect its business in several other ways

   Holding Company has a substantial amount of debt, may incur substantial additional debt in the future and may not have sufficient funds to make interest and principal payments on its debt. Holding Company expects to incur substantial additional debt under existing commitments in connection with the construction of its network and the operation of its existing markets. In addition, if Holding Company completes the AT&T Wireless acquisitions and/or acquires licenses in additional markets, it would expect to incur substantial additional debt as part of the financing of the acquisition and the construction and operation of PCS systems in those markets. Holding Company may not have sufficient cash flow in the future to service any additional debt it incurs.

   Holding Company's large amount of indebtedness could significantly impact its business for the following reasons:

  . Holding Company is limited in its ability to obtain additional financing, if needed, to expand its network, to cover its cash flow deficit or for working capital, other capital expenditures, debt service requirements or other purposes.

  . Holding Company will need to dedicate a substantial portion of its operating cash flow to fund interest expense on TeleCorp's and Tritel's bank facilities and other indebtedness, thereby reducing funds available for its network expansion, operations or other purposes.

  . Holding Company is vulnerable to interest rate fluctuations because a significant portion of Tritel's bank debt is at variable interest rates.

  . Holding Company is limited in its ability to compete with competitors who are not as highly leveraged.

  . Holding Company is limited in its ability to react to changing market conditions, changes in Holding Company's industry and economic downturns.

  . Holding Company is especially susceptible to competition and market fluctuations because Holding Company requires significant amounts of cash flow to service its debt, so Holding Company may not be able to discount its prices to maintain competitive pricing packages.

 TeleCorp's and Tritel's debt instruments contain restrictive covenants that may limit TeleCorp's and Tritel's operating flexibility

   The documents governing TeleCorp's and Tritel's indebtedness, including the credit facilities and senior subordinated note indentures, contain significant covenants that limit their ability to engage in various transactions and, in the case of the credit facility, require satisfaction of specified financial performance criteria. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness. The limitations imposed by the documents governing the outstanding indebtedness are substantial, and if TeleCorp and Tritel fail to comply with them, TeleCorp's or Tritel's debts could become immediately payable at a time when TeleCorp and Tritel are unable to pay them.

   If TeleCorp and Tritel do not pay the interest and principal on any debt that TeleCorp and Tritel owe to the U.S. government when it is due, the Federal Communications Commission may:

  .  impose substantial financial penalties;

  . reclaim and reauction the licenses for which TeleCorp and Tritel incurred the debt;

  .  not renew any of TeleCorp's and Tritel's other licenses; and

  .  pursue other enforcement measures.

Any of these Federal Communications Commission actions would slow TeleCorp's and Tritel's growth and ability to compete in the wireless communications industry.

 Holding Company, TeleCorp or Tritel may not be able to obtain the additional financing it may need to complete TeleCorp's and Tritel's network, to complete the network it acquired from AT&T Wireless and fund TeleCorp's and Tritel's operating losses

   Holding Company will make significant capital expenditures to finish the construction, testing and deployment of TeleCorp's and Tritel's network, particularly in connection with the licenses or assigned rights acquired from AT&T Wireless and AT&T Wireless Services. The actual expenditures necessary to achieve these goals may differ significantly from Holding Company's estimates. Holding Company cannot predict whether any additional financing it may need will be available, or what the terms of any such additional financing would be or whether Tritel's and TeleCorp's existing debt agreements will allow additional financing. Holding Company may incur variable rate debt, which would make Holding Company more vulnerable to interest rate increases. If Holding Company cannot obtain additional financing when needed, Holding Company will have to delay, modify or abandon some of its plans to construct the remainder of TeleCorp's and Tritel's network, as well as the buildout of the network relating to the licenses or assigned rights it acquired or may receive from AT&T Wireless and AT&T Wireless Services, which could slow Holding Company's growth and ability to compete in the wireless communications industry.

   Holding Company would have to obtain additional financing if, among other things:

  .  any of its sources of capital are unavailable or insufficient;

  .  Holding Company significantly departs from its business plan;

  . Holding Company experiences unexpected delays or cost overruns in the construction of its network;

  .  Holding Company experiences increases in operating costs;

  . changes in technology or governmental regulations create unanticipated costs;

  .  Holding Company acquires additional licenses; or

  .  revenue from subscribers is lower than anticipated.

 Some of Holding Company's stockholders are obligated to make equity contributions to TeleCorp in the future and Holding Company cannot guarantee that they will make those contributions

   TeleCorp received unconditional and irrevocable equity commitments from some of its stockholders in connection with the completion of various business ventures. In return for these commitments, these stockholders received shares of TeleCorp common and preferred stock (which will be converted into Holding Company preferred and common stock upon consummation of the merger), which they pledged to TeleCorp and its senior bank lenders to collateralize their commitments. These stockholders are required to fund $37.6 million of these commitments in 2000, $48.4 million in 2001 and the remaining $11.0 million in 2002. In the event any of these stockholders do not fund the remaining portions of their commitments, TeleCorp could foreclose on their pledged shares, but TeleCorp or Holding Company would likely have to obtain alternative financing to complete its network. Such financing may not be available on terms satisfactory to TeleCorp or Holding Company. If TeleCorp or Holding Company are unable to secure alternate financing, they may have to delay, modify or abandon some of its plans to construct the remainder of TeleCorp's network.

Risks Relating to Regulatory Matters

 Holding Company's Federal Communications Commission licenses may be cancelled or revoked under certain circumstances, and the loss of any Federal Communications Commission licenses would adversely affect Holding Company's business and its ability to provide PCS service in certain markets

   Holding Company's principal assets are PCS licenses issued by the Federal Communications Commission. The Federal Communications Commission has imposed certain requirements on its licensees, including PCS operators. For example, PCS licenses may be revoked by the Federal Communications Commission at any time for cause. The licenses may also be cancelled for a violation of Federal Communications Commission regulations, failure to continue to qualify for the licenses, malfeasance, other misconduct or failure to comply with the terms of the licenses. The loss of any license, or an action that threatens the loss of any license, would have a material adverse effect on Holding Company's business and Holding Company's operating results.

 Because Holding Company faces broad and evolving government regulation, Holding Company may have to modify its business plans or operations in the future and may incur increased costs to comply with new regulations

   The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the Federal Communications Commission, Congress and state and local regulatory agencies. This regulation is continually evolving. There are a number of issues as to which regulation has been or in the future may be introduced, including those regarding interference between different types of wireless telecommunications systems and the effect of wireless telecommunications equipment on medical equipment and devices. As new regulations are promulgated on these or other subjects, Holding Company may be required to modify its business plans or operations to comply with them. It is possible that the Federal Communications Commission, Congress or any state or local regulatory agency having jurisdiction over Holding Company's business will adopt or change regulations or take other actions that could adversely affect Holding Company's business and operating results.

   The Telecommunications Act of 1996 mandated significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Nevertheless, the implementation of these mandates by the Federal Communications Commission and state authorities will involve numerous changes in established rules and policies that could adversely affect Holding Company's business.

   All of Holding Company's PCS licenses are subject to the Federal Communications Commission's buildout requirements. Holding Company has developed a buildout plan that Holding Company believes meets all Federal Communications Commission requirements. In addition, the acquisition of new licenses in connection with the merger and separate exchange transaction will require new buildout plans. However, Holding Company may be unable to meet its buildout schedules. If there are delays in implementing Holding Company's and its subsidiaries' network buildout, the Federal Communications Commission could reassess Holding Company's authorized service area or, in extreme cases, it may revoke Holding Company's licenses or impose fines.

   The current restrictions on foreign ownership could adversely affect Holding Company's ability to attract additional equity financing from entities that are, or are owned by, foreign interests. If Holding Company's foreign ownership were to exceed the then-applicable limits in the future, the Federal Communications Commission could revoke or cancel Holding Company's PCS licenses or order an ownership restructuring that could cause Holding Company to incur significant costs.

 If Holding Company fails to satisfy Federal Communications Commission control group requirements, Holding Company may lose its C- and F-Block licenses, which could adversely affect its business and its ability to provide PCS service in certain markets

   To retain the C-and F-Block licenses and the favorable government financing granted to Holding Company, Holding Company must maintain its designated entity status as an entrepreneur and small business or very small business. To maintain all of the benefits of Holding Company's designated entity status, Holding Company's control group, including its qualifying investors, must retain certain minimum stock ownership and control of its voting stock, as well as legal and actual control of Holding Company for five years from the date of grant of Holding Company's C-and F-Block PCS licenses, subject to possible unjust enrichment obligations for ten years. The Federal Communications Commission has indicated that it will not rely solely on legal control in determining whether the control group and its qualifying investors are truly in control of an entity. Even if the control group and the qualifying investors hold the requisite percentages of equity control, the Federal Communications Commission may still inquire to determine whether actual and voting control exists.

 Government regulation, changes in Holding Company's licenses or other governmental action could affect how Holding Company does business

   Congress, the Federal Communications Commission, the Federal Aviation Administration, state and local regulatory authorities or the courts may adopt new regulations, amend existing regulations, alter the administration of existing regulations or take other actions that might cause Holding Company to incur significant costs in making changes to its network, and such costs might affect Holding Company's cash flows.

   As the Federal Communications Commission continues to implement changes to promote competition under the Communications Act of 1934, as amended by the Telecommunications Act of 1996, it may change how it regulates the way Holding Company's network connects with other carriers' networks. The Federal Communications Commission may require Holding Company to provide lower cost services to other carriers, which may lessen Holding Company's revenues.

   Holding Company's licenses to provide wireless communications services, which are its principal assets, have terms of ten years. The Federal Communications Commission may not renew Holding Company's licenses upon the expiration of their terms. Further, the Federal Communications Commission could modify

Holding Company's licenses in a way that decreases their value or use to Holding Company or allocate unused airwaves for similar services. The nonrenewal or modification of any of Holding Company's licenses or the allocation of additional spectrum would slow its growth and ability to compete in the wireless communications industry. See "Government Regulation" on page 209.

 Holding Company could lose its PCS licenses or incur financial penalties if the Federal Communications Commission determines certain of Holding Company and its subsidiaries are not small businesses, very small businesses or entrepreneurial enterprises or if Holding Company does not meet the Federal Communications Commission's minimum construction requirements

   The Federal Communications Commission could impose penalties on Holding Company related to its subsidiaries' very small business, small business and entrepreneurial status and its requirements regarding minimum construction of Holding Company's network that could slow Holding Company's growth and its ability to compete in the wireless communications industry.

   Certain subsidiaries of TeleCorp and Tritel acquired PCS licenses as very small businesses, small businesses and entrepreneurial companies. These subsidiaries must remain very small businesses, small businesses or entrepreneurs, as the case may be, for at least five years to comply with applicable rules of the Federal Communications Commission, including rules governing Holding Company's capital and ownership structure and corporate governance. If the Federal Communications Commission determines that Holding Company or its subsidiaries violated these rules or failed to meet its minimum construction requirements, it could impose substantial penalties upon Holding Company. Among other things, the Federal Communications Commission could:

  .  fine Holding Company;

  .  cancel Holding Company's licenses;

  .  revoke Holding Company's licenses;

  .  accelerate Holding Company's installment payment obligations;

  .  require a restructuring of Holding Company's equity; or

  .  cause Holding Company to lose bidding credits retroactively.

                     MARKET PRICE AND DIVIDEND INFORMATION

   Share Price. TeleCorp class A voting common stock began trading on the Nasdaq National Market on November 23, 1999, under the symbol "TLCP." Tritel class A voting common stock began trading on the Nasdaq National Market on December 14, 1999, under the symbol "TTEL."

   On February 28, 2000, the last trading day prior to announcement of the execution of the merger agreement, the last reported prices per share of TeleCorp's class A voting stock and Tritel's class A voting common stock were $54.00 and $24.00, respectively, and the pro forma equivalent market value of Tritel's class A voting common stock was $41.04. The pro forma equivalent market value per share of the Tritel class A voting common stock is calculated by multiplying the last reported sales price of TeleCorp class A voting common stock by the exchange ratio of 0.76.

   Beginning on the closing date of the merger, Holding Company class A voting common stock will be traded on the Nasdaq National Market under the symbol "TLCP."

   Market Price. The following table lists the high and low last reported sales price for TeleCorp's class A voting common stock for the periods indicated, as reported by the Nasdaq National Market.

                           Quarter                              High     Low
                           -------                             ------- -------
Fourth Quarter ended December 31, 1999 (from November 22,
 1999)........................................................ $40.25  $33.00
First Quarter ended March 31, 2000............................ $54.00  $31.00
Second Quarter beginning April 1, 2000 (through May 11,
 2000)........................................................ $53.625 $38.00

   The following table lists the high and low last reported sales price for Tritel's class A voting common stock for the periods indicated, as reported by the Nasdaq National Market.

                           Quarter                              High     Low
                           -------                             ------- -------
Fourth Quarter ended December 31, 1999 (from December 14,
 1999)........................................................ $31.688 $26.125
First Quarter ended March 31, 2000............................ $39.50  $21.875
Second Quarter beginning April 1, 2000 (through May 11,
 2000)........................................................ $39.00  $26.875

   Dividends. Neither TeleCorp nor Tritel has ever paid cash dividends to its stockholders since its inception. Following the merger, Holding Company does not plan to pay cash dividends in the foreseeable future. Holding Company currently intends to retain earnings, if any, to finance the expansion of its business. Any future determination to pay dividends will be at the discretion of Holding Company's board of directors and will be dependent upon then existing conditions, including financial conditions and results of operations, contractual restrictions, business prospects and other relevant factors. Holding Company may only pay dividends if permitted under the terms of its preferred stock, and the senior subordinated notes indenture and the senior credit facilities of TeleCorp and Tritel.

                             THE SPECIAL MEETINGS

Joint Proxy Statement-Prospectus

   This joint proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by each of TeleCorp's and Tritel's board of directors in connection with the proposed merger.

   This joint proxy statement-prospectus is first being furnished to
stockholders of TeleCorp and Tritel on or about       , 2000.

Date, Time and Place of the Special Meetings

   The special meetings are scheduled to be held as follows:

   For TeleCorp stockholders:               For Tritel stockholders:


           , 2000                                     , 2000
        a.m., local time                           a.m., local time


Purpose of the Special Meetings

   The special meetings are being held so that stockholders of each of TeleCorp and Tritel may consider and vote upon a proposal to adopt a merger agreement between TeleCorp and Tritel pursuant to which TeleCorp and Tritel will each become a wholly owned subsidiary of Holding Company, and to transact any other business that properly comes before the special meetings or any adjournment or postponement of the special meetings. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

   If the stockholders of TeleCorp and Tritel adopt the merger agreement, upon completion of the merger:

  . each share of each class of TeleCorp common stock will be automatically converted into one share of a corresponding class of substantially similar Holding Company class A voting common through class D common and voting preference common stock except that each share of TeleCorp class B non-voting common stock will be automatically converted into one share of Holding Company class A voting common stock;

  . each share of each series of TeleCorp preferred stock will be automatically converted into one share of a corresponding series of Holding Company preferred stock having terms substantially similar to those of the TeleCorp preferred stock;

  . each share of Tritel class A voting common and class B non-voting common stock will be automatically converted into 0.76 shares of Holding Company class A voting common stock for each share they own and cash in lieu of any fractional shares;

  . each share of Tritel class C common and class D common stock will be automatically converted into 0.0076 shares of Holding Company class E common and class F common stock, respectively, and 0.7524 shares of Holding Company class A voting common stock and cash in lieu of any fractional shares;

  . all shares of Tritel voting preference common stock owned by E.B. Martin, Jr. will be automatically converted into an aggregate amount of $10 million;

  . all shares of Tritel voting preference common stock owned by William M. Mounger, II will be automatically converted into three shares of Holding Company voting preference common stock. In connection with the merger, Mr. Mounger will receive a put right to sell his shares of Holding Company voting preference common stock for an aggregate amount of $10 million; and

  . each share of Tritel series A preferred and series D preferred stock will be automatically converted into one share of Holding Company series B preferred and series G preferred stock, respectively.

Stockholder Record Date for the Special Meetings

   TeleCorp. TeleCorp's board of directors has fixed the close of business on
      , 2000 as the record date for determination of TeleCorp stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were:

  .      shares of TeleCorp class A voting common stock outstanding, held by
     approximately     holders of record; and

  . 3,090 shares of TeleCorp voting preference common stock outstanding, held by 2 holders of record.

   Tritel. Tritel's board of directors has fixed the close of business on , 2000 as the record date for determination of Tritel stockholders entitled to notice of, and to vote at, the Tritel special meeting. On the record date, there were:

  .      shares of Tritel class A voting common stock outstanding, held by
     approximately     holders of record; and

  . 6 shares of Tritel voting preference common stock outstanding, held by 2 holders of record.

Vote Required for Adoption of the Merger Agreement

   TeleCorp. When a majority of TeleCorp voting preference common stock are represented and when shares of TeleCorp class A voting and TeleCorp voting preference common stock with at least 5,010,000 votes are represented, either in person or by proxy, a quorum will be present at the TeleCorp special meeting. The affirmative vote of the holders of a majority of the voting power of shares of TeleCorp class A voting common stock and TeleCorp voting preference common stock, voting as a single class, outstanding as of the record date voting at the special meeting is required to adopt the merger agreement. Except as otherwise required by law, if a quorum is present at the special meeting, the majority vote of the TeleCorp voting preference common stock will be sufficient to approve the merger. At the TeleCorp special meeting:

  . the TeleCorp class A voting common stockholders are entitled to, as a class, an aggregate of 4,990,000 votes of all outstanding TeleCorp common stock, regardless of the number of shares outstanding;

  . each holder of TeleCorp class A voting common stock will have the number of votes equal to 4,990,000 divided by the number of outstanding shares of TeleCorp class A voting common stock multiplied by the number of shares of TeleCorp class A voting common stock held by such stockholder; and

  . the TeleCorp voting preference common stockholders are entitled to, as a class, 5,010,000 votes of all outstanding TeleCorp common stock, regardless of the number of shares outstanding.

   The holders of the TeleCorp class B non-voting common stock, TeleCorp class C common stock, TeleCorp class D common stock, TeleCorp series A preferred stock, TeleCorp series B preferred stock, TeleCorp series C preferred stock, TeleCorp series D preferred stock, TeleCorp series E preferred stock and TeleCorp series F preferred stock are not entitled to vote on the merger proposal.

   As of the record date, TeleCorp directors and executive officers and their affiliates, including Mr. Vento and Mr. Sullivan, owned a majority of the voting power of TeleCorp capital stock entitled to vote at the TeleCorp special meeting. Pursuant to a voting agreement with TeleCorp and Tritel, Mr. Vento and Mr. Sullivan have agreed to vote all of their shares of TeleCorp capital stock, which represent a majority of the voting power of TeleCorp capital stock entitled to vote at the TeleCorp special meeting, in favor of the adoption of the merger agreement. Accordingly, approval of the merger agreement by TeleCorp stockholders is assured.

   Tritel. When a majority of Tritel voting preference common stock and a majority of Tritel class A voting common stock are represented and when shares of Tritel class A voting and Tritel voting preference common stock with at least 5,010,000 votes are represented, either in person or by proxy, a quorum will be present at the Tritel special meeting. The affirmative vote of the holders of a majority of the voting power of shares of Tritel class A voting common stock and Tritel voting preference common stock, voting as a single class, outstanding as of the record date voting at the special meeting is required to adopt the merger agreement. Except as otherwise required by law, if a quorum of the Tritel voting preference common stock is present at the special meeting, the vote of the Tritel voting preference common stock having 5,010,000 votes will be sufficient to approve the merger. At the Tritel special meeting:

  . the Tritel class A voting common stockholders are entitled to, as a class, an aggregate of 4,990,000 votes of all outstanding Tritel common stock, regardless of the number of shares outstanding;

  . each holder of Tritel class A voting common stock will have the number of votes equal to 4,990,000 divided by the number of outstanding shares of Tritel class A voting common stock multiplied by the number of shares of Tritel class A voting common stock held by such stockholder; and

  . the Tritel voting preference common stockholders are entitled to, as a class, 5,010,000 votes of all outstanding Tritel common stock, regardless of the number of shares outstanding.

   The holders of the Tritel class B non-voting common stock, Tritel class C common stock, Tritel class D common stock, Tritel series A preferred stock and Tritel series D preferred stock are not entitled to vote on the merger proposal.

   As of the record date, Tritel directors and executive officers and their affiliates, including Mr. Mounger and Mr. Martin, owned a majority of the voting power of Tritel capital stock entitled to vote at the Tritel special meeting. Pursuant to a voting agreement with Tritel and TeleCorp, Mr. Mounger and Mr. Martin have agreed to vote all of their shares of Tritel capital stock, which represent a majority of the voting power of Tritel capital stock entitled to vote at the Tritel special meeting, in favor of the adoption of the merger agreement. Accordingly, approval of the merger agreement by Tritel stockholders is assured.

Proxies

   All shares of TeleCorp class A voting common stock and TeleCorp voting preference common stock represented by properly executed proxies or voting instructions received before or at the TeleCorp special meeting and all shares of Tritel class A voting common stock and Tritel voting preference common stock represented by properly executed proxies or voting instructions received before or at the Tritel special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instructions, the shares will be voted FOR adoption of the merger agreement. You are urged to mark the box on the proxy card to indicate how to vote your shares.

   If a properly executed proxy card or voting instruction is returned and the stockholder has abstained from voting on adoption of the merger agreement, the TeleCorp class A voting common stock, TeleCorp voting preference common stock, Tritel class A voting common stock or Tritel voting preference common stock represented by the proxy or voting instructions will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

   Neither TeleCorp nor Tritel expects that any matter other than adoption of the merger agreement will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

   A stockholder may revoke his or her proxy at any time before it is voted by:

  . notifying in writing the Secretary of TeleCorp at 1010 North Glebe Road, Suite 800, Arlington, VA 22201, if you are a TeleCorp stockholder, or the Secretary of Tritel at 111 E. Capitol Street, Suite 500, Jackson, MS 39201, if you are a Tritel stockholder;

  .  granting a subsequently dated proxy; or

  . appearing in person and voting at the special meeting if you are a holder of record.

   Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

   TeleCorp and Tritel will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus. TeleCorp and Tritel will also request banks, brokers and other intermediaries holding shares of TeleCorp or Tritel common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

   You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

   This section of the joint proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement, the stockholder agreement, the voting agreement and other agreements. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement-prospectus and the other documents we refer to carefully for a more complete understanding of the merger.

Background of the Merger

   On January 12, 2000, Messrs. Vento and Sullivan met with Michael Schwartz and William W. Hague, both officers of AT&T Wireless at the time, in Redmond, Washington regarding a potential exchange of certain markets held by AT&T Wireless and affiliated entities for TeleCorp's New England markets. Officers of TeleCorp and AT&T Wireless had discussions regarding a potential asset exchange on a number of occasions prior to the January 12th meeting. During this meeting, in addition to discussions surrounding the potential exchange, Messrs. Vento and Sullivan raised the possibility of TeleCorp entering into a business combination with Tritel or another company. The AT&T Wireless representatives indicated a willingness to consider waiving provisions under the stockholders' agreement between AT&T Wireless, TeleCorp and certain of its other initial investors that would prevent TeleCorp from combining with Tritel or another company until it completed certain buildout requirements.

   Commencing in mid-January, Mr. Vento and Mr. Sullivan began consulting with legal and accounting advisors regarding Federal Communications Commission, regulatory, tax and corporate structuring issues relevant to the proposed transaction.

   On January 21, 2000, Mr. Vento called Mr. Mounger to set up a meeting the following week to discuss a potential business combination of TeleCorp and Tritel.

   On January 27, 2000, Messrs. Vento, Sullivan, Arnett, Martin and Mounger met in Jackson, Mississippi where they initiated discussions about a potential business combination of TeleCorp and Tritel and the strategic benefits of combining the two businesses. They discussed the possibility of structuring the transaction as a stock-for-stock merger of equals and governance issues.

   On February 3, 2000, Messrs. Vento, Sullivan, Arnett, Martin and Mounger met for lunch in Dallas and continued discussions regarding a potential merger and the governance and management structure for the merged entity. The meeting concluded without an agreement. During the week that followed, Messrs. Vento, Sullivan, Martin and Mounger had periodic conversations discussing the proposed merger but no agreement was reached.

   From February 4, 2000 through February 11, 2000, several telephone calls occurred among two or more of Messrs. Vento, Sullivan, Arnett, Martin, Mounger, Hague and Schwartz concerning general terms of the proposed merger. During one of these calls on February 7, 2000, Tritel and TeleCorp discussed a price per person covered by its licenses related to TeleCorp's price per person covered by its licenses, as determined by dividing TeleCorp's enterprise value by the total number of people covered by its licenses. During a subsequent call Mr. Sullivan proposed an acquisition of Tritel incorporating an exchange ratio that would value Tritel at a fixed price per person covered in licensed areas based on TeleCorp's then current share market price. The discussions concluded without an agreement.

   The Tritel board of directors met by telephone conference call on February 12, 2000. The board of directors was informed of the discussions relating to the feasibility of a proposed transaction with TeleCorp. The Tritel board of directors then established a special committee of directors having no affiliation with

Telecorp or AT&T to evaluate and oversee negotiations of the proposed transaction. Following the adjournment of the board meeting, the committee met and engaged Merrill Lynch as its financial advisors, and there ensued a wide ranging discussion of a potential transaction with TeleCorp. Members of the committee included Andrew Hubregsen, Kevin J. Shepherd, Alexander P. Coleman, David A. Jones, Jr. and Messrs. Mounger and Martin. The Tritel committee held a telephonic meeting on February 14, 2000 to discuss the process and status of negotiations and the benefits of the merger.

   On February 14, 2000, Messrs. Martin and Sullivan met in New York and discussed pricing and management structure issues. The discussions concluded without an agreement.

   During mid-February, Tritel, TeleCorp and their respective advisors began due diligence activities, communication coordination and preparation of definitive documentation, which continued for the next two weeks.

   On February 15, 2000, Messrs. Sullivan, Mounger, Martin, Hague and Schwartz met at the offices of Cadwalader, Wickersham & Taft in New York and continued negotiations. Mr. Sullivan repeated his earlier proposal for an exchange ratio based on a fixed price per person covered by Tritel's licenses. They also discussed governance and management structure for the merged entity and the status of the proposed market swap and other transactions being negotiated by TeleCorp with AT&T Wireless. Mr. Martin suggested in light of the proposed governance and management structure that the exchange ratio needed to be higher. The discussions concluded without an agreement. That evening, the Tritel committee, together with its legal and financial advisors, met by telephone conference call. The committee reviewed the status of ongoing negotiations with TeleCorp's representatives and discussed various structures, alternatives and valuation issues with the assistance of its legal and financial advisors.

   On February 17, 2000, the Tritel committee and its legal and financial advisors met by telephone conference call. The committee's financial advisors provided an analysis primarily relating to valuation. There was also a report of ongoing negotiations between Tritel's and TeleCorp's representatives.

   On February 17, 2000 and February 18, 2000, Mr. Vento and Mr. Sullivan apprised the members of TeleCorp's board of directors on an individual basis of the potential business combination of TeleCorp and Tritel.

   On February 19, 2000, Messrs. Vento, Sullivan, Martin and Mounger had a telephone conference in which Messrs. Hague and Schwartz and Ms. Mary Hawkins-Key, formerly of AT&T Wireless and a past TeleCorp director, also participated. During this conference, Messrs. Vento and Sullivan proposed that they maintain voting control of the combined company and suggested an exchange ratio of 0.76 to 1. Messrs. Martin and Mounger proposed that any exchange ratio incorporate an adjustment to the ratio if TeleCorp was not successful in closing the market swap and related transactions with AT&T Wireless. The discussions concluded without an agreement.

   On February 21, 2000, Messrs. Vento and Sullivan, together with its legal advisors, met with TeleCorp's board of directors by telephone conference call to discuss the potential merger, proposed market swap and other potential transactions with AT&T. At this meeting, Messrs. Vento and Sullivan discussed each of the transactions with the board, including the strategic reasons for the proposed transactions, the valuation of the proposed transactions, the principal terms of the proposed transactions and various structural and operational issues related to the proposed merger transaction, including the structure of the management and the board of directors of the combined companies.

   On February 21, 2000, the Tritel committee, together with its legal and financial advisors, met by telephone conference call to discuss the exchange ratio for the proposed transaction and other issues. The committee further discussed the valuation of the proposed transaction and the structure of the management and the board of directors of the combined companies. The committee also reviewed Federal Communications Commission regulatory issues relevant to the proposed transaction with representatives of Lukas, Nace, Gutierrez & Sachs, Federal Communications Commission counsel to Tritel.

   Throughout the week of February 21, 2000, Messrs. Vento and Sullivan and their advisors communicated informally with the members of the TeleCorp board of directors, certain of TeleCorp's major stockholders and their respective representatives.

   On February 21, 2000, TeleCorp delivered a draft of the agreement and plan of merger and reorganization to Tritel and AT&T Wireless Services. During the week of February 22, 2000, senior management of TeleCorp, Tritel and AT&T Wireless Services and their respective financial and legal advisors negotiated the terms of the merger agreement.

   On February 22, 2000, Tritel's representatives forwarded Mr. Vento a draft term sheet proposing a 0.76 to 1 exchange ratio, certain matters related to employee compensation and the issuance of rights to Tritel shareholders for additional shares to cover any shortfall triggered by TeleCorp's failure to acquire licenses covering at least 5.5 million people in conjunction with the proposed market swap and other transactions being negotiated by TeleCorp with AT&T. They also proposed that voting control of the combined entity be shared equally by the current holders of Tritel's and TeleCorp's voting preference stock. Messrs. Vento and Sullivan met with Tritel's committee at the offices of Conseco, a significant shareholder in Tritel, in New York. The discussions related primarily to potential benefits of the merger, management philosophy and the status of negotiations between TeleCorp and AT&T relating to their proposed exchange of markets and other matters. The discussions concluded without an agreement. Following this meeting the Tritel committee, together with its legal and financial advisors, met by telephone conference call. The committee reviewed the status of ongoing negotiations with TeleCorp's representatives and discussed various structures, alternatives and valuation issues with the assistance of its legal and financial advisors. In a telephone conference following the committee meeting Messrs. Vento, Hubregsen and Mounger discussed Tritel's position with regard to various terms of the merger. The discussions concluded without an agreement.

   On the morning of February 23, 2000, Messrs. Vento and Sullivan met with Mr. Martin, Mr. Hubregsen, Mr. Shepherd and James H. Neeld, IV, Tritel's Senior Vice President--General Counsel, at Conseco's offices. Messrs. Vento and Sullivan indicated an exchange ratio of 0.76 to 1 would be acceptable but that an adjustment to the ratio based on whether or not the additional properties were acquired was not acceptable. They also indicated that the acceptance of the exchange ratio was conditioned upon TeleCorp's management having a majority of the voting preference stock of the merged entity and suggested the redemption of certain shares of Tritel voting preference stock held by Tritel management. The meeting concluded without an agreement. That afternoon, the same representatives met at the offices of Cadwalader, Wickersham & Taft, counsel to TeleCorp, to further negotiate the terms of the merger with discussions centering on employee compensation and retention matters. Tritel's representatives indicated that, subject to approval of Tritel's committee and full board of directors, TeleCorp's proposals concerning the exchange ratio, voting preference stock and management structure were acceptable.

   The Tritel committee and its legal and financial advisors held meetings by telephone conference call on February 23, 24, 25 and 26, 2000. Tritel's representatives presented reports of ongoing negotiations between Tritel's and TeleCorp's representatives and ongoing due diligence reviews.

   On February 27, 2000, the board of directors of TeleCorp met at the offices of Cadwalader, Wickersham & Taft to consider the proposed transaction. At this meeting, Messrs. Vento and Sullivan reviewed the transaction with the board, including the strategic reasons for the proposed transaction, the principal terms of the proposed transaction, a financial review of the proposed transaction, a review of TeleCorp's financial condition and business operations and the results of TeleCorp's due diligence review.

   Representatives from TeleCorp's counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Cadwalader, Wickersham & Taft, discussed the terms of the merger agreement and related documents. Representatives of Lehman Brothers presented to TeleCorp's board of directors a summary of its analyses on the strategic rationale for and financial analyses related to the proposed transaction. In addition, Lehman delivered its opinion that the ratio for exchanging shares of TeleCorp's classes and series of common and preferred stock for shares of common and preferred stock of Holding Company pursuant to the merger agreement was fair, from a financial point of view, to holders of TeleCorp's common and preferred stock. After an extensive review and discussion of the merger and separate exchange transaction in which Messrs. Anderson and Schwartz and Ms. Hawkins-Key did not participate, the board of directors of TeleCorp, with Messrs. Anderson, Schwartz and Ms. Hawkins-Key abstaining, unanimously approved the merger and exchange agreements and the related transactions contemplated by those agreements, declared them advisable and resolved to recommend that TeleCorp's stockholders adopt the merger and exchange agreements.

   Also on February 27, 2000, the Tritel committee met at the offices of Brown & Wood llp, counsel to Tritel and the Tritel committee, to consider the proposed transaction. At this meeting members of management reviewed the transaction with the Tritel committee, including the strategic reasons for the proposed transaction, the principal terms of the proposed transaction, a financial review of the proposed transaction, a review of Tritel's financial condition and business operations and the results of Tritel's due diligence review.

   Tritel's legal advisors discussed the terms of the merger agreement and related documents. Representatives of Merrill Lynch presented to Tritel's board of directors a summary of its analyses on the strategic rationale for and financial analyses related to the proposed transaction. In addition, Merrill Lynch delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations referred to in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of shares of Tritel class A voting common stock other than AT&T Wireless and its affiliates. The Tritel committee then resolved to recommend that the board of directors of Tritel approve the merger agreement and the related agreements. The board of directors of Tritel held a meeting later that day (with the members of the Tritel committee convened at the offices of Brown & Wood llp) and, after an extensive review and discussion of the merger transaction, the board of directors of Tritel unanimously approved the merger agreement and the related agreements and the transactions contemplated by those agreements, declared them advisable and resolved to recommend that Tritel's stockholders adopt the merger agreement.

   Negotiation and resolution of the final terms of the merger agreement, the exchange agreement and related agreements continued among representatives of TeleCorp, Tritel and AT&T Wireless on February 27 and 28, 2000. In addition, Messrs. Vento, Sullivan, Martin and Mounger each agreed to enter into voting agreements pursuant to which they agreed to vote all of their shares carrying the right to vote in favor of the adoption of the merger agreement.

   On February 28, 2000, TeleCorp, Tritel and AT&T Wireless Services executed the merger agreement and issued a press release to that effect. Messrs. Vento, Sullivan, Martin and Mounger each entered into their respective voting agreements.

TeleCorp's Reasons for the Merger

   The TeleCorp board of directors has determined that the merger is fair to and in the best interests of TeleCorp's stockholders, has approved the merger agreement, and unanimously recommends a vote "FOR" approval of, and adoption of, the merger agreement.

   In light of the developing trends in the telecommunications industry and consolidation in the wireless PCS market, the TeleCorp board of directors believes that the merger represents a strategic opportunity to significantly expand the size and scope of TeleCorp's operations. The TeleCorp board of directors believes that, following the merger, TeleCorp will have greater financial strength, operational efficiencies and growth potential than either TeleCorp or Tritel would have on its own. TeleCorp's board of directors also identified a number of potential benefits of the proposed merger, including the following:

  . synergies relating to expanded in-network coverage and the contiguous network footprints of TeleCorp and Tritel post-merger;

  . savings realized through the sharing of outlays in future infrastructure investments;

  . economies of scale that should yield enhanced purchasing power and improved marketing;

  . a significantly stronger capital structure and financial resources providing greater operating flexibility; and

  . a larger market capitalization and size that may result in broader research coverage and increased interest by institutional investors.

   In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, TeleCorp's board of directors also considered, in addition to the factors described above:

  . information concerning the financial performance and condition, business operations, capital and prospects of each of TeleCorp and Tritel on a stand-alone basis as well as a combined basis;

  . current industry, economic and market trends, including the likelihood of increasing and broadening competition in the wireless PCS industry;

  . the importance of market position, significant scale and scope and financial resources to TeleCorp's ability to compete effectively in the future;

  . the valuation ascribed TeleCorp's common stock in the merger agreement and the valuation implied for the combined entity based on currently prevailing market multiples;

  . the relative contributions of TeleCorp and Tritel to the net revenues and EBITDA of the combined company;

  . the opinion delivered by Lehman Brothers to the TeleCorp board of directors on February 27, 2000 to the effect that, as of the date thereof and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the fairness, from a financial point of view, of the ratio for exchanging shares of TeleCorp's classes and series of common and preferred stock for shares of Holding Company common and preferred stock, to TeleCorp common and preferred stockholders;

  . the expectation that the merger would be accounted for as a purchase for accounting purposes and would be accomplished on a tax-free basis for federal income tax purposes; and

  . the structure of the merger and the terms of the merger agreement, including the arrangements proposed for the Holding Company board of
     directors and the designation by TeleCorp of     members to serve on the
     Holding Company board of directors.

   TeleCorp's board of directors also considered potential risks relating to the merger, including:

  . the risk that the benefits and synergies sought from the merger would not be fully achieved;

  .  the management distraction inherent in integrating two companies;

  .  the risk that the merger would not be consummated;

  . the limitations imposed by the merger agreement on the conduct of TeleCorp's business prior to the merger, as well as the length of time projected for satisfying all closing conditions; and

  . the number of shares of Holding Company class A voting common stock issuable in connection with the merger and related transactions and the consequent reduction in the voting power of TeleCorp's current stockholders.

   The TeleCorp board of directors believes that these risks were outweighed by the potential benefits to be realized by the merger. The foregoing discussion of the information and factors considered by the TeleCorp board of directors is not intended to be exhaustive but includes all material factors considered by the TeleCorp board of directors. In view of the wide variety of information and factors considered, the board of directors did not find it practical to, and did not, assign any relative or special weights to the foregoing factors, and individual directors may have given differing weights to different factors. The TeleCorp board of directors adopted the merger agreement and approved the transactions contemplated thereby in consideration of all of the facts, matters and information brought to its attention. Taking into account all of the material facts, matters and information, including those described above, the TeleCorp board of directors believes that the terms of the merger agreement and the transactions provided for therein are fair to and in the best interests of TeleCorp's stockholders. THE TELECORP BOARD UNANIMOUSLY RECOMMENDS THAT TELECORP'S STOCKHOLDERS VOTE "FOR" ADOPTION OF, AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY, THE MERGER AGREEMENT.

Tritel's Reasons for the Merger

   The Tritel board of directors formed a special committee of directors to review and evaluate the terms of the merger. The Tritel committee consisted solely of directors having no affiliation with TeleCorp or AT&T, a substantial shareholder of both Tritel and TeleCorp. Based in part on the unanimous recommendation of the Tritel committee, Tritel's board of directors has determined that the terms of the merger are fair to, and in the best interests of, Tritel's stockholders. On the recommendation of the Tritel committee, Tritel's board of directors has approved the merger agreement and recommends a vote "FOR" approval of, and adoption of, the merger agreement. In reaching its recommendation, Tritel's board of directors identified several potential benefits of the merger, including the following:

  . the growth opportunity for the combined company and the opportunity to improve market positions;

  . the greater capital resources and the financial diversification and flexibility of the combined company, including the opportunity for stockholders to participate in a larger and more diversified company; and

  . the increased ability to compete by providing better service to customers through an expanded digital network and greater technical resources under the same regional brand name, including greater flexibility to adjust to future trends and competition from other technologies.

   The Tritel committee consulted with senior management, as well as its legal counsel and financial advisors, in reaching its decision to recommend the approval of the merger. In its evaluation of the merger, in addition to the factors listed above, Tritel's committee also reviewed the following factors:

  . the historical information concerning Tritel's and TeleCorp's respective businesses, financial performance and condition, operations, technology, management and prospects;

  .  the reports filed by TeleCorp with the Securities and Exchange
     Commission;

  . the current financial market conditions and historical market prices, volatility and trading information;

  . the opinion of Merrill Lynch that, as of the date of its opinion and subject to the considerations described in the opinion, the exchange ratio in the merger is fair to holders of the Tritel class A voting common stock, other than AT&T Wireless and its affiliates, from a financial point of view;

  . the structure of the merger, including the composition of the board of directors and management of the Holding Company;

  . the expectation that the merger will be accomplished on a tax-free basis for federal income tax purposes and accounted for as a purchase;

  .  the belief that the terms of the merger agreement are reasonable;

  . the potential strategic alternatives available to Tritel and the viability and risks associated with each alternative including the prospects for Tritel on a stand-alone basis;

  . the increasing competition in Tritel's markets from both existing and potential competitors, some of which have greater assets and resources;

  . the likelihood of the merger being approved by the appropriate regulatory authorities;

  . the complementary nature of the companies' product and service offerings;

  .  the impact of the merger on Tritel's employees and customers;

  . the reports from management, legal and financial advisors as to the results of the due diligence investigation of TeleCorp; and

  .  the debt-to-capital ratio of both companies.

   The Tritel committee and the Tritel board of directors also identified and considered a number of risks relating to the merger, including the following:

  .  the risk that the potential benefits of the merger may not be realized;

  . the possibility that the merger may not be consummated, even though approval by Tritel's and TeleCorp's stockholders is contractually assured;

  . the risk of management and employee disruption associated with the merger, including the risk that key technical, sales and management personnel might not remain employed by the combined company;

  . the difficulty of managing operations in the different geographic locations in which Tritel and TeleCorp operate; and

  . the loss of Tritel management control over the future operations of the combined company.

   The Tritel committee and the Tritel board of directors concluded that, on balance, the potential benefits to Tritel's stockholders of the merger outweighed the risks associated with the merger. The foregoing discussion of the information and factors considered by the Tritel committee and the Tritel board of directors is not intended to be exhaustive, but includes all material factors considered by the Tritel committee and the Tritel board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Tritel committee and the Tritel board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching their determination, and individual directors may have given differing weights to different factors.

   After careful consideration of all the information brought before it, the Tritel board of directors has determined the merger agreement and the merger to be fair to, and in the best interests of, Tritel's stockholders. THE TRITEL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRITEL'S STOCKHOLDERS VOTE "FOR" ADOPTION OF, AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY, THE MERGER AGREEMENT.

Recommendation of TeleCorp's Board of Directors

   The TeleCorp board of directors believes that the merger is fair to TeleCorp's stockholders and in their best interest, and recommends the adoption of the merger agreement.

   In considering the recommendation of the TeleCorp board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of TeleCorp have interests in the merger that are different from, or are in addition to, the interests of TeleCorp stockholders. Please see the section entitled "Interests of TeleCorp Directors and Executive Officers in the Merger" in this joint proxy statement-prospectus.

Opinion of TeleCorp's Financial Advisor

   Lehman Brothers acted as financial advisor to the TeleCorp board of directors in connection with the proposed merger and delivered its written opinion to the TeleCorp board of directors at its February 27, 2000 meeting to the effect that, as of the date thereof, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the fairness, from a financial point of view, (1) to the holders of class A voting common stock of TeleCorp of the class A voting exchange ratio to be offered to such holders in the proposed merger, (2) to the holders of class C common stock of TeleCorp of the class C voting exchange ratio to be offered to such holders in the proposed merger, (3) to the holders of class D common stock of TeleCorp of the class D exchange ratio to be offered to such holders in the proposed merger and (4) to the holders of the senior subordinated discount notes of the exchange ratios to be offered to the holders of TeleCorp's class A voting common stock, class C common stock and class D common stock in the proposed merger.

   The full text of Lehman Brothers' written opinion, dated February 27, 2000, is attached as Annex C to this joint proxy statement-prospectus. Stockholders may read the opinion for a discussion of assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers in rendering its opinion. The summary of the Lehman Brothers opinion set forth in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion attached as Annex C.

   No limitations were imposed by TeleCorp on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the TeleCorp board of directors as to the form or amount of the consideration to be received by TeleCorp stockholders, which was determined through arms-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to TeleCorp or Tritel, but rather made its determination as to fairness, from a financial point of view, on the basis of the financial and comparative analyses described below. The Lehman Brothers opinion was provided to the TeleCorp board of directors for its use and benefit in connection with its consideration of the proposed merger. This opinion was not intended to be and does not constitute a recommendation to any stockholder of TeleCorp with respect to how any stockholder should vote with respect to the proposed merger. Lehman Brothers was not requested to opine as to, and the opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the proposed merger. In its opinion relating to the proposed merger, Lehman Brothers did not address the fairness of the series of agreements with AT&T Wireless entered into simultaneously with the merger agreement. Lehman Brothers, however, did render a separate opinion regarding the fairness, from a financial point of view, to TeleCorp and to the holders of the senior subordinated discount notes of the consideration to be received in the series of agreements with AT&T Wireless.

   In connection with the preparation and delivery of its opinion to the TeleCorp board of directors, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TeleCorp and Tritel. Any estimates or projections contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

   In arriving at its opinion, Lehman Brothers reviewed and analyzed:

  .  the merger agreement and the specific terms of the proposed merger;

  . publicly available information concerning TeleCorp that Lehman Brothers believed to be relevant to its analyses, including the TeleCorp registration statement on Form S-1 declared effective on November 22, 1999 and the TeleCorp quarterly report on Form 10-Q for the quarter ended September 30, 1999;

  . publicly available information concerning Tritel that Lehman Brothers believed to be relevant to its analysis, including the Tritel registration statement on Form S-1 declared effective on December 13, 1999;

  . financial and operating information with respect to the business, operations and prospects of TeleCorp furnished to it by TeleCorp;

  . financial and operating information with respect to the business, operations and prospects of Tritel furnished to it by Tritel;

  . a trading history of TeleCorp's common stock from November 22, 1999 to the present and a comparison of that trading history with those of other companies that it deemed relevant;

  . a trading history of Tritel's common stock from December 13, 1999 to the present and a comparison of that trading history with those of other companies that it deemed relevant;

  . a comparison of the historical financial results and present financial condition of TeleCorp with those of other companies that it deemed relevant;

  . a comparison of the historical financial results and present financial condition of the Tritel with those of other companies that it deemed relevant;

  . a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions that it deemed relevant;

  . published estimates of third party research analysts with respect to the future financial performance of TeleCorp and Tritel; and

  . the relative contributions of TeleCorp and Tritel, on a pro forma basis, to the future financial performance of Holding Company following consummation of the proposed merger.

   In addition, Lehman Brothers had discussions with the managements of TeleCorp and Tritel concerning their respective businesses, operations, assets, financial conditions and prospects and has undertaken such other studies, analyses and investigations that it deemed appropriate.

   In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and has further relied upon the assurances of the managements of TeleCorp and Tritel that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of TeleCorp, upon advice of TeleCorp, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of TeleCorp as to the future financial performance of TeleCorp and that TeleCorp will perform substantially in accordance with such projections. Lehman Brothers was not provided with, and did not have access to, financial projections of Tritel prepared by the management of Tritel. Accordingly, upon advice of Tritel, Lehman Brothers assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of Tritel and that Tritel will perform substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties and facilities of TeleCorp or Tritel and has not made or obtained any evaluations or appraisals of the assets or liabilities of TeleCorp or Tritel. Upon advice of TeleCorp and its legal and accounting advisors, Lehman Brothers assumed that the merger will qualify as a tax-free transaction within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended, and a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of TeleCorp. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of its letter.

   In addition, Lehman Brothers expressed no opinion as to the prices at which shares of common stock of Holding Company or the senior subordinated discount notes actually will trade following consummation of the proposed merger and this opinion should not be viewed as providing any assurance that the market value of the shares of Holding Company to be held by the stockholders of TeleCorp after the proposed merger will be in excess of the market value of the shares of TeleCorp's class A voting common stock owned by such stockholders at any time prior to announcement or consummation of the proposed merger or that the market value of the senior subordinated discount notes prior to the announcement or consummation of the proposed merger.

   The following is a summary of the material financial and comparative analyses performed by Lehman Brothers and presented to the TeleCorp board of directors. Certain of the analyses include information presented in tabular or graphic format. In order to fully understand the financial analyses used by Lehman Brothers, the tables and graphs must be read together with the text of each summary. The tables or graphs alone do not constitute a complete description of the financial analyses.

 Purchase Price Analysis

   As of February 27, 2000, Lehman Brothers estimated that the price per Tritel class A voting common share Tritel would receive in the proposed merger would be $33.45, based on the TeleCorp class A voting common stock 5-day average closing price as of February 25, 2000 of $44.02 and the class A voting common exchange ratio of 0.76. This price per share represented a 36.5% premium over the Tritel class A voting common stock February 25, 2000 closing price of $24.50. As of February 25, 2000, Lehman Brothers estimated that the price per Tritel class A voting common share Tritel would receive in the proposed merger would be $37.62, based on the TeleCorp class A voting common stock closing price as of February 25, 2000 of $49.50. This price per share represented a 53.6% premium over the Tritel class A voting common stock February 25, 2000 closing price.

 Historical Exchange Ratio Analysis

   Lehman Brothers reviewed the ratio of the recent daily closing price of Tritel class A voting common stock from December 14, 1999 to February 25, 2000 relative to TeleCorp class A voting common stock in order to compare it to the class A exchange ratio. The following table lists the low, average and high daily ratio of Tritel's class A voting common stock closing price relative to TeleCorp's class A voting common stock closing price for the periods indicated.

                           HISTORICAL EXCHANGE RATIOS

     5-day average (as of 2/25/00)......................................... 0.54
     Close (as of 2/25/00)................................................. 0.49
     Low (since 12/14/99).................................................. 0.49
     High (since 12/14/99)................................................. 0.88

   Lehman Brothers noted that these historical exchange ratios are based on public market trading values for the respective stocks, and do not include any adjustments by Lehman Brothers for acquisition premiums.

 Historical Public Market Trading Analysis

   Lehman Brothers reviewed the recent stock price performance of Tritel class A voting common stock based on an analysis of the historical closing prices from December 14, 1999 to February 25, 2000 in order to compare it to the estimated price per share each Tritel class A voting common stockholder would receive in the proposed merger. The following table lists the low, average and high daily closing prices of shares of Tritel class A voting common stock for the periods indicated.

                                    [GRAPH]

              HISTORICAL TRITEL CLASS A VOTING COMMON STOCK PRICES

     Close (2/25/00).................................................... $24.50
     Low (since 12/14/99-2/25/00)....................................... $21.88
     High (since 12/14/99-2/25/00)...................................... $32.00
     5 Day Trading Average (2/18/00-2/25/00)............................ $23.80
     10 Day Trading Average (2/11/00-2/25/00)........................... $23.28
     20 Day Trading Average (1/28/00-2/25/00)........................... $24.59
     Trading Average Since IPO (51 Days, 12/14/99-2/25/00).............. $26.58

   Lehman Brothers also reviewed the recent stock price performance of TeleCorp class A voting common stock based on an analysis of the historical closing prices from November 22, 1999 to February 25, 2000 in order to compare it to TeleCorp's stock price at the time of announcement of the proposed merger. The following table lists the low, average and high daily closing prices of shares of TeleCorp class A voting common stock for the periods indicated.

                                    [GRAPH]

             HISTORICAL TELECORP CLASS A VOTING COMMON STOCK PRICES

     Close (2/25/00).................................................... $49.50
     Low (11/23/99-2/25/00)............................................. $31.00
     High (11/23/99-2/25/00)............................................ $49.50
     5 Day Trading Average (2/18/00-2/25/00)............................ $44.02
     10 Day Trading Average (2/11/00-2/25/00)........................... $43.22
     20 Day Trading Average (1/28/00-2/25/00)........................... $43.39
     Trading Average Since IPO (65 Days, 11/23/99-2/25/00).............. $38.99

 Research Analyst Price Targets

   Lehman Brothers reviewed and analyzed future price targets for the Tritel class A voting common stock and the TeleCorp class A voting common stock prepared by securities research analysts. These targets reflected each analyst's estimate of the future price of the Tritel class A voting common stock or the TeleCorp class A voting common stock at the end of the particular time period considered for each estimate. Using an annual discount rate of 15%, Lehman Brothers discounted these estimates to arrive at a range of present values of the price targets. Based on the one published research report on Tritel, Lehman Brothers derived a current value of $32.00 per Tritel class A voting common share. Based on the target prices published in the research available for TeleCorp, Lehman Brothers derived a $45.30 to $52.17 range of current values per TeleCorp's class A voting common share.

 Peer Group Comparison

   Lehman Brothers performed a peer group comparison analysis to consider and compare different prices per person within the companies' license coverage areas that have been attributed to Tritel, TeleCorp and the peer group in order to determine how the market valuations of Tritel and TeleCorp compared to their peer companies. Lehman Brothers compared certain financial statistics of Tritel and TeleCorp with corresponding financial statistics for the following six PCS companies: Airgate, Alamosa, Powertel, Sprint PCS, Triton and Voicestream. Lehman Brothers analyzed, among other things, firm value (the market valuation of a company's stock plus the amount of its outstanding debt less the amount of cash it has on hand) as a multiple of total POPs (the number of persons within the companies' license coverage areas). Lehman Brothers also analyzed the license value (the firm value less the company's gross property, plant and equipment and less the value of the company's subscribers) as a multiple of total POPs. As of February 27, 2000, the statistics derived from this analysis are set forth below:

                             PEER GROUP COMPARISON

                                                            MEAN TRITEL TELECORP
                                                            ---- ------ --------
     Firm Value/Total POPs................................. $218  $229    $365
     License Value/Total POPs.............................. $191  $218    $336

   Lehman Brothers noted that the current public market valuation of Tritel (based upon the per POP trading multiples implied by Tritel's class A voting common stock price) was generally in line with its peer companies. Lehman Brothers also noted that the current public market valuation of TeleCorp (based upon the per POP trading multiples implied by TeleCorp's class A voting common stock price) was generally higher than its peer companies.

   Because of the inherent differences in the businesses, operations, financial conditions and prospects of Tritel and TeleCorp and their respective comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis, and, accordingly, also made qualitative judgments concerning differences between the characteristics of the comparable companies and Tritel and TeleCorp, respectively, that would affect the trading values of Tritel, TeleCorp and the comparable companies. In particular, Lehman Brothers considered the size and desirability of the markets of operation and current levels and historical rates of growth of Tritel, TeleCorp and their respective comparable companies.

 Selected Comparable Precedent Transaction Analysis

   As part of its analysis, Lehman Brothers reviewed the following nine transactions involving domestic PCS and wireless companies since 1998 in order to compare the multiples paid in these transactions with the implied multiple being paid to Tritel in the proposed merger:

  .  October 1999--MCI Worldcom / Sprint PCS

  .  September 1999--Voicestream / Aerial

  .  June 1999--Voicestream / Omnipoint

  .  May 1999--TeleCorp PCS / AT&T Wireless

  .  April 1999--Sprint PCS / Cox Communications

  .  December 1998--Triton / AT&T Wireless

  .  September 1998--Sonera / Aerial

  .  April 1998--AirTouch / U.S. WEST (PrimeCo)

  .  January 1998--Sprint PCS / APC

   For each of these, Lehman Brothers reviewed the prices paid and calculated the enterprise value as a multiple of total POPs. This analysis indicated multiples ranging from $25 to $208 per POP for these transactions, with an overall mean per POP multiple of $96. For those transactions in which a portion of the consideration paid was stock of the acquirer, Lehman Brothers also evaluated the per POP multiples using the current share price of the acquirer rather than the share price of the acquirer at the close of the day prior to the announcement of the transaction. Using this methodology, the analysis indicated multiples ranging from $101 to $284 per POP for these transactions, with an overall mean per POP multiple of $229. The multiple per Tritel POP being paid by TeleCorp in the proposed merger based on TeleCorp's five-day average closing price per class A voting common share is approximately $330.

   Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Tritel and the businesses, operations and prospects of the acquired companies included in the selected transactions, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that would affect the acquisition values of Tritel and such acquired companies. In particular, Lehman Brothers considered the size and desirability of the markets of operation, the strategic fit of the acquired company, the form of consideration offered and the tax characteristics of the transaction.

 Discounted Cash Flow Analysis

   Lehman Brothers performed a discounted cash flow analysis of the Tritel business and then compared the range of valuations implied by such analysis to the estimated price per share that Tritel shareholders would receive in the proposed merger. A discounted cash flow analysis is one method used to value businesses and involves an analysis of the present value of projected cash flows of a business for a specified number of years into the future and the present value of the projected value of the business at the end of that period of years. Lehman Brothers performed a discounted cash flow analysis for Tritel based on TeleCorp management projections of cash flows for Tritel.

   Lehman Brothers analyzed Tritel using a forecast for the period beginning January 1, 2000 and ending December 31, 2008. Lehman Brothers used discount rates ranging from 11% to 12% and terminal value multiples of estimated 2008 EBITDA ranging from 12.0x to 13.0x. This analysis yielded a range of values for Tritel of approximately $3.8 billion to $4.5 billion, implying a range of values for Tritel class A voting common stock of $29 to $35 per share.

   Lehman Brothers noted that, based on its purchase price analysis, the estimated price per share of Tritel class A voting common shareholders would receive in the proposed merger based on the TeleCorp class A voting common stock five-day average closing price as of February 25, 2000, $33.45, fell within the implied range of values determined by this analysis.

 Contribution Analysis

   Lehman Brothers conducted a contribution analysis which compared the current total POPs and the projected revenue for the year 2003 Tritel is contributing to the combined company relative to the TeleCorp contribution to these items. The projections for Tritel's 2003 revenues were obtained from a securities research analyst report and projections for TeleCorp's 2003 revenues were obtained from TeleCorp's management. Using this methodology, Lehman Brothers derived implied exchange ratios ranging from 0.82 to 0.93.

   Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and other securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The TeleCorp board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with TeleCorp in particular and the telecommunications industry in general, and because its investment banking professionals have substantial experience in transactions similar to the proposed merger.

Fee Arrangement with Lehman Brothers

   Pursuant to a letter agreement dated February 21, 2000, TeleCorp engaged Lehman Brothers to act as its financial advisor in connection with the proposed merger and the transactions with AT&T Wireless. TeleCorp has agreed to pay Lehman Brothers approximately $13 million, approximately $2.25 million of which has been paid and the remainder of which will be paid upon consummation of the proposed merger. TeleCorp also has agreed to reimburse Lehman Brothers for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify them against certain liabilities.

   In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of TeleCorp for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Recommendation of Tritel's Board of Directors

   The Tritel board of directors believes, based in part on the recommendation of the Tritel committee, that the merger is fair to Tritel's stockholders and in their best interest, and recommends the adoption of the merger agreement.

   In considering the recommendation of the Tritel board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Tritel have interests in the merger that are different from, or are in addition to, the interests of Tritel stockholders. Please see the section entitled "Interests of Tritel Directors and Executive Officers in the Merger" in this joint proxy statement-prospectus.

Opinion of Tritel's Financial Advisor

   Tritel engaged Merrill Lynch as its financial advisor in connection with the merger based on its experience and expertise. Merrill Lynch is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   At the February 27, 2000 meeting of the Tritel Board, Merrill Lynch delivered its oral opinion (subsequently confirmed in writing) to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to the holders of shares of Tritel class A voting common stock other than AT&T Wireless and its affiliates.

   The full text of Merrill Lynch's written opinion, dated February 27, 2000, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is set forth in Annex D and is incorporated herein by reference. The summary of Merrill Lynch's opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Tritel stockholders are urged to read carefully the Merrill Lynch opinion in its entirety.

   The opinion speaks only as of February 27, 2000, and Merrill Lynch is under no obligation to confirm its opinion as of any later date. In reading the following discussion of the Merrill Lynch opinion, Tritel stockholders should be aware that the opinion:

  . was provided to the Tritel Board for its information and is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of shares of Tritel class A voting common stock other than AT&T Wireless and its affiliates;

  . did not constitute a recommendation to the Tritel Board in connection with their consideration of the merger agreement and the merger;

  . does not address the merits of the underlying decision by Tritel to engage in the merger or the price or range of prices at which Tritel, TeleCorp or Holding Company securities may trade subsequent to the announcement or consummation of the merger; and

  . does not constitute a recommendation to any Tritel stockholder as to how such stockholder should vote on the merger or any matter related thereto.

   Although Merrill Lynch evaluated the fairness, from a financial point of view, of the exchange ratio to the holders of Tritel class A voting common stock other than AT&T Wireless and its affiliates, the merger consideration itself was determined by Tritel through arm's-length negotiations. Merrill Lynch provided advice to Tritel during the course of such negotiations. Tritel did not provide specific instructions to, or place any limitations on, Merrill Lynch with respect to the procedures to be followed or factors to be considered by them in performing their analyses or providing their opinion.

 Merrill Lynch Opinion

   In arriving at its opinion, Merrill Lynch, among other things:

  . reviewed certain publicly available business and financial information relating to Tritel and TeleCorp that Merrill Lynch deemed to be relevant;

  . reviewed certain information, including financial forecasts provided by the management of Tritel, relating to the business, earnings, cash flow, assets, liabilities and prospects of Tritel;

  . reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of TeleCorp, and other information, including financial forecasts, with respect to the expansion markets described below;

  . conducted discussions with members of senior management and representatives of Tritel and TeleCorp concerning the matters described in the above two bullet points, as well as their respective businesses and prospects before and after giving effect to the merger;

  . reviewed the market prices and valuation multiples for shares of Tritel class A voting common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  . reviewed the results of operations of Tritel and TeleCorp and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  . compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  . participated in certain discussions and negotiations among representatives of Tritel and TeleCorp and their financial and legal advisors;

  .  reviewed the potential pro forma impact of the merger;

  .  reviewed a draft of the merger agreement; and

  . reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Tritel or TeleCorp nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Tritel or TeleCorp. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Tritel or TeleCorp (with respect to the expansion markets), Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of Tritel's or TeleCorp's management as to the expected future financial performance of Tritel or the expansion markets, as the case may be. Merrill Lynch further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Merrill Lynch.

   Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, to the merger agreement, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

   Merrill Lynch's opinion did not address the relative merits, financial or otherwise, of the merger as compared to any alternative transaction or business strategy that may be available to Tritel.

 Financial Analysis of Merrill Lynch

   The following is a brief summary of the material valuation, financial and comparative analyses presented by Merrill Lynch to the Tritel Board in connection with the rendering of Merrill Lynch's opinion. This summary does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion and is qualified in its entirety by reference to the full text of the opinion which is incorporated herein by reference.

   In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Tritel and TeleCorp. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch's opinion was among several factors taken into consideration by the Tritel board of directors in making its determination to approve the merger agreement and the merger.

 Historical Stock Price Performance and Premium Analysis

   Merrill Lynch reviewed the daily closing per share prices of Tritel class A voting common stock since the initial public offering of Tritel on December 13, 1999 and calculated the thirty-day average and all trading days average closing share prices for the period ended February 25, 2000. The average closing per share prices of Tritel class A voting common stock for such periods were $24.83 and $26.46, respectively. In addition, Merrill Lynch calculated the premiums implied by the exchange ratio based on the closing price of $49.50 per share of TeleCorp class A voting common stock compared to the one-day, thirty-day and all trading days average closing share prices of Tritel class A voting common stock for the period ended February 25, 2000. The calculated premiums for such periods were 53.6%, 51.5% and 42.2%, respectively. The premiums implied by the exchange ratio based on the 10-day average closing price of $42.98 per share of TeleCorp class A voting common stock for such periods were 33.3%, 31.6% and 23.4%.

 Historical Exchange Ratio Analysis

   Merrill Lynch analyzed the ratio of the daily closing share prices of Tritel class A voting common stock to the corresponding share prices of TeleCorp class A voting common stock for all trading days since the initial public offering of Tritel on December 13, 1999 through February 25, 2000. This analysis indicated minimum and maximum implied exchange ratios of 0.495x and 0.884x, and a mean of 0.682x, for such period.

 Analysis of Selected Publicly Traded Companies

   Merrill Lynch compared certain financial, operating and stock market data of Tritel and TeleCorp without and with the additional markets covered by the TeleCorp licenses acquired from AT&T Wireless and the additional wireless licenses in the Midwest covered by the AT&T brand license, which may be acquired by

TeleCorp in the future, net of the markets transferred to AT&T, referred to as "expansion markets," to corresponding data of the following selected publicly traded wireless PCS comparable carriers: VoiceStream Wireless Corp. (pro forma for its acquisitions of Omnipoint Corp. and Aerial Communications, Inc.), PowerTel, Inc., Sprint PCS Group, Nextel Communications and Triton. Merrill Lynch calculated firm values as a multiple of estimated POPs, 1999, 2000 and 2001 subscribers and revenues for each of the PCS comparable carriers. Estimated financial and operating data for the PCS comparable carriers was based on equity research estimates of selected Wall Street firms and Merrill Lynch. Estimated financial and operating data for Tritel was provided by Tritel management and estimated financial and operating data for TeleCorp was provided by equity research of a major Wall Street firm and TeleCorp management. All multiples were based on closing stock prices as of February 25, 2000. Applying a range of POP multiples of PCS comparable carriers to corresponding financial and operating data of Tritel and TeleCorp without and with expansion markets, Merrill Lynch derived the minimum and maximum exchange ratio ranges of 0.545x-1.301x and 0.458x-1.068x, respectively.

 Discounted Cash Flow Analysis

   Merrill Lynch estimated the present value of the future streams of annual after-tax free cash flows that Tritel and TeleCorp, without and with expansion markets, could produce on a stand-alone basis for the period from 2000 through 2007. The analysis was based on estimates for Tritel, provided by the management of Tritel, and estimates for TeleCorp, provided by equity research generated by a major Wall Street firm and TeleCorp management. Ranges of terminal values were estimated using multiples of 2007 projected earnings before interest, taxes, depreciation and amortization of 12.0x to 14.0x. The free cash flow streams and estimated terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%. Based on the Discounted Cash Flow Analysis on Tritel and TeleCorp without and with expansion markets, Merrill Lynch derived the minimum and maximum exchange ratio ranges of 0.423x-0.806x and 0.331x-0.620x, respectively.

 Relative Contribution Analysis

   Using estimated financial data for Tritel and TeleCorp, Merrill Lynch analyzed the relative contributions, or "asset mix," of Tritel and TeleCorp to the combined company based on estimated licensed POPs, covered POPs, subscribers, revenues and gross property, plant and equipment. The analysis was based on estimates for Tritel, provided by the management of Tritel, and estimates for TeleCorp, provided by equity research generated by a major Wall Street firm and TeleCorp management. The Relative Contribution Analysis was further adjusted for leverage ratios using relative net debt of each company to generate an "Equity Mix" and to calculate an implied exchange ratio based on the estimated licensed POPs, covered POPs, subscribers, revenues and gross property, plant and equipment. The results of the analysis without and with TeleCorp expansion markets are shown in Table 1 and Table 2, respectively.

                                    Table 1

                                           Asset Mix      Equity Mix
                                        --------------- --------------- Exchange
                                        Tritel TeleCorp Tritel TeleCorp  Ratio
                                        ------ -------- ------ -------- --------
POPs
 Licensed.............................. 45.8%   54.2%   48.9%   51.1%    0.786x
 Covered............................... 38.8%   61.2%   41.7%   58.3%    0.588x
Subscribers
 2000E................................. 36.1%   63.9%   38.9%   61.1%    0.524x
 2001E................................. 41.2%   58.8%   44.2%   55.8%    0.651x
Revenues
 2000E................................. 30.3%   69.7%   32.9%   67.1%    0.404x
 2001E................................. 39.9%   60.1%   42.8%   57.2%    0.617x
Gross PP&E
 1999.................................. 41.3%   58.7%   44.3%   55.7%    0.655x
 2000E................................. 46.7%   53.3%   49.7%   50.3%    0.813x

                                    Table 2

                                           Asset Mix      Equity Mix
                                        --------------- --------------- Exchange
                                        Tritel TeleCorp Tritel TeleCorp  Ratio
                                        ------ -------- ------ -------- --------
POPs
  Licensed............................. 40.5%   59.5%   43.0%   57.0%    0.677x
  Covered.............................. 34.3%   65.7%   36.7%   63.3%    0.521x
Subscribers
  2000E................................ 37.6%   62.4%   40.0%   60.0%    0.600x
  2001E................................ 39.2%   60.8%   41.7%   58.3%    0.641x
Revenues
  2000E................................ 31.9%   68.1%   34.2%   65.8%    0.467x
  2001E................................ 38.1%   61.9%   40.6%   59.4%    0.613x
Gross PP&E
  2000E................................ 43.4%   56.6%   46.0%   54.0%    0.764x

   Merrill Lynch noted that this analysis demonstrated that the exchange ratio of 0.76x was within the range of implied exchange ratios based on the Relative Contribution Analysis assuming TeleCorp without and with expansion markets of 0.404x to 0.813x and 0.467x to 0.764x, respectively.

 Historical Mergers and Acquisitions Premium Analysis

   Merrill Lynch analyzed historical premiums paid in selected telecommunications mergers and acquisitions based on offer price compared to closing common stock prices for one-month prior, one-week prior and one-day prior periods. An implied exchange ratio range for Tritel of 0.625x and 0.834x was derived from the median premium paid of 46.2% and 28.6% during a one-month prior and one-day prior period, respectively.

 Relative Exchange Ratio Analysis

   For purposes of deriving an implied exchange ratio reference range, Merrill Lynch performed several financial analyses, as described above, on Tritel and TeleCorp without and with expansion markets, against which the exchange ratio of 0.76x could be compared. The results of the Relative Exchange Ratio Analysis are presented in Table 3.

                                    Table 3

                                          Implied Exchange   Implied Exchange
                                           Ratio (without      Ratio (with
                                              TeleCorp           TeleCorp
                                         expansion markets) expansion markets)
                                         ------------------ ------------------
Historical Trading Range................  0.495x - 0.884x    0.495x - 0.884x
Public Comparables Analysis.............  0.545x - 1.301x    0.458x - 1.068x
Discounted Cash Flow Analysis...........  0.423x - 0.806x    0.331x - 0.620x
Contribution Analysis--POPs.............  0.588x - 0.786x    0.521x - 0.677x
Contribution Analysis--Subs and Gross
 Plant..................................  0.524x - 0.813x    0.600x - 0.764x
Premium Paid Analysis...................  0.625x - 0.834x    0.625x - 0.834x

   Merrill Lynch noted that the exchange ratio of 0.760x falls within or above the implied exchange ratio ranges set forth above.

 Pro Forma Merger Consequences Analysis

   Merrill Lynch also analyzed the potential pro forma effect of the merger on the combined company's free cash flow. The analysis was based on Tritel estimates, provided by the management of Tritel, and TeleCorp estimates based on equity research generated by a major Wall Street firm and TeleCorp management. This analysis indicated that the merger would be accretive to Tritel's free cash flow. No synergies were assumed in the analysis. The actual operating or financial results achieved by the pro forma combined company may vary from projected results. Variations may be material as a result of business and operational risks, the timing and amount of synergies, and the costs associated with achieving such synergies and other factors.

   Merrill Lynch analyzed the impact of per POP trading values for the combined company on the combined company stock price and the corresponding impact on Tritel stock price. This analysis is presented in Table 4 and Table 5 for TeleCorp without and with the expansion markets, respectively.

                                    Table 4

POP Multiple....................... $   350  $  300  $  250  $  200   $  150
Pro Forma Holding Company Equity
 Value............................. $ 9,883  $8,356  $6,828  $5,301   $3,773
Implied Pro Forma Holding Company
 Equity Value/Share................ $ 49.04  $41.46  $33.88  $26.30   $18.72
Implied Tritel Per Share Value..... $ 37.27  $31.51  $25.75  $19.99   $14.23
Premium/(Discount) to Current
 Price.............................    52.1%   28.6%    5.1%  (18.4%)  (41.9%)

                                    Table 5

POP Multiple....................... $   350  $  300  $  250  $  200   $  150
Pro Forma Holding Company Equity
 Value............................. $11,341  $9,612  $7,883  $6,154   $4,424
Implied Pro Forma Holding Company
 Equity Value / Share.............. $ 53.73  $45.54  $37.34  $29.15   $20.96
Implied Tritel Per Share Value..... $ 40.83  $34.61  $28.38  $22.16   $15.93
Premium/(Discount) to Current
 Tritel Price......................    66.7%   41.3%   15.8%   (9.6%)  (35.0%)

   The weighted average per POP multiple for Tritel and TeleCorp was $298 as of February 25, 2000 and $271 based on the ten-day average of TeleCorp share price for the period ended February 25, 2000. Merrill Lynch noted that if the pro forma company traded at these per POP multiples, the transaction would be accretive to Tritel stockholders.

 Relevance of Various Analyses

   The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Merrill Lynch, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering Merrill Lynch's opinion. Merrill Lynch did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Merrill Lynch considered the results of its analysis and did not attribute particular weight to any one analysis or factor considered by such firm. The analyses performed by Merrill Lynch, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness, from a financial point of view, of the exchange ratio to holders of Tritel class A voting common stock other than AT&T Wireless and its affiliates.

Fee Arrangements with Merrill Lynch

   Pursuant to the terms of a letter dated February 25, 2000, Tritel has engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger transaction. Tritel has agreed to pay Merrill Lynch approximately $5 million in connection with the delivery of Merrill Lynch's opinion, $1 million of which has been paid, $2 million of which is payable upon the mailing of this proxy statement to the stockholders of Tritel and $2 million of which is payable upon the consummation of the proposed merger. In addition, Tritel has agreed to reimburse Merrill Lynch for all reasonable out-of-pocket expenses incurred by them in connection with the merger, including reasonable fees and disbursements of their legal counsel. Tritel has also agreed to indemnify Merrill Lynch against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

   Merrill Lynch participated in the underwriting syndicate of the initial public offering of Tritel in December 1999 and the initial public offering of TeleCorp in November 1999. In addition, Merrill Lynch has rendered financing and financial advisory services to AT&T in the past and is currently providing financial advisory services in connection with the tracking stock issue for its wireless unit.

Interests of TeleCorp Directors and Executive Officers in the Merger

   In considering the recommendation of the board of directors of TeleCorp to vote for the proposal to adopt the merger agreement, stockholders of TeleCorp should be aware that members of the TeleCorp board of directors and members of TeleCorp's management team have agreements or arrangements that provide them with interests in the merger that differ from those of other TeleCorp stockholders. The TeleCorp board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of TeleCorp that they vote for the proposal to adopt the merger agreement.

   TeleCorp Governance and Corporate Structure and Management
Positions. Pursuant to the terms of the merger agreement, upon completion of the merger:

  . the board of directors of Holding Company will be initially comprised of 14 individuals;

  . current TeleCorp Executive Officers, including Gerald T. Vento and Thomas H. Sullivan, will become members of the Holding Company board of directors; and

  . current members of the TeleCorp board of directors, including Scott Anderson, Rohit M. Desai, Michael R. Hannon, James M. Hoak, William W. Hague, Michael Schwartz, Thomas H. Sullivan and Gerald T. Vento, will become members of the Holding Company board of directors.

   The merger agreement also provides that, upon completion of the merger:

  . Gerald T. Vento, Chief Executive Officer and Chairman of the Board of TeleCorp, will serve as Chief Executive Officer of Holding Company; and

  . Thomas H. Sullivan, Executive Vice President, Chief Financial Officer and Director of TeleCorp, will serve as Executive Vice-President and Chief Financial Officer of Holding Company.

   In addition, Thomas H. Sullivan and Gerald T. Vento together own all of the TeleCorp voting preference common stock, which represents 50.10% of the voting power of all the outstanding voting stock of TeleCorp. Mr. Sullivan and Mr. Vento have agreed, pursuant to a voting agreement, to vote all of their voting shares of TeleCorp together to approve the merger. After the mergers, Mr. Sullivan and Mr. Vento will own virtually all of the Holding Company voting preference common stock, which will represent 50.10% of the voting power of all of the outstanding voting stock of Holding Company. By reason of their ownership of Holding Company voting preference common stock, Messrs. Sullivan and Vento will control the vote of a majority of the Holding Company voting power.

   In connection with the merger and separate exchange transaction, AT&T Wireless Services and AT&T Wireless will be participating in an exchange of assets with TeleCorp. Certain assets being exchanged by AT&T Wireless Services are being acquired from a company owned by Mr. Sullivan, Mr. Vento and Mr. Anderson, who will become directors of Holding Company.

   In connection with the exchange, AT&T Wireless Services will be receiving Holding Company class A voting common stock. Two of the directors of TeleCorp are employees of AT&T Wireless Services.

   Additionally, certain of the assets to be received by TeleCorp from AT&T Wireless Services in the exchange will be owned by a subsidiary of TeleCorp, the value of which impacts the liquidation preference and dividends of the class C common and class D common stock of Holding Company. These classes of Holding Company Stock are owned by the directors of TeleCorp or certain of their affiliates.

   TeleCorp Employee Stock Options and Restricted Shares. Pursuant to the terms of the merger agreement, each TeleCorp employee stock option outstanding immediately prior to the completion of the merger will be converted, upon completion of the merger, into an option to acquire, on the same terms and conditions, the same number of shares of Holding Company class A voting common stock at the same exercise price. Similarly, each restricted share of TeleCorp class A voting common stock outstanding immediately prior to the merger will be converted, upon completion of the merger, into the same number of restricted shares of Holding Company class A voting common stock. The vesting of the employee options will not be accelerated by the merger.

   TeleCorp Indemnification and Insurance. The merger agreement provides that, upon the effective time of the merger, Holding Company will indemnify and hold harmless all past and present directors, officers and employees of TeleCorp and its subsidiaries, in their capacities as directors or officers of TeleCorp, for a period of six years after the effective time of the merger:

  . to the same extent they were indemnified prior to the effective time, pursuant to TeleCorp's fifth amended and restated certificate of incorporation, second amended and restated by-laws and indemnification agreements with any directors and officers of TeleCorp and its subsidiaries; and

  .  to the fullest extent permitted by law,

in each case for acts or omissions occurring at or prior to the completion of the merger. For a period of six years after the effective time of the merger, TeleCorp's certificate of incorporation and by-laws may not be amended in any manner which would adversely affect the rights of the directors, officers, employees or agents, unless required by applicable law.

   The merger agreement also provides that, upon the effective time of the merger, Holding Company will cause to be maintained, for a period of six years after the effective time of the merger, the current policies of directors' and officers' liability insurance maintained by TeleCorp, or policies on terms at least comparable to those in effect on February 28, 2000, although Holding Company will not be required to expend in any one year an amount in excess of 125% of the annual premiums currently paid by TeleCorp for directors' and officers' liability insurance.

 The TeleCorp Management Agreement

   Messrs. Vento and Sullivan are the sole stockholders of TeleCorp Management Corp., Inc. Pursuant to the merger, Messrs. Vento and Sullivan will enter into a new management agreement with Holding Company which is substantially similar to their original management agreement with TeleCorp. For a more detailed description of the original management agreement, see "TeleCorp Executive Compensation--The Management Agreement."

   Under the original management agreement, TeleCorp Management Corp., Inc., under TeleCorp's oversight, review and ultimate control and approval, assisted TeleCorp with operating and managing TeleCorp's business operations using the services of Mr. Vento and Mr. Sullivan. Upon the consummation of the merger, the original management agreement will terminate and the new management agreement with Holding Company will become effective. After the completion of the merger, Mr. Vento and Mr. Sullivan will continue to perform their obligations under the new management agreement, and Mr. Vento will become Holding Company's Chief Executive Officer and Mr. Sullivan will become Holding Company's Chief Financial Officer.

   Under the original management agreement, TeleCorp is obligated to repurchase from Mr. Vento and Mr. Sullivan, and they are required to sell to TeleCorp, following the termination of the management agreement for any reason, the amount of TeleCorp class A voting common stock, up to 5,764,596 shares, and TeleCorp series E preferred stock, up to 18,220 shares, that have not yet vested. Under the new management agreement, which becomes effective on the closing of the merger, if either Mr. Sullivan or Mr. Vento are removed without cause or leave with good reason, then TeleCorp's repurchase rights with respect to Mr. Sullivan's and Mr. Vento's unvested stock will terminate and Mr. Sullivan's and Mr. Vento's unvested stock will become immediately vested.

   In addition, for Federal Communications Commission regulatory reasons, Mr. Sullivan and Mr. Vento have options to purchase Mr. Martin's and Mr. Mounger's Tritel class E common stock at the average price of Holding Company's class A voting common stock, as quoted on the Nasdaq National Market for the 20 days immediately prior to the termination of Messrs. Martin's and Mounger's employment agreements.

The Julie Dobson Employment Agreement

   The TeleCorp board of directors has agreed to amend Julie Dobson's employment agreement to be effective upon the closing of the merger to provide that if Ms. Dobson is removed without cause or leaves with good reason, then Ms. Dobson's unvested stock will become immediately vested and will not be subject to repurchase by TeleCorp. For a more detailed description of Ms. Dobson's employment agreement, see "TeleCorp Executive Compensation--Employment Agreement."

Interests of Tritel Directors and Executive Officers in the Merger

   In considering the recommendation of the board of directors of Tritel to vote for the proposal to adopt the merger agreement, stockholders of Tritel should be aware that members of the Tritel board of directors and members of Tritel's management team have agreements or arrangements that provide them with interests in the merger that differ from those of other Tritel stockholders. The Tritel board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of Tritel that they vote for the proposal to adopt the merger agreement.

   Tritel Governance Structure and Management Positions. Pursuant to the terms of the stockholders' agreement, upon completion of the merger:

  . the board of directors of Holding Company will be initially comprised of fourteen individuals;

  . current Tritel executive officers and members of the Tritel board of directors, including Scott Anderson, Alex P. Coleman, Kevin J. Shepherd, David A. Jones, Jr., William M. Mounger, II and E.B. Martin, Jr., will become members of the Holding Company board of directors.

   The merger agreement also provides that, upon completion of the merger:

  . William M. Mounger, II, Chief Executive Officer and Chairman of the Board of Tritel, will serve as Chairman of the Board of Directors of Holding Company; and

  . E.B. Martin, Jr., Executive Vice President, Treasurer, Chief Financial Officer and Director of Tritel, will serve as Vice-Chairman of the Board of Directors of Holding Company.

   In connection with the merger, Mr. Martin will receive $10 million for all of the shares of Tritel voting preference common stock he owns upon consummation of the merger. Mr. Mounger will receive a put right to sell his shares of Holding Company voting preference common stock for $10 million.

   Both Mr. Martin and Mr. Mounger could potentially receive contingent payments for the shares of Tritel voting preference common stock they own immediately prior to the merger under certain circumstances. In the event that either Thomas Sullivan or Gerald Vento or both engage in a transaction in which voting preference stock representing in excess of 50% of the voting power of Holding Company capital stock entitled to vote generally in the election of directors is directly or indirectly sold, transferred, assigned, exchanged or converted, Mr. Mounger will be entitled to receive from Tritel either (1) if prior to the exercise of Mr. Mounger's put right, an amount equal to the sum of (A) $10 million and (B) 50% of the sum of (i) the amount by which the consideration received by Thomas Sullivan in the control transfer transaction exceeds $10 million (consideration received for shares of Holding Company capital stock other than voting preference stock is not attributed to the control transfer transaction) and (ii) the amount by which the consideration received by Gerald Vento in the control transfer transaction exceeds $10 million (consideration received for shares of Holding Company capital stock other than voting preference stock is not attributed to the control transfer transaction) or (2) if after the exercise of Mr. Mounger's put right, an amount equal to 50% of the sum of the amounts in (i) and (ii) above, as reduced to reflect interest calculated from the date of the exercise of the put right on $10 million received by Mr. Mounger. In addition, upon such a control transfer transaction, Mr. Martin will be entitled to receive an amount equal to 50% of the sum of the amounts in (i) and (ii) above, as reduced to reflect interest calculated from the closing date of the merger on $10 million received by Mr. Martin.

   In connection with the exchange transaction, AT&T Wireless will be participating in a swap of assets of AT&T Wireless with TeleCorp. In connection with the merger, AT&T Wireless Services will be receiving Holding Company class A voting common stock. Two of the directors of Tritel are employees of AT&T Wireless Services.

   Tritel Employee Stock Options. Pursuant to the terms of the merger agreement, each Tritel employee stock option outstanding immediately prior to the completion of the merger will be converted, upon completion of the merger, into an option to acquire, on the same terms and conditions, the same number of shares of Holding Company class A voting common stock that is equal to the product of the number of shares of Tritel class A voting common stock that could have been acquired upon exercise of the option immediately before the completion of the merger multiplied by 0.76, rounded to the nearest whole share. The exercise price of these Holding Company class A voting common stock options will be the exercise price for the Tritel class A voting common stock option immediately before completion of the merger divided by 0.76. The vesting of the options granted by Tritel prior to February 28, 2000 will be accelerated as a result of the merger.

   Tritel Indemnification and Insurance. The merger agreement provides that, upon the effective time of the merger, Holding Company will indemnify and hold harmless all past and present directors, officers and employees of Tritel and its subsidiaries in their capacities as directors and officers of Tritel for a period of six years after the effective time of the merger:

  . to the same extent they were indemnified prior to the effective time, pursuant to Tritel's restated certificate of incorporation, as amended, by-laws and indemnification agreements with any directors and officers of Tritel and its subsidiaries; and

  .  to the fullest extent permitted by law,

in each case for acts or omissions occurring at prior to the completion of the merger. For a period of six years after the effective time of the merger, Tritel's certificate of incorporation and by-laws may not be amended in any manner which would adversely affect the rights of the directors, officers, employees or agents, unless required by applicable law.

   The merger agreement also provides that, upon the effective time of the merger, Holding Company will cause to be maintained, for a period of six years after the effective time of the merger, the current policies of directors' and officers' liability insurance maintained by Tritel, or policies on terms at least comparable to those in effect on February 28, 2000 although Holding Company will not be required to expend in any one year an amount in excess of 125% of the annual premiums currently paid by Tritel for directors' and officers' liability insurance.

 The Tritel Employment Agreements

   Subject to completion of the merger, Holding Company will enter into one-year employment agreements with William M. Mounger, II and E.B. Martin, Jr. By the terms of the merger agreement, Mr. Mounger and

Mr. Martin will each be record owners of 3,986 shares of Holding Company's class E common stock. The employment agreements provide that Holding Company will indemnify Mr. Mounger and Mr. Martin against any claims, losses or causes of action arising from their performance as members of the board of directors, and that they will be covered by directors and officers liability insurance maintained by Holding Company.

   Mr. Mounger's Employment Agreement

   Mr. Mounger's employment agreement provides that, upon completion of the merger, Mr. Mounger will serve as Chairman of the Board of Directors of Holding Company. The agreement terminates and replaces the employment agreement entered into by Mr. Mounger and Tritel on January 7, 1999.

   Upon termination of the employment agreement, the shares of Holding Company class E common stock then held by Mr. Mounger will be purchased by:

  .  Mr. Vento and Mr. Sullivan or

  .  any other person Holding Company designates to purchase the shares.

   The price of the shares will be the average price of Holding Company's class A voting common stock, as quoted on the Nasdaq National Market or other securities exchange for the 20 trading days immediately preceding the termination of the employment agreement.

   Any restricted shares of Holding Company class A voting common stock or class E common stock that were subject to vesting and repurchase provisions set forth in the original employment agreement between Mr. Mounger and Tritel will become fully vested on the date that the merger becomes effective, provided that Mr. Mounger remains in continuous employ of Holding Company or any of its subsidiaries until that date.

   Mr. Martin's Employment Agreement

   Under Mr. Martin's employment agreement, Mr. Martin will serve as Vice Chairman of the Board of Directors of Holding Company. The agreement terminates and replaces the employment agreement entered into by Mr. Martin and Tritel on January 7, 1999.

   Upon termination of the employment agreement, the shares of Holding Company class E common stock then held by Mr. Martin will be purchased by:

  .  Mr. Vento and Mr. Sullivan or

  .  any other person Holding Company designates to purchase the shares.

   The price of the shares will be the average price of Holding Company's class A voting common stock, as quoted on the Nasdaq National Market or other securities exchange for the 20 trading days immediately preceding the termination of the employment agreement.

   Any restricted shares of Holding Company class A voting common stock or class E common stock that were subject to vesting and repurchase provisions set forth in the original employment agreement between Mr. Martin and Tritel will become fully vested on the date that the merger becomes effective, provided that Mr. Martin remains in continuous employ of Holding Company or any of its subsidiaries until that date.

 Mr. Arnett's Employment Agreement

   In addition to Mr. Mounger's and Mr. Martin's employment agreements, the merger agreement permits amendments to the employment agreement between Tritel and William Arnett, President and Chief Operating Officer of Tritel. Under the merger agreement, Tritel is permitted to modify Mr. Arnett's employment agreement to fully vest all restricted stock awards at the effective time of the merger and to make other related changes, including amendment of the provisions relating to the payment of the exercise price. Although the Tritel board of directors has authorized, and Tritel intends to effect, these amendments to Mr. Arnett's employment agreement, no amendments have been finalized or executed as of the date of this joint proxy statement-prospectus.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by the stockholders of TeleCorp and Tritel. The merger will become effective upon the filing of certificates of merger with the Secretary of State of the State of Delaware.

   We are working toward completing the merger and expect to complete the merger during the fourth quarter of 2000.

Structure of the Merger and Conversion of TeleCorp and Tritel Stock

   Structure. To accomplish the combination of TeleCorp's and Tritel's businesses, TeleCorp formed a new company, Holding Company, with two subsidiaries, TTHC First Merger Sub, Inc. and TTHC Second Merger Sub, Inc. At the time the merger is completed:

  . First Merger Sub will be merged into TeleCorp, TeleCorp will be the surviving corporation and TeleCorp will change its name to TeleCorp Wireless, Inc.;

  . Second Merger Sub will be merged into Tritel, and Tritel will be the surviving corporation;

  . TeleCorp and Tritel stockholders will become stockholders of Holding Company through the conversion of their respective capital stock for Holding Company capital stock; and

  .  Holding Company will change its name to TeleCorp PCS, Inc.

   As a result, TeleCorp and Tritel will each become a wholly owned subsidiary of Holding Company.

   Conversion of TeleCorp and Tritel Stock. When the merger is completed:

  . TeleCorp class A voting common stockholders will receive one share of Holding Company class A voting common stock for each share they own;

  . TeleCorp class B non-voting common stockholders will receive one share of Holding Company class A voting common stock for each share they own;

  . TeleCorp class C common stockholders will receive one share of Holding Company class C common stock for each share they own;

  . TeleCorp class D common stockholders will receive one share of Holding Company class D common stock for each share they own;

  . TeleCorp voting preference common stockholders will receive one share of Holding Company voting preference common stock for each share they own;

  . TeleCorp series A preferred stockholders will receive one share of Holding Company series A preferred stock for each share they own;

  . TeleCorp series C preferred stockholders will receive one share of Holding Company series C preferred stock for each share they own;

  . TeleCorp series D preferred stockholders will receive one share of Holding Company series D preferred stock for each share they own;

  . TeleCorp series E preferred stockholders will receive one share of Holding Company series E preferred stock for each share they own;

  . TeleCorp series F Preferred stockholders will receive one share of Holding Company series F preferred stock for each share they own;

  . Tritel class A voting common stockholders will receive 0.76 shares of Holding Company class A voting common stock for each share they own and cash in lieu of any fractional share;

  . Tritel class B non-voting common stockholders will receive 0.76 shares of Holding Company class A voting common stock for each share they own and cash in lieu of any fractional share;

  . Tritel class C common stockholders will receive 0.0076 shares of Holding Company class E common stock and 0.7524 shares of Holding Company class A voting common stock for each share they own and cash in lieu of any fractional share;

  . Tritel class D common stockholders will receive 0.0076 shares of Holding Company class F common stock and 0.7524 shares of Holding Company class A voting common stock for each share they own and cash in lieu of any fractional share;

  . E.B. Martin, Jr. will receive an aggregate amount of $10 million for all of the Tritel voting preference shares he owns;

  . William M. Mounger, II, as a Tritel voting preference common stockholder, will receive three shares of Holding Company voting preference common stock for all of the shares he owns. In connection with the merger, Mr. Mounger will receive a put right to sell his shares of Holding Company voting preference common stock for $10 million;

  . Tritel series A preferred stockholders will receive one share of Holding Company series B preferred stock for each share they own; and

  . Tritel series D preferred stockholders will receive one share of Holding Company series G preferred stock for each share they own.

   Holding Company will proportionately adjust the number of shares of Holding Company stock issuable in the merger for any stock split, stock dividend or similar event with respect to the TeleCorp capital stock or Tritel capital stock effected between the date of the merger agreement and the date of completion of the merger.

Exchange of Stock Certificates for Holding Company Stock Certificates

   When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your TeleCorp or Tritel stock certificates in exchange for Holding Company stock certificates. When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled and you will receive Holding Company stock certificates representing the number of full shares of Holding Company class A voting common stock to which you are entitled under the merger agreement. TeleCorp and Tritel stockholders will receive payment in cash, without interest, in lieu of any fractional shares of Holding Company class A voting common stock which would have been otherwise issuable to them as a result of the merger. In addition, TeleCorp and Tritel stockholders may receive fractions of a share for all classes and series of Holding Company capital stock, other than class A voting common stock, issued to them as a result of the merger

   You should not submit your TeleCorp or Tritel stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

   You are not entitled to receive any dividends or other distributions on Holding Company common stock until the merger is completed and you have surrendered your TeleCorp or Tritel stock certificates in exchange for Holding Company stock certificates.

   If there is any dividend or other distribution on Holding Company stock with a record date after the date on which the merger is completed, you will receive the dividend or distribution with respect to the shares of Holding Company capital stock issued to you promptly after you surrender your TeleCorp or Tritel stock certificates in exchange for Holding Company stock certificates.

   Holding Company will only issue a Holding Company stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered TeleCorp or Tritel stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Treatment of TeleCorp and Tritel Stock Options and Restricted Stock

   TeleCorp and Tritel made available to their employees and officers a total of four stock plans. The four plans are: the TeleCorp 1998 Restricted Stock Plan, the TeleCorp 1999 Stock Option Plan, the Tritel Non-Employee Directors Stock Option Plan and the Tritel 1999 Stock Option Plan. Upon completion of the merger, Holding Company will assume all liabilities and obligations under the TeleCorp 1998 Restricted Stock Plan, Tritel Non-Employee Directors Stock Option Plan and Tritel 1999 Stock Option Plan and the options issued under the TeleCorp 1999 Stock Option Plan will be automatically converted into options to purchase Holding Company class A voting common stock.

   TeleCorp. When the merger is completed, each outstanding TeleCorp employee stock option will be converted into an option to purchase shares of Holding Company class A voting common stock at an exercise price per share equal to the exercise price per share of TeleCorp subject to the option before the conversion. In addition, each outstanding restricted share of TeleCorp class A voting common stock will be converted into one restricted share of Holding Company class A voting common stock. Also, under the TeleCorp 1998 Restricted Stock Plan, on July 17, 2003, Mr. Vento and Mr. Sullivan will be entitled to receive all unallocated shares issued under the plan that have not vested as of that date, pro rata in accordance with the stock they have received pursuant to the management agreement.

   Tritel. When the merger is completed, each outstanding Tritel stock option will be converted into an option to purchase the number of shares of Tritel class A voting common stock that is equal to the product of 0.76 multiplied by the number of shares of Tritel class A voting common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be divided by 0.76 to reflect the exchange ratio of Tritel class A voting common stock in the merger. The vesting of the Tritel options issued prior to February 28, 2000 will be accelerated upon the consummation of the merger. In addition, each outstanding restricted share of Tritel class A voting common stock will be converted upon the consummation of the merger into the number of restricted shares of Holding Company class A voting common stock that is equal to the product of 0.76 multiplied by the number of shares of Tritel class A voting common stock subject to the award. Pursuant to the merger agreement, Tritel is permitted to amend its restricted stock agreements to fully vest all recipients on or before December 31, 2002. Although Tritel intends to effect amendments to compress the vesting schedule of its restricted stock as permitted under the merger agreement, no amendments have been finalized or executed as of the date of this joint proxy statement- prospectus.

   The other terms of each TeleCorp and Tritel option and restricted shares referred to above will continue to apply.

   Holding Company will file a registration statement covering the issuance of the shares of Holding Company class A voting common stock subject to each TeleCorp and Tritel option and restricted shares and will maintain the effectiveness of that registration statement for as long as any of the options or restricted shares remain outstanding.

Effect of the Merger on Outstanding TeleCorp and Tritel Credit Facilities

 The TeleCorp Debt

   As of March 31, 2000, TeleCorp has available a $560 million senior credit facility of which $225 million has been drawn. TeleCorp entered into the senior credit facility with Chase Manhattan Bank, TD Securities (USA) Inc. and other lenders on July 17, 1998 and the credit facility will mature between January 2007 and January 2009.

   The senior credit facility permits TeleCorp to enter into a stock-for-stock merger but prohibits any change of control without the prior consent of the lenders. A change in control occurs when there is an acquisition of more than 20% of the aggregate voting power of the outstanding TeleCorp capital stock, which would be an event of default under the credit facility. After the merger, Tritel stockholders will own 47% of the stock and approximately 23.4% of the voting power in Holding Company, which will hold 100% of the stock in TeleCorp resulting in Tritel stockholders indirectly holding 47% of the stock and approximately 23.4% of the voting power in TeleCorp. Therefore, the merger will not violate the merger provision but it will violate the change of control provision and require a waiver of the change of control provision. TeleCorp has been actively seeking a waiver of the change of control provision from its lenders.

 The Tritel Debt

   As of March 31, 2000, Tritel has available a $550 million senior secured credit facility of which $300 million has been drawn. Tritel entered into the senior credit facility with Toronto Dominion (Texas) Inc., Toronto Dominion Bank and other lenders on March 31, 1999 and amended the senior credit facility on April 21, 1999. The Tritel credit facility consists of a $250 million revolving credit facility which has an 8.5-year maturity term, a $100 million term loan A, which has an 8.5-year maturity term, and a $200 million term loan B, which has a 9-year maturity term.

   The Tritel credit agreement prohibits the merger of Tritel with any other parties, except with or among its subsidiaries. The merger will also constitute a change of control under the Tritel credit agreement which will result in an event of default under the credit facility. A change in control occurs (1) upon any disposition of Tritel capital stock that would result in AT&T Wireless Services not owning at least 15% of the equity of Tritel, (2) upon the acquisition of more than 20% of the aggregate voting power of the outstanding Tritel capital stock or (3) if the majority of the members of the board of directors of Tritel were not appointed by current Tritel board of directors or stockholders. Therefore, the merger will violate the merger provision and the change of control provision and an amendment or bank consent to the Tritel credit agreement will be required for the proposed transaction. Tritel has been actively seeking an amendment to the Tritel credit agreement or consent from its lenders concerning the change of control and merger provisions.

Material United States Federal Income Tax Consequences of the Merger

   The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. Holders of TeleCorp and Tritel stock.

   For purposes of this discussion, a U.S. Holder means:

  .  a citizen or resident of the United States;

  . a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

  . a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

  . an estate that is subject to U.S. federal income tax on its income regardless of its source.

   This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that TeleCorp stockholders hold their TeleCorp capital stock and will hold their Holding Company capital stock, and that Tritel stockholders hold their Tritel capital stock and will hold their Holding Company capital stock, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including:

  .  insurance companies;

  .  tax-exempt organizations;

  .  dealers in securities or foreign currency;

  .  banks or trusts;

  . persons that hold their TeleCorp or Tritel capital stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

  .  persons that have a functional currency other than the U.S. dollar;

  .  investors in pass-through entities;

  . stockholders who acquired their TeleCorp or Tritel capital stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

  .  holders of options granted under any TeleCorp or Tritel benefit plan.

   Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

   None of TeleCorp, Tritel or Holding Company has requested a ruling from the United States Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

   Cadwalader, Wickersham & Taft, counsel to TeleCorp, has delivered its opinion to TeleCorp and Brown & Wood LLP, counsel to Tritel, has delivered its opinion to Tritel to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the exchange of TeleCorp and Tritel capital stock for Holding Company capital stock in the merger will, taken together, constitute a tax-free transaction within the meaning of Section 351 of the Internal Revenue Code and each company's stock exchange will separately qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the Cadwalader, Wickersham & Taft tax opinion and/or the Brown & Wood tax opinion.

   Based on such tax opinions, the following tax consequences would arise:

  . no gain or loss will be recognized by Holding Company, TeleCorp, Tritel, First Merger Sub or Second Merger Sub in connection with the merger;

  . no gain or loss will be recognized by (1) U.S. Holders of TeleCorp stock on the exchange of their TeleCorp stock for Holding Company stock or (2) U.S. Holders of Tritel stock on the exchange of their Tritel stock for Holding Company stock (except with respect to cash received by U.S. Holders of TeleCorp or Tritel stock in lieu of fractional shares of Holding Company stock);

  . (1) the aggregate adjusted basis of the Holding Company capital stock received in the merger by a U.S. Holder of TeleCorp capital stock will be equal to the aggregate adjusted basis of the U.S. Holder's TeleCorp capital stock exchanged for that Holding Company capital stock (reduced by any amount allocable to the fractional share interests in Holding Company capital stock for which cash is received) and (2) the aggregate adjusted basis of the Holding Company capital stock received in the merger by a U.S. Holder of Tritel capital stock will be equal to the aggregate adjusted basis of the U.S. Holder's Tritel capital stock exchanged for that Holding Company capital stock (reduced by any amount allocable to the fractional share interests in Holding Company capital stock for which cash is received); and

  . (1) the holding period of the Holding Company capital stock received in the merger by a U.S. Holder of TeleCorp capital stock will include the holding period of the U.S. Holder's TeleCorp capital stock exchanged for that Holding Company capital stock and (2) the holding period of the Holding

     Company capital stock received in the merger by a U.S. Holder of Tritel capital stock will include the holding period of the U.S. Holder's Tritel capital stock exchanged for that Holding Company capital stock.

   Cash Instead of Fractional Shares. The receipt of cash instead of a fractional share of Holding Company capital stock by a U.S. Holder of TeleCorp or Tritel capital stock will result in taxable gain or loss to such U.S. Holder for U.S. federal income tax purposes based upon the difference between the amount of cash received by such U.S. Holder and the U.S. Holder's adjusted tax basis in the fractional share as set forth above. The gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than 12 months as of the date of the merger. For non-corporate U.S. Holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

   Constructive Distributions on Preferred Stock Issued in the Merger. Section 305 of the Internal Revenue Code and the Treasury Regulations thereunder provide that, under certain circumstances, the excess of the redemption price of preferred stock over the issue price of such preferred stock will be taxable as a constructive distribution to the holder (which will be treated as a dividend to the extent of the issuer's current and accumulated earnings and profits). Certain classes of the Holding Company preferred stock may be deemed "preferred stock" for purposes of Section 305 of the Internal Revenue Code.

   If the redemption price of a series of preferred stock exceeds, by more than a de minimis amount, the issue price of the series of preferred stock (i.e., the fair market value of such stock) at its date of issue, holders will be required to accrue such excess (the "redemption premium") as a constructive dividend distribution (to the extent of the issuer's current and accumulated earnings and profits) over the term of such stock. In addition, a distribution by the Holding Company of any additional shares of a series of preferred stock, in lieu of a cash dividend payment, may give rise to additional redemption premium. Holders should consult their tax advisors regarding the application of the above rules to their particular situation.

   Backup Withholding. Certain non-corporate TeleCorp or Tritel stockholders may be subject to backup withholding at a 31% rate on cash payments received instead of fractional shares of Holding Company capital stock. Backup withholding will not apply, however, to a TeleCorp or Tritel stockholder who:

  . furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Tritel stockholders following the date of completion of the merger;

  . provides a certification of foreign status on Form W-8 or successor form; or

  .  is otherwise exempt from backup withholding.

   Reporting Requirements. A U.S. Holder of TeleCorp or Tritel capital stock receiving Holding Company capital stock as a result of the merger may be required to retain records related to such U.S. Holder's TeleCorp and Tritel capital stock, as the case may be, and file with its federal income tax return, a statement setting forth facts relating to the merger.

   The summary of material U.S. federal income tax consequences is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state or local tax consequences of the merger. The summary does not address the tax consequences of any transaction other than the merger. Accordingly, each TeleCorp and Tritel stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger to the holder.

Accounting Treatment of the Merger

   The merger will be accounted for under the purchase method of accounting for business combinations. See "Unaudited Pro Forma Condensed Combined Financial Statements."

Regulatory Matters

   We have summarized below the material regulatory requirements affecting the merger. Although we have not yet received the required approvals we discuss, we anticipate that we will receive regulatory approvals sufficient to complete the merger in the fourth quarter of 2000.

   Antitrust Considerations. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

   Federal Communications Commission. Pursuant to the Communications Act of 1934 and Federal Communications Commission rules, the transfer of control of companies holding, or assignment of, licenses issued by the Federal Communications Commission typically requires prior Federal Communications Commission approval. TeleCorp and Tritel each directly or indirectly hold Federal Communications Commission licenses and intend to obtain any necessary approvals from the Federal Communications Commission in connection with the mergers. On or about May 4, 2000, TeleCorp and Tritel filed appropriate applications with the Federal Communications Commission seeking approval for the transfer of control to Holding Company of the applicable Federal Communications Commission licenses and authorizations. Additionally, on April 27, 2000 TeleCorp filed an application to implement the transfer of the license involved in the AT&T Wireless transaction, as well as applications to implement the license swaps. The applications will be listed on public notice which will commence a 30-day period in which interested parties may file comments or petitions to deny.

   Completion of the merger is conditioned, among other factors, upon grants of the requisite Federal Communications Commission consents becoming final. A "final" Federal Communications Commission order is one that has not been stayed and is no longer subject to review by the Federal Communications Commission or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the Federal Communications Commission's grants of consents to the transfers, there may be post-grant challenges by private parties or actions by the Federal Communications Commission or the courts that would delay or prevent finality.

   Closing of the merger will result in Holding Company's attribution with spectrum in excess of the Federal Communications Commission's spectrum aggregation limits by 5 MHz in one county in Kentucky. Accordingly, Holding Company has filed for consent to assign the offending partitional and disaggregated spectrum to an unaffiliated third party.

   We currently anticipate Federal Communications Commission action on all applications necessary for completion of the merger by the end of the fourth quarter of 2000.

Restrictions on Sales of Shares by Affiliates of TeleCorp and Tritel

   The shares of Holding Company class A voting common stock to be issued in connection with the merger or upon conversion of shares of Holding Company common stock or Holding Company preferred stock issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except for shares of Holding Company class A voting common stock issued to any person who is deemed to be an "affiliate" of either TeleCorp or Tritel. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either TeleCorp or Tritel and may include Holding Company's executive officers and directors, as well as its significant stockholders. Affiliates may not sell their shares of Holding Company common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

  . an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

  .  any other applicable exemption under the Securities Act of 1933.

   Holding Company's registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, does not cover the resale of shares of Holding Company common stock to be received by an affiliate of TeleCorp and Tritel in the merger.

Nasdaq National Market Listing of Holding Company Common Stock to be Issued in the Merger

   TeleCorp and Tritel have agreed to cooperate to cause the shares of Holding Company class A voting common stock to be issued in connection with the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, before the completion of the merger.

Appraisal Rights

   TeleCorp. Under Delaware law, TeleCorp class A voting common stockholders are not entitled to appraisal rights in connection with the merger. Holders of TeleCorp voting preference common stock are entitled to appraisal rights under Delaware law. TeleCorp voting preference common stockholders have entered into a voting agreement with TeleCorp and Tritel through which all the voting preference common stockholders have agreed to vote all of their shares of voting preference common stock in favor of the merger. As a result of the voting agreement, any TeleCorp voting preference common stockholder who votes in favor of the merger will not be able to exercise his appraisal rights.

   Tritel. Under Delaware law, Tritel class A voting common stockholders are not entitled to appraisal rights in connection with the merger. Holders of Tritel voting preference common stock are entitled to appraisal rights under Delaware law. Tritel voting preference common stockholders have entered into a voting agreement with Tritel and TeleCorp, through which all the voting preference common stockholders have agreed to vote all of their shares of voting preference common stock in favor of the merger. As a result of the voting agreement, any Tritel voting preference common stockholder who votes in favor of the merger will not be able to exercise his appraisal rights.

Delisting and Deregistration of TeleCorp and Tritel Common Stock after the
Merger

   When the merger is completed, TeleCorp class A voting common stock and Tritel class A voting common stock will each be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

The Merger Agreement

   The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement as amended, which is incorporated by reference and attached as Annex A to this joint proxy statement-prospectus. We urge you to read the full text of the merger agreement.

   The merger agreement provides that simultaneously with the closing of the mergers, AT&T Wireless Services will contribute to Holding Company rights to acquire additional wireless licenses in exchange for Holding Company class A voting common stock. For a more detailed description of the AT&T Wireless Services contribution, see the section entitled "The Merger--Description of AT&T Wireless Services Contribution" in this joint proxy statement-prospectus.

   Conditions to the Merger. Each of TeleCorp's and Tritel's obligations to complete the merger of First Merger Sub into TeleCorp and the merger of Second Merger Sub into Tritel are subject to the satisfaction or waiver of specified conditions before completion of the mergers, including the following:

  .  the adoption of the merger agreement by the affirmative vote of:

    . the holders of a majority of the voting power of the outstanding shares of TeleCorp class A voting common stock and TeleCorp voting preference common stock, voting as a single class, outstanding as of the record date, voting at the special meeting; and

    . the holders of a majority of the voting power of the outstanding shares of Tritel class A voting common stock and Tritel voting preference common stock, voting as a single class, outstanding as of the record date, voting at the special meeting;

  . the receipt of all permits, approvals and consents of, and the completion of filings with, or notices to, any state or local government authorities, including state securities commissions, necessary for completion of the merger transactions (other than the AT&T Wireless Services contribution), the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a material adverse effect, as described below, on TeleCorp, Tritel or Holding Company after the mergers;

  . the receipt of all consents or approvals of any person, other than a government authority, required under any agreement or instrument necessary for completion of the merger transactions (other than the AT&T Wireless Services contribution), the failure of which to obtain, individually or in the aggregate, would not have a material adverse effect, as described below, on TeleCorp or Tritel;

  . the declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, by the Securities and Exchange Commission, and the absence of any stop order or threatened or pending proceedings seeking a stop order;

  . the absence of any law, order or injunction prohibiting completion of the mergers or creating a material adverse effect, as described below, with respect to TeleCorp or Tritel;

  . the receipt of written opinions from Cadwalader, Wickersham & Taft and Brown & Wood LLP to the effect that for federal income tax purposes, each merger will constitute an exchange to which Section 351 of the Internal Revenue Code applies and a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code;

  . the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  . the receipt of executed affiliate agreements from TeleCorp and Tritel affiliates;

  . the final approval of the Federal Communications Commission free of conditions materially adverse to TeleCorp or Tritel, other than those conditions applicable to the PCS or wireless communications services industry generally; and

  . the approval for listing, by the Nasdaq National Market, of the shares of Holding Company class A voting common stock to be issued, or to be reserved for issuance, in connection with the mergers, subject to official notice of issuance.

   "Material Adverse Effect," when used in reference to any entity, means any event, change, or effect that is materially adverse to the business, assets, financial condition or results of operations of the entity and its subsidiaries, taken as a whole.

   However, there will be no material adverse effect to the extent that any adverse change in, or effect on, the financial condition or revenues relates:

  .  to the general economic conditions in the United States; or

  .  to the wireless communications industry generally.

   TeleCorp's obligations to complete the merger of First Merger Sub into TeleCorp are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

  . Tritel's representations and warranties, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of completion of the mergers, except for:

    . any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, have a material adverse effect on Tritel;

    .  changes contemplated by the merger agreement; and

    . representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date;

  . Tritel must have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement; and

  . the simultaneous completion of the merger of Second Merger Sub into Tritel.

   Tritel's obligations to complete the merger of Second Merger Sub into Tritel are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

  . TeleCorp's representations and warranties, disregarding all qualifications and exceptions contained in the merger agreement relating to the materiality or material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of completion of the mergers, except for:

    . any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, have a material adverse effect on TeleCorp;

    .  for changes contemplated by the merger agreement; and

    . representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date;

  . TeleCorp must have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement; and

  . the simultaneous completion of the merger of First Merger Sub into TeleCorp.

   Holding Company's obligations to issue shares of class A voting common stock to AT&T Wireless Services in connection with the AT&T Wireless Services contribution are subject to the satisfaction or waiver of the following additional conditions before completion of the mergers:

  . AT&T Wireless Services representations and warranties must be true and correct in all material respects as of the date of the merger agreement and as of the date of completion of the mergers, except for:

    .  changes contemplated by the merger agreement; and

    . representations and warranties that expressly address matters only as of a particular date, which must be true and correct in all material respects as of such date.

  . AT&T Wireless Services must have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement;

  . the absence of any law, order or injunction making the contribution illegal, prohibiting completion of the contribution or creating a material adverse effect on AT&T Wireless Services;

  . the receipt by AT&T Wireless Services of all approvals and consents of, and the completion of filings by AT&T Wireless Services with, or notices to, any federal, state or local government authorities necessary for completion of the AT&T Wireless Services contribution, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on AT&T Wireless Services;

  . the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  . the execution of the Airadigm assignment agreement by AT&T Wireless Services in connection with the contribution by AT&T Wireless Services;

  . the execution of the Indus merger agreement and the Indus assignment and assumption agreement (as described below under the heading "The Merger Agreement--Description of AT&T Wireless Services Contribution") and the satisfaction of the conditions required to consummate the contribution by AT&T Wireless Services;

  . the execution of the license extension agreement by AT&T Wireless Services in connection with the contribution by AT&T Wireless Services;

  . the contribution by AT&T Wireless Services of approximately $20 million in cash to Holding Company; and

  . the transactions in connection with the exchange agreement between AT&T Wireless, TeleCorp and certain AT&T Wireless affiliates must have been completed. For a more detailed description of the separate exchange transaction, see "The Merger--Description of Other AT&T Transactions."

   AT&T Wireless Services obligations to complete the contribution and execute the license extension agreement relating to AT&T Wireless Services are subject to the satisfaction or waiver of the following additional conditions before completion of the mergers:

  . TeleCorp's and Tritel's representations and warranties, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of completion of the mergers, except for:

    . any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, have a material adverse effect on TeleCorp or Tritel;

    .  any changes contemplated by the merger agreement; and

    . representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date.

  . TeleCorp and Tritel must have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement;

  . the absence of any law, order or injunction making the contribution illegal, prohibiting completion of the contribution or creating a material adverse effect on TeleCorp, Tritel or which would reasonably be expected to have a material adverse effect on AT&T Wireless Services;

  . the receipt by TeleCorp, Tritel and Holding Company of all approvals and consents of, and the completion of filings by TeleCorp, Tritel and Holding Company with, or notices to, any federal, state or local government authorities necessary for completion of the contribution, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on TeleCorp, Tritel or a material adverse effect on Holding Company or AT&T Wireless Services;

  . the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the completion of the AT&T Wireless Services contribution;

  . the completion of the merger of First Merger Sub into TeleCorp and the merger of Second Merger Sub into Tritel;

  . 9,272,740 shares of Holding Company class A voting common stock must have been simultaneously issued to AT&T Wireless Services; and

  . the transactions in connection with the separate exchange agreement between AT&T Wireless Services, TeleCorp and certain AT&T Wireless Services affiliates must have been completed.

   No Other Transactions Involving TeleCorp or Tritel. The merger agreement contains detailed provisions prohibiting TeleCorp and Tritel from seeking an alternative transaction. Under these "no solicitation" provisions, each of TeleCorp and Tritel has agreed that neither it nor any of its subsidiaries, officers and directors, will, and that each will use reasonable best efforts to ensure that it and its subsidiaries' employees, agents and representatives, do not, directly or indirectly:

  . initiate, solicit or encourage any proposals, including by furnishing information, that constitute, or could reasonably be expected to result in, an acquisition proposal, as described below;

  . have any discussion or engage in any negotiations with, or provide any non-public information to, any person relating to an acquisition proposal; or

  .  agree to, approve or recommend any acquisition proposal.

   "Acquisition Proposal" means, with respect to any entity, any proposal or intended proposal regarding:

  . any transaction or tender or exchange offer for the equity securities of that entity that, if completed, would result in any person other than a party to the merger agreement beneficially owning securities representing 20% or more of the outstanding shares of that entity, or of the surviving parent entity in the transaction, or any of its significant subsidiaries;

  . any acquisition or proposed acquisition of that entity by merger or business combination; or

  . any acquisition, directly or indirectly, of control of the assets of that entity, including stock of its subsidiaries taken as a whole, by a person not a party to the merger agreement for an amount equal to 20% or more of the fair market value of all the outstanding shares of that entity on the date of the merger agreement.

   The merger agreement does not prevent each of TeleCorp and Tritel, or its board of directors, from engaging in any discussions with, or providing any non-public information to, any person or entity in response to an unsolicited bona fide written acquisition proposal by that person or entity, if and only to the extent that its board of directors concludes in good faith, after consulting with its financial advisors, that the acquisition proposal would, if consummated, result in a transaction more favorable to the TeleCorp or Tritel stockholders, as applicable.

   However, TeleCorp or Tritel may only take such action if and only to the extent that:

  . its board of directors, after consultation with outside counsel, determines in good faith that the failure to engage in discussions with, or provide non-public information to, the person or entity would be inconsistent with its fiduciary duties under applicable law; and

  . before providing any non-public information to, or engaging in any discussions or negotiations with, any person or entity in connection with an acquisition proposal by that person or entity, its board of directors receives from that person or entity an executed confidentiality agreement with terms no less favorable than the comparable terms in the confidentiality agreement between TeleCorp and Tritel.

   In addition, the merger agreement does not prevent each of TeleCorp and Tritel, or its board of directors, from making any disclosure to its stockholders, if its board of directors, after consultation with outside counsel, determines in good faith that the failure to disclose would result in the reasonable likelihood that its board of directors would breach its fiduciary duties under applicable law.

   In any event, each of TeleCorp and Tritel will immediately terminate any existing solicitation, initiation, encouragement activity, discussion or negotiation with any person that was conducted before the merger agreement was signed.

   In addition, the merger agreement does not prevent TeleCorp or Tritel from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to an acquisition proposal.

   Each of TeleCorp and Tritel has agreed under the provisions of the merger agreement that:

  . it will promptly notify the other party and AT&T Wireless Services orally and in writing, of any proposals or requests for information covered by the "no solicitation" provisions of the merger agreement;

  . it will provide the name of the person and the material terms and conditions of any inquiries or proposals;

  . it will keep the other party and AT&T Wireless Services reasonably informed of the status of any proposals or requests for information;

  . it will immediately cease and terminate any existing solicitation, initiation, encouragement activity, discussion or negotiation with any person covered by the "no solicitation" provisions of the merger agreement; and

  . it will not release any person not a party to the merger agreement from, fail to enforce or waive any provision of any standstill agreement to which it is a party which could effect an acquisition proposal.

   Termination. The merger agreement may be terminated at any time, whether before or after the stockholder approvals have been obtained:

  . by mutual written consent authorized by the board of directors of TeleCorp and Tritel;

  . by either TeleCorp or Tritel if the mergers are not completed on or before December 31, 2000, or if the mergers are not completed solely because of outstanding Hart-Scott-Rodino or Federal Communications Commission approvals or consents before March 31, 2001, except that this right to terminate the merger agreement will not be available to any party whose willful failure to fulfill any material obligation under the merger agreement has been the cause of, or has resulted in, the failure of the mergers to be completed by December 31, 2000 or March 31, 2001, as the case may be;

  . by either TeleCorp or Tritel if the other party breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement in such a way as to render the conditions to the completion of the mergers contained in the merger agreement incapable of being satisfied on or before December 31, 2000;

  . by either TeleCorp or Tritel if any governmental entity issues an injunction, order or decree enjoining or otherwise prohibiting the mergers and the contribution, and the injunction, order or decree becomes final and nonappealable, except that this right to terminate the merger agreement will not be available to any party who fails to use reasonable best efforts to remove the injunction, order or decree; or

  . by either TeleCorp, Tritel or AT&T Wireless Services with respect to the contribution only, if the approval and adoption of the merger agreement by either party's stockholders is not obtained at a duly held meeting of TeleCorp's or Tritel's stockholders.

   The provisions of the merger agreement relating to the contribution by AT&T Wireless Services may be terminated at any time whether before or after the stockholder approvals have been obtained:

  . by mutual written consent authorized by the board of directors of Holding Company (or TeleCorp before the mergers are completed) and AT&T Wireless Services;

  . by either Holding Company (or TeleCorp before the mergers are completed) or AT&T Wireless Services if the mergers are completed but the contribution by AT&T Wireless Services is not completed on or before December 31, 2000, except that this right to terminate the merger agreement will not be available to any party whose willful failure to fulfill any material obligation under the merger agreement has been the cause of, or has resulted in, the failure of the mergers to be completed by December 31, 2000; or

  . by either Holding Company (or TeleCorp before the mergers are completed) or AT&T Wireless Services if any governmental entity issues an injunction, order or decree enjoining or otherwise prohibiting the AT&T Wireless Services contribution, and the injunction, order or decree becomes final and nonappealable, except that this right to terminate the provisions of the merger agreement relating to the AT&T Wireless Services contribution will not be available to any party who fails to use reasonable best efforts to remove the injunction, order or decree.

   Conduct of Business Pending the Merger. Under the merger agreement, each of TeleCorp and Tritel has agreed that, during the period before completion of the mergers, except as expressly contemplated, required or permitted by the merger agreement, or to the extent that the other party consents in writing, it will carry on its respective business in the ordinary course in the same manner as previously conducted, and will use its commercially reasonable efforts to preserve substantially intact its present business organization, its relationships with third parties and the services of its employees.

   In addition to these agreements regarding the conduct of business generally, each of TeleCorp and Tritel has agreed to specific restrictions relating to the following:

  .  the amendment of its certificate of incorporation or by-laws;

  .  the merger or consolidation with other entities;

  . the issuance or sale of capital stock, any voting debt or other equity interests;

  .  the disposition of assets;

  . the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

  .  the declaration or payment of dividends;

  .  the repurchase or redemption of capital stock;

  .  compensation of directors, executive officers and key employees;

  .  employment or severance agreements;

  .  the acquisition of assets or other entities;

  .  the incurrence, assumption or guarantee of loans or advances;

  .  the incurrence of capital expenditures;

  .  the incurrence of purchase commitments;

  .  accounting policies and procedures;

  .  the incurrence of debt;

  .  the disposition of intellectual property;

  . actions that would result in a material violation, default or waiver of rights under any material agreements;

  . actions or failure to take actions that would result in any of the representations and warranties becoming untrue in any material respect, or any of the conditions to the mergers not being satisfied;

  . the taking of actions that would prevent or impede the mergers from qualifying as an exchange under Section 351 of the Internal Revenue Code or the qualification of either merger as a reorganization under Section 368 of the Internal Revenue Code; or

  . the entering into or amending of any agreements, commitments or arrangements with respect to any conduct of business prohibited during the period before completion of the mergers.

   Stockholders' Meetings. Each of TeleCorp and Tritel has agreed to hold its stockholders' meeting as soon as practicable after the signing of the merger agreement to obtain the approval of its stockholders. The board of directors of each of TeleCorp and Tritel has agreed to recommend to its stockholders that the merger agreement be approved and authorized by its stockholders. In addition, the board of directors of each of TeleCorp and Tritel has agreed to submit the merger agreement to its stockholders, whether or not the board of directors of TeleCorp or Tritel, as applicable, at any time changes, withdraws or modifies its recommendation.

   Additional Agreements. Each of TeleCorp and Tritel has agreed to cooperate with each other and to use its reasonable best efforts to take all actions and do all things necessary, proper and advisable under the merger agreement and applicable laws to complete the mergers as soon as practicable after February 28, 2000, which is the date of the merger agreement. Accordingly, each has agreed to use its reasonable best efforts to:

  . as promptly as practicable, prepare and file all registrations and filings and other documents, and to obtain all consents, licenses, orders, approvals, permits, authorizations and qualifications from any third party or any domestic governmental entity necessary to complete the mergers; and

  . take all reasonable steps to obtain all necessary consents and required approvals, including those required under applicable antitrust and communications laws.

   TeleCorp's and Tritel's cooperation may also include using their reasonable best efforts to contest and resist actions challenging the mergers as illegal and laws or orders making the mergers illegal or prohibiting or materially impairing or delaying the mergers. Neither TeleCorp nor Tritel will be required to divest or hold separate any business or take any other action that could be reasonably expected to impair the ability of Holding Company to own and operate its businesses or the contributed property, AT&T Wireless Services to own common stock, or TeleCorp, Tritel or AT&T Wireless Services, as the case may be, to own and operate its business if the mergers are not completed in substantially the same manner as previously conducted.

   Each of TeleCorp and Tritel have also agreed to use commercially reasonable efforts to obtain all opinions, affiliate agreements, necessary state securities permits and approvals and provide all documentation, information and materials to qualify as a tax-free transaction for federal income tax purposes.

   Each of TeleCorp and Holding Company have also agreed to indemnify and hold harmless AT&T Wireless Services and its affiliates against any liabilities in connection with the Airadigm assignment and purchase agreements and the Indus assignment and merger agreements in connection with the contribution by AT&T Wireless Services.

   AT&T Wireless Services has also agreed:

  . to use commercially reasonable efforts to obtain the necessary approvals to complete the contribution;

  .  to waive its rights to object to the mergers; and

  . to cooperate in exercising its rights under the agreements in connection with the contribution and completing the mergers.

   The merger agreement also contains covenants relating to the cooperation between TeleCorp and Tritel in the preparation of this joint proxy statement-prospectus and additional agreements between them relating to, among other things, access to information, mutual notice of specified matters, employee benefits and public announcements.

   Amendment, Extension and Waiver. The merger agreement may be amended by the parties and provisions of the merger agreement may be waived. All amendments and waivers to the merger agreement must be in writing signed by each party.

   Expenses. Whether or not the mergers are completed, all expenses and fees incurred in connection with the merger agreement and the mergers will be paid by the party incurring the expenses or fees, except:

  . all expenses and fees incurred in connection with the filing, printing and mailing of this joint proxy statement-prospectus and the registration statement of which it is a part will be shared equally by Tritel and TeleCorp; and

  . if the mergers are completed, the surviving corporation of each merger will pay any property or transfer taxes imposed in connection with the mergers.

   Representations and Warranties. The merger agreement contains customary representations and warranties of TeleCorp and Tritel relating to, among other things:

  .  corporate organization and similar corporate matters;

  .  subsidiaries;

  .  capital structure;

  .  authorization and enforceability;

  .  board of directors approval and applicable state takeover laws;

  .  the stockholder vote required to adopt the merger agreement;

  .  absence of conflicts;

  . Hart-Scott-Rodino and Federal Communications Commission filings and consents;

  . documents filed with the Securities and Exchange Commission and financial statements included in those documents;

  .  specified contracts;

  .  compliance with applicable laws;

  .  licenses and authorizations;

  .  absence of specified changes or events;

  .  absence of litigation;

  .  employee benefits;

  .  employment and labor matters;

  . information supplied in connection with this joint proxy statement-prospectus and the registration statement of which it is a part;

  .  business activities;

  .  title and leases;

  .  taxes;

  .  environment;

  .  intellectual property;

  .  anti-takeover statutes;

  .  brokers; and

  .  opinions of financial advisors.

Transition Committee

   A transition committee, comprised of Gerald T. Vento, Thomas H. Sullivan, E.B. Martin, Jr., William M. Mounger, II, Andrew Hubregsen, Michael R. Hannon and Scott Anderson has been formed to provide recommendations as to the advisability of all consents sought with regard to confidentiality issues and the conduct of business of TeleCorp and Tritel pending the closing of the merger. Such recommendations shall be presented, together with the request for a consent, to TeleCorp or Tritel, as appropriate.

Holding Company Charter and By-Laws

   Upon completion of the merger, the restated certificate of incorporation for Holding Company will become effective in substantially the form set forth in Annex E to this joint proxy statement-prospectus and the restated by-laws of Holding Company will become effective in substantially the form set forth in Annex F to this joint proxy statement-prospectus. For a summary of the material provisions of the restated certificate of incorporation and restated by-laws of Holding Company, and the rights of stockholders of Holding Company under the restated certificate of incorporation and restated by-laws, see the section entitled "Description of Holding Company Capital Stock."

Description of AT&T Wireless Services Contribution

   General. In connection with the merger, and as part of an overall plan with the merger, simultaneously with the closing of the merger, AT&T Wireless Services will contribute to Holding Company rights, pursuant to separate asset purchase and merger agreements, to designate a qualified assignee for wireless licenses in Milwaukee and Madison, Wisconsin and Des Moines and Davenport, Iowa.

   In connection with the contribution, the merger agreement provides for the following transactions to occur:

  . AT&T Wireless Services has agreed to assign to Holding Company its right to enter into, and all its rights, title and interest in, an asset purchase agreement with Airadigm including the assumption of approximately $74.6 million in debt and other liabilities and a $74.0 million cash payment. The asset purchase agreement is part of, and subject to the approval of, a plan of reorganization filed on January 24, 2000 in connection with the bankruptcy proceedings of Airadigm. Holding Company intends to acquire from Airadigm licenses representing a population of approximately 3.1 million people in Wisconsin and Iowa under the asset purchase agreement;

  . AT&T Wireless Services has agreed to assign to Holding Company all of its rights, title and interest in a merger agreement with Indus including the assumption of approximately $54 million of Federal Communications Commission debt, $48.3 million of other liabilities and a $34.7 million cash payment (of which, up to $4 million can be satisfied in Holding Company class A voting common stock at Indus' option). Holding Company intends to acquire from Indus licenses representing a population of approximately 1.9 million people in Milwaukee, Wisconsin under the merger agreement;

  . the network membership license agreement between AT&T and Holding Company (or TeleCorp before the merger) will be amended to extend the initial five-year brand sharing for an additional two years from the closing of the merger and extend the rights of TeleCorp to all people covered by Holding Company licenses;

  . AT&T Wireless Services will contribute approximately $20 million in cash to Holding Company; and

  . in consideration for AT&T Wireless Services contribution of licenses, assignment of rights and cash, AT&T Wireless Services will receive 9,272,740 million shares of Holding Company class A voting common stock.

 Indus Merger

  . if the Indus merger is completed prior to the closing of the TeleCorp and Tritel mergers, TeleCorp or one of its affiliates will assume all of the obligations of AT&T Wireless Services or its affiliates under the organizational agreement among Indus, AT&T Wireless Services and other parties not otherwise related to this transaction;

  . if the merger agreement is terminated after the Indus merger is completed, AT&T Wireless Services has the option to select either of the following:

    . TeleCorp will re-assign and transfer to AT&T Wireless Services all of the assets and rights which were acquired by TeleCorp from AT&T Wireless Services in connection with the Indus merger closing and AT&T Wireless Services will reimburse TeleCorp for certain costs incurred by TeleCorp in connection with the Indus merger; or

    . TeleCorp will pay AT&T Wireless Services in TeleCorp class A voting common stock valued at the average of the closing bid prices for the TeleCorp class A voting common stock for the ten trading days immediately preceding the date of the closing of the Indus merger equal to (1) $175 times the number of people within the licensed area of Indus, less (2) the purchase price that was paid plus the amount of the Indus debt assumed pursuant to the Indus merger agreement or the organization agreement.

   If AT&T Wireless Services is unable to provide the assets of Indus to Holding Company, then it may provide replacement assets consisting of 20 MHz PCS licenses, chosen at the option of AT&T Wireless Services, for at least an equivalent number of people in the Kansas City or Indianapolis BTAs and their surrounding BTAs or other equivalent BTAs agreed to by the parties in good faith provided that:

  . if the number of people in licensed areas included in the replacement assets exceeds the number of people covered in Indus's licensed areas, Holding Company will issue to AT&T Wireless Services an additional amount of Holding Company class A voting common stock, valued as described above, equal to $175 times the number of the excess people; and

  . if AT&T Wireless Services chooses not to provide replacement assets, TeleCorp (or Holding Company) may elect to terminate the assignment of assets and rights and contribution of cash by AT&T Wireless Services in exchange for Holding Company class A voting common stock, referred to as the "AT&T Wireless Contribution".

   The completion of the contribution requires the completion of the mergers, however the failure of the contributions to occur will not prevent the completion of the mergers.

Description of Other AT&T Transactions

 AT&T Wireless Exchange

   TeleCorp and AT&T Wireless entered into a separate exchange agreement to exchange certain wireless assets to extend their respective service areas.

   In connection with the exchange, the exchange agreement provides for the following transactions:

   TeleCorp will sell the 20 MHz PCS licenses in the New England territory, including some suburbs of Boston, Hyannis, and Worcester, Massachusetts, and Manchester, Nashua and Concord, New Hampshire, representing a population of 1.9 million people and certain property and equipment to AT&T Wireless in exchange for the following assets and rights of AT&T Wireless:

  . ABC has obtained the right to purchase the licenses of Polycell and Clinton Communications, Inc., which is a wholly owned subsidiary of Polycell, pursuant to the amended acquisition agreement between Polycell, Clinton Communications and ABC and has assigned its rights to transfer the right to hold the licenses and all of its other rights under the acquisition agreement to AT&T Wireless. AT&T Wireless has agreed to assign to TeleCorp the right to hold the licenses and all of its other rights under the acquisition agreement. TeleCorp will acquire from Polycell and Clinton Communications licenses covering approximately
     0.3 million people in Iowa;

  . AT&T Wireless has obtained the right to assign the right to hold certain licenses of ABC and to assign all of its other rights and obligations under its acquisition agreement with ABC. TeleCorp will acquire from AT&T Wireless licenses representing a population of approximately 1.5 million people in Iowa, including Des Moines, Davenport, Dubuque and Iowa City;

  . AT&T Wireless has agreed to transfer to TeleCorp its 10 MHz licenses in Wisconsin held by AT&T Wireless or its affiliates. TeleCorp will acquire from AT&T Wireless licenses representing a population of approximately
     1.95 million people in Wisconsin, including Madison, Appleton-Oshkosh and Greenbay;

  . AT&T Wireless has agreed to transfer to TeleCorp its 10 MHz licenses in Iowa held by AT&T Wireless or its affiliates. TeleCorp will acquire from AT&T Wireless licenses representing approximately 385,400 people in Iowa; and

  . AT&T Wireless will pay TeleCorp $80 million in cash less the cash consideration paid in connection with the Polycell and ABC licenses for certain of the assets associated with TeleCorp's New England territory. As of February 29, 2000, AT&T Wireless has paid $3,384,350 in cash to Polycell. Upon the closing of the merger, Polycell will receive $1,715,650 from AT&T Wireless in either Holding Company class A voting common stock or cash or a combination of cash and stock. Upon the closing of the merger, AT&T Wireless will pay $6,867,750 in cash to ABC.

   Intermediary

   Each of TeleCorp Holding Corp., Inc., TeleCorp PCS, LLC and AT&T Wireless has agreed to use all commercially reasonable efforts to structure the exchange transactions so that the exchange transactions will qualify as a tax-free exchange of like-kind assets to the maximum extent permitted by Section 1031 of the Internal Revenue Code, including, as applicable, a deferred like-kind exchange under Section 1031 of the Internal Revenue Code.

   To facilitate the exchange, an intermediary corporation will hold all of the assets of TeleCorp, the assets of AT&T Wireless and the cash and stock consideration, if any, pending the completion of the exchange transactions. However, title to the assets will pass directly to TeleCorp or its affiliates and AT&T Wireless at the closing of the exchange transactions pursuant to the intermediary agreement. The intermediary will complete the exchange transactions and distribute the assets to the parties as follows:

  . to TeleCorp Holding Corp., Inc., a subsidiary of TeleCorp, the assets acquired from Polycell and ABC;

  . to TeleCorp PCS LLC, a subsidiary of TeleCorp, the assets acquired from AT&T Wireless;

  .  to certain affiliates of TeleCorp, the cash consideration; and

  . to AT&T Wireless, the TeleCorp licenses and assets in the New England territory.

   The exchange agreement provides that AT&T Wireless may decline to use any of the TeleCorp licenses in the New England territory on the earlier of (i) 120 days from the date of the exchange agreement or (ii) the closing of the exchange transactions. If AT&T Wireless declines any TeleCorp assets then TeleCorp will keep title of the declined assets upon the closing of the exchange transactions.

   Replacement Assets

   In the event that AT&T Wireless is unable to deliver any of the licenses of Polycell, Clinton Communications or ABC within 35 days after any of TeleCorp and its affiliates are treated as transferring any asset of TeleCorp under certain tax regulations, then, within 45 days after the date of transfer, AT&T Wireless will deliver to the intermediary one of the following (chosen at AT&T Wireless's option):

  . cash in an amount equal to (1) $133 times the number of people covered by the licenses of Polycell, Clinton Communications or ABC, as the case may be, less (2) the amount of the cash consideration that was required to be paid under the acquisition agreements;

  . class A voting common stock of TeleCorp having a value equal to the cash payable as described above, valued based on the average of the closing prices of TeleCorp's class A voting common stock for the ten trading days immediately preceding the closing date of the exchange transactions; or

  . executed assignments satisfactory to TeleCorp for replacement assets consisting of PCS licenses held by AT&T Wireless or its affiliates in markets of equivalent size and density to markets covered by the licenses of Polycell, Clinton Communications and ABC and reasonably acceptable to TeleCorp for at least an equivalent number of people in licensed areas, which shall be exchanged as a like-kind exchange. If AT&T Wireless chooses to deliver the replacement assets described above, then:

    . TeleCorp will deliver to the intermediary, who will deliver to AT&T Wireless, TeleCorp class A voting common stock, valued based on the average of the closing prices of TeleCorp's class A voting common stock for the ten trading days immediately preceding the closing date of the exchange transactions, equal to the amount of the cash consideration that was required to be paid under the acquisition agreement(s) governing the undistributed licenses;

    . if the number of people in licensed areas included in the replacement assets exceeds the number of people covered by the licenses of Polycell, Clinton Communications or ABC, TeleCorp will deliver to the intermediary who will deliver to AT&T Wireless an additional amount of TeleCorp class A voting common stock, valued as described above, equal to $133 times the number of the excess people; and

    . the replacement assets will be considered as "replacement assets" within the meaning of Section 1031 of the Internal Revenue Code.

   The intermediary will transfer the replacement assets and any cash consideration to the TeleCorp affiliate and any cash consideration to AT&T Wireless at the closing of the exchange transactions.

   Termination

   In the event that TeleCorp PCS, LLC is unable to deliver any of the TeleCorp licenses or if the exchange agreement terminates prior to delivery of the TeleCorp licenses, and prior to termination any affiliate of TeleCorp has acquired any of the Polycell and ABC assets pursuant to the exchange agreement, then promptly upon termination of the exchange agreement, TeleCorp will, as directed by AT&T Wireless, either:

  . sell the licenses of Polycell, Clinton Communications or ABC to an entity designated by AT&T Wireless, for a purchase price and otherwise on the same terms and conditions as TeleCorp's acquisition of the Polycell assets or the ABC assets; or

  . issue to AT&T Wireless TeleCorp class A voting common stock having a value equal to (1) $133 times the number of people covered by the licenses of Polycell, Clinton Communications or ABC, as the case may be, less (2) the amount of the cash consideration that was required to be paid pursuant to the Polycell Acquisition Agreement or the ABC Acquisition Agreement, as the case may be, the TeleCorp class A voting common stock to be valued based on the average of the closing prices of the stock for the ten trading days immediately preceding the date of closing of the exchange transactions.

   TeleCorp and AT&T Wireless have agreed to enter into a transition agreement requiring TeleCorp to provide operational and administrative services for AT&T Wireless with respect to the TeleCorp licenses for a certain period of time.

   The exchange transaction is subject to regulatory approvals, lender consents and other conditions and is expected to close in the second half of 2000.

 Side Letters With AT&T Wireless Services

   At the same time TeleCorp entered into the merger agreement and the exchange agreement, TeleCorp entered into the following two side letters with AT&T Wireless or AT&T Wireless Services as described below:

   Replacement Assets Side Letter. In connection with the contribution, TeleCorp and AT&T Wireless Services have agreed that if AT&T Wireless Services does not have the ability to deliver the assets of Indus or the replacement assets to Holding Company, then TeleCorp, instead of terminating the contribution, will have the option to elect to have AT&T Wireless Services' 10 MHz license for the Milwaukee BTA constitute the replacement assets.

   Side Letter to Merger and Exchange Agreements. Pursuant to a side letter, TeleCorp, AT&T Wireless Services and AT&T Wireless have agreed to the following:

     Additional Markets. Upon the effective time of the exchange transactions, TeleCorp, AT&T Wireless Services and AT&T Wireless have agreed to the following:

       Des Moines-Quad Cities MTA. If TeleCorp or an affiliate tries to acquire any PCS license in the Des Moines, Iowa territory within two years of the closing of the exchange transactions, the area encompassed by the additional license, which covers 0.6 million people, will be included in the licensed territory under the network membership license agreement and will be subject to the roaming agreement, except that AT&T Wireless, AT&T Wireless Services and their affiliates will not be obligated under the stockholders' agreement to program subscriber equipment so that PCS systems operated by TeleCorp in the additional Iowa territory is the preferred provider for the subscribers of AT&T Wireless, AT&T Wireless Services and their affiliates.

       Airadigm. If any PCS license originally granted to Airadigm or an affiliate is auctioned by the Federal Communications Commission, AT&T Wireless, AT&T Wireless Services or an affiliate have agreed to enter into an agreement with a qualified entity chosen by AT&T Wireless and AT&T Wireless Services pursuant to which (i) AT&T Wireless and AT&T Wireless Services will fund one-third of the purchase price, up to a specified limit, of any auctioned license for which the qualified entity is the successful bidder, and TeleCorp has agreed to fund the remaining two-thirds, (ii) the qualified entity will, subject to applicable Federal Communications Commission requirements, promptly disaggregate each auctioned license, so that 10 MHz of each auctioned license will be retained by the qualified entity and 20 MHz of each auctioned license will be assigned or otherwise transferred to TeleCorp. AT&T Wireless and AT&T Wireless Services and TeleCorp have agreed to cooperate in obtaining any regulatory approvals required.

   Right of First Refusal. TeleCorp, AT&T Wireless Services and AT&T Wireless have agreed that AT&T Wireless and AT&T Wireless Services will have a right of first refusal to purchase the ROFR assets, which refers collectively to: (i) the assets of AT&T under the exchange agreement; (ii) all of the assets to be transferred under the terms of the Airadigm purchase agreement; and (iii) all of the assets currently held by Indus, under the following circumstances:

     Asset Sale. If TeleCorp agrees to sell, assign, transfer or otherwise dispose of any or all of the ROFR assets to any person other than a subsidiary of TeleCorp, AT&T Wireless or AT&T Wireless Services have the right to purchase the ROFR assets at a price per person in a licensed coverage area equal to the price per person in a licensed coverage area agreed to be paid by the purchaser, subject to approval by the Federal Communications Commissions or other governmental entities; or

     Transfer of Control. If TeleCorp agrees to a consolidation, merger or reorganization of TeleCorp with or into any person in which the stockholders of TeleCorp will own less than 60% of the voting securities of the surviving entity, or any transaction in which in excess of 40% of TeleCorp's voting power is transferred, or the sale, transfer or lease of all or substantially all of the assets of TeleCorp, then AT&T Wireless and AT&T Wireless Services have the right to purchase the ROFR assets at a price per person in a licensed coverage area equal to the price per person in a licensed coverage area being paid for TeleCorp as a whole in connection with the transfer of control.

   If a transfer of control occurs within 18 months after the closing of the merger agreement and either (i) the markets covered by the ROFR assets do not have at least negative 95 dB signal strength coverage over 50% of the people in these markets or (ii) the number of active customers TeleCorp has in these markets is less than one percent of the people within the territory of the ROFR assets, then the price per person in a licensed coverage area will be reduced, however, the aggregate purchase price to be paid by AT&T Wireless and AT&T Wireless Services will be equal to at least $175 per person in a licensed coverage area plus the amount of any capital contributed and operating expenses paid by TeleCorp with respect to the ROFR Assets.

   Transfers to Third Parties. If AT&T Wireless and AT&T Wireless Services do not elect to purchase all of the assets being offered, then TeleCorp may sell all or any part of the assets being offered to one or more third party transferees at an aggregate purchase price in an amount that equals or exceeds the purchase price being offered by the purchaser. If there is a transfer of control, AT&T Wireless and AT&T Wireless Services do not elect to purchase all of the ROFR assets owned by TeleCorp, or if AT&T Wireless and AT&T Wireless Services fail to respond in writing to the control notice in a timely manner, then TeleCorp will be free to complete the transfer of control in connection with the required notice without regard to the right of first refusal unless the price per person in a licensed coverage area being paid for TeleCorp is reduced by more than 5% from the price per person in a licensed coverage area contained in the necessary control notice.

   Termination. If any agreement giving rise to a transfer of control is terminated without a transfer of control taking place, AT&T Wireless and AT&T Wireless Services shall have no rights to acquire the assets being offered or the ROFR assets unless a new sale of assets or transfer of control is proposed.

 Amendment of Certain Agreements

   Under the exchange agreement, the network membership license agreement, the stockholders agreement, the intercarrier roamer services agreement and the roaming administration agreement will be amended to require:

  . the expansion of the territories under these agreements to include the territories covered by licenses transferred to Holding Company, TeleCorp or an affiliate pursuant to the exchange agreement; and

  . the contraction of the territories under these agreements to exclude the territories covered by licenses transferred by Holding Company, TeleCorp or an affiliate pursuant to the exchange agreement.

   Upon the completion of the contribution pursuant to the merger agreement, the network membership license agreement, the stockholders agreement, the intercarrier roamer services agreement and the roaming administration agreement will be amended as necessary to expand the territories to which the agreements apply to include the territories covered by the licenses transferred to Holding Company, TeleCorp or an affiliate pursuant to the contribution transactions.

   New Areas Minimum Buildout Plan. TeleCorp has agreed that Holding Company should be obligated to build out new areas covered by leases transferred to TeleCorp in the exchange or contribution transactions in accordance with a minimum buildout plan to be agreed upon by Holding Company (or TeleCorp before the merger), AT&T Wireless and AT&T Wireless Services. The minimum buildout plan will provide that within five years, specifying the year by year targets, the new areas will be built out to a level of 80% of the people in the Milwaukee BTA and 75% elsewhere, plus appropriate coverage of highways and interstates. Licensed areas are deemed built out if they have coverage of negative 95 dB signal strength.

Stockholders' Agreements

   TeleCorp and Tritel each have a stockholders' agreement among AT&T Wireless, their respective management stockholders and their respective initial investors other than AT&T Wireless. Upon the consummation of the merger, the TeleCorp stockholders' agreement and the Tritel stockholders' agreement will be terminated, and the Holding Company stockholders' agreement described below will go into effect.

 Tritel Stockholders' Agreement

   General. AT&T Wireless, the Tritel management stockholders and the Tritel initial investors other than AT&T Wireless have entered into a stockholders' agreement with Tritel

  .  to provide for Tritel's management;

  . to impose restrictions on the sale, transfer or other disposition of Tritel securities; and

  . to create rights related to Tritel securities, including representation on Tritel's board of directors, a right of first offer on Tritel securities, a right of inclusion in sales of Tritel securities and registration rights.

   Management. The Tritel stockholders' agreement provides that Tritel's board of directors will consist of thirteen members. For so long as required by the Federal Communications Commission, the Tritel management stockholders will nominate four members, each of whom must be one of Tritel's officers and each of whom will have 1/2 of a vote, AT&T Wireless will nominate two members and the Tritel initial investors other than AT&T Wireless will nominate three members. The remaining four directors will be nominated by the Tritel management stockholders, with one such nomination subject to the consent of the Tritel initial investors other than AT&T Wireless alone, with the remaining three subject to the consent of the Tritel initial investors other than AT&T Wireless and AT&T Wireless. Once permitted by Federal Communications Commission regulation, the remaining four directors will be nominated by the Tritel initial investors other than AT&T Wireless, with three of these nominations subject to the consent of AT&T Wireless and Messrs. Mounger and Martin.

   All actions of the Tritel board of directors will require a majority vote of the entire Tritel board of directors, except that certain significant transactions will require the vote of at least three of the five directors nominated by the Tritel initial investors other than AT&T Wireless and AT&T Wireless and four of the six votes cast by the directors nominated by the Tritel management stockholders and the four remaining directors nominated by the Tritel management stockholders or the Tritel initial investors other than AT&T Wireless as described above. Such significant transactions include, but are not limited to,

  . a sale or transfer of a material portion of Tritel's assets or any Tritel subsidiary;

  .  a merger or consolidation of Tritel or any Tritel subsidiary;

  . the offering of any Tritel securities or securities of any Tritel subsidiary other than as contemplated by the Tritel securities purchase agreement;

  .  the hiring or termination of Tritel executive officers;

  .  the incurrence by Tritel of certain indebtedness;

  .  the making by Tritel of certain capital expenditures; and

  . the initiation of any bankruptcy proceeding, dissolution or liquidation of Tritel or any of its subsidiaries.

   Restrictions on Transfer. The Tritel stockholders, including AT&T Wireless, have agreed not to transfer any share of Tritel series C preferred, Tritel series D preferred or Tritel common stock until January 7, 2002, except to affiliates and except that Tritel initial investors other than AT&T Wireless may transfer up to 400,000 shares of common stock to Tritel management stockholders. The Tritel management stockholders have agreed not to transfer any shares of Tritel class A voting common stock until January 7, 2004 except to Tritel and except that 25% of their class A voting common stock may be Transferred on or after January 7, 2002.

   Right of First Offer. If a Tritel stockholder, other than AT&T Wireless, desires to sell shares of Tritel preferred or common stock, other than voting preference stock and class C common stock, to a third party, such stockholder must first offer such shares to AT&T Wireless. AT&T Wireless will then have ten business days to offer to purchase all, but not less than all, of such shares at the offered price. If AT&T Wireless does not accept such offer, such investor may offer the shares to other potential purchasers at or above the offer price, for up to 90 days. If AT&T Wireless desires to sell shares of Tritel preferred or common stock, the Tritel initial investors other than AT&T Wireless will have the same right of first offer. In the event that neither any Tritel initial investors other than AT&T Wireless nor AT&T Wireless purchases such Tritel shares pursuant to the above rights, the Tritel shares may be sold to any person other than a prohibited transferee as defined in the Tritel stockholders' agreement.

   Right of Inclusion. No Tritel stockholder may transfer shares of any series or class of Tritel preferred stock, other than Tritel series B preferred, or Tritel common stock, referred to as "inclusion stock," to persons who are not affiliates of that stockholder if the transfer would result in that Tritel stockholder, or Tritel stockholders acting in concert, transferring 25% or more of the outstanding shares of any class of inclusion stock, referred to as an "inclusion event," unless the terms and conditions of such transfer include an offer to AT&T Wireless, the Tritel initial investors other than AT&T Wireless and the Tritel management stockholders, each referred to as an "inclusion event offeree," for each of them to sell to the purchaser of the inclusion stock the same proportion of each inclusion event offeree's inclusion stock as proposed to be sold by the selling stockholder. In the event that such person does not agree to purchase all of the shares of inclusion stock proposed to be sold, then the selling stockholder and each inclusion event offeree will have the right to sell a proportionate amount of inclusion stock to such person. For purposes of determining an inclusion event, if the inclusion stock is series C preferred stock, then series D preferred stock shall also be deemed to be inclusion stock, and series C preferred and series D preferred stock shall be deemed to be one class of preferred stock.

   Right of First Negotiation. Any Tritel stockholder desiring to transfer any shares of Tritel common stock or Tritel series C preferred stock (1) pursuant to an underwritten registration, (2) pursuant to Rule 144 under the Securities Act of 1933 or (3) in a transaction or series of related transactions resulting in the transfer of not more than ten percent of all Tritel common stock on a fully diluted basis, excluding for such purposes the Tritel series A preferred stock, must first give AT&T Wireless written notice thereof containing the proposed terms of such sale. For the applicable first negotiation period, AT&T Wireless will have the exclusive right to negotiate with such Tritel stockholder regarding the purchase of such shares. The Tritel stockholder has the right to reject any offer made by AT&T Wireless during such first negotiation period. Upon the expiration of the first negotiation period, the Tritel stockholder has the right to sell the Tritel shares included in the notice on such terms and conditions as are acceptable to the Tritel stockholder in its sole discretion during the applicable offer period.

   If shares of Tritel common stock are proposed to be transferred pursuant to an underwritten registration, the applicable first negotiation period is ten days and the applicable offer period is 120 days. If shares of Tritel common stock are proposed to be transferred pursuant to Rule 144, the applicable first negotiation period is three hours and the applicable offer period is five business days. If shares of Tritel common stock are proposed to be transferred in a transaction or series of related transactions resulting in the sale of not more than ten percent of all Tritel common stock on a fully diluted basis, excluding for such purposes the Tritel series A preferred stock, the applicable first negotiation period is one business day, provided the notice is given prior to 9:00 a.m. on the day prior to the proposed transfer, and the applicable offer period is ten business days.

   Demand Registration Rights. From and after June 13, 2000, any Tritel "Qualified Holder" and Tritel management stockholders that in the aggregate beneficially own at least 50.1% of the Tritel class A voting common stock then beneficially owned by the Tritel management stockholders will have the right to require Tritel to file a registration statement under the Securities Act of 1933 covering Tritel class A voting common stock subject to certain limited exceptions.

   A Tritel "Qualified Holder" is defined as:

     (a) any Tritel stockholder or group of Tritel stockholders that beneficially owns shares of Tritel class A voting common stock reasonably expected, upon sale, to result in aggregate gross proceeds of at least $25 million; or

     (b) AT&T Wireless for so long as it beneficially owns in the aggregate greater than two-thirds of the initial issuance to it of shares of Tritel series A preferred stock.

   Tritel will not be obligated to effect more than two separate demand registrations in any twelve-month period, provided that only one request for demand registration may be exercised by AT&T Wireless and/or Tritel management stockholders that in the aggregate beneficially own at least 50.1% of the shares of the Tritel class A voting common stock then beneficially owned by the Tritel management stockholders during any twelve-month period. If Tritel determines that a demand registration would interfere with any pending or contemplated material transaction, Tritel may defer such demand registration subject to certain limitations.

   Piggyback Registration Rights. If Tritel proposes to register any shares of Tritel class A voting common stock, or Tritel securities convertible into or exchangeable for shares of Tritel class A voting common stock, with the Securities and Exchange Commission under the Securities Act of 1933, Tritel will, subject to certain limitations, give notice of the proposed registration to all Tritel stockholders and include all Tritel class A voting common stock as to which Tritel has received a request for inclusion, subject to customary underwriter cutbacks.

   Consequences of a Disqualifying Transaction. Upon consummation of a Tritel disqualifying transaction, as defined below, the exclusivity provisions of the Tritel stockholders' agreement applicable to AT&T Wireless will terminate as to all of its markets. However, if Tritel has not exercised its right to convert all of AT&T's Tritel series A and Tritel series D preferred stock into Tritel series B preferred stock, the termination applies only to the Tritel overlap markets, as defined below.

   Upon AT&T Wireless's terminating its obligations in connection with a Tritel disqualifying transaction, Tritel will have the right to cause AT&T Wireless, or its transferees other than any Tritel cash equity investor, to exchange all or a proportionate number of shares of Tritel series A preferred stock then owned by AT&T Wireless equal to a fraction, the numerator of which is the number of people in the Tritel overlap markets and the denominator of which is the total number of people in all of Tritel's markets, for an equivalent number of shares of Tritel series B preferred stock. Tritel has similar conversion rights with respect to any Tritel series D preferred stock, or Tritel series B preferred or Tritel common stock into which such shares have been converted, owned by AT&T Wireless.

   Additional Covenants. To induce the Tritel stockholders to enter into the Tritel stockholders' agreement, Tritel has agreed to, among other things:

  . construct a network system to cover the territory of its PCS licenses according to an agreed upon buildout plan;

  . arrange for all necessary microwave relocation and reimburse AT&T Wireless for any such relocation costs it incurs in connection with the AT&T Wireless contributed licensed areas;

  .  offer certain service features and adhere to certain quality standards;

  . refrain from entering into certain merger, sale or liquidation transactions or effect a change in its business without the prior consent of AT&T Wireless;

  . refrain from marketing, offering, providing or reselling interexchange services other than its own or AT&T's;

  . enter into resale agreements with AT&T Wireless from time to time at the request of AT&T Wireless;

  . refrain from soliciting for employment AT&T's personnel for a limited period; and

  . permit AT&T Wireless to co-locate certain cell sites in locations holding Tritel cell sites.

   Concurrently, AT&T Wireless has agreed to, among other things:

  . assist Tritel in obtaining discounts from AT&T Wireless equipment vendors;

  . refrain from soliciting for employment Tritel personnel for a limited period; and

  . permit Tritel to co-locate certain cell sites in locations holding AT&T Wireless cell sites.

   In addition, Tritel stockholders other than AT&T Wireless that are subject to the Tritel stockholders' agreement have agreed to refrain from providing, reselling or acting as agent for any person offering wireless services in territories designated to Tritel.

   Term. The Tritel stockholders' agreement will terminate on January 7, 2010 and may be terminated earlier upon the consent of all parties, or if one Tritel stockholder should beneficially own all of the Tritel class A voting common stock. If not otherwise terminated, the provisions regarding management and the transfer of shares of Tritel will terminate on January 7, 2009, and the provisions regarding registration rights will terminate on January 7, 2019.

 TeleCorp Stockholders' Agreement

   As of July 17, 1998 TeleCorp entered into a stockholders' agreement among TeleCorp, its initial investors, and Messrs. Vento and Sullivan, which sets guidelines for TeleCorp's management and operations and restricts the sale, transfer or other disposition of its capital stock.

   Board of Directors. The TeleCorp stockholders' agreement provides that any action of TeleCorp's board of directors be approved by the affirmative vote of a majority of TeleCorp's entire board of directors, except in circumstances where voting by particular classes of TeleCorp directors is required. The TeleCorp stockholders' agreement also provides that the TeleCorp board of directors consists of nine directors. The parties to the stockholders' agreement have agreed to vote all of their shares of TeleCorp class A voting common stock and voting preference stock to cause the election of the following nine individuals to TeleCorp's board of directors:

  . Mr. Vento and Mr. Sullivan so long as each remains an officer of TeleCorp and the management agreement with TeleCorp Management Corp. remains in effect;

  . two individuals selected by holders of a majority in interest of the TeleCorp common stock beneficially owned by TeleCorp's initial investors other than AT&T Wireless;

  . two additional individuals selected by Mr. Vento and Mr. Sullivan, so long as they remain TeleCorp officers, who must be acceptable to the holders of a majority in interest of the TeleCorp common stock beneficially owned by TeleCorp's initial investors other than AT&T Wireless on the one hand, and AT&T Wireless on the other hand;

  . one individual nominated by AT&T Wireless in its capacity as the holder of TeleCorp series A preferred stock so long as AT&T has the right to nominate one TeleCorp director in accordance with TeleCorp's restated certificate of incorporation;

  . one individual selected by Mr. Vento and Mr. Sullivan, so long as they remain TeleCorp officers, who must be acceptable to AT&T Wireless; and

  . one individual selected by Mr. Vento and Mr. Sullivan, so long as they remain TeleCorp officers, who must be acceptable to the holders of a majority in interest of the TeleCorp class A voting common stock beneficially owned by TeleCorp's initial investors other than AT&T.

   The TeleCorp stockholders' agreement provides that when Federal Communications Commission ownership restrictions no longer apply to TeleCorp, TeleCorp's board of directors will have seven members and the right of Mr. Vento and Mr. Sullivan to appoint the individuals set forth in the last two items above will expire.

   Exclusivity. The parties to the TeleCorp stockholders' agreement have agreed that, during the term of the TeleCorp stockholders' agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by TeleCorp's licenses, wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the Federal Communications Commission, except that AT&T and its affiliates may:

  . resell or act as agent for TeleCorp in connection with mobile wireless communications services;

  . provide or resell wireless communications services only to or from specific locations, provided that any equipment sold in connection with the service must be capable of providing TeleCorp's wireless communications services; and

  . resell mobile wireless communications services from another person in any area where TeleCorp has not placed a system into commercial service.

   Additionally, with respect to some markets identified in the intercarrier roamer services agreement with AT&T Wireless Services, each of TeleCorp and AT&T Wireless Services has agreed to cause TeleCorp's respective affiliates in their home carrier capacities to:

  . program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in these markets; and

  .  refrain from inducing any of its customers to change such programming.

   AT&T Wireless has retained some PCS licenses within the areas covered by TeleCorp's licenses for which TeleCorp has a right of negotiation in the event of a proposed transfer.

   If TeleCorp materially breaches any of its obligations, AT&T Wireless may terminate its exclusivity obligations under the TeleCorp stockholders' agreement and may terminate TeleCorp's rights to the AT&T brand and logo under the license agreement if a default continues after the applicable cure periods lapse. These material breaches include, if:

  . AT&T Wireless and its affiliates decide to adopt a new technology standard other than TDMA in a majority of its markets, and TeleCorp declines to adopt the new technology;

  . each portion of TeleCorp's network does not, within one year after being placed into service, meet or exceed technical standards that AT&T has developed regarding voice quality and performance of network and call completion equipment. Each portion of TeleCorp's network must, within one year after being placed into service, perform on a level, as measured by these standards manuals, that meets or exceeds the levels achieved by the average of all comparable wireless communications networks owned and operated by AT&T;

  . TeleCorp fails to satisfy specific percentages that TeleCorp's entire network, measured as a single system, must meet, including as to percentage of calls completed, percentage of established calls that are dropped, percentages of calls that are not successfully transferred from one network equipment site to another as a handset moves, as well as technical standards regarding the functioning of network and call connection equipment; or

  . TeleCorp fails to meet specified customer care, reception quality and network reliability standards.

   In all of TeleCorp's launched markets, TeleCorp believes it currently meets all of the standards that it is required to satisfy by the first anniversary of each launch date.

   The exclusivity provisions in the stockholders' agreement do not apply to approximately 100,000 people that overlapped with the coverage area of licenses AT&T purchased from Vanguard Cellular in Strafford, New Hampshire. TeleCorp has agreed with AT&T to exchange TeleCorp's licenses covering the Strafford, New Hampshire market for an alternative license or licenses covering other people. These exchanged populations will be covered under the scope of TeleCorp's agreements with AT&T.

   Construction. The stockholders' agreement requires TeleCorp to construct a PCS system in the areas covered by its licenses according to a minimum construction plan, which requires TeleCorp to construct a system in areas covering:

  . 20% of the total 1995 population of the area covered by TeleCorp's licenses in the mainland United States by July 17, 1999, focusing on designated areas of Memphis and New Orleans;

  . 30% of the total 1995 population of the area covered by TeleCorp's licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2000, focusing on the core urban and suburban cities of the San Juan metropolitan area;

  . 40% of the total 1995 population of the area covered by TeleCorp's licenses in Puerto Rico and U.S. Virgin Islands by May 25, 2001, and also focusing on secondary cities throughout Puerto Rico;

  . 40% of the total 1995 population of the area covered by TeleCorp's licenses by July 17, 2000, and also focusing on designated areas of New England, Little Rock and Missouri and enhancing coverage in all markets;

  . 55% of the total 1995 population of the area covered by TeleCorp's licenses in the mainland United States by July 17, 2001 and also focusing on secondary cities and the important associated connecting highways;

  . 55% of the total 1995 population of the area covered by TeleCorp's licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2002, and continuing to expand the secondary cities of Puerto Rico and key cities to the U.S. Virgin Islands and the important associated connected highways;

  . 70% of the total 1995 population of the area covered by TeleCorp's licenses in the mainland United States by July 17, 2002, and continuing to expand the secondary cities and enhancing coverage of the core areas;

  . 70% of the total 1995 population of the area covered by TeleCorp's licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2003, and continuing to expand secondary cities and enhancing coverage and capacity of core areas;

  . 75% of the total 1995 population of the area covered by TeleCorp's licenses in the mainland United States by July 17, 2003, and also focusing on adding capacity sites and filling in the remaining suburban areas; and

  . 75% of the total 1995 population of the area covered by TeleCorp's licenses in Puerto Rico and the U.S. Virgin Islands by May 25, 2004, and also focusing on adding capacity sites and filling in the remaining suburban areas.

   In addition to the minimum construction plan, TeleCorp is bound to do the following:

  . arrange for all necessary microwave relocation for TeleCorp's licenses and AT&T's retained licenses;

  . ensure compatibility of TeleCorp's systems with the majority of systems in Louisiana, Oklahoma, Minnesota, Illinois and Texas, excluding Houston;

  . satisfy the Federal Communications Commission construction requirements in the areas covered by TeleCorp's licenses and AT&T's retained licenses;

  . offer service features such as call forwarding, call waiting and voicemail with respect to TeleCorp's systems, causing TeleCorp's systems to comply with AT&T's network, audio and system performance quality standards; and

  . refrain from providing or reselling services other than mobile wireless services and long distance services that constitute mobile wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the Federal Communications Commission or that are procured from AT&T.

 Disqualifying Transaction. If AT&T and an entity that:

  . derives annual revenues from communications businesses in excess of $5 billion;

  . derives less than one-third of its aggregate revenues from wireless communications; and

  . owns Federal Communications Commission licenses to offer, and does offer, mobile wireless communications services serving more than 25% of the residents, as determined by Equifax Marketing Decision Systems Inc., within the areas covered by TeleCorp's licenses merge, consolidate, acquire or dispose of assets to each other, or otherwise combine, then AT&T, upon written notice to TeleCorp, may terminate its exclusivity obligations where the territory covered by TeleCorp's licenses overlaps with commercial mobile radio service licenses of the business combination partner. Upon such termination, TeleCorp has the right to cause AT&T, or any transferee that acquired any shares of TeleCorp series A preferred stock, TeleCorp series D preferred stock or TeleCorp series F preferred stock owned by AT&T Wireless on July 17, 1998, and any shares of TeleCorp common stock into which any of these shares are converted, to exchange their shares into shares of TeleCorp series B preferred stock. If TeleCorp decides to convert AT&T Wireless's shares into shares of TeleCorp series B preferred stock AT&T may terminate its exclusivity obligations in all of TeleCorp's markets.

   Once so converted, TeleCorp may redeem the shares of TeleCorp series B preferred stock at any time in accordance with its restated certificate of incorporation.

   Under some circumstances, if AT&T proposes to sell, transfer or assign to any person that is not an affiliate of AT&T Wireless, any PCS system owned and operated by AT&T Wireless and its affiliates in any of the St. Louis, Missouri, Louisville, Kentucky, or Boston, Massachusetts basic trading areas, then AT&T must provide TeleCorp with the opportunity to offer TeleCorp's network for sale jointly with AT&T for a 90-day period.

   Acquisition of Licenses. The stockholders' agreement provides that TeleCorp may acquire any cellular license that its board of directors has determined is a demonstrably superior alternative to constructing a PCS system within the corresponding areas covered by TeleCorp's licenses, if:

  . a majority of the population covered by the license is within the areas covered by TeleCorp's licenses;

  . AT&T Wireless and its affiliates do not own commercial mobile radio service licenses in the area covered by the license; and

  . TeleCorp's ownership of the license will not cause AT&T Wireless or any affiliate to be in breach of any law or contract.

   Vendor Discounts; Roaming Agreements. AT&T Wireless has agreed in the TeleCorp stockholders' agreement that, if TeleCorp so requests, and if such request shall not result in any adverse impact to AT&T Wireless PCS, it will use all commercially reasonable efforts:

  . to assist TeleCorp in obtaining discounts from any AT&T Wireless vendor with whom TeleCorp is negotiating for the purchase of any infrastructure equipment or billing services; and

  . to enable TeleCorp to become a party to the roaming agreements between AT&T Wireless and its affiliates and operators of other cellular and PCS systems.

   Resale Agreements. TeleCorp, upon the request of AT&T Wireless, will enter into resale agreements relating to the areas covered by TeleCorp's licenses under which AT&T may resell TeleCorp's services. The rates, terms and conditions of service that TeleCorp provides are to be at least as favorable, and to the extent permitted by applicable law, more favorable, to AT&T Wireless, taken as a whole, as the rates, terms and conditions that TeleCorp provides to other customers.

   Subsidiaries. The TeleCorp stockholders' agreement provides that all of TeleCorp's subsidiaries must be direct or indirect wholly owned subsidiaries. The TeleCorp stockholders' agreement also provides that, without the prior written consent of, or right of first offer to, AT&T Wireless, TeleCorp and its subsidiaries may not:

  . sell or dispose of a substantial portion of TeleCorp's assets or the assets of any of its subsidiaries; or

  . liquidate, merge or consolidate until TeleCorp meets minimum construction requirements.

   Restrictions on Transfer. The TeleCorp stockholders' agreement restricts the sale, transfer or other disposition of TeleCorp's capital stock, such as by giving rights of first offer and tag along rights and providing demand and piggyback registration rights.

   If one of TeleCorp's stockholders who is a party to the TeleCorp stockholders' agreement desires to transfer any or all of its shares of TeleCorp preferred or common stock, other than voting preference stock and class C common stock, the selling stockholder must first give written notice to TeleCorp and:

  . if the selling stockholder is one of TeleCorp's initial investors other than AT&T or any other TeleCorp stockholder who is a party to the TeleCorp stockholders' agreement, to AT&T Wireless; and

  . if the selling stockholder is AT&T Wireless, to every other TeleCorp initial investor.

   The TeleCorp stockholders who receive notice from the selling stockholders may acquire all, but not less than all, of the shares offered to be sold at the price offered by the selling stockholder. If none of the TeleCorp stockholders opt to purchase the shares of the selling stockholder, the selling stockholder can sell its shares to any other person on the same terms and conditions as originally offered to the TeleCorp stockholders. The right of first offer does not apply to TeleCorp's repurchase of any shares of TeleCorp's class A voting common stock or class E preferred stock from one of TeleCorp's employees in connection with the termination of the employee's employment with TeleCorp.

   A TeleCorp stockholder subject to the stockholders' agreement may not transfer 25% or more of any of the following shares of TeleCorp's capital stock, whether alone or with other stockholders or whether in one transaction or a series of transactions:

  .  series A preferred stock;

  .  series C preferred stock;

  .  series D preferred stock;

  .  series E preferred stock;

  .  series F preferred stock;

  .  voting preference stock;

  .  class A voting common stock;

  .  class B non-voting common stock;

  .  class C common stock; or

  .  class D common stock,
unless the proposed transfer includes an offer to TeleCorp's initial investors and Mr. Vento and Mr. Sullivan to join in the transfer. Class C common stock and class D common stock will count as one class of stock for purposes of the 25% test. If a selling stockholder receives an offer from a bona fide purchaser to transfer a selling stockholder's shares, the selling TeleCorp stockholder must follow procedures included in the TeleCorp stockholders' agreement to include the other stockholders in the proposed transfer.

   In addition to the foregoing restrictions, the TeleCorp initial investors have agreed not to transfer any shares of their common stock until July 17, 2001 except to affiliates, and Mr. Vento and Mr. Sullivan have agreed not to transfer any shares of common stock prior to July 17, 2003, subject to limited exceptions, including that 25% of their common stock may be transferred after July 17, 2001.

   TeleCorp's stockholders who are subject to the TeleCorp stockholders' agreement also have demand and piggyback registration rights. In some circumstances, stockholders may demand that TeleCorp register some or all of its securities with the Securities and Exchange Commission under the Securities Act. Also, if TeleCorp proposes to register any shares of its class A voting common stock or securities convertible into or exchangeable for class A voting common stock with the Securities and Exchange Commission under the Securities Act, TeleCorp must notify all stockholders of its intention to do so, and TeleCorp's stockholders may include in TeleCorp's registration their shares of class A voting stock or securities convertible into or exchangeable for class A voting common stock.

   Amendments. In addition to the approval of TeleCorp's senior lenders, the terms of the TeleCorp stockholders' agreement may be amended only if agreed to in writing by TeleCorp and the beneficial holders of a majority of the class A voting common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by TeleCorp's initial investors other than AT&T, and 66 2/3% of the class A voting common stock beneficially owned by Mr. Vento and Mr. Sullivan.

   Termination. The stockholders' agreement will terminate upon the earliest to occur of:

  .  the receipt of the written consent of each party;

  .  July 17, 2009; and

  . under specified circumstances, the date on which a single stockholder beneficially owns all of the outstanding shares of TeleCorp class A voting common stock.

 Holding Company Stockholders' Agreement

   General. The Holding Company stockholders' agreement among the TeleCorp and Tritel initial investors, Messrs. Mounger, Martin, Vento and Sullivan and the Holding Company, to be executed on or before the consummation of the merger, sets guidelines for the management and operations of the Holding Company and restricts the sale, transfer or other disposition of Holding Company capital stock.

   Board of Directors. The Holding Company stockholders' agreement provides that any action of Holding Company's board of directors be approved by the affirmative vote of a majority of the entire Holding Company board of directors, except in circumstances where voting by particular classes of directors is required. The Holding Company stockholders' agreement also provides that, upon closing of the merger, Holding Company's board of directors will consist of fourteen directors (two of whom will have only one-half vote, as described below).

   The parties to the Holding Company stockholders' agreement have agreed to vote all of the shares of Holding Company stock to cause the election of the following fourteen individuals to Holding Company's board of directors:

  . Mr. Vento and Mr. Sullivan so long as each remains an officer and the management agreement with TeleCorp management remains in effect;

  . subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock beneficially owned by TeleCorp's initial investors other than AT&T Wireless;

  . subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock beneficially owned by Tritel's initial investors other than AT&T Wireless;

  . two individuals selected by AT&T Wireless in its capacity as the holder of Holding Company series A preferred stock and series B preferred stock so long as AT&T has the right to elect each such director in accordance with Holding Company's certificate of incorporation;

  . six individuals designated by the holders of Holding Company voting preference stock, which include:

    .  one individual who must be reasonably acceptable to AT&T Wireless;

    . two individuals who will be Messrs. Martin and Mounger so long as each remains an officer and employee of Holding Company, or two individuals who must be reasonably acceptable to Messrs. Martin and Mounger, each individual in either case having one-half vote on all matters requiring a vote of the board of directors; and

    . three individuals who must be reasonably acceptable to holders of a majority in interest of Holding Company class A voting common stock beneficially owned by AT&T Wireless on the one hand, and the initial investors other than AT&T Wireless, on the other hand, so long as the initial investors other than AT&T Wireless remain entitled to designate at least two directors, or, if they are not entitled, then by the remaining directors on the board of directors.

   In the event that Mr. Martin ceases to be an officer or employee of Holding Company, Mr. Martin will resign or be removed from the board of directors, and in the event that Mr. Mounger ceases to be an officer or employee of Holding Company and either the number of shares of Holding Company common stock beneficially owned by Mr. Mounger and Mr. Martin falls below seventy percent of the number of shares of Holding Company common stock beneficially owned by them on the date of closing of the merger, or two years elapse from the date of the closing of the merger, Mr. Mounger will resign or be removed from the board of directors. Following the first resignation or removal of either Mr. Martin or Mr. Mounger, the Holding Company board of directors will be reduced by one, the remaining individual board of directors seat will have one vote on all matters requiring vote of the board of directors, and any nominated director requiring the approval of Messrs. Martin and Mounger will only require the approval of whoever remains as director. In the event that neither Mr. Martin nor Mr. Mounger remains on the Holding Company board of directors, the number of directors designated by the holders of the voting preferencecommon stock who require approval by Messrs. Martin and Mounger will be reduced to zero, and the number of directors designated by the holders of the voting preference stock and acceptable to holders of a majority in interest of Holding Company class A voting common stock beneficially owned by AT&T on one hand and initial TeleCorp and Tritel investors other than AT&T Wireless on the other hand will be increased to four.

   In the event that Mr. Vento or Mr. Sullivan shall cease to be an officer of Holding Company, or the management agreement between Holding Company and TeleCorp Management Corp. ceases to be in full force and effect, Mr. Vento or Mr. Sullivan, as applicable, will resign or be removed from Holding Company's board of directors and the holders of the Holding Company voting preference stock will select a replacement or replacements who must be acceptable to a majority in interest of the initial TeleCorp and Tritel investors other than AT&T Wireless, in its sole discretion. In the event that AT&T Wireless ceases to be entitled to designate Holding Company directors, the director or directors elected by AT&T Wireless will resign or be removed from Holding Company's board of directors and the remaining Holding Company directors will take action so that the number of Holding Company directors constituting the entire Holding Company board of directors will be reduced accordingly.

   The number of Holding Company directors the initial TeleCorp and Tritel investors other than AT&T Wireless will be permitted to designate will be reduced when the number of shares of Holding Company common stock beneficially owned by the initial TeleCorp and Tritel investors other than AT&T Wireless on a fully diluted basis falls below:

  . 85% of the number of shares of common stock beneficially owned by them on the date of closing of the merger;

  . 70% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger;

  . 60% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger; and

  . 50% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger,

so that the initial TeleCorp and Tritel investors other than AT&T Wireless in both TeleCorp and Tritel will be permitted to designate three, two, one and zero directors respectively; provided, however, that the reductions in the board of directors may not take place or may be delayed if certain initial TeleCorp and Tritel investors other than AT&T Wireless hold or maintain a specified percentage of common stock as set forth in the Holding Company stockholders' agreement.

   In each instance in which the number of directors the initial TeleCorp and Tritel investors other than AT&T Wireless are entitled to designate is reduced, the director designated by the initial TeleCorp and Tritel investors other than AT&T Wireless beneficially owning the smallest percentage of shares of common stock then owned by any of the initial TeleCorp and Tritel investors other than AT&T Wireless whose designees then remain as directors designated will resign or be removed from Holding Company's board of directors and the size of Holding Company's board of directors will be reduced accordingly. In the event that either:

  . the number of Holding Company directors the initial TeleCorp and Tritel investors other than AT&T Wireless are entitled to designate falls below two; or

  . both of the initial TeleCorp and Tritel investors other than AT&T Wireless entitled to designate the last two directors that initial TeleCorp and Tritel investors other than AT&T Wireless may designate cease to beneficially own at least 75% of the number of shares of common stock beneficially owned by them on the date of the closing of the merger, the initial TeleCorp and Tritel investors other than AT&T Wireless will no longer be entitled to approve any designation of Holding Company directors nor approve any director that replaces Messrs. Vento or Sullivan on the Holding Company board of directors.

   Exclusivity. The parties to the Holding Company stockholders' agreement have agreed that, during the term of the stockholders' agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by Holding Company licenses, wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the Federal Communications Commission, except that AT&T Wireless and its affiliates may:

  . resell or act as agent for Holding Company in connection with mobile wireless communications services;

  . provide or resell wireless communications services only to or from specific locations, provided that any equipment sold in connection with the service must be capable of providing Holding Company wireless communications services; and

  . resell mobile wireless communications services from another person in any area where Holding Company has not placed a system into commercial service.

   Additionally, with respect to some markets identified in the intercarrier roamer services agreement with AT&T Wireless, each of Holding Company and AT&T Wireless has agreed to cause their respective affiliates in their home carrier capacities to:

  . program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in these markets; and

  .  refrain from inducing any of its customers to change such programming.

   AT&T Wireless has retained some PCS licenses within the areas covered by Holding Company licenses for which Holding Company has a right of negotiation in the event of a proposed transfer.

   If Holding Company materially breaches any of its obligations, AT&T Wireless may terminate its exclusivity obligations under the Holding Company stockholders' agreement and may terminate Holding Company's rights to the AT&T brand and logo under the license agreement if a default continues after the applicable cure periods lapse. These material breaches include, if:

  . Holding Company fails to meet its minimum build-out requirements for its systems as set forth in the Holding Company stockholders' agreement;

  . AT&T Wireless and its affiliates decide to adopt a new technology standard other than TDMA in a majority of its markets, and Holding Company declines to adopt the new technology;

  . each portion of Holding Company's network does not, within one year after being placed into service, meet or exceed technical standards that AT&T has developed regarding voice quality and performance of network and call completion equipment. Each portion of Holding Company's network must, within one year after being placed into service, perform on a level, as measured by these standards manuals, that meets or exceeds the levels achieved by the average of all comparable wireless communications networks owned and operated by AT&T;

  . Holding Company fails to satisfy specific performance requirement percentages that its entire network, measured as a single system, must meet, including percentage of calls completed, percentage of established calls dropped, percentages of calls not successfully transferred from one network equipment site to another as a handset moves, or fails to satisfy technical standards regarding the functioning of network and call connection equipment; or

  . Holding Company fails to meet specified customer care, reception quality and network reliability standards.

   The exclusivity provisions in the Holding Company stockholders' agreement also do not apply to AT&T with respect to certain rural portions of Kentucky.

   Construction. The stockholders' agreement requires Holding Company to construct a PCS system in the areas covered by its licenses according to a minimum construction plan. The minimum construction plan will consist of the minimum construction plan set forth in the TeleCorp Stockholders' Agreement and Tritel Stockholders' Agreement. See "The Merger--Stockholders' Agreements." In addition, prior to the consummation of the merger, the parties will agree on additional provisions which will be included in the buildout plan with respect to the construction of systems in the Wisconsin and Iowa markets acquired by TeleCorp in its exchange of markets with AT&T Wireless.

 Disqualifying Transaction. If AT&T (or any of its affiliates) and an entity that:

  . derives annual revenues from communications businesses in excess of $5 billion;

  . derives less than one-third of its aggregate revenues from wireless communications; and

  . owns Federal Communications Commission licenses to offer, and does offer, mobile wireless communications services serving more than 25% of the residents, as determined by Paul Kagan Associates, Inc., within the areas covered by Holding Company licenses.

merge, consolidate, acquire or dispose of assets to each other, or otherwise combine, then AT&T, upon written notice to Holding Company, may terminate its exclusivity obligations where the territory covered by Holding Company licenses overlaps with commercial mobile radio service licenses of the business combination partner. Upon such termination, Holding Company has the right to cause AT&T or any transferee that acquired any shares of Holding Company series A preferred stock, series B preferred stock, series D preferred stock, series F preferred stock or series G preferred stock then owned by AT&T Wireless, and any shares of Holding Company common stock into which any of these shares are converted, to exchange all, or a proportionate share based on overlapping service areas after such disqualifying transaction, of their shares into shares of series H and series I preferred stock. If Holding Company decides to convert such shares into shares of series H and I preferred stock, AT&T may terminate its exclusivity obligations in all of Holding Company's markets.

   Once so converted, Holding Company may redeem the shares of series H and I preferred stock at any time in accordance with its restated certificate of incorporation.

   Under some circumstances, if AT&T proposes to sell, transfer or assign to any person that is not an affiliate of AT&T Wireless, any PCS system owned and operated by AT&T Wireless and its affiliates in any of the St. Louis, Missouri, Louisville, Kentucky, or Atlanta, Georgia basic trading areas, then AT&T must provide Holding Company with the opportunity to offer its network for sale jointly with AT&T for a 90-day period.

   Acquisition of Licenses. The stockholders' agreement provides that Holding Company may acquire any cellular license that Holding Company's board of directors has determined is a demonstrably superior alternative to constructing a PCS system within the corresponding areas covered by Holding Company licenses, if:

  . a majority of the population covered by the license is within the areas covered by Holding Company licenses;

  . AT&T Wireless and its affiliates do not own commercial mobile radio service licenses in the area covered by the license; and

  . Holding Company's ownership of the license will not cause AT&T Wireless or any affiliate to be in breach of any law or contract.

   Vendor Discounts; Roaming Agreements. AT&T Wireless has agreed in the Holding Company stockholders' agreement that, if Holding Company so requests, and if such request shall not result in any adverse impact to AT&T Wireless, it will use all commercially reasonable efforts:

  . to assist Holding Company in obtaining discounts from any AT&T Wireless vendor with whom Holding Company is negotiating for the purchase of any infrastructure equipment or billing services; and

  . to enable Holding Company to become a party to the roaming agreements between AT&T Wireless and its affiliates and operators of other cellular and PCS systems.

   Resale Agreements. Holding Company, upon the request of AT&T Wireless, will enter into resale agreements relating to the areas covered by Holding Company licenses under which AT&T Wireless may resell Holding Company services. The rates, terms and conditions of service that Holding Company provides are to be at least as favorable, and to the extent permitted by applicable law, more favorable, to AT&T Wireless, taken as a whole, as the rates, terms and conditions that Holding Company provides to other customers.

   Subsidiaries. The Holding Company stockholders' agreement provides that all of Holding Company's subsidiaries must be direct or indirect wholly owned subsidiaries. The stockholders' agreement also provides that with respect to such subsidiaries, Holding Company may not sell or dispose of a substantial portion of the assets or any of the capital stock of any of such subsidiaries except in connection with a pledge to secure indebtedness.

   Restrictions on Transfer. The Holding Company stockholders' agreement restricts the sale, transfer or other disposition of Holding Company capital stock, such as by giving rights of first offer and tag along rights and providing demand and piggyback registration rights.

   If one of Holding Company's stockholders who is a party to the Holding Company stockholders' agreement desires to transfer any or all of its shares of Holding Company preferred or common stock, other than Holding Company voting preference stock and class C common stock, the selling stockholder must first give written notice to Holding Company and:

  . if the selling stockholder is one of the initial TeleCorp and Tritel investors other than AT&T Wireless or any other stockholder who is a party to the Holding Company stockholders' agreement, to AT&T Wireless; and

  . if the selling stockholder is AT&T Wireless, to every other cash equity investor.

   The stockholders who receive notice from the selling stockholders may acquire all, but not less than all, of the shares offered to be sold at the price offered by the selling stockholder. If none of the stockholders opt to purchase the shares of the selling stockholder, the selling stockholder can sell its shares to any other person on the same terms and conditions as originally offered to the stockholders. The right of first offer does not apply to Holding Company's repurchase of any shares of its class A voting common stock or class E preferred stock from one of its employees in connection with the termination of the employee's employment with Holding Company.

   A stockholder subject to the stockholders' agreement may not transfer 25% (on a fully diluted basis as calculated under the Holding Company stockholders' agreement) or more of any of the shares of Holding Company capital stock, whether alone or with other stockholders or whether in one transaction or a series of transactions, unless the proposed transfer includes an offer to AT&T Wireless, the initial TeleCorp and Tritel investors other than AT&T Wireless and Mr. Vento and Mr. Sullivan to join in the transfer in accordance with the procedures included in the Holding Company stockholders' agreement regarding the inclusion of other stockholders in the proposed transfer.

   Registration Rights. Holding Company stockholders who are subject to the stockholders' agreement also have certain demand and piggyback registration rights. In some circumstances, Holding Company stockholders may demand that Holding Company register some or all of their securities with the Securities and Exchange Commission under the Securities Act of 1933. Also, if Holding Company proposes to register any shares of its class A voting common stock or securities convertible into or exchangeable for class A voting common stock with the Securities and Exchange Commission under the Securities Act of 1933, Holding Company must notify stockholders party to the Holding Company stockholders' agreement of Holding Company's intention to do so, and such Holding Company stockholders may include in the registration their shares of class A voting common stock or securities convertible into or exchangeable for class A voting common stock, subject to certain cutback provisions based on limitations on the number of shares which may be offered as determined by the underwriters in the offering.

   Lockup and Subsequent Offering. In the Holding Company stockholders' agreement, each party agrees not to effect any public sale or distribution of Holding Company class A voting common stock or a similar security, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, Rule 145 or Rule 144A under the Securities Act of 1933 during the 90 day period beginning on the effective date of the merger, and additionally during such period commencing upon the filing of the registration statement for the offering described in the next paragraph (provided that the registration statement for such offering is filed within 60 days of the effective date of the merger) and continuing so long as the Company is using commercially reasonable efforts to pursue such registration until such registration becomes effective, and for such additional period of time as is reasonably requested by the managing underwriter(s) of the offering described in the next paragraph, unless such sale or distribution is effected through the offering described in the next paragraph.

   In the Holding Company stockholders' agreement, Holding Company agrees to use commercially reasonable efforts to file a registration statement giving rise to a piggyback registration relating to the Holding Company class A voting common stock within 60 days of the effective date of the merger and have such registration statement declared effective within 150 days of the effective date of the merger, provided, however, that the Holding Company has agreed to include no more than 50% of newly issued Holding Company shares in such offering, or $150 million, up to the first $300 million registered in such offering; and thereafter no more than the 30% of the incremental shares registered by the Holding Company as primary for offerings over and above $300 million.

   Amendments. In addition to the approval of Holding Company's senior lenders, the terms of the stockholders' agreement may be amended only if agreed to in writing by Holding Company and the beneficial holders of a majority of the class A voting common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by the initial TeleCorp and Tritel investors other than AT&T, and 66 2/3% of the class A voting common stock beneficially owned by Mr. Vento and Mr. Sullivan.

   Termination. The stockholders' agreement will terminate upon the earliest to occur of:

  .  the receipt of the written consent of each party;

  .  July 17, 2009; and

  . the date on which a single stockholder beneficially owns all of the outstanding shares of class A voting common stock.

Voting Agreement

   In connection with the execution and delivery of the merger agreement, both TeleCorp and Tritel entered into separate voting agreements with William M. Mounger, II, Chairman and Chief Executive Officer of Tritel and E.B. Martin, Jr., Executive Vice President and Chief Financial Officer of Tritel and Gerald
T. Vento, Chief Executive Officer of TeleCorp and Thomas H. Sullivan, Executive Vice President and Chief Financial Officer of TeleCorp under which these principal stockholders agreed to vote all of their shares in favor of the adoption of the merger agreement and to vote against, other than pursuant to the merger agreement:

  .  the approval of any proposal opposing or competing with the merger;

  . any other merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of TeleCorp or Tritel;

  .  any liquidation or winding up of TeleCorp or Tritel;

  .  any extraordinary dividend by TeleCorp or Tritel;

  .  any change in the capital structure of TeleCorp or Tritel; and

  . any other action that may reasonably be expected to interfere with or delay the completion of merger or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of TeleCorp or Tritel which would materially and adversely affect TeleCorp's or Tritel's abilities to complete the merger.

   As of the record date for the special meeting of TeleCorp, Messrs. Vento and
Sullivan together owned        of TeleCorp class A voting common stock and all
of the shares of TeleCorp voting preference common stock, representing a majority of the total voting power of the outstanding shares of TeleCorp capital stock. Accordingly approval of the merger agreement by TeleCorp stockholders is assured.

   As of the record date for the special meeting of Tritel, Mr. Mounger and Mr.
Martin together owned        shares of Tritel class A voting common stock and
all of the outstanding shares of Tritel voting preference common stock, representing a majority of the total voting power of the outstanding shares of Tritel capital stock. Mr. Mounger also owned 2,379,072 shares of Tritel class A voting common stock indirectly held by Trillium, PCS and M3, LLC and his children's trust. Mr. Mounger has a controlling interest in Trillium PCS and M3, LLC. Accordingly, approval of the merger agreement by Tritel stockholders is assured.

   The voting agreements prohibit, subject to limited exceptions, any stockholder from selling, transferring, pledging, encumbering, assigning or otherwise disposing of any shares of TeleCorp or Tritel capital stock, except to a person who agrees in writing to be bound by the terms of the voting agreement.

   The voting agreement terminates upon the earlier to occur of (i) the completion of the mergers, (ii) two years from the date the voting agreements were signed, and (iii) the termination of the merger agreement in accordance with its terms.

Business Relationships Between TeleCorp and Tritel

   SunCom Marks. TeleCorp, Tritel and Triton each have a one-third membership interest in Affiliate License Co., L.L.C., which was formed on April 16, 1999 for the purpose of owning and licensing the marks SUNCOM, SUNCOM WIRELESS and other SUNCOM and SUN-formative marks. On April 16, 1999, pursuant to an amended and restated agreement, TeleCorp, Tritel and Triton agreed to transfer the SUNCOM marks to Affiliate License Co. In return, Affiliate License Co. agreed to grant each of TeleCorp, Tritel and Triton a royalty-bearing, transferable license to use the SUNCOM marks. The terms of this agreement were negotiated at arms' length.

   ABC Wireless Loan. ABC Wireless was formed to participate in the Federal Communications Commission's auction of PCS licenses in several of TeleCorp's markets. ABC Wireless is owned by Mr. Vento, Mr. Sullivan and Mr. Anderson. Pursuant to a promissory note dated March 1, 1999, Tritel PCS, Inc., a wholly owned subsidiary of Tritel, made a $7.5 million loan to ABC Wireless to finance ABC Wireless's efforts to obtain PCS licenses. This loan is collateralized by a security agreement between ABC Wireless and AT&T Wireless Services, Inc., acting as agent for, among others, Tritel PCS, Inc.

   Common Board Members. Scott I. Anderson is a member of the board of directors of both TeleCorp and Tritel.

                                HOLDING COMPANY

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of TeleCorp, Tritel, Indus and Airadigm. These unaudited pro forma financial statements give effect to the merger with Tritel, referred to as the Merger, the contribution from AT&T, the acquisition of the common and preferred stock of Indus, the acquisition of additional wireless properties and assets from Airadigm, referred to as the Contribution, and the exchange with AT&T which includes the acquisition of PCS licenses from ABC Wireless and Polycell, referred to as the Exchange, other transactions and pro forma inter-company eliminations.

   To aid you in your analysis of the financial aspects of each of these transactions, both individually and combined, we have presented this set of unaudited pro forma condensed combined financial statements to demonstrate the financial aspects of the combined transaction.

   We derived this information from the audited consolidated financial statements of TeleCorp and Tritel and from the unaudited financial statements of Indus and Airadigm as of and for the year ended December 31, 1999. This information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein for that period.

   The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999, assumes each of the transactions was effected on January 1, 1999. The unaudited pro forma condensed combined balance sheet as of December 31, 1999, gives effect to each transaction as if it had occurred on December 31, 1999. The accounting policies of TeleCorp, Tritel, Indus and Airadigm are substantially comparable. Certain reclassifications have been made to Tritel's, Indus' and Airadigm's historical presentation to conform to TeleCorp's presentation. These reclassifications do not materially impact Tritel's, Indus', or Airadigm's operations or financial position for the period presented.

   We are providing the unaudited pro forma condensed combined financial information for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

                                HOLDING COMPANY
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               December 31, 1999
                              ($'s in thousands)

                                          Merger                        Contribution and Exchange
                                --------------------------------  -------------------------------------------
                                                      Pro forma                                    Pro forma             Other
                     Telecorp     Tritel             Adjustments    Indus     Airadigm            Adjustments         Transactions
                    ----------  ----------           -----------  ---------- ----------           -----------         ------------
                    (Note 1a.)  (Note 1b.)            (Note 2.)   (Note 1c.) (Note 1d.)            (Note 3.)           (Note 5.)
Assets
 Current assets:
 Cash and cash
 equivalents......  $ 182,330   $  609,269  2q.(i)   $  (38,000)   $    466   $  7,314  3c.(i)     $(20,656)  5c.       $   (400)
 Accounts
 receivable, net..     23,581        5,040                  --          --         916                  --                   --
 Other current
 assets...........     19,630       16,255                  --          500      1,056  3c.(ii)      (1,556)                 --
                    ---------   ----------           ----------    --------   --------             --------             --------
  Total current
  assets..........    225,541      630,564              (38,000)        966      9,286              (22,212)                (400)
 Property and
 equipment, net...    400,450      262,343                  --          914     54,909  3c.(iii)   (113,484)                 --
 PCS licenses and
 microwave
 relocation costs,
 net..............    267,682      201,946  2q.(ii)   2,740,254      70,902     76,265  3c.(iv)     673,638   5d.(i)       5,407
 Intangible
 assets, net......     37,908       59,508  2q.(iii)    423,292         --         --   3c.(v)      309,248                  --
 Other assets.....     20,621       42,001                  --        1,321      1,725  3c.(vi)      (3,046)                 --
 Goodwill.........        --           --   2o.       2,245,336         --         --                   --                   --
                    ---------   ----------           ----------    --------   --------             --------             --------
  Total assets....  $ 952,202   $1,196,362           $5,370,882    $ 74,103   $142,185             $844,144             $  5,007
                    =========   ==========           ==========    ========   ========             ========             ========
Liabilities,
mandatorily
redeemable
preferred stock
and stockholders'
equity (deficit)
 Current
 liabilities:
 Accounts payable
 and accrued
 liabilities......  $  90,880   $  113,324           $      --     $  5,891   $  2,898  3c.(vii)   $ (2,898)            $    --
 Other current
 liabilities......     39,218          --                   --        9,560      5,223  3c.(viii)    (5,223)                 --
 Current portion
 of long-term
 debt.............      1,361          923                  --          --      49,907  3c.(ix)     (39,622)                 --
                    ---------   ----------           ----------    --------   --------             --------             --------
  Total current
  liabilities.....    131,459      114,247                  --       15,451     58,028              (47,743)                 --
 Long-term debt...    639,210      557,716  2i.          15,968      84,883    101,039  3c.(x)      (55,054)  5c.          2,300
 Microwave
 relocation
 obligation.......      2,365          --                   --          --         --                   --                   --
 Other long term
 liabilities......      6,541       37,367  2q.(iv)   1,117,189       2,006      4,819  3c.(xi)      95,871                  --
                    ---------   ----------           ----------    --------   --------             --------             --------
  Total
  liabilities.....    779,575      709,330            1,133,157     102,340    163,886               (6,926)               2,300
                    ---------   ----------           ----------    --------   --------             --------             --------
 Mandatorily
 redeemable
 preferred stock,
 net..............    263,181       99,586  2q.(v)        1,829         --         --                   --    5a.             58
                    ---------   ----------           ----------    --------   --------             --------             --------
 Stockholders'
 equity (deficit)
 Preferred stock..        149       46,374  2q.(vi)     654,438         450        --   3c.(xii)       (450)                 --
 Common stock, net
 of subscriptions
 receivable.......    268,107      612,348  2q.(vii)  3,355,182      25,434     10,011  3c.(xiii)   408,163   5d.(ii)     17,946
 Deferred
 compensation.....    (42,811)         --   2n.         (45,000)        --         --                   --                   --
 Accumulated
 deficit..........   (315,999)    (271,276) 1b.         271,276     (54,121)   (31,712) 3c.(xiv)    443,357   5a.        (15,297)
                    ---------   ----------           ----------    --------   --------             --------             --------
  Total
  stockholders'
  equity
  (deficit).......    (90,554)     387,446            4,235,896     (28,237)   (21,701)             851,070                2,649
                    ---------   ----------           ----------    --------   --------             --------             --------
  Total
  liabilities,
  mandatorily
  redeemable
  preferred stock
  and
  stockholders'
  equity
  (deficit).......  $ 952,202   $1,196,362           $5,370,882    $ 74,103   $142,185             $844,144             $  5,007
                    =========   ==========           ==========    ========   ========             ========             ========
                      Total
                    -----------
Assets
 Current assets:
 Cash and cash
 equivalents......  $  740,323
 Accounts
 receivable, net..      29,537
 Other current
 assets...........      35,885
                    -----------
  Total current
  assets..........     805,745
 Property and
 equipment, net...     605,132
 PCS licenses and
 microwave
 relocation costs,
 net..............   4,036,094
 Intangible
 assets, net......     829,956
 Other assets.....      62,622
 Goodwill.........   2,245,336
                    -----------
  Total assets....  $8,584,885
                    ===========
Liabilities,
mandatorily
redeemable
preferred stock
and stockholders'
equity (deficit)
 Current
 liabilities:
 Accounts payable
 and accrued
 liabilities......  $  210,095
 Other current
 liabilities......      48,778
 Current portion
 of long-term
 debt.............      12,569
                    -----------
  Total current
  liabilities.....     271,442
 Long-term debt...   1,346,062
 Microwave
 relocation
 obligation.......       2,365
 Other long term
 liabilities......   1,263,793
                    -----------
  Total
  liabilities.....   2,883,662
                    -----------
 Mandatorily
 redeemable
 preferred stock,
 net..............     364,654
                    -----------
 Stockholders'
 equity (deficit)
 Preferred stock..     700,961
 Common stock, net
 of subscriptions
 receivable.......   4,697,191
 Deferred
 compensation.....     (87,811)
 Accumulated
 deficit..........      26,228
                    -----------
  Total
  stockholders'
  equity
  (deficit).......   5,336,569
                    -----------
  Total
  liabilities,
  mandatorily
  redeemable
  preferred stock
  and
  stockholders'
  equity
  (deficit).......  $8,584,885
                    ===========

                                HOLDING COMPANY
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1999
                   ($'s in thousands, except per share data)

                                          Merger                    Contribution and Exchange
                                --------------------------- ------------------------------------------    Inter-
                                                 Proforma                                   Proforma     Company
                    TeleCorp      Tritel        Adjustments   Indus     Airadigm           Adjustments Eliminations
                   -----------  ----------      ----------- ---------- ----------          ----------- ------------
                   (Note 1a.)   (Note 1b.)       (Note 2)   (Note 1c.) (Note 1d.)           (Note 3)     (Note 4)
Revenue:
 Service.........  $    41,319  $    1,186       $     --    $    339   $  6,000  3a.(vii)  $ (2,978)    $   --
 Roaming.........       29,010       3,421             --         --         --   3a.(vii)    (5,887)     (2,000)
 Equipment.......       17,353       2,152             --         108      1,701  3a.(vii)    (1,749)        --
                   -----------  ----------       ---------   --------   --------            --------     -------
 Total revenue...       87,682       6,759             --         447      7,701             (10,614)     (2,000)
                   -----------  ----------       ---------   --------   --------            --------     -------
Operating
expenses:
 Cost of
 revenue.........       39,259       6,966             --         905      5,073  3a.(vii)    (3,855)     (2,000)
 Operations and
 development.....       35,979      29,113             --         --         --   3a.(vii)    (7,573)        --
 Sales and
 marketing.......       71,180      32,790             --       7,569      1,556  3a.(vii)    (5,581)        --
 General and
 administrative..       92,585     190,539  2n.     22,500        --      11,909  3a.(vii)    (1,905)        --
 Depreciation and
 amortization....       55,110      12,839  2p.    164,075      4,061     10,253    3b.(i)     4,301         --     5c.
 Restructuring
 charges.........          --          --              --      32,000        --                  --          --
                   -----------  ----------       ---------   --------   --------            --------     -------
 Total operating
 expenses........      294,113     272,247         186,575     44,535     28,791             (14,613)     (2,000)
                   -----------  ----------       ---------   --------   --------            --------     -------
Operating loss...     (206,431)   (265,488)       (186,575)   (44,088)   (21,090)              3,999         --
Other income
(expense):
 Interest
 expense.........      (51,313)    (27,200) 2i.        712     (5,944)   (12,583)  3b.(ii)    (2,668)        --     5c.
 Interest income
 and other.......        6,748      16,791             --         109        666                 --          --
                   -----------  ----------       ---------   --------   --------            --------     -------
Loss before
income taxes.....     (250,996)   (275,897)       (185,863)   (49,923)   (33,007)              1,331         --
Income tax
benefit..........          --       28,443             --         533        --                  --          --
                   -----------  ----------       ---------   --------   --------            --------     -------
Net loss.........     (250,996)   (247,454)       (185,863)   (49,390)   (33,007)              1,331         --
Accretion of
mandatorily
redeemable
preferred stock..      (24,124)     (8,918)            --         --         --                  --          --
                   -----------  ----------       ---------   --------   --------            --------     -------
Net loss
attributable to
common
stockholders.....  $  (275,120) $ (256,372)      $(185,863)  $(49,390)  $(33,007)              1,331     $   --
                   ===========  ==========       =========   ========   ========            ========     =======
Net loss
attributable to
common equity per
share
outstanding--
basic and
diluted..........  $     (3.58) $   (33.25)
                   ===========  ==========
Weighted average
common equity
shares
outstanding--
basic and
diluted..........   76,895,391   7,710,649
                   ===========  ==========
Pro forma net
loss attributable
to common equity
per share
(unaudited)--
basic and
diluted..........
Pro forma
weighted average
common equity
shares
outstanding
(unaudited)--
basic and
diluted..........
                      Other
                   Transactions    Total
                   ------------ -------------
                     (Note 5)
Revenue:
 Service.........     $  --     $     45,866
 Roaming.........        --           24,544
 Equipment.......        --           19,565
                   ------------ -------------
 Total revenue...        --           89,975
                   ------------ -------------
Operating
expenses:
 Cost of
 revenue.........        --           46,348
 Operations and
 development.....        --           57,519
 Sales and
 marketing.......        --          107,514
 General and
 administrative..        --          315,628
 Depreciation and
 amortization....         62         250,701
 Restructuring
 charges.........        --           32,000
                   ------------ -------------
 Total operating
 expenses........         62         809,710
                   ------------ -------------
Operating loss...        (62)       (719,735)
Other income
(expense):
 Interest
 expense.........       (255)        (99,251)
 Interest income
 and other.......        --           24,314
                   ------------ -------------
Loss before
income taxes.....       (317)       (794,672)
Income tax
benefit..........        --           28,976
                   ------------ -------------
Net loss.........       (317)       (765,696)
Accretion of
mandatorily
redeemable
preferred stock..        --          (33,042)
                   ------------ -------------
Net loss
attributable to
common
stockholders.....     $ (317)   $   (798,738)
                   ============ =============
Net loss
attributable to
common equity per
share
outstanding--
basic and
diluted..........
Weighted average
common equity
shares
outstanding--
basic and
diluted..........
Pro forma net
loss attributable
to common equity
per share
(unaudited)--
basic and
diluted..........     Note 6    $      (4.73)
                                =============
Pro forma
weighted average
common equity
shares
outstanding
(unaudited)--
basic and
diluted..........     Note 6     168,742,005
                                =============

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

                     ($'s in 000's, except per share data)

1. HISTORICAL FINANCIAL INFORMATION

1a. Represents the historical balance sheet and statement of operations of TeleCorp.

1b. Represents the historical balance sheet and statement of operations of Tritel adjusted for certain reclassifications that have been made to conform to TeleCorp's financial statement presentation. These reclassifications do not materially impact Tritel's results of operations or financial position.

1c. Represents the historical balance sheet and statement of operations of Indus adjusted for certain reclassifications that have been made to conform to TeleCorp's financial statement presentation. These reclassifications do not materially impact Indus' results of operations or financial position.

1d. Represents the historical balance sheet and statement of operations of Airadigm adjusted for certain reclassifications that have been made to conform to TeleCorp's financial statement presentation. These reclassifications do not materially impact Airadigm's results of operations or financial position.

2. MERGER

   On February 28, 2000, TeleCorp agreed to merge with Tritel, through a merger of each of TeleCorp and Tritel into a newly formed subsidiary of Holding Company. The merger will result in the exchange of 100% of the outstanding common and preferred stock of TeleCorp and Tritel for common and preferred stock of Holding Company. The new entity will be controlled by TeleCorp's voting preference common stockholders, and TeleCorp and Tritel will become subsidiaries of Holding Company.

   The Merger will be accounted for using the purchase method of accounting. The purchase price for Tritel will be determined based on the fair value of the shares issued to the former shareholders of Tritel plus cash, the fair value associated with the conversion of outstanding Tritel stock options, liabilities assumed, and merger related costs. The fair value of the shares issued will be determined based on the market price of TeleCorp's Class A common stock, which is publicly traded, and, for those shares that do not have a readily available market price, through valuation by an investment banking firm. The purchase price for this transaction will be allocated to the assets acquired based on their estimated fair values as determined by a valuation services company. The excess of the purchase price over the assets acquired will be recorded as goodwill and amortized over 20 years.

   The proposed merger has been unanimously approved by TeleCorp's and Tritel's board of directors, with three of TeleCorp's directors abstaining. In addition, shareholders with greater than 50% of the voting power of each company have agreed to vote in favor of the merger. The Merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.

   The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations have been adjusted for the Merger which includes Holding Company's acquisition of Tritel in exchange for stock in Holding Company. The Merger will result in an allocation of the purchase price to the tangible and intangible assets and liabilities of Tritel. Such allocation reflects the estimated fair value of the assets and liabilities acquired by Holding Company based upon information available at the date of the preparation of the accompanying unaudited pro forma condensed combined financial statements. Such allocations will be adjusted upon the final determination of such fair values. Management is not aware of any circumstance that would cause the final purchase price allocation to be significantly different from that which is reflected in the accompanying pro forma condensed combined balance sheet. However, actual valuations and allocation may differ from those reflected herein. The aggregate purchase price was calculated as follows ($'s in thousands, except per share data):

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


Tritel common shares outstanding -- Note 2a......................   107,005,121
Tritel common stock exchange ratio per share -- Note 2b..........          0.76
Equivalent Holding Company trading common shares.................    81,323,891
Tritel conversion price -- Note 2c...............................  $      47.84
                                                                   ------------
Subtotal (1).....................................................  $  3,890,535
                                                                   ------------
Tritel non-trading common shares outstanding -- Note 2d..........        63,432
Tritel common stock exchange ratio per share -- Note 2b..........          0.76
Equivalent Holding Company non-trading common shares.............        48,208
Tritel conversion price -- Note 2f...............................  $      31.10
                                                                   ------------
Subtotal (2).....................................................  $      1,499
                                                                   ------------
Tritel Series A preferred stock outstanding......................        90,668
Tritel Series A preferred stock exchange ratio per share -- Note
 2e..............................................................          1.00
Equivalent TeleCorp Holdings preferred shares....................        90,668
Tritel conversion price -- Note 2f...............................  $   1,118.53
                                                                   ------------
Subtotal (3).....................................................  $    101,415
                                                                   ------------
Tritel Series D preferred stock -- Note 2g. (4)..................  $    700,812
                                                                   ------------
Fair value of Tritel shares exchanged for Holding Company shares
 (items (1) through (4)).........................................  $  4,694,261
                                                                   ------------
Cash consideration -- Note 2h.(i)................................  $     10,000
Fair value of liabilities of Tritel assumed at December 31,
 1999--Note 2i...................................................       725,298
Option conversion costs -- Note 2j...............................        75,496
Put right -- Note 2h.(ii)........................................        10,000
Merger related costs -- Note 2k..................................        28,000
Assumed deferred tax liability -- Note 2l .......................     1,107,189
                                                                   ------------
Total consideration..............................................  $  6,650,244
Less: Fair value of assets acquired:
  Fair value of assets of Tritel acquired (excluding PCS licenses
   and AT&T operating agreements) -- Note 2m.....................  $    934,908
  Fair value of PCS licenses acquired -- Note 2m.................     2,942,200
  Fair value of AT&T operating agreements -- Note 2m.............       409,200
  Fair value of other intangibles -- Note 2m.....................        73,600
  Deferred compensation -- Note 2n ..............................        45,000
                                                                   ------------
  Goodwill -- Note 2o............................................  $  2,245,336
                                                                   ============

2a. Tritel common shares outstanding used for purposes of this pro forma presentation are as of February 28, 2000, the date of the announcement. The common shares outstanding of Tritel for purposes of this pro forma include all shares that will be converted into Holding Company trading Class A common shares as follows:

  Tritel Class A voting common stock.............................    97,798,181
  Tritel Class B non voting common stock.........................     2,927,120
  Tritel Class C voting/non voting common stock (i)..............     1,366,644
  Tritel Class D voting/non voting common stock (ii).............     4,913,176
                                                                   ------------
  Total Tritel common shares outstanding.........................   107,005,121
                                                                   ============

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


  (i) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class C common stock will be converted into Holding Company Class A common stock and Holding Company Class E common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Note that only the Tritel Class C common shares converted to Holding Company Class A common stock are included in this chart as they are considered Holding Company trading common shares. The Tritel Class C common stock converted into Holding Company Class E common stock are included in the chart below as Holding Company non-trading common stock.

  (ii) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class D common stock will be converted into Holding Company Class A common stock and Holding Company Class F common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Note that only the Tritel Class D common shares converted to Holding Company Class A common stock are included in this chart as they are considered Holding Company non-trading common shares. The Tritel Class D common stock converted into Holding Company Class F common stock are included in the chart below as Holding Company non-trading common stock.

2b. The terms of the Merger agreement provide that the Tritel exchange ratio for shares of Holding Company stock shall be 1.00 to 0.76.

2c. The conversion price is based on TeleCorp's Class A public trading securities two days before, the day of and two days after the date of the announcement.

2d. Tritel non-trading common shares outstanding used for purposes of this pro forma presentation are as of February 28, 2000, the date of the announcement. The non-trading common shares outstanding of Tritel for purposes of this pro forma presentation include all shares that will be converted into Holding Company non-trading common shares and consist of the following:

  Tritel Class C voting/nonvoting common stock (i)....................... 13,804
  Tritel Class D voting/nonvoting common stock (ii)...................... 49,628
                                                                          ------
  Total Tritel non-trading common stock outstanding...................... 63,432
                                                                          ======

  (i) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class C common stock will be converted into Holding Company Class A common stock and Holding Company Class E common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Note that only the Tritel Class C common shares converted to Holding Company Class E common stock are included in this chart as they are considered Holding Company non-trading common shares.

  (ii) The terms of the Merger agreement provide that all of the outstanding shares of Tritel Class D common stock will be converted into Holding Company Class A common stock and Holding Company Class F common stock at a ratio of 1.00 to 0.7524 and 1.00 to 0.0076, respectively. Tritel Class D common shares converted to Holding Company Class F common stock are included in this chart as they are considered Holding Company non-trading common shares.

2e. The terms of the Merger provide that all of the outstanding Series A preferred shares of Tritel will be converted into Series B preferred shares of Holding Company at the exchange rate of 1.00 to 1.00.

2f. The conversion price is based on an independent valuation performed by an investment banker.

2g. The terms of the agreement provide that all of the outstanding Series D preferred shares of Tritel will be converted into Series G preferred shares of Holding Company at the exchange ratio of 1.00 to 0.76. Based on

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)

the Holding Company stockholders agreement, each share of Series G preferred stock can be immediately converted into 398.1 shares of Holding Company Class A common stock and 26.9 shares of Holding Company Class F common stock. For purposes of this pro forma presentation the Tritel Series A preferred stock has been valued based on the number of Holding Company Class A common shares and Holding Company Class F common shares into which the shares will be ultimately converted.

                             Holding Company   Holding Company   Total value of
 Tritel Series D preferred   Class A trading Class F non-trading Tritel Series D
           stock              common stock      common stock     preferred stock
 -------------------------   --------------- ------------------- ---------------
 46,374 shares:
 Pro Forma shares convert-
  ed.......................    14,031,972          949,398
 Tritel conversion price
  (note 2c and note 2f)....    $    47.84          $ 31.10
                               ----------          -------
                               $  671,290          $29,522          $700,812
                               ==========          =======          ========

2h. Tritel voting preference common stock

  (i) The terms of the Merger provide that all of the outstanding shares of Tritel voting preference common stock owned by E. B. Martin, Jr. shall be converted into and become exchangeable for an aggregate amount of $10,000 in cash.

  (ii) The terms of the Merger provide that all of the outstanding shares of Tritel voting preference common stock owned by William M. Mounger, II shall be converted to 3 shares of Holding Company voting preference common stock. Furthermore, Mr. Mounger received a put right (the "Put Right") to sell his 3 shares of Holding Company voting preference common stock for $10,000 at any time after the first anniversary of the closing of the Merger.

2i. Represents the fair value of Tritel debt, increasing Tritel's historic balance by $15,968 using TeleCorp's incremental borrowing rate of 11.1% at February 28, 2000, the date of the announcement. A reduction of interest expense of $712 was recorded as an adjustment to the unaudited pro forma condensed combined statement of operations to reflect the interest expense related to the incremental debt as if the Merger had occurred on January 1, 1999.

2j. Represents the fair value, based on a Black-Scholes valuation, associated with the conversion of outstanding Tritel stock options to equivalent stock options of Holding Company at the time of the agreement based on the number of Tritel stock options outstanding and the closing market price of TeleCorp as of February 28, 2000, the date of the announcement. At the closing of the Merger, each outstanding and unexercised option to purchase shares of Tritel's common stock will be converted into an option to purchase shares of Holding Company common stock. The estimated fair value of these options has been recorded as additional purchase price.

2k. Anticipated costs of the transactions to Holding Company have been included as additional purchase price and are:

   Investment banking fees............................................. $18,000
   Legal, accounting and printing fees................................. $ 8,000
   Other costs......................................................... $ 2,000
                                                                        -------
   Total transaction cost.............................................. $28,000
                                                                        =======

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


2l. Deferred tax liability

   A deferred tax liability has been recorded for the differences between the estimated fair value and tax bases of the Tritel assets acquired and liabilities assumed. The Merger is being accounted for using the purchase method while for tax purposes, the merger is a tax free business combination. The effective tax rate reflects TeleCorp's composite federal and state income tax rate (net of federal benefit). The deferred tax liability has been calculated as follows:

                                                                    Temporary
                                            Fair value  Tax Basis   Difference
                                            ----------  ----------  ----------
     Property and equipment...............  $  262,343  $  262,537  $     (194)
     PCS licenses.........................   2,942,200      86,773   2,855,427
     Identifiable intangible assets.......     482,800      30,457     452,343
     Long-term debt.......................    (573,684)   (546,792)    (26,892)
     Deferred compensation................      45,000         --       45,000
     Net operating losses.................         --       65,965     (65,965)
                                            ----------  ----------  ----------
     Total................................  $3,158,659  $ (101,060) $3,259,719
                                            ==========  ==========
     Effective tax rate...................                                  38%
                                                                    ----------
     Net deferred tax liability...........                          $1,238,693
     Tritel historical net deferred tax
      liability...........................                             (25,705)
     Reversal of TeleCorp historical valu-
      ation allowance ....................                            (104,779)
     Reversal of Tritel historical valua-
      tion allowance......................                              (1,020)
                                                                    ----------
     Net deferred tax liability related to
      merger..............................                          $1,107,189
                                                                    ==========

2m. The fair value (based on an independent valuation performed by a valuation services company) of Tritel's PCS licenses, AT&T operating agreements and other intangible and tangible assets received by Holding Company as part of the Merger are as follows:

   PCS licenses..................................................... $2,942,200
   AT&T operating agreements........................................    409,200
   Other assets.....................................................    934,908
   Subscriber list..................................................     73,600
                                                                     ----------
   Total fair value of assets acquired by Holding Company........... $4,359,908
                                                                     ==========

   PCS licenses being acquired have an estimated fair value of $2,942,200. As Tritel did not commence service in its BTAs until September 1999, a pro forma adjustment has been made to the unaudited pro forma condensed combined statement of operations to record four months of amortization expense totaling $22,835 on these licenses.

   AT&T operating agreements (Network Membership License, Exclusivity, and Roaming) being acquired have an estimated fair value of $409,200. The summary of the characteristics of the AT&T operating agreements historically held by Tritel and obtained by Holding Company is included in Note 4a. The amortization of the Network Membership License Agreement will occur over its term of five years. A pro forma adjustment of $15,400 is included as amortization expense in the unaudited pro forma condensed combined statement of operations to reflect the effect of the Merger as if it had occurred on January 1, 1999. The amortization of the Exclusivity and Roaming Agreements will commence once PCS service is provided in

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)

the related BTAs. As Tritel did not commence service in these BTAs until September 1999, amortization expense has been recorded on the Exclusivity and Roaming agreements in the unaudited pro forma condensed combined statement of operations for four months totaling $7,440.

   Subscriber list held by Tritel has an estimated fair value of $73,600. The subscriber list has a life of four years. As Tritel did not commence service in its BTAs until September 1999, amortization expense has been recorded on the subscriber list in the unaudited pro forma condensed combined statement of operations for four months totaling $6,133.

2n. Represents unvested restricted stock awards granted by Holding Company in exchange for restricted stock awards held by certain employees of Tritel which has been included in the purchase price. However, since service is required subsequent to the consummation date of the merger in order to vest the replacement restricted stock awards, $45,000 of the intrinsic value of the unvested awards has been allocated to deferred compensation to be recognized as $22,500 of compensation over each of the remaining future two years of the vesting period.

2o. Goodwill

   The goodwill associated with the Merger of $2,245,336 is recorded as a pro forma adjustment to the unaudited pro forma combined condensed balance sheet. Amortization of goodwill over a twenty year period results in a pro forma adjustment of $112,267 amortization expense recognized as if the Merger occurred on January 1, 1999.

2p. Summary of Merger adjustments to the unaudited pro forma condensed combined statement of operations.

   The following table sets forth the depreciation and amortization pro forma adjustment as presented on the unaudited pro forma condensed combined statement of operations related to the Merger:

   Pro forma merger adjustment to amortization expense
   Amortization of:
     PCS licenses.............................................  Note 2m. $ 22,835
     Network Membership License agreement.....................  Note 2m.   15,400
     Exclusivity and Roaming agreements.......................  Note 2m.    7,440
     Subscriber list..........................................  Note 2m.    6,133
     Goodwill................................................. Note 2o.   112,267
                                                                         --------
                                                                         $164,075
                                                                         ========

2q. Summary of Merger adjustments to the unaudited pro forma condensed combined balance sheet.

   The following tables set forth the summary of pro forma adjustments as presented on the unaudited pro forma condensed combined balance sheet related to the Merger:

     (i) Cash

   Pro forma Merger adjustment to cash
   Cash consideration.................................... Note 2h.(i) $(10,000)
   Transaction related costs............................. Note 2k.     (28,000)
                                                                      --------
                                                                      $(38,000)
                                                                      ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


     (ii) PCS licenses

Pro forma Merger adjustment to PCS licenses
  Fair value..................................  Note 2m.            $2,942,200
  Historic cost of Tritel.....................  Note 1b.              (201,946)
                                                                    ----------
                                                                    $2,740,254
                                                                    ==========

     (iii) Intangible assets

Pro forma Merger adjustment to intangible
 assets
  Fair value -- AT&T operating agreements.....  Note 2m.            $  409,200
  Subscriber list.............................  Note 2m.                73,600
  Historic cost of Tritel.....................  Note 1b.               (59,508)
                                                                    ----------
                                                                    $  423,292
                                                                    ==========

     (iv) Other long term payables

Pro forma Merger adjustment to other long term
 payables
  Deferred tax liability......................  Note 2l.            $1,107,189
  William M. Mounger II put right.............  Note 2h.(ii)            10,000
                                                                    ----------
                                                                    $1,117,189
                                                                    ==========

     (v) Redeemable preferred stock

Pro forma Merger adjustment to redeemable
 preferred stock
  Fair value -- redeemable preferred stock....  Note 2 subtotal(3)  $  101,415
  Historic cost of Tritel.....................  Note 1b.               (99,586)
                                                                    ----------
                                                                    $    1,829
                                                                    ==========

     (vi) Preferred stock

Pro forma Merger adjustment to preferred stock
  Fair value -- preferred stock...............  Note 2g.            $  700,812
  Historic cost of Tritel.....................  Note 1b.               (46,374)
                                                                    ----------
                                                                    $  654,438
                                                                    ==========

     (vii) Common stock

Pro forma Merger adjustment to common stock
  Fair value -- common stock..................  Note 2 subtotal (1) $3,890,535
  Fair value -- common stock..................  Note 2 subtotal (2)      1,499
  Fair value -- option conversion cost........  Note 2j.                75,496
  Historic cost of Tritel.....................  Note 1b.              (612,348)
                                                                    ----------
                                                                    $3,355,182
                                                                    ==========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)

3. CONTRIBUTION AND EXCHANGE

   In connection with the Merger, AT&T has agreed to contribute certain assets and rights to Holding Company (the Contribution). The Contribution will result in Holding Company acquiring various assets in exchange for the consideration issued as follows:

   Holding Company acquires:

  .  $20,000 cash from AT&T Wireless Services

  .  The right to acquire all of the common and preferred stock of Indus.

  . The right to acquire additional wireless properties and assets from Airadigm.

  . The two year extension and expansion of the AT&T network membership license agreement to cover all people in Holding Company's markets.

   Consideration issued:

  . 9,272,740 shares of Class A common stock of the new holding company formed from the Tritel merger to AT&T Wireless Services.

   Separately, AT&T Wireless and TeleCorp entered into an Asset Exchange Agreement (the Exchange) pursuant to which TeleCorp has agreed to exchange certain assets with AT&T Wireless, among other consideration. TeleCorp is receiving certain consideration in exchange for assets as follows:

   TeleCorp acquires:

  . $80,000 in cash from AT&T Wireless less $5,100 and $6,868 paid to Polycell and ABC Wireless, respectively, on behalf of TeleCorp by AT&T Wireless.

  . AT&T Wireless' 10 MHZ PCS licenses in the areas covering part of the Wisconsin market, in addition to adjacent licenses and AT&T Wireless 10MHZ licenses in Fort Dodge and Waterloo, Iowa.

  .  PCS licenses from Polycell.

  .  PCS licenses from ABC Wireless.

   Consideration issued:

  .  The Holding Company's New England market segment to AT&T Wireless.


   Further, AT&T has agreed to extend the term of the roaming agreement and to expand the geographic coverage of the AT&T operating agreements with Telecorp to include the new markets, either through amending Telecorp's existing agreements or by entering into new agreements with Holding Company on substantially the same terms as Telecorp's existing agreements. In addition, TeleCorp has granted AT&T Wireless a "right of first refusal" with respect to certain markets transferred by AT&T Wireless Services or AT&T Wireless triggered in the event of a sale of Holding Company to a third party.

   These unaudited pro forma combined condensed financial statements are presented as if TeleCorp exercised its rights to purchase Indus and Airadigm. As such, the following incremental consideration will be given by TeleCorp in exercising the right to purchase Indus and Airadigm:

  .  $34,688 in cash to the shareholders of Indus.

  .  An assumption of Indus' debt and other liabilities of $93,865.

  .  $74,000 in cash to Airadigm.

  .  An assumption of Airadigm's debt and other liabilities of $64,745.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


   The Contribution and Exchange from AT&T will be accounted for as an asset purchase and disposition and recorded at fair value. The purchase price will be determined based on cash paid, the fair value of the Class A common stock issued, and the fair value of the assets relinquished. The purchase price will be proportionately allocated to the noncurrent assets acquired based on their estimated fair values. A gain is recognized as the difference between the fair value of the New England assets disposed and their net book value.

   For purposes of these unaudited pro forma combined condensed financial statements, Holding Company exercised its rights to purchase Indus and Airadigm based on incremental cash paid and liabilities assumed based on their estimated fair values. These transactions will be accounted for as asset purchases. The purchase price will be allocated to the assets acquired based on their estimated fair values.

3a. Cost Basis of Assets Received and Gain on Disposal of New England
Operations

   The cost basis of assets received is based on the fair value of the assets relinquished:

   Fair value of Holding Company consideration issued

  Holding Company Class A common stock given to AT&T (i)............ $  443,608
  Fair value of the TeleCorp New England assets transferred to AT&T
   (ii).............................................................    434,900
  Cash paid to Indus (iii)..........................................     34,688
  Assumption of Indus' debt and other liabilities (iv)..............     93,865
  Cash paid to Airadigm (v).........................................     74,000
  Assumption of Airadigm's debt and other liabilities (vi)..........     64,745
  Cash paid to ABC Wireless.........................................      6,868
  Cash paid to Polycell.............................................      5,100
  Assumption of deferred tax liability..............................    100,690
                                                                     ----------
    Total fair value................................................ $1,258,464
                                                                     ==========

   A gain is recognized as the difference between the fair value of the assets relinquished related to TeleCorp New England assets transferred to AT&T and those assets' net book value.

  Fair value of the New England assets transferred to AT&T (ii)...... $434,900
  Net book value of the New England assets transferred to AT&T (vii).  (77,376)
                                                                      --------
  Gain on disposal of New England assets (viii)...................... $357,524
                                                                      ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


   The contribution and the exchange represent the purchase of assets and the disposition of a business. This transaction is accounted for at fair value for book purposes. For tax purposes, these transactions are primarily tax-free and recorded at historical cost. Therefore, this represents an asset purchase whereby the fair value of acquired assets differs from the tax basis of the assets resulting in an adjustment to the carrying amount of the acquired assets and a deferred tax liability of $100,690.

   The purchase price will be allocated to the assets acquired based on their estimated fair values. The following table sets forth the fair values of the assets received:

   Fair value of assets Holding Company received

  Cash from AT&T.................................................... $  100,000
  Cash from historic financial statements of Indus (Note 1c.).......        466
  Cash from historic financial statements of Airadigm (Note 1d.)....      7,314
  Accounts receivable from historic financial statements of Airadigm
   (Note 1d.).......................................................        916
  PCS licenses from AT&T (ix).......................................    191,554
  AT&T network membership license agreement extension (x)...........    165,000
  AT&T operating agreements (xi)....................................    118,400
  PCS license from ABC Wireless, at cost (xii)......................      6,868
  PCS licenses from Polycell, at cost (xii).........................      5,100
  PCS licenses from Airadigm (xiii).................................    330,000
  PCS licenses from Indus (xiv).....................................    225,200
                                                                     ----------
    Total fair value of assets received............................. $1,150,818
                                                                     ==========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


   The difference of the fair value of the assets acquired as compared to the consideration is allocated to increase proportionately the values assigned to non-current assets in determining their cost basis. The following table sets forth the difference of fair value of assets received as compared to the cost and related increase to non-current assets.

  Total fair value of consideration issued.......................... $1,258,464
  Total fair value of assets Holding Company received...............  1,150,818
                                                                     ----------
  Difference........................................................ $  107,646
                                                                     ==========

   Proportionate allocation increasing the fair value of noncurrent assets received

  PCS licenses from AT&T (ix)....................................... $   20,017
  AT&T network membership license agreement extension (x)...........     17,242
  AT&T operating agreements (xi)....................................     12,372
  PCS license from ABC Wireless, at cost (xii)......................        --
  PCS licenses from Polycell, at cost (xii).........................        --
  PCS licenses from Airadigm (xiii).................................     34,483
  PCS licenses from Indus (xiv).....................................     23,532
                                                                     ----------
    Increase in fair value of non-current assets.................... $  107,646
                                                                     ==========
  Basis of assets Holding Company received

  Cash (from AT&T and historic basis of Indus and Airadigm)......... $  107,780
  Accounts receivable (historical basis of Airadigm)................        916
  PCS licenses from AT&T (ix).......................................    211,571
  AT&T branding agreement extension (x).............................    182,242
  AT&T operating agreements (xi)....................................    130,772
  PCS license from ABC Wireless, at cost (xii)......................      6,868
  PCS licenses from Polycell, at cost (xii).........................      5,100
  PCS license from Airadigm (xiii)..................................    364,483
  PCS licenses from Indus (xiv).....................................    248,732
                                                                     ----------
    Total basis of assets Holding Company received.................. $1,258,464
                                                                     ==========

   The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations have been adjusted for the Contribution and Exchange.

     (i) Holding Company class A common stock given to AT&T

     Holding Company will issue 9,272,740 shares of class A common stock with a fair value of $443,608 as determined by TeleCorp's class A public trading securities two days before, the day of and two days after the date of the announcement of the Merger. As this is an asset purchase, the fair value of the stock issued will be measured upon close.

     (ii) Fair value of the TeleCorp New England assets transferred to AT&T

     Holding Company will issue to AT&T the New England market segment with a fair value of $434,900 as determined by an independent appraiser. The table below sets forth the components of the value as appraised:

   PCS licenses....................................................... $333,800
   Property and equipment.............................................   79,000
   Subscriber list....................................................   22,100
                                                                       --------
                                                                       $434,900
                                                                       ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


     (iii) Cash paid to Indus

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Indus was exercised. Of the cash consideration to Indus, $4,000 may be paid as common stock at the option of Indus. For the purpose of the pro forma combined financial statements it was assumed this consideration was paid in cash.

     (iv) Assumption of Indus' debt and other liabilities

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Indus was exercised. The fair value of Indus long term debt is $76,408, net of a discount of $8,475 using TeleCorp's incremental borrowing rate of 11.1% at February 28, 2000. The fair value of other liabilities assumed by Holding Company from Indus totaled $17,457. Interest expense of $1,237 was recorded as an adjustment to the unaudited pro forma condensed combined statement of operations to reflect the amortization of the debt discount as if the Contribution and Exchange had occurred on January 1, 1999.

     (v) Cash paid to Airadigm

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Airadigm was exercised.

     (vi) Assumption of Airadigm's debt and other liabilities

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Airadigm was exercised. In consideration to Airadigm for assets received as part of the Contribution, Holding Company will pay Airadigm cash and assume long term debt of $54,460, net a discount of $9,814 and current liabilities with a fair value of approximately $10,285. Interest expense of $1,431 was recorded as an adjustment to the unaudited pro forma condensed combined statement of operations to reflect the amortization of the debt discount as if the Contribution and Exchange had occurred on January 1, 1999.

     (vii) Net book value of the New England assets transferred to AT&T

     The following table sets forth the historical carrying cost of New England's assets

   PCS licenses........................................................ $15,949
   Property and equipment..............................................  57,661
   AT&T operating agreements...........................................   3,766
                                                                        -------
                                                                        $77,376
                                                                        =======

   Property and equipment

   Property and equipment consist of the wireless network, computer equipment, internal use software, furniture, fixtures, office equipment and leasehold improvements related to the Holding Company's New England market. The net book value of the assets recorded in TeleCorp's historical financial statements as of December 31, 1999 was reduced as a pro forma adjustment to reflect the disposition as if it had occurred on December 31, 1999. The related depreciation expense incurred by Telecorp and recorded in TeleCorp's historical financial statements for the year ended December 31, 1999 was reduced as a pro forma adjustment to reflect the disposition as if it had occurred on January 1, 1999.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


   PCS licenses

   The four PCS licenses conveyed to AT&T are 20 megahertz (MHz) PCS licenses in Manchester, NH, Worcester, Rockingham and, Stafford County and Hyannis, MA. These licenses are currently being amortized over a 40 year life. The net book value of the licenses recorded in TeleCorp's historical balance sheet as of December 31, 1999 was reduced as a pro forma adjustment to reflect the disposition as if it had occurred on December 31, 1999. The related amortization incurred by TeleCorp was reduced to reflect the disposition as if it had occurred on January 1, 1999.

   AT&T operating agreements

   In January 1998, TeleCorp entered into a Securities Purchase Agreement with AT&T Wireless and TWR Cellular, Inc. whereby TeleCorp, in exchange for securities and cash, received licenses and operating agreements from AT&T. The total value of the operating agreements was allocated to each of TeleCorp's regions based on POP's.

   In connection with this Exchange, as a pro forma adjustment, we removed the net book value of each of the agreements from Holding Company's balance sheet and removed $6,766 for the related 1999 amortization expense.

Historical results of operations of New England BTAs

   Services, roaming, and equipment revenues of $2,978, $5,887 and $1,749, respectively, for the year ended December 31, 1999 recorded in TeleCorp's historical financial statements have been eliminated as pro forma adjustments to reflect the disposition of the BTAs underlying assets as if it had occurred on January 1, 1999.

   Cost of revenue, operations and development expense, selling and marketing, general and administration expenses, and depreciation and amortization of $3,855, $7,573, $5,581, $1,905 and $6,766 respectively, for the year ended
December 31, 1999 recorded in TeleCorp's historical financial statements have been eliminated as pro forma adjustments to reflect the disposition of the BTAs underlying assets as if it had occurred on January 1, 1999.

     (viii) Gain on disposal of New England operations

     The gain on the disposal of New England assets of $357,524 is presented in the unaudited pro forma condensed combined balance sheet as if the transaction had occurred on December 31, 1999. The gain is not included in the unaudited pro forma condensed combined statement of operations as if the transaction had occurred on January 1, 1999 due to the non-recurring nature.

     (ix) PCS licenses from AT&T

     Holding Company acquired PCS licenses from AT&T; 14 D-Block 10 MHz and one E-Block 10 MHZ located in Wisconsin, Michigan and Iowa that have a total fair value of $191,554. As part of the proportionate increase in the fair value due to the difference of consideration given, PCS licenses from AT&T were increased $20,017. The cost basis of the PCS licenses from AT&T are recorded in the unaudited pro forma condensed combined balance sheet at $211,571.

     As Holding Company is not planning to commence service in theses BTAs within the twelve months following the February 28, 2000 announcement, amortization expenses has not been recorded on these licenses in the unaudited pro forma condensed combined statement of operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


     (x) AT&T network membership license agreement extension

     Holding Company acquired a two year extension of its network membership license agreement with AT&T (discussed elsewhere in this prospectus) with a fair value of $165,000. As part of the proportionate increase in the fair value due to the difference of consideration given the AT&T network membership license extension was increased $17,242. The cost basis of the AT&T network membership license extension agreement are recorded in the unaudited pro forma condensed combined balance sheet at $182,242.

     Holding Company will begin amortization of the extension of the network membership license Agreement upon expiration of its existing branding agreement over its extension term of two years. As the current network membership license agreement will not expire within one year of the Febraury 28, 2000 anouncement, no pro forma amortization expense was included in the unaudited pro forma condensed combined statement of operations to reflect the effect of the Contribution and Exchange as if it had occurred on January 1, 1999.

     (xi) AT&T operating agreements

     Holding Company acquired operating agreements with AT&T (discussed elsewhere in this prospectus) with a fair value $118,400. These operating agreements are the same agreements held by Holding Company for TeleCorp and Tritel extended to include the BTAs associated with the PCS licenses of Airadigm, Indus, Polycell, ABC Wireless and the licenses obtained from AT&T. As part of the proportionate increase in the fair value due to the difference of consideration given the AT&T operating agreements were increased $12,372. The cost basis of the AT&T operating agreements are recorded in the unaudited pro forma condensed combined balance sheet at $130,772.

   The cost basis of these agreements are as follows:

   Network membership license......................................... $ 55,335
   Exclusivity........................................................   38,878
   Roaming............................................................   36,559
                                                                       --------
                                                                       $130,772
                                                                       ========

   Holding Company's accounting policy will be to begin amortization of the network membership license Agreement upon close of the transaction over the remainder of its term of five years. A pro forma adjustment of $11,067 is included as amortization expense in the unaudited pro forma condensed combined statement of operations to reflect the effect of the transactions as if they had occurred on January 1, 1999.

     Holding Company will commence amortization of the Exclusivity and Roaming Agreements once PCS service is provided in the related BTAs. As Holding Company is not projecting to commence service in theses BTAs within the twelve months after the February 28, 2000 announcement, no amortization expense has been recorded on these agreements in the unaudited pro forma condensed combined statement of operations.

     (xii) PCS licenses from ABC Wireless and Polycell

     Holding Company obtained PCS licenses from ABC Wireless, a related party controlled by shareholders who also control TeleCorp. Holding Company paid ABC Wireless cash of $6,868 for these

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)

  licenses (paid by AT&T on behalf of Holding Company). Holding Company obtained PCS licenses from Polycell through rights obtained by ABC Wireless, a related party controlled by shareholders who also control TeleCorp. Holding Company paid Polycell cash of $5,100 for these licenses (paid by AT&T on behalf of Holding Company). The amounts paid on behalf of Holding Company by AT&T reduce the cash consideration received by Holding Company from AT&T.

     The licenses obtained from ABC Wireless were recorded on the unaudited pro forma condensed combined balance sheet at the historic cost of ABC Wireless which also equaled the cash consideration of $6,868. Furthermore, the licenses obtained from Polycell were recorded on the unaudited pro forma condensed combined balance sheet at a value equal to the cash consideration paid of $5,100. As these licenses are recorded at cost, they were not increased by the difference of fair value of consideration given nor by the recognition of the deferred tax liability.

     As Holding Company is not projecting to commence service in theses BTAs within the twelve months following the February 28, 2000 announcement, no amortization expense has been recorded on these licenses in the unaudited pro forma condensed combined statement of operations.

     (xiii) PCS licenses from Airadigm

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Airadigm was exercised.

     Holding Company acquired PCS licenses from Airadigm that have a total fair value of $330,000. As part of the proportionate increase in the fair value due to the difference of consideration given, PCS licenses from Airadigm were increased $34,483. The cost basis of the PCS licenses from Airadigm are recorded in the unaudited pro forma condensed combined balance sheet at $364,483.

     As Holding Company is not planning to commence service in theses BTAs within the twelve months following the February 28, 2000 announcement, amortization expense has not been recorded on these licenses in the unaudited pro forma condensed combined statement of operations.

     (xiv) PCS licenses from Indus

     For the purposes of the unaudited pro forma condensed combined financial statements, we assume the right to purchase Indus was exercised.

     Holding Company acquired PCS licenses from Indus that have a total fair value of $225,200. As part of the proportionate increase in the fair value due to the difference of consideration given, PCS licenses from Indus were increased $23,532. The cost basis of the PCS licenses from Indus are recorded in the unaudited pro forma condensed combined balance sheet at $248,732.

     As Holding Company is not planning to commence service in theses BTAs within the twelve months following the February 28, 2000 announcement, amortization expense has not been recorded on these licenses in the unaudited pro forma condensed combined statement of operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


3b.Summary of Contribution and Exchange adjustments to the unaudited pro forma condensed combined statement of operations.

     The following table sets forth the summary of the (i) depreciation and amortization and (ii) interest expense pro forma adjustments as presented on the unaudited pro forma condensed combined statement of operations related to the Contribution and Exchange.

   (i) Depreciation and amortization

   Pro forma adjustment to amortization of:
     New England historical results...................  Note 3a.(vii) $ (6,766)
     Operating agreements.............................  Note 3a.(xi)    11,067
                                                                      --------
                                                                      $  4,301
                                                                      ========

   (ii) Interest expense

   Pro forma adjustment to interest expense
     Incremental interest related to Indus debt.......  Note 3a.(iv)  $  1,237
     Incremental interest related to Airadigm debt....  Note 3a.(vi)     1,431
                                                                      --------
                                                                      $  2,668
                                                                      ========

3c.Summary of Contribution and Exchange adjustments to the unaudited pro forma condensed combined balance sheet.

     The following tables set forth the summary of pro forma adjustments as presented on the unaudited pro forma condensed combined balance sheet related to the Contribution and Exchange

   (i) Cash

   Pro forma adjustment to cash
     Cash from AT&T...................................  Note 3a.      $100,000
     Cash to ABC Wireless.............................  Note 3a.(xii)   (6,868)
     Cash to Polycell.................................  Note 3a.(xii)   (5,100)
     Cash to Indus....................................  Note 3a.(iii)  (34,688)
     Cash to Airadigm.................................  Note 3a.(v)    (74,000)
                                                                      --------
                                                                      $(20,656)
                                                                      ========

   (ii) Other current assets

   Pro forma adjustment to other current assets
     Fair value of other assets received as considera-
      tion............................................                $    --
     Historic cost of Indus' current assets...........  Note 1c.          (500)
     Historic cost of Airadigm's current assets.......  Note 1d.        (1,056)
                                                                      --------
                                                                      $ (1,556)
                                                                      ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


   (iii) Property and equipment

   Pro forma adjustment to property and equipment
     Fair value received as consideration...........                 $     --
     Historic cost of New England property and
      equipment.....................................  Note 3a.(vii)    (57,661)
     Historic cost of Indus' property and equip-
      ment..........................................  Note 1c.            (914)
     Historic cost of Airadigm's property and equip-
      ment..........................................  Note 1d.         (54,909)
                                                                     ---------
                                                                     $(113,484)
                                                                     =========

   (iv) PCS licenses

   Pro forma adjustment to PCS licenses
     Cost basis of New England PCS licenses.........  Note 3a.(vii)  $ (15,949)
     Fair value as adjusted of PCS licenses from
      AT&T..........................................  Note 3a.(ix)     211,571
     Fair value as adjusted of PCS licenses from ABC
      Wireless......................................  Note 3a.(xii)      6,868
     Fair value as adjusted of PCS licenses from
      Polycell......................................  Note 3a.(xii)      5,100
     Fair value as adjusted of PCS licenses received
      from Indus....................................  Note 3a.(xiv)    248,732
     Historic cost of Indus' PCS licenses...........  Note 1c.         (70,902)
     Cost basis PCS license received from Airadigm..  Note 3a.(xiii)   364,483
     Historic cost of Airadigm's PCS licenses.......  Note 1d.         (76,265)
                                                                     ---------
                                                                     $ 673,638
                                                                     =========

   (v) Intangible assets

   Pro forma adjustment to intangible assets
     AT&T network membership license agreement ex-
      tension.......................................  Note 3a.(x)    $ 182,242
     AT&T operating agreements......................  Note 3a.(xi)     130,772
     Historic cost of AT&T operating agreements in
      New England...................................  Note 3a.(vii)     (3,766)
                                                                     ---------
                                                                     $ 309,248
                                                                     =========

   (vi) Other assets

   Pro forma adjustment to other assets
     Fair value of other assets received as consideration...          $   --
     Historic cost of Indus' other assets................... Note 1c.  (1,321)
     Historic cost of Airadigm's other assets............... Note 1d.  (1,725)
                                                                      -------
                                                                      $(3,046)
                                                                      =======

   (vii) Accounts payable and accrued expenses

   Pro forma adjustment to accounts payable and accrued
    liabilities
     Fair value of Airadigm accounts payable and accrued
      liabilities...........................................          $   --
     Historic cost of Airadigm's accounts payable and
      accrued expenses...................................... Note 1d.  (2,898)
                                                                      -------
                                                                      $(2,898)
                                                                      =======

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


     (viii) Other current liabilities

   Pro forma adjustment to other current liabilities
     Fair value of Airadigm's other current
      liabilities....................................                $     --
     Historic cost of Airadigm's other current
      liabilities....................................  Note 1d.         (5,223)
                                                                     ---------
                                                                     $  (5,223)
                                                                     =========

     (ix) Long term debt, current portion

   Pro forma adjustment to long term debt, current
    portion
     Fair value of long term debt, current portion,
      assumed from Airadigm..........................  Note 3a. (vi) $  10,285
     Historic cost of Airadigm's long term debt,
      current portion................................  Note 1d.        (49,907)
                                                                     ---------
                                                                     $ (39,622)
                                                                     =========

     (x) Long term debt

   Pro forma adjustment to long term debt
     Fair value of Indus' long term debt assumed.....  Note 3a. (iv) $  76,408
     Historic cost of Indus' long term debt..........  Note 1c.        (84,883)
     Fair value of Airadigm's long term debt
      assumed........................................  Note 3a. (vi)    54,460
     Historic cost of Airadigm's long term debt......  Note 1d.       (101,039)
                                                                     ---------
                                                                     $ (55,054)
                                                                     =========

     (xi) Other long term payables

   Pro forma adjustment to other long term payables
     Fair value of other long term payables assumed..                $     --
     Deferred tax liability..........................  Note 3a.        100,690
     Historic cost of Airadigm's other long term
      payables.......................................  Note 1d.         (4,819)
                                                                     ---------
                                                                     $  95,871
                                                                     =========

     (xii) Preferred stock

   Pro forma adjustment to preferred stock
     Elimination of historic cost of Indus' preferred
      stock..........................................  Note 1c.      $    (450)
                                                                     ---------
                                                                     $    (450)
                                                                     =========

     (xiii) Common stock
   Pro forma contribution adjustment to common stock
      Fair value of common stock given to AT&T.......  Note 3a. (i)  $ 443,608
     Elimination of historic cost of Indus' common
      stock..........................................  Note 1c.        (25,434)
     Elimination of historic cost of Airadigm's
      common stock...................................  Note 1d.        (10,011)
                                                                     ---------
                                                                     $ 408,163
                                                                     =========


                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


     (xiv) Accumulated deficit

     Gain on disposal of New England operations...... Note 3a. (viii) $357,524
     Elimination of historic cost of Indus'
      accumulated deficit............................ Note 1c.          54,121
     Elimination of historic cost of Airadigm's
      accumulated deficit............................ Note 1d.          31,712
                                                                      --------
                                                                      $443,357
                                                                      ========

4. INTER-COMPANY ELIMINATIONS

   Roaming revenue and cost of revenue of $1,000 and $1,000, respectively included on the historical consolidated statement of operations of TeleCorp relate to amounts earned and expensed by Tritel during 1999. As such, roaming revenue and cost of revenue of $1,000 and $1,000 included on the historical consolidated statement of operations of Tritel relates to amounts earned and expensed directly with Telecorp. The pro forma inter-company eliminations adjustment of revenue and cost of revenue of $2,000 are the reduction of such balances as if the transaction occurred on January 1, 1999.

   No payables, receivables or inter-company investments existed between any of the companies at December 31, 1999. No inter-company eliminations were necessary for the unaudited pro forma condensed combined balance sheet.

5. OTHER TRANSACTIONS

   Included in the unaudited pro forma condensed combined financial statements are the following transactions of TeleCorp that closed during April 2000: (a) acquisition of the remaining 15% of Viper Wireless that TeleCorp did not currently own; (b) acquisition of licenses of TeleCorp LMDS, and (c) acquisition of licenses from Gulf Telecom.

5a. Viper Wireless

     On April 11, 2000, the Company completed its acquisition of the 15% of Viper Wireless that it did not already own from Mr. Vento and Mr. Sullivan in exchange for an aggregate of 323,372 shares of TeleCorp's class A common stock and 800 shares of its series E preferred stock. The Company acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32,286 contributed by AT&T and certain of the Company's other initial investors for additional shares of its preferred and common stock. Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction.

     An unaudited pro forma condensed combined balance sheet adjustment has been made to include the issuance of 323,372 Holding Company shares of class A common stock at the $47.125 share price on April 11, 2000 for $15,239 and $58 of Holding Company Series E preferred stock. This transaction results in a $15,297 increase in Accumulated Deficit for the recognition of compensation expense as if this transaction occurred on December 31, 1999. As the event will be a non-recurring charge to compensation expense, this information is not included in the unaudited pro forma condensed combined statement of operations as if the transaction occurred on January 1, 1999.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


5b. TeleCorp LMDS

     On October 18, 1999, TeleCorp agreed to acquire TeleCorp LMDS, Inc. through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of our class A common stock. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of our initial investors. By acquiring TeleCorp LMDS, we will gain local multipoint distribution service licenses covering 1100 MHz of airwaves in the Little Rock, Arkansas basic trading area and 150 MHz of airwaves in each of the Beaumont, Texas, New Orleans, Louisiana, San Juan and Mayaguez, Puerto Rico, and U.S. Virgin Islands basic trading areas. This transaction closed on April 7, 2000.

     An unaudited pro forma condensed combined balance sheet adjustment has been made to include the issuance of 878,400 Holding Company Class A common shares at the $52.25 share price on April 7, 2000 for $45,896. As TeleCorp LMDS is a company under common control with TeleCorp, the licenses are recorded on the unaudited pro forma combined condensed balance sheet at the historic cost to TeleCorp LMDS of $2,707. The remaining balance of $43,189 has been accounted for as a distribution to shareholders. The licenses owned by TeleCorp LMDS are intended to be developed to offer fixed wireless broadband services. The Company has not yet begun development of a broadband wireless network. As the service related to the TeleCorp LMDS licenses is not planned to commence within the twelve months following April 7, 2000, no pro forma amortization expense was included in the unaudited pro forma condensed combined statement of operations to reflect the transaction as if it had occurred on January 1, 1999.

5c. Gulf Telecom, L.L.C.

     On October 14, 1999, TeleCorp agreed to purchase 15 MHz of additional airwaves in the Lake Charles, Louisiana basic trading area from Gulf Telecom, L.L.C. Total consideration approximates $2,700 and consists of approximately $400 in cash plus the assumption by Holding Company of approximately $2,300 in Federal Communications Commission debt related to the license. Additionally, TeleCorp will reimburse Gulf Telecom for all interest it paid to the Federal Communications Commission on debt related to the license from June 1998 until the date the transaction is completed. The entire purchase price will be allocated to licenses and recorded on the unaudited pro forma condensed combined balance sheet as if the transaction occurred on December 31, 1999. A pro forma adjustment is included on the unaudited pro forma condensed combined statement of operations for 11 months of amortization related to the licenses as if the transaction occurred on January 1, 1999. The Holding Company's accounting policy will be to amortize licenses over its term commencing at a time when PCS service is provided in the related BTAs. As TeleCorp began offering PCS services in the related BTA's in February, 1999, the amortization period does not include the entire year of 1999. The amortization expense included as a pro forma adjustment for licenses is $62. A pro forma adjustment to interest expense on the unaudited pro forma condensed combined statement of operations was recorded as $255 using TeleCorp's incremental borrowing rate at February 28, 2000, the date of the announcement, as if this transaction occurred on January 1, 1999. This transaction closed on April 27, 2000.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(continued)

                     ($'s in 000's, except per share data)


5d. Summary of other transaction adjustments to the unaudited pro forma condensed combined balance sheet

     The following tables set forth the summary of pro forma adjustments as presented on the unaudited pro forma condensed combined balance sheet related to these other transactions:

   (i) PCS licenses

   Pro forma other transactions adjustment to PCS licenses
     Fair value acquired from TeleCorp LMDS................ Note 5b. $  2,707
     Fair value acquired from Gulf Telecom................. Note 5c.    2,700
                                                                     --------
                                                                     $  5,407
                                                                     ========

   (ii) Common stock

   Pro forma merger adjustment to common stock
     Fair value of stock consideration to Viper Wireless... Note 5a. $ 15,239
     Distribution to shareholders for TeleCorp LMDS........ Note 5b.  (43,189)
     Fair value of stock consideration to TeleCorp LMDS.... Note 5b.   45,896
                                                                     --------
                                                                     $ 17,946
                                                                     ========

6. CALCULATION OF PRO FORMA NET LOSS PER SHARE

   For purposes of calculating pro forma net loss per share, all share issuances and conversions, other than TeleCorp historical weighted average common shares, have been calculated as if the Transaction and other pending transactions occurred on January 1, 1999. Additionally, for pro forma purposes, an assumption was made that all payments to Indus were satisfied in cash (Note 3a.(iv)).

   TeleCorp weighted average common shares.........  Note 1a.       76,895,391
   Conversion of Tritel common stock to Holding
    Company trading common stock...................  Note 2         81,323,891
   William M. Mounger, II voting preference stock..  Note 2h.(ii)            3
   Conversion of Tritel outstanding common stock...  Note 2             48,208
   Issuance of common stock to AT&T................  Note 3a.(i)     9,272,740
   Issuance of common stock for Viper Wireless.....  Note 5a.          323,372
   Issuance of common stock for TeleCorp LMDS......  Note 5b.          878,400
                                                                  ------------
     Total weighted average common shares..........                168,742,005
                                                                  ============
   Holding Company pro forma net loss..............               $   (798,738)
                                                                  ============
   Basic and diluted net loss per common share.....               $      (4.73)
                                                                  ============

                               INDUSTRY OVERVIEW

The Wireless Communications Industry

   Wireless communications systems use a variety of radio airwaves to transmit voice and data signals. In the wireless communications industry, applications that transmit these signals include one-way radio applications, such as paging or beeper services, and two-way radio applications, such as PCS, cellular telephone and other technologies. Each application is licensed and operates in a distinct radio airwave block. The two principal services licensed by the Federal Communications Commission for transmitting voice and data signals are PCS and cellular. PCS is a term commonly used to refer to service carried over the 1850 MHz to 1990 MHz portion of the radio airwaves. Megahertz is a method of measuring radio airwaves. Cellular is a term commonly used to refer to service carried over the 824 MHz to 893 MHz portion of the radio airwaves. Cellular service systems were originally analog-based systems, although digital technology has been introduced in some markets. PCS systems use digital technology. Analog technology has several limitations, including lack of privacy and limited transmission capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and robust data transmission features, including mobile office applications like facsimile, e-mail and wireless connections to computer/data networks, including the Internet.

   In order to increase competition, promote improved quality and service, and make available the widest possible range of wireless telecommunications services to U.S. consumers, federal legislation was enacted in 1993 directing the Federal Communications Commission to allocate radio frequency spectrum for PCS by competitive bidding. In 1993, the Federal Communications Commission allocated 120 MHz of spectrum in the 2GHz band for the provision of PCS.

   Since 1995, the Federal Communications Commission has been conducting auctions in which industry participants were awarded PCS licenses for designated areas throughout the United States, and the Federal Communications Commission is likely to continue to conduct periodic auctions for additional spectrum, which could be used for competing PCS services.

Operation of Wireless Communications Systems

   Wireless communications system service areas, whether PCS, cellular or other technologies, are divided into multiple units, each containing a transmitter, a receiver and signaling equipment to transmit wireless signals to individual phones. This equipment is connected by telephone lines or microwave signals to call connection equipment that uses computers to control the operation of the communications system for the entire service area. The call connection equipment controls the connection of calls and the connection of the wireless network to local telephone systems and long distance carriers. As a customer's handset travels, the system controls the transfer of calls from one equipment site to another, coordinates calls to and from handsets, allocates calls among the network equipment sites within the system and connects calls to the local telephone system or to a long distance telephone carrier. Wireless communications providers must establish agreements with local and long distance carriers that allow them to pass calls, or interconnect, thereby integrating their system with the existing communications system.

   Because the signal strength of a transmission between a handset and a network equipment site declines as the handset moves away from the originating network equipment site, the wireless network monitors the signal strength of calls in progress. When the signal strength of a call declines, the call connection equipment may transfer the call to another network equipment site where the signal is stronger. If a handset leaves the service area of a PCS or cellular system, the call is disconnected unless there is a technical connection with the adjacent system. If there is a technical connection with the adjacent system, the customer may roam onto the adjacent system.

   Although PCS and cellular systems use similar technologies and hardware, they operate on different portions of the airwaves and use different technical and network standards. The use of advanced handsets makes it possible for customers using one type of system to roam on a different type of system outside of their service area, and to transfer calls from one type of system to another if the appropriate agreements are in place and the networks are properly configured to transfer calls from one system to the next.

   Currently, PCS systems operate under one of three principal digital signal transmission technology standards that various operators and vendors have proposed for use in PCS systems: time division multiple access (or TDMA), code division multiple access (or CDMA) or global system for mobile communications (or GSM). TDMA and GSM are both time division-based technologies, but are incompatible with each other and with CDMA. Accordingly, a customer of a system that uses TDMA technology is unable to use a TDMA handset when travelling in an area not served by TDMA-based PCS operators, unless the customer carries a special handset that permits the customer to use the analog or digital system on the cellular portion of the airwaves in that area and the appropriate agreements are in place.

   TDMA technology allows for:

  . the use of advanced handsets which allow for roaming across the PCS and cellular portion of the airwaves, including both analog and digital technologies;

  . enhanced services and features, such as short-messaging, extended battery life, added call security and improved voice quality; and

  . network equipment sites that are small and that improve network coverage with low incremental investment.

   TDMA technology is the digital technology choice of two of the largest wireless communications companies in the United States, AT&T and SBC Communications. This technology served an estimated 35 million customers worldwide and 19 million customers in North America as of December 31, 1999, according to the Universal Wireless Communications Consortium, an association of TDMA providers and manufacturers.

   If a PCS system operated by the service provider or covered by a roaming agreement is operating in the area, the call will be placed via this system. If there is no PCS system providing coverage, the call will be placed through a digital system on the cellular portion of the airwaves operating in the area and providing coverage to the user, and if no digital system on the cellular portion of the airwaves is providing coverage, the call will be connected over an analog system that uses the cellular portion of the airwaves providing coverage. Advanced handsets allow for a call in progress to be handed off to an adjacent system, without interruption, if appropriate agreements are in place, whereas earlier generations of handsets would cut off the call when the handset left the coverage of one system, requiring the customer to redial the call using the adjacent system.

                      THE SUBSIDIARIES OF HOLDING COMPANY

                                    TELECORP

Company Overview

   TeleCorp is the largest AT&T Wireless affiliate in the United States in terms of licensed population, with licenses covering approximately 16.7 million people. It provides wireless personal communication services, or PCS, in selected markets in the south-central and northeast United States and in Puerto Rico, encompassing eight of the 100 largest metropolitan areas in the United States. Commencing with the launch of operations in the New Orleans market in February 1999, TeleCorp successfully launched its services in 26 markets by December 31, 1999. As of March 31, 2000, it had more than 228,000 customers and its networks covered approximately 74% of the population where it held licenses.

   TeleCorp entered into a venture with AT&T in July 1998 under which AT&T contributed PCS licenses to TeleCorp in exchange for ownership in the company. TeleCorp is AT&T's exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in TeleCorp's covered markets, subject to AT&T's right to resell services on TeleCorp's network. TeleCorp has the right to use the AT&T brand name and logo together with TeleCorp's SunCom brand name and logo, giving equal emphasis to each in TeleCorp's covered markets. TeleCorp is AT&T's preferred roaming partner for digital customers in TeleCorp's markets. Additionally, its relationship with AT&T allows TeleCorp to provide coast-to-coast coverage to its customers.

   TeleCorp's PCS licenses include both major population centers as well as popular vacation destinations, such as:

  .  San Juan, Puerto Rico and the U.S. Virgin Islands;

  .  New Orleans and Baton Rouge, Louisiana;

  .  Memphis, Tennessee;

  .  Little Rock, Arkansas;

  .  Manchester, Concord and Nashua, New Hampshire; and

  .  Worcester, Cape Cod, Martha's Vineyard and Nantucket, Massachusetts.

   TeleCorp markets its services through its own stores, retail outlets, through its direct corporate and telemarketing sales forces and on the Internet through its website. TeleCorp has a strong distribution presence in its markets through its company-owned stores and retail outlets where consumers can purchase its services, including Best Buy, Circuit City, Office Depot, Office Max, Staples and Radio Shack. TeleCorp's affiliation with AT&T enables it to leverage its marketing and sales efforts in its markets.

 TeleCorp's Revenue Sources

   TeleCorp derives its revenue from:

  . Services. The various types of revenue associated with PCS for TeleCorp's customers include monthly recurring access charges and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. TeleCorp's customers' charges are rate plan-dependent, based on the number of pooled minutes included in their plans. Service revenue also includes monthly non-recurring airtime usage associated with TeleCorp's prepaid customers and non-recurring activation and de-activation service charges.

  . Roaming Charges. TeleCorp charges monthly, non-recurring, per minute fees to other wireless companies whose customers use its network facilities to place and receive wireless services.

  . Equipment Sales. TeleCorp sells wireless personal communications handsets and accessories that are used by its customers in connection with its wireless services.

 Strategic Alliance with AT&T

   TeleCorp has a strategic alliance with AT&T which provides it with many business, operational and marketing advantages, including:

   Exclusivity. TeleCorp is AT&T's exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in TeleCorp's covered markets, subject to AT&T's right to resell services on TeleCorp's network.

   Brand. TeleCorp has the right to use the AT&T brand name and logo together with the SunCom brand name and logo in TeleCorp's markets, giving equal emphasis to each.

   Roaming. TeleCorp is AT&T's preferred roaming partner for digital customers in TeleCorp's markets. TeleCorp's roaming revenues increased from approximately $1.9 million in the first quarter of 1999 to approximately $11.5 million in the first quarter of 2000.

   Coast-to-Coast Coverage. Outside TeleCorp's markets, its customers can place and receive calls in AT&T Wireless's markets and the markets of AT&T Wireless's other roaming partners.

   Products and Services. TeleCorp receives preferred terms on selected products and services, including handsets, infrastructure equipment and back office support from companies who provide these products and services to AT&T.

   Marketing. TeleCorp benefits from AT&T's nationwide marketing and advertising campaigns, including the success of the AT&T Digital One RateSM plans, in the marketing of its own national SunRate plans. In addition, TeleCorp works with AT&T's national sales representatives to jointly market TeleCorp's wireless services to AT&T corporate customers located in TeleCorp's markets.

Service

   TeleCorp's primary service is wireless calling and TeleCorp has chosen digital TDMA technology for its network. TeleCorp's service features advanced handsets, enhanced voice clarity, improved protection from eavesdropping and a broad feature set. TeleCorp's basic wireless service offering includes caller identification, three-way conference calling, call waiting, voicemail, paging and short-messaging. As part of TeleCorp's basic service offering, it sells easy-to-use, interactive menu-driven handsets that can be activated over the air.

Sales and Distribution

   TeleCorp's sales and distribution strategy is to use a balanced mix of distribution channels to maximize penetration within its licensed service area while minimizing customer acquisition costs. Its channels include a network of company stores, nationally recognized retailers, a direct sales force for corporate and business customers, regional and local mass merchandisers, telesales, direct mail and online sales. TeleCorp also works with AT&T's sales channels to cooperatively exchange leads and develop new business.

   Company Stores. TeleCorp's stores range in size from small kiosks to 3,600 square foot stores in the principal retail district in each market. As of March 31, 2000, TeleCorp had opened 56 stores for the distribution and sale of its handsets and expects to have a total of 89 SunCom stores open by the end of 2000.

   Retail Outlets. TeleCorp has negotiated distribution agreements with national and regional mass merchandisers and consumer electronics retailers, including Circuit City, Cellular Warehouse, Metrocall, Office Depot, Staples, Best Buy and Office Max in the U.S. and Farmacia El Amal, Let's Talk Wireless, Beeper

Connections and Radio Shack in Puerto Rico. TeleCorp currently has over 1,367 retail outlet locations where customers can purchase TeleCorp's services. In some of these retail store locations, TeleCorp is implementing a store-within-a-store concept, which uses visual merchandising to leverage the brand awareness created by both SunCom and AT&T advertising.

   Direct Sales and Marketing. TeleCorp's direct corporate sales force focuses on high-revenue, high-margin corporate users. As of March 31, 2000, TeleCorp's direct corporate sales force consisted of approximately 103 dedicated professionals targeting the wireless decision maker within large corporations. TeleCorp also benefits from AT&T's national corporate accounts sales force. AT&T, in conjunction with TeleCorp, supports TeleCorp's marketing of its services to AT&T's large national accounts located in TeleCorp's service areas. TeleCorp also employs 21 telesales representatives in its Memphis call center and contracts for 11 Spanish speaking telesales representatives in Convergys' Fort Lauderdale, Florida operations. TeleCorp uses direct marketing to generate leads and stimulate prospects, allowing it to maintain low selling costs and to offer its customers additional features or customized services.

   Online Sales. TeleCorp's web page provides current information about TeleCorp, its markets, its products and services. All information that is required to make a purchasing decision is available through TeleCorp's website and online store. Customers are able to choose any of TeleCorp's rate plans, features, handsets and accessories. The online store provides a secure environment for transactions, and customers purchasing through the online store experience a similar business process to that of customers purchasing service through other channels.

Customer Care

   TeleCorp is committed to building strong customer relationships by providing customers with prompt and helpful service. TeleCorp serves its customers from its state-of-the-art facility in Memphis, Tennessee. Convergys, a leading provider of outsourced call center services, provides back up call center support and bilingual customer service, for TeleCorp's Spanish speaking customers, from two facilities in Florida. As of March 31, 2000, the three centers employed 368 customer care representatives including 149 of TeleCorp's employees. The multiple center structure allows TeleCorp to distribute customer service calls between the centers to promote cost effective 24 hour/seven days a week customer service. All of its centers have sophisticated infrastructure and information systems, including automated call distributors and advanced diagnostic tools for one-call trouble resolution. TeleCorp emphasizes proactive and responsive customer service, including welcome packages along with first bill, three months and one year anniversary calls. TeleCorp is also expanding web-based services to include online account information to allow customers to check billing, modify service or otherwise manage their accounts.

Network Development

   TeleCorp launched commercial operations in February 1999 and has commenced its services in each of its major markets. It launched in markets which have attractive characteristics for a high volume of wireless communications usage, including metropolitan areas, the surrounding suburbs, commuting and travel corridors, and popular leisure and vacation destinations. Immediately upon launch, customers had access to coast-to-coast coverage through roaming arrangements with AT&T and its roaming partners, both inside and outside its licensed areas. Within each market, geographic coverage will be based upon changes in wireless communications usage patterns, demographic changes within TeleCorp's licensed areas and its experiences in those markets. As of March 31, 2000, TeleCorp provided coverage to approximately 74% of the population of its licensed area. TeleCorp defines coverage to include an entire basic trading area if it has a significantly developed system in that basic trading area.

   Construction of TeleCorp's network is scheduled for multiple phases. In 1999, TeleCorp completed the first phase of its network build out and expects to complete the second phase by the end of 2000. TeleCorp has successfully launched commercial service in the following 26 markets in 1999:

               Fayetteville, AR                  Nantucket, MA
               Hot Springs, AR                   Worcester, MA
               Little Rock, AR                   Concord, NH
               Jonesboro, AR                     Manchester, NH
               Baton Rouge, LA                   Nashua, NH
               Hammond, LA                       Portsmouth, NH
               Houma, LA                         Arecibo, PR
               Lafayette, LA                     Humacao, PR
               New Iberia, LA                    Mayaguez, PR
               New Orleans, LA                   Ponce, PR
               Thibodaux, LA                     San Juan, PR
               Cape Cod, MA                      Jackson, TN
               Martha's Vineyard, MA             Memphis, TN

   As of March 31, 2000, TeleCorp's entire network covered a total of 28 markets and a population of 12.4 million, and included approximately 815 network equipment sites and six connection sites.

   The third and fourth phases of TeleCorp's network buildout plan will focus on expanding its coverage to a total of 46 markets including a population of
3.3 million, and entail launching service in Beaumont, Texas; Alexandria, Louisiana; Evansville, Indiana; Paducah, Kentucky; Columbia and Jefferson City, Missouri; Pine Bluff and Fort Smith, Arkansas and the U.S. Virgin Islands. Upon completion of the fourth phase, which TeleCorp expects by the end of 2001, TeleCorp expects its network will be available to a population of 15.7 million and will include eight call connection sites and 1,215 network equipment sites.

 Network Operations

   TeleCorp maintains a network operations center to ensure continuous monitoring and maintenance of its network. The effective operation of its network requires:

  . connection agreements and agreements to transmit signals from network equipment sites to call connection equipment with other communications providers;

  .  long distance connection;

  .  the implementation of roaming arrangements;

  .  the development of network monitoring systems; and

  .  the implementation of information technology systems.

 Connection Agreements

   TeleCorp's network is connected to the public telephone network to facilitate the origination and termination of traffic between its network and both the local and long distance carriers. TeleCorp has signed agreements with multiple carriers, including BellSouth, SBC Communications, Bell Atlantic and Puerto Rico Telephone. In most cases these agreements are standard agreements entered into with all qualifying carriers on generally the same terms, with each party agreeing to pay the other for the carrying or completion of calls on the other's network.

 Long Distance Connection

   TeleCorp has executed a wholesale long distance agreement with AT&T providing for preferred rates for long distance services.

 Roaming Arrangements

   Through TeleCorp's arrangements with AT&T and via the use of advanced handsets, its customers have roaming capabilities on AT&T's wireless network and AT&T's customers have roaming capability on TeleCorp's wireless network. Further, TeleCorp has the benefit of AT&T's roaming agreements with third party carriers at AT&T's preferred pricing. These agreements, together with AT&T's wireless network, cover approximately 98% of the U.S. population, including in-region roaming agreements covering all of TeleCorp's launched service areas.

 Network Monitoring Systems

   TeleCorp's network operations center provides around-the-clock monitoring and maintenance of its entire network. The network operations center is equipped to constantly monitor the status of all network equipment sites and call connection equipment and to record network traffic. The network operations center provides continuous monitoring of system quality for blocked or dropped calls, call clarity and evidence of tampering, cloning or fraud. TeleCorp designed its network operations center to oversee the interface between customer usage, data collected by call connection equipment and its billing systems. TeleCorp's network operations center is located in the Memphis site containing call connection equipment, and TeleCorp also has back-up network operations center capabilities in its Arlington, Virginia data center.

 Information Technology Systems

   TeleCorp operates management information systems to handle customer care, billing, network management and financial and administrative services. The systems focus on three primary areas:

  . network management, including service activation, pre-pay systems, traffic and usage monitoring, trouble management and operational support systems;

  . customer care, including billing systems and customer service and support systems; and

  . business systems, including financial, purchasing, human resources and other administrative systems.

   TeleCorp has incorporated sophisticated network management and operations support systems to facilitate network fault detection, correction and management, performance and usage monitoring and security. System capabilities have been developed to allow over-the-air activation of handsets and implement fraud protection measures. TeleCorp maintains stringent controls for both voluntary and involuntary deactivations. TeleCorp attempts to minimize customer disconnects initiated by it through credit review and preactivation screening, to identify prior fraudulent or bad debt activity and call pattern profiling, to identify where activation and termination policy adjustments are needed.

 Competition

   TeleCorp believes that customers choose a wireless communications service provider principally based upon network coverage, pricing, quality of service and customer care. TeleCorp competes directly with at least two cellular providers and other PCS providers in each of its markets and against enhanced special mobile radio operations in some of its markets. TeleCorp competes with at least one analog, one CDMA and one GSM operator in each of its markets other than Puerto Rico and New Orleans. Most of the existing cellular providers in TeleCorp's markets have an infrastructure in place and have been operational for a number of years, with some of these competitors having greater financial and technical resources than TeleCorp does. These cellular operators may upgrade their networks to provide services comparable to those offered by TeleCorp. TeleCorp also competes with other PCS license holders in each of its markets.

   TeleCorp also competes with resellers of wireless communications services in each of its markets. Resellers purchase large volumes of services on a wireless operator's network, usually at a discount, and resell the services to end users under the reseller's own brand name. While the network operator receives some revenue from the sale of services to the reseller, the operator is competing with its own customer for sales to the end users. The principal resellers in TeleCorp's markets include MCI in New England and Motorola in Puerto Rico. TeleCorp has agreed to resell services to AT&T in each of its markets should AT&T desire to do so. TeleCorp has not yet entered into any such arrangements with AT&T or any other party.

   As a recent entrant into the market for wireless communications services, TeleCorp does not believe that it has obtained a significant share of the market in any of its areas of operation. As a recent entrant, TeleCorp faces significant competition from operators who have already established strong market positions and have signed up many customers. Most of the existing cellular operators have developed systems that have larger local and regional coverage than TeleCorp currently has. TeleCorp seeks to compete by offering a competitive product with attractive pricing plans and through its extensive access to roaming, including in-region roaming, which gives TeleCorp an effective coverage area competitive with that of its principal competitors. TeleCorp has developed its pricing plans to be competitive and to emphasize the advantages of its offerings. TeleCorp has discounted and may continue to discount its pricing in order to obtain customers or in response to downward pricing in the market for wireless communications services.

   TeleCorp anticipates that market prices for wireless communications services generally will decline in the future based upon increased competition. TeleCorp's ability to compete successfully will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and competitors' discount pricing strategies, all of which could adversely affect its operating margins. TeleCorp plans to use its digital feature offerings, national network through its AT&T affiliations, contiguous footprint providing an extended home calling area, and local presence in secondary markets, to combat potential competition. TeleCorp believes that its extensive digital network, once deployed, will provide a cost effective means to react appropriately to any price competition.

Acquisition History

   On April 20, 1999, TeleCorp acquired PCS licenses covering the Baton Rouge, Houma, Hammond and Lafayette, Louisiana basic trading areas from Digital PCS. As consideration for these licenses, TeleCorp issued to Digital PCS $2.3 million of its common and preferred stock, paid Digital PCS approximately $0.3 million in reimbursement of interest paid on U.S. government debt related to the licenses and assumed debt owed to the U.S. government of $4.1 million less a discount of $609, related to these licenses. These licenses cover a population of approximately 1.6 million, including a population of 1.2 million in Baton Rouge and Lafayette covered by licenses already owned.

   On May 25, 1999, TeleCorp completed the acquisition of a PCS license and related assets covering the San Juan major trading area from AT&T Wireless. On May 24, 1999, TeleCorp sold to AT&T Wireless $40.0 million of its series A, D and F preferred stock. On May 25, 1999, it purchased the license and related assets from AT&T Wireless for $96.5 million in cash. In addition, TeleCorp reimbursed AT&T Wireless $3.2 million for microwave relocation and $0.3 million for other expenses AT&T Wireless incurred in connection with the acquisition. This license covers a population of approximately 3.9 million in Puerto Rico and the U.S. Virgin Islands.

   On June 2, 1999, TeleCorp acquired PCS licenses covering the Alexandria, Lake Charles and Monroe, Louisiana basic trading areas from Wireless 2000. As consideration for these licenses, TeleCorp issued approximately $0.4 million of common and preferred stock, paid approximately $0.2 million to Wireless 2000 for microwave relocation expenses related to the Monroe license and reimbursed Wireless 2000 $0.4 million for interest paid on government debt related to their licenses. Additionally, TeleCorp assumed $7.4 million, less a discount of $1.0 million of debt owed to the U.S. government related to these licenses. These licenses cover a population of approximately 0.8 million. TeleCorp cannot, without AT&T Wireless's consent, develop the markets covered by the Monroe license.

   TeleCorp's agreements with AT&T Wireless were extended to cover the Baton Rouge, Houma, Hammond and Lafayette, Louisiana basic trading areas; the San Juan, Puerto Rico major trading area; and the Alexandria, Lake Charles and Monroe, Louisiana basic trading areas, except for a portion of the Monroe basic trading area, upon the closing of the Louisiana and Puerto Rico acquisitions.

   On April 7, 2000, TeleCorp completed its acquisition of TeleCorp LMDS, Inc. through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of TeleCorp's class A voting common stock. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of TeleCorp's initial investors. By acquiring TeleCorp LMDS, TeleCorp will gain local multipoint distribution service licenses covering 1100 MHz of airwaves in the Little Rock, Arkansas basic trading area and 150 MHz of airwaves in each of the Beaumont, Texas; New Orleans, Louisiana; San Juan and Mayaguez, Puerto Rico; and U.S. Virgin Islands basic trading areas.

   On April 11, 2000, TeleCorp completed its acquisition of the 15% of Viper Wireless, Inc. that it did not yet own from Messrs. Vento and Sullivan in exchange for an aggregate of 323,372 shares of TeleCorp's class A voting common stock and 800 shares of its series E preferred stock through a merger of TeleCorp Holding Corp. and Viper Wireless. TeleCorp Holding Corp. acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32.3 million contributed by AT&T and some of TeleCorp's other initial investors for additional shares of its preferred and common stock. Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction.

   On April 27, 2000, TeleCorp acquired 15 MHz of additional airwaves in the Lake Charles, Louisiana basic trading area from Gulf Telecom, LLC. As consideration for the additional airwaves TeleCorp paid Gulf Telecom $0.3 million in cash, assumed approximately $2.4 million in Federal Communications Commission debt related to the license and reimbursed Gulf Telecom for all interest it paid to the Federal Communications Commission on debt related to the license from June 1998 through March 2000.

Intellectual Property

   The AT&T globe design logo is a service mark registered with the U.S. Patent and Trademark Office. AT&T owns the service mark. TeleCorp uses the AT&T globe design logo, on a royalty free basis, with equal emphasis on its SunCom brand and logo, solely within its licensed area in connection with marketing, offering and providing licensed services to end-users and resellers of its services. TeleCorp's license agreement with AT&T grants it the right and license to use licensed marks on permitted mobile phones. This license agreement contains numerous restrictions with respect to the use and modification of licensed marks.

   TeleCorp, Tritel and Triton have adopted a common brand, SunCom. Each of the SunCom companies owns one-third of Affiliate License Co., which owns the SunCom name and has no other operations. TeleCorp and the other SunCom companies license the SunCom name from Affiliate License Co. TeleCorp uses the brand to market, offer and provide services to end-users and resellers of its PCS.

Employees

   As of March 31, 2000, TeleCorp employed approximately 1,120 people. None of TeleCorp's employees currently are represented by a union and TeleCorp believes that its relations with its employees are good.

Properties

   TeleCorp leases space for its call connection equipment in New Orleans, Boston and Puerto Rico and for its network operations center, its call connection equipment, its customer care and its data center in Memphis. Further, TeleCorp has operating leases primarily related to its headquarters, regional offices, retail store locations, distribution outlets, office space and network equipment sites.

Legal Proceedings

   TeleCorp was not a party to any lawsuit or proceeding which is likely, in the opinion of management, to have a material adverse effect on its financial position, results of operations and cash flows. TeleCorp is a party to routine filings and customary regulatory proceedings with the Federal Communications Commission relating to its operations.

Stock Ownership of Certain Beneficial Owners and Management

   The following table sets forth information concerning the beneficial ownership of TeleCorp's class A voting common stock as of April 11, 2000, for:

  . each person known to TeleCorp to beneficially own more than 5% of the outstanding shares of TeleCorp class A voting common stock;

  .  TeleCorp's directors;

  . the Chief Executive Officer and the three other most highly compensated executive officers who were serving as executive officers during 1999; and

  .  all of TeleCorp's executive officers and directors, as a group.

   Except as otherwise noted, the named individual has sole voting and investment power with respect to such securities.

                                           Percentage of      Percentage
                                            Outstanding     of Outstanding
                                           Class A Voting  Voting Preference
                                            Common Stock     Common Stock
                                            Beneficially     Beneficially
                           Number of           Owned             Owned
                           Shares of      ---------------- -----------------  Percent
                            Class A                  In                In    of Voting
                             Voting          In    Holding    In     Holding Power in
                          Common Stock    TeleCorp Company TeleCorp  Company  Holding
                          Beneficially     before   after   before    after   Company
                            Owned in        the      the      the      the   After the
Stockholders              TeleCorp(1)      Merger  Merger  Merger(2) Merger  Merger(3)
------------              ------------    -------- ------- --------- ------- ---------
Chase Capital Partners..   15,618,648(4)    17.8     8.8       --       --      3.8
Equity-Linked Investors
 II.....................   14,835,023(5)    16.9     8.3       --       --      3.6
Hoak Communications
 Partners, L.P..........   10,974,781(6)    12.5     6.1       --       --      2.7
Whitney Equity Partners,
 L.P....................    9,100,865(7)    10.4     5.1       --       --      2.2
Media/Communications
 Partners...............    5,923,519(8)     6.7     3.3       --       --      1.5
AT&T Wireless PCS, LLC..   17,867,453(9)    17.4    22.7       --       --     12.4
Michael R. Hannon.......   15,618,648(4)    17.8     8.8       --       --      3.8
Michael Schwartz........   17,867,453(9)    17.4    22.7       --       --     12.4
William Hague...........   17,867,453(9)    17.4    22.7       --       --     12.4
Rohit M. Desai..........   14,835,023(5)    16.9     8.3       --       --      3.6
James M. Hoak...........   10,974,781(6)    12.5     6.1       --       --      2.7
Scott I. Anderson.......      499,789(10)    *        *        --       --       *
William Kussell.........      499,789(11)    *        *        --       --       *
Gerald T. Vento.........    5,249,654(12)    6.0     2.9      50.0    49.95    26.3
Thomas H. Sullivan......    3,394,228(13)    3.9     1.9      50.0    49.95    25.8
Julie A. Dobson.........    1,602,879(14)    1.8      *        --       --       *
Robert Dowski...........       37,090        *        *        --       --       *
Directors and Executive
 Officers as a Group (11
 persons)...............   69,103,142       67.3    47.4     100.0     99.9    75.0(16)

--------
*   Less than one percent.
 (1) Pursuant to the rules of the Securities and Exchange Commission, percentages of beneficial ownership of the class A voting common stock are calculated assuming that shares of class A voting common stock issuable upon conversion of securities convertible into class A voting common stock are outstanding for purposes of each respective stockholder or group, but not outstanding for purposes of computing the percentage of any other person. Included in the calculation of beneficial ownership are shares of class A voting common stock issuable upon conversion or exercise of securities within 60 days of April 11, 2000. The number of shares of class A voting common stock held in Holding Company after the merger remains the same for each person or entity listed in the table except that:
    (i) AT&T will hold an aggregate of 47,038,522 shares of class A voting common stock, which includes 18,288,835 shares of class A voting common stock; 14,912,778 shares of Series F Preferred Stock convertible into 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock of Holding Company; and 46,374 shares of series G Preferred stock convertible into 14,031,972 shares of class A voting common stock and 949,398 shares of class F common stock, (ii) Scott Anderson will hold an aggregate of 502,388 shares of class A voting common stock, which includes options to purchase an aggregate of 10,005 shares of Holding Company class A voting common stock, consisting of the conversion of options to purchase 2,280 shares of Tritel class A voting common stock and 7,725 shares of TeleCorp class A voting common stock and 492,064 shares of class A common stock held by TeleCorp Investment Corp II, L.L.C. and (iii) TeleCorp's directors and executive officers as a group hold 98,276,810 shares of Holding Company class A voting common stock.
 (2) Mr. Vento and Mr. Sullivan each own 1,545 shares of voting preference stock. Together, the voting preference stock possesses 50.1% of the voting power of all shares of TeleCorp's capital stock. Mr. Vento and Mr. Sullivan are required to vote their shares of voting preference stock together on all matters.
 (3) The percentage of voting power held in Holding Company assumes the conversion of 14,912,778 shares of series F preferred stock held by AT&T into 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock of Holding Company and 46,374 shares of series G preferred stock held by AT&T into 14,031,972 shares of class A voting common stock and 949,398 shares of class F common stock of Holding Company.
 (4) Consists of 15,265,692 shares of class A voting common stock held by CB Capital Investors, L.P., an affiliate of Chase Capital Partners, and 352,956 shares of class A voting common stock held by TeleCorp Investment Corp., L.L.C., of which CB Capital Investors, L.P. owns a majority of the membership interest. These shares may also be deemed to be beneficially owned by Mr. Hannon, Vice President of CB Capital Investors, L.P., who disclaims beneficial ownership of all of these shares. The address of these stockholders and of Mr. Hannon is 380 Madison Avenue, 12th Floor, New York, New York 10017.
 (5) Consists of 8,848,318 shares of class A voting common stock held by Private Equity Investors III, L.P. and 5,986,705 shares of class A voting common stock held by Equity-Linked Investors-II. Each of these stockholders is an affiliate of Desai Capital Management. These shares may also be deemed to be beneficially owned by Mr. Desai, the managing general partner of each of these stockholders, who disclaims beneficial ownership of all of these shares. The address of these stockholders and Mr. Desai is 540 Madison Avenue, 36th Floor, New York, New York 10022.
 (6) Consists of 919,881 shares of class A voting common stock held by HCP Capital Fund, L.P. and 10,054,900 shares of class A voting common stock held by Hoak Communications Partners, L.P. These shares may also be deemed to be beneficially owned by Mr. Hoak, Principal and Chairman of the manager of these stockholders, stockholder of the manager and General Partner of Hoak Communications Partners, L.P. and limited partner and stockholder of the General Partner of HCP Capital Fund, L.P. The address of these stockholders and Mr. Hoak is One Galleria Tower, 13355 Noel Road, Suite 1050, Dallas, Texas 75240.
 (7) Consists of 6,255,859 shares of class A voting common stock held by J. H. Whitney III, L.P., 150,746 shares of class A voting common stock held by Whitney Strategic Partners III, L.P.; and 2,694,260 shares of class A voting common stock held by Whitney Equity Partners, L.P. The address of these stockholders is 177 Broad Street, 15th Floor, Stamford, Connecticut 06901.
 (8) Consists of 5,657,726 shares of class A voting common stock held by Media/Communications Partners III Limited Partnership and 265,793 shares of class A voting common stock held by Media/Communications Investors Limited Partnership. These shares may also be deemed to be beneficially owned by Mr. Wade, President of M/C Investor General Partner-J, Inc., which is a General Partner in Media Communications Investors Limited Partnerships and Manager of M/C III, L.L.C., which is a General Partner in Media

    Communications Partners III Limited Partnership. The address of these stockholders and Mr. Wade is 75 State Street, Suite 2500, Boston, Massachusetts 02109.
 (9) Consists of (1) 3,149,737 shares of class A voting common stock and 14,912,718 shares of series F preferred stock, which is convertible into 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock, held by AT&T Wireless PCS, LLC. These shares may also be deemed to be held by Mr. Schwartz, Mr. Hague and various AT&T affiliates. Mr. Schwartz and Mr. Hague disclaim beneficial ownership of all of these shares. The address of Mr. Schwartz and Mr. Hague is c/o AT&T Wireless PCS, LLC 7277 164th Avenue, N.E., Redmond, Washington 98052.
(10) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C., of which Cedar Grove Partners, LLC owns 4.49%, and vested options to purchase 7,725 shares of class A voting common stock held by Mr. Anderson. Mr. Anderson is a principal of Cedar Grove Partners, LLC. The address of Mr. Anderson is c/o Cedar Grove Investments, 2415 Carillon Point, Kirkland, WA 98033.
(11) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C., of which Mr. Kussell owns 2.99% and vested options to purchase 7,725 shares of class A voting common stock held by Mr. Kussell. The address of Mr. Kussell is c/o Allied Domecq Retailing USR, 15 Pacella Park Drive, Randolph, MA 02368.
(12) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C. and 4,757,590 shares of class A voting common stock held by Mr. Vento. Mr. Vento serves as a manager and is a member of TeleCorp Investment Corp. II, L.L.C. The address of the stockholder is c/o TeleCorp PCS, Inc. 1010 N. Glebe Road, Suite 800, Arlington, VA 22201.
(13) Consists of 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C.; 2,899,964 shares of class A voting common stock held by Mr. Sullivan; and 2,200 shares of class A voting common stock held by Mr. Sullivan's spouse. Mr. Sullivan serves as a manager and is the manager of a member of TeleCorp Investment Corp. II, L.L.C. The address of Mr. Sullivan is c/o TeleCorp PCS, Inc. 1010 N. Glebe Road, Suite 800, Arlington, VA 22201.
(14) Consists of 1,601,279 shares of class A voting common stock held by Ms. Dobson and 1,600 shares of class A voting common stock held by Ms. Dobson's spouse.
(15) Robert Dowski's employment with TeleCorp terminated on March 8, 1999.
(16) This reflects the percentage of voting power the 11 directors and officers of TeleCorp will hold in Holding Company.

Compensation Committee Report On Executive Compensation

 Role of the Compensation Committee

   The compensation committee is comprised of four members of TeleCorp's board of directors, Mr. Michael Schwartz, Mr. Rohit Desai, Mr. Michael Hannon and Mr. Scott Anderson, each of whom is neither a current nor former employee of TeleCorp. The compensation committee sets the overall compensation principles of TeleCorp and reviews the entire compensation program at least once a year. The base salaries of the TeleCorp's executive officers are determined by the compensation committee. In establishing base salaries for executive officers the compensation committee considers numerous factors such as: a review of salaries in comparable telecommunications companies, the executive's responsibilities, the executive's importance to the company, the executive's performance in the prior year, historical salary levels of the executive and relative salary levels within the company. To date, the compensation committee has not considered the advice of independent outside consultants in determining whether the amounts and types of compensation TeleCorp pays to its officers are appropriate, but the compensation committee may choose to do so from time to time in the future.

 Executive Compensation Guiding Principles

   The goal of TeleCorp's compensation program is to attract, motivate and retain the highly talented individuals TeleCorp needs to be a market leader in a highly competitive industry. TeleCorp developed the program with the company's leadership team to support the company's aggressive business strategy. The following principles guided the development of the program:

  Compensation Should Be Related To Performance

   TeleCorp believes that the better an individual performs, the higher the individual's compensation should be. TeleCorp also believes that individual compensation should be tied to how well the company performs financially. That is, when the company's performance exceeds its pre-established objectives, the bonus pool will be higher and to the extent the company's performance does not meet these objectives, the bonus pool is reduced, and to the extent the company's performance is less than pre-determined levels, any award payment will be subject to the compensation committee's discretion.

  TeleCorp Employees Should Own TeleCorp Stock

   TeleCorp provides its employees at virtually all levels with a way to become stockholders. In August 1999 TeleCorp made stock option grants to all of its employees employed prior to July 1, 1999 and in December 1999 TeleCorp approved the grant of stock options to all employees employed on or before December 31, 1999 who were not included in the previous grant of options. To date the executive officers have not received stock options under TeleCorp's 1999 Stock Option Plan. TeleCorp's goal is to encourage each employee to act like an owner of the business.

  Incentive Compensation Should Be A Greater Part Of Total Compensation For More Senior Management

   The proportion of an individual's total compensation that depends on individual and company performance objectives should increase as the individual becomes more senior in the company.

   Other Goals

   TeleCorp's compensation program is designed to balance short and long-term financial objectives, build stockholder value and reward individual, team and corporate performance.

   TeleCorp reviews compensation survey data from several independent sources to ensure that its total compensation program is competitive. Companies selected include those with whom TeleCorp competes for executive and other employee talent. TeleCorp's competitors for executive and other employee talent are not necessarily the same companies that are included in the index used to compare stockholder returns (see Stock Performance Graph, page 213) because TeleCorp may require specialized skills from a more varied set of backgrounds.

 Components of the Compensation Program

   The principal components of TeleCorp's compensation program, other than the employee benefits, including a 401(k) retirement plan and medical insurance plans that are available to all employees of TeleCorp, include the following:

  .  Base Salary;

  .  Short Term Incentives: Annual Bonus;

  .  Long Term Incentives: Stock Options; and

  .  Special Equity Grants: Stock Options and Restricted Stock Grants.

   1. Base Salary. TeleCorp sets base salaries for all employees, officers and executives at levels that are comparable to similar positions at companies with whom it compares for compensation purposes. While TeleCorp compares salaries on a regular basis, it usually adjusts salaries only when its review shows a significant deviation. This is in line with TeleCorp's philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package.

   2. Short Term Incentives: Bonus. The annual bonus component of incentive compensation is intended to align the compensation of TeleCorp's employees, officers and executives with the short term, or annual, performance of the company. In 1999, the annual bonus opportunity was based on the company achieving a number of financial, operating and other objectives, including, without limitation, meeting revenue and expense targets, meeting build-out requirements for its licenses and the completion of TeleCorp's initial public offering of securities. When TeleCorp evaluates performance, it considers factors such as leadership, customer focus, business knowledge and execution of TeleCorp's business strategy.

   3. Long Term Incentives: Stock Options. TeleCorp makes grants of stock options to independent members of the company's board of directors, as well as most other employees of the company. On July 22, 1999, TeleCorp's board approved the grant of options to virtually all its employees and three of its directors to purchase an aggregate of 581,967 shares of class A voting common stock under its plan at an exercise price of $0.0065 per share, the estimated fair value of the class A voting common stock on the date of grant. TeleCorp effected these grants on August 31, 1999. On December 17, 1999 TeleCorp's board also approved the grant of options to employees employed on or prior to December 31, 1999 who had not previously been granted options to purchase an aggregate of approximately 260,000 shares of TeleCorp's class A voting common stock at a below fair market exercise price of $20.00 per share. These grants will be effective as of January 1, 2000. TeleCorp currently plans to issue future options at an exercise price equal to the fair market value of the company's class A voting common stock on the day it grants the options. These options generally vest over a four year period of continuous service to the company and expire ten years from the date of the grant. TeleCorp bases target grants on a comparison to its selected sample group; however, grants to individuals can be adjusted based on individual performance, retention and other special circumstances.

   4. Special Equity Grants: Stock Options and Restricted Stock
Grants. TeleCorp believes that ownership of TeleCorp stock is a key element of its compensation program and that retention of its senior management team is essential to TeleCorp's future success, both in the short and long term. From time to time, TeleCorp may make special equity grants to accomplish one or both of these objectives. Depending on the circumstances, a special equity grant may take the form of a stock option, restricted stock or a combination of the two.

 Compensation of the Chief Executive Officer.

   In fiscal 1999, TeleCorp's most highly compensated officer was Gerald T. Vento, the chairman of the board and chief executive officer. Each year, the board of directors agrees on a set of objectives with Mr. Vento. At the end of the year, the compensation committee reviews Mr. Vento's performance against those objectives. This review includes analysis of TeleCorp's short and long term financial results, as well as its progress towards its strategic objectives. In addition, TeleCorp considers individual factors such as Mr. Vento's leadership ability and ability to execute TeleCorp's business strategy and the company's relationship with customers and the investment community.

 Base Salary:

   In the year ended December 31, 1999, TeleCorp did not change Mr. Vento's annual base salary from 1998 of $300,000. The compensation committee believes that Mr. Vento's current annual base salary is competitive with those paid by other companies in this industry to their chief executive officers.

 Short Term Incentives:

   For fiscal 1999, Mr. Vento's annual bonus was based on corporate objectives, as determined by TeleCorp's board of directors, including meeting revenue and expense targets, meeting build-out requirements for its licenses, the company's performance compared to its competitors and the completion of the company's initial public offering.

   When the compensation committee assessed Mr. Vento's performance and determined his short-term incentive award at the end of the year, it considered the following accomplishments:

  .  TeleCorp ended 1999 with over 142,000 customers;

  .  TeleCorp successfully completed its debt offering in April 1999;

  .  expenses continued to be in line with expectations;

  . TeleCorp successfully completed its initial public offering of securities in November 1999; and

  . at March 31, 2000 TeleCorp had successfully launched service in 28 markets with networks covering approximately 74% of the population where the company held licenses.

 Section 162 (m)

   Under Section 162 (m) of the Internal Revenue Code of 1986, as amended, certain executive compensation (in the form of cash, options or stock) received by any of the three executive officers of TeleCorp, when aggregated with all other compensation received by such executive, in excess of $1.0 million will not be deductible by the company for federal income tax purposes unless such compensation is awarded under a performance-based plan approved by the stockholders of the company. To date, all awards of stock to the executive officers have been made pursuant to agreements or plans approved by TeleCorp's stockholders. The compensation committee intends to review the potential effect of Section 162 (m) when making future recommendations to TeleCorp regarding the compensation of the executive officers.

 Committee Conclusion

   The compensation committee believes that the caliber and motivation of TeleCorp's employees and the quality of the company's leadership determine the company's long term performance. The compensation committee further believes that it is in the stockholders' interests to compensate executives well when performance meets or exceeds the high standards set by the board of directors, so long as there is an appropriate downside risk to compensation when performance falls short of such high standards. The compensation committee was satisfied with TeleCorp's progress for 1999 and believes that the compensation paid was consistent with the company's philosophy of linking executive compensation with the creation of stockholder value.

   This report submitted by the compensation committee, composed of:

     Michael Schwartz, Chairman         Scott Anderson
     Rohit Desai                     Michael Hannon

Compensation Committee Interlocks and Insider Participation

   The TeleCorp compensation committee consists of Messrs. Anderson, Desai, Hannon and Schwartz (chairman), none of whom is a TeleCorp employee or consultant. In addition, none of TeleCorp's executive officers has served as a director or member of the compensation committee of any other entity whose executive officer served as a director or member of TeleCorp's Compensation Committee.

Executive Compensation

Compensation of Executive Officers

 Summary Compensation Table

   The following table contains information about the cash and other compensation that TeleCorp paid in 1998 and 1999 to Mr. Vento, TeleCorp's Chief Executive Officer, and the three other most highly paid executive officers. The bonuses in the table are shown in the year in which they were earned. In general, bonuses were paid in the year after they were earned.

                                                                 Long-Term
                                                                Compensation
                                   Annual Compensation             Awards
                               -------------------------------  ------------
                                                  Other Annual   Restricted    All Other
   Name and Principal          Salary      Bonus  Compensation  Stock Awards  Compensation
       Position*          Year   ($)        ($)       ($)           ($)           ($)
   ------------------     ---- -------    ------- ------------  ------------  ------------
Gerald T. Vento.........  1999 300,000(1) 300,000       --            --            --
 Chief Executive Officer  1998 213,461(2) 157,500       --            --            --
 and Chairman

Thomas H. Sullivan......  1999 250,000(3) 250,000       --            --            --
 Executive Vice Presi-    1998 206,931(4) 125,000   106,637(5)        --            --
 dent and Chief Finan-
 cial Officer

Julie A. Dobson.........  1999 250,000    250,000    67,871(6)     47,574(7)        --
 Vice President and       1998 124,289    155,000    66,134(8)      5,494(9)        --
 Chief Operating Officer

Robert Dowski(10).......  1999  35,000        --        --            --        275,497(11)
 Chief Financial Officer  1998 181,196    105,000       --          2,064(12)       --

--------
 * TeleCorp historically has had only four officers that constitute executive officers, and as of April 11, 2000, has only three officers that constitute executive officers as a result of the departure of Mr. Dowski in March 1999.
 (1) This amount consists of $300,000 that TeleCorp Management Corp. paid to Mr. Vento out of amounts TeleCorp paid to TeleCorp Management Corp. under the Management Agreement.
 (2) This amount consists of $111,538 that TeleCorp Management Corp. paid to Mr. Vento out of amounts TeleCorp paid to TeleCorp Management Corp. under the Management Agreement and $101,923 that TeleCorp Holding Corp. paid to Mr. Vento.
 (3) This amount consists of $250,000 that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts TeleCorp paid to TeleCorp Management Corp. under the Management Agreement.
 (4) This amount consists of $92,947 that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts TeleCorp paid to TeleCorp Management Corp. under the Management Agreement and $113,984 that TeleCorp Holding Corp. paid to Mr. Sullivan.
 (5) This amount consists of $103,637 in relocation expenses that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts that TeleCorp paid to TeleCorp Management Corp. under the Management Agreement and $3,000 that TeleCorp paid on behalf of Mr. Sullivan in TeleCorp's 401(k) plan.
 (6) This amount consists of $67,871 in relocation expenses that TeleCorp Communications paid to Ms. Dobson.
 (7) Consists of 833 shares of series E preferred stock, valued at $52.00 per share, and 532,308 shares of class A voting common stock, valued at $0.008 per share, issued under TeleCorp's restricted stock plan on July 1, 1999.
 (8) This amount consists of $66,134 in relocation expenses that TeleCorp Communications paid to Ms. Dobson.
 (9) Consists of 2,287 shares of series E preferred stock, valued at $1.00 per share, and 1,068,971 shares of class A voting common stock, valued at $0.003 per share, issued under TeleCorp's restricted stock grant plan on July 17, 1998.
(10) Mr. Dowski ceased to be employed with TeleCorp as of March 8, 1999, except for transition support.
(11) This amount consists of amounts TeleCorp paid or is required to pay to Mr. Dowski pursuant to his Separation Agreement as follows: $210,000 payable in 12 monthly installments of $17,500 each, ending March 2000, $17,769 for his vacation balance and $47,728 in relocation expenses.
(12) Consists of 714 shares of series E preferred stock, valued at $1.00 per share, and 449,877 shares of class A voting common stock, valued at $0.003 per share, issued under TeleCorp's restricted stock grant plan on July 17, 1998. In March 1999, TeleCorp repurchased 577 of Mr. Dowski's shares of series E preferred stock and 406,786 of Mr. Dowski's shares of class A voting common stock, for a total of approximately $19, which is not reflected in the table.

Option Grants in Fiscal Year Ending December 31, 1999

   There were no stock options awarded to the named executive officers in the last fiscal year.

Management Agreement

   Pursuant to the merger, Messrs. Vento and Sullivan will enter into a new management agreement with Holding Company which is substantially similar to the original management agreement with TeleCorp.

   Under the original management agreement dated July 17, 1998, as amended, TeleCorp Management Corp., under TeleCorp's oversight, review and ultimate control and approval, assists TeleCorp with:

  . administrative services, such as accounting, payment of all bills and collection;

  .  operational services, such as engineering, maintenance and construction;

  .  marketing services, such as sales, advertising and promotion;

  . regulatory services, such as tax compliance, Federal Communications Commission applications and regulatory filings; and

  . general business services, such as supervising employees, budgeting and negotiating contracts.

   Mr. Vento and Mr. Sullivan own TeleCorp Management Corp.

   TeleCorp Management Corp. has agreed to provide the services of Mr. Vento and Mr. Sullivan in connection with the performance of TeleCorp Management Corp.'s obligations under the management agreement. Mr. Vento and Mr. Sullivan have agreed to devote their entire business time and attention to providing these services, provided that they may devote reasonable periods of time to other enumerated activities.

   TeleCorp reimburses TeleCorp Management Corp. for all out of pocket expenses it incurs for the retention of third parties on TeleCorp's behalf. TeleCorp pays TeleCorp Management Corp. fees of $550,000 per year, payable in monthly installments. TeleCorp Management Corp. is also entitled to a potential annual bonus based upon the achievement of objectives established by the compensation committee of TeleCorp's board of directors for a particular calendar year. In 1998 and 1999, TeleCorp Management Corp. earned bonuses totaling approximately $282,500 and $550,000, respectively.

   The management agreement has a five-year term. TeleCorp may terminate the management agreement immediately in certain circumstances including:

  .  indictment of Mr. Vento or Mr. Sullivan for a felony;

  .  a material breach which remains uncured after 30 days written notice;

  . the failure of TeleCorp Management Corp. to provide to TeleCorp the services of Mr. Vento and Mr. Sullivan;

  . an event of default on any of TeleCorp's credit agreements for borrowings of $25.0 million or more; or

  .  acceleration of any of TeleCorp's indebtedness over $25.0 million.

   TeleCorp Management Corp. may terminate the agreement voluntarily upon 30 days written notice to TeleCorp. TeleCorp Management Corp. may also terminate the agreement immediately if:

  . Mr. Vento and Mr. Sullivan are removed as directors or are demoted or removed from their respective offices or there is a material diminishment of Mr. Vento's and Mr. Sullivan's responsibilities, duties or status, which diminishment is not rescinded within 30 days after the date of receipt by TeleCorp's board of directors from Mr. Vento and Mr. Sullivan of their respective written notice referring to the management agreement and describing the diminishment; or

  . TeleCorp relocates its principal offices without TeleCorp Management Corp.'s consent to a location more than 50 miles from TeleCorp's principal offices in Arlington, Virginia.

   If TeleCorp Management Corp. terminates the agreement for the two preceding reasons or if TeleCorp terminates the agreement because of a breach by TeleCorp Management Corp. or TeleCorp fails to comply with any of its credit agreements for borrowed money in the amount of $25.0 million or more, TeleCorp Management Corp. will be entitled to their management fee and annual bonus. Their annual bonus will be determined as follows:

  . if the date of termination is on or prior to June 30 or any applicable calendar year, the annual bonus will be equal to a pro rata portion of the annual bonus in respect of that year, as determined based upon TeleCorp's achievement of the objectives for that year;

  . if the date of termination is after June 30 of any applicable calendar year, the annual bonus will be equal to the annual bonus payable in respect of that year, as determined based upon TeleCorp's achievement of the objectives for that year, in either instance payable upon the later to occur of 30 days after certification of TeleCorp's financial statements for that year and the last day of the month after which a new management service provider is retained by TeleCorp, and conditioned upon TeleCorp Management Corp. having nominated a successor person or persons, who are acceptable to TeleCorp's board of directors, and:

  . who would not cause a significant and detrimental effect on TeleCorp's eligibility to hold its PCS licenses and to realize the benefits, if any, that TeleCorp derives from TeleCorp Management Corp.'s status as a very small business; and

  . to whom TeleCorp voting preference common stock and class C common stock will be transferred by Mr. Vento and Mr. Sullivan.

   Under the new management agreement, which becomes effective on the closing of the merger, if either Mr. Sullivan or Mr. Vento are removed without cause or leave with good reason, then TeleCorp's repurchase rights with respect to Mr. Sullivan's and Mr. Vento's unvested stock will terminate and Mr. Sullivan's and Mr. Vento's unvested stock will become immediately vested.

   The management agreement protects TeleCorp if TeleCorp Management Corp. does not nominate an acceptable person or persons to provide management services to TeleCorp.

   The shares of class A voting common stock and series E preferred stock that Mr. Vento and Mr. Sullivan received under the securities purchase agreement vest in accordance with the following schedule, which is contained in the management agreement:

   Vesting Date                                                Percent of Shares
   ------------                                                -----------------
   July 17, 1998..............................................         20%
   July 17, 2000..............................................         15%
   July 17, 2001..............................................         15%
   July 17, 2002..............................................         15%
   July 17, 2003..............................................         15%

   The remaining shares vest according to the completion of different steps in TeleCorp's minimum construction plan.

   TeleCorp is obligated to repurchase from Mr. Vento and Mr. Sullivan, and they are required to sell to TeleCorp, following the termination of the management agreement for any reason, the amount of TeleCorp's class A voting common stock, up to 5,764,595 shares, and TeleCorp's series E preferred stock, up to 18,219 shares, that have not yet vested.

   During the term of the management agreement, and under limited circumstances for a period following termination, TeleCorp Management Corp., Mr. Vento and Mr. Sullivan are prohibited from assisting or becoming associated with any person or entity, other than as a holder of up to 5% of the outstanding voting shares of any publicly traded company, that is actively engaged in the business of providing mobile wireless communications services in TeleCorp's territory, and from employing any person who was employed by TeleCorp unless that person was not employed by TeleCorp for a period of at least six months.

Employment Agreement

   On July 17, 1998, TeleCorp entered into an employment agreement with Julie Dobson. On February 27, 2000, TeleCorp agreed to amend Ms. Dobson's employment agreement to be effective upon the closing of the merger.

   The Original Agreement. Under the original agreement Ms. Dobson serves as TeleCorp's Chief Operating Officer at a base annual salary of $250,000. Ms. Dobson is eligible under the employment agreement, at TeleCorp's board of directors's discretion, to receive a potential annual bonus based upon the achievement of objectives established by the compensation committee of the board of directors.

   Ms. Dobson's employee agreement provides that she is an employee-at-will. TeleCorp will reimburse the reasonable expenses that she incurs while performing her services under her employment agreement and she may participate in TeleCorp's employee benefit plans available to employees of comparable status and position.

   If Ms. Dobson should die, TeleCorp will pay any amounts that it owed her under her employment agreement accrued prior to her death to her estate, heirs and beneficiaries. All family medical benefits under the employment agreement for the benefit of Ms. Dobson will continue for six months after death.

   If TeleCorp terminates Ms. Dobson for cause, or she voluntarily quits, TeleCorp will pay her any amounts that TeleCorp owes her that accrued prior to the cessation of employment. If TeleCorp terminates her other than for cause, TeleCorp will pay Ms. Dobson an amount equal to her then annual base salary, at normal payroll intervals, as well as continue to cover her under its employee benefit plans for 12 months. Cause is:

  . engaging in misconduct which has caused demonstrable and serious injury, financial or otherwise, to TeleCorp or its reputation;

  . being convicted of a felony or misdemeanor as evidenced by a judgment, order or decree of a court of competent jurisdiction;

  . failing to comply with the TeleCorp board of directors's directions, or neglecting or refusing to perform the executive's duties or responsibilities, unless changed significantly without the executive's consent; or

  .  violating the employee agreement or restricted stock grant plan.

   Under her employment agreement, Ms. Dobson is subject to confidentiality provisions, and has agreed, for one year after cessation of employment with TeleCorp, to non-competition and non-solicitation provisions and to limit public statements concerning TeleCorp.

   The Amended Agreement. The amendment to the original employment agreement provides that if:

  . Ms. Dobson's employment with TeleCorp is terminated by TeleCorp without cause; or

  . Ms. Dobson's employment with TeleCorp is terminated by Ms. Dobson because:

    (i) TeleCorp failed to: (a) make payment of Ms. Dobson's annual base salary or bonus, (b) reimburse Ms. Dobson for expenses she incurred while performing her duties, and (c) include Ms. Dobson in all benefit plans for which she qualified;

    (ii) TeleCorp causes a material breach of the amended agreement;

    (iii) Ms. Dobson is demoted or removed from her offices or there is a material diminishment of her responsibilities, duties or status;

   in each case within 30 days of Ms. Dobson's written notice of the failure, or

    (iv) TeleCorp relocates its offices to a location more than 50 miles from its principal offices in Arlington, Virginia without Ms. Dobson's approval,

  . then any shares of TeleCorp stock which were granted to Ms. Dobson pursuant to a stock or award plan that had not vested will immediately vest. Neither the merger nor the contribution will cause the demotion or diminishment of Ms. Dobson's duties or responsibilities.

 1998 Restricted Stock Plan

   In July 1998 TeleCorp established the TeleCorp PCS, Inc. 1998 Restricted Stock Plan to award key employees shares of its series E preferred stock and class A voting common stock. Each award is subject to a five- or six-year vesting schedule that depends on the employee's date of hire, with unvested shares being redeemed by TeleCorp for $0.003 per share upon termination of employment. The shares granted are subject to the same transfer restrictions and repurchase rights as shares held by AT&T and TeleCorp's other initial investors. As of April 11, 2000, 6,821 shares of series E preferred stock and 3,884,821 shares of class A voting common stock were outstanding under this plan. TeleCorp repurchased an additional 1,361 shares of series E preferred stock and 959,261 shares of class A voting common stock from TeleCorp's stockholders, which it had granted under this plan, and TeleCorp has regranted some of these repurchased shares under this plan. Any shares not granted on or prior to July 17, 2003 will be granted to Messrs. Vento and Sullivan.

 1999 Stock Option Plan

   On July 22, 1999, TeleCorp implemented the 1999 Stock Option Plan to award employees and members of its board of directors options to acquire shares of its class A voting common stock. TeleCorp's board of directors has the discretion to determine the terms of any options granted under this plan. TeleCorp has reserved 1,814,321 shares of its class A voting common stock for issuance under this plan. On July 22, 1999, TeleCorp's board of directors approved the grant of options to virtually all of its employees and three of its directors to purchase an aggregate of 581,967 shares of class A voting common stock under TeleCorp's plan at an exercise price of $0.0065 per share, the estimated fair value of the class A voting common stock on the date of grant. TeleCorp effected these grants on August 31, 1999. On December 17, 1999, TeleCorp's board of directors also approved the grant of options to employees employed on or prior to December 31, 1999 who had not previously been granted options to purchase an aggregate of approximately 260,000 shares of its class A voting common stock at a below fair market value exercise price of $20.00 per share. These grants were effective as of January 1, 2000. On March 20, 2000, TeleCorp's board of directors approved the grant of options to newly hired employees to be granted on the last day of the month the employee was hired at a per share exercise price equal to the lesser of the estimated fair market value on that day or $44.02. As of March 31, 2000 TeleCorp had not granted any options to purchase shares of class A voting common stock to employees hired in January, February and March of 2000. All of the options granted vest ratably over a three to four year period.

 Separation Agreement

   On March 8, 1999, TeleCorp entered into a separation agreement with Mr. Dowski under which TeleCorp paid Mr. Dowski a lump sum payment of $105,000 plus additional amounts representing unused vacation time and travel and relocation reimbursements and an aggregate of $210,000 payable in 12 installments of $17,500 per month. TeleCorp also repurchased 577 shares of Mr. Dowski's series E preferred stock and 406,786 of Mr. Dowski's class A voting common stock for an aggregate amount of approximately $19.

AT&T Agreements

   On January 23, 1998, TeleCorp and AT&T announced the formation of a venture under which TeleCorp is financing, constructing and operating a wireless communications network using the AT&T and SunCom brand names and logos together, giving equal emphasis to both. AT&T contributed licenses to TeleCorp in exchange for an equity interest in it. The venture provides the basis for an alliance between TeleCorp and AT&T to provide wireless communications services in particular markets. These agreements are unique and were heavily negotiated by the parties. The parties entered into these agreements as a whole, and, taken as a whole, TeleCorp believes that the terms of these agreements were no more favorable to any of the parties than could have been obtained from third parties negotiated at arms' length. AT&T, as a result of these agreements, owns shares of TeleCorp's capital stock. In addition, Mary Hawkins-Key, formerly one of TeleCorp's directors, was a senior vice president of AT&T Wireless until April 2000 and Michael Schwartz, a current TeleCorp director, was a vice president of AT&T's Acquisitions and Development group until his departure in March 2000 and he continues to provide services to AT&T on a part-time basis. The terms of the venture and the alliance are described in a number of agreements, summaries of which are set forth below.

 Securities Purchase Agreement

   Under a securities purchase agreement, dated as of January 23, 1998, as amended, among TeleCorp, its initial investors, the former stockholders of TeleCorp Holding Corp., and Mr. Vento and Mr. Sullivan, TeleCorp received PCS licenses from AT&T Wireless and TWR Cellular, Inc. in exchange for shares of TeleCorp's series A preferred stock, series D preferred stock and series F preferred stock and $21.0 million in cash. TeleCorp's initial investors include AT&T Wireless, Chase Capital Partners, Desai Associates, Hoak Capital Corporation, J. H. Whitney & Co., M/C Partners, One Liberty Fund III, L.P., Toronto Dominion Investments, Inc. and Northwood Capital Partners. Under the securities purchase agreement, the initial investors other than AT&T Wireless agreed to contribute $128.0 million to TeleCorp in exchange for shares of TeleCorp's series C preferred stock, class A voting common stock, class C common stock, and class D common stock. In addition, the securities purchase agreement provides that, upon the closing by TeleCorp of an acquisition of PCS licenses covering populations of one million or more people, TeleCorp's initial investors other than AT&T Wireless will contribute an additional $5.0 million to it in exchange for additional shares of TeleCorp's series C preferred stock and class A voting common stock. This obligation was satisfied in connection with TeleCorp's purchase of licenses of Digital PCS LLC. Approximately $39.0 million of the contributions to be made by TeleCorp's initial investors other than AT&T Wireless were made upon the closing of the transactions contemplated by the securities purchase agreement, which occurred on July 17, 1998, and the remainder of the contributions will be made over a three-year period. The obligations of such initial investors to make their remaining contributions are:

  . irrevocable and unconditional, and not subject to counterclaim, set-off, deduction or defense, or to abatement, suspension, deferment, diminution or reduction for any reason whatsoever; and

  . secured by a pledge of the shares of TeleCorp's capital stock issued to each such initial investor under the securities purchase agreement.

   Under the securities purchase agreement, Mr. Vento and Mr. Sullivan exchanged their shares of stock in TeleCorp Holding Corp. for shares of TeleCorp's series E preferred stock, class A voting common stock, class C common stock and class D common stock. Mr. Vento and Mr. Sullivan also each received 1,545 shares of TeleCorp's voting preference stock in exchange for shares of stock TeleCorp previously issued to them. The other former stockholders of TeleCorp Holding Corp. exchanged their shares of stock in TeleCorp Holding Corp. for shares of TeleCorp's series C preferred stock, class A voting common stock, class C common stock and class D common stock. The table below indicates each of the parties to the securities purchase agreement, their contribution and the consideration received:

      Stockholder               Contribution          Consideration Received
      -----------         ------------------------ ----------------------------
 . AT&T Wireless           . PCS licenses covering  . 30,650 shares of
                          some of the basic        TeleCorp's
                          trading                  series A preferred stock
                          areas or other areas     . 15,741 shares of
                          within the St. Louis     TeleCorp's
                          major trading            series D preferred stock
                          area, the Louisville-    . 4,735,410 shares of
                          Lexington-Evansville     TeleCorp's
                          major trading area, and  series F preferred stock
                          the Boston-Providence
                          major trading area
 . TWR Cellular, Inc.      . PCS licenses covering  . 36,073 shares of
                          the Little Rock,         TeleCorp's
                          Arkansas major           series A preferred stock
                          trading area and         . 18,526 shares of
                          covering some of the     TeleCorp's
                          basic trading            series D preferred stock
                          areas or other areas     . 5,573,267 shares of
                          within the Memphis-      TeleCorp's
                          Jackson major trading    series F preferred stock
                          area

 . Chase Capital Partners  . $27,782,016            . 28,942 shares of
                                                   TeleCorp's
                          . 363 class A shares of  series C preferred stock
                          TeleCorp Holding Corp.   . 8,500,982 shares of
                                                   TeleCorp's
                          . 2,296 class C shares   class A voting common stock
                          of
                          TeleCorp Holding Corp.   . 27,489 shares of
                                                   TeleCorp's
                          . 58 series A preferred  class C common stock
                          shares of TeleCorp       . 180,459 shares of
                          Holding Corp.            TeleCorp's class D common
                                                   stock

 . Desai Associates        . $27,782,016            . 27,782 shares of
                                                   TeleCorp's
                                                   series C preferred stock
                                                   . 8,148,027 shares of
                                                   TeleCorp's
                                                   class A voting common stock
                                                   . 26,914 shares of
                                                   TeleCorp's
                                                   class C common stock
                                                   . 176,680 shares of
                                                   TeleCorp's
                                                   class D common stock
 . Hoak Capital            . $20,836,512            . 20,837 shares of
 Corporation                                       TeleCorp's
                                                   series C preferred stock
                                                   . 6,111,022 shares of
                                                   TeleCorp's
                                                   class A voting common stock
                                                   . 20,184 shares of
                                                   TeleCorp's
                                                   class C common stock
                                                   . 132,512 shares of
                                                   TeleCorp's
                                                   class D common stock
 . J.H. Whitney & Co.      . $17,363,760            . 17,364 shares of
                                                   TeleCorp's series C
                                                   preferred stock
                                                   . 5,092,518 shares of
                                                   TeleCorp's class A voting
                                                   common stock

      Stockholder               Contribution          Consideration Received
      -----------         ------------------------ ----------------------------
                                                   . 16,822 shares of
                                                   TeleCorp's
                                                   class C common stock
                                                   . 110,427 shares of
                                                   TeleCorp's
                                                   class D common stock
 . Entergy Technology      . $13,891,008            . 15,051 shares of
 Holding                                           TeleCorp's
Company, who has since    . 1,974 class B shares   series C preferred stock
 transferred all of       of
TeleCorp's capital stock  TeleCorp Holding Corp.   . 4,426,969 shares of
 it owned to other                                 TeleCorp's
of TeleCorp's initial     . 685 class C shares of  class A voting common stock
 investors
                          TeleCorp Holding Corp.   . 106,151 shares of
                                                   TeleCorp's
                          . 58 series A preferred  class D common stock
                          shares of TeleCorp
                          Holding Corp.
 . M/C Partners and M/C    . $10,418,256            . 11,578 shares of
 Investors                                         TeleCorp's
                          . 363 class A shares of  series C preferred stock
                          TeleCorp Holding Corp.   . 3,408,462 shares of
                                                   TeleCorp's
                          . 2,296 class C shares   class A voting common stock
                          of TeleCorp Holding      . 10,667 shares of
                          Corp.                    TeleCorp's
                          . 58 series A preferred  class C common stock
                          shares of TeleCorp       . 70,035 shares of
                          Holding Corp.            TeleCorp's class D common
                                                   stock
 . One Liberty Fund III,   . $3,472,752             . 5,004 shares of TeleCorp's
 LP
                          . 837 class A shares of  series C preferred stock
                          TeleCorp Holding Corp.   . 1,431,461 shares of
                                                   TeleCorp's
                          . 2,273 class C shares   class A voting common stock
                          of
                          TeleCorp Holding Corp.   . 4,039 shares of TeleCorp's
                          . 77 series A preferred  class C common stock
                          shares of TeleCorp       . 26,506 shares of
                          Holding Corp.            TeleCorp's class D common
                                                   stock
 . Toronto Dominion        . $3,472,752             . 3,473 shares of TeleCorp's
 Investments
                                                   series C preferred stock
                                                   . 1,018,504 shares of
                                                   TeleCorp's
                                                   class A voting common stock
                                                   . 3,365 shares of TeleCorp's
                                                   class C common stock
                                                   . 22,084 shares of
                                                   TeleCorp's
                                                   class D common stock
 . Northwood Capital       . $2,430,928             . 3,591 shares of TeleCorp's
 Partners
and Northwood Ventures    . 363 class A shares of  series C preferred stock
                          TeleCorp Holding Corp.   . 1,065,908 shares of
                                                   TeleCorp's
                          . 2,296 class C shares   class A voting common stock
                          of
                          TeleCorp Holding Corp.   . 2,929 shares of TeleCorp's
                                                   class
                          . 58 series A preferred  C common stock
                          shares of TeleCorp       . 19,241 shares of
                          Holding Corp.            TeleCorp's class D common
                                                   stock
 . Gilde Investment Fund   . 8 class A shares of    . 15 shares of TeleCorp's
B.V.                      TeleCorp Holding Corp.   series C preferred stock
                          . 23 class C shares of   . 4,168 shares of TeleCorp's
                          TeleCorp Holding Corp.   class A voting common stock
                          . 1 series A preferred   . 6 shares of TeleCorp's
                          share of TeleCorp        class C common stock
                          Holding Corp.

     Stockholder             Contribution          Consideration Received
     -----------       ------------------------ ----------------------------
                                                . 43 shares of TeleCorp's
                                                class D common stock
 . TeleCorp Investment  . 2,659 class C shares   . 352,956 shares of
Corp., L.L.C.          of TeleCorp Holding      TeleCorp's class A voting
                       Corp.                    common stock
                       . 58 series A preferred  . 575 shares of TeleCorp's
                       shares of TeleCorp       class C common stock
                       Holding
                       Corp.                    . 3,780 shares of TeleCorp's
                                                class D common stock
                                                . 1,160 shares of TeleCorp's
                                                series C preferred stock
 . Gerald T. Vento      .$450,000                .1,545 shares of TeleCorp's
                       .1,788 class A shares of voting preferred common
                                                stock
                       TeleCorp Holding Corp.   .450 shares of TeleCorp's
                                                series C preferred stock
                                                .8,729 shares of TeleCorp's
                                                series E preferred stock
                                                .3,462,725 shares of
                                                TeleCorp's class A voting
                                                common stock
                                                .105,443 shares of
                                                TeleCorp's class C common
                                                stock
                                                .2,861 shares of TeleCorp's
                                                class D common stock
 . Thomas H. Sullivan   .$100,000                .1,545 shares of TeleCorp's
                       .1,112 class A shares of voting preferred common
                                                stock
                       TeleCorp Holding Corp.   .100 shares of TeleCorp's
                                                series C preferred stock
                                                .5,426 shares of TeleCorp's
                                                series E preferred stock
                                                .2,099,927 shares of
                                                TeleCorp's class A voting
                                                common stock
                                                .65,372 shares of TeleCorp's
                                                class C common stock
                                                .637 shares of TeleCorp's
                                                class D common stock

   TeleCorp's initial investors other than AT&T also committed in the securities purchase agreement to make additional irrevocable equity contributions in the aggregate amount of $5.0 million in return for the issuance of preferred and common stock in connection with TeleCorp's acquisition of licenses from Digital PCS LLC. In addition, upon the closing of the transactions contemplated by the securities purchase agreement, TeleCorp also issued to other members of management shares of TeleCorp's series E preferred stock and class A voting common stock. Up to 35.7% of the class A voting common stock issued to members of management are under TeleCorp's restricted stock plan. Shares issued under the restricted stock plan are subject to forfeiture according to a schedule if employment of such stockholder with TeleCorp is terminated within six years after the closing of the securities purchase agreement.

 Network Membership License Agreement

   Under a network license agreement dated as of July 17, 1998 between AT&T and TeleCorp, AT&T granted to TeleCorp a royalty-free, non-transferable, non-sublicensable, non-exclusive, limited license to use some of their licensed marks in TeleCorp's markets, including:

  .  the logo containing the AT&T name and globe design;

  .  the expression "Member, AT&T Wireless Services Network"; and

  .  AT&T colors, graphics and overall configurations.

   The licensed marks may only be used in connection with licensed activities. These licensed activities include:

  . providing to TeleCorp's customers and resellers of TeleCorp's wireless services, solely within the areas covered by TeleCorp's licenses, mobile wireless communications services; and

  . marketing and offering the licensed services within the areas covered by TeleCorp's licenses with limited advertising outside TeleCorp's licensed area.

   The license agreement also grants to TeleCorp the right to use licensed marks on specified mobile phones distributed to TeleCorp's customers.

   Except in specified instances, AT&T has agreed not to grant to any other person a right to provide or resell, or act as agent for any person offering, mobile wireless communications services under the licensed marks in TeleCorp's licensed markets. AT&T retains all rights of ownership in the licensed marks, subject to its exclusivity obligations to TeleCorp, in both the areas covered by TeleCorp's licenses and all other areas.

   The license agreement restricts TeleCorp's use and modification of any of the licensed marks. Although TeleCorp may develop its own marks, TeleCorp may not use them together with the licensed marks without the prior approval of AT&T. Any services TeleCorp markets or provides using the licensed marks must be of comparable quality to similar services that AT&T markets and provides in areas that are comparable to the areas covered by TeleCorp's licenses. TeleCorp may take into account commercial reasonableness and the relative stage of development of the licensed areas, to determine what is comparable service. TeleCorp must also provide sufficiently high quality services to provide maximum enhancement to and protect licensed marks, such as attaining specified levels of network quality, audio quality, system performance and meeting customer care standards. The license agreement also defines specific testing procedures to determine compliance with these standards and affords TeleCorp with a grace period to cure any instances of noncompliance. Following the cure period, TeleCorp must stop using the licensed marks until it complies with the standards, or TeleCorp may be deemed to be in breach of the license agreement and may lose its rights to the licensed marks.

   TeleCorp may not assign, sublicense or transfer, by change of control or otherwise, any of its rights under the license agreement, except that the license agreement may be, and has been, assigned to TeleCorp's lenders under TeleCorp's senior credit facilities. After the expiration of any applicable grace and cure periods under TeleCorp's senior credit facilities, the lenders may then enforce TeleCorp's rights under the license agreement and assign the license agreement to any person with AT&T's consent.

   The initial term of the license agreement is for a period of five years, which will be automatically renewed for an additional five-year period if each party gives written notice to the other party of the election to renew the license agreement and neither party gives notice of non-renewal.

   The license agreement may be terminated by AT&T at any time in the event of TeleCorp's significant breach and the exhaustion of any applicable cure periods, which include:

  .  TeleCorp's misuse of any licensed marks;

  .  TeleCorp's bankruptcy;

  . TeleCorp licensing or assignment of any of its rights under the license agreement, except as permitted by the terms of the license agreement;

  .  TeleCorp's loss of the licenses acquired from AT&T;

  . TeleCorp's failure to maintain AT&T's quality standards in any material respect; or

  . TeleCorp's change of control, which is defined as a transaction, other than a transfer by AT&T, that results in any person other than TeleCorp's initial stockholders or TeleCorp's senior lenders acquiring beneficial ownership of more than 50% of TeleCorp's voting stock, or 33.3% of TeleCorp's voting stock if the person acquiring TeleCorp stock acquires more than TeleCorp's initial stockholders hold at that time. Also included is a transaction that results in any of the three largest telecommunications carriers, excluding AT&T and any wireless carrier using TDMA technology, or any regional bell operating company, or Microsoft acquiring more than 15% of TeleCorp's voting stock, excluding acquisitions through open market transactions or a majority of TeleCorp's directors are removed in a proxy contest.

   TeleCorp's rights under the license agreement are also subject to the minimum construction plan set forth in the stockholders' agreement. For more information concerning the minimum construction plan, see the discussion under "Stockholders' Agreement" under the heading "AT&T Agreements." After the initial term, AT&T may also terminate the license agreement in connection with a disqualifying transaction.

   Upon closing of the Digital PCS acquisition, the license agreement was automatically amended to include the Baton Rouge, Houma, Hammond and Lafayette, Louisiana basic trading areas under its scope. Upon closing of the Puerto Rico acquisition, the license agreement was automatically amended to include the San Juan major trading area under its scope. Upon the closing of the Wireless 2000 acquisition, the license agreement was automatically amended to include the Alexandria and Lake Charles, Louisiana basic trading areas and certain other counties under the Monroe, Louisiana basic trading area under its scope.

 Intercarrier Roamer Service Agreement/Roaming Administration Service Agreement

   Intercarrier Roamer Service Agreement. TeleCorp entered into the intercarrier roamer services agreement dated as of July 17, 1998 with AT&T Wireless Services and several of its affiliates. TeleCorp has agreed with AT&T Wireless that each party, in its capacity as a serving provider, will provide services to each others customers where it has a license or permit to operate a wireless communications system. Each home carrier whose customers receive service from a serving provider will pay to the serving provider all of the serving provider's charges for wireless service and all of the applicable charges. Each serving provider's service charges per minute or partial minute for use for the first three years will be fixed at a declining rate.

   The intercarrier roamer service agreement has a term of 20 years, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90-days prior written notice after 10 years. The intercarrier roamer service agreement may be terminated immediately by either party upon written notice to the other of a default of the other party. A party will be in default under the intercarrier roamer service agreement upon any of the following:

  . material breach of any material term of the intercarrier roamer service agreement by a party that continues for 30 days after receipt of written notice of the breach from the nonbreaching party;

  . voluntary liquidation or dissolution or the approval by the management or owners of a party of any plan or arrangement for the voluntary liquidation or dissolution of the party; or

  .  bankruptcy or insolvency of a party.

   The intercarrier roamer service agreement may also be suspended by either party immediately upon written notice to the other party of the existence of a breach of the agreement, whether or not the breach constitutes a default, if the breach materially affects the service being provided to the customers of the non-breaching party. While the suspension is in effect, either in whole or in part, the parties will work together to resolve as quickly as possible the difficulty that caused the suspension. When the party who originally gave notice of suspension concludes that the problem causing the suspension has been resolved, that party will give to the other written notice to this effect, and the agreement will resume in full effect within five business days after the parties have mutually agreed that the problem has been resolved. Neither party may assign or transfer its rights and obligations under the intercarrier roamer service agreement without the written consent of the other party, except to an affiliate or an assignee of its license.

   Roaming Administrative Service Agreement. Under the roaming administrative service agreement dated as of July 17, 1998 between AT&T Wireless and TeleCorp, AT&T Wireless has agreed to make available to TeleCorp the benefits of the intercarrier roaming services agreements it has entered into with other wireless carriers, subject to the consent of the other wireless carriers and to TeleCorp remaining a member in good standing of the North American Cellular Network.

   The roaming administrative service agreement has an initial term of two years, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90-days prior written notice. Either party may terminate the roaming administrative service agreement for any reason at any time upon 180-days prior written notice. Either party may also terminate the roaming administrative service agreement:

  . upon a material breach of the other party that is not cured or for which cure is not reasonably begun within 30 days after written notice of the claimed breach; or

  . immediately by either party, after reasonable prior notice, if the other party's operations materially and unreasonably interfere with its operations and the interference is not eliminated within 10 days.

   AT&T Wireless can terminate the roaming administrative service agreement if:

  . TeleCorp is no longer a member in good standing of the North American Cellular Network; or

  . the agreement under which AT&T Wireless receives roaming administration services is terminated or expires; provided, however, that AT&T Wireless will offer to resume its services in the event that it extends or continues that agreement.

   Neither party may assign or transfer its rights and obligations under the roaming administrative service agreement without the written consent of the other party, except to an affiliate or an assignee of its license, except that AT&T Wireless may subcontract its duties.

 Resale Agreement

   The stockholders' agreement provides that, from time to time, at AT&T Wireless's request, TeleCorp is required to enter into a resale agreement with AT&T Wireless PCS or other of its affiliates. The resale agreement would grant to AT&T Wireless the right to purchase from TeleCorp its wireless services on a non- exclusive basis within a designated area and resell access to, and use of, TeleCorp's services. AT&T Wireless must pay charges for any services that are resold, including usage, roaming, directory assistance and long distance charges, and taxes and tariffs. Any resale agreement would have an initial term of ten years that would be automatically renewed on a year-to-year basis unless terminated by either party upon 90-days prior written notice. In addition, AT&T Wireless would be able to terminate any resale agreement for any reason at any time upon 180-days prior written notice.

 Long Distance Agreement

   Under the long distance agreement dated as of December 21, 1998 between AT&T Wireless and TeleCorp, TeleCorp purchases interstate and intrastate long distance services from AT&T Wireless at preferred rates. TeleCorp then resells these long distance services to its customers. TeleCorp can only obtain these preferred rates if it continues its affiliation with AT&T Wireless. The long distance agreement has a term of up to three years.

   The long distance agreement requires that TeleCorp meets a minimum traffic volume during the term of the agreement, which is adjusted at least once each calendar year at the time specified by AT&T Wireless. The minimum traffic volume commitments may be adjusted more frequently upon mutual agreement by AT&T

Wireless and TeleCorp. During the first year, TeleCorp sets the minimum traffic volume commitment in its sole discretion. After the first calendar year, the commitment may be increased by any amount or decreased by any amount up to ten percent at TeleCorp's discretion. TeleCorp may reduce the minimum traffic volume commitments by more than ten percent with AT&T Wireless's permission. If TeleCorp fails to meet the volume commitments, it must pay to AT&T Wireless the difference between the expected fee based on the volume commitment and the fees based on actual volume.

   The long distance services TeleCorp purchases from AT&T Wireless may only be used in connection with:

  .  TeleCorp's commercial mobile radio services;

  .  calls that originate on TeleCorp's network; and

  . those commercial mobile radio services that share TeleCorp's call connection equipment.

 Puerto Rico License

   In a series of transactions, TeleCorp acquired a license and related assets covering the San Juan major trading area from AT&T Wireless on May 25, 1999. The following transactions took place ultimately to effect the acquisition of the license and related assets from AT&T Wireless:

  . on May 24, 1999, TeleCorp sold to AT&T for $40.0 million 30,750 shares of its series A preferred stock, 10,250 shares of its series D preferred stock, and 3,090,000 shares of its series F preferred stock under a preferred stock purchase agreement;

  . on May 25, 1999, TeleCorp sold to its initial investors other than AT&T 39,997 shares of its series C preferred stock and 12,358,950 shares of its class A voting common stock in exchange for an aggregate amount of $40.0 million in cash under a stock purchase agreement, which will be funded over a three-year period;

  . on May 25, 1999, TeleCorp purchased the license for the San Juan major trading area and related assets, which included 27 constructed network equipment sites, call connection equipment and leases for additional network equipment sites, from AT&T for $96.5 million in cash under an asset purchase agreement; and

  . TeleCorp incurred $3.2 million for microwave relocation and $0.3 million for legal expenses in connection with this acquisition.

   In addition, Mr. Vento and Mr. Sullivan were issued fixed and variable awards of 4,063 and 1,633,899 restricted shares of TeleCorp's series E preferred stock and class A voting common stock, respectively, in exchange for their interest in Puerto Rico Acquisition Corporation. Puerto Rico Acquisition Corporation was an entity wholly-owned by Mr. Vento and Mr. Sullivan that was created for the special purpose of acquiring the license and related assets of the San Juan major trading area. The fixed awards typically vest over a five-year period.

   The variable awards vest based upon certain events taking place, including TeleCorp's reaching milestones in TeleCorp's minimum construction plan, both of which were probable at December 31, 1999. The stockholders' agreement sets forth network development requirements for the Puerto Rico license. See "The Merger--Stockholders Agreement--Construction."

   The San Juan major trading area covers a population of approximately 3.9 million people in Puerto Rico, as well as the U.S. Virgin Islands. TeleCorp's agreements with AT&T were automatically amended to include the San Juan major trading area under the scope of those agreements.

Other Related Party Transactions

 Relationship with Entel Technologies and other Site Acquisition Service
 Providers

   TeleCorp receives site acquisition, construction management, program management, microwave relocation and engineering services under a master services agreement with Wireless Facilities, Inc. Payments under the agreement were approximately $30.7 million in the 1998 fiscal year. At the time of entering into the master services agreement, Mr. Vento was a senior officer, and he and Mr. Sullivan were the controlling stockholders of Entel Technologies. In February 1998, they sold their interests in Entel Technologies to Wireless Facilities, Inc. The terms of this agreement were no more favorable to the parties than they could have obtained from third parties negotiated at arms' length.

   American Towers, Inc. provides TeleCorp with network site leases for PCS deployment under a master site lease agreement. Chase Capital Partners, one of TeleCorp's beneficial owners, has a noncontrolling interest in American Towers. The terms of these lease agreements were no more favorable to the parties than they could have obtained from third parties negotiated at arms' length.

 Relationship with the Initial Purchasers of the Senior Subordinated Discount Notes

   Chase Securities Inc. was one of the initial purchasers of TeleCorp's outstanding senior subordinated discount notes. Chase Securities Inc. and its affiliates perform various investment banking and commercial banking services from time to time for TeleCorp and its affiliates. Chase Securities Inc. acted as TeleCorp's lead manager for the offering of TeleCorp's senior subordinated discount notes. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is the agent bank and a lender under TeleCorp's senior credit facilities. Michael R. Hannon, a member of TeleCorp's board of directors, is a General Partner of Chase Capital Partners, an affiliate of Chase Securities Inc. In addition, CB Capital Investors, L.P., an affiliate of Chase Capital Partners, is one of TeleCorp's initial investors and owns shares of TeleCorp's common and preferred stock. For further information concerning these relationships, see "TeleCorp Management" and "TeleCorp Principal Stockholders and Beneficial Ownership of Management." The terms of TeleCorp's senior credit facilities were no more favorable to the parties than they could have obtained from third parties negotiated at arms' length.

 Relationships with Tritel Communications and Triton

   TeleCorp has formed Affiliate License Co. with Triton and Tritel Communications to adopt a common brand, SunCom, that is co-branded with AT&T on an equal emphasis basis. Under the agreement, TeleCorp, Triton and Tritel Communications each own one third of Affiliate License Co., the owner of the SunCom name. TeleCorp and the other SunCom companies license the SunCom name from Affiliate License Co. Mr. Sullivan is a director of Affiliate License Co. The terms of this agreement were no more favorable to the parties than they could have obtained from third parties negotiated at arms' length.

   AT&T owns stock in TeleCorp and in Tritel Communications, and TeleCorp and Tritel may be deemed affiliates by virtue of common ownership. Mr. Anderson, one of TeleCorp's directors, also serves as a director of Tritel Communications. AT&T, CB Capital Investors and Equity-Linked Investors own stock in TeleCorp and in Triton, and TeleCorp and Triton may be deemed affiliates by virtue of common ownership. Mr. Anderson also serves as a director of Triton.

   Tritel Communications owned a controlling interest in Digital PCS at the time TeleCorp acquired licenses from Digital PCS. Tritel Communications may be deemed an affiliate of Digital PCS. In addition, at the time TeleCorp acquired licenses from Digital PCS, Mr. Anderson, one of TeleCorp's current directors, and Mr. Fuqua, one of TeleCorp's directors at the time of the acquisition, were directors of Tritel Communications. The terms of this agreement were no more favorable to the parties than they could have obtained from third parties negotiated at arms' length.

 Relationship with Other Entities

   TeleCorp Holding Corp. TeleCorp's predecessor company, TeleCorp Holding Corp., was incorporated to participate in the Federal Communications Commission's auction of licenses in April 1997. TeleCorp Holding Corp. raised money from investors to develop any licenses it obtained in the auction. TeleCorp Holding Corp. successfully obtained licenses in the New Orleans, Memphis, Beaumont, Little Rock, Houston, Tampa, Melbourne and Orlando basic trading areas. In August 1997, TeleCorp Holding Corp. transferred the Houston, Tampa, Melbourne and Orlando basic trading area licenses to four newly-formed entities created by TeleCorp Holding Corp.'s stockholders:

  .  THC of Houston;

  .  THC of Tampa;

  .  THC of Melbourne; and

  .  THC of Orlando;

and issued notes in the aggregate amount of approximately $2.7 million to these entities to develop these licenses. These licenses were transferred along with the related operating assets and liabilities in exchange for investment units consisting of class A voting, B non-voting and C common stock and series A preferred stock in August 1997. Concurrently, TeleCorp Holding Corp. distributed the investment units, on a pro rata basis, in a partial stock redemption to TeleCorp Holding Corp.'s existing stockholder group. As a result of this distribution, TeleCorp Holding Corp. no longer retains any ownership equity interest in the newly formed entities. TeleCorp Holding Corp. performed administrative and management services and paid costs on behalf of these entities for the year ended December 31, 1997 worth the aggregate amount of $0.7 million. In 1998, upon the closing of the agreements with AT&T, TeleCorp Holding Corp. paid approximately $2.0 million to the four THC entities as payment of the notes, offset by the approximately $0.7 million in services and costs. The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arms' length.

   TeleCorp WCS. On May 5, 1997, TeleCorp Holding Corp. lent approximately $3.0 million to TeleCorp WCS, Inc. in exchange for interest-free notes from TeleCorp WCS. On May 5, 1997, TeleCorp Holding Corp. received equity investments in exchange for the right to receive:

  .  the notes from TeleCorp WCS;

  . any cash, notes or other assets received by TeleCorp Holding Corp. on behalf of the notes; or

  .  any capital stock into which the notes were converted.

   TeleCorp WCS repaid approximately $2.7 million of the notes with cash to TeleCorp Holding Corp., and TeleCorp Holding Corp. forwarded this cash to the equity investors. TeleCorp WCS issued a note in the amount of approximately $0.3 million directly to the investors on behalf of the remaining $0.3 million outstanding under the notes. TeleCorp WCS converted these notes into capital stock issued to the investors in 1998.

   Mr. Sullivan and Mr. Vento own 2,875 and 4,625 shares of class C common stock of TeleCorp WCS, respectively, which represents 60% of its outstanding class A voting common stock. At the time of entering into the transactions with TeleCorp WCS, Mr. Sullivan and Mr. Vento were stockholders in TeleCorp Holding Corp.

   The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arms' length.

   TeleCorp Investment Corp.; TeleCorp Investment Corp. II. TeleCorp Investment Corp. owns 352,956 shares of TeleCorp's class A voting common stock, 575 shares of TeleCorp's class C common stock, 3,780 shares of TeleCorp's class D common stock and 1,160.17 shares of TeleCorp's series C preferred stock. Some of TeleCorp's stockholders own stock in TeleCorp Investment Corp., as follows:

  . Chase Capital Partners, one of TeleCorp's initial investors, owns an 80% equity interest;

  .  Mr. Sullivan and Mr. Vento each own a 2.4% equity interest; and

  .  Mr. Dowski owns a 1.6% equity interest.

   In addition, TeleCorp Investment Corp. II was formed to purchase from Entergy Technology Holding Corporation 492,064 shares of TeleCorp's class A voting common stock and 11,366 shares of TeleCorp's class D common stock. The purchase of shares was concluded on July 15, 1999. Mr. Vento, Mr. Sullivan and Ms. Dobson each own 5.99% of TeleCorp Investment Corp. II. Mr. Vento and Mr. Sullivan serve as managers of TeleCorp Investment Corp. II.

   The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arms' length.

   Viper Wireless. On April 11, 2000, pursuant to Federal Communications Commission consent, TeleCorp acquired the 15% of Viper Wireless, Inc. that it did not yet own from Messrs. Vento and Sullivan in exchange for an aggregate of 323,372 shares of TeleCorp's class A voting common stock and 800 shares of TeleCorp's series E preferred stock through a merger of TeleCorp Holding Corp. and Viper Wireless. TeleCorp Holding Corp. acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32.3 million contributed by AT&T Wireless and some of TeleCorp's other initial investors for additional shares of TeleCorp's preferred and common stock. As part of this financing, TeleCorp paid approximately $0.5 million to Chase Securities, Inc., an initial purchaser and an affiliate of one of TeleCorp's initial investors, for placement advice. Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction.

 TeleCorp LMDS

   On April 7, 2000, pursuant to Federal Communications Commission consent, TeleCorp acquired TeleCorp LMDS, Inc. through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of TeleCorp's class A voting common stock. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of TeleCorp's initial investors. By acquiring TeleCorp LMDS, TeleCorp will gain LMDS licenses covering airwaves in Little Rock, Arkansas, Beaumont, Texas, New Orleans, Louisiana, San Juan and Mayaguez, Puerto Rico, and the U.S. Virgin Islands. See "Stock Ownership of Certain Beneficial Owners and Management."

 Relationship with Toronto Dominion

   Toronto Dominion Investments, one of TeleCorp's initial investors, and TD Securities (USA), an affiliate of Toronto Dominion Investments, which is a lender under TeleCorp's senior credit facilities, may be deemed to be under common control by virtue of their relationship to each other and to TeleCorp. The terms of TeleCorp's senior credit facilities were no more favorable to the parties than they could have obtained from third parties negotiated at arms' length.

 Relationships with Stockholders

   From inception through June 1998, TeleCorp's primary source of financing was notes issued to some of its initial investors. In July 1996, TeleCorp issued $0.5 million of subordinated promissory notes to such investors. These notes were converted into 50 shares of TeleCorp's series A preferred stock in April 1997. In December 1997, TeleCorp issued various promissory notes to some of its initial investors. These notes were converted into mandatorily redeemable preferred stock in July 1998. From January 1, 1998 to June 30, 1998, TeleCorp borrowed approximately $22.5 million in the form of promissory notes to existing and prospective investors to satisfy working capital needs. These notes were converted into equity in July 1998 in connection with the completion of the venture with AT&T.

   The terms of these transactions were no more favorable to the parties than they could have obtained from third parties negotiated at arms' length.

 Relationship with McDermott, Will & Emery

   TeleCorp uses the services of a law firm, McDermott, Will & Emery, to which Mr. Sullivan, TeleCorp's Executive Vice President and Chief Financial Officer, was counsel until October 1999 and a partner prior to July 1998. The terms of these arrangements were no more favorable to McDermott, Will & Emery than could have been obtained from third parties negotiated at arms' length.

 Relationship with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

   TeleCorp uses the services of a law firm, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., whose affiliate, ML Strategies, LLC, pursuant to an agreement and for matters unrelated to TeleCorp, utilizes the services of Mr. Sullivan, TeleCorp's Executive Vice President, as a consultant, for a consulting fee. The terms of these arrangements are no more favorable to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., ML Strategies or Mr. Sullivan, than could have been obtained from third parties negotiated at arms' length.

Selected Historical Financial Data

   The selected historical balance sheet data of TeleCorp presented below as of December 31, 1998 and 1999 and the selected statements of operations data for each of three years in the period ended December 31, 1999, has been derived from audited consolidated financial statements included elsewhere in this prospectus. The selected historical balance sheet data presented below as of December 31, 1996 and 1997 and the selected statement of operations data for the period from inception on July 29, 1996 to December 31, 1996 has been derived from audited consolidated financial statements not included elsewhere in this prospectus. "Other Operating Data" is not directly derived from historical consolidated financial statements, and has been presented to provide additional information.

   You should read this information together with the financial statements and related notes included elsewhere in this joint proxy statement-prospectus ($ in thousands, except per share amounts).

                              July 29, 1996
                              (inception to For the years ended December 31,
                              December 31,  ----------------------------------
                                  1996)       1997       1998         1999
                              ------------- --------  ----------  ------------
Statements of Operations
 Data:
Revenue:
 Service....................     $   --     $    --   $      --   $     41,319
 Roaming....................         --          --           29        29,010
 Equipment..................         --          --          --         17,353
                                 -------    --------  ----------  ------------
 Total revenue..............         --          --           29        87,682
                                 -------    --------  ----------  ------------
Operating expense:
 Cost of revenue............         --          --          --         39,259
 Operations and
  development(c)............         --          --        9,772        35,979
 Selling and marketing(c)...          10         304       6,325        71,180
 General and
  administrative(c).........         515       2,637      26,239        92,585
 Depreciation and
  amortization..............         --           11       1,584        55,110
                                 -------    --------  ----------  ------------
 Total operating expense....         525       2,952      43,920       294,113
                                 -------    --------  ----------  ------------
 Operating loss.............        (525)     (2,952)    (43,891)     (206,431)

Other expense (income):
 Interest expense...........         --          396      11,934        51,313
 Interest income............         --          (13)     (4,697)       (6,464)
 Other expense..............         --          --           27          (284)
                                 -------    --------  ----------  ------------
 Net loss...................        (525)     (3,335)    (51,155)     (250,996)
 Accretion of mandatorily
  redeemable preferred
  stock.....................        (289)       (726)     (8,567)      (24,124)
                                 -------    --------  ----------  ------------
 Net loss attributable to
  common equity.............     $  (814)   $ (4,061) $  (59,722) $   (275,120)
                                 =======    ========  ==========  ============
Net loss attributable to
 common equity per share--
 basic and diluted..........     $(44.45)   $(111.74) $    (2.19) $      (3.58)
                                 =======    ========  ==========  ============
Weighted average common
 equity shares outstanding--
 basic and diluted..........      18,313      36,340  27,233,786    76,895,391
                                 =======    ========  ==========  ============
Other Operating Data:
 Subscribers (end of peri-
  od).......................         --          --          --        142,231
 Covered population (end of
  period)...................         --          --          --   11.0 million

                                                  As of December 31,
                                           -----------------------------------
                                            1996    1997      1998      1999
                                           ------  -------  --------  --------
Balance Sheet Data:
Cash and cash equivalents................  $   52  $ 2,567  $111,733  $182,330
Working (deficit) capital................    (524)  (6,656)   (4,676)   94,082
Property and equipment, net..............       1    3,609   197,469   400,450
PCS licenses and microwave relocation
 costs, net..............................     --    10,018   118,107   267,682
Intangible assets--AT&T agreements, net..     --       --     26,285    37,908
Total assets.............................   7,574   16,295   466,644   952,202
Total debt...............................     499    7,727   243,385   640,571
Mandatorily redeemable preferred stock,
 net(a)(b)...............................   7,789    4,144   164,491   263,181
Total stockholders' equity (deficit).....  $ (812) $(4,875) $(64,500) $(90,554)

--------
(a) Net of deferred compensation and preferred stock subscription receivable of $4 and $75,914, respectively, as of December 31, 1998.
(b) Net of preferred stock subscription receivable of $97,001 as of December 31, 1999.
(c) Includes non-cash stock compensation as described in the TeleCorp financial statements contained herein.

TeleCorp Management's Discussion and Analysis of Financial Condition and Results of Operations

   For periods prior to 1999, TeleCorp was a development stage company. In the first quarter of 1999, TeleCorp exited the development stage and commenced commercial operations in each of its major mainland U.S. markets, after having launched its New Orleans market for roaming services in late December 1998. TeleCorp launched its service in its Puerto Rico markets on June 30, 1999. At December 31, 1999, TeleCorp had launched its service in 26 markets covering approximately 66% of the population of its licensed area.

Revenue

   TeleCorp derives its revenue from:

  . Services. TeleCorp sells wireless personal communications services. The various types of service revenue associated with personal communications services for its customers include monthly recurring access charges and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. TeleCorp's customers' charges are rate plan dependent, based on the number of pooled minutes included in their plans. Service revenue also includes monthly non-recurring airtime usage associated with TeleCorp's prepaid customers and non-recurring activation and de-activation service charges.

  . Roaming Charges. TeleCorp charges monthly, non-recurring, per minute fees to other wireless companies whose customers use TeleCorp's network facilities to place and receive wireless services.

  . Equipment Sales. TeleCorp sells wireless personal communications handsets and accessories that are used by its customers in connection with TeleCorp's wireless services.

   Service revenue constituted TeleCorp's largest component of revenue during the year ended December 31, 1999 at 47%. Roaming revenue and equipment revenue represented 33% and 20%, respectively. TeleCorp expects that as its customer base grows, service revenue will become an even larger percentage of revenue, while roaming revenue and equipment revenue are expected to decrease as a percent of revenue. Roaming minutes on TeleCorp's network are expected to increase as AT&T and other carriers increase the number of customers on their networks. Under TeleCorp's reciprocal roaming agreement with AT&T Wireless, TeleCorp's largest roaming partner, the amount TeleCorp will receive and pay for roaming minutes declines for each of the next several years.

   It appears that the wireless industry is experiencing a general trend towards offering rate plans containing larger buckets of minutes. This is expected to result in decreases in gross revenue per minute.

   TeleCorp has autonomy in determining its pricing plans. TeleCorp has developed its pricing plans to be competitive and to emphasize the advantages of its service. TeleCorp may discount its pricing from time to time in order to obtain additional customers or in response to downward pricing in the market for wireless communications services.

Cost of Revenue

  . Equipment. TeleCorp purchases personal communications handsets and accessories from third party vendors to resell to its customers for use in connection with its services. The cost of handsets is, and is expected to remain, higher than the resale price to the customer. TeleCorp records as cost of revenue an amount approximately equal to its revenue on equipment sales. TeleCorp records the excess cost of handsets as a sales and marketing operating expense. TeleCorp does not manufacture any of this equipment.

  . Roaming Fees. TeleCorp pays fees to other wireless communications companies based on airtime usage of its customers on other communications networks. It is expected that reciprocal roaming rates charged between TeleCorp and other carriers will decrease. TeleCorp does not have any significant minimum purchase requirements other than its obligation to purchase at least 15 million roaming minutes from July 1999 to January 2002 from another wireless provider in Puerto Rico relating to customers roaming outside its coverage area. TeleCorp believes it will be able to meet these minimum requirements.

  . Clearinghouse Fees. TeleCorp pays fees to an independent clearinghouse for processing its call data records and performing monthly inter-carrier financial settlements for all charges that it pays to other wireless companies when its customers use their network, and that other wireless companies pay to TeleCorp when their customers use TeleCorp's network. TeleCorp does not have any significant minimum purchase requirements. These fees are based on the number of transactions processed in a month.

  . Variable Interconnect. TeleCorp pays monthly charges associated with the connection of its network with other carriers' networks. These fees are based on minutes of use by TeleCorp's customers. This is known as interconnection. TeleCorp does not have any significant minimum purchase requirements.

  . Variable Long Distance. TeleCorp pays monthly usage charges to other communications companies for long distance service provided to TeleCorp's customers. These variable charges are based on TeleCorp's customers' usage, applied at pre-negotiated rates with the other carriers. TeleCorp does not have any significant minimum purchase requirements other than an obligation to AT&T Wireless to purchase a minimum number of minutes of traffic annually over a specified time period and a specified number of dedicated voice and data leased lines in order for TeleCorp to retain preferred pricing rates. TeleCorp believes it will be able to meet these minimum requirements.

Operating Expense

   Operations and development. TeleCorp's operations and development expense includes engineering operations and support, field technicians, network implementation support, product development, engineering management and non cash stock compensation related to employees whose salaries are recorded within operations and development. This expense also includes monthly recurring charges directly associated with the maintenance and operations of network facilities and equipment. Operations and development expense is expected to increase as TeleCorp expands its coverage and add customers. In future periods, TeleCorp expects that this expense will decrease as a percentage of gross revenues.

   Selling and marketing. TeleCorp's selling and marketing expense includes brand management, external communications, sales training and all costs associated with retail distribution, direct, indirect, third party and telemarketing sales (primarily salaries, commissions, and retail store rent), and non cash stock compensation related to employees whose salaries are included within selling and marketing. TeleCorp also records the excess cost of handsets over the resale price as a cost of selling and marketing. Selling and marketing expense is expected to increase as TeleCorp expands its coverage and add customers. TeleCorp expects that this expense will decrease as a percentage of gross revenues.

   General and administrative. TeleCorp's general and administrative expense includes customer support, billing, information technology, finance, accounting and legal services and non cash stock compensation related to employees whose salaries are included within general and administrative. Although TeleCorp expects general and administrative expense to increase in future periods, it expects this expense will decrease as a percentage of gross revenues.

   Depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method, generally over three to ten years, based upon estimated useful lives. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. Network development costs incurred to ready TeleCorp's network for use are capitalized. Amortization of network development costs begins when the network equipment is ready for its intended use and will be amortized over its estimated useful life ranging from five to ten years. TeleCorp began amortizing the cost of the PCS licenses, microwave relocation costs, and capitalized interest in the first quarter of 1999, when PCS services commenced in some of its basic trading areas. Microwave relocation entails transferring business and public safety companies from radio airwaves that overlap with the portion of the airwaves covered by TeleCorp's business to other portions of the airwaves. Amortization of PCS licenses and microwave relocation is calculated using the straight-line method over 40 years. The AT&T agreements are amortized on a straight-line basis over the related contractual terms, which range from three to ten years. Amortization of the AT&T exclusivity agreement, long distance agreement and the intercarrier roamer services agreement began once wireless services were available to its customers. Amortization of the network membership license agreement began on July 17, 1998, the date of the finalization of the AT&T transaction.

Other Income (Expenses)

   Interest income (expense). Interest income is earned primarily on TeleCorp's cash and cash equivalents. Interest expense through December 31, 1999 consists of interest due on TeleCorp's senior credit facilities, senior subordinated discount notes, vendor financing, and debt owed to the U.S. government related to TeleCorp's licenses, less interest capitalized.

Results of Operations

 Year ended December 31, 1999 Compared to Year ended December 31, 1998

Customer Analysis

   TeleCorp began launching commercial service in the first quarter of 1999 and by December 31, 1999 grew its customer base to over 142,000 customers and launched commercial service in 26 of its markets with its networks covering approximately 66% of the population where it held licenses.

Revenue

   Service revenue was approximately $41.3 million for the year ended December 31, 1999 and resulted from TeleCorp's launch of commercial service in 26 of its markets in 1999. TeleCorp generated no service revenue for the year ended December 31, 1998. Equipment revenue was approximately $17.4 million for the year ended December 31, 1999 and resulted from its customers' purchase of handsets and other equipment in connection with the use of TeleCorp's service. TeleCorp generated no equipment revenue for the year ended December 31, 1998. Roaming revenue was $29.0 million for the year ended December 31, 1999, as compared to $29,000 for the year ended December 31, 1998. The increase was due to TeleCorp's significant increase in cell sites which provided service to roaming customers of other carriers, primarily AT&T Wireless, in TeleCorp's markets.

Cost of Revenue

   Cost of Revenue for the year ended December 31, 1999 was approximately $39.3 million, consisting of equipment costs, roaming and clearinghouse fees and variable interconnect and long distance charges. TeleCorp did not generate any cost of revenue for the year ended December 31, 1998.

Operations and Development

   Operations and development expense was $36.0 million for the year ended December 31, 1999, as compared to $9.8 million for the year ended December 31, 1998. The increase in operations and development was primarily due to the engineering and implementation support and maintenance expense related to the significant increase of TeleCorp's PCS network.

Selling and Marketing

   Selling and marketing expense for the year ended December 31, 1999, was approximately $71.2 million, as compared to $6.3 million for the year ended December 31, 1998. This increase was primarily due to the increase in salary and benefit expenses for the new corporate and regional sales staff, advertising and promotion expenses associated with TeleCorp's launch of 26 markets in 1999, and the expense associated with the excess cost of handsets over the retail price.

General and Administrative

   General and administrative expense was approximately $92.6 million, including $29.4 million in non cash stock compensation, for the year ended December 31, 1999, as compared to approximately $26.2 million and no non-cash stock compensation for the year ended December 31, 1998. The increase was primarily due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in conjunction with the commencement of TeleCorp's service offering, as well as the stock based compensation charge related to vested stock options and vested stock awards measured in 1999.

Depreciation and Amortization

   Depreciation and amortization expense was approximately $55.1 million for the year ended December 31, 1999, as compared to approximately $1.6 million for the year ended December 31, 1998. The increase was primarily due to depreciation of TeleCorp's fixed assets, as well as the amortization on personal communications services licenses and AT&T agreements.

Interest Expense

   Interest expense was $51.3 million, net of capitalized interest of $5.4 million, for the year ended December 31, 1999, as compared to $11.9 million, net of capitalized interest of $1.5 million, for the year ended December 31, 1998. The increase in interest expense was primarily due to the increase in debt of approximately $397,000 including the issuance of the senior subordinated discount notes of $327.6 million. The increase in capitalized interest of $3.8 million was attributable to the increased capital expenditure in 1999.

 Year ended December 31, 1998 Compared to Year ended December 31, 1997

Revenue

   Revenue for the year ended December 31, 1998 was approximately $29,000. This revenue resulted from servicing roaming customers of other carriers, primarily AT&T Wireless, in TeleCorp's Louisiana markets. TeleCorp began offering wireless services in most of its major markets in the first quarter of 1999. TeleCorp generated no revenue for the year ended 1997.

Operations and Development

   Operations and development expense for the year ended December 31, 1998, was approximately $9.8 million. This expense was primarily related to an increase in engineering and operating staff devoted to the implementation of future operations of TeleCorp's network. There was no operations and development expense for the year ended December 31, 1997.

Selling and Marketing

   Selling and marketing expenses for the year ended December 31, 1998, was approximately $6.3 million, as compared to approximately $0.3 million for the year ended December 31, 1997. The year-over-year increase was due to the increase in corporate and regional sales and marketing staff in order to prepare for domestic market launches in the first quarter of 1999.

General and Administrative

   General and administrative expense for the year ended December 31, 1998, was approximately $26.2 million, as compared to approximately $2.6 million for the year ended December 31, 1997. The year-over-year increase was due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in the preparation for commercial launch of TeleCorp's markets in the first quarter of 1999.

Depreciation and Amortization

   Depreciation and amortization expense for the year ended December 31, 1998, was approximately $1.6 million, as compared to approximately $11,000 for the year ended December 31, 1997. This expense was related to depreciation of furniture, fixtures and office equipment, as well as the initiation of amortization on AT&T Wireless agreements.

Interest Expense

   Interest expense, net of capitalized interest, for the year ended December 31, 1998, was approximately $11.9 million, as compared to approximately $0.4 million of interest expense for the year ended December 31, 1997. This interest expense was related to notes payable to stockholders and affiliates. This increase in interest expense was related to borrowings under the senior credit facilities of $225.0 million since July 1998 and the issuance of $10.0 million aggregate principal amount of notes under the vendor financing provided by Lucent.

Liquidity and Capital Resources

   TeleCorp has been relying on the proceeds from borrowings and issuances of capital stock, rather than revenues, for its primary sources of cash flow. It began commercial operations in December 1998 and began earning recurring revenues by the end of the first quarter of 1999.

   Cash and cash equivalents totaled $182.3 million at December 31, 1999, as compared to $111.7 million at December 31, 1998. This increase was the result of incoming cash provided by financing activities of $638.6 million, offset by $126.9 million of cash used in operating activities and $441.0 million of cash used in network development and investing activities.

   During the year ended December 31, 1999, TeleCorp received proceeds from long-term debt, net of repayments of $357.2 million. Additionally, TeleCorp received net proceeds from its initial public offering of $195.5 million, and received $79.7 million of preferred stock proceeds and receipt of preferred stock subscriptions receivable net of direct issuance costs. Cash outlays for capital expenditures required to develop and construct its network totaled $298.5 million. TeleCorp spent $114.2 million to purchase PCS licenses and $17.3 million for the purchase of additional AT&T agreements. Cash used in operating activities of $126.9 million for the year ended December 31, 1999 resulted from a net loss of $251.0 million that was partially offset by non-cash charges of $122.6 million.

   During the year ended December 31, 1998, TeleCorp received proceeds from long-term debt, net of repayments of $255.4 million. Additionally, TeleCorp received $26.7 million of preferred stock proceeds net of direct issuance costs. Cash outlays for capital expenditures required to develop and construct its network totaled $107.5 million and TeleCorp spent $21.0 million to purchase PCS licenses. Cash used in operating activities of $29.8 million for the year ended December 31, 1998 resulted from a net loss of $51.2 million that was partially offset by non-cash charges of $3.0 million.

   During the year ended December 31, 1997, TeleCorp received proceeds from long-term debt, net of repayments of $2.8 million. Additionally, TeleCorp received $1.5 million of preferred stock proceeds net of direct issuance costs. Cash outlays for capital expenditures required to develop and construct its network totaled $1.1 million. Cash used in operating activities of $2.4 million for the year ended December 31, 1997 resulted from a net loss of $3.3 million that was partially offset by non-cash charges of $0.1 million.

   TeleCorp's preferred stock is convertible at the holder's option into shares of its common stock at various times and following various events as follows:

  . TeleCorp's series A preferred stock is convertible into shares of its class A voting common stock after July 17, 2006 at a conversion rate equal to the liquidation preference, which was approximately $109.6 million as of December 31, 1999, divided by the market price of the class A voting common stock at the time of conversion; and

  . TeleCorp's series F preferred stock is convertible at any time into shares of its class A voting, class B non-voting, and, if certain Federal Communications Commission restrictions have not lifted, class D common stock on a share for share basis.

  .  TeleCorp may redeem:

  . shares of TeleCorp's series A preferred stock after the tenth anniversary of its issuance; and

  . shares of TeleCorp's series B, series C and series D preferred stock at any time at the liquidation preference for the shares being redeemed.

   The holders of TeleCorp's series A, series B, series C, series D and series E preferred stock have the right to require TeleCorp to redeem their shares after the twentieth anniversary of their issuance time at the liquidation preference for the shares being redeemed.

   Holders of TeleCorp series A preferred stock are entitled to a quarterly dividend equal to 10% per annum of that stock's accumulated liquidation preference. The accumulated liquidation preference of TeleCorp's series A preferred stock was approximately $109.6 million in aggregate as of December 31, 1999. TeleCorp may defer payment of this dividend until December 31, 2008, and TeleCorp is currently doing so.

   Holders of TeleCorp's series C, D and E preferred stock are not entitled to a dividend except to the extent declared by TeleCorp's board of directors. Those series of stock, however, are entitled to an accumulated liquidation preference, which was approximately $280.3 million in aggregate as of December 31, 1999. The liquidation preference accretes at a rate of 6% per annum, compounded quarterly.

Equity Commitments

   In connection with completion of the venture with AT&T Wireless, TeleCorp received unconditional and irrevocable equity commitments from its stockholders in the aggregate amount of $128.0 million in return for the issuance of preferred and common stock. As of December 31, 1999, approximately $55.5 million of the equity commitments had been funded. The remaining equity commitments will be funded in an installment of $36.3 million in July 2000 and $36.2 million in July 2001.

   TeleCorp received additional irrevocable equity commitments from its stockholders in the aggregate amount of $5.0 million in return for the issuance of preferred and common stock in connection with the Digital PCS acquisition. TeleCorp's stockholders funded $2.2 million of these equity commitments on April 30, 1999, and will fund $1.4 million in each of July 2000 and July 2001.

   TeleCorp has received additional irrevocable equity commitments from its stockholders in the aggregate amount of approximately $40.0 million in return for the issuance of preferred and common stock in connection with the Puerto Rico acquisition. TeleCorp received $12.0 million of these commitments on May 24, 1999 and an additional $6.0 million on December 15, 1999. TeleCorp's stockholders will fund the remaining commitments in two installments of $11.0 million on March 30, 2001 and March 30, 2002.

   TeleCorp also received irrevocable equity commitments from its stockholders in the amount of approximately $32.3 million in connection with Viper Wireless's participation in the Federal Communications Commission's reauction of PCS licenses. TeleCorp received approximately $6.5 million of these equity commitments on May 14, 1999, approximately $11.0 million on July 15, 1999 and approximately $14.8 million on September 29, 1999.

   In the aggregate, TeleCorp has obtained $205 million of equity commitments, of which $108 million had been funded as of December 31, 1999.

   These equity commitments cannot be amended without TeleCorp's consent and the consent of AT&T and all of the other initial investors. In addition, the terms of TeleCorp's senior subordinated discount notes and its bank and vendor credit facilities restrict it from waiving or amending these commitments. The foregoing equity commitments are also collateralized by pledges of the shares of TeleCorp's capital stock issued to each initial investor, other than certain shares of preferred stock. Those pledges have been assigned to TeleCorp's senior lenders as collateral for its senior credit facilities. Transfers of shares of TeleCorp's capital stock pledged to collateralize an equity commitment remain subject to such pledge until the equity commitment is funded in full.

   In addition, pursuant to the stockholders' agreement between TeleCorp's initial investors, Mr. Vento and Mr. Sullivan and TeleCorp, the initial investors are restricted from transferring their shares of common stock prior to July 2001, except to affiliates. Any transfers by them of preferred or common stock are subject to rights of first offer and tag along rights in favor of AT&T Wireless and the other initial investors. In addition to the approval of TeleCorp's senior lenders, the terms of the stockholders' agreement may be amended only if agreed to in writing by TeleCorp and the beneficial holders of a majority of the class A voting common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by TeleCorp's initial investors other than AT&T Wireless, and 66 2/3% of the class A voting common stock beneficially owned by Mr. Vento and Mr. Sullivan. Following the expiration or waiver of the 180 day restrictions on transfer imposed in connection with TeleCorp initial public offering of 9,200,000 shares of its class A voting common stock, shares of its preferred stock may be transferred, subject, however, to the pledge described above and the continuing obligations of the investors to fund its commitments.

Senior Subordinated Discount Notes

   On April 20, 1999, TeleCorp sold $575.0 million aggregate principal amount at maturity of 11 5/8% senior subordinated discount notes due April 15, 2009. Cash interest on these notes will not accrue or be payable prior to April 15, 2004. From April 15, 2004, cash interest will accrue at a rate of 11 5/8% per annum on the principal amount at maturity of the notes through and including the maturity date and will be payable semi-annually on April 15 and October 15 of each year. In connection with the sale of these notes, TeleCorp received net proceeds of approximately $317 million after deducting initial purchasers' discount and issuance expenses of approximately $11 million.

   The indenture under which the notes were issued restricts, among other things, TeleCorp's ability to:

  .  incur debt;

  . create levels of debt that are senior to the notes but junior to TeleCorp's senior debt;

  .  pay dividends on or redeem capital stock;

  .  make some investments or redeem other subordinated debt;

  .  make particular dispositions of assets;

  .  engage in transactions with affiliates;

  .  engage in particular business activities; and

  .  engage in mergers, consolidations and particular sales of assets.

Senior Credit Facilities

   In July 1998, TeleCorp entered into senior credit facilities with a group of lenders for an aggregate amount of $525.0 million. Subsequent to December 31, 1999, TeleCorp entered into amendments to the senior credit facilities under which the amount of credit available to TeleCorp was increased to $560.0 million. TeleCorp's senior credit facilities currently provide for:

  .  a $150.0 million senior secured term loan that matures in January 2007;

  .  a $225.0 million senior secured term loan that matures in January 2008;

  . a $150.0 million senior secured revolving credit facility that matures in January 2007; and

  .  a $35.0 million senior secured term loan that matures in May 2009.

   TeleCorp must repay the term loans in quarterly installments, beginning in September 2002, and the commitments to make loans under the revolving credit facility automatically and permanently reduce beginning in April 2005. As of December 31, 1999, $225.0 million had been drawn under the senior credit facilities and was then accruing interest at an annual rate of 9.12%. The senior credit agreement contains financial and other covenants customary for senior credit agreements.

Vendor Financing

   TeleCorp entered into a note purchase agreement with Lucent under which Lucent agreed to provide TeleCorp with $80.0 million of junior subordinated vendor financing. This $80.0 million consisted of $40.0 million aggregate principal amount of increasing rate Lucent series A notes and $40.0 million aggregate principal amount of increasing rate Lucent series B notes. TeleCorp borrowed $40.0 million under the series B note facility and repaid this amount and accrued interest thereon in April 1999 from proceeds of its sale of senior subordinated discount notes. This amount cannot be reborrowed. As of December 31, 1999, TeleCorp had outstanding approximately $43.5 million of TeleCorp's Lucent series A notes, including $3.6 million of accrued interest and accruing interest at a rate per annum of 8.5% as of December 31, 1999. The amount outstanding under these series A notes and any future series A note borrowings is subject to mandatory prepayment in an amount equal to 50% of the excess of $198.0 million in net proceeds TeleCorp receives from any future equity offering other than the issuance of capital stock used to acquire related business assets.

   In October 1999 TeleCorp entered into an amended and restated note purchase agreement with Lucent under which Lucent has agreed to purchase up to $12.5 million of new series A notes and up to $12.5 million of new series B notes under a vendor expansion facility in connection with TeleCorp's prior acquisition of licenses in the San Juan, Puerto Rico, Evansville, Indiana, Paducah, Kentucky and Alexandria and Lake Charles, Louisiana markets. The obligation of Lucent to purchase notes under this vendor expansion facility is subject to a number of conditions, including that TeleCorp commits to purchase one wireless call connection equipment site and 50 network equipment sites for each additional market from Lucent.

   In addition, pursuant to the amended and restated note purchase agreement Lucent has agreed to make available up to an additional $50.0 million of new vendor financing not to exceed an amount equal to 30% of the value of equipment, software and services provided by Lucent in connection with any additional markets TeleCorp acquires. This $50.0 million of availability is subject to a reduction up to $20 million on a dollar for dollar basis of any additional amounts Lucent otherwise lends to TeleCorp for such purposes under its senior credit facilities, exclusive of amounts Lucent lends to TeleCorp under its existing commitments under its senior credit facilities. Any notes purchased under this facility would be divided equally between Lucent series A and series B notes.

   The terms of Lucent series A and series B notes issued under these expansion facilities would be identical to the terms of the original Lucent series A and series B notes as amended, including a maturity date of October 23, 2009.

   Any Lucent series B notes issued under these expansion facilities will mature and will be subject to mandatory prepayment on a dollar for dollar basis out of the net proceeds of any future public or private offering or sale of debt securities, exclusive of any private placement notes issued to finance any additional market and borrowings under the senior credit facilities or any replacement facility.

   Interest payable on the Lucent series A notes and the Lucent series B notes on or prior to May 11, 2004 will be payable in additional series A and series B notes. Thereafter, interest will be paid in arrears in cash on each six month and yearly anniversary of the series A and series B closing date or, if cash interest payments are prohibited under the senior credit facilities or a qualifying high yield debt offering, in additional series A and series B notes. The U.S. government financing requires quarterly interest payments, which commenced in July 1998 and continued for one year thereafter, then quarterly principal and interest payments for the remaining nine years.

Vendor Commitment

   In May 1998, TeleCorp entered into a vendor procurement contract with Lucent pursuant to which it may purchase up to $285.0 million of radio, call connecting and related equipment and services for the development of its wireless communications network. At December 31, 1999, TeleCorp has purchased approximately $294.5 million of equipment and services from Lucent.

Federal Communications Commission Debt

   In completing acquisitions of PCS licenses during the year ended December 31, 1999, TeleCorp assumed U.S. government financing with the Federal Communications Commission. At December 31, 1999 TeleCorp's Federal Communications Commission debt was $20.2 million less a discount of $2.5 million. The terms of the notes include interest rates ranging from 6.125% to 7.00% and have quarterly and principal interest payments over the remaining nine years of the debt.

Commitments

   TeleCorp has operating leases primarily related to retail store locations, distribution outlets, office space and rent for its network development. The terms of some of the leases include a reduction of rental payments and scheduled rent increases at specified intervals during the term of the leases. TeleCorp recognizes rent expense on a straight-line basis over the life of the lease, which establishes deferred rent on the balance sheet. As of December 31, 1999, the aggregate minimum rental commitments under non-cancelable operating leases are as follows ($ in thousands):

                  For the year ended December 31:
            --------------------------------------------
            2000............................... $ 21,605
            2001...............................   21,375
            2002...............................   21,057
            2003...............................   18,374
            2004...............................   10,330
            Thereafter.........................   27,999
                                                --------
            Total.............................. $120,740
                                                ========

   Rental expense, which is recorded ratably over the lease terms, was approximately $0.2, $3.2 million and $13.8 million for the years ended December 31, 1997, 1998, and 1999, respectively.

   TeleCorp has communications towers situated on leased sites in all of its markets and is considering entering into sale/leaseback transactions and may do so if it can obtain terms acceptable to it.

   TeleCorp has entered into letters of credit to facilitate local business activities. TeleCorp is liable under the letters of credit for nonperformance of certain criteria under the individual contracts. The total amount of outstanding letters of credit was approximately $1.6 million at December 31, 1999. The outstanding letters of credit reduce the amount available to be drawn under TeleCorp's senior credit facility.

   TeleCorp has minimum purchase commitments of 15 million roaming minutes from July 1999 to January 2002 from another wireless provider in Puerto Rico relating to customers roaming outside TeleCorp's coverage area. TeleCorp believes it will be able to meet these minimum requirements.

Quarterly Results of Operations

   The following table sets forth certain unaudited quarterly operating information for each of the eight quarters ended December 31, 1999. This data has been prepared on the same basis as the audited financial statements, and in management's opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

Quarterly Financial Data (Unaudited)
($ in thousands except per share amounts)

                                                 Quarter ended,
                                      ---------------------------------------
                                       March               Sept.
                                        31,     June 30,    30,     Dec. 31,
                                      --------  --------  --------  ---------
                1999
                ----
Revenue.............................. $  4,220  $ 17,128  $ 26,833  $  39,481
Operating loss.......................  (26,944)  (37,150)  (50,179)   (92,158)
Net loss.............................  (32,293)  (45,990)  (65,792)  (106,921)
Accretion of mandatorily redeemable
 preferred stock.....................   (4,267)   (5,629)   (7,064)    (7,164)
Net loss attributable to common
 equity.............................. $(36,560) $(51,619) $(72,856) $(114,085)
Net loss attributable to common
 equity per share--basic and
 diluted............................. $  (0.62) $  (0.75) $  (0.89) $   (1.29)
                1998
                ----
Revenue.............................. $      0  $      0  $      0  $      29
Operating loss.......................   (2,655)   (6,624)  (12,239)   (21,373)
Net loss.............................   (2,745)   (6,843)  (15,823)   (25,744)
Accretion of mandatorily redeemable
 preferred stock.....................      (17)     (190)   (3,819)    (4,541)
Net loss attributable to common
 equity.............................. $ (2,762) $ (7,033) $(19,643) $ (30,285)
Net loss attributable to common
 equity per share--basic and
 diluted(a).......................... $(142.85) $(363.75) $  (1.23) $   (0.51)

--------
(a) Net loss attributable to common equity per share--basic and diluted for the first and second quarter of 1998 was computed based on the common equity structure of the predecessor company.

Quantitative and Qualitative Disclosures About Market Risk

   TeleCorp is not exposed to fluctuations in currency exchange rates because all of its services are invoiced in U.S. dollars. TeleCorp is exposed to the impact of interest rate changes on its short-term cash investments, consisting of U.S. Treasury obligations and other investments in respect of institutions with the highest credit ratings, all of which have maturities of three months or less. These short-term investments carry a degree of interest rate risk. TeleCorp believes that the impact of a 10% increase or decline in interest rates would not be material to its investment income.

   TeleCorp uses interest rate swaps to hedge the effects of fluctuations in interest rates on its senior credit facilities. These transactions meet the requirements for hedge accounting, including designation and correlation. These interest rate swaps are managed in accordance with TeleCorp's policies and procedures. TeleCorp does not enter into these transactions for trading purposes. The resulting gains or losses, measured by quoted market prices, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of hedged transactions are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement. As of December 31, 1999, TeleCorp had entered into six interest rate swap agreements totaling $225 million to convert its variable rate debt to fixed rate debt. The interest rate swaps had no material impact on its consolidated financial statements as of and for the year ended December 31, 1999. The swap agreement matures in September of 2003.

                                     TRITEL

Company Overview

   Tritel is an AT&T Wireless affiliate with licenses to provide personal communications services, called PCS, to approximately 14.0 million people in contiguous markets in the south-central United States. Tritel began to provide wireless services in eight of its major markets during 1999. In January 1999, Tritel entered into an affiliation agreement with AT&T Wireless Services, Tritel's largest stockholder with 21.6% ownership of the company. Tritel has also joined with two other AT&T Wireless affiliates to operate under a common regional brand name, SunCom. Tritel provides its PCS services as a member of the AT&T Wireless network, serving as the preferred roaming provider to AT&T Wireless's digital wireless customers in virtually all of Tritel's markets and co-branding its services with the AT&T and SunCom brands and logos, giving equal emphasis to each.

   Tritel's senior management team has substantial experience in the wireless communications industry, with a significant operating history in the south-central United States. Tritel has commenced commercial PCS services in nine of its ten largest markets. Tritel expects to be able to provide service to over 98% of the people in its license areas by the end of 2000. Tritel defines coverage to include an entire basic trading area if Tritel has a significantly developed system in that basic trading area.

   The following table sets forth Tritel's ten largest markets and the date on which it has commenced or expects to commence commercial PCS service.

                                                                 1998 People in
               Market                   Commercial Launch Date   Licensed Areas
               ------                  ------------------------- --------------
Jackson and Vicksburg, MS............  September 1999                719,500
Nashville and Clarksville,
 TN/Hopkinsville, KY.................  November 1999               1,936,500
Knoxville, TN........................  November 1999               1,074,000
Chattanooga and Cleveland, TN/Dalton,
 GA..................................  November 1999                 760,800
Huntsville, AL.......................  November 1999                 496,400
Montgomery, AL.......................  November 1999                 475,300
Louisville, KY.......................  December 1999               1,448,400
Lexington, KY........................  December 1999                 893,400
Birmingham, AL.......................  April 2000                  1,297,800
Mobile, AL...........................  Expected 2nd Quarter 2000     653,900

 Tritel's Markets

   Tritel believes that a substantial majority of the population covered by its licenses are located in areas that have demographic characteristics well-suited to the provision of wireless telecommunications services, with favorable commuting patterns and growing business environments. Four state capitals are included within Tritel's markets. There are almost 3,000 total miles of interstate highway and over 9,000 total highway miles within Tritel's markets. Tritel's markets are estimated to have grown 16% faster between 1995 and 2000 than the national average and the population density in Tritel's markets is estimated to be 39% higher than the national average, based on the 1999 Kagan Cellular/PCS Pop Book.

   Tritel's markets are situated principally in Alabama, Georgia, Kentucky, Mississippi and Tennessee. The major population centers in Tritel's markets include the cities of Nashville, Louisville, Birmingham, Knoxville, Lexington, Jackson and Mobile. Tritel's licenses will complement the PCS and cellular coverage areas of AT&T Wireless. Tritel anticipates that the contiguous nature of Tritel's footprint of licensed areas will contribute to reduced operating expenses.

   Louisville. Greater Louisville, which is Tritel's largest market with approximately 2.3 million people, including Lexington, encompasses several counties in Kentucky and southern Indiana. Greater Louisville is also at the crossroads of three major highways, I-64, I-65 and I-71, as well as four major railways. The Greater Louisville area is a leading manufacturing center, particularly for automobiles and durable goods with an increasing emphasis on services, particularly transportation and health care. Major employers include United Parcel Service, General Electric, Ford Motor, Columbia/HCA Healthcare and Humana Inc.

   Nashville. Nashville, Tennessee's capital, has a population of approximately
1.7 million people and is a vital transportation, business, educational and tourist center for the U.S. Additionally, Nashville International Airport is served by a number of the major U.S. carriers. Nashville is also a major rail transportation hub connecting 19 states and is a convergence point for three major interstate highways, I-40, I-65 and I-24. Major employers include Vanderbilt University and Medical Center, Columbia/HCA Healthcare, Saturn Corporation, Nissan Motor Corp., Ford Motor Company, BellSouth, Bankers Trust, SunTrust, Kroger and Ingram Industries.

   Birmingham. Birmingham has a population of approximately 1.3 million people. The four-county Birmingham area, which includes six colleges and universities, anchors Alabama's business and cultural life with 21% of the state's population, 23% of the total business establishments, 24% of the retail sales and 31% of the payroll dollars. Three major highways pass through Birmingham, I-20, I-59 and I-65. Major employers include University of Alabama at Birmingham, Baptist Health System, Bruno's, SouthTrust Bank, BellSouth, Wal-Mart, Alabama Power Company, Blue Cross-Blue Shield of Alabama and American Cast Iron Pipe.

   Knoxville. Knoxville is a growing city with a population of approximately
1.1 million people and a solid economic foundation. Job growth since 1997 has been 3.3%, significantly higher than the national average of 1.9%. Knoxville is centrally located in the eastern United States and is served by three major interstate highways, I-40, I-75 and I-81. Major manufacturing companies in the area include Clayton Homes, DeRoyal Industries, Robertshaw Controls and Matsushita Electronic Corp.

   Jackson. Jackson has a population of approximately 658,000 people, is the capital of Mississippi and is home to six colleges and universities. Two major interstate highways, I-20 and I-55, pass through Jackson. Key industries include automobile parts manufacturing, aircraft parts manufacturing, telecommunications, healthcare delivery, government, transportation and poultry processing. Major employers include MCI WorldCom, Ergon and University Medical Center.

   Mobile. Mobile has a population of approximately 654,000 people and is a regional center for medical care, research and education. Its port is one of the nation's leading facilities for coal and forest product exports. Two major highways, I-10 and I-65, pass through Mobile. Major employers include BellSouth, Coca-Cola Bottling Company, International Paper Company, DuPont Mobile Manufacturing and the University of South Alabama.

 The Tritel Network

   Tritel's network offers advanced PCS services on a local and regional basis and through roaming agreements with AT&T Wireless Services and other carriers in many other markets throughout the United States. Tritel intends to offer contiguous market coverage using its own network facilities, the regional markets covered by the SunCom brand alliance and the AT&T Wireless Services, Inc. network, all of which use a common technology platform, IS-136 Time Division Multiple Access, or TDMA. Tritel believes that IS-136 TDMA provides its subscribers with excellent voice quality, fewer dropped calls than existing analog systems and coast-to-coast roaming over the AT&T Wireless Services network. To maximize the commercial utility of IS-136 TDMA, Tritel offers its customers tri-mode handsets, which can automatically pass or "hand-off" calls between IS-136 TDMA systems and analog or TDMA-based digital cellular systems that are connected through SS7 data signaling links. Several major wireless telecommunications service providers in North America have selected IS-136 TDMA for their digital PCS networks, including AT&T Wireless Services, SBC Communications, BellSouth, United States Cellular Corporation and Canada's Rogers Cantel Mobile Communications Inc. BellSouth currently provides IS-136 TDMA service within many of Tritel's markets.

   Tritel's Network Facilities. Tritel expects to be able to provide service to over 98% of the people in its license areas by the end of 2000. Tritel has commenced PCS service in nine major markets: Jackson, Mississippi; Nashville, Knoxville and Chattanooga, Tennessee; Birmingham, Huntsville and Montgomery, Alabama; and Louisville and Lexington, Kentucky. Tritel expects to commence PCS service in Mobile, Alabama during the second quarter of 2000.

   Tritel has designed its PCS network to offer efficient and extensive coverage within its markets. Tritel's cell site acquisition strategy is to co-locate as many of its cell sites as possible on existing towers and other transmitting or receiving facilities. Tritel believes this strategy has reduced and will continue to reduce its site acquisition costs and minimize delays due to zoning and other local regulations. Tritel launches service only after comprehensive and reliable coverage can be maintained within a particular market.

   Tritel expects that there will be areas within its markets that Tritel will ultimately build out, but where it will not, at least initially, have coverage. In these areas of its markets, Tritel benefits from AT&T Wireless Services' existing roaming arrangements with other carriers to provide service. Tritel may seek direct roaming agreements with some local carriers providing compatible service. These agreements will also allow Tritel to launch its service at a lower level of capital expenditures than would otherwise be required, without adversely impacting the service Tritel will be able to offer its customers.

   The SunCom Brand Alliance. Tritel has entered into an agreement with two other AT&T Wireless affiliates, Triton and TeleCorp, to create a common regional market brand, SunCom, and to provide for sharing certain development, research, advertising and support costs. The members of this regional brand alliance hold PCS licenses that cover approximately 43 million people primarily in the south-central and southeastern United States from New Orleans, Louisiana to Richmond, Virginia. Each of the SunCom companies owns one-third of Affiliate License Co., which owns the SunCom brand. Tritel and the other SunCom companies license the SunCom name from Affiliate License Co.

   To ensure that all SunCom customers will receive the same high quality service throughout the SunCom region, all three SunCom affiliates:

  . have agreed to build out their respective networks, adhering to the same AT&T Wireless Services quality standards, and

  .  have agreed to use tri-mode handsets with IS-136 TDMA technology.

   Tritel has also entered into reciprocal roaming agreements with one of the SunCom affiliates.

   The AT&T Wireless Network. AT&T Wireless is one of the largest providers of wireless telecommunications services in the United States. The AT&T Wireless Services network provides coast-to-coast coverage for wireless services.

   Tritel is the preferred provider of mobile PCS services for the AT&T Wireless network using equal emphasis co-branding with AT&T within Tritel's markets, except for an area covering 790,000 people in Kentucky. AT&T Wireless has granted Tritel a license to co-brand with the AT&T logo and other service marks in Tritel's covered markets. Tritel also has established roaming, purchasing, engineering and other arrangements with AT&T Wireless. These arrangements will provide Tritel's customers immediate, coast-to-coast roaming on the AT&T Wireless network.

 Joint Venture and Strategic Alliance with AT&T

   Tritel's strategic alliance with AT&T Wireless is part of AT&T's strategy to expand its IS-136 TDMA digital wireless coverage in the United States. AT&T's four affiliates, including Tritel, will provide AT&T

Wireless subscribers roaming in Tritel's markets with features and functionality typically offered by the AT&T Wireless network. The relationship with AT&T Wireless is valuable to Tritel because, among other reasons, the relationship enables Tritel to market its service using what it believes to be one of the world's most respected and recognizable brands, AT&T, in equal emphasis with the SunCom regional brand name. Tritel also expects to take advantage of the coast-to-coast coverage of the AT&T Wireless network and the extensive national advertising of AT&T Wireless and AT&T.

   As part of Tritel's alliance with AT&T Wireless, AT&T Wireless contributed licenses for approximately 9.1 million of Tritel's 14.0 million total people in its licensed areas. In exchange for the AT&T contributed licenses and the other benefits provided for in the agreements governing the joint venture, AT&T Wireless received a 17.09% fully diluted common equity interest in Tritel, consisting of preferred stock with a stated value of $137.1 million. AT&T Wireless increased its ownership to approximately 21.6% through the purchase of shares of Tritel's series C preferred stock from another investor and maintained that percentage through the purchase of class B common stock in the December 1999 private stock offering concurrent with Tritel's initial public offering.

   The AT&T Wireless licenses contributed to Tritel provide for the right to use 20 MHz of authorized frequencies in the geographic areas covered by those licenses. In order to create these licenses, AT&T Wireless partitioned and disaggregated the original 30-MHz A- and B-Block PCS licenses it received in these markets. AT&T Wireless has retained 10 MHz of spectrum licenses in those markets it contributed and has the right to offer any non-competing services on that spectrum. Tritel will maximize the following benefits of its AT&T affiliation to distinguish itself from other PCS providers in its markets:

   Exclusivity. Tritel is AT&T's exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in Tritel's covered markets, subject to AT&T's right to resell services on Tritel's network and except for licenses covering 790,000 people in mostly rural areas.

   Brand. Tritel has the right to use the AT&T brand name and logo together with the SunCom brand name and logo in Tritel's markets, giving equal emphasis to each.

   Roaming. Tritel is AT&T's preferred roaming partner for digital customers in Tritel's markets, except for licenses covering 790,000 people in mostly rural areas. Tritel's roaming revenues increased from approximately $3.3 million in the fourth quarter of 1999 to approximately $5.9 million in the first quarter of 2000.

   Coast-to-Coast Coverage. Outside Tritel's markets, its customers can place and receive calls in AT&T Wireless's markets and the markets of AT&T Wireless's other roaming partners.

   Products and Services. Tritel receives preferred terms on selected products and services, including handsets, infrastructure equipment and back office support from companies who provide these products and services to AT&T.

   Marketing. Tritel benefits from AT&T's nationwide marketing and advertising campaigns, including the success of the AT&T Digital One RateSM plans, in the marketing of its own national rate plans. In addition, Tritel works with AT&T's national sales representatives to jointly market Tritel's wireless services to AT&T corporate customers located in Tritel's markets.

 Services and Features

   Tritel provides reliable, high quality service at what Tritel believes are affordable prices. The following features and services are currently available to Tritel's IS-136 TDMA users, and Tritel offers them to its customers:

   Superior Voice Quality and Technology. Tritel uses enhanced IS-136 TDMA equipment, which is capable of providing superior voice quality.

   Extended Battery Life. When operating in digital mode, Tritel's handsets have a battery life that is significantly longer than the battery life of existing analog cellular handsets. The IS-136 TDMA technology standard allows a handset to draw significantly less battery power while accessing a digital control channel by entering into sleep mode, which alerts the handset of an incoming call and thereby extends the length of time a battery can be used without having to be recharged. Analog cellular handsets, on the other hand, must stay in constant contact with a cell site in order to receive an incoming call.

   Wireless E-mail and Sophisticated Call Management. These services include a set of advanced features for receiving wireless e-mail, voice mail, message waiting indicator, caller ID, call rejection, call routing and forwarding, three-way calling and call waiting.

   Tri-mode Handsets. The tri-mode phone handsets that Tritel sells can operate in analog and digital modes on the 850 MHz bandwidth, in digital mode on the 1900 MHz bandwidth and also with a digital control channel and analog voice channel on the 850 MHz bandwidth. These handsets, which are designed for use on an IS-136 TDMA system such as Tritel's, enable a user to initiate a call on a digital cellular or PCS network and then be handed off, without interruption, to an analog network if the user roams to a location where digital coverage is unavailable and the systems are supported by SS7 data signaling links. A user may also initiate a call on an analog network and have that call handed off to a TDMA-based digital cellular network.

   Tritel currently offers tri-mode handsets manufactured by Nokia, Ericsson and Motorola, and expects to offer additional handsets of at least one more manufacturer as they become available. The Nokia, Ericsson and Motorola models are capable of providing advanced digital PCS services and features that meet the operability and feature set requirements with which Tritel is required to comply under the AT&T Wireless joint venture. All handsets and their packaging prominently display the AT&T and SunCom logos with equal emphasis.

   Advanced Data Features. Tritel has launched its PCS service offering voice and wireless e-mail delivery services only. However, the IS-136 TDMA technology and tri-mode handsets are capable of handling more complex data exchange features, which include internet access and access to stock quotes, sports scores and weather reports. Tritel will continue to explore providing these services based on consumer demand.

   Customized Billing. Tritel offers special billing services that cater to the needs of consumers, including simplified monthly billing statements and flexible billing cycles. Tritel believes that simple, accurate bills are necessary to support the customer's perception of quality service. In addition, Tritel plans to offer customized billing options, including debit billing, enabling customers to charge calls against pre-paid accounts and neighborhood/zonal billing, which provides service at reduced charges within certain home areas. Tritel also plans to offer "Wireless Office Services" to corporate customers, which can include zonal billing for all usage and four-digit dialing within the wireless office.

   The wireless communications industry continues to undergo substantial technological innovation. As a result, Tritel expects new services and features to become commercially available for IS-136 TDMA systems in the future. Tritel plans to make those services and features available to its customers.

 Network Buildout

   By the end of 2001, Tritel expects to have 1,445 cell sites, cover over 9,000 highway miles and provide service in over 40 cities.

   Bechtel Corporation is providing the overall project and construction management of the design, site acquisition, installation and testing of Tritel's PCS transmission system. Bechtel is a respected world leader in providing engineering project and construction management services. The contract with Bechtel is based on specified hourly fees.

   Initial Radio Frequency Design. Two radio frequency engineering firms, Galaxy Personal Communications Services, Inc., a wholly owned subsidiary of World Access, Inc., for the Mississippi,

Alabama, Georgia and eastern Tennessee sites, and Wireless Facilities, Inc., for the Nashville, Tennessee and the Louisville and Lexington, Kentucky sites, performed the initial radio frequency design for the network. Based upon their engineering designs, Galaxy and Wireless Facilities determined the required number of cell sites to operate the network and identified the general geographic areas in which they propose to locate each of the required cell sites. Tritel's network is designed to provide 90% in-building service reliability in urban areas, 88% in-building service reliability in suburban areas and 90% in-car service reliability in rural areas.

   Site Identification, Acquisition and Construction. Tritel has arrangements with several firms to identify and acquire the sites on which it will locate the towers, antennae and other equipment necessary for the operation of its PCS system. After the site acquisition companies identify the general geographic area in which to locate cell sites, the site acquisition companies survey potential sites to identify two potential tower sites within each geographic location. The site acquisition companies evaluate the alternative sites within each of the identified geographic areas, giving consideration to various engineering criteria as well as the desirability of the site from an economic point of view. The contracts with these site acquisition companies are based upon specified hourly fees or fixed fee arrangements.

   Tritel can obtain a cell site in three ways:

  (1) co-location;

  (2) construction of a tower by an independent build-to-suit company; or

  (3) construction of a tower by Tritel.

   First preference in site acquisition is being given to sites on which Tritel can co-locate with another wireless company or companies by leasing space on an existing tower or building. The advantages of co-location are that there are lower construction costs to Tritel associated with the building of a tower and any zoning difficulties have likely been resolved. Second preference is being given to sites where Tritel would be able to arrange for the construction of a tower on a build-to-suit basis by an independent tower construction company who would acquire the site, build the tower and lease it back to Tritel. The principal advantage of this method is that it reduces Tritel's capital expenditures, although operating expenses will reflect the required lease payments. Third preference is being given to those greenfield sites that Tritel would acquire and then arrange for the construction of a tower that Tritel would own.

   Microwave Relocation. Prior to the Federal Communications Commission's auction of PCS licenses in the 1850-1970 MHz frequency bandwidths, these frequencies were used by various fixed microwave operators. The Federal Communications Commission has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. Tritel has engaged Wireless Facilities to relocate the microwave paths that currently use Tritel's bandwidth.

   Mobile Switching Centers. In order to cover Tritel's approximately 14.0 million people in licensed areas, Tritel will utilize five switching centers located in Louisville, Nashville, Birmingham, Knoxville and Jackson. All locations for the switching centers have been leased and are currently being constructed or renovated. Each switching center serves several purposes, including routing calls, managing call handoff, managing access to landlines and providing access to voice mail.

   Network Operations Center. Tritel is utilizing Wireless Facilities' Network Operations Center located in Richardson, Texas during the initial buildout and deployment of its network in order to launch service earlier and reduce its initial capital expenditures. The Network Operations Center's function is to monitor the network on a real-time basis for, among other things, alarm monitoring, power outages, tower lighting problems and traffic patterns. Tritel is considering building and operating its own Network Operations Center at its switch facilities in Jackson, Mississippi by 2001.

   Interconnection. Tritel's digital PCS network connects to the landline telephone system through local exchange carriers. Tritel has entered into interconnection agreements with BellSouth, GTE and smaller local exchange carriers within Tritel's markets. Additionally, Tritel has entered into a long distance agreement with AT&T providing for preferred rates for long distance services.

   Network Communications Equipment. Tritel has entered into an exclusive equipment supply agreement with Ericsson under which Tritel purchases radio base stations, switches and other related PCS transmission equipment, software and services necessary to establish its PCS network. Ericsson has assigned a dedicated project management team to assist Tritel in the installation and testing of the equipment that will comprise Tritel's PCS transmission system. Tritel has agreed that, during the five year term of the agreement, Ericsson will be the exclusive provider to Tritel for certain PCS transmission equipment, materials and services within Tritel's markets. Tritel has agreed to purchase at least $300 million of equipment over the term of the agreement.

   PCS Auctions. Many C-Block PCS licensees have returned all or a portion of their spectrum to the government under a Federal Communications Commission order permitting these licensees to restructure. Tritel chose to return 15 MHz of spectrum for certain licenses covering certain populations in northern Alabama. On April 15, 1999, the Federal Communications Commission completed an auction of all C-Block spectrum, along with several D-, E- and F-Block licenses, which was either returned under the restructuring order or otherwise forfeited for noncompliance with the rules or default under the government financing. Tritel participated in this re-auction through ABC, to which Tritel made a loan of $7.5 million for bidding on licenses.

 Competition

   There are two established cellular providers in each of Tritel's markets. These providers have significant infrastructure in place, often at low historical cost, have been operational for many years, have substantial existing subscriber bases and have substantially greater capital resources than Tritel does. In addition, in most of Tritel's markets, there are at least two or three other PCS providers currently offering commercial service or likely to begin offering service before Tritel will. Tritel also faces competition from paging, dispatch and conventional mobile radio operations as well as specialized mobile radio, or SMR, and enhanced specialized mobile radio, or ESMR, including those ESMR networks operated by Nextel and its affiliates in Tritel's markets. Tritel is also competing with resellers of wireless services. Over the past several years, the Federal Communications Commission has auctioned, and will continue to auction, large amounts of spectrum that could be used to compete with PCS services. Tritel expects competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition and the development of new technologies, products and services.

   Competition from Other PCS and Cellular Providers. Tritel expects to compete directly with up to five or more PCS and cellular providers in each of its markets. Principal PCS and cellular competitors in Tritel's markets are BellSouth, Powertel, GTE, Sprint PCS, Century Telephone, PrimeCo and ALLTEL.

   Tritel considers its primary competitors to be BellSouth, GTE and Powertel. BellSouth, through its BellSouth Mobility subsidiary, provides analog and TDMA-based digital cellular services in markets that substantially overlap Tritel's markets. BellSouth has deployed IS-136 TDMA technology in all of its digital markets in which it competes with Tritel, except Knoxville, where it has deployed the GSM standard. GTE, Tritel's other principal cellular competitor, has begun to upgrade its network to provide digital cellular service.

   Powertel's PCS markets overlap nearly all of Tritel's markets. Powertel has deployed the GSM digital technology standard in all of its PCS markets. The GSM technology currently does not permit roaming onto an analog cellular system without reconnecting the call. As a result, Powertel customers currently have to drop and reinitiate calls as they roam from a Powertel PCS service area to the service area of an analog cellular provider.

   Federal Communications Commission rules permit the partitioning of broadband PCS licenses into licenses to serve smaller service areas, which could allow other new wireless telecommunications providers to enter Tritel's markets. It is also possible for an A-, B- or C-Block license holder to disaggregate its 30-MHz license into several smaller components, such as 20-MHz and 10-MHz portions. If such disaggregation did occur, Tritel could face additional PCS competition in certain of its markets.

   Competition from Other Technologies. In addition to PCS and cellular operators and resellers, Tritel may also face competition from other existing communications technologies, including enhanced specialized mobile radio. The ESMR system incorporates characteristics of cellular technology, including low power transmission and interconnection with the landline telephone network. A limited number of ESMR operators have recently begun offering short messaging, data services and voice messaging service on a limited basis. The integrated enhanced digital technology network that Nextel and its affiliates have deployed integrates the capabilities of three currently different devices: a dispatch radio, a cellular telephone and an alphanumeric pager. Nextel is offering service in Birmingham, Louisville, Knoxville and Nashville, and Tritel believes it is likely that Nextel will expand its service to other cities in Tritel's markets. Within the area in which Tritel competes, Southern Communications Services, Inc. also has begun to deploy ESMR cell sites over much of Georgia, Alabama and southeastern Mississippi.

   In the future, cellular and PCS offerings will also compete more directly with traditional landline telephone service operators, and may compete with services offered by energy utilities, and cable and wireless cable operators seeking to offer communications services through their existing infrastructure. Additionally, continuing technological advances in telecommunications, the availability of more spectrum and Federal Communications Commission policies that encourage the development of new spectrum-based technologies make it impossible to predict the extent of future competition.

 Marketing and Sales

   Tritel's overall marketing strategy emphasizes the AT&T brand name in equal emphasis with the SunCom brand name, the benefits of digital technology, the breadth of Tritel's coverage and its focus on customer service, all of which is provided at competitive prices. Tritel employs a sales and marketing approach with highly definable and measurable goals, which focuses primarily on the use of company stores to build the Tritel customer base.

   Company Stores. Tritel's company-owned and operated retail stores are modeled after AT&T Wireless retail stores, with the exception that Tritel may not use the AT&T logo on the outside of its store fronts. Sales representatives in company stores receive in-depth training on the advantages of PCS and the AT&T and SunCom alliances. Tritel management also believes that in-store customer education on PCS services and features will increase customer satisfaction and usage. The company stores are intended to be customer destinations in response to advertising and promotions, rather than impulse stops.

   Tritel stores are being designed to facilitate demonstration of the benefits of Tritel's PCS services and features. The decentralized nature of the stores enables sales representatives to emphasize flexible rate plans and the different advantages to customers on a market-by-market basis. In addition, emphasis is placed on the coast-to-coast roaming and service features attributable to the IS-136 TDMA technology and the tri-mode handsets.

   Tritel seeks to locate company stores on heavy traffic arteries, in high visibility areas, and near high profile anchor retailers. Nearly all of the company stores are expected to be located in retail shopping centers and to range in size from 1,200 to 2,000 square feet. Tritel opened 34 company stores as of March 31, 2000 and plans to open an additional 49 stores by the end of 2000.

   Direct Sales Force. Tritel also uses a dedicated sales force. Tritel's sales agents are assigned to specific regions within Tritel's markets and use the company stores as their bases of operations. Sales agents receive training on the advantages of PCS and are provided with product and service research, proposal writing and competitor analysis information. Tritel's sales force will seek to coordinate with AT&T Wireless to offer bundled telephony and related services. Tritel currently has a direct sales force of 61 sales people and plans to have approximately 134 sales people by the end of 2000.

   Indirect Distribution Channels. To augment the company's direct distribution efforts, Tritel uses mass retailers in its markets, including Circuit City, Office Depot and Best Buy. Tritel's management believes that the AT&T brand recognition along with over-the-air activation capability will facilitate distribution through mass retailers. In the future, Tritel may use other distribution techniques as well, including simplified retail sales processes and new, lower cost channels such as inbound telesales through a toll-free number, affinity marketing programs and Internet sales.

   Focus on Local Advertising and Promotion. Tritel advertises and promotes its PCS services and products through various local media and consumer education programs, including local television, radio, print, billboard and direct mail. To reach a broad base of potential subscribers, Tritel combines mass marketing efforts and direct marketing approaches to build and promote the AT&T and SunCom brands locally, giving equal emphasis to each. Further, as markets are launched, Tritel offers various promotional programs designed to entice new subscribers, including special limited term and introductory rate and feature programs, product demonstrations and special events. In addition to its local marketing strategies, Tritel expects that the national promotional efforts by AT&T and AT&T Wireless will increase interest and sales through its distribution channels. Tritel believes AT&T Wireless's national "customer pull" strategies for promotion will encourage potential customers to visit Tritel's stores and local retailers to seek out the branded service.

   Promotions to Target Specific Subscriber Types. Tritel has created distinct marketing programs for different customer segments, including high volume wireless users, home business operators, corporate accounts and casual wireless users. For each segment, Tritel has created a specific marketing program including a service package, pricing plan and promotional strategy. Tritel's management believes that by tailoring its service packages and marketing efforts to specific market segments, customers will perceive a higher value in relation to the cost of service, will be more inclined to use Tritel's service, and will have increased customer loyalty and higher levels of customer satisfaction. Tritel will employ sophisticated marketing and database systems to enable personalization of services for individual customers and implementation of a proactive customer retention program. The deployment of these systems should enable Tritel to better identify attractive niche opportunities and provide feedback on the effectiveness of its marketing campaigns.

   Pricing. Tritel's management believes that a service- and feature-based strategy, as opposed to a rate-based strategy, will be more successful in acquiring and retaining subscribers. As part of a decentralized marketing strategy, Tritel offers its retail subscribers and national and corporate account subscribers volume and service-based rate plans that are responsive to market trends. Tritel's billing system has the technology and capacity to enable it to offer numerous pricing plans to its customers. Tritel will also offer its customers prepaid debit pricing and plans to offer neighborhood/zonal pricing options.

   Tritel is not required to use any published AT&T Wireless pricing plan in its markets, although Tritel may choose to do so. However, Tritel does offer a series of national calling plans similar to the AT&T Digital OneRateSM plan.

   Customer Service Operations. Tritel's customer service strategy is predicated upon building strong relationships with customers, beginning with the subscriber's handset purchase. Subscribers who purchase handsets from company stores are able to activate service immediately. Subscribers purchasing their handsets from independent retailers are able to activate service by using the handset to call one of Tritel's customer service representatives. Either way, the subscriber is able to obtain immediate credit approval or establish a debit billing plan, select service features and a rate plan and set up a billing program. Tritel also offers special billing services that cater to the needs of consumers, including simplified monthly billing statements and flexible billing cycles. Tritel expects future enhancements to include on-line billing and account information.

AT&T Wireless and the SunCom affiliates, including Tritel, will exchange information and share best practices in order to provide customers with better customer care.

Employees

   At March 31, 2000, Tritel had 777 employees, including 126 in technical operations, 420 in marketing and sales operations, 92 in customer operations, 28 in management information systems, 26 in human resources and 85 in corporate and financial. Most of Tritel's employees are located at the corporate and customer service operations locations in Jackson, Mississippi. Technical operations and market and sales operations personnel are located in each of the regional markets of Birmingham, Chattanooga, Huntsville, Knoxville, Louisville, Lexington, Mobile, Montgomery and Nashville. Tritel considers its relations with its employees to be good. None of Tritel's employees is represented by a union.

Properties

   Tritel currently owns no real property. Tritel has entered into leases for an aggregate of 57,000 square feet of office space in Jackson, Mississippi for use as its principal executive offices. The leases have initial terms ranging from five years to ten years, with an option to renew for an additional five years. Tritel has also entered into a lease for 48,900 square feet of office space in Jackson, Mississippi for use as a customer operations center. This lease has an initial term of five and one-half years, with an option to renew for an additional five years. Tritel's management expects that the company's current executive office and customer operations office facilities will be sufficient through at least 2001.

   Tritel has entered into leases in Jackson, Birmingham, Mobile, Nashville, Knoxville, Louisville, Lexington and elsewhere for regional offices.

   Tritel has leased mobile switching centers in Knoxville, Nashville, Birmingham, Louisville and Jackson. Each switching center has a common design with up to 13,000 square feet of space. The lease term for the switch centers is generally in the range of ten to fifteen years, with Tritel having an option to extend the term for five or ten years. These five switch centers have sufficient square footage to house switches covering all of Tritel's markets and, accordingly, Tritel does not expect to add switch centers in the future.

   Company retail stores will be located throughout Tritel's markets. These stores will generally cover 1,200 to 2,000 square feet of space and the leases will generally be for an initial five-year term, with one or more five-year renewal options. Tritel opened 34 company stores as of March 31, 2000 and plans to open an additional 49 stores in 2000 to service all markets being launched in 1999 and 2000.

   Tritel expects to lease approximately 90% of its cell sites, either through existing sites or built-to-suit sites. The cell site lease term is generally for five years with one or more five-year renewal options. Maintenance of the site is typically included in the lease arrangement and performed by the lessor. Additionally, Tritel has negotiated master lease agreements with other wireless providers and tower companies to lease space on their existing cell sites throughout Tritel's markets.

Legal Proceedings

   Tritel is a party to various legal proceedings, none of which, in the opinion of Tritel's management, are material.

Stock Ownership of Management

   The table below sets forth certain information as of March 31, 2000 with respect to beneficial ownership of Tritel's voting securities by

  . each stockholder who is known by Tritel to own beneficially more than 5% of any class of Tritel's voting securities,

  .  each of Tritel's directors,

  .  each of Tritel's named executive officers, and

  .  all of Tritel's directors and executive officers as a group.

   Tritel's class A voting common stock casts 4,990,000 votes on all matters not requiring a class vote, while the six shares of voting preference common stock cast 5,010,000 votes on all matters not requiring a class vote. The votes to which the class A voting common stock are entitled are allocated to each share on a pro rata basis. Similarly, the votes to which the six shares of voting preference common stock are entitled are allocated to each share on a pro rata basis. The voting preference common stock loses its voting preference when the rules of the Federal Communications Commission so permit, which is currently five years after the respective issuances of its C- and F-Block licenses, subject to possible unjust enrichment obligations for ten years. Tritel's class B common stock generally does not have voting rights. Tritel's class B common stock votes as a separate class only on any proposed changes to the company's Restated Certificate of Incorporation that adversely affect the rights of holders of class B common stock. Each share of class B common stock is convertible into one share of class A voting common stock at any time at the option of the holder.

   Certain parties to Tritel's stockholders' agreement may be members of a beneficial ownership "group" as a result of being a party to that agreement. Such parties disclaim any beneficial ownership of shares owned by other parties to the agreement.

   Unless otherwise indicated, each person named below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named below is c/o Tritel, Inc., 111 E. Capitol Street, Suite 500, Jackson, Mississippi 39201.

                                                             Percentage of
                          Number of Shares of Class A     Outstanding Class A  Percentage of Outstanding
                              Voting Common Stock         Voting Common Stock  Voting Preference Common         Percent of
                              Beneficially Owned          Beneficially Owned   Stock Beneficially Owned           Voting
                          ---------------------------    --------------------- -----------------------------     Power in
                                           In Holding               In Holding                   In Holding      Holding
                                            Company      In Tritel   Company    In Tritel         Company        Company
                          In Tritel before after the     before the after the   before the       after the      After the
Stockholder                  the Merger    Merger(1)       Merger     Merger      Merger           Merger         Merger
-----------               ---------------- ----------    ---------- ---------- -------------    ------------    ----------
AT&T Wireless PCS,
 LLC(2).................     25,881,196(3) 47,038,521(4)    21.7%      22.7                --              --      12.4
CIHC, Incorporated(5)...     21,188,709    17,182,072       17.8        9.6                --              --       3.9
Dresdner Kleinwort
 Benson Private Equity
 Partners L.P.(6).......     11,147,761     9,039,797        9.4        5.1                --              --       2.0
Triune PCS, LLC(7)......      9,700,186     7,861,387        8.1        4.4                --              --       1.8
Kevin J. Shepherd(8)....      9,701,386     7,862,299        8.1        4.4                --              --       1.8
Southern Farm Bureau
 Life Insurance Co.(9)..      7,814,486     6,324,657        6.6        3.5                --              --       1.4
William M. Mounger,
 II(10).................      4,763,616     4,251,477        4.0        2.4               50.0               *      1.0
E.B. Martin, Jr.........      2,384,544     2,331,577        2.0        1.3               50.0             --         *
William S. Arnett(11)...      1,664,053     1,264,680        1.4          *                --              --         *
Karlen Turbeville(12)...      1,086,412       825,673          *          *                --              --         *
David A. Jones,
 Jr.(13)................        729,993       591,803          *          *                --              --         *
Kirk Hughes(14).........        206,500       156,940          *          *                --              --         *
Elizabeth L.
 Nichols(15)............          4,440         3,374          *          *                --              --         *
Scott I. Anderson(16)...          3,420       502,338          *          *                --              --         *
Andrew Hubregsen........          1,200           912          *          *                --              --         *
Gary S. Fuqua...........            600           456          *          *                --              --         *
All of Tritel's
 executive officers and
 directors as a group
 (16 persons)...........     80,352,550    92,286,706       67.3       43.3              100.0               *     22.6

--------
 * Less than one-percent
(1) The shares of class A voting common stock held in Holding Company includes the conversion of Tritel class A voting common stock, Tritel class B non-voting common stock and Tritel class D common stock into Holding Company class A voting common stock.
(2) Address is: c/o AT&T Wireless Services, Inc., 7277 164th Avenue, NE, Redmond, Washington 98052.
(3) AT&T Wireless owns 46,374 shares of non-voting series D preferred stock. These shares, including their unpaid dividends, are immediately convertible at the holder's option into 18,463,121 shares of class A voting common stock, which are included in the table, and 1,249,207 shares of non-voting class D common stock. AT&T Wireless also owns 90,668 shares of non-voting series A preferred stock. AT&T Wireless also owns 2,927,120 shares of class B non-voting common stock which is convertible into 2,927,120 shares of class A voting common stock at any time at the option of the AT&T Wireless. These shares may be deemed to be beneficially owned by various affiliates of AT&T Wireless.
(4) Consists of 18,288,834 shares of class A voting common stock, which includes 3,149,137 shares of class A voting common stock converted from shares of TeleCorp stock held by AT&T Wireless PCS, LLC, 14,912,778 shares of series F preferred stock convertible into 14,717,715 shares of class A voting common stock and 195,063 shares of class D common stock; and 46,374 shares of series G preferred stock convertible into 14,031,972 shares of class A voting common stock and 949,398 shares of class F common stock.
(5) Address is: 11825 North Pennsylvania Street, Carmel, IN 46032.
(6) Address is: 75 Wall Street, 24th Floor, New York, NY 10005.
(7) Address is: 4770 Baseline Road, Suite 380, Boulder, CO 80303.
(8) Address is: 4770 Baseline Road, Suite 380, Boulder, CO 80303. Tritel shares include 9,700,186 shares held by Triune PCS, LLC. Holding Company shares include 7,861,387 shares held by Triune PCS, LLC. An affiliate of Mr. Shepherd is the sole manager of Triune PCS LLC. Mr. Shepherd, together with his spouse and his children's trust, indirectly holds a 43% economic interest in Triune PCS and disclaims any beneficial ownership in the remaining Triune PCS shares.
(9) Address is: 1401 Livingston Lane, Jackson, MS 39213.
(10) Tritel shares include 885,875 shares owned by Trillium PCS, LLC, 1,489,598 shares owned by M3, LLC and 3,600 shares held by Mr. Mounger's children's trust. Holding Company shares include 713,799 shares owned by Trillium PCS, LLC, 1,203,363 shares held by M3, LLC and 2,736 shares held by Mr. Mounger's children's trust. Mr. Mounger controls both Trillium and M3.
(11) Tritel shares include 1,200 shares owned by Mr. Arnett's spouse and children and options to purchase 34,437 shares of class A voting common stock exercisable within 60 days of March 31, 2000. Holding Company shares include 912 shares owned by Mr. Arnett's spouse and children and options to purchase 26,172 shares of class A voting common stock exercisable within 60 days of March 31, 2000.
(12) Tritel shares include 1,200 shares owned by Ms. Turbeville's children. Holding Company shares include 912 shares owned by Ms. Turbeville's children.

(13) Tritel shares include options to purchase 3,000 shares of class A voting common stock exercisable within 60 days of March 31, 2000 as well as 726,993 shares owned by J.G. Funding, LLC, an investment fund managed by Chrysalis Ventures, LLC. Holding Company shares include options to purchase 2,280 shares of class A voting common stock exercisable within 60 days of March 31, 2000 as well as 589,523 shares owned by J.G. Funding, LLC. Mr. Jones is the Chairman and Managing Director of Chrysalis Ventures, LLC.
(14) Tritel shares include options to purchase 42,100 shares of class A voting common stock exercisable within 60 days of March 31, 2000 and 1,620 shares owned jointly with his spouse. Holding Company shares include options to purchase 31,996 shares of class A voting common stock exercisable within 60 days of March 31, 2000 and 1,231 shares owned jointly with his spouse.
(15) Tritel shares include 840 shares owned by Ms. Nichols' spouse and children and options to purchase 3,000 shares of class A voting common stock exercisable within 60 days of March 31, 2000. Holding Company shares include 638 shares owned by Ms. Nichols spouse and children and options to purchase 2,280 shares of class A voting common stock exercisable within 60 days of March 31, 2000.
(16) Tritel shares include options to purchase 3,000 shares of class A voting common stock exercisable within 60 days of March 31, 2000. Holding Company shares include options to purchase an aggregate of 10,005 shares of class A voting common stock exercisable within 60 days of March 31, 2000, which include the conversion of options to purchase 2,280 shares of Tritel class A voting common stock and 7,725 shares of TeleCorp class A voting common stock, and 492,064 shares of class A voting common stock held by TeleCorp Investment Corp. II, L.L.C.
(17) Tritel shares include shares of class A voting common stock beneficially owned by Tritel's executive officers, directors and Tritel's investors with representation on Tritel's Board. Ann K. Hall and H. Lee Maschmann, who are both employed by AT&T Wireless, Alexander P. Coleman, who is employed by Dresdner Kleinwort Benson Private Equity, and Andrew Hubregsen, who is employed by Conseco Private Capital Group and affiliate of CIHC, Incorporated, each disclaims any beneficial ownership of shares owned by his or her employer.

Compensation Committee Report

   Historical Approach. Prior to Tritel's public offering of class A voting common stock, the salaries for its executives were generally determined by market standards. The current compensation committee, which was established on March 25, 1999, will utilize various sources of compensation information upon which to base its decisions. The compensation information reviewed will include compensation surveys and peer group analyses. In addition, the compensation committee will focus on the salary, pay adjustments and benefit packages of other senior executives in the telecommunications industry, with particular attention to other wireless communications companies.

   In reviewing the compensation package for the executive officers, the compensation committee will consider a number of factors including asset size, earnings, type of operations, corporate structure, geographic locations and budget considerations. The compensation committee will be provided with relevant, timely and reliable data regarding compensation.

   Compensation Policies. The compensation committee expects to consider the following objectives in setting compensation and benefits and some of the following incentives in determining bonuses:

  .  establishing base salaries at a competitive average;

  . rewarding the achievement of Tritel's annual and long term strategic goals;

  . retaining executive officers by offering compensation and benefits at a competitive level with other executives in the wireless communications industry; and

  . providing additional motivation for the executive officers to enhance stockholder value by linking a portion of the compensation package to the performance of Tritel's common stock.

   Components of Salary. An executive's total compensation consists of three elements: base salary, an annual incentive bonus, and long-term stock-based compensation (including stock options and restricted stock awards).

   Base Salary and Bonus Awards. The compensation committee considers a number of factors in fixing the base salary and bonus awards of the executive officers. Those factors typically include: the level of responsibility associated with the individual's position, the individual's performance, Tritel's overall performance, certain non-financial indicators and the business and inflationary climate. In the case of executive officers with responsibility for a particular business department, the compensation committee also considers the department's financial performance. Non-financial indicators may include, among other things, the completion of Tritel's network buildout, strategic developments for which an executive officer has responsibility, or managerial performance.

   The compensation committee also considers the compensation awarded by other wireless communications companies such as TeleCorp, Triton, Nextel and Sprint PCS. The compensation committee considered all of these various factors in setting compensation for 1999, and as to the bonus awards, assigned a particular weighting to certain of these factors.

   Stock-Based Compensation. Under the 1999 Stock Option Plan, the compensation committee is authorized to grant certain stock-based awards, including "incentive stock options" and nonqualified stock options, restricted shares, deferred shares and stock appreciation rights. The compensation committee believes that Tritel's long-term stock-based compensation aligns the interests of the executive officers with those of the stockholders, because appreciation in the price of the stock will benefit all stockholders commensurately.

   Stock options grants are based on level of position and individual contribution. The compensation committee also considers stock option grants previously made and the aggregate of such grants. As with the determination of salary and bonus awards, the compensation committee exercises subjective judgment and discretion evaluating the above criteria. Tritel's long-term performance will ultimately determine compensation from stock options, since gains from stock option exercises are entirely dependent on the long-term growth of Tritel's stock price.

   Chief Executive Officer. The Chief Executive Officer's compensation for 1999 was determined with reference to the same measures used for all executive officers of Tritel. For 1999, Mr. Mounger received $225,000 as his base salary and $172,575 as his bonus award. The compensation committee exercised its subjective judgment and discretion in determining Mr. Mounger's salary and bonus award. With respect to Mr. Mounger's bonus award for 1999, the compensation committee assigned particular weightings to various factors, including the completion of Tritel's network buildout, its capital expenditures budget, its operating budget, its subscriber base and its revenues.

   Section 162(m). Under Section 162(m) of the Internal Revenue Code of 1986, as amended, certain executive compensation (in the form of cash, options or stock) received by Tritel's executive officers, when aggregated with all other compensation received by such executive, in excess of $1.0 million will not be deductible by Tritel for federal income tax purposes unless such compensation is awarded under a performance-based plan approved by Tritel's stockholders. The compensation committee intends to review the potential effect of Section 162(m) when making awards and recommendations regarding the compensation of Tritel's executive officers.

   The goal of Tritel's compensation structure is to be certain that all executives are compensated consistent with the above guidelines and to assure that all reasonable and possible efforts are being exerted to maximize stockholder value. Compensation levels will be reviewed as frequently as necessary to ensure this result.

  The Compensation Committee

    Andrew Hubregsen, Chairman  H. Lee Maschmann  Kevin J. Shepherd

Compensation Committee Interlocks and Insider Participation

   The compensation committee during the year ended December 31, 1999, consisted of Andrew Hubregsen, H. Lee Maschmann and Kevin J. Shepherd. None of the executive officers served as a director or member of the compensation committee or other board committee performing equivalent functions of another corporation.

Executive Compensation

Compensation of Executive Officers

 Summary Compensation Table

   The following table sets forth certain information with respect to the compensation paid by Tritel for services rendered during the fiscal year 1999 by Tritel's chief executive officer, its four most highly compensated executive officers and Jerry M. Sullivan Jr., a former executive officer of Tritel. Mr. Arnett became president in January 1999 and was not a Tritel employee prior to such appointment.

                                                                    Long-Term Compensation
                                                                    ------------------------
                                    Annual Compensation                     Awards
                               ------------------------------------ ------------------------
                                                                                  Securities  All Other
   Name and Principal                                  Other Annual  Restricted   Underlying Compensation
        Position          Year  Salary     Bonus(1)    Compensation Stock Awards   Options       (2)
   ------------------     ---- --------    --------    ------------ ------------  ---------- ------------
William M. Mounger, II..  1999 $225,000    $172,575         --         30,748(3)      --          --
 Chairman of the Board    1998  225,000     112,500         --           --           --          --
 and Chief Executive
 Officer
William S. Arnett.......  1999  220,320     172,575         --         16,278(4)   172,184       84,300
 President, Chief         1998    --          --            --           --           --          --
 Operating Officer and
 Director
E.B. Martin, Jr. .......  1999  225,000     172,575         --         30,748(5)      --          --
 Executive Vice           1998  225,000     112,500         --           --           --          --
 President, Treasurer
 and Chief Financial
 Officer
Karlen Turbeville.......  1999  175,000     109,970         --         10,852(6)      --          --
 Senior Vice President--  1998  175,000      87,500         --           --           --          --
 Finance
Kirk Hughes.............  1999  175,000      92,181         --          1,628(7)   168,400        --
 Senior Vice President--  1998   55,019(8)   74,743(9)      --           --           --          --
 Information
 Technologies
Jerry M. Sullivan,
 Jr. ...................  1999  225,000     112,500         --         30,748(10)     --      1,012,500
 Former Executive Vice    1998  225,000     112,500         --           --           --          --
 President

--------
(1) In March 2000, the Compensation Committee awarded discretionary bonuses to the employees, including the executive officers listed in the Summary Compensation Table, for services rendered during the year ended December 31, 1999.
(2) "All Other Compensation" for Mr. Arnett for the year ended December 31, 1999, includes approximately $66,655 paid in connection with the relocation of his residence to Jackson, Mississippi; approximately $2,482 of inputed interest with respect to an unsecured, interest-free loan made by Tritel in connection with the relocation of his residence, and approximately $15,163 in legal fees incurred in connection with the negotiation of his employment agreement with Tritel. "All Other Compensation" for Mr. Sullivan for the year ended December 31, 1999, includes the amounts payable to him in connection with Tritel's agreement with him to redefine his employment agreement.
(3) This amount reflects 2,384,544 shares of Tritel class A voting common stock and 690,224 shares of Tritel class C common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Mounger upon the closing of the joint venture. The value of the restricted stock held by Mr. Mounger at December 31, 1999 was $97,189,186.
(4) This amount reflects the value of 1,627,816 shares of Tritel class A voting common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Arnett in connection with his employment as President. The value of the restricted stock held by Mr. Arnett at December 31, 1999 was $51,452,992.
(5) This amount reflects the value of 2,384,544 shares of Tritel's class A voting common stock and 690,224 shares of Tritel's class C common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Martin upon the closing of the joint venture. The value of the restricted stock held by Mr. Martin at December 31, 1999 was $97,189,186.
(6) This amount reflects the value of 1,085,212 shares of Tritel class A voting common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Ms. Turbeville upon the closing of the joint venture. These shares vest at the rate of 20% at the date of grant, 15% on each of the second, third, fourth and fifth anniversaries of the date of grant, and 10% each upon the completion of two defined network build-out plan milestones. The value of the restricted stock held by Ms. Turbeville at December 31, 1999 was $34,302,037.
(7) This amount reflects the value of 162,780 shares of Tritel class A voting common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Hughes upon the closing of the joint venture. These shares vest at the rate of 20% at the first anniversary of the date of grant, 15% on each of the second, third, fourth and fifth anniversaries of the date of grant, and 10% each upon the completion of two defined network build-out plan milestones. The value of the restricted stock held by Mr. Hughes at December 31, 1999 was $5,145,249.
(8) This amount reflects the base salary paid to Mr. Hughes from the time of his employment with Tritel in September 1998 to December 31, 1998.
(9) This amount includes a $50,000 signing bonus paid to Mr. Hughes in 1998 in addition to the discretionary bonus awarded to Mr. Hughes with respect to services rendered during the year ended December 31, 1998.
(10) This amount reflects the value of 2,384,544 shares of Tritel class A voting common stock and 690,224 shares of Tritel class C common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Sullivan upon the closing of the joint venture. Effective
     September 30, 1999, Tritel repurchased 584,544 shares of Tritel class A voting common stock and 690,224 shares of Tritel class C common stock from Mr. Sullivan for a total of approximately $12,748, which is not reflected in the table. The remaining shares owned by Mr. Sullivan are no longer subject to vesting requirements.

Stock Options

 1999 Option Grants Table

   The following table sets forth stock options granted in 1999 to each of Tritel's named executive officers and stock options granted to all employees as a group. The table also sets forth the grant date present value of the options. The actual future value of the options will depend on the market value of Tritel's common stock. All option exercise prices are based either on fair market value on the date of grant or an average of the closing price on the most recent five trading days including the date of grant.

                             Option Grants in 1999

                          Number of    % of Total
                          Securities    Options   Exercise
                          Underlying   Granted to or Base              Grant Date
                           Options     Employees   Price   Expiration   Present
Name                       Granted      in 1999    ($/Sh)     Date    Value ($)(1)
----                      ----------   ---------- -------- ---------- ------------
William M. Mounger, II..       --          --         --         --           --
William S. Arnett.......   172,184(2)      8.3%    $18.00   12/13/09   $1,463,564
E.B. Martin, Jr.........       --          --         --         --           --
Karlen Turbeville.......       --          --         --         --           --
Kirk Hughes.............   168,400(3)      8.1%    $18.00   12/13/09    1,431,400
Jerry M. Sullivan, Jr...       --          --         --         --           --
All employees as a
 group..................   481,422       100.0%    $18.05        --    17,736,407

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(1) The actual value, if any, that an executive officer may ultimately realize upon the exercise of stock options will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Therefore, there can be no assurance that the value realized by Mr. Arnett or Mr. Hughes upon actual exercise of the stock options granted in 1999 will be at or near the Grant Date Present Value indicated in the table.
(2) The stock options reflected in this table for Mr. Arnett vest at the rate of 20% at the date of grant, 15% on each of the second, third, fourth and fifth anniversaries of the date of grant, and 10% each upon the completion of two defined network build-out plan milestones.
(3) The stock options reflected in this table for Mr. Hughes vest at the rate of 25% at the date of grant and 25% on each of the first, second, and third anniversaries of the date of grant.

   The following table sets forth information concerning the value as of December 31, 1999 of options held by Tritel's named executive officers.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

                            Shares               Number of Securities      Value of Unexercised
                          Acquired on  Value    Underlying Unexercised         In-the-Money
                           Exercise   Realized     Options at FY-End         Options at FY-End
                          ----------- -------- ------------------------- -------------------------
                                               Exercisable Unexercisable Exercisable Unexercisable
                                               ----------- ------------- ----------- -------------
William M. Mounger, II..      --        --          --            --           --            --
William S. Arnett.......      --        --       34,437       137,747     $471,354    $1,885,415
E.B. Martin, Jr.........      --        --          --            --           --            --
Karlen Turbeville.......      --        --          --            --           --            --
Kirk Hughes.............      --        --       42,100       126,300     $576,244    $1,728,731
Jerry M. Sullivan, Jr...      --        --          --            --           --            --

--------
(1) The amounts shown under this caption represent the difference between the closing price for the common stock on The Nasdaq National Market on December 31, 1999 ($31.6875 per share) and the exercise price of in-the-money stock options.

   Director Compensation. The directors designated by the initial investors other than AT&T Wireless or AT&T do not receive cash compensation for their service on the board of directors. Other non-employee directors receive a quarterly stipend of $2,500, $1,000 for attending each Board or committee meeting and $500 for participating in each Board or committee meeting held by teleconference. In addition, Tritel has adopted the 1999 Stock Option Plan for Non-Employee Directors and has granted 45,000 stock options to qualifying non-employee directors in fiscal year 1999. All directors, including directors who are Tritel employees, will be reimbursed for out-of-pocket expenses in connection with attendance at meetings.

Employment Agreements

 William M. Mounger, II

   Upon consummation of the merger, Holding Company and Mr. Mounger will enter into a one-year employment agreement which provides that Mr. Mounger will serve as Chairman of the Board of Directors of Holding Company. The agreement terminates and replaces the employment agreement entered into by Mr. Mounger and Tritel on January 7, 1999. By the terms of the new employment agreement, Mr. Mounger will receive a base annual salary of not less than $250,000, with a minimum annual increase of $25,000. Mr. Mounger will be entitled to an annual bonus equal to the greater of:

  .  50% of his base annual salary; or

  .  the amount of annual bonus paid to Gerald Vento for that year.

   Mr. Mounger's employment under his employment agreement may be terminated:

  . voluntarily by Mr. Mounger at his sole discretion, upon two weeks notice to Holding Company;

  .  on Mr. Mounger's death;

  . by Holding Company on Mr. Mounger's "disability," as defined in the agreement; or

  . by Holding Company, with or without cause, upon two weeks notice to Mr. Mounger.

   If Holding Company terminates Mr. Mounger for any reason, or if he voluntarily quits, Holding Company will pay him:

  .  any earned but unpaid base salary;

  . any amounts vested or which Mr. Mounger would otherwise be entitled to under any plan or contract with Holding Company;

  . a base salary, at normal payroll intervals, in an amount equal to the salary Mr. Mounger would have been entitled to receive had his employment not been terminated, for the period beginning on the date of termination and ending on January 7, 2004; and

  .  an annual bonus through January 7, 2004, excluding 2004.

   Upon termination of the employment agreement, the shares of Holding Company class E common stock then held by Mr. Mounger will be purchased by:

  .  Mr. Vento and Mr. Sullivan; or

  .  any other person Holding Company designates to purchase the shares.

   The price of the shares will be the average price of Holding Company's class A voting common stock, as quoted on the Nasdaq National Market or other securities exchange for the 20 trading days immediately preceding the termination of the employment agreement.

   Any restricted shares of Holding Company class A voting common stock or class E common stock that were subject to vesting and repurchase provisions set forth in the employment agreement between Mr. Mounger and Tritel will become fully vested on the date that the merger becomes effective, provided that Mr. Mounger remains in continuous employ of Holding Company or any of its subsidiaries until that date.

   The employment agreement contains a 6 month non-competition clause, and requires that Mr. Mounger not disclose trade secrets learned during his employment.

 E.B. Martin, Jr.

   Subject to completion of the merger, Holding Company and Mr. Martin will enter into a one-year employment agreement which provides that Mr. Martin will serve as Vice Chairman of the Board of Directors of Holding Company. The agreement terminates and replaces the employment agreement entered into by Mr. Martin and Tritel on January 7, 1999. By the terms of the employment agreement, Mr. Martin will receive a base annual salary of not less than $250,000, with a minimum annual increase of $25,000. Mr. Martin will be entitled to an annual bonus equal to the greater of:

  .  50% of his base annual salary; or

  .  the amount of annual bonus paid to Thomas Sullivan for that year.

   Mr. Martin's employment under his employment agreement may be terminated:

  . voluntarily by Mr. Martin at his sole discretion, upon two weeks notice to Holding Company;

  .  on Mr. Martin's death;

  . by Holding Company on Mr. Martin's "disability," as defined in the agreement; or

  . by Holding Company, with or without cause, upon two weeks notice to Mr. Martin.

   If Holding Company terminates Mr. Martin for any reason, or if he voluntarily quits, Holding Company will pay him:

  .  any earned but unpaid base salary;

  . any amounts vested or which Mr. Martin is entitled to under any plan or contract with Holding Company;

  . a base salary, at normal payroll intervals, in an amount equal to the base salary Mr. Martin would have been entitled to receive had his employment not been terminated, for the period beginning on the date of termination and ending January 7, 2004; and

  .  an annual bonus through January 7, 2004, excluding 2004.

   Upon termination of the employment agreement, the shares of Holding Company class E common stock then held by Mr. Martin will be purchased by:

  .  Mr. Vento and Mr. Sullivan; or

  .  any other person the Holding Company designates to purchase the shares.

   The price of the shares will be the average price of Holding Company's class A voting common stock, as quoted on the Nasdaq National Market or other securities exchange for the 20 trading days immediately preceding the termination of the employment agreement.

   Any restricted shares of Holding Company class A voting common stock or class E common stock that were subject to vesting and repurchase provisions set forth in the employment agreement between Mr. Martin and Tritel will become fully vested on the date that the merger becomes effective, provided that Mr. Martin remains in continuous employ of Holding Company or any of its subsidiaries until that date.

   The employment agreement contains a six month non-competition clause, and requires that Mr. Martin not disclose trade secrets learned during his employment.

   William S. Arnett. In addition to Mr. Mounger's and Mr. Martin's employment agreements, the merger agreement permits amendments to the employment agreement between Tritel and William Arnett, President and Chief Operating Officer of Tritel, Inc. Under the merger agreement, Tritel is permitted to modify Mr. Arnett's employment agreement to fully vest all restricted stock awards at the effective time of the merger and to make other related changes, including amendment of the provisions relating to the payment of the exercise price. Although the Tritel board of directors has authorized, and Tritel intends to effect these, amendments to Mr. Arnett's employment agreement, no amendments have been finalized or executed as of the date of this joint proxy statement-prospectus.

   1999 Stock Option Plan. Tritel's 1999 stock option plan authorizes the grant of certain tax-advantaged stock options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, nonqualified stock options, restricted shares, deferred shares and stock appreciation rights for the purchase of an aggregate of up to 10,462,400 shares of Tritel's common stock, referred to as "Awards." The stock option plan provides for the grant of awards to Tritel's qualified officers, employee directors and other key employees of, and consultants to, Tritel and its subsidiaries, provided, however that incentive stock options may only be granted to employees. As of March 31, 2000, 6,734,759 shares had been issued or were subject to currently outstanding option rights. The share totals and limitations described in this section are subject to adjustment in the event of changes in Tritel's capitalization. The maximum term of any stock option to be granted under the stock option plan is ten years, except that with respect to incentive stock options granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of Tritel's stock, the term of those stock options will be for no more than five years. Generally, after the effectiveness of the registration statement covering Tritel's class A voting common stock, no participant may be granted stock options or stock appreciation rights covering more than 500,000 shares of common stock under the stock option plan during any two calendar year period. A similar limitation applies for deferred shares. The restricted stock generally is subject to the repurchase agreements as discussed under "Employment Agreements." The number and terms of each award and all questions of interpretation with respect to the stock option plan, including the administration of, and amendments to, the stock option plan, are currently determined by the board of directors. The stock option plan generally will be administered by the compensation committee of the board.

   The exercise price of incentive stock options granted under the stock option plan generally must not be less than the fair market value of the common stock on the grant date, except that the exercise price of incentive stock options granted to a 10% stockholder must not be less than 110% of such fair market value on the grant date. The minimum exercise price of non-qualified stock options granted under the plan is the lesser of 75% of the then fair market value of Tritel's common stock on the date of grant or $23.61 per share. The aggregate fair market value on the date of grant of the common stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. The stock option plan will terminate in 2009 unless extended by amendment.

   In the event a participant in the stock option plan terminates employment with Tritel, the board or the compensation committee may accelerate the vesting and exercisability of any stock option or stock appreciation right or lapse the restrictions on any restricted share or deferred share if it determines such action to be equitable under the circumstances or in Tritel's best interest.

   To the extent that a participant recognizes ordinary income in the circumstances described above, Tritel will be entitled to a corresponding deduction provided that, among other things, (1) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1.0 million limitation on certain executive compensation, and (2) any applicable reporting obligations are satisfied.

   1999 stock option plan for Non-employee Directors. Tritel's 1999 stock option plan for non-employee directors authorized the grant of certain nonqualified stock options for the purchase of an aggregate of up to 20,000,000 shares of Tritel's common stock to non-employee directors of Tritel. On December 3, 1999, the Tritel board of directors approved an amendment to the non-employee directors plan to decrease the number of shares of common stock reserved under the plan to 100,000 shares. As of the date of this offering, options for 45,000 shares had been issued under the non-employee directors plan. The maximum term of any stock option to be granted under the non-employee directors plan is ten years. Grants of options under the non-employee directors plan and all questions of interpretations with respect to the non-employee directors plan, including the administration of, and amendments to, the non-employee directors plan, are determined by the Tritel board of directors.

   The exercise price of nonqualified stock options granted under the non-employee directors plan must not be less than the fair market value of the common stock on the grant date. The non-employee directors plan will terminate in 2009 unless extended by amendment.

Joint Venture Agreements With AT&T Wireless

   On May 20, 1998, Airwave Communications, Digital PCS, AT&T Wireless, TWR Cellular, Inc., certain initial investors other than AT&T Wireless, certain members of management and Tritel entered into a securities purchase agreement which provided for the formation of the Tritel-AT&T Wireless joint venture and related equity investments.

   On January 7, 1999, the transactions contemplated by the securities purchase agreement were closed and the parties entered into a network membership license agreement, roaming agreement, roaming administration agreement, stockholders' agreement, long distance agreement, closing agreement and agreed on a form of resale agreement.

   The following description is a summary of the material provisions of the securities purchase agreement, network membership license agreement, roaming agreement, roaming administration agreement, stockholders' agreement, long distance agreement, closing agreement and form of resale agreement.

   The summary does not restate those agreements in their entirety and is qualified in its entirety by reference to each agreement.

 Securities Purchase Agreement

   Under the securities purchase agreement: (1) AT&T Wireless and TWR assigned the AT&T licensed areas to Tritel in exchange for shares of Tritel's series A preferred stock and series D preferred stock; (2) Airwave

Communications and Digital PCS assigned to Tritel their contributed licensed areas and certain other assets in exchange for shares of series C preferred and the assumption of certain liabilities of Airwave Communications and Digital PCS, including the indebtedness owed to the United States Department of the Treasury for the Airwave Communications and Digital PCS contributed licensed areas; and (3) the initial investors other than AT&T Wireless purchased shares of the series C preferred stock.

   The AT&T contributed licensed areas are comprised of licenses providing for the right to use 20 MHz of authorized frequencies in geographic areas that cover approximately 9.1 million people in licensed areas, which AT&T Wireless has partitioned and disaggregated from certain of its 30-MHz A- and B-Block PCS licenses.

   AT&T Wireless has reserved the right to use, and market and sell to others, any services on the 10 MHz of spectrum that it retains in the creation of the AT&T contributed licensed areas, subject to the exclusivity provisions of the stockholders' agreement and the network membership license agreement.

   Except as specified in the securities purchase agreement and the related agreements, none of AT&T Wireless, TWR nor any of their respective affiliates has any further obligation or commitment to acquire Tritel's debt or equity securities, provide or arrange for debt or equity financing for Tritel or provide services to or otherwise assist Tritel in connection with the conduct of Tritel's business. The securities purchase agreement does not contain any restrictions on AT&T Wireless, TWR, or any of their respective affiliates, from competing, directly or indirectly, with Tritel.

 AT&T Wireless Network Membership License Agreement

   As part of Tritel's strategic alliance with AT&T Wireless, Tritel has entered into the AT&T network membership license agreement with AT&T and its affiliates, including AT&T Wireless. Under the network membership license agreement, Tritel has been granted a royalty-free, non-exclusive license to use the AT&T logo with the globe design, the related trade dress and the expression "Member of the AT&T Wireless Network" and variations of the foregoing, in equal emphasis with Tritel's brands or marks, in Tritel's markets in the marketing of Tritel's mobile wireless telecommunications products and services. The license does not permit, however, the use of the AT&T licensed marks in connection with providing or reselling long distance or local service or any other product or service other than those covered by Tritel's PCS licenses. AT&T has retained the unimpaired right to use the AT&T licensed marks in Tritel's markets for marketing, offering or providing any products or services. AT&T will not grant to any other person providing mobile wireless telecommunications products or services in Tritel's markets a right or license to use the AT&T licensed marks, except to a person that is a reseller of Tritel's services, a person acting as Tritel's agent or a person that provides fixed wireless telecommunications services to or from specific locations, such as buildings or office complexes, so long as such services do not constitute mobile wireless telecommunications services in Tritel's markets. Tritel is not permitted to assign, sub-license or transfer any of Tritel's rights, obligations or benefits under the network membership license agreement.

   In an effort to ensure that Tritel's service meets AT&T's high quality standards, Tritel has agreed to abide by certain quality standards set forth in the network membership license agreement and to permit AT&T to conduct inspections of Tritel's facilities from time to time.

   The network membership license agreement is for an initial term of five years. The network membership license agreement will be renewed for an additional five-year term if:

  . each party gives the other notice of intent to renew at least 90 days prior to the expiration of the initial term, or

  . during the period which begins 120 days prior to expiration and ends 110 days prior to expiration, either party requests that the other party provide notice of intent to renew, and the other party either gives notice of intent to renew or fails to respond to such request.

   AT&T is permitted to terminate the network membership license agreement if
Tritel:

  . uses the AT&T licensed marks other than as provided in the network membership license agreement;

  . uses the AT&T licensed marks in connection with any marketing or provision of telecommunications services that fails to meet AT&T's quality standards in any material respect;

  . refuses or neglects a request by AT&T Wireless for access to Tritel's facilities or marketing materials for a period of more than five business days after the receipt of notice thereof;

  .  experiences a change of control;

  .  becomes bankrupt;

  . fails to maintain Tritel's rights to hold Federal Communications Commission licenses with respect to Tritel's markets representing 5% or more of the people in Tritel's licensed areas, unless the failure is the result of AT&T's actions or inactions;

  . licenses, assigns, transfers, disposes of or relinquishes any of the rights granted to Tritel in, and other than as permitted by, the network membership license agreement;

  . fails to obtain permission from AT&T to use the AT&T licensed marks in sponsoring, endorsing or affiliating with any event, meeting, charitable endeavor or other undertaking that has a material adverse effect on AT&T or the AT&T licensed marks;

  . fails to maintain any and all confidential information furnished to Tritel in the strictest confidence; or

  . commits a substantial company breach as defined in the stockholders' agreement.

   Upon the later occurrence of: (a) consummation of a Disqualifying Transaction, as defined below, or (b) the second anniversary of the date AT&T gives notice to Tritel that it has entered into a letter of intent or binding agreement to engage in a Disqualifying Transaction, AT&T may terminate the network membership license agreement with Tritel by providing notice to Tritel. However, no such termination may occur during the initial term. If Tritel has not exercised its right to convert all of AT&T's series A and series D preferred into series B preferred, the termination only applies to that portion of its markets that overlap the markets in which a party to such Disqualifying Transaction owns a Federal Communications Commission license to provide commercial mobile radio service (the "Overlap Markets"). Upon a termination of the network membership license agreement, Tritel must cease using the AT&T licensed marks within 90 days.

   The network membership license agreement will also terminate in the event that AT&T Wireless converts any of its shares of series A preferred into common stock on the later of (a) the initial term plus any renewal periods, or (b) two years from the date of such conversion.

   The term "Disqualifying Transaction" means a merger, consolidation, asset acquisition or disposition, or other business combination involving AT&T or its affiliates and another person, which other person

  (a) derives from telecommunications businesses annual revenues in excess of $5 billion,

  (b) derives less than one-third of its aggregate revenues from wireless telecommunications services,

  (c) owns Federal Communications Commission Licenses to offer, and does offer, mobile wireless telecommunications services, except certain specified services, serving more than 25% of the people within Tritel's licensed territory, and

  (d) with respect to which AT&T Wireless has given notice to Tritel specifying that such merger, consolidation, asset acquisition or disposition or other business combination shall be a Disqualifying Transaction for purposes of this agreement and the transactions contemplated thereby.

 Roaming Agreement

   Tritel and AT&T Wireless, along with Tritel's respective affiliates, have also entered into an intercarrier roamer service agreement, called the Roaming Agreement, to allow subscribers of each party to roam onto each others wireless network when a subscriber travels into a geographic area that the other party services.

   The Roaming Agreement states that Tritel and AT&T Wireless will provide automatic call delivery to the other party's customers who roam into Tritel's geographic area. To facilitate this service, each party has agreed to provide continuously the necessary hardware, software and transmission facilities to support such call delivery, either directly or through a separate network of wireless communications carriers.

   The Roaming Agreement has an initial term of 20 years, subject to earlier termination, and thereafter will continue on a month-to-month basis until terminated with 90 day's written notice. The agreement may be terminated or suspended upon default by either party for

  . material breach of any term of the Roaming Agreement that continues unremedied for 30 days;

  .  a voluntary liquidation or dissolution of either party;

  . a final order by the Federal Communications Commission revoking or denying renewal of a material PCS license or permit granted to either party; or

  .  a bankruptcy of either party.

   Either party may suspend certain aspects of its services if it determines that fraudulent or unauthorized use of the system has reached an unacceptable level of financial loss.

 Roaming Administration Service Agreement

   AT&T Wireless and Tritel's company have also entered into a roaming administration service agreement to allow Tritel to receive certain benefits under intercarrier roaming services agreements between AT&T Wireless and other specified wireless carriers, to permit subscribers of those other wireless carriers to use Tritel's facilities in accordance with the applicable intercarrier roaming services agreements and to make available to Tritel the roaming administration services of AT&T Wireless. The roaming administration agreement provides that AT&T Wireless will perform, for a fee, roaming administration and settlement services to manage Tritel's roaming program.

   The roaming administration agreement has an initial term of two years, subject to earlier termination, and thereafter will renew automatically for successive terms of one year each until either party chooses not to renew upon 90 day's prior written notice. The roaming administration agreement may be terminated for any of the following reasons:

  .  material breach by either party;

  . material and unreasonable interference with one party's operations by the operations of the other party for a period exceeding ten days;

  . by AT&T Wireless with respect to any intercarrier roaming services agreement or its interoperability agreement with EDS Personal Communications Corporation, in the event the applicable agreement expires or is terminated. The current interoperability agreement with EDS Personal Communications Corporation expires on March 31, 2000, with respect to settlement services and on June 30, 1999, with respect to call validation services;

  . by AT&T Wireless in the event that Tritel is no longer a member in good standing with the North American Cellular Network, Inc.;

  . by AT&T Wireless with respect to the roaming administration services received under AT&T Wireless's interoperability agreement with EDS Personal Communications Corporation should that agreement expire or terminate; or

  .  by either party for any reason upon 180 day's prior written notice.

   Upon termination of the roaming administration agreement for any of the reasons set forth above, each party shall immediately, or upon final accounting, pay all amounts owing to the other parties thereunder, whether due or to become due.

 Long Distance Agreement

   AT&T Wireless and Tritel have entered into a long distance agreement which provides that Tritel will purchase interstate and intrastate long distance services from AT&T Wireless for a term of up to three years. These long distance services will be purchased at preferred rates, which are contingent upon Tritel's continuing affiliation with AT&T Wireless, and will be resold to Tritel's customers. Under the long distance agreement, Tritel must meet a yearly minimum traffic volume commitment which is to be negotiated with AT&T Wireless. If Tritel does not meet the minimum traffic volume commitment then Tritel must pay to AT&T Wireless an amount equal to the difference between AT&T's expected fee based on the minimum traffic volume commitment and its fee based on the actual traffic volume.

 Closing Agreement

   AT&T Wireless, Tritel and the other parties to the securities purchase agreement have entered into a closing agreement to provide for certain matters set forth in the securities purchase agreement, including, among other things, consent for certain of Tritel's subsidiaries to enter into agreements and to conduct its operations, and direction that certain PCS licenses be transferred to Tritel's subsidiaries by AT&T Wireless, Airwave Communications, Digital PCS and Central Alabama Partnership.

 Resale Agreement

   AT&T Wireless and Tritel have also agreed on the form of a resale agreement to be entered into from time to time, which permits AT&T Wireless, its affiliates and one person designated by AT&T Wireless, who is licensed to provide telecommunications services in such area under AT&T's service marks, for any geographic area within the territory covered by Tritel's licenses, each, referred to as a reseller, to purchase access to and usage of Tritel's wireless telecommunications services for resale to its subscribers. Tritel has agreed to provide service to the reseller on a nonexclusive basis, and therefore will retain the right to market and sell its services to other customers in competition with AT&T Wireless.

   The resale agreement will have an initial term of ten years and will be automatically renewed for additional one-year terms, unless it is previously terminated. The reseller has the right to terminate the resale agreement for any reason upon 180 day's written notice. Following the eleventh anniversary of the commencement date of the resale agreement, either party may terminate the agreement on 90 days' written notice for any reason.

   In addition, either the reseller or Tritel may terminate the resale agreement after any of the following events occur and continue unremedied for some time period:

  .  certain bankruptcy events of Tritel or the reseller;

  . the failure by either the reseller or Tritel to pay any sum owed to the other at the time such amount comes due;

  . the failure by the reseller or Tritel to perform or observe any other material term, condition, or covenant to be performed by it under the resale agreement;

  . the commission of any illegal act by or the filing of any criminal indictment or information against the reseller, its proprietors, partners, officers, or directors or stockholders controlling in the aggregate or individual 10% or more of the voting rights or equity interests of the reseller;

  . the furnishing, within a twelve-month period, by the reseller to Tritel of two or more checks that are not paid when presented due to insufficient funds;

  .  an unauthorized assignment of the resale agreement;

  . failure by the reseller to meet the eligibility requirements as described in the resale agreement; and

  . either party attempts to incorporate into its marks, or challenge the other party's service marks, trademarks or trade names, including, without limitation, all terms and conditions of each service plan selected by the reseller.

   Upon termination, Tritel will have no further obligation to provide the reseller access to and usage of its PCS services.

Certain Relationships and Related Transactions

   Transfer of Licenses to Tritel. As part of the joint venture transactions, Tritel acquired C-Block PCS licenses from Airwave Communications and E-and F-Block PCS licenses from Digital PCS. The members of Digital PCS are Messrs. Mounger, Sullivan and Martin. Airwave Communications transferred its C-Block PCS licenses, comprising approximately 2.5 million people in Alabama, and $31.9 million of government financing, to Tritel in exchange for $14.4 million of series C preferred stock. Digital PCS transferred certain of its E- and F-Block licenses, comprising areas containing 4.1 million people in Alabama and Mississippi, and $9.5 million of government financing, to Tritel, in exchange for $3.8 million of series C preferred stock. Of the 4.1 million people in the area transferred by Digital PCS, 1.7 million overlap with those contributed by AT&T Wireless Services.

   Option to Purchase Licenses in Georgia and Florida; Ownership of the Remaining Affiliate Licenses. Digital PCS, one of Tritel's predecessors, holds licenses covering 2.0 million people in Florida and southern Georgia. These markets include the cities of Pensacola, Tallahassee and Panama City, Florida. As part of Tritel's formation, the company received from Digital PCS an option to purchase these licenses for approximately 1.2 million shares of Tritel's class A voting common stock (reflecting the conversion of Tritel's series C preferred stock and the stock split of Tritel's class A voting common stock in December 1999) and Tritel's assumption of $12.0 million of Federal Communications Commission debt. In May 1999, Tritel exercised this option, and on March 29, 2000, the Federal Communications Commission approved the transfer of these licenses to Tritel.

   Tritel has committed to sell to Panther Wireless, LLC these licenses for the assumption of all outstanding Federal Communications Commission debt on these licenses and cash in the amount equal to 110% of the sum of (a) the amount payable to the Federal Communications Commission in respect of these licenses minus the amount of Federal Communications Commission debt assumed, plus (b) the aggregate amount of interest paid on the Federal Communications Commission debt by Tritel and Digital PCS. Panther Wireless is owned by Messrs. Vento, Sullivan and Anderson. Mr. Vento and Mr. Sullivan are both officers and directors of TeleCorp and Mr. Anderson is a director of both TeleCorp and Tritel.

   Loans to Predecessors. On January 7, 1999, Tritel entered into a secured promissory note agreement under which it agreed to lend up to $2.5 million to Airwave Communications and Digital PCS. Interest on advances under the loan agreement is 10% per year. The interest will compound annually and interest and principal are due at maturity of the note. The note is secured by Airwave Communications and Digital PCS's ownership interest in Tritel and certain equity securities of TeleCorp. Any proceeds from the sale of licenses by Airwave Communications and Digital PCS, net of the Federal Communications Commission debt repayment, are required to be applied to the note balance. If the note has not been repaid within five years, it will be repaid through a reduction of Airwave Communications' and Digital PCS's interest in Tritel based on a valuation of Tritel's stock at that time.

   Management Agreement. Tritel has entered into a management agreement with Tritel Management, LLC, a Mississippi limited liability company, which is wholly owned by the Messrs. Martin and Mounger. Pursuant to the management agreement, Tritel Management is to be responsible for the design, construction and operation of Tritel's network, all subject to Tritel's oversight, review and ultimate control and approval. Tritel will pay Tritel Management a fee of $10,000 per year for such services and will reimburse Tritel Management for out-of-pocket expenses incurred on Tritel's behalf. The term of the management agreement is five years, subject to termination upon the occurrence of certain events described in the management agreement.

   Relationship with Mercury Communications. Mercury Communications is wholly owned by Messrs. Martin and Mounger. During April 1997, Tritel advanced $249,000 on behalf of Mercury Communications to repay a loan Mercury Communications had incurred from a third party. The balance due from Mercury Communications on this advance was $247,000 at December 31, 1997, 1998 and 1999.

   Relationship with Mercury Wireless Management, Inc. Mercury Wireless Management, Inc., a company wholly owned by Messrs. Martin, Mounger and Sullivan, provides management and marketing services to communications tower owners, including municipalities. Mercury Wireless Management has contracted to provide such services to the City of Jackson, Mississippi. Under the City of Jackson contract, Mercury Wireless Management receives a percentage of rentals generated from the leasing of the facilities managed by Mercury Wireless Management. Tritel has entered into various leases to co-locate its equipment on certain towers owned by the City of Jackson and managed by Mercury Wireless Management. These leases were negotiated on an arms length basis and incorporate terms substantially identical to those offered by the City of Jackson to unrelated third-party carriers.

   Relationship with Wireless Facilities, Inc. Tritel received site acquisition and microwave relocation services and is receiving network monitoring services from Wireless Facilities, Inc. Scott I. Anderson, who is a director of Tritel, is also a director of Wireless Facilities.

   Relationship with AT&T Wireless Services. Tritel has entered into joint venture agreements with AT&T Wireless Services and its affiliates, including the securities purchase agreement, the closing agreement related thereto, stockholders' agreement, network membership license agreement, roaming agreement, resale agreement, roaming administration agreement and long distance agreement. AT&T Wireless Services holds class A voting common stock, class B common stock, class D common stock, series A preferred stock and series D preferred stock and has nominated two directors to Tritel's board of directors, Ann K. Hall and H. Lee Maschmann.

   Relationship with TeleCorp and Triton. Tritel has common stockholders with TeleCorp and Triton and may be deemed an affiliate by virtue of this common ownership. Scott I. Anderson, one of Tritel's directors, serves as a director of TeleCorp. Mr. Anderson also serves as a director of Triton. Tritel has entered into an agreement with TeleCorp and Triton to adopt a common brand name, SunCom, that is co-branded with the AT&T brand name, giving equal emphasis to each.

   Relationship with ABC. Tritel has made a loan of $7.5 million to ABC for the purpose of bidding on licenses in the Federal Communications Commission's auction of C-Block PCS licenses. The members of ABC Wireless are Mr. Anderson, a director of Tritel, and Gerald T. Vento and Thomas H. Sullivan, directors and executive officers of TeleCorp.

   Relationship with Flying A Towers. Tritel has leased several communication towers from Flying A Towers. Mr. Arnett is President of Flying A Towers.

   Relationship with Initial Investors other than AT&T Wireless. Tritel and certain initial investors other than AT&T Wireless have entered into an investors stockholders' agreement to provide for certain rights with respect to the management of Tritel, and to provide for certain restrictions with respect to the sale, transfer or other disposition of Tritel's stock beyond those rights and restrictions set forth in the stockholders' agreement.

   The investors stockholders' agreement provides, subject to limited exceptions with respect to removal of directors and filling of vacancies, that the initial investors other than AT&T Wireless will vote all of their shares to cause the election of three individuals to be designated as a director by Conseco and Dresdner. The directors designated by Conseco and Dresdner are Andrew Hubregsen, Alexander P. Coleman and Gary S. Fuqua, respectively. In the event that the right of the initial investors other than AT&T Wireless to nominate directors is reduced to one director, then that right will be exercisable by initial investors other than AT&T Wireless owning two-thirds of the outstanding shares of common stock held by all initial investors other than AT&T Wireless.

   Each cash equity investor has agreed, subject to certain limited exceptions, that it will not directly or indirectly transfer or otherwise grant or create certain liens in, give, place in trust or otherwise voluntarily or involuntarily dispose of, referred to as a Transfer, any share of its capital stock held by it as of January 7, 1999 or thereafter acquired by it to any Prohibited Transferee, as defined in the stockholders' agreement, or any regional bell operating companies, Microsoft Corporation, GTE, SNET or any of their respective affiliates, successors or assigns. In addition, if a cash equity investor desires to Transfer any or all of its shares of Tritel's capital stock other than to an affiliate or affiliated successor, then the cash equity investor must first offer all of those shares to the other initial investors other than AT&T Wireless, subject to certain terms and conditions. Each cash equity investor also has tag along rights and drag along rights. The tag along rights enable non-selling initial investors other than AT&T Wireless to participate in a sale of certain Tritel capital stock by other selling initial investors other than AT&T Wireless, subject to certain terms and conditions. The drag-along rights provide, under certain circumstances, that a cash equity investor that proposes to sell its shares of Tritel capital stock may compel other non-selling initial investors other than AT&T Wireless to participate in the proposed sale.

Selected Historical Financial Information


   The selected historical balance sheet data of Tritel presented below as of December 31, 1998 and 1999 and the selected statements of operations data for each of the three years in the period ended December 31, 1999, has been derived from audited consolidated financial statements included elsewhere in this joint proxy statement-prospectus. The selected historical balance sheet data presented below as of December 31, 1995, 1996 and 1997 and the selected statements of operations data for the years ended December 31, 1995 and 1996 has been derived from audited consolidated financial statements not included elsewhere in this prospectus.

   You should read this information together with the financial statements and related notes included elsewhere in this joint proxy statement-prospectus ($ in thousands, except per share amounts).

                                      For the years ended December 31,
                                  --------------------------------------------
                                  1995    1996     1997      1998      1999
                                  -----  -------  -------  --------  ---------
Statements of Operations Data:
Revenues........................  $ --   $   --   $   --   $    --   $   6,759
                                  -----  -------  -------  --------  ---------
Operating expenses:
  Costs of services and
   equipment....................    --       --       --        --       6,966
  Technical operations..........    --         4      104     1,939     18,459
  Sales, general and
   administrative...............    121    1,486    3,151     5,399     43,319
  Stock-based compensation......    --       --       --        --     190,664
  Depreciation and
   amortization.................    --         2       20       348     12,839
                                  -----  -------  -------  --------  ---------
  Total operating expense.......    121    1,492    3,275     7,686    272,247
                                  -----  -------  -------  --------  ---------
  Operating loss................   (121)  (1,492)  (3,275)   (7,686)  (265,488)
Interest income.................      1       31      121        77     16,791
Interest expense and financing
 cost...........................    --       --       --       (722)   (27,200)
                                  -----  -------  -------  --------  ---------
Loss before extraordinary item
 and income taxes...............   (120)  (1,461)  (3,154)   (8,331)  (275,897)
Income tax benefit..............    --       --       --        --      28,443
                                  -----  -------  -------  --------  ---------
Loss before extraordinary item..   (120)  (1,461)  (3,154)   (8,331)  (247,454)
Extraordinary item--loss on
 return of spectrum.............    --       --       --     (2,414)       --
                                  -----  -------  -------  --------  ---------
Net loss........................   (120)  (1,461)  (3,154)  (10,745)  (247,454)
Accrual of dividends on series A
 redeemable preferred stock.....    --       --       --        --      (8,918)
                                  -----  -------  -------  --------  ---------
Net loss available to common
 shareholders...................  $(120) $(1,461) $(3,154) $(10,745) $(256,372)
                                  =====  =======  =======  ========  =========
Basic and diluted net loss per
 common share...................                                     $  (33.25)
                                                                     ---------
Weighted average common shares
 outstanding(1).................                                     7,710,649
                                                                     ---------

--------
(1) Per share information is not included for periods prior to 1999 because Tritel's predecessor companies were limited liability companies with different capital structures.

                                               As of December 31,
                                   -------------------------------------------
                                    1995   1996     1997    1998       1999
                                   ------ ------- -------- -------  ----------
                                             (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents......... $  400 $    32 $  1,763 $   846  $  609,269
Other current assets..............  4,501   5,000      285     960      21,295
Property and equipment, net.......    --       10       13  13,816     262,343
Federal Communications Commission
 licensing costs..................     40  62,503   99,425  71,466     201,946
Intangible assets, net............      3     186    1,027     --       59,508
Other assets......................    --      --       --    1,933      42,001
                                   ------ ------- -------- -------  ----------
Total assets...................... $4,944 $67,731 $102,513 $89,021  $1,196,362
                                   ====== ======= ======== =======  ==========
Total current liabilities......... $3,425 $ 8,553 $  8,425 $32,911  $  114,247
Long-term debt....................    --   53,504   77,200  51,599     557,716
Other non-current liabilities.....    --      --     8,126   6,494      37,367
Total series A redeemable
 preferred stock..................    --      --       --      --       99,586
Total stockholders' equity
 (deficit)........................  1,519   5,674    8,762  (1,983)    387,446
                                   ------ ------- -------- -------  ----------
Total liabilities and
 stockholders' equity............. $4,944 $67,731 $102,513 $89,021  $1,196,362
                                   ====== ======= ======== =======  ==========

   For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest expense and other financing costs on all indebtedness, including amortization of discount and deferred debt issuance costs. Earnings were insufficient to cover fixed charges by $140,000 for the period from inception, July 27, 1995 through December 31, 1995, $4.8 million, $10.4 million, $18.9 million and $271.1 million for the years ended December 31, 1996, 1997, 1998 and 1999, respectively.

Tritel Management's Discussion and Analysis of Financial Conditions and Results of Operations

   The following discussion and analysis of Tritel's financial condition and results of operations should be read in conjunction with its consolidated financial statements and notes thereto, which are included in this joint proxy statement-prospectus. See also "Statements Regarding Forward Looking Statements."

 General

   Tritel is an AT&T Wireless affiliate with licenses to provide PCS services to approximately 14.0 million people in contiguous markets in the south-central United States. Tritel began providing wireless services in its Jackson, Mississippi market in September 1999 and in seven other major markets by year end. In January 1999, Tritel entered into its affiliation agreement with AT&T Wireless, Tritel's largest equity shareholder, with 21.6% ownership of the company. Tritel has also joined with two other AT&T Wireless affiliates to operate under a common regional brand name, SunCom. Tritel provides its PCS services as a member of the AT&T Wireless network, serving as the preferred roaming provider to AT&T Wireless's digital customers in virtually all of Tritel's markets and co-branding its services with the AT&T and SunCom brands and logos, giving equal emphasis to each.

   AT&T Wireless operates the largest digital wireless network in North America. Its network consists of AT&T Wireless's existing digital and analog systems, PCS systems being constructed by four joint venture partners, including Tritel, and systems currently operated by third parties with which AT&T Wireless has roaming agreements. In the aggregate, these systems covered over 95% of the total people throughout the United States as of December 31, 1999.

   Tritel has incurred significant expenditures in conjunction with its organization and financing, PCS license acquisitions, hiring key personnel and the design and construction of its PCS network facilities. Tritel has commenced commercial PCS services in eight of its ten largest markets. Tritel expects to have commenced commercial PCS service in all of its major population and business centers by the end of 2000. The timing of launch in individual markets will be determined by various factors, principally the success of Tritel's site acquisition program, zoning and microwave relocation activities, equipment delivery schedules and local market and competitive considerations. Tritel provided service to over 50% of the people in its license area at the end of 1999 and expects to be providing service to over 98% by the end of 2000. Thereafter, Tritel will evaluate further coverage expansion on a market-by-market basis.

   The extent to which Tritel is able to generate operating revenues and earnings will be dependent on a number of business factors, including successfully deploying the PCS network and attaining profitable levels of market demand for Tritel's products and services.

 Revenues

   Tritel generates substantially all of its revenues from the following sources:

   Service. Tritel sells wireless personal communications services. The various types of service revenue associated with personal communications services for Tritel's subscribers include monthly recurring charges and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. Tritel's customers' charges are dependent on their rate plans, based on the number of minutes included in their plans. Service revenue also includes monthly non-recurring airtime usage associated with Tritel's prepaid subscribers and non-recurring activation and deactivation service charges.

   Equipment. Tritel sells wireless PCS handsets and accessories that are used by its customers in connection with its wireless services.

   Roaming. Tritel charges monthly, non-recurring, per minute fees to other wireless companies whose customers use its network facilities to place and receive wireless services.

   Industry statistics indicate that average revenue per unit, called ARPU, for the wireless communications business has declined substantially over the period 1993-1998. Although this decline has stabilized recently, Tritel's management believes that some deterioration in ARPU will continue. Tritel's management believes that certain direct operating costs, including billing, interconnect, roaming and long distance charges will decline. However, Tritel's ability to improve its margins will depend primarily on its ability to manage its variable costs, including selling, general and administrative expense and costs per new subscriber.

   A particular focus of Tritel's strategy is to reduce subscriber churn. Industry data suggest that providers (including PCS providers) that have offered poor or spotty coverage, poor voice quality, unresponsive customer care or confusing billing suffer higher-than-average churn rates. Accordingly, Tritel launches service in a new market only after it believes that comprehensive and reliable coverage and service can be maintained in that market. In addition, Tritel has designed its billing system to provide simple and understandable options to its subscribers and to permit subscribers to select a flexible billing cycle.

   Tritel also focuses resources on a proactive subscriber retention program, strict credit policies and alternative methods of payment for credit-challenged customers. However, future PCS churn rates may be higher than historical rates due to the increase in number of competitors and expanded marketbase.

 Cost of Services and Equipment

   Tritel's cost of services and equipment has consisted of, and it expects it will continue to consist of, the following:

   Equipment. Tritel purchases personal communications handsets and accessories from third party vendors to resell to its customers for use in connection with Tritel's services. The cost of handsets has been, and is expected to remain, higher than the resale price to the customer. This cost is recorded as a cost of services and equipment. Tritel does not manufacture any of this equipment.

   Roaming Fees. Tritel pays fees to other wireless communications companies based on airtime usage of its customers on other communications networks. It is expected that reciprocal roaming rates charged between Tritel and other carriers will decrease.

   Variable Interconnect. Tritel pays monthly charges associated with the connection of its network with other carriers' networks. These fees are based on minutes of use by its customers. This is known as interconnection.

   Variable Long Distance. Tritel pays monthly usage charges to other communications companies for long distance service provided to its customers. These variable charges are based on Tritel's subscribers' usage, applied at pre-negotiated rates with the other carriers.

   Clearinghouse Fees. Tritel pays fees to an independent clearinghouse for processing its call data records and performing monthly intercarrier financial settlements for all charges that Tritel pays to other wireless companies when its customers use their network, and that other wireless companies pay to Tritel when their customers use Tritel's network. These fees are based on the number of transactions processed in a month.

 Operating Expenses

   Tritel's operating expenses have consisted of, and Tritel expects it will continue to consist of, the following costs:

   Technical Operations. Tritel's technical operations expense includes engineering operations and support, cell site lease expenses, field technicians, network implementation support, and engineering management. This expense also includes monthly recurring charges directly associated with the maintenance of network facilities and equipment.

   General and Administrative. Tritel's general and administrative expense includes customer service, billing, information technology, finance, accounting, human resources and legal services.

   Sales and Marketing. Tritel's sales and marketing expense includes salaries and benefits, commissions, advertising and promotions, retail distribution, sales training, and direct and indirect support.

   Stock Based Compensation. Tritel has issued a total of 12,362,380 shares of its class A and class C common stock to members of its management, primarily in connection with the formation of the joint venture with AT&T Wireless. These shares are subject to vesting and are currently held in escrow. These shares are also subject to repurchase agreements, which are considered a "variable stock plan" under generally accepted accounting principles. Under the repurchase agreements, the management holders will pay $2.50 per share for these shares, payable by surrendering shares to Tritel valued at their fair value. Based on the average closing price of Tritel's common stock for the last ten trading days of 1999, Tritel recorded non-cash compensation expense of approximately $190.7 million in the fourth quarter of 1999 relating to the earned portion of the stock issued to management. Subsequent to year end, the Tritel board of directors approved a plan to modify these awards to remove the provision that requires management to surrender a portion of their shares consistent with the conditions of the merger agreement. The effective date of this modification if and when completed will become the measurement date upon which the value of the award will be fixed. Assuming Tritel's class A voting common stock continues to have a fair value of approximately $28.50 per share on the measurement date, Tritel would record additional non-cash compensation expense related to these shares for the period from 2000 to 2004 of approximately $131.0 million. Future stock price movement will result in charges that differ from this amount. Each dollar increase or decrease in the average closing price of Tritel's common stock for the last ten trading days of any quarter will result in an increase or decrease in the non-cash compensation expense related to these shares of approximately $12.4 million.

   Depreciation and Amortization. Property and equipment are depreciated using the straight-line method, generally over three to seven years, based upon the estimated useful lives of the respective assets. Leasehold improvements are depreciated over the term of the lease. Network development costs are capitalized and are depreciated generally over seven years beginning as PCS service is commenced in each of Tritel's markets.

   PCS license costs are amortized over 40 years beginning as PCS service is commenced in each of Tritel's markets. The AT&T agreements, including the Network Membership License Agreement and the Intercarrier Roamer Service Agreement, are amortized over the lives of the agreements, 10 years and 20 years, respectively, beginning in January 1999.

   Interest Income (Expense). Interest income is earned primarily on Tritel's cash and cash equivalents and restricted cash. Interest expense through December 1999 consists of interest due on Tritel's senior credit facilities and debt owed to the U.S. government related to Tritel's licenses as well as discount accretion on the senior subordinated discount notes.

 Results of Operations

   Revenues. Revenues for the year ended December 31, 1999 were $6.8 million. Tritel launched commercial service in Jackson, Mississippi in September 1999 and launched commercial service in seven other major markets during the fourth quarter of 1999. Tritel had not previously recognized any revenues. Revenues consist primarily of revenues derived from service to Tritel's customers, roaming services provided to customers of other carriers, and the sale of handsets and accessories.

   Tritel ended 1999 with approximately 24,600 subscribers in eight major markets. Tritel's ARPU including service and feature revenue as well as airtime and incollect roaming charges was $45 for the fourth quarter of 1999. Tritel expects an increase in ARPU as it begins to target business customers, implements a national accounts program, focuses on value added features and provides incentives to its sales force for selling higher priced rate plans.

   Tritel anticipates strong growth in 2000 in revenue and subscribers as it continues to expand its operations in its licensed areas. Tritel expects to launch substantially all of its remaining markets during 2000. Tritel expects to begin offering SunCom service in two of its largest markets, Birmingham and Mobile, Alabama, in the second quarter of 2000.

   Tritel expects roaming revenues to increase during 2000 as it expands its coverage areas and completes its first full year of operations in the markets that became operational during 1999.

 Operating Expenses

   Cost of services and equipment was $7.0 million for the year ended December 31, 1999. Cost of equipment includes primarily the cost of equipment sold to customers, costs paid to other carriers for roaming services and wireline access and long-distance costs from customer use on Tritel's system. These costs are expected to increase in future periods as subscribers are added to the system and usage of Tritel's system increases.

   Technical operations expenses were $104,000, $1.9 million and $18.5 million for the years ended December 31, 1997, 1998, and 1999, respectively. These expenses include primarily the cost of engineering and operating staff devoted to the oversight of the design, implementation and monitoring of Tritel's network, cell site lease expense, charges incurred to connect Tritel's network to other carriers and construction site office expenses.

   Tritel expects that the majority of its future technical operations expenses will consist of costs relating to operating the network, including the cost of interconnection to wireline and other wireless networks, cell site lease costs, network personnel and repair and maintenance. Tritel expects these costs to increase in future periods as it expands its coverage areas, adds additional subscribers and incurs a full year of operational expenses.

   Tritel's general and administrative expense includes customer service, billing, information technology, finance, accounting, human resources and legal services. General and administrative expenses increased from $3.1 million in 1997, to $4.9 million in 1998 and $22.9 million in 1999. The increase was due primarily to increased staffing in various departments, including information technology, billing, customer care, accounting, human resources and other administrative functions, incurred in preparation for commercial launch of Tritel's network in 1999, as well as costs related to Tritel's redefined employment agreement with Jerry M. Sullivan, Jr. totaling $5.8 million recorded in 1999.

   Effective September 1, 1999, Tritel and Mr. Sullivan entered into an agreement to redefine Mr. Sullivan's relationship with Tritel. Mr. Sullivan resigned as one of Tritel's officers and directors. Mr. Sullivan will retain the title Executive Vice President through December 15, 2001; however, under the agreement, he is not permitted to represent Tritel nor will he perform any functions for Tritel. As part of the agreement, Mr. Sullivan will also receive an annual salary of $225,000 and an annual bonus of $112,500 through December 31, 2002. Mr. Sullivan is fully vested in 1,800,000 shares of class A voting common stock and has returned all other shares held by him, including his voting preference common stock, to Tritel. Accordingly, Tritel recorded $5.8 million in additional compensation expense for the year ended December 31, 1999. The $5.8 million was determined pursuant to the settlement of Mr. Sullivan's employment relationship with the company and includes $4.5 million for the grant of additional stock rights, $225,000 annual salary and $112,500 annual bonus through December 31, 2002, and other related amounts.

   Tritel expects general and administrative expenses to increase during 2000 as it continues to launch additional markets and provide customer support functions to a larger customer base.

   Tritel's sales and marketing expense includes salaries and benefits, commissions, advertising and promotions, retail distribution, sales training, and direct and indirect support. Sales and marketing expenses increased from $28,000 in 1997 to $452,000 in 1998 and $20.4 million in 1999. The increase was associated with the salary and benefits for sales and marketing personnel, market deployment, including planning and leasing of sales offices and retail store locations and advertising costs related to 1999 market launches. Tritel expects to incur significant selling and marketing costs during 2000 primarily related to sales commissions, ongoing advertising and promotions in its existing markets and promotional events and advertising incurred in connection with market launches.

   Depreciation and amortization expenses were $20,000 in 1997 compared to $348,000 in 1998 and $12.8 million in 1999. The 1999 expenses related primarily to the depreciation of network system equipment placed into service in 1999 and the amortization of Tritel's roaming and license agreements with AT&T Wireless, as well as depreciation of computer hardware, software, furniture, fixtures, and office equipment. Depreciation and amortization expenses are expected to increase during 2000 as Tritel completes the construction of its network and recognizes a full year of depreciation expense on its network assets placed in service during 1999.

 Non-Operating Income and Expense

   Interest income was $121,000 in 1997, $77,000 in 1998 and $16.8 million in 1999. This significant increase in 1999, as compared to 1998, was a result of Tritel's investment of the cash received from equity investors of $163.4 million, advances under its bank facility of $300.0 million, proceeds from the sale of senior subordinated discount notes of approximately $200.2 million and proceeds from the sale of common stock in Tritel's initial public offering of approximately $242.5 million. Tritel's short-term cash investments consist primarily of U.S. Government securities and highly rated commercial paper with a dollar-weighted average maturity of 90 days or less.

   Financing costs were $2.2 million for the year ended December 31, 1999. These costs were associated with the January 1999 conversion by Digital PCS of debt due to an investor to equity in Airwave Communications.

   Interest expense was $722,000 in 1998 and $25.0 million in 1999 and consisted of interest incurred related to borrowing under Tritel's bank credit facility and the Federal Communications Commission debt and discount accretion on the senior subordinated discount notes issued in May 1999. Interest expense is net of the amount capitalized for the purpose of completing the network buildout.

   For the year ended December 31, 1999, Tritel recorded a deferred income tax benefit of $28.4 million. The valuation allowance for the gross deferred tax asset at December 31, 1999 was $1.0 million. No valuation allowance was considered necessary for the remaining gross deferred tax asset, principally due to the existence of a deferred tax liability that was recorded upon the closing of the AT&T transaction on January 7, 1999. Prior to this date, the Predecessor Company was a limited liability corporation and was not subject to income taxes.

   During June 1998, Tritel took advantage of a reconsideration order by the Federal Communications Commission allowing companies holding C-Block PCS licenses several options to restructure their license holdings and associated obligations. Tritel elected the disaggregation option and returned one-half of the broadcast spectrum originally acquired for each of the C-Block license areas. As a result, Tritel reduced the carrying amount of the related licenses by one-half, or $35.4 million, and reduced the discounted debt and accrued interest due to the Federal Communications Commission by $33.0 million. Because of the disaggregation election, Tritel recognized an extraordinary loss in 1998 of approximately $2.4 million.

 Liquidity and Capital Resources

   The buildout of Tritel's network and the marketing and distribution of its products and services will require substantial capital. Tritel currently estimates that its capital requirements for the period from inception through the end of 2001, assuming substantial completion of its network buildout, will total approximately $1.4 billion. Tritel estimates those capital requirements will be met as follows:

      Bank facility................................................... $  550.0
      Senior subordinated discount notes..............................    200.2
      Government financing............................................     47.5
      Net proceeds from public offering of stock......................    242.5
      Cash equity.....................................................    163.4
      Non-cash equity.................................................    157.9
                                                                       --------
        Total estimated capital requirements.......................... $1,361.5
                                                                       ========

   On January 7, 1999, Tritel entered into a loan agreement that provides for a senior bank facility with a group of lenders for an aggregate amount of $550 million of senior secured credit. The bank facility provides for:

  . a $250 million reducing revolving credit facility maturing on June 30, 2007,

  .  a $100 million term credit facility maturing on June 30, 2007, and

  .  a $200 million term credit facility maturing on December 31, 2007.

   Up to $10 million of the facility may be used for letters of credit. Tritel estimates that the $550 million bank facility will be drawn through the end of 2001 for capital requirements. The terms of the bank facility will permit Tritel, subject to certain terms and conditions, including compliance with certain leverage ratios and satisfaction of buildout and subscriber milestones, to draw up to $550 million to finance working capital requirements, capital expenditures or other corporate purposes. As of December 31, 1999, Tritel could have borrowed up to a total of approximately $550 million pursuant to the terms of the bank facility. See "The Merger--Effect of the Merger on Outstanding TeleCorp and Tritel Credit Facilities".

   On May 11, 1999, Tritel issued senior subordinated discount notes with a principal amount at maturity of $372.0 million. These notes were issued at a substantial discount from their principal amount at maturity for proceeds of $200.2 million. No interest will be paid on the notes prior to May 15, 2004. Tritel will recognize interest expense for discount accretion during this period. Thereafter, the notes will bear interest at the stated rate. The notes mature on May 15, 2009.

   Tritel's predecessor companies received preferential financing from the U.S. Government for the C and F-Block licenses, which they contributed to Tritel in exchange for series C preferred stock. As a result, Tritel is obligated to pay $47.5 million to the U.S. Government under the terms of preferential financing terms. The debt relating to the C-Block licenses requires interest only payments for the first six years of the term and then principal and interest payments in years seven through ten. The debt relating to the F-Block licenses requires interest only payments for the first two years of the term and then principal and interest payments in years three through ten.

   In connection with the consummation of its affiliation with AT&T Wireless, Tritel received equity from institutional investors in the aggregate amount of $149.2 million in return for the issuance of series C preferred stock. Additionally, on January 7, 1999, in exchange for the issuance of series C preferred stock, Tritel received $14.2 million of cash from Airwave Communications and Digital PCS.

   Non-cash equity consists of:

  . series A preferred stock and series D preferred stock valued at $137.1 million issued to AT&T Wireless on January 7, 1999 in exchange for the licenses it contributed and for entering into exclusivity, license and roaming agreements;

  . series C preferred stock valued at $18.3 million issued to Airwave Communications and Digital PCS on January 7, 1999 in exchange for the net assets it contributed; and

  . series C preferred stock valued at $2.6 million issued to Central Alabama Partnership on January 7, 1999 in exchange for the net assets it contributed.

   In connection with the December 1999 initial public offering of Tritel, the series C preferred stock converted to class A voting and class D common stock.

   As stated previously, Tritel currently estimates that its capital requirements, including capital expenditures, the cost of acquiring licenses, working capital, debt service requirements and anticipated operating losses, for the period from inception through the end of 2001, assuming substantial completion of its network buildout will total approximately $1.4 billion. Tritel estimates those capital requirements will be applied as follows:

      Acquisition of PCS licenses and exclusivity, license and
       roaming agreements........................................... $  192.9
      Capital expenditures..........................................    706.6
      Cash interest and fees........................................    147.6
      Working capital...............................................    314.4
                                                                     --------
        Total estimated use of capital.............................. $1,361.5
                                                                     ========

   Tritel has funded $192.9 million in capital for the acquisition of the PCS licenses and the agreements with AT&T Wireless relating to exclusivity, license and roaming. This amount includes the acquisition of PCS licenses from AT&T Wireless, Central Alabama Partnership, Airwave Communications and Digital PCS. The cash portion of this capital requirement of $14.7 million was paid by Airwave Communications and Digital PCS primarily as a downpayment on the purchase of the C- and F-Block licenses.

   Management estimates that capital expenditures associated with the buildout will total approximately $706.6 million from inception through the end of 2001, including a commitment to purchase a minimum of $300 million in equipment and services from Ericsson. Costs associated with the network buildout include switches, base stations, towers and antennae, radio frequency engineering, cell site acquisition and construction, and microwave relocation. The actual funds required to build out Tritel's network may vary materially from these estimates, and additional funds could be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other technological risks. Tritel has incurred approximately $260.3 million in capital expenditures through December 31, 1999.

   Tritel estimates that cash interest and fees through 2001 will total approximately $147.6 million, including debt issuance costs related to the bank credit facility and the senior subordinated discount notes. This amount represents interest and fees on the senior bank facility and interest on the preferential financing from the U.S. Government for the C and F-Block licenses. Cash interest will not be paid on the senior subordinated discount notes until 2004. Tritel incurred approximately $28.0 million in cash interest and fees during the year ended December 31, 1999.

   Tritel estimates that working capital requirements during the period from inception through 2001 will total $314.4 million. This amount represents the costs related to initiating, marketing, operating and managing its PCS network.

   Tritel believes that the proceeds from the initial public offering completed in December 1999, together with the proceeds from its sale of senior subordinated discount notes, the financing made available to Tritel by the Federal Communications Commission, borrowings under its bank credit facility and the equity investments it has received, will provide Tritel with sufficient funds to build out its existing network as planned and fund operating losses until it completes its planned network buildout and generates positive cash flow.

   Tritel's ability to meet its capital requirements without additional financing is subject to its ability to construct its network and obtain customers in accordance with its plans and assumptions and a number of other risks and uncertainties. The development of its network may not be completed as projected and Tritel may not be able to generate positive cash flow. If any of Tritel's projections are incorrect, Tritel may not be able to meet its projected capital requirements. Tritel does not expect the merger to have any material effect on its current plans related to network buildout.

   Digital PCS holds licenses covering 2.0 million people in Florida and southern Georgia. These markets include the cities of Pensacola, Tallahassee and Panama City, Florida. As part of Tritel's formation, the company received from Digital PCS an option to purchase these licenses for approximately 1.2 million shares of Tritel's class A voting common stock (reflecting the conversion of series C preferred stock and the stock split of Tritel's class A voting common stock in December 1999) and Tritel's assumption of approximately $12.0 million of Federal Communications Commission debt. In May 1999, Tritel exercised this option, and on March 29, 2000, the Federal Communications Commission approved the transfer of these licenses to Tritel. Tritel has committed to sell these licenses to Panther Wireless LLC for the assumption of all outstanding Federal Communications Commission debt on the licenses and cash in the amount equal to 110% of the sum of (a) the amount payable to the Federal Communications Commission in respect of the licenses minus the amount of Federal Communications Commission debt assumed plus (b) the aggregate amount of interest paid on the Federal Communications Commission debt by Tritel and Digital PCS. Panther Wireless LLC is owned by Messrs. Vento, Sullivan and Anderson. Mr. Vento and Mr. Sullivan are both officers and directors of TeleCorp and Mr. Anderson is a director of both TeleCorp and Tritel.

 Pending License Acquisition

   On March 23, 1999, the Federal Communications Commission commenced a re-auction of the C-, D-, E- and F-Block licenses that had been returned to the Federal Communications Commission under a Federal

Communications Commission restructuring order or that had been forfeited for noncompliance with Federal Communications Commission rules or for default under the related Federal Communications Commission financing. Before the re-auction, Tritel loaned $7.5 million to ABC Wireless, an entity formed to participate in the C-Block re-auction as a "very small business" under applicable Federal Communications Commission rules, to partially fund its participation in the re-auction.

   In the re-auction, ABC Wireless was successful in bidding for an additional 15 to 30 MHz of spectrum covering a total of 5.7 million people, all of which are already covered by Tritel's existing licenses. Nashville and Chattanooga are the largest cities covered by the additional licenses. The total bid price for these additional licenses was $7.8 million. Tritel has increased its loan to ABC Wireless to $7.8 million. Tritel's purchase of licenses from ABC Wireless would be subject to, among other things, the consent of AT&T Wireless and the Federal Communications Commission.

 Year 2000

   Many currently installed computer systems and software applications are encoded to accept only two digit entries in the year entry of the date code field. Beginning in the year 2000, these codes will need to accept four digit year entries to distinguish 21st century dates from 20th century dates. Tritel implemented a Year 2000 program to ensure that its computer systems and applications would function properly after 1999. Tritel believes that it allocated adequate resources for this purpose and successfully completed its Year 2000 compliance program on a timely basis. Tritel did not incur material expenses or meaningful delays as a result of the Year 2000 date change. To date, Tritel has experienced no material adverse effects related to the Year 2000 computer issue.

 Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, referred to as FAS 133. FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FAS 133 will significantly change the accounting treatment of derivative instruments and, depending upon the underlying risk management strategy, these accounting changes could affect future earnings, assets, liabilities, and shareholders' equity. Tritel is closely monitoring the deliberations of the FASB's derivative implementation task force. With the issuance of Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which delayed the effective date of FAS 133, Tritel will be required to adopt FAS 133 on January 1, 2001. Presently, Tritel has not yet quantified the impact that the adoption will have on its consolidated financial statements.

Quarterly Results of Operations

   The following table sets forth certain unaudited quarterly operating information for each of the eight quarters ended December 31, 1999. This data has been prepared on the same basis as the audited financial statements, and in management's opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

Quarterly Financial Data (Unaudited)

                                  (dollars in thousands except per share data)
                                             For the Quarters Ended
                         ----------------------------------------------------------------------
                           March 31         June 30         September 30        December 31
                         --------------  ---------------  -----------------  ------------------
                         1998    1999    1998     1999     1998      1999     1998      1999
                         -----  -------  -----  --------  -------  --------  -------  ---------
                                  (dollars in thousands except per share data)
Revenues................ $      $        $      $         $        $    179  $        $   6,580
Operating loss..........  (763)  (7,471)  (997)   (8,801)  (1,390)  (22,305)  (4,536)  (226,911)
Loss before
 extraordinary item.....  (743)  (8,247)  (990)  (10,027)  (1,398)  (10,482)  (5,200)  (218,698)
Net loss................  (743)  (8,247)  (990)  (10,027)  (3,812)  (10,482)  (5,200)  (218,698)
Net loss per common
 share..................        $ (2.76)        $  (3.30)          $  (3.45)          $   (9.20)

Quantitative and Qualitative Disclosure About Market Risk

   Tritel is exposed to market risk from changes in interest rates which could impact results of operations. Tritel manages interest rate risk through a combination of fixed and variable rate debt. Tritel has entered into interest rate swap agreements as a risk management tool, not for speculative purposes. See Note 9 of Notes to Consolidated Financial Statements.

   At December 31, 1999 Tritel had $300 million of term A and term B notes under its bank facility, which carried a rate of 10.62%; $372 million of the original 12.75% senior subordinated discount notes, due 2009; $38.0 million of 7%, discounted to yield 10%, debt to the Federal Communications Commission, due in quarterly installments from 2003 to 2006; and $9.5 million of 6 1/8%, discounted to yield 10%, debt to the Federal Communications Commission, due in quarterly installments from 2000 to 2008.

   Tritel's senior subordinated discount notes and Federal Communications Commission debt are fixed interest rate and as a result Tritel is less sensitive to market rate fluctuations. However, Tritel's term A and term B notes outstanding and other amounts available to Tritel under its bank facility agreement are variable interest rate. Beginning in May 1999, Tritel entered into interest rate swap agreements with notional amounts totaling $200 million to manage its interest rate risk under the bank facility. The swap agreements establish a fixed effective rate of 9.05% on $200 million of the current balance outstanding under the bank facility through the earlier of March 31, 2002 or the date on which Tritel achieves operating cash flow breakeven. Market risk, due to potential fluctuations in interest rates, is inherent in swap agreements.

   The following table provides information about Tritel's market risk exposure associated with changing interest rates on the company's fixed rate debt at maturity value of the debt (dollars in millions):

                                          Expected Maturity
                                 ---------------------------------------
                                 1999 2000  2001  2002  2003  Thereafter Total
                                 ---- ----  ----  ----  ----  ---------- ------
 Face value of long-term fixed
  rate debt..................... --   $0.9  $1.0  $1.1  $9.7    $406.8   $419.5
 Average interest rate.......... --    6.1%  6.1%  6.1%  6.9%     12.2%     --

   Collectively, Tritel's fixed rate debt has a carrying value of $258.6 million at December 30, 1999. The carrying amount of fixed rate debt is believed to approximate fair value because a portion of such debt was discounted to reflect a market interest rate at inception and the remaining portion of fixed rate debt was issued in May 1999 and therefore approximates fair value due to its recent issuance.

   Tritel is also exposed to the impact of interest rate changes on its short-term cash investments, consisting primarily of U.S. government securities and highly rated commercial paper with a dollar weighted average maturity of 90 days or less. As with all investments, these short-term investments carry a degree of interest rate risk.

   Tritel is not exposed to fluctuations in currency exchange rates since its operations are entirely within the United States.

                             GOVERNMENT REGULATION

   TeleCorp and Tritel are subject to substantial regulation by the Federal Communications Commission, state public utility commissions and, in some cases, local authorities. TeleCorp's and Tritel's principal operations are classified as commercial mobile radio service by the Federal Communications Commission, subject to regulation under Title II of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, as a common carrier and subject to regulation under Title III of the Communications Act as a radio licensee. The states are preempted from regulating TeleCorp's and Tritel's entry into and rates for commercial mobile radio service offerings, but remain free to regulate other terms and conditions of its commercial mobile radio services and to regulate other intrastate offerings by us. Congress and the states regularly enact legislation, and the Federal Communications Commission, state commissions and local authorities regularly conduct rulemaking and adjudicatory proceedings that could have a material adverse effect on us. In addition, government regulation may adversely affect TeleCorp's and Tritel's ability to engage in, or rapidly complete, transactions and may require TeleCorp and Tritel to expend additional resources in due diligence and filings related to the Federal Communications Commission and other requirements, as compared to unregulated entities.

Federal Communications Commission Common Carrier Regulation Under Title II

   Under Title II of the Communications Act, among other things, TeleCorp and Tritel are:

  .  required to offer service upon reasonable request;

  . prohibited from imposing unjust or unreasonable rates, terms or conditions of service;

  .  proscribed from unjustly or unreasonably discriminating among customers;

  . required to reserve communications capacity for law enforcement surveillance operations and to make technical network changes to facilitate this surveillance;

  . required to make its services and products accessible to, and usable by, Americans with disabilities, if readily achievable; and

  . required to comply with limitations on its use of customer proprietary network information.

   Under the Telecommunications Act, TeleCorp and Tritel are entitled to benefits when negotiating interconnection arrangements with other communications carriers, such as resale rights, their customers being able to keep their old numbers when switching to TeleCorp and Tritel and compensation equal to that of other carriers, but TeleCorp and Tritel are subject to many of those same requirements when other carriers seek to interconnect with their networks. The Federal Communications Commission is still in the process of implementing some of these benefits. While the rates of common carriers are subject to the Federal Communications Commission's jurisdiction, the Federal Communications Commission forbears from requiring commercial mobile radio service carriers to file tariffs for their services. Common carriers, including commercial mobile radio service providers, are also prohibited under the Communications Act from unreasonably restricting the resale of their services and are required to offer unrestricted resale.

Federal Communications Commission Radio License Regulation Under Title III

   Among other things, Title III of the Communications Act:

  . does not permit licenses to be granted or held by entities that have been subject to the denial of federal benefits;

  . requires TeleCorp and Tritel to seek prior approval from the Federal Communications Commission to transfer control of TeleCorp or Tritel or to assign TeleCorp's or Tritel's radio authorizations, including subdividing its radio airwaves or partitioning geographic license areas, except in very limited circumstances; and

  .  limits foreign ownership in radio licensees, including PCS providers.

Federal Communications Commission Commercial Mobile Radio Service Regulation

   The Federal Communications Commission rules and policies impose substantial regulations on commercial mobile radio service providers. Among other regulations, commercial mobile radio service providers such as TeleCorp and
Tritel:

  .  incur costs as a result of required contributions to federal programs;

  . are prohibited from acquiring or holding an attributable interest in PCS, cellular or special mobile radio licenses with more than 45MHz of airwaves in the same metropolitan area, and more than 55 MHz in rural markets, although these rules are currently subject to requests for modification;

  . are required to provide at least manual roaming service to enable a customer of one provider to obtain service while roaming in another carrier's service area;

  . are required to route emergency calls to public safety centers and provide the public safety centers under certain circumstances with information regarding the originating number and the general location of the caller;

  . are required to comply with federal rules governing radio frequency transmissions in order to limit exposure, by both the general public and maintenance personnel, to potentially harmful radiation;

  . will eventually be required to allow customers to retain their telephone numbers when changing service providers in some circumstances.

Federal Communications Commission Personal Communications Services Regulation

   TeleCorp and Tritel are subject to service-specific regulations under the Federal Communications Commission's rules. Among other things, these regulations provide that PCS licensees, such as TeleCorp and Tritel, be granted licenses for a 10-year term, subject to renewal. Under these policies, TeleCorp and Tritel will be granted a renewal expectancy that would preclude the Federal Communications Commission from considering competing applications if TeleCorp and Tritel have:

  . provided "substantial" performance, that is, "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal"; and

  . substantially complied with the Federal Communications Commission rules and policies and the Communications Act.

   These regulations also govern the transmission characteristics of PCS handsets and network equipment sites and other technical requirements. PCS licensees are required to comply with limits intended to ensure that these operations do not interfere with radio services in other markets or in other portions of the airwaves and to ensure emissions from mobile transmitters do not cause adverse health effects. TeleCorp and Tritel are also subject to minimum construction requirements that will require TeleCorp and Tritel to deploy facilities with service coverage of a particular amount of the population of their licensed areas within specified time periods.

Relocation of Fixed Microwave Licensees

   Because PCS carriers use airwaves occupied by existing microwave licensees, the Federal Communications Commission has adopted special regulations governing the relocation of incumbent systems and cost-sharing among licensees that pay to relocate microwave incumbents. Relocation usually requires a PCS operator to compensate an incumbent for the costs of system modifications and new equipment required to move the incumbent to new portions of the airwaves, including possible premium costs for early relocation to alternate portions of the airwaves. The transition plan allows most microwave users to operate in the PCS portion of the airwaves for a one-year voluntary negotiation period and an additional one-year mandatory negotiation period following the issuance of the PCS license. These periods are longer for public safety entities. TeleCorp and Tritel have entered into all necessary agreements for microwave relocation. Under certain circumstances relocated licensees may exercise their rights to move back to their original sites in the event the new sites are inadequate.

Local Multipoint Distribution Service Regulation

   TeleCorp LMDS holds certain Local Multipoint Distribution Service, referred to as "LMDS," licenses that are subject to service specific Federal Communications Commission regulations. Like the PCS service specific regulations, these regulations provide that LMDS licensees such as TeleCorp are granted licenses for a 10-year term subject to renewal. Under these policies, TeleCorp will be granted a renewal expectancy that would preclude the Federal Communications Commission from considering competing applications if TeleCorp has:

  . provided "substantial" performance, that is, "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal"; and

  . substantially complied with Federal Communications Commission rules and policies and the Communication Act.

   These regulations also govern the transmission characteristics of LMDS systems and other technical requirements. LMDS licenses are required to comply with limits intended to ensure that these operations do not interfere with radio services in other markets or in other portions of the airwaves and to ensure emissions from transmitter do not cause adverse health effects. In addition, depending upon how the Company uses such licenses, the Company may become subject to additional federal or state regulations.

Federal Communications Commission and Federal Aviation Administration Facilities Regulation

   Because TeleCorp and Tritel acquire and operate antenna sites for use in their networks, they are subject to Federal Communications Commission and Federal Aviation Administration regulations governing registration of towers, the marking and lighting of structures and regulations governing compliance with the National Environmental Policy Act of 1969, which requires carriers to assess the impact of their operations on the environment, including the health effects of radio airwave radiation on humans.

Federal Communications Commission Designated Entity Regulation

   Federal Communications Commission licenses are held by certain TeleCorp and Tritel subsidiaries under the Federal Communications Commission's designated entity policies. Under such policies, for a period of five years from initial license grant, these licenses can only be held by a company that meets the Federal Communications Commission's criteria for "entrepreneurial" status. In addition, some of TeleCorp's and Tritel's licenses were awarded subject to bidding credits because the original bidder met the criteria for "small business" or "very small business" status. With respect to TeleCorp's and Tritel's designated entity licenses, each of TeleCorp and Tritel:

  . believes its subsidiaries met the relevant eligibility and benefits criteria at the time such licenses were granted;

  . believes its subsidiaries continue to hold such licenses in compliance with the Federal Communications Commission's eligibility and benefits criteria; and

  . intends to diligently maintain its subsidiaries' eligibility and benefits in compliance with applicable Federal Communications Commission rules.

   TeleCorp and Tritel rely on representations of their investors to determine their subsidiaries' compliance with the Federal Communications Commission's rules applicable to PCS licenses.

   Entrepreneurial Eligibility. Under the Federal Communications Commission's designated entity rules for PCS, the C and F Blocks of PCS spectrum were set aside by the Federal Communications Commission for entrepreneurs. Only entrepreneurs were eligible to bid for these licenses and, for a period of five years from the original grant, only entrepreneurs may hold these licenses. Certain subsidiaries of TeleCorp and Tritel hold PCS licenses as entrepreneurs, having won some licenses at auction and having acquired some licenses from other entrepreneurs. To qualify as an entrepreneur, TeleCorp's and Tritel's designated entity subsidiaries, their attributable investors, the affiliates of TeleCorp's and Tritel's designated entity subsidiaries and the affiliates of the attributable investors in TeleCorp's and Tritel's designated entity subsidiaries must have had less than $500 million in net assets at the time they acquired their initial licenses and average aggregate gross revenues of less than $125 million for the two years prior to filing their applications for these licenses. To the extent an entrepreneur grows beyond these limits as a result of normal business growth, it will retain its eligibility to holds its licenses and even may continue to acquire additional entrepreneurial licenses from other entrepreneurs.

   Small Business and Very Small Business Status. Under the Federal Communications Commission's designated entity policies, certain subsidiaries of TeleCorp and Tritel received their licenses subject to bidding credits, and in some cases, government financing, awarded because of their status as very small businesses or small businesses. In order to qualify for bidding credits or government financing, or to acquire licenses originally awarded with bidding credits or government financing without being subject to penalty payments, the Federal Communications Commission considers the aggregate average gross revenues of the applicant, its attributable investors, the applicant's affiliates, and the affiliates of the applicant's attributable investors for the prior three years. If these average annual revenues are less than $40 million, the entity will be considered a small business. If these average annual revenues are less than $15 million, the entity will be considered a very small business. To the extent a small business or very small business grows beyond these limits as a result of normal business growth, it will not lose its bidding credits or governmental financing, but its status is not grandfathered for other licenses it subsequently acquires. Each of TeleCorp Holding, TeleCorp LMDS, Viper and a number of subsidiaries of Tritel C/F Holding Corp. qualified as a very small business. AirCom PCS, Inc. also holds licenses as a small business. TeleCorp Holding has also acquired licenses in the aftermarket as a very small business. After 1999, however, TeleCorps's and Tritel's designated entity subsidiaries will only qualify as small businesses for future acquisitions.

   Control Group Requirements. For TeleCorp's and Tritel's designated entity subsidiaries to avoid attribution of the revenues and assets of some of their investors, TeleCorp's and Tritel's designated entity subsidiaries are required to maintain a conforming control group and to limit the amount of equity held by other entities on a fully-diluted basis. These requirements mandate that the control group, among other things, have and maintain both actual and legal control of the licensee. Under these control group requirements:

  . an established group of investors meeting the financial qualifications must own at least three-fifths of the control group's equity, or 15% of the licensee's overall equity, on a fully-diluted basis and at least 50.1% of the voting power, in the licensee entity; and

  . additional members of the control group may hold up to two-fifths of the control group's equity, or up to 10% equity interest on a fully-diluted basis, in the licensee entity.

   Additional members may be non-controlling institutional investors, including most venture capital firms. A licensee must have met the requirements at the time it filed its application to acquire these licenses and must continue to meet the requirements for five years following the date that a license is granted, although normal business growth is permitted. Beginning the fourth year of the license term, the Federal Communications Commission rules:

  . eliminate the requirement that the 10% equity interest be held by certain limited classes of investors; and

  . allow the qualifying investors to reduce the minimum required equity interest from 15% to 10%.

 Federal Communications Commission Transfer Restrictions

   During the first five years of their license terms, designated entity PCS licensees may only transfer or assign their license, in whole or in part, to other qualified entrepreneurs. The acquiring entities would take over the license, or any portion of the license, subject to separately established installment payment obligations. After five years, licenses are transferable to entrepreneurs and non-entrepreneurs alike, subject to unjust enrichment penalties. If transfer occurs during years six through ten of the initial license term to a company that does not qualify for the same level of auction preferences as the transferor, the sale would be subject to immediate payment of the outstanding balance of the government installment payment debt and payment of any unjust enrichment assessments as a condition of transfer. The Federal Communications Commission has also initiated transfer disclosure regulations that require licensees who transfer control of or assign a PCS license within the first three years to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the applicant would receive in return for the transfer or assignment of its license.

State and Local Regulation

   The Federal Communications Commission permits the states to:

  . regulate terms and conditions of TeleCorp's and Tritel's commercial mobile radio service services other than rates and entry and may regulate all aspects of their intrastate toll services;

  . regulate the intrastate portion of services offered by local telephone carriers, and therefore the rates TeleCorp must pay to acquire critical facilities from other common carriers;

  .  administer numbering resources, subject to federal oversight; and

  . have other responsibilities that impact the nature and profitability of TeleCorp's and Tritel's operations, including the ability to specify cost-recovery mechanisms for network modifications to support emergency public safety services.

   States and localities also regulate construction of new antenna site facilities and are responsible for zoning and developmental regulations that can materially impact TeleCorp's and Tritel's timely acquisition of sites critical to their radio network.

Emission and Hands-Free Regulation

   Media reports have suggested that some radio airwave emissions from wireless handsets may be linked to health concerns, including the incidence of cancer. Data gathered in studies performed by manufacturers of wireless communications equipment dispute these media reports. The Federal Communications Commission has adopted rules specifying the methods to be used in evaluating radio airwave emissions from radio equipment, including wireless handsets. The hand-held digital telephones that TeleCorp and Tritel offer to their customers comply with the standards adopted under the new rules, although these handsets may not comply with any rules adopted by the Federal Communications Commission in the future. Recent studies have shown that hand-held digital telephones interfere with medical devices, including hearing aids and pacemakers and additional studies are underway.

   Various state legislatures have proposed or considered measures that would require hands free use of cellular phones while operating motor vehicles, ban cellular phone use or limit the length of calls while driving and require drivers to pull to the side of the road to use cellular phones. In addition, some gas stations have banned the use of mobile phones on their premises.

                            STOCK PERFORMANCE GRAPH

   The following graph depicts TeleCorp's and Tritel's class A common stock price performance from the date on which quotations for the class A voting common stock for each of the companies first appeared on the Nasdaq National Market (November 23, 1999, for TeleCorp, December 14, 1999, for Tritel) through December 31, 1999. The graph shows this performance relative to the performance of the Nasdaq Composite Index (listed as "COMP" in the graph) and the Nasdaq Telecommunications Index (listed as "IXTC" in the graph). All indices shown in the graph have been reset to a base of 100 as of November 23, 1999 (with the exception of Tritel, which was not publicly traded until December 14, 1999), and assume an investment of $100 on that date and the reinvestment of dividends, if any, paid since that date. Neither TeleCorp nor Tritel has ever paid cash dividends on its common stock. The graph was prepared by Holding Company. Management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.


                           [Stock Performance Graph]


 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG TELECORP, TRITEL, NASDAQ COMPOSITE
                   INDEX AND NASDAQ TELECOMMUNICATIONS INDEX

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                   Nasdaq              Nasdaq
                                                                  Composite            Telecom
                         TeleCorp  Value of  Tritel     Value of    Index    Value of   Index   Value of
                          (TLCP)  $100 TLCP  (TTEL)    $100 TTEL   (COMP)   $100 COMP  (IXTC)  $100 IXTC
Date                     Closing  Investment Closing   Investment  Closing  Investment Closing Investment
----                     -------- ---------- -------   ---------- --------- ---------- ------- ----------
11/23/99................  $   20*  $100.00      --          --     3342.87   $100.00   845.19   $100.00
11/24/99................    35.5   $177.50      --          --      3420.5   $102.33    870.1   $102.95
11/26/99................      38   $ 190.0      --          --     3447.81   $103.15   876.73   $103.73
11/29/99................  36.125   $180.63      --          --     3421.37   $102.35   857.38   $101.44
11/30/99................  36.063   $180.32      --          --     3336.16   $ 99.80    820.9   $ 97.13
12/1/99.................   34.75   $173.75      --          --     3353.71   $100.32   813.99   $ 96.31
12/2/99.................      36   $180.00      --          --     3452.78   $103.30   837.85   $ 99.13
12/3/99.................  35.875   $179.38      --          --     3520.63   $105.33   856.54   $101.34
12/6/99.................  37.688   $188.44      --          --     3546.01   $106.09   856.86   $101.38
12/7/99.................   40.25   $201.25      --          --     3586.92   $107.32   869.48   $102.87
12/8/99.................    39.5   $197.50      --          --     3586.08   $107.29   870.86   $103.04
12/9/99.................   39.25   $196.25      --          --     3594.17   $107.53   872.72   $103.26
12/10/99................  39.688   $198.44      --          --     3620.24   $108.32   882.11   $104.37
12/13/99................  37.969   $189.85      --          --     3658.17   $109.45   898.14   $106.26
12/14/99................  37.125   $185.63    18.00**   $100.00    3571.66   $106.86   884.27   $104.62
12/15/99................  37.188   $185.94   30.563     $169.81    3621.95   $108.37   880.16   $104.14
12/16/99................      36   $180.00   29.563     $164.25    3715.06   $111.16   900.67   $106.56
12/17/99................  36.313   $181.57   28.125     $156.26    3753.06   $112.30    908.4   $107.48
12/20/99................  38.813   $194.07    28.25     $156.96    3783.87   $113.22   912.15   $107.92
12/21/99................  37.313   $186.57   26.875     $149.32    3911.15   $117.04   942.81   $111.55
12/22/99................  36.875   $184.38   26.688     $148.17     3937.3   $117.82    944.5   $111.75
12/23/99................  36.969   $184.85   26.125     $145.15    3969.44   $118.78   963.09   $113.95
12/27/99................   39.25   $196.25     28.5     $158.35    3975.38   $118.96   961.43   $113.75
12/28/99................      38   $190.00   29.313     $162.86    3972.11   $118.86   966.78   $114.38
12/29/99................  37.281   $180.41    29.75     $165.29    4041.46   $120.94   999.98   $118.31
12/30/99................  38.469   $192.35   29.875     $165.99    4036.87   $120.81   990.59   $117.20
12/31/99................      38   $190.00   31.688     $176.06    4069.31   $121.78   1015.4   $120.14

* This number represents the initial public offering price. The closing price for the first day of trading was $33.00.
** This number represents the initial public offering price. The closing price for the first day of trading was $30.188.

                  DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK

   This section of the joint proxy statement-prospectus describes the material terms of Holding Company's capital stock under Holding Company's amended and restated certificate of incorporation and by-laws that will be in effect immediately after the merger is completed. This section also summarizes relevant provisions of the Delaware General Corporation Law, which is referred to as "Delaware law." The terms of Holding Company's amended and restated certificate of incorporation and by-laws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents. Holding Company's amended and restated certificate of incorporation is attached as Annex E to this prospectus, and Holding Company's by-laws are attached as Annex F to this prospectus.

Authorized Capital Stock

   Total Shares. Holding Company initially will have authority to issue a total of 1,954,339,093 shares of capital stock consisting of:

  .  1,934,339,093 shares of common stock, par value $0.01 per share; and

  .  20,000,000 shares of preferred stock, par value $0.01 per share.

   Common Stock. The Holding Company common stock will consist of seven classes. The designation and authorized number of shares of each class will be:

  .  1,108,550,000 shares of class A voting common stock;

  .  808,550,000 shares of class B non-voting common stock;

  .  309,000 shares of class C common stock;

  .  927,000 shares of class D common stock;

  .  4,000,000 shares of class E common stock;

  .  12,000,000 shares of class F common stock; and

  .  3,093 shares of voting preference common stock.

   Following completion of the merger, the approximate number of outstanding common shares of Holding Company in each class will be:

  .  178,497,292 shares of class A voting common stock;

  .  no shares of class B non-voting common stock;

  .  283,813 shares of class C common stock;

  .  851,429 shares of class D common stock;

  .  10,491 shares of class E common stock;

  .  37,717 shares of class F common stock; and

  .  3,093 shares of voting preference common stock.

   Preferred Stock. The Holding Company preferred stock will consist of eight series. The designation and authorized number of shares of each series will be:

  .  100,000 shares of series A convertible preferred stock;

  .  200,000 shares of series B preferred stock;

  .  215,000 shares of series C preferred stock;

  .  50,000 shares of series D preferred stock;

  .  30,000 shares of series E preferred stock;

  .  15,450,000 shares of series F preferred stock;

  .  100,000 shares of series G preferred stock;

  .  200,000 shares of series H preferred stock; and

  .  300,000 shares of series I preferred stock.

   In addition, subject to any required approval of holders of any shares of any series of preferred stock, Holding Company will have the right, through its board of directors, to designate and issue, with preferences and rights as the board of directors determines, up to 3,355,000 undesignated shares of preferred stock. Following completion of the merger, the approximate number of each series of Holding Company's outstanding preferred shares will be:

  .  97,473 shares of series A convertible preferred stock;

  .  90,668 shares of series B preferred stock;

  .  210,608 shares of series C preferred stock;

  .  49,417 shares of series D preferred stock;

  .  25,841 shares of series E preferred stock;

  .  14,912,778 shares of series F preferred stock;

  .  46,374 shares of series G preferred stock;

  .  no shares of series H preferred stock; and

  .  no shares of series I preferred stock.

   Listing. Holding Company intends to apply to list its class A voting common stock on the NASDAQ National Market under the symbol "TLCP". No other class or series of its capital stock will be listed.

   Preemptive Rights. The holders of Holding Company common stock and Holding Company preferred stock will not have preemptive rights to purchase or subscribe for any stock or other securities of Holding Company.

Holding Company Common Stock

   Voting Rights. The holders of shares of common stock (other than holders of the class B non-voting common stock and the voting preference common stock) shall have, together with the holders of series F preferred stock and series G preferred stock, an aggregate total of 4,690,000 votes. The number of votes or fractional votes to which each share of a particular class of common stock (other than the class B non-voting common stock and the voting preference common stock), series F preferred stock and series G preferred stock shall be entitled shall be the quotient determined by dividing the aggregate number of votes to which the common stock (other than the class B non-voting common stock and voting preference common stock), the series F preferred stock and the series G preferred stock is entitled by the number of shares of all common stock (other than the class B non-voting common stock and voting preference common stock), series F preferred stock and series G preferred stock then outstanding. The holders of voting preference common stock shall have an aggregate total of 5,010,000 votes. The holders of class B non-voting common stock shall have no votes except for a vote as a separate class regarding any amendment, repeal or modification of any provision of the amended and restated certificate of incorporation that adversely affects the powers, preferences or special rights of the holders of the class B non-voting common stock.

   The amended and restated certificate of incorporation provides that, except where a class of capital stock has the right to vote as a class, a quorum for the transaction of business will be present so long as a majority of the shares of voting preference common stock outstanding are present and when shares of all classes of common stock and preferred stock with at least 5,010,000 votes are present. When a class vote is required, a majority of that class must also be present, with holders of the stock of such class entitled to one vote per share. Any further action not requiring a class vote may be approved by the affirmative vote of a majority of the voting preference common stock present at any meeting where a quorum is present.

   If:

  . Holding Company receives an opinion of regulatory counsel of nationally recognized standing that rules, regulations or policies of the Federal Communications Commission permit the class A voting common stock and voting preference common stock to vote and be treated as a single class of stock for quorum purposes and have one vote per share;

  . not less than two-thirds of the outstanding class A voting common stock affirmatively vote for the single class status; and

  . Holding Company's board determines that it is not likely to be significantly detrimental to Holding Company,

Holding Company will seek the approval of the Federal Communications Commission to have class A voting common stock and voting preference common stock vote and be treated together as a single class with one vote per share.

   The holders of shares of voting preference common stock shall have the right, voting separately as a single class, to elect two directors to the board of directors of Holding Company who shall be entitled to 1/2 of a vote on all matters voted upon by the directors of Holding Company. In the event any director so nominated by the holders of the voting preference common stock ceases to be a director of Holding Company during the director's term, the remaining director shall be entitled to one vote and the voting rights of the holders of the shares of voting preference common stock to elect two directors to the board of directors of Holding Company shall be reduced to the right to elect one director. In addition, in the event Holding Company receives the opinion of regulatory counsel described above, the voting rights of the holders of the shares of voting preference common stock to elect directors to the board of directors shall terminate and be of no further force and effect.

   Dividends. Subject to the rights of the holders of the preferred stock, the board of directors of Holding Company may declare dividends on the common stock; provided, that:

  . dividends on class A voting common stock and class B non-voting common stock may only be paid up to the amount by which funds legally available for the dividends exceed the excess of:

    (1) fair market value of the assets of TeleCorp Holding Corp., Inc. less TeleCorp Holding Corp.'s liabilities; over the aggregate par value of class C common stock and class D common stock, at Holding Company's board's discretion, plus

    (2) fair market value of the assets of Tritel Holding less Tritel Holding's liabilities; over the aggregate par value of class E common stock and class F common stock, at Holding Company's board's discretion.

  . to the extent funds are legally available for the dividends, dividends on class C common stock and class D common stock may only be paid up to an amount equal to the lesser of:

    (1) the legally available funds; and

    (2) fair market value of the assets of TeleCorp Holding Corp. less TeleCorp Holding Corp.'s liabilities; over the aggregate par value of class C common stock and class D common stock, at Holding Company's board's discretion.

  . to the extent funds are legally available for the dividends, dividends on class E common stock and class F common stock may only be paid up to the amount equal to the lesser of:

    (1) the legally available funds; and

    (2) fair market value of the assets of Tritel Holding less Tritel Holding's liabilities; over the aggregate par value of class E common stock and class F common stock, at Holding Company's board's discretion.

   Holding Company may not declare or pay any cash dividends on any share of class A voting common stock or class B non-voting common stock unless it declares and pays cash dividends on the same terms to all shares of class A voting common stock and class B non-voting common stock ratably in accordance with the number of shares of class A voting common stock and class B non-voting common stock then outstanding. Holding Company may not declare or pay any cash dividends on any share of class C common stock or class D common stock unless it declares and pays cash dividends on the same terms to all shares of class C common stock and class D common stock ratably in accordance with the number of shares of class C common stock and class D common stock then outstanding. Holding Company may not declare or pay any cash dividends on any share of class E common stock or class F common stock, unless it declares and pays cash dividends on the same terms to all shares of class E common stock and class F common stock ratably in accordance with the number of shares of class E common stock and class F common stock then outstanding.

   In addition, Holding Company may not pay dividends on any shares of any class of its capital stock if, at the time:

  .  Holding Company is insolvent or the payments will render it insolvent;
     or

  . any law or any of Holding Company's agreements prohibits the dividend payments.

   Further, Holding Company's amended and restated certificate of incorporation restricts its ability to pay any dividends on any class of capital stock to the extent shares of capital stock ranking senior to or on a parity with the class remain outstanding or dividends on the senior or parity shares have not been paid in full.

   Liquidation Rights. Upon Holding Company's liquidation, dissolution or winding up and following payment of all amounts payable to the holders of preferred stock and any other class or series of stock having a preference over the common stock then outstanding, the holders of:

  . class C common stock and class D common stock shall be entitled to receive pro rata an amount equal to the fair market value of the assets of TeleCorp Holding Corp. less TeleCorp Holding Corp.'s liabilities;

  . class E common stock and the class F common stock shall be entitled to receive pro rata an amount equal to the fair market value of the assets of Tritel Holding less Tritel Holding's liabilities;

  . class A voting common stock and class B non-voting common stock shall be entitled to receive pro rata the excess of:

    (1) all of Holding Company's remaining assets available for distribution to its stockholders; over

    (2) the amounts payable to the class C common stock, the class D common stock, the class E common stock and the class F common stock; and

  . the holders of the other classes of common stock will be entitled to receive the remaining amounts available for distribution.

   Regulatory Restrictions. Outstanding shares of Holding Company common stock may be redeemed by action of the board of directors to the extent necessary to prevent the loss of, or to permit the reinstatement of, any governmental license or franchise, the holding of which is conditioned upon stockholders possessing prescribed qualifications.

   Conversion. Each share of class B non-voting common stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of class A voting common stock. Each share of class A voting common stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of class B non-voting common stock.

   If Holding Company receives an opinion of regulatory counsel that class C common stock, class D common stock, class E common stock or class F common stock may under Federal Communications Commission rules, regulations and policies be converted into class A voting common stock or class B common stock, then, unless the board of directors of Holding Company determines that it is likely to be detrimental to Holding Company, holders of any of the class C through F common stock may convert each share into one share of class A voting common stock or class B common stock upon the affirmative vote of the holders of 66 2/3% or more of the class A voting common stock.

   All conversions are subject to obtaining any required Federal Communications Commission approvals. Holders of common stock that may be converted as described above may elect to convert any or all of their shares by giving written notice to us prior to the requisite Federal Communications Commission approvals. This conversion will not become effective until the final receipt of all necessary Federal Communications Commission approvals.

   Redemption. The management agreement provides for the redemption by Holding Company of specific shares of class A voting common stock held by Mr. Vento and Mr. Sullivan in particular circumstances. See "TeleCorp--Executive Compensation--Management Agreement."

Holding Company Preferred Stock

   Voting Rights. Regardless of the number of shares of any series of preferred stock then outstanding, the holders of each series of preferred stock shall have the following aggregate votes on any matter brought before them:

  .  the series A convertible preferred stock shall have 67,804 votes;

  .  the series B preferred stock shall have 61,608 votes;

  .  the series C preferred stock shall have 124,096 votes;

  .  the series D preferred stock shall have 30,308 votes;

  .  the series E preferred stock shall have 16,184 votes;

  . the series F preferred stock and the series G preferred stock shall have the voting rights described above in "Holding Company Common Stock-- Voting Rights";

  . the series H preferred stock shall have the number of votes which shares of series A preferred stock exchanged for such series H preferred stock had prior to such exchange; and

  . the series I preferred stock shall have the number of votes which shares of series B preferred stock exchanged for such series I preferred stock had prior to such exchange.

   The number of votes or fractional votes to which each share of a particular series of preferred stock shall be entitled shall be the quotient determined by dividing the aggregate number of votes to which such series of preferred stock is entitled by the number of shares of such series of preferred stock then outstanding.

   In any matter requiring a separate class vote of holders of any series of preferred stock or a separate vote of two or more series of preferred stock voting together as a single class, for the purposes of such a class vote, each share of preferred stock of such series shall be entitled to one vote per share.

   Special Voting Rights of Preferred Stock. The affirmative vote of the holders of a majority of the outstanding shares of a series of preferred stock shall be necessary to:

  .  authorize or issue any shares senior or on a parity with the class;

  . amend Holding Company's amended and restated certificate of incorporation to change any of the characteristics of the class; or

  . authorize or issue any security convertible into, exchangeable for or granting the right to purchase or otherwise receive any shares of stock senior to or on a parity with the class.

   In addition, so long as AT&T Wireless and/or any of its affiliates that is a subsidiary of AT&T owns in the aggregate at least 44,481 shares of series A convertible preferred stock, holders of shares of series A convertible preferred stock shall have the exclusive right, voting separately as a single class, to designate one of Holding Company's directors.

   Also, so long as AT&T Wireless and/or any of its affiliates that is a subsidiary of AT&T owns in the aggregate at least 60,446 shares of series B preferred stock, holders of shares of series B preferred stock shall have the exclusive right, voting separately as a single class, to designate one of Holding Company's directors.

   Ranking. With respect to the payment of dividends and distributions upon Holding Company's liquidation, dissolution or winding up, series of preferred stock rank as follows:

  Class of Stock         Parity with             Junior to              Senior to
  --------------    ---------------------  ---------------------  ---------------------
series A preferred  series B preferred     none                   series C preferred
                    series H preferred                            series D preferred
                    series I preferred                            series E preferred
                                                                  series F preferred
                                                                  series G preferred
                                                                  common stock
series B preferred  series A preferred     none                   series C preferred
                    series H preferred                            series D preferred
                    series I preferred                            series E preferred
                                                                  series F preferred
                                                                  series G preferred
                                                                  common stock
series C preferred  series D preferred--   series A preferred     series E preferred
                    except when a          series B preferred     series F preferred
                    statutory liquidation  series D preferred--   series G preferred
                    common stock--only     only upon a statutory  common stock--only
                    with respect to        liquidation            with respect to
                    dividends              series H preferred     dissolution,
                                           series I preferred     liquidation and
                                                                  winding up

  Class of Stock         Parity with             Junior to              Senior to
  --------------    ---------------------  ---------------------  ---------------------
series D preferred  series C preferred--   series A preferred     series C preferred--
                    except when a          series B preferred     only upon a statutory
                    statutory liquidation  series H preferred     liquidation
                    common stock--only     series I preferred     series E preferred
                    with respect to                               series F preferred
                    dividends                                     series G preferred
                                                                  common stock--only
                                                                  with respect to
                                                                  dissolution,
                                                                  liquidation and
                                                                  winding up

series E preferred  none                   series A preferred     series F preferred
                                           series B preferred     series G preferred
                                           series C preferred     common stock
                                           series D preferred
                                           series H preferred
                                           series I preferred

series F preferred  series G preferred     series A preferred     common stock--only
                    common stock--except   series B preferred     upon a statutory
                    when a statutory       series C preferred     liquidation
                    liquidation            series D preferred
                                           series E preferred
                                           series H preferred
                                           series I preferred

series G preferred  series F preferred     series A preferred     common stock--only
                    common stock--except   series B preferred     upon a statutory
                    when a statutory       series C preferred     liquidation
                    liquidation            series D preferred
                                           series E preferred
                                           series H preferred
                                           series I preferred

series H preferred  series A preferred     none                   series C preferred
                    series B preferred                            series D preferred
                    series I preferred                            series E preferred
                                                                  series F preferred
                                                                  series G preferred
                                                                  common stock

series I preferred  series A preferred     none                   series C preferred
                    series B preferred                            series D preferred
                    series H preferred                            series E preferred
                                                                  series F preferred
                                                                  series G preferred
                                                                  common stock

   Dividends. The holders of series A convertible preferred stock and series B preferred stock are entitled to receive annual dividends equal to 10% of the liquidation preference related to their shares; and so long as any shares of series A convertible preferred stock or series B preferred stock are outstanding, no dividends may be paid on any shares of any class of capital stock ranking junior to series A convertible preferred stock or series B preferred stock. Dividends accrue from the date of original issuance of the shares, or, with respect to any series A convertible preferred stock or series B preferred stock received in exchange for stock in TeleCorp or Tritel, the date of issuance of such TeleCorp or Tritel stock, dividends are payable quarterly, provided that

Holding Company has the option to defer payment of dividends until December 2008, in the case of series A convertible preferred stock, and June 2009, in the case of series B preferred stock.

   The holders of series C preferred stock, series D preferred stock, series E preferred stock and series F preferred stock are entitled to dividends as declared by Holding Company's board.

   The dividend rights of Holding Company's outstanding preferred stock are summarized below:

                                                                    Aggregate Liquidation
   Series of                                                        Preference as of March
Preferred Stock     Amount of Dividend         Payment Dates               31, 2000
---------------  ------------------------ ------------------------ ------------------------
series A         10% of liquidation       Quarterly commencing the $112,435,609
                 preference annually,     last day of the quarter
                 accruing daily from July in which the shares are
                 17, 1998                 issued; may be deferred
                                          until December 31, 2008
                                          on which date all past
                                          unpaid dividends become
                                          due
series B         10% of liquidation       Quarterly commencing the $101,852,828
                 preference annually,     last day of the quarter
                 accruing daily from      in which the shares are
                 January 17,1999          issued; may be deferred
                                          until June 30, 2009 on
                                          which date all past
                                          unpaid dividends become
                                          due
series C         As declared by Holding   When and if declared by  $228,719,976
                 Company's board, up to   Holding Company's board
                 the liquidation
                 preference compounded
                 quarterly
series D         As declared by Holding   When and if declared by  $53,813,723
                 Company's board, up to   Holding Company's board
                 the liquidation
                 preference compounded
                 quarterly
series E         As declared by Holding   When and if declared by  $2,339,226
                 Company's board, up to   Holding Company's board
                 the liquidation
                 preference compounded
                 quarterly
series F         As declared by Holding   When and if declared by  $443
                 Company's board          Holding Company's board
series G         As declared by Holding   When and if declared by  $49,280,820
                 Company's board          Holding Company's board
series H         10% of liquidation       Quarterly commencing the $0
                 preference annually,     last day of the quarter
                 accruing daily from July in which the shares are
                 17, 1998                 issued; may be deferred
                                          until December 31, 2008
                                          on which date all past
                                          unpaid dividends become
                                          due

                                                                     Aggregate Liquidation
    Series of                                                        Preference as of March
 Preferred Stock     Amount of Dividend         Payment Dates               31, 2000
 ---------------  ------------------------ ------------------------ ------------------------
 series I         10% of liquidation       Quarterly commencing the $0
                  preference annually,     last day of the quarter
                  accruing daily from      in which the shares are
                  January 17, 1999         issued; may be deferred
                                           until June 30, 2009 on
                                           which date all past
                                           unpaid dividends become
                                           due

   Holding Company may not pay dividends on any shares of any class of its capital stock if, at the time:

  .  it is insolvent or the payments will render it insolvent; or

  .  any law or any of its agreements prohibits the dividend payments.

   Further, Holding Company's amended and restated certificate of incorporation restricts its ability to pay any dividends on any class of capital stock to the extent shares of capital stock ranking senior to or on a parity with the class remain outstanding or dividends on the senior or parity shares have not been paid in full.

   Liquidation Rights. The holders of preferred stock are entitled to preferences with respect to distributions upon Holding Company's liquidation, dissolution or winding up as follows:

  . holders of series A convertible preferred stock, series B preferred stock, series H preferred stock and series I preferred stock are entitled to a preference per share equal to $1,000 plus accrued and unpaid dividends on the shares;

  . holders of series C preferred stock are entitled to a preference per share equal to the paid-in capital per share of series C preferred stock, or the paid-in capital per share of capital stock exchanged for series C preferred stock, together with interest on $1,000 from the date of issuance at a rate of 6% per annum, compounded quarterly, less the amount of any dividends paid on the shares, plus accrued and unpaid dividends;

  . holders of series D preferred stock are entitled to a preference per share equal to $1,000 together with interest from the date of issuance, or the date of issuance of capital stock exchanged for series D preferred stock, at a rate of 6% per annum, compounded quarterly, less the amount of any dividends paid on the shares, plus accrued and unpaid dividends;

  . holders of series E preferred stock are entitled to a preference per share equal to the amount of accrued and unpaid dividends on the shares, together with interest on $1,000 from the date of issuance, or the date of issuance of capital stock exchanged for series E preferred stock, at a rate of 6% per annum, compounded quarterly, less the amount of any dividends declared and paid on the shares;

  . holders of series F preferred stock are entitled to a preference equal to $0.000032 plus accrued and unpaid dividends on the shares; and

  . holders of series G preferred stock are entitled to a preference per share equal to $1,000 plus declared but unpaid dividends thereon (if any), plus interest on $1,000 from the date of issuance, or the date of issuance of capital stock exchanged for series G preferred stock, at a rate of 6.5% per annum, compounded quarterly.

   Regulatory Restrictions. Outstanding shares of Holding Company preferred stock may be redeemed by action of the board of directors to the extent necessary to prevent the loss of, or to permit the reinstatement of, any governmental license or franchise, the holding of which is conditioned upon stockholders possessing prescribed qualifications.

   Conversion. After July 17, 2006, holders of series A convertible preferred stock may convert their shares into shares of class A voting common stock at a conversion rate equal to the liquidation preference of series A convertible preferred stock divided by the market price of class A voting common stock.

   After January 15, 2007, holders of series B preferred stock may convert their shares into shares of class A voting common stock at a conversion rate equal to the liquidation preference of series B preferred stock divided by the market price of class A voting common stock.

   At any time, holders of series F preferred stock may convert each share into one share of class A voting common stock; provided, that, until the class C common stock, class D common stock, class E common stock and class F common stock is convertible into class A voting common stock, the first 195,063 of class F Preferred Stock shares to be converted are convertible into shares of class D common stock.

   At any time, holders of series G preferred stock may convert their shares into their pro rata share (based on the number of shares of series G preferred stock outstanding) of 14,031,972 shares of class A voting common stock and 949,398 shares of class F common stock or, if the class C common stock, class D common stock, class E common stock and class F common stock is convertible into class A voting common stock, 949,398 shares of class A voting common stock instead of shares of class F common stock.

   Redemption. Holding Company has the right to redeem its capital stock as follows:

  . all shares of series A convertible preferred stock: following 30 days after the 20th anniversary of issuance at the liquidation preference of the series A convertible preferred stock;

  . all shares of series B preferred stock: following 30 days after the 20th anniversary of issuance at the liquidation preference of the series B preferred stock;

  . all shares of series C preferred stock and series D preferred stock: at any time at the liquidation preferences of series C preferred stock or series D preferred stock, respectively; provided, that if Holding Company redeems any shares of either series C preferred stock or series D preferred stock, it must redeem all shares of the other, unless funds are not legally available for such redemption, in which case, it must allocate the funds legally available for redemption ratably in accordance with the number of shares of each series outstanding on the date of redemption;

  . all shares of series E preferred stock: at any time at the liquidation preference of series E preferred stock; and

  . any shares of series H preferred stock or series I preferred stock: at any time at the liquidation preferences of series H preferred stock or series I preferred stock, respectively.

   In addition, the holders of some classes of capital stock have the right to require Holding Company to redeem their shares as follows:

  . holders of series A convertible preferred stock or series B preferred stock: all shares held by such holder following the 30th day after the 20th anniversary of issuance at the liquidation preference of the series A convertible preferred stock or series B preferred stock, respectively; and

  . holders of series C preferred stock, series D preferred stock or series E preferred stock: following the 30th day after the 20th anniversary of issuance at the liquidation preference of the series C preferred stock, series D preferred stock or series E preferred stock, respectively.

   Neither Holding Company nor any holder of shares of any class of Holding Company capital stock may cause Holding Company to redeem its capital stock if, at that time:

  .  Holding Company is insolvent or the redemption will render it insolvent;
     or

  .  any law or any of Holding Company's agreements prohibits the redemption.

   Further, Holding Company's amended and restated certificate of incorporation restricts its ability to redeem any shares of capital stock to the extent shares of capital stock ranking senior to or on a parity with the shares remain outstanding or dividends on the senior or parity shares have not been paid in full.

   Holding Company's amended and restated certificate of incorporation also provides for redemption of any of its shares of capital stock that are held by stockholders whose holding of the shares, in the opinion of Holding Company's board of directors, may result in the loss of, or failure to obtain the reinstatement of, any of its licenses or franchises.

   The management agreement provides for the repurchase by Holding Company of specific shares of class A voting common stock and series E preferred stock held by Mr. Vento and Mr. Sullivan in specific circumstances. See "TeleCorp-- Executive Compensation--Management Agreement."

Transfer Restrictions

   Some of Holding Company's stockholders have entered into agreements that restrict transfer of their shares and provide for the happening of specified events, such as share conversions. See "TeleCorp--AT&T Agreements", "Tritel-- Joint Venture Agreements With AT&T Wireless", and "TeleCorp--Executive Compensation--Management Agreement."

Transfer Agents and Registrars

   The transfer agent and registrar for the capital stock of TeleCorp is EquiServe. The transfer agent and registrar for the capital stock of Tritel is American Stock Transfer & Trust Company. Holding Company's transfer agent and registrar for Holding Company capital stock is EquiServe.

Anti-Takeover Considerations

   Delaware law and Holding Company's amended and restated certificate of incorporation and restated by-laws will contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of us. For a description of the provisions, see "Comparison of Rights of Holding Company Stockholders, TeleCorp Stockholders and Tritel Stockholders--Number and Election of Directors," "--Amendments to the Amended and Restated Certificate of Incorporation," and "--State Anti-Takeover Statutes."

             COMPARISON OF RIGHTS OF HOLDING COMPANY STOCKHOLDERS,
                 TELECORP STOCKHOLDERS AND TRITEL STOCKHOLDERS

   Holding Company, TeleCorp and Tritel are all organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Holding Company capital stock, TeleCorp capital stock and Tritel capital stock arise primarily from differences in their respective amended and restated certificates of incorporation and by-laws or restated by-laws. Upon completion of the merger, holders of TeleCorp capital stock and holders of Tritel capital stock will become holders of Holding Company capital stock and their rights will be governed by Delaware law, the Holding Company amended and restated certificate of incorporation and the Holding Company by-laws. The following table describes the material differences between the rights of TeleCorp stockholders and Tritel stockholders. This table also includes a brief description of the material rights that Holding Company stockholders are expected to have following completion of the merger although in some cases the board of directors of Holding Company retains the discretion to alter those rights without stockholder consent. This table does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. All TeleCorp stockholders and Tritel stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the amended and restated certificates of incorporation and restated by-laws of each of TeleCorp, Tritel and Holding Company. Copies of the forms of the amended and restated certificate of incorporation and by-laws for Holding Company are attached to this prospectus as Annexes E and F, respectively. Copies of the amended and restated certificates of incorporation and restated by-laws of TeleCorp and Tritel will be sent to TeleCorp stockholders and Tritel stockholders, as applicable, upon request. See "Where You Can Find More Information."

    Rights              TeleCorp                  Tritel              Holding Company
    ------      ------------------------ ------------------------ ------------------------
Capitalization  918,339,090 shares of    1,016,000,009 shares of  1,934,339,093 shares of
                common stock, par value  common stock, par value  common stock, par value
                $0.01 per share,         $0.01 per share,         $0.01 per share,
                consisting of:           consisting of:           consisting of:
                . 608,550,000 shares of  . 500,000,000 shares of  . 1,108,550,000 shares
                  class A voting common    class A voting common    of class A voting
                  stock                    stock                    common stock
                . 308,550,000 shares of  . 500,000,000 shares of  . 808,550,000 shares of
                  class B non-voting       class B non-voting       class B non-voting
                  common stock             common stock             common stock
                . 309,000 shares of      . 4,000,000 shares of    . 309,000 shares of
                  class C common stock     class C common stock     class C common stock
                . 927,000 shares of      . 12,000,000 shares of   . 927,000 shares of
                  class D common stock     class D common stock     class D common stock
                                                                  . 4,000,000 shares of
                                                                    class E common stock
                                                                  . 12,000,000 shares of
                                                                    class F common stock
                . 3,090 shares of voting . nine shares of voting  . 3,093 shares of voting
                  preference common        preference common        preference common
                  stock                    stock                    stock.
                17,045,000 shares of     3,100,000 shares of      20,000,000 shares of
                preferred stock, par     preferred stock, par     preferred stock, par
                value $0.01 per share,   value $0.01 per share,   value $0.01 per share,
                consisting of:           consisting of:           consisting of:
                . 100,000 shares of      . 200,000 shares of      . 100,000 shares of
                  series A preferred       series A convertible     series A convertible
                  stock                    preferred stock          preferred stock
                . 200,000 shares of      . 300,000 shares of      . 200,000 shares of
                  series B preferred       series B preferred       series B preferred
                  stock                    stock                    stock
                . 215,000 shares of      . 500,000 shares of      . 215,000 shares of
                  series C preferred       series C convertible     series C preferred
                  stock                    preferred stock          stock
                . 50,000 shares of       . 100,000 shares of      . 50,000 shares of
                  series D preferred       series D convertible     series D preferred
                  stock                    preferred stock          stock

   Rights              TeleCorp                  Tritel              Holding Company
   ------      ------------------------ ------------------------ ------------------------
               . 30,000 shares of                                . 30,000 shares of
                 series E preferred                                series E preferred
                 stock                                             stock
               . 15,450,000 shares of                            . 15,450,000 shares of
                 series F preferred                                series F preferred
                 stock                                             stock
                                                                 . 100,000 shares of
                                                                   series G preferred
                                                                   stock
                                                                 . 200,000 shares of
                                                                   series H preferred
                                                                   stock
                                                                 . 300,000 shares of
                                                                   series I preferred
                                                                   stock
               . 1,000,000 undesignated . 2,000,000 undesignated . 3,355,000 undesignated
                 shares                   shares                   shares
-----------------------------------------------------------------------------------------
Voting Rights  Holders of class A       Tritel stockholders have Holders of all classes
               voting common stock--    the same voting rights   of common stock (except
               4,990,000 aggregate      as TeleCorp's            the class B non-voting
               votes allocated to each  stockholders.            common stock and voting
               share on a pro rata                               preference common
               basis.                                            stock), series F
                                                                 preferred stock and
               Holders of class B non-                           series G preferred
               voting common stock have                          stock--4,690,000
               no voting rights.                                 aggregate votes with a
                                                                 per share vote equal to
                                                                 4,690,000 divided by the
                                                                 number of outstanding
                                                                 shares all classes of
                                                                 common stock (except the
                                                                 class B non-voting
                                                                 common stock and voting
                                                                 preference common
                                                                 stock), plus the common
                                                                 stock equivalents of
                                                                 series F preferred stock
                                                                 and series G preferred
                                                                 stock
               Holders of voting                                 Holders of voting
               preference common                                 preference common stock
               stock--5,010,000                                  have the same voting
               aggregate votes,                                  rights as the TeleCorp
               allocated to each share                           voting preference
               on a pro rata basis.                              stockholders. Holders of
                                                                 class B non-voting
                                                                 common stock have no
                                                                 voting rights.
               Holders of all series of                          Holders of series A,B,C
               TeleCorp's preferred                              and D preferred stock
               stock do not have the                             have a vote per share
               right to vote on matters                          equal to the aggregate
               generally. They do have                           number of votes for that
               class voting rights in                            class divided by the
               certain circumstances.                            outstanding shares of
               See Class Voting Rights                           the class. Aggregate
               of Preferred                                      votes for each series
               Stockholders below.                               are as follows:
                                                                 series A preferred
                                                                 stock--67,804
                                                                 series B preferred
                                                                 stock--61,608
                                                                 series C preferred
                                                                 stock--124,096
                                                                 series D preferred
                                                                 stock--30,308
                                                                 series E preferred
                                                                 stock--16,184
                                                                 Holders of series H and
                                                                 I preferred stock shall
                                                                 have the number of votes
                                                                 which any shares of
                                                                 series A and B preferred
                                                                 stock exchanged for
                                                                 series H and I preferred
                                                                 stock, respectively,
                                                                 previously had.

        Rights                  TeleCorp                  Tritel              Holding Company
        ------          ------------------------ ------------------------ ------------------------
Class Voting Rights of  Holders of class A       Tritel class A voting    Same class voting rights
Common and Preferred    voting common stock and  common and voting        as the holders of
Stockholders            voting preference common preference stockholders  TeleCorp common and
                        stock have the right to  have the same class      preferred stock.
                        vote as a single class   voting rights as the
                        under certain            TeleCorp class A voting
                        circumstances.           common and voting
                                                 preference stockholders.
                        Holders of class B non-  The holders of the
                        voting common stock are  series A convertible
                        entitled to vote as a    preferred stock and
                        separate class on any    series B preferred stock
                        amendment, repeal or     have the same class
                        modification of restated voting rights as the
                        certificate of           TeleCorp preferred
                        incorporation that       stockholders.
                        adversely affects the
                        powers, preferences or
                        special rights of
                        holders of class B
                        common stock.
                        The holders of each      The holders of the
                        class of preferred stock series C and D preferred
                        have the right to vote   stock have the same
                        as a class, with a       class voting rights as
                        majority vote of the     the TeleCorp preferred
                        class required to        stockholders except that
                        approve, any measure to: the Tritel series C and
                                                 D preferred stockholders
                                                 also have the right to
                                                 vote as a class on the
                                                 authorization or
                                                 issuance of any security
                                                 by Tritel and Tritel
                                                 series C preferred
                                                 stockholders have the
                                                 right to vote together
                                                 as a single class with
                                                 the class A voting
                                                 common stock.
                        . authorize or issue any
                          shares senior to or on
                          a parity with the
                          class;

                          .amend the restated
                          certificate of
                          incorporation to
                          change any of the
                          characteristics of the
                          class; or

                          .authorize or issue
                          any security
                          convertible into,
                          exchangeable for or
                          granting the right to
                          purchase or otherwise
                          receive any shares of
                          stock senior to or on
                          a parity with the
                          class.
                        Holders of series A and
                        B preferred stock have
                        the exclusive right,
                        voting separately as a
                        single class, to
                        nominate one director
                        under specified
                        circumstances.
--------------------------------------------------------------------------------------------------
Quorum                  Except where a class of  Same provisions as       Same provisions as
                        capital stock has the    TeleCorp except that to  TeleCorp.
                        right to vote as a       constitute a quorum to
                        class, a quorum is       approve actions not
                        present if a majority of requiring a class vote,
                        the outstanding voting   Tritel also requires the
                        preference common stock  presence of a majority
                        and shares representing  of the shares of all
                        at least 5,010,000 votes other classes of common
                        of all shares of capital stock other than the
                        stock are present.       voting preference stock.
                        When a class vote is
                        required, a majority of
                        that class must also be
                        present.
--------------------------------------------------------------------------------------------------
Amendments to the       Subject to the separate  Same provisions as       Same provisions as
Amended and Restated    class vote requirements  TeleCorp except that     TeleCorp.
Certificate of          relating to any class or written consent is not
Incorporation           series of Preferred      permitted.
                        Stock, holders of shares
                        of capital stock
                        representing at least
                        two-thirds ( 2/3) of the
                        votes entitled to be
                        cast for the election of
                        directors of the
                        Corporation, voting
                        together as a single
                        class, or by written
                        consent, may amend,
                        alter or repeal the
                        restated certificate of
                        incorporation.

        Rights                  TeleCorp                  Tritel              Holding Company
        ------          ------------------------ ------------------------ ------------------------
Number and Election of  Nine member board of     Thirteen member board of Fourteen member board of
Directors               directors divided into   directors divided into   directors divided into
                        three classes. Each      three classes. Each      three classes. Each
                        class serves a staggered class serves a staggered class serves a staggered
                        three-year term where    three-year term where    three-year term where
                        one class of the board   one class of directors   one-third of the board
                        of directors is elected  is elected each year.    of directors is elected
                        each year.                                        each year.
                                                                          Holders of series A and
                                                                          B preferred stock may
                                                                          each nominate one
                                                                          director under specified
                                                                          circumstances.
                                                                          Holders of voting
                                                                          preference common stock
                                                                          have the exclusive
                                                                          right, voting together
                                                                          as a single class, to
                                                                          elect two directors,
                                                                          with each of these
                                                                          directors entitled to
                                                                          1/2 of a vote.
--------------------------------------------------------------------------------------------------
Actions by Written      Action of stockholders   Not permitted.           Same provisions as
Consent                 may be taken without a                            TeleCorp.
                        meeting, without prior
                        notice and without a
                        vote of stockholders, if
                        holders, of outstanding
                        stock having not less
                        than the minimum number
                        of votes necessary to
                        take such action at a
                        meeting at which all
                        shares entitled to vote
                        thereon were present and
                        voted, shall consent in
                        writing to such action.
--------------------------------------------------------------------------------------------------
Notice of Stockholder   Stockholders wishing to  Stockholders wishing to  Same provisions as
Action                  bring any business       bring any business       TeleCorp.
                        before an annual meeting before an annual meeting
                        of stockholders most     of stockholders must
                        deliver written notice   deliver written notice
                        to TeleCorp not less     to Tritel not less than
                        than 90 days prior to    90 days nor more than
                        the date of the annual   120 days prior to the
                        meeting of stockholders. first anniversary of the
                        If, however, the date of preceding year's annual
                        the meeting is scheduled meeting. If, however,
                        to occur more than 30    the date of the meeting
                        days before or more than is scheduled to occur
                        90 days after the        more than 30 days before
                        anniversary of the prior or more than 90 days
                        year's annual meeting,   after the anniversary of
                        notice must be delivered the prior year's annual
                        not later than the close meeting, notice must be
                        of business on the tenth delivered not later than
                        day following the day on the close of business on
                        which public             the tenth day following
                        announcement of the date the day on which public
                        of the annual meeting is announcement of the date
                        made.                    of the annual meeting is
                                                 made.
--------------------------------------------------------------------------------------------------
Limitation of Personal  Personal liability of    Same provisions as       Same provisions as
Liability of Directors  directors and executive  TeleCorp except that in  TeleCorp.
                        officers for monetary    addition, certain
                        damages for breach of    outside directors may be
                        fiduciary duty as a      covered by liability
                        director or executive    insurance policies
                        officer, is eliminated   provided by their
                        by provisions of the     employers.
                        amended and restated
                        certificate of
                        incorporation except:

                        . for any breach of the
                          director's or
                          executive officer's
                          duty of loyalty to
                          TeleCorp or its
                          stockholders;

                        . for acts or omissions
                          not in good faith or
                          that involve
                          intentional misconduct
                          or a knowing violation
                          of law;


   Rights          TeleCorp              Tritel         Holding Company
   ------     ------------------- ------------------- -------------------

             . for unlawful
               dividends and
               stock purchases
               under the Delaware
               General
               Corporation Law;
               or
             . for any
               transaction from
               which the director
               derived an
               improper personal
               benefit.
--------------------------------------------------------------------------------
Indemnification
of
Directors
and
Officers
             Bylaws provide that:   Same provisions as    Same provisions as
                                    TeleCorp except that  TeleCorp.
             . TeleCorp must        Tritel has not
               indemnify its        entered into
               directors and        additional indemnity
               officers to the      agreements with each
               fullest extent       of its directors. In
               permitted by         addition, officers
               Delaware law,        and certain outside
               subject to very      directors may be
               limited              covered by liability
               exceptions;          insurance policies
                                    provided by their
             . TeleCorp may         employers and
               indemnify its        indemnification
               other employees      arrangements under
               and agents to the    the organizational
               same extent that     documents of their
               it indemnifies its   employers.
               officers and
               directors, unless
               otherwise required
               by law, its
               amended and
               restated
               certificate of
               incorporation,
               TeleCorp's bylaws
               or agreements; and

             . TeleCorp must
               advance expenses,
               as incurred, to
               its directors and
               executive officers
               in connection with
               any legal
               proceeding to the
               fullest extent
               permitted by
               Delaware law,
               subject to limited
               exceptions.

             TeleCorp entered
             into indemnity
             agreements with each
             of its directors and
             executive officers
             to give them
             additional
             contractual
             assurances regarding
             the scope of the
             indemnification
             described above and
             to provide
             additional
             procedural
             protections. In
             addition, TeleCorp
             obtained directors'
             and officers'
             insurance providing
             indemnification for
             its directors,
             officers and key
             employees for
             various liabilities.
--------------------------------------------------------------------------------
State        TeleCorp is subject    Same provisions as    Same provisions as
Anti-        to the provisions of   TeleCorp.             TeleCorp except that
Takeover     Section 203 of the                           Holding Company will
Statutes     Delaware General                             elect not to have
             Corporation Law,                             Section 203 of the
             which generally                              GCL govern the
             prohibits a                                  issuance of capital
             publicly-held                                stock to AT&T
             Delaware corporation                         Wireless or its
             from engaging in a                           Affiliates, Gerald
             "business                                    T. Vento or Thomas
             combination" with an                         H. Sullivan.
             "interested
             stockholder" for a
             period of three
             years after the date
             of the transaction
             in which the person
             became an interested
             stockholder, unless
             the interested
             stockholder attained
             that status with the
             approval of the
             board of directors
             or unless the
             business combination
             is approved in a
             prescribed manner.

Rights          TeleCorp                  Tritel              Holding Company
------  ------------------------ ------------------------ ------------------------
        A "business combination"
        includes mergers, asset
        sales and other
        transactions resulting
        in a financial benefit
        to the interested
        stockholder.

        Generally, an
        "interested stockholder"
        is a person who,
        together with affiliates
        and associates, owns, or
        within three years did
        own, 15% or more of a
        corporation's voting
        stock.

        This statute could
        prohibit or delay the
        accomplishment of
        mergers or other
        takeovers or changes in
        control with respect to
        TeleCorp and,
        accordingly, may
        discourage attempts to
        acquire TeleCorp.

                 MANAGEMENT OF HOLDING COMPANY AFTER THE MERGER

Board of Directors of Holding Company

   Members of Holding Company Board of Directors. Upon completion of the merger, pursuant to the terms of the stockholders agreement the board of directors of Holding Company will be comprised of fourteen individuals, initially designated as follows:

  . Gerald T. Vento, as long as he is an officer of Holding Company and the management agreement is in full force and effect;

  . Thomas H. Sullivan, as long as he is an officer of Holding Company and the management agreement is in full force and effect;

  . two (2) individuals selected by holders of a majority of Holding Company class A voting common stock owned by TeleCorp initial investors other than AT&T Wireless;

  . two (2) individuals selected by holders a majority of Holding Company class A voting common stock owned by Tritel initial investors other than AT&T Wireless;

  . two (2) individuals selected by AT&T Wireless in its capacity as a Holding Company series A preferred stockholder and Holding Company series B preferred stockholder; and

  . six (6) individuals designated by the Holding Company voting preference stockholders, of which:

    .  one (1) individual is reasonably acceptable to AT&T Wireless;

    . two (2) individuals, having one-half vote each, are reasonably acceptable to William M. Mounger, II and E.B. Martin, Jr. Mr. Mounger and Mr. Martin, as long as each of them is an officer of Holding Company or is employed by Holding Company under their respective employment agreements, will be the designated directors; and

    . three (3) individuals are reasonably acceptable to holders of a majority of Holding Company class A voting common stock owned by AT&T Wireless and the initial investors other than AT&T Wireless.

   The stockholders agreement provides certain restrictions on the designations by the holders of Holding Company class A voting common stock owned by AT&T Wireless and the initial investors other than AT&T Wireless and the terms of the individual directors. For a more detailed description of these restrictions, see the section entitled "The Merger--Stockholders' Agreements" in this joint proxy statement-prospectus.

   The board of directors of Holding Company, except for those directors designated by the holders of Holding Company voting preference common stock, will be divided into three classes, as nearly equal in number as possible, by the affirmative vote (which vote may be taken prior to the closing of the merger) of a majority of the directors then holding office. The board of directors will be staggered with the first class of directors having a term expiring at the first annual meeting of stockholders, the second class of directors having a term expiring at the second annual meeting of stockholders, and the third class of directors having a term expiring at the third annual meeting of stockholders. Following the third annual meeting, the successors directors of each class whose term is expiring will be elected by a plurality vote and will serve three year terms. The voting preference directors shall be elected to the board of directors for a one year term expiring at each annual meeting.

   The affirmative vote of a majority of the members of the board of directors of Holding Company will be required to change the size of the Holding Company board of directors.

   To date, TeleCorp and Tritel have designated the following individuals to be directors of Holding Company upon completion of the merger:

          Name                                                 Age Term Expires
          ----                                                 --- ------------
   Gerald T. Vento............................................  53     2001
   Thomas H. Sullivan.........................................  37     2001
   William M. Mounger, II*....................................  43     2001
   E.B. Martin, Jr.*..........................................  43     2001
   Alex P. Coleman............................................  32     2002
   Michael R. Hannon..........................................  39     2002
   Michael Schwartz...........................................  35     2002
   Timothy L. McLaughlin......................................  43     2002
   Scott I. Anderson..........................................  41     2002
   James M. Hoak..............................................  55     2003
   David A. Jones, Jr.........................................  41     2003
   Kevin J. Shepherd..........................................  43     2003
   William W. Hague...........................................  44     2003
   Rohit M. Desai.............................................  61     2003

--------
*  Mr. Mounger and Mr. Martin hold two seats, but are entitled to one vote.

   Gerald T. Vento. Mr. Vento is the co-founder of TeleCorp and its predecessor company, TeleCorp Holding Corp., Inc., and has been TeleCorp's Chief Executive Officer and a director since its inception in July 1997. He has been Chairman of TeleCorp's board of directors since June 1999. From December 1993 to March 1995, Mr. Vento was Vice Chairman and Chief Executive Officer of Sprint Spectrum/American PCS, L.P. From April 1995 to March 1998, Mr. Vento was Chairman of Entel Technologies, Inc., a wireless site acquisition and construction management company. From April 1996 to October 1996, Mr. Vento also served as the Chief Executive Officer of National Fiber Networks, Inc. Mr. Vento also served as managing partner in a joint venture with the Washington Post Company to build and operate that company's systems in the United Kingdom prior to its sale in 1993 to TCI/US West Communications. Mr. Vento has spent over twenty years in cable, telephone and wireless businesses. Mr. Vento was the founder and Managing General Partner of several cable television companies, which he developed from inception throughout the United States and Puerto Rico.

   Thomas H. Sullivan. Mr. Sullivan is the co-founder of TeleCorp and its predecessor company, TeleCorp Holding Corp., Inc., and has been TeleCorp's Executive Vice President and one of TeleCorp's directors since its inception in July 1997, and Chief Financial Officer since March 1999. Mr. Sullivan served as President of TeleCorp Holding Corp., Inc. from 1996 to 1998 and has served as a senior executive and founder of several wireless and wireline companies for the past six years. From 1992 to 1999, Mr. Sullivan was a partner of, and counsel to, McDermott, Will & Emery, where he served as co-head of its telecommunications practice and co-chairman of its Boston corporate department.

   William M. Mounger, II. Mr. Mounger has served as Chief Executive Officer of Tritel and Mercury Communications since 1998 and 1990, respectively. In addition, Mr. Mounger served as Tritel's President until January 1999. Mr. Mounger was a member of the Cellular One Advisory Council from 1992-1994 and served as its Chairman from 1993-94. In recent years, Mr. Mounger has served as President of Delta Cellular Communications, as President of Alaska-3 Cellular, as Vice President of Mobile Talk, Inc., as an SMR operator, as President of Southeastern Cellular Communications, and as President or executive officer in several other cellular companies. In 1996, Mr. Mounger was one of three original founders of Unity Communications, a reseller of long distance and wireless services. From 1983 to 1988, he was a partner in Sunbelt Cellular Partners, which merged with other entities to form Vanguard Cellular in 1987.

   E.B. Martin, Jr. Mr. Martin has served as Tritel's Executive Vice President, Treasurer and Chief Financial Officer since 1998. Mr. Martin has also served as the Vice President and Chief Financial Officer of Mercury Communications from 1990 to 1993 and since 1997. Mr. Martin was a member of the law firm of Young, Williams, Henderson & Fuselier, P.A. from 1993 to 1996. Mr. Martin also serves as Secretary/Treasurer for Mercury Communications and Mercury Wireless Management.

   Alexander P. Coleman. Since 1996, Mr. Coleman has served as a Vice President and Investment Partner of Dresdner Kleinwort Benson Private Equity LLC's leveraged buyout group. Prior to joining Dresdner Kleinwort Benson, Mr. Coleman served in several corporate finance positions for Citicorp/Citibank N.A. from 1989 through 1995, most recently as Vice President of Citicorp Venture Capital. Mr. Coleman has served as a Director of Tritel since January 1999.

   Michael R. Hannon. Mr. Hannon has been a General Partner of Chase Capital Partners, a general partnership with over $15 billion under management, since January 1988. Chase Capital Partners invests in a wide variety of international equity opportunities, including management buyouts, growth equity and venture capital situations. Chase Capital Partners' chief limited partner is The Chase Manhattan Corporation, one of the largest bank holding companies in the United States. Mr. Hannon also serves as the global practice head of the media and telecommunications industry at Chase Capital Partners. From 1998 until November 1999, Mr. Hannon served as TeleCorp's Chairman and he is currently on the board of directors of Entercom Communications and several privately held media and telecommunications firms. He has served as one of TeleCorp's directors since July 1998.

   Michael Schwartz. Mr. Schwartz is a co-founder and Executive Vice President of habit.com, an e-commerce entertainment community. Prior to joining habit.com in March 2000, he was a Vice President in AT&T Wireless's Acquisitions and Development group. Mr. Schwartz continues to provide services to AT&T on a part-time basis. From September 1996 through September 1998, Mr. Schwartz was Vice President and Chief Counsel of AT&T's Messaging Division. Prior to joining AT&T, Mr. Schwartz was in private law practice in the Seattle firm of Riddell Williams P.S. He has served as one of TeleCorp's directors since November 1998.

   Timothy L. McLaughlin. Mr. McLaughlin is the AT&T Wireless Services Vice President--Controller. Mr. McLaughlin joined AT&T Wireless Services as the Vice President--Controller in May 1996. Prior to joining AT&T Wireless Services, Mr. McLaughlin was Director of Corporate Planning for Symbios Logic from 1995 to 1996 and CFO of NCR's Microelectronics Division from 1991 to 1995. His previous experience also includes various assignments within NCR Corporation and Union Carbide Corporation.

   Scott Anderson. Since 1997, Mr. Anderson has served as Principal in Cedar Grove Partners, LLC, an investment and consulting/advisory partnership, and since 1998 as Principal in Cedar Grove Investments, LLC, a private seed capital investment fund. He was a board member of Tegic, a wireless technology licensing company until its merger with America Online, Inc. in 1999 and is a board member of Triton, Wireless Facilities, Inc., Telephia, Inc., ABC Wireless, LLC and Xypoint, Inc. He was employed by McCaw Cellular Communications and AT&T Wireless Services from 1986 until 1997, where he last served as Senior Vice President of the Acquisitions and Development group. Mr. Anderson has served as one of TeleCorp's directors since July 1998 and as one of Tritel's directors since January 1999.

   James M. Hoak, Jr. Mr. Hoak has served as Chairman and a Principal of Hoak Capital Corporation, a private equity investment firm, since September 1991. He has also served as Chairman of HBW Holdings, an investment bank, from July 1996 to November 1999, and continues to serve as a director of this firm. He served as Chairman of Heritage Media Corporation, a broadcasting and marketing services firm, from its inception in August 1987 to its sale in August 1997. From February 1991 to January 1995, he served as Chairman and Chief Executive Officer of Crown Media, Inc., a cable television company. From 1971 to 1987, he served as President and Chief Executive Officer of Heritage Communications, Inc., a diversified communications company, and as its Chairman and Chief Executive Officer from August 1987 to December 1990. He is also a director of PanAmSat Corporation, Pier 1 Imports and Texas Industries. He has served as one of TeleCorp's directors since July 1998.

   Kevin J. Shepherd. Mr. Shepherd has served as President of Triune, Inc., a financial advisory firm servicing high net worth individuals since its inception in 1989. Mr. Shepherd has served as a Director of Tritel since January 1999.

   David A. Jones, Jr. Mr. Jones is a founder and the Chairman and Managing Director of Chrysalis Ventures, LLC, a venture capital firm. Prior to founding Chrysalis Ventures, LLC in 1994, Mr. Jones was an attorney in private practice. Mr. Jones is Vice-Chairman of the Board of Directors of Humana Inc., a director of Mid-America Bancorp and Chairman of the Board of Directors of High Speed Access Corp. Mr. Jones has served as a Director of Tritel since July 1999.

   William W. Hague. Mr. Hague was appointed as a Director of TeleCorp on April 28, 2000 by AT&T Wireless and previously served as a member of the Board of Directors of TeleCorp's predecessor company from April 1998 through July 1998 and of TeleCorp from July 1998 through March 1999. Mr. Hague serves as the Senior Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless Services where he has been employed since 1995. Prior to this position, and beginning in 1992, he acted as Director of Acquisitions and Legal Affairs at Pacific Northwest Cellular/Western Wireless Corporation. From 1986 through 1992, Mr. Hague practiced law at the Kirkland, Washington office of Stokes Lawrence, LLC where he was a partner. Mr. Hague is also a member of the Board of Directors of Triton PCS, Inc., Dobson Cellular Communications, Inc., and is a member of the management committee of Far Eastone.

   Rohit M. Desai. Mr. Desai has been the Chairman, President and Chief Investment Officer of Desai Capital Management Incorporated, an equity investment firm with approximately $2 billion under management, since 1984. Desai Capital Management is the investment advisor to Equity-Linked Investors II, Private Equity Investors III, L.P., and Private Equity Investors IV, L.P., of which Mr. Desai is the managing general partner. Mr. Desai currently sits on the board of The Rouse Company, Sunglass Hut International, Finlay Fine Jewelry Holdings and Independence Community Bankcorp. He has served as one of TeleCorp's directors since July 1998.

Committees of Holding Company Board of Directors

   The Holding Company bylaws provide that the Holding Company board of directors may establish committees to exercise powers delegated by the Holding Company board of directors. Under that authority the Holding Company board of directors has established an audit committee and a compensation committee.

Compensation of Directors

   The amount, if any, which each director shall be entitled to receive as compensation for his services as such shall be fixed from time to time by resolution of Holding Company board of directors.

Executive Officers of Holding Company

   The principal executive officers of Holding Company upon completion of the merger will be as follows:

   Name                             Age                  Title
   ----                             ---                  -----
Gerald T. Vento....................  53 Chief Executive Officer, Director
Thomas H. Sullivan.................  37 Chief Financial Officer, Director
William M. Mounger, II.............  43 Chairman of the Board of Directors
E.B. Martin, Jr....................  43 Vice-Chairman of the Board of Directors

Compensation of Executive Officers

   Holding Company has not yet paid any compensation to its chief executive officer, chief financial officer, chairman of the board, vice-chairman of the board, or any other person expected to become an executive officer of Holding Company. The form and amount of the compensation to be paid to each of Holding Company's executive officers in any future period will be determined by the Holding Company board of directors.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This joint proxy statement-prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included in this joint proxy statement-prospectus referring to TeleCorp, Tritel and Holding Company, including under the following captions:

  .  "Risk Factors"; and

  .  "The Merger."

   These statements may include statements regarding the period following completion of the merger.

   Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of TeleCorp and Tritel, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of TeleCorp and Tritel, the factors relating to the merger discussed under Risk Factors, among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include: relative value of Holding Company stock and TeleCorp's and Tritel's stocks, the market's difficulty in valuing its new business model, the failure to realize the anticipated benefits of the merger and adverse regulatory conditions. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this joint proxy statement-prospectus. None of TeleCorp's, Tritel or Holding Company is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

   All subsequent forward-looking statements attributable to TeleCorp, Tritel or Holding Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                      WHERE YOU CAN FIND MORE INFORMATION

   You should rely only on the information contained in this document or that which TeleCorp and Tritel have referred you to. TeleCorp and Tritel have not authorized anyone to provide you with any additional information.

   The documents referred to in this joint proxy statement-prospectus are available from TeleCorp and Tritel upon request. TeleCorp and Tritel will provide a copy of any and all of the information that is referred to in this joint proxy statement-prospectus to any person, without charge, upon written or oral request. If exhibits to the documents referred to in this joint proxy statement-prospectus are not themselves specifically referred to in this joint proxy statement-prospectus, then the exhibits will not be provided. Any request
for documents should be made by    , 2000 to ensure timely delivery of the
documents.

   Requests for documents relating to TeleCorp should be directed to:

   TeleCorp PCS, Inc., 1010 N. Glebe Road, Suite 800, Arlington, Virginia 22201. Attention Investor Relations, telephone (703) 236-1100. Requests for documents relating to Tritel should be directed to:

   Tritel, Inc., 111 E. Capitol Street, Suite 500, Jackson, Mississippi 39201.
Attention: Investor Relations, telephone (601) 914-8010.

   TeleCorp and Tritel file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of those reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

  .  Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

  .  Seven World Trade Center, 13th Floor, New York, New York 10048; or

  .  Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois
     60661

   Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

   Holding Company has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to Holding Company's stock to be issued in the merger. This joint proxy statement-prospectus constitutes the prospectus of Holding Company filed as part of the registration statement. This joint proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

   If you have any questions about the merger, please call either TeleCorp Investor Relations at (703) 236-1100 or Tritel Investor Relations at (601) 914-8010.

   This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement-prospectus nor any distribution of securities pursuant to this joint proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement-prospectus by reference or in TeleCorp's or Tritel's affairs since the date of the joint proxy statement-prospectus. The information contained in this joint proxy statement-prospectus with respect to TeleCorp was provided by TeleCorp and the information contained in this joint proxy statement-prospectus with respect to Tritel was provided by Tritel.

                                 LEGAL MATTERS

   Certain legal matters in connection with this merger, including federal income tax consequences, have been passed upon for TeleCorp by Cadwalader, Wickersham & Taft, New York, New York and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters in connection with this merger have been passed upon for Tritel by Brown & Wood LLP, New York, New York.

                                 OTHER MATTERS

   Neither TeleCorp nor Tritel presently intends to bring any matters other than those described in this document before its special meeting. Further, neither TeleCorp nor Tritel has any knowledge of any other matters that may be introduced by other persons. If any other matters do properly come before either company's special meeting, the person named in the enclosed proxy forms of TeleCorp or Tritel, as applicable, will vote the proxies in keeping with their judgment on such matters.

                                    EXPERTS

   The consolidated financial statements of TeleCorp PCS, Inc. and Subsidiaries and Predecessor Company as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 and the consolidated balance sheet of TeleCorp-Tritel Holding Company as of April 28, 2000 included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in accounting and auditing.

   The consolidated balance sheets of Tritel, Inc. and subsidiaries as of December 31, 1998 and 1999, and the consolidated statements of operations, members' and stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, included in this prospectus have been audited by KPMG LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

                                     INDEX

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                                                                           Page
                                                                           ----
Report of Independent Accountants......................................... F-2
Consolidated Balance Sheets............................................... F-3
Consolidated Statements of Operations..................................... F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit)...... F-5
Consolidated Statements of Cash Flows..................................... F-6
Notes to Consolidated Financial Statements................................ F-8

             TRITEL, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                                                                            Page
                                                                            ----
Independent Auditor's Report............................................... F-44
Consolidated Balance Sheets................................................ F-45
Consolidated Statements of Operations...................................... F-46
Consolidated Statements of Members' and Stockholders' Equity............... F-47
Consolidated Statements of Cash Flows...................................... F-48
Notes to Consolidated Financial Statements................................. F-49

                TELECORP-TRITEL HOLDING COMPANY AND SUBSIDIARIES

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-76
Consolidated Balance Sheet................................................. F-77
Notes to Consolidated Balance Sheet........................................ F-78

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
TeleCorp PCS, Inc. and Subsidiaries and Predecessor Company:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of TeleCorp PCS, Inc. and Subsidiaries and Predecessor Company (the Company) at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
McLean, Virginia
March 10, 2000, except for certain information in Note 20 for which the date is April 27, 2000.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
                          CONSOLIDATED BALANCE SHEETS

                    ($ in thousands, except per share data)

                                                             December 31,
                                                          -------------------
                                                            1998      1999
                                                          --------  ---------
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $111,733  $ 182,330
  Accounts receivable, net...............................      --      23,581
  Inventory..............................................      778     15,802
  Prepaid expenses.......................................    2,186      3,031
  Other current assets...................................    1,218        797
                                                          --------  ---------
    Total current assets.................................  115,915    225,541
  Property and equipment, net............................  197,469    400,450
  PCS licenses and microwave relocation costs, net.......  118,107    267,682
  Intangible assets -- AT&T agreements, net..............   26,285     37,908
  Deferred financing costs, net..........................    8,585     19,577
  Other assets...........................................      283      1,044
                                                          --------  ---------
    Total assets......................................... $466,644  $ 952,202
                                                          ========  =========
 LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
              STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................... $ 14,592  $  38,903
  Accrued expenses.......................................   94,872     51,977
  Microwave relocation obligation, current portion.......    6,636     36,122
  Long-term debt, current portion........................      --       1,361
  Accrued interest.......................................    4,491      1,387
  Deferred revenue.......................................      --       1,709
                                                          --------  ---------
    Total current liabilities............................  120,591    131,459
Long-term debt...........................................  243,385    639,210
Microwave relocation obligation..........................    2,481      2,365
Accrued expenses and other...............................      196      6,541
                                                          --------  ---------
    Total liabilities....................................  366,653    779,575
                                                          --------  ---------
Mandatorily redeemable preferred stock, issued 255,999
 and 382,539 shares, respectively; and outstanding,
 255,215 and 382,539 shares, respectively, (liquidation
 preference $389,966 as of December 31, 1999)............  240,409    360,182
Deferred compensation....................................       (4)       --
Treasury stock, 784 shares and none, respectively, at
 cost....................................................      --         --
Preferred stock subscriptions receivable.................  (75,914)   (97,001)
                                                          --------  ---------
    Total mandatorily redeemable preferred stock, net....  164,491    263,181
                                                          --------  ---------
Commitments and contingencies
Stockholders' equity (deficit):
  Series F preferred stock, par value $.01 per share,
   10,308,676 and 14,912,778 shares issued and
   outstanding, respectively (liquidation preference $1
   as of December 31, 1999)..............................      103        149
  Common stock, par value $.01 per share issued
   49,357,658 and 85,592,221 shares, respectively; and
   outstanding 48,805,184 and 85,592,221 shares,
   respectively..........................................      493        856
  Additional paid-in capital.............................      --     267,442
  Deferred compensation..................................       (7)   (42,811)
  Common stock subscriptions receivable..................      (86)      (191)
  Treasury stock, 552,474 shares and none, respectively,
   at cost...............................................      --         --
  Accumulated deficit....................................  (65,003)  (315,999)
                                                          --------  ---------
    Total stockholders' equity (deficit).................  (64,500)   (90,554)
                                                          --------  ---------
    Total liabilities, mandatorily redeemable preferred
     stock and stockholders' equity (deficit)............ $466,644  $ 952,202
                                                          ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    ($ in thousands, except per share data)

                                                For the year ended December
                                                            31,
                                               --------------------------------
                                                 1997       1998        1999
                                               --------  ----------  ----------
Revenue:
  Service....................................  $    --   $      --   $   41,319
  Roaming....................................       --           29      29,010
  Equipment..................................       --          --       17,353
                                               --------  ----------  ----------
    Total revenue............................       --           29      87,682
                                               --------  ----------  ----------
Operating expenses:
  Cost of revenue............................       --          --       39,259
  Operations and development (including non
   cash stock compensation of $1,472 in
   1999).....................................       --        9,772      35,979
  Selling and marketing (including non cash
   stock compensation of $937 in 1999).......       304       6,325      71,180
  General and administrative (including non
   cash stock compensation of $29,408 in
   1999).....................................     2,637      26,239      92,585
  Depreciation and amortization..............        11       1,584      55,110
                                               --------  ----------  ----------
    Total operating expenses.................     2,952      43,920     294,113
                                               --------  ----------  ----------
    Operating loss...........................    (2,952)    (43,891)   (206,431)
Other (income) expense:
  Interest expense...........................       396      11,934      51,313
  Interest income............................       (13)     (4,697)     (6,464)
  Other expense (income).....................       --           27        (284)
                                               --------  ----------  ----------
    Net loss.................................    (3,335)    (51,155)   (250,996)
Accretion of mandatorily redeemable preferred
 stock.......................................      (726)     (8,567)    (24,124)
                                               --------  ----------  ----------
    Net loss attributable to common equity...  $ (4,061) $  (59,722) $ (275,120)
                                               ========  ==========  ==========
Net loss attributable to common equity per
 share--basic and diluted....................  $(111.74) $    (2.19) $    (3.58)
                                               ========  ==========  ==========
Weighted average common equity shares
 outstanding--basic and diluted..............    36,340  27,233,786  76,895,391
                                               ========  ==========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                ($ in thousands)

                      Series F                                                    Common
                   Preferred Stock    Common Stock     Additional                  stock     Treasury stock
                  ----------------- ------------------  Paid-in     Deferred   Subscriptions ---------------- Accumulated
                    Shares   Amount   Shares    Amount  capital   Compensation  Receivable    Shares   Amount   Deficit
                  ---------- ------ ----------  ------ ---------- ------------ ------------- --------  ------ -----------
Balance,
 December 31,
 1996...........         --   $--       43,124   $  2   $    --     $    --        $ --           --    $--    $    (814)
Issuance of
 common stock
 for cash.......         --    --        6,875    --         --          --          --           --     --          --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........         --    --          --     --         --          --          --           --     --         (726)
Noncash
 redemption of
 equity
 interests......         --    --      (30,664)    (1)       --          --          --           --     --          --
Net loss........         --    --          --     --         --          --          --           --     --       (3,335)
                  ----------  ----  ----------   ----   --------    --------       -----     --------   ----   ---------
Balance,
 December 31,
 1997...........         --    --       19,335      1        --          --          --           --     --       (4,875)
Noncash
 redemption of
 equity
 interests......         --    --      (19,335)    (1)       --          --          --           --     --          --
Issuance of
 preferred and
 common stock
 for cash,
 licenses and
 AT&T
 agreements.....  10,308,676   103  46,262,185    462        --          --          (86)         --     --         (383)
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........         --    --          --     --         --          --          --           --     --       (8,567)
Noncash issuance
 of restricted
 stock to
 employees......         --    --    3,095,473     31        --          (10)        --           --     --          (21)
Repurchase of
 common stock
 for cash.......         --    --          --     --         --            2         --      (552,474)   --           (2)
Compensation
 expense related
 to restricted
 stock awards...         --    --          --     --         --            1         --           --     --          --
Net loss........         --    --          --     --         --          --          --           --     --      (51,155)
                  ----------  ----  ----------   ----   --------    --------       -----     --------   ----   ---------
Balance,
 December 31,
 1998...........  10,308,676   103  49,357,658    493        --           (7)        (86)    (552,474)   --      (65,003)
Issuance of
 preferred stock
 and common
 stock for cash
 and licenses...   4,604,102    46  23,231,331    233     21,550         --         (105)         --     --          --
Issuance of
 common stock in
 initial public
 offering.......         --    --   10,580,000    106    197,211         --          --           --     --          --
Costs associated
 with initial
 public
 offering.......         --    --          --     --      (1,801)        --          --           --     --          --
Deferred
 compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...         --    --          --     --      73,049     (73,049)        --           --     --          --
Compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...         --    --          --     --         --       31,817         --           --     --          --
Non-cash
 issuance of
 restricted
 stock..........         --    --    2,423,232     24      1,558      (1,573)        --       959,259    --          --
Repurchase of
 common stock
 for cash.......                                              (1)          1                 (406,785)   --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........         --    --          --     --     (24,124)        --          --           --     --          --
Net loss........         --    --          --     --         --          --          --           --     --     (250,996)
                  ----------  ----  ----------   ----   --------    --------       -----     --------   ----   ---------
Balance,
 December 31,
 1999...........  14,912,778  $149  85,592,221   $856   $267,442    $(42,811)      $(191)         --    $--    $(315,999)
                  ==========  ====  ==========   ====   ========    ========       =====     ========   ====   =========
                    Total
                  ----------
Balance,
 December 31,
 1996...........  $    (812)
Issuance of
 common stock
 for cash.......        --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........       (726)
Noncash
 redemption of
 equity
 interests......         (1)
Net loss........     (3,335)
                  ----------
Balance,
 December 31,
 1997...........     (4,874)
Noncash
 redemption of
 equity
 interests......         (1)
Issuance of
 preferred and
 common stock
 for cash,
 licenses and
 AT&T
 agreements.....         96
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........     (8,567)
Noncash issuance
 of restricted
 stock to
 employees......        --
Repurchase of
 common stock
 for cash.......        --
Compensation
 expense related
 to restricted
 stock awards...          1
Net loss........    (51,155)
                  ----------
Balance,
 December 31,
 1998...........    (64,500)
Issuance of
 preferred stock
 and common
 stock for cash
 and licenses...     21,724
Issuance of
 common stock in
 initial public
 offering.......    197,317
Costs associated
 with initial
 public
 offering.......     (1,801)
Deferred
 compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...        --
Compensation
 expense related
 to stock option
 grants and
 restricted
 stock awards...     31,817
Non-cash
 issuance of
 restricted
 stock..........          9
Repurchase of
 common stock
 for cash.......        --
Accretion of
 mandatorily
 redeemable
 preferred
 stock..........    (24,124)
Net loss........   (250,996)
                  ----------
Balance,
 December 31,
 1999...........  $ (90,554)
                  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                ($ in thousands)

                                                  For the year ended December
                                                              31,
                                                  -----------------------------
                                                   1997      1998       1999
                                                  -------  ---------  ---------
Cash flows from operating activities:
  Net loss......................................  $(3,335) $ (51,155) $(250,996)
  Adjustment to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization................       11      1,584     55,110
   Noncash compensation expense related to stock
    option grants and restricted stock awards...      --           2     31,817
   Noncash interest expense.....................      134      1,182     32,718
   Bad debt expense.............................      --         --       2,962
   Noncash general and administrative expense
    charge by affiliates........................      --         197        --
  Changes in cash flow from operations resulting
   from changes in assets and liabilities:
   Accounts receivable..........................      --         --     (23,581)
   Inventory....................................      --        (778)   (15,024)
   Prepaid expenses.............................      --      (2,186)      (845)
   Other current assets.........................      (52)    (1,145)       421
   Other assets.................................      (27)      (256)      (761)
   Accounts payable.............................      619     11,586     24,808
   Accrued expenses.............................      --       9,145     17,831
   Accrued interest.............................      258      2,046     (3,104)
   Deferred revenue.............................      --         --       1,709
                                                  -------  ---------  ---------
    Net cash used in operating activities.......   (2,392)   (29,778)  (126,935)
                                                  -------  ---------  ---------
Cash flows from investing activities:
  Expenditures for network under development,
   wireless network and property and equipment..   (1,134)  (107,542)  (298,506)
  Capitalized interest on network under
   development and wireless network.............      --        (227)    (5,317)
  Expenditures for microwave relocation.........      --      (3,340)    (5,654)
  Purchase of PCS licenses......................      --     (21,000)  (114,238)
  Partial refund of deposit on PCS licenses.....    1,561        --         --
  Purchase of intangibles--AT&T agreements......      --         --     (17,310)
                                                  -------  ---------  ---------
    Net cash provided by (used in) investing ac-
     tivities...................................      427   (132,109)  (441,025)
                                                  -------  ---------  ---------
Cash flows from financing activities:
  Proceeds from sale of mandatorily redeemable
   preferred stock..............................    1,500     26,661     70,323
  Receipt of preferred stock subscription
   receivable...................................      --         --       9,414
  Direct issuance costs from sale of mandatorily
   redeemable preferred stock...................      --      (1,027)    (2,500)
  Proceeds from sale of common stock and series
   F preferred stock............................      --          38     21,724
  Proceeds from long-term debt..................    2,809    257,492    407,635
  Proceeds associated with initial public
   offering.....................................      --         --     197,317
  Direct issuance cost from the initial public
   offering.....................................      --         --      (1,801)
  Payments on long term debt....................      --      (2,073)   (50,451)
  Payments of deferred financing costs..........      --      (9,110)   (12,742)
  Net increase in amounts due to affiliates.....      171       (928)      (362)
                                                  -------  ---------  ---------
  Net cash provided by financing activities.....    4,480    271,053    638,557
                                                  -------  ---------  ---------
  Net increase in cash and cash equivalents.....    2,515    109,166     70,597
Cash and cash equivalents at the beginning of
 period.........................................       52      2,567    111,733
                                                  -------  ---------  ---------
Cash and cash equivalents at the end of period..  $ 2,567  $ 111,733  $ 182,330
                                                  =======  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)

                                ($ in thousands)

                                               For the year ended December 31,
                                               --------------------------------
                                                 1997       1998        1999
                                               --------------------- ----------
Supplemental disclosure of cash flow
 Information:
  Cash paid for income taxes.................. $     --  $       --  $      --
  Cash paid for interest......................       --        9,786     24,342
Supplemental disclosure of non-cash investing
 and financing activities:
  Network under development and microwave
   relocation costs included in accounts
   payable and accrued expenses...............     2,485      98,092     32,424
  Issuance of mandatorily redeemable preferred
   stock and preferred stock in exchange for
   PCS licenses and AT&T agreements...........       --      100,900      2,674
  Issuance of mandatorily redeemable preferred
   stock and common stock in exchange for
   stock subscriptions receivable.............       --       76,000     27,191
  U.S. Government financing of PCS licenses...     9,193         --      11,551
  Discount on U.S. Government financing.......     1,600         --       1,631
  Conversion of notes payable to stockholders
   into preferred stock.......................       499      25,300        --
  Accretion of preferred stock dividends......       726       8,567     24,124
  Redemption of equity interests..............     6,370         --         --
  Distribution of net assets to Affiliates....     3,645         --         --
  Notes payable to affiliates.................     2,725         --         --
  Capitalized interest........................ $     131 $     2,055 $    5,409


  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    ($ in thousands, except per share data)

1. Organization and Business

   TeleCorp Holding Corp., Inc. (Holding) was incorporated in the State of Delaware on July 29, 1996 (date of inception). Holding was formed to participate in the Federal Communications Commission's (FCC) Auction of F-Block Personal Communications Services (PCS) licenses (the Auction) in April 1997. Holding successfully obtained licenses in the New Orleans, Memphis, Beaumont, Little Rock, Houston, Tampa, Melbourne and Orlando Basic Trading Areas (BTAs). Holding qualifies as a Designated Entity and Very Small Business under Part 24 of the rules of the Federal Communications Commission applicable to broadband PCS.

   In April 1997, Holding entered into an agreement to transfer the PCS licenses for the Houston, Tampa, Melbourne and Orlando BTAs to four newly-formed entities created by Holding's existing stockholder group: THC of Houston, Inc.; THC of Tampa, Inc.; THC of Melbourne, Inc.; and THC of Orlando, Inc. These licenses were transferred along with the related operating assets and liabilities in exchange for investment units consisting of Class A, B and C common stock and Series A preferred stock in August 1997.

   TeleCorp PCS, Inc. (TeleCorp) was incorporated in the State of Delaware on November 14, 1997 by the controlling stockholders of Holding. TeleCorp is the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in its licensed regions in connection with a strategic alliance with AT&T Wireless and its affiliates (collectively AT&T). Upon finalization of the AT&T Transaction, Holding became a wholly-owned subsidiary of TeleCorp (see Note 9). TeleCorp and Holding are hereafter referred to as the Company.

   TeleCorp PCS, Inc. is the largest AT&T Wireless affiliate in the United States in terms of licensed population, with licenses covering markets where approximately 16.7 million people reside. The Company provides wireless personal communication services, or PCS, in selected markets in the south-central and northeast United States and in Puerto Rico, encompassing eight of the 100 largest metropolitan areas in the United States.

   Under the terms of the AT&T strategic alliance, the Company is AT&T's exclusive provider of wireless mobility services in the eight covered markets, using equal emphasis co-branding with AT&T subject to AT&T's right to resell services on the Company's network. The Company has the right to use the AT&T brand name and logo together with the SunCom brand name and logo, giving equal emphasis to each in its covered markets. The Company is AT&T's preferred roaming partner for digital customers in the Company's markets. Additionally, the Company's relationship with AT&T provides coast-to-coast coverage to TeleCorp customers.

2. Summary of Significant Accounting Policies

 Basis of presentation

   Holding was formed to explore various business opportunities in the wireless telecommunications industry. TeleCorp was formed to continue the activity of Holding through its strategic alliance with AT&T. For purposes of the accompanying financial statements, Holding has been treated as a "predecessor" entity. Therefore, the financial statements for the year ended December 31, 1997 include the historical financial information of Holding, the predecessor entity. The financial statements as of and for the year ended December 31, 1998 and for all periods thereafter, include the historical financial information of Holding and TeleCorp. The Chief Executive Officer and President of Holding maintain the positions of Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of TeleCorp. In addition, these officers own a majority of the voting stock of TeleCorp and, prior to the finalization of the AT&T Transaction, owned a majority of the voting stock of Holding. As a result of this relationship, certain financing relationships and the similar nature of business activities, Holding and TeleCorp were considered companies under common control.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
 Risks and uncertainties

   The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities for at least the next several years while it constructs its network and develops its customer base. The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which it is unable to control. These factors include: (1) the cost of constructing its network, (2) changes in technology, (3) changes in governmental regulations, (4) the level of demand for wireless communications services, (5) the product offerings, pricing strategies and other competitive factors of the Company's competitors and (6) general economic conditions. If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow or achieve or sustain profitability which would materially adversely affect its business, operations and financial results as well as its ability to make payments on its debt obligations.

 Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, which includes TeleCorp Communications, Inc., TeleCorp LLC and Holding. All intercompany accounts and transactions have been eliminated in consolidation.

 Development Stage Company

   Prior to January 1, 1999, the Company's activities principally were planning and participation in the Auction, initiating research and development, conducting market research, securing capital and developing its proposed service and network. Since the Auction, the Company has been relying on the borrowing of funds and the issuance of common and preferred stock rather than recurring revenues, for its primary sources of cash flow. Accordingly, the Company's financial statements for all periods prior to January 1, 1999 were presented as a development stage enterprise, as prescribed by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." In the first quarter of 1999, the Company commenced operations and began providing wireless mobility services for its customers. As a result, the Company exited the development stage in the quarter ended March 31, 1999.

 Fair Value of Financial Instruments

   The Company believes that the carrying amount of its financial instruments approximate fair value.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company sells products and services to various customers throughout many regions in the United States and Puerto Rico. The Company routinely assesses the strength of its customers and maintains allowances for anticipated losses.

   For the years ended December 31, 1997, 1998 and 1999, no one customer accounted for 10% or more of total revenues or accounts receivable.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
 Cash Equivalents

   The Company considers all highly liquid instruments with a maturity from purchase date of three months or less to be cash equivalents. Cash equivalents consist of overnight sweep accounts and U.S. Treasury obligations.

 Inventory

   Inventory, consisting of handsets and accessories, is valued at the lower of average cost or market and is recorded net of an allowance for obsolescence, if required.

 Property and Equipment and Network Under Development

   Property and equipment are recorded at cost and depreciation is computed using the straight-line method over the following estimated useful lives:

  Computer equipment................ 3 to 5 years
  Network under development and
   wireless network................. 5 to 10 years upon commencement of service
  Internal use software............. 3 years
  Furniture, fixtures and office
   equipment........................ 5 years
  Leasehold improvements............ Lesser of useful life or lease term

   Expenditures for repairs and maintenance are charged to operations when incurred. Gains and losses from disposals, if any, are included in the statements of operations. Network under development includes all costs related to engineering, cell site acquisition, site development, interest expense and other development costs being incurred to ready the Company's wireless network for use.

   Internal and external costs incurred to develop the Company's billing, financial systems and other internal applications during the application development stage are capitalized as internal use software. All costs incurred prior to the application development stage are expensed as incurred. Training costs and all post implementation internal and external costs are expensed as incurred.

 PCS Licenses and Microwave Relocation Costs

   PCS licenses include costs incurred, including capitalized interest related to the U.S. Government financing, to acquire Federal Communications Commission licenses in the 1850-1990 MHz radio frequency band. Interest capitalization on the U.S. Government financing began when the activities necessary to get the Company's network ready for its intended use were initiated and concluded when the wireless networks were ready for intended use. The PCS licenses are issued conditionally for ten years. Historically, the Federal Communications Commission has granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. The Company believes it has complied with and intends to continue to comply with these rules and policies.

   As a condition of each PCS license, the Federal Communications Commission requires each license-holder to relocate existing microwave users (Incumbents) within the awarded spectrum to microwave frequencies of equal capacity. Microwave relocation costs include the actual and estimated costs incurred to relocate the Incumbent's microwave links affecting the Company's licensed frequencies.

   The Company began amortizing the cost of the PCS licenses, microwave relocation costs, and capitalized interest in March 1999, when PCS services commenced in certain BTAs. Amortization is calculated using the straight-line method over 40 years.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
 Intangible assets--AT&T Agreements

   The AT&T Agreements consist of the fair value of various agreements with AT&T exchanged for mandatorily redeemable preferred stock and series F preferred stock (see Notes 9 and 10). The AT&T Agreements are amortized on a straight-line basis over the related contractual terms, which range from three to ten years.

 Long-Lived Assets

   The Company periodically evaluates the recoverability of the carrying value of property and equipment, network under development, intangible assets, PCS licenses and microwave relocation costs. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of the present value of expected future cash flows are less than the assets' carrying value. No such impairment losses have been recognized to date.

 Deferred Financing Costs

   Deferred finance costs are capitalized and amortized as a component of interest expense over the term of the related debt.

 Revenue Recognition

   The Company earns revenue by providing wireless mobility services to both its subscribers and subscribers of other wireless carriers traveling in the Company's service area, as well as sale of equipment and accessories.

   Wireless mobility services revenue consists of monthly recurring and non-recurring charges for local, long distance, roaming and airtime used in excess of pre-subscribed usage. Generally, access fees, airtime roaming and long distance charges are billed monthly and are recognized when service is provided. Prepaid service revenue is collected in advance, recorded as deferred revenue, and recognized as service is provided.

   Roaming revenue consists of the airtime and long distance charged to the subscribers of other wireless carriers for use of the Company's network while traveling in the Company's service area and is recognized when the service is provided.

   Equipment revenue is recognized upon delivery of the equipment to the customer and when future obligations are no longer significant.

 Advertising Costs

   The Company expenses production costs of print, radio and television advertisements and other advertising costs as such costs are incurred.

 Income Taxes

   The Company accounts for income taxes in accordance with the liability method. Deferred income taxes are recognized for tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the current tax provision and the change during the period in deferred tax assets and liabilities.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

 Accounting for Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation", requires disclosure of the fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at grant date based on the fair value of the award and is recognized over the service period which is usually the vesting period. The Company has chosen, under provisions of SFAS No. 123, to continue to account for employee stock-based compensation under Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees". The Company discloses in Note 11 to the financial statements the pro forma net loss and the pro forma basic and diluted net loss per share as if the Company had applied the method of accounting prescribed by SFAS No. 123.

   The Company periodically issues restricted stock awards and stock option grants to its employees. Upon reaching a measurement date, the Company records deferred compensation equal to the difference between the strike price and the estimated fair value of the stock award. Deferred compensation is amortized to compensation expense over the related vesting period.

 Interest Rate Swaps

   The Company uses interest rate swaps to hedge the effects of fluctuations in interest rates from their Senior Credit Facility (see Note 8). These transactions meet the requirements for hedge accounting, including designation and correlation. The interest rate swaps are managed in accordance with the Company's policies and procedures. The Company does not enter into these transactions for trading purposes. The resulting gains or losses, measured by quoted market prices, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of hedged transactions are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement.

 Net Loss Attributable to Common Equity Per Share

   The Company computes net loss attributable to common equity per share in accordance with SFAS No. 128, "Earnings Per Share," and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS No. 128 and SAB 98, basic net loss attributable to common equity per share is computed by dividing the net loss attributable to common equity for the period by the weighted average number of common equity shares outstanding during the period. The weighted average number of common shares outstanding includes the Series F Preferred Stock, which is a participating stock and has no preferential rights over Common Stock, and all classes of Common Stock. Diluted net loss attributable to common equity per share is computed by dividing the net loss attributable to common equity for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. As the Company had a net loss attributable to common equity in each of the periods presented, basic and diluted net loss attributable to common equity per share are the same.

 Segment Reporting

   The Company presently operates in a single business segment as a provider of wireless mobility services in its licensed regions primarily in the south-central and northeastern United States and Puerto Rico. The Company operates in various MTAs including New Orleans, LA, Memphis, TN, Little Rock, AR, Boston, MA and San Juan, Puerto Rico.

 Reclassifications

   Certain amounts in the 1997 and 1998 consolidated financial statements have been reclassified to conform with the presentations of the 1999 consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
 Recently Issued Accounting Standards

   In July 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of FAS 133" which defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company is in the process of determining the effect of adopting this standard.

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) Number 101, "Revenue Recognition in Financial Statements." This bulletin will become effective for the Company for the quarter ended June 30, 2000. This bulletin establishes more clearly defined revenue recognition criteria than previously existing accounting pronouncements, and specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. The Company is currently evaluating the full impact of this SAB to determine the impact on its financial position and results of operations.

3. Accounts Receivable

   Accounts receivables consists of the following:

                                                                   December 31,
                                                                   ------------
                                                                   1998  1999
                                                                   ---- -------
   Accounts receivable............................................ $--  $26,203
   Allowance for doubtful accounts................................  --   (2,622)
                                                                   ---- -------
                                                                   $--  $23,581
                                                                   ==== =======

   Bad debt expense for the year ended December 31, 1999 was $2,962.

4. Inventory

   Inventory consists of the following:

                                                                    December 31,
                                                                    ------------
                                                                    1998  1999
                                                                    ---- -------
   Handsets........................................................ $778 $15,090
   Accessories.....................................................  --      712
                                                                    ---- -------
   Total inventory................................................. $778 $15,802
                                                                    ==== =======

5. Property and Equipment

   Property and equipment consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
   Wireless network......................................... $    --   $364,491
   Network under development................................  170,886    21,758
   Computer equipment.......................................   10,115    16,888
   Internal use software....................................   11,161    21,648
   Leasehold improvements...................................    3,205    12,011
   Furniture, fixtures and office equipment.................    2,924    10,855
   Land.....................................................      --         49
                                                             --------  --------
                                                              198,291   447,700
   Accumulated depreciation.................................     (822)  (47,250)
                                                             --------  --------
                                                             $197,469  $400,450
                                                             ========  ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
   Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $11, $811, and $46,428, respectively.

6. PCS Licenses and Microwave Relocation Costs

   PCS licenses, microwave relocation costs, and capitalized interest consist of the following:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
   PCS licenses.............................................. $104,737 $221,650
   Microwave relocation costs................................   12,457   47,835
   Capitalized interest......................................      913    1,005
                                                              -------- --------
                                                               118,107  270,490
   Accumulated amortization..................................      --    (2,808)
                                                              -------- --------
                                                              $118,107 $267,682
                                                              ======== ========

   Amortization expense related to PCS licenses, its related capitalized interest, and microwave relocation costs for the years ended December 31, 1997, 1998 and 1999 was $0, $0, and $2,808, respectively.

7. Accrued Expenses

   Accrued expenses consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
   Property and equipment...................................... $85,635 $32,725
   Sales taxes.................................................     --    8,263
   Bonuses and vacation........................................   2,386   6,079
   Selling and marketing.......................................     347   3,496
   Other.......................................................   6,700   7,955
                                                                ------- -------
                                                                 95,068  58,518
   Less: non-current portion...................................     196   6,541
                                                                ------- -------
                                                                $94,872 $51,977
                                                                ======= =======

8. Long-term Debt

   Long-term debt consists of the following:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
   Senior subordinated discount notes........................ $    --  $354,291
   Senior credit facilities..................................  225,000  225,000
   Lucent notes payable......................................   10,460   43,504
   U.S. Government financing.................................    7,925   17,776
                                                              -------- --------
                                                               243,385  640,571
   Less: current portion.....................................      --     1,361
                                                              -------- --------
                                                              $243,385 $639,210
                                                              ======== ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

 Senior Subordinated Discount Notes

   On April 23, 1999, the Company completed the issuance and sale of 11 5/8% Senior Subordinated Discount Notes (the Notes) with an aggregate principal amount at maturity of $575,000. The total gross proceeds from the sale of the Notes were $327,635. Offering expenses consisting of underwriting, printing, legal and accounting fees totaled $10,999. The Notes mature April 15, 2009, unless previously redeemed by the Company. As interest accrues, it will be added to the principal as an increase to interest expense and the carrying value of the Notes until April 15, 2004. The Company will begin paying interest semi-annually beginning October 15, 2004. The Notes are not collateralized. The Notes are subordinate to all of the Company's existing and future senior debt and ranks equally with all other senior subordinated debt, and ranks senior to all of the Company's existing and future subordinated debt. The Notes are guaranteed by the Company's wholly owned subsidiary, TeleCorp Communications, Inc. (see Note 19). As of December 31, 1999 accrued interest added to the principal was $26,656. In October 1999, the Company registered the Notes with the Securities and Exchange Commission to become publicly traded securities. Offering expenses totaled $917 and are accounted for as debt issuance costs.

 Senior Credit Facilities

   In July 1998, the Company entered into a credit facility (the Senior Credit Facility) with a group of commercial lenders, under which the Company may borrow up to $525,000, in the aggregate, consisting of (i) up to $150,000 in revolving loans (the Senior Revolving Credit Facility) with a maturity date of January 2007, (ii) a $150,000 term loan (the Tranche A Term Loan) with a maturity date of January 2007, and (iii) a $225,000 term loan (the Tranche B Term Loan) with a maturity date of January 2008. Subsequent to year-end, the Company entered into amendments to increase the amount of credit available to $560,000. A total of $225,000 of indebtedness from the Tranche B Term Loan was outstanding as of December 31, 1998 and 1999. The Senior Credit Facility also provides for an uncommitted $40,000 senior term loan (the Expansion Facility) with a maturity date of January 2008.

   Beginning in September 2002, principal repayments will be made in 18 quarterly installments for the Tranche A Term Loan and 22 quarterly installments for the Tranche B Term Loan. Quarterly principal repayments for the Tranche A Term Loan are as follows: first six, $3,750; next four, $9,375; last eight, $11,250. Quarterly principal repayments for the Tranche B Term Loan are as follows: first 18, $562, last four, $53,721. Interest payments on the senior credit facility are made quarterly. The Senior Credit Facility contains a prepayment provision whereby certain amounts borrowed must be repaid upon the occurrence of certain specified events.

   The commitment to make loans under the Tranche A Term loan will terminate in July 2001, or earlier if elected by the Company. Beginning in April 2005, the commitment to make loans under the Senior Revolving Credit Facility will be permanently reduced on a quarterly basis through April 2007 as follows: first four reductions, $12,500; last four reductions $25,000. The unpaid principal on the Senior Revolving Credit Facility is due January 2007. In July 2000, if the undrawn portion of the Tranche A Term Loan exceeds $50,000 the amount of the Tranche A Term Loan will be automatically reduced by such excess.

   The interest rate applicable to the Senior Credit Facility is based on, at the Company's option, (i) LIBOR (Eurodollar Loans) plus the Applicable Margin, as defined, or (ii) the higher of the administrative agent's prime rate or the Federal Funds Effective Rate (ABR Loans), plus the Applicable Margin, as defined. The Applicable Margin for Eurodollar Loans will range from 125 to 325 basis points based upon certain events by the Company, as specified. The Applicable Margin for ABR Loans will range from 25 to 225 basis points based upon certain events by the Company, as specified. At December 31, 1998, the interest rate applicable to the

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
Tranche B Term Loan was 8.75% and interest incurred for the year ended December 31, 1998 was $9,210 of which $7,710 was expensed and $1,500 was capitalized. At December 31, 1999, the interest rate applicable to the Tranche B Term Loan was 9.12%, and for the year ended December 31, 1999 interest incurred on the Tranche B Term Loan was $19,110 of which $13,793 was expensed and $5,317 was capitalized.

   The loans from the Senior Credit Facility are subject to an annual commitment fee which ranges from 0.50% to 1.25% of the available portion of the Tranche A Term Loan and the Senior Revolving Credit Facility. The Company has expensed $3,306 and $3,817, for the year ended December 31, 1998 and 1999, respectively, related to these bank commitment fees. The Senior Credit Facility requires the Company to purchase interest rate hedging contracts covering amounts equal to at least 50% of the total amount of the outstanding indebtedness of the Company. As of December 31, 1998 and 1999, the Company hedged 100% of its outstanding indebtedness of $225,000 to take advantage of favorable interest rate swaps. The six outstanding interest rate swap contracts fix LIBOR at annual interest rates from 5.20% to 5.26%. The contracts mature in September of 2003.

   Initially, borrowings under the Senior Credit Facility are subject to a maximum Senior Debt to Total Capital ratio, as defined, of 50%. This ratio has been increased to 55% because certain specified operating benchmarks have been achieved. In addition, the Company must comply with certain financial and operating covenants. The financial covenants include various debt to equity, debt to EBITDA, interest coverage, and fixed charge coverage ratios, as defined in the Senior Credit Facility. The operating covenants include minimum subscribers, minimum aggregate service revenue, minimum coverage of population and maximum capital expenditure thresholds. As of December 31, 1998 and 1999, the Company was in compliance with these covenants.

   The Company may utilize the Expansion Facility as long as the Company is not in default of the Senior Credit Facility and is in compliance with each of the financial covenants. However, none of the lenders are required to participate in the Expansion Facility.

   The Senior Credit Facility is collateralized by substantially all of the assets of the Company. In addition, the Senior Credit Facility has been guaranteed by the Company's subsidiaries and shall be guaranteed by subsequently acquired or organized domestic subsidiaries of the Company.

 Lucent Notes Payable

   In May 1998, the Company entered into a Note Purchase Agreement (the Lucent Note Agreement) with Lucent Technologies, Inc. (Lucent) which provides for the issuance of increasing rate 8.5% Series A (the Series A Notes) and 10.0% Series B (the Series B Notes) junior subordinated notes (the Subordinated Notes) with an aggregate face value of $80,000. The aggregate face value of the Subordinated Notes shall decrease dollar for dollar, upon the occurrence of certain events as defined in the Lucent Note Agreement. The proceeds of the Subordinated Notes are to be used to develop the Company's network in certain designated areas. As of December 31, 1998 and 1999, the Company had $10,460 and $43,504, respectively outstanding under the Series A Notes. During the year ended December 31, 1999, the Company borrowed and repaid $40,000 on the Lucent Series B Notes plus $228 of accrued interest. Interest expense for the years ended December 31, 1998 and 1999 was $460 and $3,044, respectively.

   The Series A and Series B Notes will not amortize and will have a maturity date six months after the final maturity of the Company's high yield debt offering, but in no event later than May 1, 2012. The Series A Notes will have a mandatory redemption at par plus accrued interest from the proceeds of a subsequent equity offering to the extent the net proceeds exceed an amount identified in the Lucent Note Agreement. If the Series A Notes

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
and Series B Notes are not redeemed in full by January 2001 and January 2000, respectively, the interest rate on each note will increase by 1.5% per annum on January 1. However, the interest rate applicable to the Subordinated Notes shall not exceed 12.125%. Interest payable on the Series A Notes and the Series B Notes on or prior to May 11, 2004 shall be payable in additional Series A and Series B Notes. Thereafter, interest shall be paid in arrears in cash on each six month and yearly anniversary of the Series A and Series B closing date or, if cash interest payments are prohibited under the Senior Credit Facility and/or the Senior Subordinated Discount Notes, in additional Series A and Series B Notes. As of December 31, 1998 and 1999, interest accrued under the Series A Notes of $460 and $3,504, respectively has been included in long-term debt.

   The Company may redeem the Subordinated Notes held by Lucent or any of its affiliates at any time. The Series A Notes that are not held by Lucent or any of its affiliates may be redeemed by the Company prior to May 2002 and after May 2007. The Series B Notes that are not held by Lucent or any of its affiliates may be redeemed by the Company prior to May 2000 and after May 2005. Any redemption after May 2007, in the case of the Series A Notes, and May 2005, in the case of the Series B Notes, shall be subject to an interest rate premium, as specified. All of the outstanding notes under the Lucent Note Agreement as of December 31, 1998 and 1999 are held by Lucent. The Company must comply with certain operating covenants. As of December 31, 1998 and 1999, the Company was in compliance with these operating covenants.

   In October 1999, the Company entered into an amended and restated note purchase agreement with Lucent for the issuance of up to $12,500 of new Series A Notes and up to $12,500 of new Series B Notes under a vendor expansion facility in connection with prior acquisitions of licenses in certain markets. The terms of these notes issued under these facilities are identical to the original Lucent Series A and Series B Notes.

   In addition, pursuant to the amended and restated note purchase agreement, Lucent has agreed to make available up to an additional $50.0 million of new vendor financing not to exceed an amount equal to 30% of the value of equipment, software and services provided by Lucent in connection with any additional markets the Company acquires. This $50.0 million of availability is subject to a reduction up to $20 million on a dollar for dollar basis of any additional amounts Lucent otherwise lends to the Company for such purposes under the Company's senior credit facilities. Any notes purchased under this facility would be divided equally between Lucent Series A and Series B Notes. The terms of Lucent Series A and Series B Notes issued under these expansion facilities would be identical to the terms of the original Lucent Series A and Series B Notes as amended, including a maturity date of October 23, 2009.

   In addition, any Lucent Series B Notes issued under the vendor expansion facility will mature and will be subject to mandatory prepayment on a dollar for dollar basis out of the net proceeds of any future public or private offering or sale of debt securities, exclusive of any private placement of notes issued to finance any additional markets and borrowings under the senior credit facilities or any replacement facility.

 U.S. Government financing

   As of December 31, 1998 and 1999, the Company owes the U.S. Government $9,192 and $20,247, less a discount of $1,268 and $2,471, respectively, for the acquisition of PCS licenses.

   The terms of the notes related to the PCS licenses in New Orleans, Memphis, Beaumont and Little Rock obtained during the 1997 F-Block auction include: an interest rate of 6.25%, quarterly interest payments which commenced in July 1998 and continue for the one year thereafter, then quarterly principal and interest payments for the remaining nine years. The promissory notes are collateralized by the underlying PCS licenses.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

   During the year ended December 31, 1999, the Company completed the acquisition of additional PCS licenses from Digital PCS, LLC and Wireless 2000, Inc. (see Note 10). As part of these acquisitions, the Company assumed additional U.S. Government financing with the Federal Communications Commission amounting to $11,551, less a discount of $1,631. The terms of the notes include an interest rate of 6.125% for notes assumed from Digital PCS, LLC and 7.00% for notes assumed from Wireless 2000, Inc., quarterly interest payments for a two-year period and then quarterly principal and interest payments for the remaining eight years.

   The notes were discounted using management's best estimate of the prevailing market interest rate at the time of issuance of 10.25%.

   In connection with entering into the senior credit facilities and the senior-subordinated discount notes, the Company incurred certain debt issuance costs. The Company capitalized debt issuance costs of $9,110 and $12,742, during the years ended December 31, 1998 and 1999, respectively. The financing costs are being amortized using the straight-line method over the term of the related debt. For the years ended December 31, 1998 and 1999, the Company recorded interest expense related to the amortization of the deferred financing costs of $525 and $1,750, respectively.

   As of December 31, 1999, minimum required annual principal repayment (undiscounted) under all of the Company's outstanding debt obligations were as follows:

      For the year ending December 31,
        2000.......................................................... $  1,361
        2001..........................................................    1,448
        2002..........................................................    2,102
        2003..........................................................    5,561
        2004..........................................................    5,785
        Thereafter....................................................  847,494
                                                                       --------
          Total....................................................... $863,751
                                                                       ========

9. AT&T Transaction

   In January 1998, the Company entered into a Securities Purchase Agreement (the Securities Purchase Agreement) with AT&T Wireless PCS, Inc. and TWR Cellular Inc. (both subsidiaries of AT&T Corporation and collectively referred to as AT&T PCS), the stockholders of Holding and various venture capital investment firms (the Cash Equity Investors). The Securities Purchase Agreement allows the Company to be a provider of wireless mobility services in its licensed regions utilizing the AT&T brand name.

   Upon the receipt of Federal Communications Commission approval in July 1998, the Company finalized the transaction contemplated in the Securities Purchase Agreement (the AT&T Transaction). As a result, the Company (i) issued preferred stock and paid AT&T $21,000 in exchange for 20 MHz PCS licenses with a fair value of $94,850 and certain operating agreements with AT&T for exclusivity, network membership, long distance and roaming with a fair value of $27,050 (ii) issued preferred and common stock for 100% of the outstanding ownership interests in Holding, which includes 10 MHz PCS licenses which was recorded at historical cost; and (iii) issued preferred and common stock for a cash commitment from the initial investors other than AT&T Wireless of $128,000 to be paid over a three year term plus an additional $5,000 upon the closing of the Digital PCS, Inc. transaction (see Note 10).

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

   The general terms of the operating agreements with AT&T are summarized below:

    AT&T Exclusivity: The Company will be AT&T's exclusive facilities-based provider of mobile wireless telecommunications services within the Company's BTAs for an initial ten year period. This agreement will automatically renew for a one-year term and then operate on a year-to-year basis unless one party terminates at least ninety (90) days prior to the end of any one-year term.

    The Company has determined the fair value of this agreement to be $11,870 and is amortizing this value over the initial 10 year term.

    Network Membership License Agreement: The Network Membership License Agreement (the License Agreement) defines that AT&T will make available to the Company use of the AT&T logo and the right to refer to itself as a "Member of the AT&T Wireless Network" to market its PCS services. Through the use of these rights, the Company expects to participate in and benefit from AT&T promotional and marketing efforts. The License Agreement has an initial five-year term with a five-year renewal term if both the Company and AT&T elect to renew at least ninety 90 days prior to the expiration of the initial term. The Company determined the fair value of this agreement to be $8,480 and is amortizing this value over the initial five-year term.

    Intercarrier Roamer Services Agreement: AT&T and the Company have entered into a twenty-year reciprocal roaming agreement provided that their customers who own tri-mode phones will roam on the other's mobile wireless systems at commercially reasonable rates to the extent commercially and technologically feasible. Thereafter, this agreement shall renew automatically on a year-to-year basis unless either the Company or AT&T terminates this agreement by written notice at least 90 days prior to the conclusion of the original or any subsequent term. After ten years, this agreement may be terminated by the Company or AT&T at any time upon 90 days prior written notice.

    The Company has determined the value of this roaming agreement to be $3,500 and is amortizing this value over the initial 10-year term.

    Long Distance Agreement: The long distance agreement provides that AT&T will be the exclusive provider for long distance services to the Company's customers within the Company's licensed regions for an initial three year period. The long distance agreement requires that the Company meet a minimum traffic volume commitment during the term of the agreement. If the Company fails to meet such volume commitments, the Company must pay to AT&T the difference between the expected fee based on the volume of the commitment and the fees based on actual volume.

    The Company had determined the fair value of this agreement to be $3,200 and is amortizing this value over the initial three-year term.

   Triton PCS, Inc. (Triton), Tritel Communications (Tritel), and the Company have adopted a common brand, SunCom, which is co-branded with equal emphasis with the AT&T brand name and logo. On April 16, 1999, Triton, Tritel and TeleCorp Communications formed a new company, Affiliate License Co., L.L.C., to own, register and maintain the marks SunCom, SunCom Wireless and other SunCom and Sun formative marks (SunCom Marks) and to license the SunCom marks to Triton, Tritel and the Company. Triton, Tritel and TeleCorp Communications each have a 33% membership interest in Affiliate License Co., L.L.C. On April 16, 1999, Triton entered into an agreement to settle a potential dispute regarding prior use of the SunCom brand. In connection with this settlement, Triton agreed to pay $975 to acquire the SunCom Marks that were contributed to Affiliate License Co., L.L.C. The Company paid $325 in royalty payments to reimburse Triton for the contributed SunCom marks.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

10. Acquisitions

   On April 20, 1999, the Company completed the acquisition of 10 MHz PCS licenses covering the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTA's from Digital PCS, LLC. The total purchase price of $6,114 was comprised of $2,335 of mandatorily redeemable preferred stock and common stock of the Company, the assumption of U.S. Government financing with the Federal Communications Commission of $4,102 less a discount of $609, and $286 in cash as reimbursement to Digital PCS, LLC, for interest due to the Federal Communications Commission incurred prior to close and legal costs. The entire purchase price has been allocated to the PCS license.

   As a result of completing the transaction with Digital PCS, LLC, the Cash Equity Investors have irrevocably committed to contribute $5,000 in exchange for mandatorily redeemable preferred stock and common stock over a two year period from the close of this transaction. As of December 31, 1999 the Company has received $2,200 of the $5,000 commitment.

   On May 24, 1999, the Company sold mandatorily redeemable preferred stock and preferred stock to AT&T for $40,000. On May 25, 1999, the Company acquired from AT&T 20 MHz PCS licenses covering the San Juan MTA, 27 constructed cell sites, a switching facility, leases for additional cell sites, the extension of the Network Membership License Agreement, Long Distance Agreement, Intercarrier Roamer Services Agreement and AT&T Exclusivity Agreement and the reimbursement of AT&T for microwave relocation costs, salary and lease payments (the Puerto Rico Transaction) incurred prior to acquisition. The total purchase price of this asset acquisition was $99,694 in cash plus legal fees of $252. The purchase price has been allocated to the assets acquired, based upon their estimated fair value as follows:

      PCS licenses....................................................  $70,421
      Intangible assets--AT&T Agreements..............................   17,310
      Cell sites site acquisition, switching facility assets and other
       assets.........................................................    9,015
      Microwave relocation costs......................................    3,200
                                                                        -------
                                                                        $99,946
                                                                        =======

   As a result of completing this transaction, the Company's available borrowings under the Lucent Note Agreement increased by $15,000 ($7,500 of series A and $7,500 of series B) and certain Cash Equity Investors committed $39,997 in cash in exchange for mandatorily redeemable preferred and common stock. The Cash Equity Investors cash commitment of $39,997 will be funded over a three-year period from the close of this transaction. As of December 31, 1999, the Company received $17,999 of this cash commitment. As a part of obtaining this additional preferred and common stock financing, the Company paid $2,000 to a Cash Equity Investor upon the closing of the transaction. In addition, certain officers, the Chief Executive Officer and the Executive Vice President and Chief Financial Officer of the Company were issued fixed and variable awards of 5,318 and 2,380,536 restricted shares of mandatorily redeemable Series E preferred stock and Class A common stock, respectively, in exchange for their interest in Puerto Rico Acquisition Corporation. Puerto Rico Acquisition Corporation was a special purpose entity wholly-owned by the Company's Chief Executive Officer and Executive Vice President and Chief Financial Officer. The fixed awards typically vest over a five-year period. The estimated fair value of these shares has been recorded as deferred compensation and is being amortized over the related vesting periods. The variable awards vested based upon the completion of the Company's initial public offering.

   On June 2, 1999 the Company acquired from Wireless 2000, Inc. 15 MHz PCS licenses in the Alexandria, Lake Charles and Monroe, Louisiana BTAs. The total purchase price of $7,448 was comprised of $371 of mandatorily redeemable preferred stock and common stock of the Company, the assumption of U.S.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
Government financing with the Federal Communications Commission of $7,449 less a discount of $1,022 and $650 in cash as reimbursement of microwave relocation costs and reimbursement of Federal Communications Commission interest and legal costs. The entire purchase price has been allocated to the PCS licenses acquired.

   In February 1999, Viper Wireless, Inc. (Viper), was formed to participate in the C-Block PCS license reauction for additional spectrum in most of the Company's markets. Viper was initially capitalized for $100 and was equally-owned by the Company's Chief Executive Officer and Executive Vice President-Chief Financial Officer. In order to participate in the reauction, the Company paid the Federal Communications Commission an initial deposit of $17,819, on behalf of Viper. Simultaneously, the Company transferred this initial deposit to Viper in exchange for an 85% ownership interest which represented a 49.9% voting interest.

   On April 15, 1999, the Federal Communications Commission announced Viper was the high bidder for 15 MHz licenses in New Orleans, Houma and Alexandria, Louisiana, San Juan, Puerto Rico and Jackson, Tennessee and 30 MHz licenses in Beaumont, Texas. The total auction price is $32,286 plus legal fees of $47. During the year ended December 31, 1999, the Federal Communications Commission refunded $11,361 of the initial deposit; however, the Company was required to pay the Federal Communications Commission $11,059 as a final deposit on behalf of Viper. As of and for the year ended December 31, 1999, Viper had no financial activity other than its capitalization which includes the transfer of the initial deposit to Viper. The Company received final regulatory approval of the license transfer from the Federal Communications Commission on September 9, 1999. The entire purchase price has been allocated to the PCS licenses acquired.

   AT&T and certain of the Company's other stockholders have committed an aggregate of up to approximately $32,300 in exchange for additional shares of mandatorily redeemable preferred stock, series F preferred stock and common stock of the Company. As part of this financing, the Company paid approximately $500 to an affiliate of a Cash Equity Investor for closing this preferred and common stock financing. In May and July 1999, AT&T and certain Cash Equity Investors funded approximately $17,516 of their commitment to the Company. The Company made its final payment of $14,770 to the Federal Communications Commission on September 13, 1999 with respect to these licenses and received the remaining funding commitments from AT&T and the certain Cash Equity Investors on September 29, 1999.

11. Mandatorily Redeemable Preferred Stock and Stockholders' Equity

 Holding

   Holding's authorized capital stock consisted of 6,000 shares of no par value mandatorily redeemable series A preferred stock, 125,000 shares of no par value class A common stock, 175,000 shares of no par value class B common stock and 175,000 shares of no par value class C common stock. This capital stock was in existence during 1996, 1997, and through July 1998, the closing of the AT&T Transaction, at which time Holding became a wholly-owned subsidiary of the Company. Subsequent to the AT&T Transaction, the authorized and outstanding shares of Holding were cancelled and replaced with 1,000 authorized shares of common stock of which 100 shares were issued to the Company.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

 TeleCorp

   On May 14, 1999, TeleCorp restated its Certificate of Incorporation, which was subsequently amended. The Restated Certificate of Incorporation, as amended, provides the Company with the authority to issue 918,339,090 shares of stock, consisting of the following:

                          Par    Shares
    Preferred Stock      Value Authorized
    ---------------      ----- ----------
Mandatorily redeemable
 Series A............... $0.01    100,000
Mandatorily redeemable
 Series B............... $0.01    200,000
Mandatorily redeemable
 Series C............... $0.01    215,000
Mandatorily redeemable
 Series D............... $0.01     50,000
Mandatorily redeemable
 Series E............... $0.01     30,000
Series F................ $0.01 15,450,000
                               ----------
  Total.................       16,045,000
                               ==========

                            Par    Shares
       Common Stock        Value Authorized
       ------------        ----- -----------
Class A................... $0.01 608,550,000
Class B................... $0.01 308,550,000
Class C tracked........... $0.01     309,000
Class D tracked........... $0.01     927,000
Voting Preference......... $0.01       3,090
                                 -----------
  Total...................       918,339,090
                                 ===========

   The following schedules represent the transactions that took place with respect to Holding's mandatorily redeemable preferred stock and common stock for the year ended December 31, 1998.

                                                                  Series A
                                                              Preferred stock
                                                             ------------------
                                                             Shares   Amount
                                                             ------ -----------
   Balance, December 31, 1997...............................   367  $ 4,144,340
   Accretion of preferred stock dividends...................   --       224,484
   Recapitalization of Holding..............................  (367)  (4,368,824)
                                                              ----  -----------
   Balance, December 31, 1998...............................   --   $       --
                                                              ====  ===========

                            Class A         Class B        Class C
                         Common Stock    Common Stock    Common Stock   Common Stock
                         --------------  -------------- --------------- -------------
                         Shares  Amount  Shares  Amount Shares   Amount Shares Amount Total
                         ------  ------  ------  ------ -------  ------ ------ ------ -----
Balance, December 31,
 1997...................  4,834    856    1,974    --    12,527                         856
Recapitalization of
 Holding................ (4,834)  (856)  (1,974)   --   (12,527)   --     100    --    (856)
Elimination of 100% of
 equity interests in
 Holding................    --     --       --     --       --     --    (100)   --     --
                         ------  -----   ------  -----  -------  -----   ----  -----  -----
Balance, December 31,
 1998...................    --   $ --       --   $ --       --   $ --     --   $ --   $ --
                         ======  =====   ======  =====  =======  =====   ====  =====  =====

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

   The following schedule represents the transactions that took place with respect to TeleCorp's mandatorily redeemable preferred stock, Series F preferred stock and common stock for the period July 1998 to December 31, 1999:

                                                              Series D      Series E
                             Series A         Series C       Preferred      Preferred
                          Preferred stock Preferred stock      stock          stock
                          --------------- ---------------- -------------- --------------
                          Shares  Amount  Shares   Amount  Shares Amount  Shares  Amount   Total
                          ------ -------- ------- -------- ------ ------- ------  ------  --------
Mandatorily redeemable
 preferred stock
Issuance of preferred
 stock to AT&T PCS for
 licenses and AT&T
 Agreements.............  66,723 $ 66,723     --  $    --  34,267 $34,143    --   $  --   $100,866
Issuance of preferred
 stock to initial
 investors other than
 AT&T Wireless, net of
 issuance costs of
 $1,028.................     --       --  128,000  126,848    --      --     --      --    126,848
Accretion of preferred
 stock dividends........     --     3,040     --     3,819    --      946    --      541     8,346
Noncash issuance of
 restricted stock.......     --       --      --       --     --      --   5,505       6         6
Repurchase of restricted
 stock for cash.........     --       --      --       --     --      --    (784)     (1)       (1)
Noncash issuance of
 preferred stock for
 equity of Holding......     --       --    7,348    4,334    --      --  14,156      10     4,344
                          ------ -------- ------- -------- ------ ------- ------  ------  --------
Balance, December 31,
 1998...................  66,723   69,763 135,348  135,001 34,267  35,089 18,877     556   240,409
Issuance of preferred
 stock for cash, net of
 issuance costs of
 $2,500.................  30,750   30,454  72,382   51,089 15,150  11,080    --      --     92,623
Issuance of preferred
 stock for PCS licenses
 and operating
 agreements.............     --       --    2,878    2,674    --      --     --      --      2,674
Accretion of preferred
 stock dividends........     --     9,124     --    10,939    --    2,646    --    1,415    24,124
Noncash issuance of
 restricted stock.......     --       --      --       --     --      --   6,741     353       353
Repurchase of restricted
 stock or cash..........     --       --      --       --     --      --    (577)     (1)       (1)
                          ------ -------- ------- -------- ------ ------- ------  ------  --------
Balance, December 31,
 1999...................  97,473 $109,341 210,608 $199,703 49,417 $48,815 25,041  $2,323  $360,182
                          ====== ======== ======= ======== ====== ======= ======  ======  ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

                                                                  Class C        Class D        Voting
                              Series F           Class A          tracked        tracked      Preference
                           Preferred stock    Common stock      Common stock   Common stock  Common stock
                          ----------------- ------------------ -------------- -------------- -------------
                            Shares   Amount   Shares    Amount Shares  Amount Shares  Amount Shares Amount Total
                          ---------- ------ ----------  ------ ------- ------ ------- ------ ------ ------ ------
Series F preferred and
 Common stock
Issuance of common Stock
 to initial investors
 other than AT&T
 Wireless for cash......         --   $--   37,540,390   $375  110,549  $ 1   827,487  $ 8     --    $--   $  384
Issuance of preferred
 Stock to AT&T PCS for
 licenses and AT&T
 agreements.............  10,308,676   103         --     --       --   --        --   --      --     --      103
Exchange of 100% of
 Equity interests in
 Predecessor Company For
 equity in the Company..         --    --    7,583,463     76  173,264    2    23,942  --    3,090    --       78
Noncash issuance of
 Restricted stock.......         --    --    3,095,473     31      --   --        --   --      --     --       31
Repurchase of restricted
 Stock for cash.........         --    --     (552,474)   --       --   --        --   --      --     --      --
                          ----------  ----  ----------   ----  -------  ---   -------  ---   -----   ----  ------
Balance, December 31,
 1998...................  10,308,676   103  47,666,852    482  283,813    3   851,429    8   3,090            596
Issuance of common Stock
 and preferred Stock for
 cash...................   4,604,102    46  22,366,242    224      --   --        --   --      --     --      270
Issuance of Common Stock
 in Initial Public
 Offering...............         --    --   10,580,000    106      --   --        --   --      --     --      106
Issuance of common Stock
 for PCS Licenses and
 operating Agreements...         --    --      865,089      9      --   --        --   --      --     --        9
Noncash issuance of
 Restricted stock.......         --    --    3,382,493     24      --   --        --   --      --     --       24
Repurchase of restricted
 Stock for cash.........         --    --     (406,787)   --       --   --        --   --      --     --      --
                          ----------  ----  ----------   ----  -------  ---   -------  ---   -----   ----  ------
Balance, December 31,
 1999...................  14,912,778  $149  84,453,889   $845  283,813  $ 3   851,429  $ 8   3,090   $--   $1,005
                          ==========  ====  ==========   ====  =======  ===   =======  ===   =====   ====  ======

 Stock Split

   On August 27, 1999 and on November 5, 1999, the Company filed amendments to its certificate of incorporation with the Delaware Secretary of State to effect a 100 for 1 stock split and 3.09 for 1 stock split respectively, of its outstanding and authorized series F preferred stock and all classes of its common stock. The stock splits have been retroactively reflected in the financial statements for all periods presented. In addition, the amendment to the Company's certificate of incorporation increased the authorized number of shares of each of the class A common stock and the class B common stock by 15 million. In addition, the Board of Directors and the stockholders approved further amendments and restatements to the Company's certificate of incorporation becoming effective upon the closing of the Company's initial public offering, including a 300 million increase in the number of authorized shares of the Company's class A common stock.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

 Initial Public Offering and Concurrent Offering

   On November 23, 1999 in an initial public offering of 10.58 million shares of class A common stock for $20.00 per share, the Company raised proceeds of approximately $197,317, net of underwriter's discount of $3,703. Offering costs, including legal, accounting and printing costs associated with the offering totaled $1,801, and these costs were charged directly against paid-in capital.

   In a concurrent offering to AT&T Wireless, the Company issued 2,245,000 shares of class A common stock for $18.65 per share. The Company raised proceeds of $41,869, which was received on January 18, 2000.

   There are no issued or outstanding shares of series B preferred stock, senior common stock or class B common stock as of December 31, 1999.

   The conversion features and conversion prices of the Company's issued stock are summarized below:

  Convertible Security          Convertible Into                   Conversion Price
  --------------------    ----------------------------  --------------------------------------
series A preferred stock  After July 2006, at the       The series A conversion rate is equal
                          holders' option, into class   to the liquidation preference of the
                          A common stock                series A preferred stock on the
                                                        conversion date divided by the market
                                                        price of the class A common stock on
                                                        the conversion date.
series C preferred stock  At the option of the Company  The liquidation preference of the
                          at the IPO date into either   series C preferred stock divided by
                          class A or B common stock     the IPO price of $20.00 per share.
series D preferred stock  If series C preferred stock   The liquidation preference divided by
                          is Converted then             the IPO price of $20.00 per share.
                          automatically at the IPO
                          date into senior common
                          stock
series E preferred stock  At the option of the Company  The liquidation preference of the
                          at the IPO date into either   series E preferred stock divided by
                          class A or class B common     the IPO price of $20.00 per share.
                          stock

series F preferred stock  At the holders' option, into  One share of series F preferred stock
 and senior common stock  class A, class B or class D   or senior common stock for one share
                          common stock, depending upon  of either class A, class B or class D
                          the occurrence of certain     common stock.
                          defined events
class A common stock      At the holders' option into   One share of class B common stock for
                          class B common stock          one share of class A common stock.
class C tracked common    Subject to Federal            One share of class A or class B common
 stock                    Communications Commission     stock for one share of class C tracked
                          constraints and Board         common stock.
                          approval, at the holders'
                          option and by affirmative
                          vote of at least 66 2/3% of
                          class A common stock into
                          class A or class B common
                          stock
class D tracked common    Subject to Federal            One share of class A or class B common
 stock                    Communications Commission     stock for one share of class D tracked
                          constraints and Board         common stock.
                          approval, at the holders'
                          option and by affirmative
                          vote of at least 66 2/3% of
                          class A common stock into
                          class A or class B common
                          stock

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

   The conversion features and conversion prices of the Company's issued stock are summarized below:

 Liquidation rights

   In the event of any liquidation, dissolution or winding up of the Company, as defined, the stockholders of the Company are entitled to liquidation preferences as follows:

  Order of
Distribution         Stock Classification               Distribution Preference
------------  ---------------------------------  --------------------------------------
First         series A and series B preferred    $1,000 per share plus accrued and
              stock                              unpaid dividends.


Second        series C and series D preferred    Series C: actual paid-in capital per
              stock                              share plus accrued and unpaid
                                                 dividends plus interest of 6% per
                                                 annum on the actual paid-in capital,
                                                 compounded quarterly, less amount of
                                                 dividends declared and paid.


                                                 Series D: $1,000 per share plus
                                                 accrued and unpaid dividends plus an
                                                 amount equal to interest on $1,000 per
                                                 share at a rate of 6% per annum,
                                                 compounded quarterly, less amount of
                                                 dividends declared and paid.

Third         series E preferred stock           Accrued and unpaid dividends, plus an
                                                 amount equal to interest on $1,000 per
                                                 share at 6% per annum, compounded
                                                 quarterly, less dividends declared and
                                                 paid.


Fourth        series F preferred stock and       Series F preferred: $0.000032 per
              senior common stock                share plus accrued and unpaid
                                                 dividends.


                                                 Senior common stock: The sum of the
                                                 liquidation preference of each share
                                                 of series D and series F preferred
                                                 stock converted in senior common stock
                                                 divided by the aggregate number of
                                                 shares of senior common stock issued
                                                 upon conversion of shares of series D
                                                 and series F preferred stock

 Dividends and voting rights

   The holders of the series A and series B preferred stock are entitled to cumulative quarterly cash dividends at an annual rate of 10% of the liquidation preference of the then outstanding shares. The holders of the remaining shares of preferred and common stock are entitled to dividends if and when declared.

   The class A common stock has 15,419,100 voting rights and the voting preference common stock has 15,480,900 voting rights. The remaining shares of preferred and common stock shall have no voting rights, except as provided by law or in certain limited circumstances.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

 Call and Redemption features

   The preferred stock is callable at the option of the Company at a price equal to the liquidation preference on the redemption date. The series A preferred stock is callable thirty days after the 10th anniversary of the issuance of such shares. The series B preferred stock is callable at any time. The series C and series D preferred stock are callable at any time, provided that the series C and series D preferred stock are called concurrently.

   The series A, series B, series C, series D and series E preferred stock are redeemable thirty days after the 20th anniversary of the issuance of such shares at the option of the holder at a price equal to the liquidation preference on the redemption date. The series F preferred stock is not redeemable. Pursuant to a Management Agreement, the Company may redeem certain shares of class A common stock and series E preferred stock held by the Company's Chief Executive Officer and Executive Vice President (the TMC officers). For the period from the finalization of the AT&T Transaction to December 31, 1998, the Company accreted $8,345 of dividends in connection with this redemption feature.

 Tracked common stock

   The class C and class D common stock have been designated as tracked common stock. The holders of the tracked common stock are entitled to a dividend, when available, equal to the excess of the fair value of the net assets of Holding over the aggregate par value of the outstanding shares of the tracked common stock. After all other preferential liquidating distributions have been made, the holders of the tracked common stock will be entitled to a liquidation preference equal to the excess of the fair value of the net assets of Holding.

 Participating stock

   The series F preferred stock, the senior common stock and the class A and B common stock are participating stock, and the Board of Directors may not declare dividends on or redeem, purchase or otherwise acquire for consideration any shares of the Participating Stock, unless the Board of Directors makes such declaration or payment on the same terms with respect to all shares of participating stock, ratably in accordance with each class and series of participating stock then outstanding.

 Net Loss Per Share

   The following table sets forth the computation of basic and diluted net loss per share:

                                               For the Year Ended December
                                                           31,
                                              --------------------------------
                                                1997       1998        1999
                                              --------  ----------  ----------
   Numerator:
     Net loss...............................  $ (3,335) $  (51,155) $ (250,996)
   Less: accretion of mandatorily redeemable
    preferred stock.........................      (726)     (8,567)    (24,124)
                                              --------  ----------  ----------
     Net loss attributable to common
      equity................................  $ (4,061) $  (59,722) $ (275,120)
                                              ========  ==========  ==========
   Denominator:
   Basic and diluted net loss per share--
    weighted average shares.................    36,340  27,233,786  76,895,391
                                              ========  ==========  ==========
   Net loss attributable to common equity
    per share--basic and diluted............  $(111.74) $    (2.19) $    (3.58)
                                              ========  ==========  ==========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

   The following equity instruments were not included in the diluted net loss per share calculation because their effect would be anti-dilutive:

                                                                  Year Ended
                                                                 December 31,
                                                               -----------------
                                                               1997 1998  1999
                                                               ---- ---- -------
   Mandatorily redeemable preferred stock series A............ --   --    97,473
   Stock options.............................................. --   --   545,497

12. Restricted Stock Plan and Restricted Stock Awards

   In July 1998, the Company adopted a Restricted Stock Plan (the Plan) to attract and retain key employees and to reward outstanding performance. Key employees selected by management may elect to become participants in the Plan by entering into an agreement which provides for issuance of fixed and variable units consisting of series E mandatorily redeemable preferred stock and class A common stock. The fixed units typically vest over a five or six year period. The variable units vest based upon certain events taking place, such as buildout milestones, Pop coverage, the completion of an initial public offering and other events. Unvested shares are forfeited upon termination of employment. The shares issued under the Plan shall consist of units transferred to participants without payment as additional compensation for their services to the Company. The total number of units that may be awarded to key employees shall not exceed 7,085 units and 4,000,000 shares of series E preferred stock and class A common stock, respectively, as determined upon award. Any units not granted on or prior to July 17, 2003 shall be awarded to two officers of the Company. Each participant has voting, dividend and distribution rights with respect to all shares of both vested and unvested common stock. After the class A shares become publicly traded, the right of first offer will no longer exist for the series E preferred shares. In addition the shares contain rights of inclusion and first negotiation. The Company may repurchase unvested shares, and under certain circumstances, vested shares of participants whose employment with the Company terminates. The repurchase price is equal to $0.01 and $0.00003 per share for the series E preferred and common stock, respectively.

   Activity under the Plan is as follows:

                               Series E    Estimated    Class A    Estimated
                               preferred  fair value    common     fair value
                                 stock     per share     stock     per share
                               --------- ------------- ---------  ------------
   Shares awarded.............   5,505   $        1.00 3,095,473  $        003
   Repurchases................    (784)            --   (552,474)          --
                                 -----   ------------- ---------  ------------
   Balance, December 31,
    1998......................   4,721   $        1.00 2,542,999  $        003
   Shares awarded.............   2,677   $52.00-$72.98 1,748,609  $.003-$20.00
   Repurchases................    (577)            --   (406,787)          --
                                 -----   ------------- ---------  ------------
   Balance, December 31,
    1999......................   6,821   $ 1.00-$72.98 3,884,821  $.003-$20.00
                                 =====                 =========

   Deferred compensation and compensation expense related to the issuance of restricted stock to employees, based on the estimated fair value of the preferred and common stock, was immaterial for the year ended December 31, 1998.

   Certain awards granted under the Plan were variable awards. Upon the initial offering, the variable stock awards became fixed. At that point, the Company recorded deferred compensation expense based on the difference between the estimated fair value and the exercise price of the award in the amount of $61,999. For the year ended December 31, 1999, the Company recorded compensation expense related to those restricted

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
stock awards of $29,997. The remaining deferred compensation balance related to the restricted stock awards of $32,000 will be recognized as compensation expense over the remaining vesting period. Outstanding fixed awards and variable awards as of December 31, 1998 and 1999 are as follows:

                                                       December 31, December 31,
                                                           1998         1999
                                                       ------------ ------------
   Series E preferred stock:
     Fixed awards.....................................      3,664        6,821
     Variable awards..................................      1,057          --
                                                        ---------    ---------
       Total Series E awards..........................      4,721        6,821
                                                        =========    =========
   Class A common stock:
     Fixed awards.....................................  1,152,605    3,884,821
     Variable awards..................................  1,390,394          --
                                                        ---------    ---------
       Total Class A awards...........................  2,542,999    3,884,821
                                                        =========    =========

   The Chief Executive Officer and the Executive Vice President were issued variable restricted stock awards outside of the Restricted Stock Plan. Upon the initial public offering, the variable stock awards became fixed. At that point, the Company recorded deferred compensation expense based the difference between the estimated fair value and the exercise price of the award. The company recorded $19,613 as deferred compensation related to these awards and will recognize that as compensation expense over the related vesting periods, of which $14,809 was recorded as compensation expense for the year ended December 31, 1999.

13. Employee and Director Stock Option Plan

   On July 22, 1999, the Company implemented the 1999 Stock Option Plan to allow employees and members of the Board of Directors to acquire shares of class B common stock. The options have an option term of 10 years, ratable vesting over a three to four year period, exercise prices equal to the estimated fair value of the underlying class B common stock on the date of award and restrictions on exercisability until (i) a qualified initial public offering (IPO) to which the class A voting common stock has been registered under the Securities Act of 1933 for aggregate proceeds of $20,000, (ii) the sale of all or substantially all of the assets of the Company or (iii) the sale of all or substantially all of the outstanding capital stock of the Company. The Company has reserved 1,814,321 shares of class A common stock for issuance under this plan.

   The 581,967 stock options awarded during the period from July 22, 1999 to November 23, 1999 represented variable awards since their exercisability was restricted until the completion of the initial public offering, sale of assets or sale of the Company. Therefore, the measurement date occurred when the exercisability restrictions were relieved, upon the initial public offering. At that point, the Company recorded deferred compensation expense based on the difference between the initial public offering of $20.00 per share and the exercise price of the award. All awards after the initial public offering are fixed awards. The Company recorded $11,050 as deferred compensation related to the stock option awards and will recognize expense over the related vesting periods, of which $1,473 was recorded as compensation expense for the year ended December 31, 1999.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

   A summary of the status of the Company's stock option plan is presented below:

                                                            Weighted
                                                             Average
                                                            Remaining  Weighted
                                             Option Price  Contractual Average
                                              Range per       Life     Exercise
                                   Shares       share        (Years)    Price
                                   -------  -------------- ----------- --------
   Outstanding at December 31,
    1998.........................      --   $          --      --      $   --
     Granted.....................  611,967  $0.0065-$37.88     3.2     $   128
     Exercised...................      --              --      --          --
     Forfeited...................  (66,470) $       0.0065     3.1     $0.0065
                                   -------  --------------     ---     -------
   Outstanding at December 31,
    1999.........................  545,497  $0.0065-$37.88     3.2     $  1.43
                                   =======  ==============     ===     =======
   Options vested at December 31,
    1999.........................   76,801  $       0.0065     3.1     $0.0065
                                   =======  ==============     ===     =======

   No options were exercisable as of December 31, 1999.

                    Options Outstanding at December 31, 1999
                    ----------------------------------------

                                                                         Weighted Average
                                                                            Remaining
        Weighted Average               Number of                         Contractual Life
         Exercise Price                 Shares                               (Years)
        ----------------               ---------                         ----------------
             $ 0065                     515,497                                3.1
             $20.00                      20,000                                4.0
             $37.88                      10,000                                4.0
             ------                     -------                                ---
             $ 1.43                     545,497                                3.2
             ======                     =======                                ===

   During the year ended December 31, 1999, the Company granted options to purchase 611,967 shares of common stock, of which options to purchase 601,967 shares of common stock were granted at exercise prices below fair market value.

              Options Granted for the Year Ended December 31, 1999
              ----------------------------------------------------

                             Market Price
            Weighted Average  of Stock on   Fair Value     Weighted Average
   Shares    Exercise Price   Grant Date    of Options   Remaining Life (year)
   ------   ---------------- ------------- ------------- ---------------------
   581,967      $0.0065         $20.00        $20.00              3.1
    10,000      $ 20.00         $20.00        $18.34              3.9
    10,000      $ 20.00         $36.97        $34.82              4.0
    10,000      $ 37.88         $39.25        $36.09              4.0
   -------      -------      ------------- -------------          ---
   611,967      $  1.28      $20.00-$39.25 $18.34-$36.09          3.2
   =======      =======      ============= =============          ===

   As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to follow the provisions of Accounting Principle Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and to adopt the disclosure only provision of SFAS No. 123. If compensation expense had been recorded based on the fair value at the grant dates for awards under the Plan, the Company's pro forma net loss, pro forma basic net loss per share and pro forma diluted net loss per share would have been the same as their respective reported balances disclosed in the financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

   The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants issued during the year ended December 31, 1999: volatility factor of 100%, weighted average expected life of 10 years, weighted-average risk free interest rate of 6%, and no dividend yield. The weighted average fair value of grants made during the year ended December 31, 1999 was $20.52.

14. Preferred and Common Stock Subscriptions Receivable

   In connection with the AT&T Transaction described in Note 9 and the acquisitions described in Note 10, the Company received various cash commitments from the Cash Equity Investors in exchange for Series C preferred stock and various classes of common stock. Through December 31, 1998 and 1999 the Company received $52,000 and $23,696 of the commitment. The Company has recorded a preferred stock subscription receivable of $75,914 and $97,001 as of December 31, 1998 and 1999, respectively, as a reduction to the mandatorily redeemable preferred stock and a common stock subscription receivable of $86 and $191 as of December 31, 1998 and 1999, respectively, as a reduction to stockholders' equity (deficit) for the unpaid commitment.

   As of December 31, 1999, the agreements require the initial investors other than AT&T Wireless to fund their unconditional and irrevocable obligations in installments in accordance with the following schedules:

     For the year ended December 31,                                    Amount
     -------------------------------                                    -------
     2000.............................................................. $37,650
     2001..............................................................  48,351
     2002..............................................................  11,000
                                                                        -------
       Total........................................................... $97,001
                                                                        =======

15. Income Taxes

   There was no provision for income tax for the years ended December 31, 1997, 1998 and 1999, respectively. The tax effect of temporary differences which gives rise to significant portions of the deferred tax assets as of December 31, 1998 and 1999, respectively, are as follows:

                                                               December 31,
                                                            -------------------
                                                              1998      1999
                                                            --------  ---------
   Capitalized start-up costs.............................. $ 17,599  $  13,517
   Net operating losses....................................    3,635     92,579
   Depreciation and amortization...........................      289    (14,180)
   Original Issue Discount.................................      175     11,461
   Other...................................................     (843)     1,402
                                                            --------  ---------
                                                              20,855    104,779
   Less valuation allowance................................  (20,855)  (104,779)
                                                            --------  ---------
                                                            $    --   $     --
                                                            ========  =========

   For federal income tax purposes, start-up costs are being amortized over five years starting January 1, 1999 when active business operations commenced. As of December 31, 1999, the Company had approximately $244,000 of net operating losses. The net operating losses will begin to expire in 2012. There may be a limitation on the annual utilization of net operating losses and capitalized start-up costs as a result of certain

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
ownership changes that have occurred since the Company's inception. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Based on the Company's financial results, management has concluded that a full valuation allowance for all of the Company's deferred tax assets is appropriate.

   A reconciliation between income taxes from operations computed using the federal statutory income tax rate and the Company's effective tax rate is as follows:

                                                                    December 31,
                                                                        1999
                                                                    ------------
     Federal tax at statutory rates................................     34.0%
     State tax expense.............................................      3.5%
     Stock based compensation......................................     (4.1%)
     Change in valuation allowance.................................    (33.4%)
                                                                       -----
                                                                         0.0%
                                                                       =====

16. Commitments

   In May 1998, the Company entered into a vendor procurement contract (the Vendor Procurement Contract) with Lucent, pursuant to which the Company may purchase up to $285,000 of radio, switching and related equipment and services for the development of the Company's wireless communications network. At December 31, 1998 and 1999, the Company has purchased approximately $90,900 and $294,500, respectively, of equipment and services from Lucent since the inception of the Vendor Procurement Contract.

   The Company has operating leases primarily related to retail store locations, distribution outlets, office space, and rent for the Company's network build-out. The terms of some of the leases include a reduction of rental payments and scheduled rent increases at specified intervals during the term of the leases. The Company is recognizing rent expense on a straight-line basis over the life of the lease, which establishes deferred rent on the balance sheet. As of December 31, 1999, the aggregate minimum rental commitments under non-cancelable operating leases are as follows:

      For the Year Ended December 31;
          2000........................................................ $ 21,605
          2001........................................................   21,375
          2002........................................................   21,057
          2003........................................................   18,374
          2004........................................................   10,330
          Thereafter..................................................   27,999
                                                                       --------
            Total..................................................... $120,740
                                                                       ========

   Rental expense was approximately $157, $3,193 and $13,792 for the years ended December 31, 1997, 1998, and 1999, respectively.

   The Company has entered into letters of credit to facilitate local business activities. The Company is liable under the letters of credit for nonperformance of certain criteria under the individual contracts. The total amount of outstanding letters of credit was $1,425 and $1,576 at December 31, 1998 and 1999, respectively. The outstanding letters of credit reduce the amount available to be drawn under the Senior Credit Facility (see Note 8). The Company is unaware of any events that would have resulted in nonperformance of a contract during the years ended December 31, 1998 and 1999.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

   The Company has minimum purchase commitments of 15 million roaming minutes from July 1999 to January 2002 from another wireless provider in Puerto Rico relating to customers roaming outside its coverage area. The Company believes it will be able to meet these minimum requirements.

   Additionally, the Company has an obligation to AT&T Wireless to purchase a minimum number of minutes of traffic annually over a specified time period and a specified number of dedicated voice and data leased lines in order for it to retain preferred pricing rates. The Company believes it will be able to meet these minimum requirements.

17. Related Parties

   The Company receives site acquisition, construction management, program management, microwave relocation, and engineering services pursuant to a Master Services Agreement with WFI. The Chief Executive Officer and Executive Vice President and Chief Financial Office of the Company were formerly stockholders and senior officers of WFI. Fees for the above services are as follows: $12 per site for site acquisition services, $7 per site for construction management services, $9 per site for program management and $1 for microwave relocation services for all of the Company's existing regions. Fees for engineering services are based upon WFI's customary hourly rates. For the years ended December 31, 1997, 1998 and 1999, the Company paid $1,940, $30,720 and $75,975, respectively, to WFI for these services. As of December 31, 1997, 1998 and 1999, the Company owed WFI $171, $21,178 and $15,053, respectively. Subsequent to December 31, 1997, the Chief Executive Officer and Executive Vice President sold 100% of their interests in WFI.

   In April 1997, Holding entered into an agreement to transfer PCS licenses, operating assets, liabilities and U.S. Government financing, for the Houston, Tampa, Melbourne and Orlando BTAs to four newly-formed entities created by Holding's existing stockholder group: THC of Houston, Inc.; THC of Tampa, Inc.; THC of Melbourne, Inc.; and THC of Orlando, Inc. (the THC entities). These assets and liabilities were transferred in exchange for investment units of the newly-formed THC entities which consisted of class A, B and C common stock and series A preferred stock in August 1997. The carrying amount of the total assets and liabilities transferred was $15,679 and $12,034, respectively. Simultaneously, Holding reacquired shares of its preferred and common stock in a $6,370 partial stock redemption through the exchange of the investment units in the newly-formed companies of $3,645, which represented the net difference between the cost of the assets and liabilities transferred and the issuance of an aggregate of $2,725, of notes payable to those newly-formed THC entities.

   As a result of this transfer, Holding no longer retains any ownership interest in the THC entities. Because this transaction was non-monetary in nature and occurred between entities with the same stockholder group, the transaction was recorded at historical cost. Subsequent to the transfer, the Company reduced the notes payable by $653 which represented certain costs incurred by the Company on behalf of the THC entities for the year ended December 31, 1997 pursuant to Transfer Agreements and Management Agreements. The combined amounts owed THC Houston, Inc., THC Tampa, Inc., THC Melbourne, Inc., and THC Orlando, Inc. of $2,073 as of December 31, 1997 were repaid in full during 1998. As of December 31, 1998 and December 31, 1999, the combined amounts owed by the Company to THC Houston, Inc., THC Tampa, Inc., THC Melbourne, Inc., and THC Orlando, Inc. were $547 and $0, respectively.

   The Executive Vice President and Chief Financial Officer serves as a consultant to ML Strategies, a division of the law firm, Mintz, Levin, Cohn, Ferris, Glozsky, and Popeo, PC (the Firm). The Firm also provides services for the Company. The Company incurred $506 during the year ended December 31, 1999 related services performed by the Firm and the Company owed the Firm $50 at December 31, 1999.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

   As of December 31, 1997, the Company had amounts payable of $824, to TeleCorp WCS, Inc. (WCS), an affiliate, formerly TeleCorp Management Corporation, Inc. The amount payable to WCS represented $1,200 of funds received by the Company on behalf of WCS related to wireless communications service licenses owned by WCS reduced by expenses and other payments owed by WCS to the Company. The entire balance due WCS as of December 31, 1997 was repaid during 1998.

   Pursuant to a Management Agreement, TeleCorp Management Corp. (TMC) provides assistance to the Company in the form of administrative, operational, marketing, regulatory and general business services. For these services, beginning in July 1998, the Company pays a management fee to TMC of $550 per year plus reimbursement of certain business expenses, payable in equal monthly installments, plus an annual bonus. The management agreement has a five-year term, but may be terminated by the Company upon the occurrence of certain defined events. TMC may terminate the agreement at any time with proper notice. The Officers of TMC own all of the ownership interest in TMC. For the years ended December 31, 1998 and 1999, the Company paid approximately $533 and 1,665 respectively, to TMC for these services.

   The Company has entered into a Master Site Lease Agreement with American Towers, Inc., a company partially owned by certain stockholders of the Company. Under this arrangement American Towers provides network site leases for PCS deployment. The Company has incurred $17 and $77 expense for the years ended December 31, 1998 and 1999, respectively.

18. Defined Contribution Plan

   During 1998, the Company established the TeleCorp Communications, Inc. 401(k) Plan (the 401(k) Plan), a defined contribution plan in which all employees over the age of 21 are immediately eligible to participate in the 401(k) Plan. TeleCorp Communications, Inc. is a wholly-owned subsidiary of the Company. Under the 401(k) Plan, participants may elect to withhold up to 15% of their annual compensation, limited to $160 of total compensation as adjusted for inflation. The Company may make a matching contribution based on a percentage of the participant's contributions. Participants vest in the Company's matching contributions as follows: 20% after one year; 60% after two years and 100% after three years. Total Company contributions to the 401(k) Plan were $505 and $888 for the years ended December 31, 1998 and 1999, respectively.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
19. Subsidiary Guarantee

   On April 23, 1999, the Company completed the issuance and sale of 11 5/8% Senior Subordinated Discount Notes. The Notes are fully and unconditionally guaranteed on a joint and several basis by TeleCorp Communications, Inc., one of the Company's wholly-owned subsidiaries. Summarized financial information of TeleCorp, TeleCorp Communications, Inc. and non-guarantor subsidiaries as of December 31, 1998 and 1999, and for the years ended December 31, 1998 and 1999 are as follows:

Balance Sheet Information as of December 31, 1998:

                                         TeleCorp
                                      Communications,
                                      Inc.--Guarantor Non-Guarantor
                            TeleCorp    Subsidiary    Subsidiaries  Eliminations Consolidated
                            --------  --------------- ------------- ------------ ------------
          ASSETS
 Current assets:
  Cash and cash
   equivalents...........   $ 93,047     $ 21,441       $ (2,755)    $     --      $111,733
  Accounts receivable....        --           --             --            --           --
  Inventory..............        --           778            --            --           778
  Intercompany
   receivables...........    279,078          --             --       (279,078)         --
  Prepaid expenses.......        --           812          1,374           --         2,186
  Other current assets...        637          581            --            --         1,218
                            --------     --------       --------     ---------     --------
  Total current assets...    372,762       23,612         (1,381)     (279,078)     115,915
 Property and equipment,
  net....................      1,499       90,072        105,915           (17)     197,469
 PCS licenses and
  microwave relocation
  Costs..................        --        12,457        105,650           --       118,107
 Intangible assets--AT&T
  agreements.............        --           --          26,285           --        26,285
 Deferred financing
  costs, net.............      8,585          --             --            --         8,585
 Other assets............      4,370            7            276        (4,370)         283
                            --------     --------       --------     ---------     --------
   Total assets..........   $387,216     $126,148       $236,745     $(283,465)    $466,644
                            ========     ========       ========     =========     ========
 LIABILITIES, MANDATORILY
   REDEEMABLE PREFERRED
         STOCK AND
   SHAREHOLDERS' EQUITY
         (DEFICIT)
 Current liabilities:
  Due to affiliates......   $    --      $ 92,923       $186,155     $(279,078)    $    --
  Accounts payable.......        --         8,331          6,261           --        14,592
  Accrued expenses.......         13       41,645         53,214           --        94,872
  Microwave relocation
   obligation............        --         6,636            --            --         6,636
  Accrued interest.......      3,992          --             499           --         4,491
                            --------     --------       --------     ---------     --------
   Total current
    liabilities..........      4,005      149,535        246,129      (279,078)     120,591
 Long-term debt..........    235,460          --           7,925           --       243,385
 Microwave relocation
  obligation.............        --         2,481            --            --         2,481
 Accrued expenses and
  other..................        --           --             196           --           196
                            --------     --------       --------     ---------     --------
   Total liabilities.....    239,465      152,016        254,250      (279,078)     366,653
                            --------     --------       --------     ---------     --------
 Mandatorily redeemable
  preferred stock........    240,409          --             --            --       240,409
 Deferred compensation...        --            (4)           --            --            (4)
 Treasury stock..........        --           --             --            --           --
 Preferred stock
  subscriptions
  Receivable.............    (75,914)         --             --            --       (75,914)
                            --------     --------       --------     ---------     --------
 Total mandatorily
  redeemable preferred
  stock..................    164,495           (4)           --            --       164,491
                            --------     --------       --------     ---------     --------
 Series F preferred
  stock..................        103          --             --            --           103
 Common stock............        493          --             --            --           493
 Additional paid in
  capital................        --           --           4,370        (4,370)         --
 Deferred compensation...        --            (7)           --            --            (7)
 Common stock
  subscriptions
  Receivable.............        (86)         --             --            --           (86)
 Treasury stock..........        --           --             --            --           --
 Accumulated deficit.....    (17,254)     (25,856)       (21,875)          (17)     (65,003)
                            --------     --------       --------     ---------     --------
   Total shareholders'
    equity (deficit).....    (16,744)     (25,864)       (17,505)       (4,387)     (64,500)
                            --------     --------       --------     ---------     --------
   Total liabilities and
    shareholders' equity
    (deficit)............   $387,216     $126,148       $236,745     $(283,465)    $466,644
                            ========     ========       ========     =========     ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Balance Sheet Information as of December 31, 1999:

                                           TeleCorp
                                        Communications,
                                        Inc.--Guarantor Non-Guarantor
                             TeleCorp     Subsidiary    Subsidiaries  Eliminations Consolidated
                            ----------  --------------- ------------- ------------ ------------
          ASSETS
 Current assets:
  Cash and cash
   equivalents...........   $  186,110     $  (2,724)     $  (1,056)    $    --     $ 182,330
  Accounts receivable....          --         23,443            138          --        23,581
  Inventory..............          --         15,802            --           --        15,802
  Intercompany
   receivables...........      831,623      (415,728)      (415,895)         --           --
  Prepaid expenses.......          --          1,099          1,932          --         3,031
  Other current assets...          146           226            425          --           797
                            ----------     ---------      ---------     --------    ---------
   Total current assets..    1,017,879      (377,882)      (414,456)         --       225,541
  Property and equipment,
   net...................        6,058       176,116        218,347          (71)     400,450
  PCS licenses and
   microwave relocation
   costs.................        2,119        47,835        217,728          --       267,682
 Intangible assets--AT&T
  agreements.............          --            --          37,908          --        37,908
 Deferred financing
  costs, net.............       19,389           188            --           --        19,577
 Other assets............        4,385           601         17,944      (21,886)       1,044
                            ----------     ---------      ---------     --------    ---------
   Total assets..........   $1,049,830     $(153,142)     $  77,471     $(21,957)   $ 952,202
                            ==========     =========      =========     ========    =========
 LIABILITIES, MANDATORILY
   REDEEMABLE PREFERRED
  STOCK AND SHAREHOLDERS'
     EQUITY (DEFICIT)
 Current liabilities:
  Accounts payable.......   $       96     $  12,222      $  26,585     $    --     $  38,903
  Accrued expenses.......          (23)       48,983          3,017          --        51,977
  Microwave relocation
   obligation............          --         36,122            --           --        36,122
  Long-term debt, current
   portion...............          --            --           1,361          --         1,361
  Accrued interest.......          675           --             712          --         1,387
  Deferred revenue.......          --          1,709            --           --         1,709
                            ----------     ---------      ---------     --------    ---------
   Total current
    liabilities..........          748        99,036         31,675          --       131,459
 Long-term debt..........      622,795           --          16,415          --       639,210
 Microwave relocation
  obligation.............          --          2,365            --           --         2,365
 Accrued expenses........          --            --           6,541          --         6,541
                            ----------     ---------      ---------     --------    ---------
   Total liabilities.....      623,543       101,401         54,631          --       779,575
                            ----------     ---------      ---------     --------    ---------
 Mandatorily redeemable
  preferred Stock........      360,182           --             --           --       360,182
 Preferred stock
  subscriptions
  Receivable.............      (97,001)          --             --           --       (97,001)
                            ----------     ---------      ---------     --------    ---------
   Total mandatorily
    redeemable preferred
    stock................      263,181           --             --           --       263,181
                            ----------     ---------      ---------     --------    ---------
 Stockholders' equity
  (deficit):
  Series F preferred
   stock.................          149           --             --           --           149
  Common stock...........          856           --             --           --           856
  Additional paid in
   capital...............      267,442           --          21,886      (21,886)     267,442
  Deferred compensation..      (42,811)          --             --           --       (42,811)
  Common stock
   subscriptions
   Receivable............         (191)          --             --           --          (191)
  Treasury stock.........          --            --             --           --           --
  Accumulated deficit....      (62,339)     (254,543)           954          (71)    (315,999)
                            ----------     ---------      ---------     --------    ---------
   Total shareholders'
    equity (deficit).....      163,106      (254,543)        22,840      (21,957)     (90,554)
                            ----------     ---------      ---------     --------    ---------
   Total liabilities,
    mandatorily
    redeemable preferred
    stock and
    shareholders' equity
    (deficit)............   $1,049,830     $(153,142)     $  77,471     $(21,957)   $ 952,202
                            ==========     =========      =========     ========    =========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Statement of Operations Information for the year ended December 31, 1998:

                                       TeleCorp
                                    Communications,
                                    Inc.--Guarantor Non-Guarantor
                          TeleCorp    Subsidiary    Subsidiaries  Eliminations Consolidated
                          --------  --------------- ------------- ------------ ------------
Revenue:
  Service...............  $    --      $    --        $    --       $   --       $    --
  Roaming...............       --            29            --           --             29
  Equipment.............       --           777            261       (1,038)          --
                          --------     --------       --------      -------      --------
    Total revenue.......       --           806            261       (1,038)           29
                          --------     --------       --------      -------      --------
Operating expenses:
  Cost of revenue.......       --           --             --           --            --
  Operations and
   development..........       --         5,218          4,675         (121)        9,772
  Selling and
   marketing............       --         4,920          1,405          --          6,325
  General and
   administrative.......       975       16,137         10,027         (900)       26,239
  Depreciation and
   amortization.........       --           459          1,125          --          1,584
                          --------     --------       --------      -------      --------
    Total operating
     expense............       975       26,734         17,232       (1,021)       43,920
                          --------     --------       --------      -------      --------
    Operating loss......      (975)     (25,928)       (16,971)         (17)      (43,891)
Other (income) expense:
  Interest expense......    11,923          --              11          --         11,934
  Interest income.......    (4,427)         (87)          (183)         --         (4,697)
  Other expense.........        21            5              1          --             27
                          --------     --------       --------      -------      --------
    Net loss............    (8,492)     (25,846)       (16,800)         (17)      (51,155)
Accretion of mandatorily
 redeemable Preferred
 stock..................    (8,567)         --             --           --         (8,567)
                          --------     --------       --------      -------      --------
    Net loss
     attributable to
     common equity......  $(17,059)    $(25,846)      $(16,800)     $   (17)     $(59,722)
                          ========     ========       ========      =======      ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Statement of Operations Information for the year ended December 31, 1999:

                                        TeleCorp
                                     Communications,
                                     Inc.--Guarantor Non-Guarantor
                          TeleCorp     Subsidiary    Subsidiaries  Eliminations Consolidated
                          ---------  --------------- ------------- ------------ ------------
Revenue:
  Service...............  $     --      $  41,100      $  4,282      $(4,063)    $  41,319
  Roaming...............        --         29,010           --           --         29,010
  Equipment.............        --         17,353           --           --         17,353
                          ---------     ---------      --------      -------     ---------
    Total Revenue.......        --         87,463         4,282       (4,063)       87,682
Operating expenses:
  Cost of revenue.......        --         39,259           --           --         39,259
  Operations and
   development..........      1,472        26,833        11,682       (4,008)       35,979
  Selling and
   marketing............        937        69,514           729          --         71,180
  General and
   administrative.......     30,579        59,296         2,710          --         92,585
  Depreciation and
   amortization.........        787        20,910        33,413          --         55,110
                          ---------     ---------      --------      -------     ---------
    Total operating
     expense............     33,775       215,812        48,534       (4,008)      294,113
                          ---------     ---------      --------      -------     ---------
    Operating loss......    (33,775)     (128,349)      (44,252)         (55)     (206,431)
Other (income) expense:
  Interest expense......     49,356            15         1,942          --         51,313
  Interest income.......     (6,200)         (243)          (21)         --         (6,464)
  Other expense.........        --           (147)         (137)         --           (284)
                          ---------     ---------      --------      -------     ---------
    Net loss............    (76,931)     (127,974)      (46,036)         (55)     (250,996)
Accretion of mandatorily
 redeemable Preferred
 stock..................    (24,124)          --            --           --        (24,124)
                          ---------     ---------      --------      -------     ---------
    Net loss
     attributable to
     common equity......  $(101,055)    $(127,974)     $(46,036)     $   (55)    $(275,120)
                          =========     =========      ========      =======     =========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Cash Flow Information For The Year Ended December 31, 1998:

                                                                   TeleCorp
                                                                Communications,
                                                                Inc.--Guarantor
                                                     TeleCorp     Subsidiary
                                                     ---------  ---------------
Cash flows from operating activities:
Net loss............................................ $  (8,496)    $(26,645)
  Adjustment to reconcile net loss to net cash used
   in operating activities:
  Depreciation and amortization.....................       --           581
  Noncash interest expense associated with Lucent
   notes and senior subordinated debt...............       460          --
  Amortization of deferred financing costs..........       525          --
  Changes in cash flow from operations resulting
   from changes in assets and liabilities:
  Accounts receivable...............................       (57)        (473)
  Inventory.........................................       --          (778)
  Prepaid expenses..................................       --          (816)
  Other current assets..............................      (580)        (104)
  Other assets......................................       --            (7)
  Accounts payable..................................       --         2,260
  Accrued expenses..................................        13       16,211
  Accrued interest..................................     3,992          --
                                                     ---------     --------
    Net cash used in operating activities...........    (4,143)      (9,771)
                                                     ---------     --------
Cash flows from investing activities:
  Expenditures for network under development,
   wireless network and property and Equipment......       --       (58,205)
  Capitalized interest on network under development
   and wireless network.............................      (227)         --
  Expenditures for microwave relocation.............       --        (3,339)
  Purchase of PCS licenses..........................   (21,000)         --
  Partial refund of deposit on PCS licenses.........       --       (61,544)
                                                     ---------     --------
    Net cash used in investing activities...........   (21,227)     (61,544)
                                                     ---------     --------
Cash flows from financing activities:
  Proceeds from sale of mandatorily redeemable
   preferred stock..................................    26,661          --
  Direct issuance costs from sale of mandatorily
   redeemable preferred stock.......................    (1,027)         --
  Proceeds from sale of common stock................        38          --
  Proceeds from long-term debt......................   235,000          --
  Payments of deferred financing costs..............    (9,109)         --
  Proceeds from cash transfers from and expenses
   paid by affiliates...............................     1,065      121,750
  Payments on behalf of and transfers to
   affiliates.......................................  (134,215)     (28,994)
                                                     ---------     --------
    Net cash provided by financing activities.......   118,417       92,756
                                                     ---------     --------
  Net increase in cash and cash equivalents.........    93,047       21,440
  Cash and cash equivalents at the beginning of
   period...........................................       --           --
                                                     ---------     --------
  Cash and cash equivalents at the end of period.... $  93,047     $ 21,441
                                                     =========     ========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

Cash Flow Information For The Year Ended December 31, 1999:

                                                                    TeleCorp
                                                                 Communication,
                                                                     Inc.--
                                                                   Guarantor
                                                      TeleCorp     Subsidiary
                                                      ---------  --------------
Cash flows from operating activities:
 Net loss............................................ $ (76,931)   $(127,974)
  Adjustment to reconcile net loss to net cash used
   in operating activities:
  Depreciation and amortization......................       787       18,102
  Noncash compensation expense associated with the
   issuance of restricted common stock and preferred
   stock.............................................    31,817          --
  Noncash accretion of Series E preferred stock......
  Noncash interest expense associated with Lucent
   Notes and High Yield facility.....................    26,895
  Noncash general and administrative expense charged
   by affiliates.....................................                  2,962
Changes in cash flow from operations resulting from
 changes in assets and liabilities:
  Accounts receivable................................       --       (23,443)
  Inventory..........................................       --       (15,024)
  Prepaid expenses...................................       --          (287)
  Other current assets...............................       491          355
  Other assets.......................................       (15)       6,343
  Accounts payable...................................        96        3,891
  Accrued expenses...................................       (36)       7,338
  Accrued interest...................................    (3,317)         --
  Deferred revenue...................................       --         1,709
                                                      ---------    ---------
    Net cash used in operating activities............   (20,213)    (126,028)
                                                      ---------    ---------
Cash flows from investing activities:
  Expenditures for network under development,
   wireless network and property and equipment.......    (5,016)     (92,575)
  Capitalized interest on network under development
   and wireless network..............................    (5,317)         --
  Expenditures for microwave relocation..............       --        (5,654)
  Purchase of PCS licenses...........................    (2,146)         --
                                                      ---------    ---------
    Net cash used in investing activities............   (12,479)     (98,229)
                                                      ---------    ---------
Cash flows from financing activities:
  Proceeds from sale of mandatorily redeemable
   preferred stock...................................    70,323          --
  Proceeds from sale of common stock and series F
   preferred stock...................................    21,725          --
  Receipt of preferred stock subscription
   receivable........................................     9,414          --
  Redeemable Preferred stock.........................    (2,500)         --
  Proceeds associated with IPO.......................   197,317          --
  Costs associated with IPO..........................    (1,801)         --
  Proceeds from long-term debt.......................   236,502          --
  Payments of deferred financing costs...............   (12,742)         --
  Proceeds from cash transfers from and expenses paid
   by affiliates.....................................  (392,483)     200,092
                                                      ---------    ---------
    Net cash provided by financing activities........   125,755      200,092
                                                      ---------    ---------
    Net increase in cash and cash equivalents........    93,063      (24,165)
    Cash and cash equivalents at the beginning of
     period..........................................    93,047       21,441
                                                      ---------    ---------
  Cash and cash equivalents at the end of period..... $ 186,110    $  (2,724)
                                                      =========    =========

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

20. Subsequent Events

 Acquisitions

   On April 7, 2000, the Company completed its acquisition of TeleCorp LMDS, Inc. (TeleCorp LMDS) through an exchange of all of the outstanding stock of TeleCorp LMDS for 878,400 shares of the Company's class A common stock valued at $45,896. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of the Company's initial investors. As Mr. Vento and Mr. Sullivan have voting control of the Company and TeleCorp LMDS, the acquisition is accounted for as an acquisition between companies under common control. The licenses acquired will be recorded by the Company at $2,707 which represents the cost basis of TeleCorp LMDS. The remaining $43,189 is considered a distribution to shareholders of TeleCorp LMDS. By acquiring TeleCorp LMDS, TeleCorp gained local multipoint distribution service licenses covering 1100 MHz of airwaves in the Little Rock, Arkansas basic trading area and 150 MHz of airwaves in each of the Beaumont, Texas; New Orleans, Louisiana; San Juan and Mayaguez, Puerto Rico; and U.S. Virgin Islands basic trading areas.

   On April 11, 2000, the Company completed its acquisition of the 15% of Viper Wireless, Inc. (Viper Wireless) that it did not already own from Mr. Vento and Mr. Sullivan in exchange for an aggregate of 323,372 shares of TeleCorp's class A common stock and 800 shares of its series E preferred stock. The Company acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32,286 contributed by AT&T and certain of the Company's other initial investors for additional shares of its preferred and common stock. Viper Wireless used the proceeds to participate in the Federal Communications Commission's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction. In connection with the final closing, the Company recognized compensation expense of $15,297 based on the fair value of the class A common stock and series E preferred stock at the date of issuance.

   On April 27, 2000, the Company completed its acquisition of 15 MHz of additional airwaves in the Lake Charles, Louisiana basic trading area from Gulf Telecom, LLC (Gulf Telecom). As consideration for the additional airwaves the Company paid Gulf Telecom $262 in cash, assumed approximately $2,400 in Federal Communications Commission debt related to the license and reimbursed Gulf Telecom $471 for interest it paid to the Federal Communications Commission on the debt related to the license from June 1998 through March 2000. The entire purchase price will be allocated to acquired licenses.

 Tritel Merger and Contribution and exchange with AT&T Wireless

   On February 28, 2000, the Company agreed to merge with Tritel, Inc. through a merger of each of the Company and Tritel into a newly formed subsidiary of a new holding company. The merger will result in exchange of 100% of the outstanding common and preferred stock of the Company and Tritel for common and preferred stock of the newly formed entity, to be called TeleCorp PCS, Inc. The new entity will be controlled by the Company's voting preference common stockholders. Both the Company and Tritel will become subsidiaries of the holding company.

   This transaction will be accounted for using the purchase method of accounting. The purchase price for Tritel will be determined based on the fair value of the shares of the new holding company issued to the former shareholders of Tritel plus cash, the fair value associated with the conversion of outstanding Tritel options and warrants to holding company options and warrants, liabilities assumed, and merger related costs. The fair value of the shares issued will be determined based on the existing market price of the Company's class A common

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)
stock, which is publicly traded, and, for those shares that do not have a readily available market price, through valuation by an investment banking firm. The purchase price for this transaction will be allocated to the assets acquired based on their estimated fair values. The excess of the purchase price over the assets acquired will be recorded as goodwill and amortized over 20 years.

   The proposed merger has been unanimously approved by the Company's and Tritel's board of directors, with three of the Company's directors abstaining. In addition, shareholders with greater than 50% of the voting power of each company have agreed to vote in favor of the merger. The merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.

   In connection with the Company's merger with Tritel, AT&T has agreed to contribute certain assets and rights to the Company. This contribution will result in the Company acquiring various assets in exchange for the consideration issued as follows:

    The Company acquires:

      . $20,000 cash from AT&T Wireless Services.

      . The right to acquire all of the common and preferred stock of Indus, Inc. (Indus).

      . The right to acquire additional wireless properties and assets from Airadigm Communications, Inc. (Airadigm).

      . The two year extension and expansion of the AT&T network membership licenses agreement to cover all people in Holding Company's markets.

    Consideration issued:

      . 9,272,740 shares of class A common stock of the new holding company formed from the Tritel merger to AT&T Wireless
           Services.

   Separately, AT&T Wireless and the Company entered into an Asset Exchange Agreement pursuant to which the Company has agreed to exchange certain assets with AT&T Wireless, among other consideration.

   The Company is receiving certain consideration in exchange for assets as follows:

    The Company acquires:

      . $80,000 in cash from AT&T Wireless.

      . AT&T Wireless 10 MHZ PCS licenses in the areas covering part of the Wisconsin market, in addition to adjacent licenses.

      . AT&T Wireless's existing 10MHZ PCS licenses in Fort Dodge, and
           Waterloo, Iowa.

      . The right to acquire additional wireless properties from Polycell
           Communications, Inc. (Polycell) and ABC Wireless, L.L.C. (ABC Wireless).

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                    ($ in thousands, except per share data)

    Consideration issued:

     .  The Company's New England Market Segment to AT&T Wireless.

     .  Cash or class A common stock to Polycell and cash to ABC Wireless.

   Further, AT&T has agreed to extend the term of the roaming agreement and to expand the geographic Coverage of the AT&T operating agreements with TeleCorp to include the new markets, either through amending TeleCorp's existing agreements or by entering into new agreements with Holding Company on substantially the same terms as TeleCorp's existing agreements. In addition, TeleCorp has granted AT&T Wireless a "right of first refusal" with respect to certain markets transferred by AT&T Wireless Services or AT&T Wireless triggered in the event of a sale of the Company to a third party.

   These transactions will be accounted for as an asset purchase and disposition and recorded at fair value. The purchase price will be determined based on cash paid, the fair value of the Class A common stock issued, and the fair value of the assets relinquished. The purchase price will be proportionately allocated to the noncurrent assets acquired based on their estimated fair values. A gain is recognized as the difference between the fair value of the New England assets disposed and their net book value. This transaction is also subject to regulatory approval and other conditions and is expected to close in the second half of 2000. The failure of these transactions to occur does not prevent the Tritel merger from occurring.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tritel, Inc.:

   We have audited the accompanying consolidated balance sheets of Tritel, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, members' and stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tritel, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Jackson, Mississippi
February 18, 2000, except with
 respect to Note 21 which is
 as of February 28, 2000

                                  TRITEL, INC.

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1999

                                                             December 31,
                                                          --------------------
                                                            1998       1999
                                                          --------  ----------
                                                              (amounts in
                                                           thousands, except
                                                              share data)
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $    846  $  609,269
  Due from affiliates....................................      241       2,565
  Accounts receivable, net...............................      --        5,040
  Inventory..............................................      --        8,957
  Prepaid expenses and other current assets..............      719       4,733
                                                          --------  ----------
    Total current assets.................................    1,806     630,564
                                                          --------  ----------
Restricted cash..........................................      --        6,594
Property and equipment, net..............................   13,816     262,343
Federal Communications Commission licensing costs, net...   71,466     201,946
Intangible assets, net...................................      --       59,508
Other assets.............................................    1,933      35,407
                                                          --------  ----------
    Total assets......................................... $ 89,021  $1,196,362
                                                          ========  ==========
         LIABILITIES, REDEEMABLE PREFERRED STOCK
                 AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.......................................... $ 22,405  $      --
  Current maturities of long-term debt...................      --          923
  Accounts payable.......................................    8,221     103,677
  Accrued liabilities....................................    2,285       9,647
                                                          --------  ----------
    Total current liabilities............................   32,911     114,247
                                                          --------  ----------
Non-current liabilities:
  Long-term debt.........................................   51,599     557,716
  Note payable to related party..........................    6,270         --
  Deferred income taxes and other liabilities............      224      37,367
                                                          --------  ----------
    Total non-current liabilities........................   58,093     595,083
                                                          --------  ----------
    Total liabilities....................................   91,004     709,330
                                                          --------  ----------
Series A 10% redeemable convertible preferred stock......      --       99,586
Stockholders' equity:
  Preferred stock, 3,100,000 shares authorized:
    Series D, 46,374 shares outstanding at December 31,
     1999................................................      --       46,374
  Common stock, 30 shares issued and outstanding at
   December 31, 1998.....................................      --          --
  Common stock issued and outstanding at December 31,
   1999
  Class A Voting--97,796,906 shares; Class B Non-voting--
   2,927,120 shares; Class C--1,380,448 shares; Class D--
   4,962,804 shares; Voting Preference--6 shares.........      --        1,071
  Contributed capital--Predecessor Companies.............   13,497         --
  Additional paid in capital.............................      --      611,277
  Accumulated deficit....................................  (15,480)   (271,276)
                                                          --------  ----------
    Total stockholders' equity (deficit).................   (1,983)    387,446
                                                          --------  ----------
    Total liabilities, redeemable preferred stock and
     stockholders' equity................................ $ 89,021  $1,196,362
                                                          ========  ==========

          See accompanying notes to consolidated financial statements.

                                  TRITEL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1997, 1998 and 1999

                                                  Years Ended December 31,
                                                 ----------------------------
                                                  1997      1998      1999
                                                 -------  --------  ---------
                                                   (amounts in thousands,
                                                   except per share data)
Revenues........................................ $   --   $    --   $   6,759
                                                 -------  --------  ---------
Operating expenses:
  Cost of services and equipment................     --        --       6,966
  Technical operations..........................     104     1,939     18,459
  General and administrative....................   3,123     4,947     22,915
  Sales and marketing...........................      28       452     20,404
  Stock-based compensation......................     --        --     190,664
  Depreciation and amortization.................      20       348     12,839
                                                 -------  --------  ---------
    Total operating expenses....................   3,275     7,686    272,247
                                                 -------  --------  ---------
Operating loss..................................  (3,275)   (7,686)  (265,488)
Interest income.................................     121        77     16,791
Financing cost..................................     --        --      (2,230)
Interest expense................................     --       (722)   (24,970)
                                                 -------  --------  ---------
Loss before extraordinary item and income
 taxes..........................................  (3,154)   (8,331)  (275,897)
Income tax benefit..............................     --        --      28,443
                                                 -------  --------  ---------
Loss before extraordinary items.................  (3,154)   (8,331)  (247,454)
Extraordinary item--
  Loss on return of spectrum....................     --     (2,414)       --
                                                 -------  --------  ---------
Net loss........................................  (3,154)  (10,745)  (247,454)
Series A preferred dividend requirement.........     --        --      (8,918)
                                                 -------  --------  ---------
Net loss available to common stockholders....... $(3,154) $(10,745) $(256,372)
                                                 =======  ========  =========
Basic and diluted net loss per share............                    $  (33.25)
                                                                    =========
Weighted Average Common Shares Outstanding......                    7,710,649
                                                                    =========


          See accompanying notes to consolidated financial statements.

                                  TRITEL, INC.

          CONSOLIDATED STATEMENTS OF MEMBERS' AND STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1997, 1998 and 1999

                                                        Additional             Members' and
                          Preferred  Common Contributed  Paid in   Accumulated Stockholders'
                            Stock    Stock    Capital    Capital     Deficit      Equity
                          ---------  ------ ----------- ---------- ----------- -------------
                                               (amounts in thousands)
Balance at December 31,
 1996...................  $     --   $  --   $  7,255    $    --    $  (1,581)   $   5,674
Contributed capital, net
 of expenses of $148....        --      --      5,437         --          --         5,437
Conversion of debt to
 members' equity........        --      --        805         --          --           805
Net loss................        --      --        --          --       (3,154)      (3,154)
                          ---------  ------  --------    --------   ---------    ---------
Balance at December 31,
 1997...................        --      --     13,497         --       (4,735)       8,762
Net loss................        --      --        --          --      (10,745)     (10,745)
                          ---------  ------  --------    --------   ---------    ---------
Balance at December 31,
 1998...................        --      --     13,497         --      (15,480)      (1,983)
Conversion of debt to
 members' equity in
 Predecessor Company....        --      --      8,976         --          --         8,976
Series C Preferred Stock
 issued to Predecessor
 Company, including
 distribution of assets
 and liabilities........     17,193     --    (22,473)        --          576       (4,704)
Series C Preferred Stock
 issued in exchange for
 cash...................    163,370     --        --          --          --       163,370
Payment of preferred
 stock issuance costs...     (8,507)    --        --          --          --        (8,507)
Series C Preferred Stock
 issued to Central
 Alabama in exchange for
 net assets.............      2,602     --        --          --          --         2,602
Series D Preferred Stock
 issued to AT&T Wireless
 in exchange for
 licenses and other
 agreements.............     46,374     --        --          --          --        46,374
Grant of unrestricted
 rights in common stock
 to officer.............        --      --        --        4,500         --         4,500
Conversion of preferred
 stock into common
 stock..................   (174,658)    783       --      173,875         --           --
Sale of common stock,
 net of issuance costs
 of $15,338.............        --      288       --      242,238         --       242,526
Stock-based
 compensation...........        --      --        --      190,664         --       190,664
Accrual of dividends on
 Series A redeemable
 preferred stock........        --      --        --          --       (8,918)      (8,918)
Net loss................        --      --        --          --     (247,454)    (247,454)
                          ---------  ------  --------    --------   ---------    ---------
Balance at December 31,
 1999...................  $  46,374  $1,071  $    --     $611,277   $(271,276)   $ 387,446
                          =========  ======  ========    ========   =========    =========


          See accompanying notes to consolidated financial statements.

                                  TRITEL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1997, 1998 and 1999

                                                   Years Ended December 31,
                                                  ----------------------------
                                                   1997      1998      1999
                                                  -------  --------  ---------
                                                    (amounts in thousands)
Cash flows from operating activities:
  Net loss....................................... $(3,154) $(10,745) $(247,454)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
  Loss on return of spectrum.....................     --      2,414        --
  Financing costs................................     --        --       2,230
  Depreciation and amortization..................      20       348     12,839
  Stock-based compensation and grant of
   unrestricted rights in common stock to
   officer.......................................     --        --     195,164
  Accretion of discount on debt and amortization
   of debt issue costs...........................     --        --      10,608
  Deferred income tax benefit....................     --        --     (28,443)
  Changes in operating assets and liabilities:
  Inventory......................................     --        --      (8,957)
  Accounts payable and accrued expenses..........      45      (180)    24,659
  Other current assets and liabilities...........    (814)     (333)   (11,721)
                                                  -------  --------  ---------
    Net cash used in operating activities........  (3,903)   (8,496)   (51,075)
                                                  -------  --------  ---------
Cash flows from investing activities:
  Capital expenditures...........................      (6)   (5,970)  (172,448)
  Payment for Federal Communications Commission
   licenses......................................  (3,935)      --         --
  Refund of Federal Communications Commission
   deposit.......................................   1,376       --         --
  Advance under notes receivable.................     --        --      (7,550)
  Capitalized interest on network construction
   and Federal Communications Commission
   licensing costs...............................    (415)   (2,905)   (13,623)
  Increase in restricted cash....................     --        --      (6,594)
  Other..........................................     (72)      --        (614)
                                                  -------  --------  ---------
    Net cash used in investing activities........  (3,052)   (8,875)  (200,829)
                                                  -------  --------  ---------
Cash flows from financing activities:
  Proceeds from notes payable to related
   parties.......................................   5,700       --         --
  Proceeds from notes payable....................   5,000    38,705        --
  Proceeds from long-term debt...................     --        --     300,000
  Proceeds from senior subordinated discount
   notes.........................................     --        --     200,240
  Repayments of notes payable....................  (6,200)  (21,300)   (22,100)
  Payment of preferred stock issuance costs......     --        --      (8,507)
  Payment of debt issuance costs and other
   deferred charges..............................  (1,251)     (951)   (30,202)
  Proceeds from vendor discount..................     --        --      15,000
  Issuance of preferred stock....................     --        --     163,370
  Issuance of common stock, net of issuance
   costs.........................................     --        --     242,526
  Capital contributions, net of related
   expenses......................................   5,437       --         --
                                                  -------  --------  ---------
    Net cash provided by financing activities....   8,686    16,454    860,327
                                                  -------  --------  ---------
Net increase (decrease) in cash and cash
 equivalents.....................................   1,731      (917)   608,423
Cash and cash equivalents at beginning of
 period..........................................      32     1,763        846
                                                  -------  --------  ---------
Cash and cash equivalents at end of period....... $ 1,763  $    846  $ 609,269
                                                  =======  ========  =========

          See accompanying notes to consolidated financial statements.

                         TRITEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

   Airwave Communications, LLC ("Airwave Communications") (formerly Mercury PCS, LLC) and Digital PCS, LLC ("Digital PCS") (formerly Mercury PCS II, LLC) were formed on July 27, 1995 and July 29, 1996, respectively, to acquire for development Personal Communications Services ("PCS") licenses in markets in the south-central United States. Airwave Communications and Digital PCS are referred to collectively as "the Predecessor Company" or "the Predecessor Companies."

   Tritel, Inc. ("Tritel") was formed on April 23, 1998 by the controlling shareholders of Airwave Communications and Digital PCS to develop PCS markets in the south-central United States. Tritel's 1998 activities consisted of $1.5 million in capital expenditures and $32,000 in net loss. On January 7, 1999, the Predecessor Companies transferred substantially all of their assets and liabilities at historical cost to Tritel in exchange for 18,262 shares of series C preferred stock in Tritel. The controlling shareholders of the Predecessor Companies control Tritel. Tritel will continue the activities of the Predecessor Companies and, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C corporation and a name change to Tritel. Tritel and the Predecessor Company, together with Tritel's subsidiaries, are referred to collectively as "the Company."

   Tritel began commercial operations during the fourth quarter of 1999. Prior to that time, Tritel and the Predecessor Companies were considered to be in the development stage.

   The consolidated accounts of the Company include its subsidiaries, Tritel PCS, Inc. ("Tritel PCS"); Tritel A/B Holding Corp.; Tritel C/F Holding Corp.; Tritel Communications, Inc.; Tritel Finance, Inc.; and others. All significant intercompany accounts or balances have been eliminated in consolidation.

Cash and Cash Equivalents

   For purposes of financial statement classification, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

   Accounts receivable balances are presented net of allowances for losses. The Company's allowance for losses was $42,000 as of December 31, 1999.

Inventory

   Inventory consisting primarily of wireless telephones and telephone accessories is stated at cost.

Restricted Cash

   On March 31, 1999, the Company entered into a deposit agreement with Toronto Dominion (Texas), Inc., as administrative agent, on behalf of the depository bank and the banks and other financial institutions who are a party to the bank facility described in Note 8. Under the terms of the agreement, the Company has placed on deposit $6,594,000 at December 31, 1999 with the depository bank, which will be used for the payment of interest and/or commitment fees due under the bank facility.

                         TRITEL, INC. AND SUBSIDIARIES

Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation. When assets are placed in service, depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally seven years for wireless network assets and three years for information systems assets. Leasehold improvements are amortized over the lease term. The Company capitalizes interest on certain of its wireless network construction activities. Routine expenditures for repairs and maintenance are charged to expense as incurred.

Federal Communications Commission Licensing Costs

   Licensing costs are accounted for in accordance with industry standards and include the value of license fees at date of acquisition and the direct costs incurred to obtain the licenses. Licensing costs also include capitalized interest during the period of time necessary to build out the wireless network.

   The Federal Communications Commission grants licenses for terms of up to ten years, and generally grants renewals if the licensee has complied with its license obligations. The Company believes it will be able to secure renewal of its PCS licenses. Amortization of such license costs, which begins for each geographic service area upon commencement of service, is over a period of 40 years. Accumulated amortization on Federal Communications Commission licensing costs at December 31, 1999 was $597,000.

   The Company evaluates the propriety of the carrying amounts of its Federal Communications Commission licensing costs whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There have been no impairments through December 31, 1999.

Derivative Financial Instruments

   Derivative financial instruments in the form of interest rate swap agreements are entered into by the Company to manage interest rate exposure. These are contractual agreements between counterparties to exchange interest streams based on notional principal amounts over a set period of time. Interest rate swap agreements normally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The notional or principal amount does not represent the amount at risk, but is used only as a basis for determining the actual interest cash flows to be exchanged related to the interest rate contracts. Market risk, due to potential fluctuations in interest rates, is inherent in swap agreements. Amounts paid or received under these agreements are included in interest expense during the period accrued or earned.

Interest Capitalization

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, Tritel capitalizes interest expense related to the construction or purchase of certain assets including its Federal Communications Commission licenses which constitute activities preliminary to the commencement of the planned principal operations. Interest capitalized in the years ended December 31, 1997, 1998, and 1999 was $7,214,000, $10,545,000 and $23,685,000, respectively.

Income Taxes

   Because the Predecessor Company was a nontaxable entity, operating results prior to January 7, 1999 were included in the income tax returns of its members. Therefore, the accompanying consolidated financial

                         TRITEL, INC. AND SUBSIDIARIES
statements do not include any provision for income tax benefit for the years ended December 31, 1997 and 1998 or any deferred income taxes on any temporary differences in asset bases as of December 31, 1998.

   As of January 7, 1999, the Company accounts for income taxes in accordance with SFAS No. 109, which requires the use of the asset and liability method in accounting for deferred taxes.

Revenue Recognition

   The Company earns revenue by providing wireless services to both its subscribers and subscribers of other wireless carriers traveling in the Company's service area, as well as sale of equipment and accessories. Generally, access fees, airtime and long distance are billed monthly and are recognized as service is provided. Revenue from the sale of equipment is recognized when sold to the customer.

Advertising Costs

   The Company expenses advertising costs as incurred. Advertising costs totaled $6.2 million for the year ended December 31, 1999. No advertising costs were incurred prior to 1999.

Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." See Note 12.

Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A significant estimate impacting the preparation of the consolidated financial statements is the estimated useful life of Federal Communications Commission licensing costs. Actual results could differ from those estimates.

Per Share Amounts

   The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per common share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of shares of all classes of common stock outstanding during the period. For purposes of this calculation, common stock issued on January 7, 1999 was assumed to be outstanding as of January 1, 1999. Series D preferred stock was included in the computation of common shares outstanding after December 13, 1999, as 19,712,328 shares of common stock are issuable upon the conversion of series D preferred stock. Such conversion can be made at any time at the option of the holder and the number of shares to be received upon conversion is fixed. In accordance with SFAS No. 128, outstanding stock options and nonvested restricted stock grants have been excluded from these calculations as the effect would be antidilutive.

                         TRITEL, INC. AND SUBSIDIARIES

   Net loss per common share has not been reflected in the accompanying financial statements for periods prior to 1999 because the Predecessor Companies were limited liability corporations and did not have the existing capital structure.

Comprehensive Income

   Comprehensive income is the total of net income (loss) and all other non-owner changes in stockholders' equity in a given period. The Company had no comprehensive income components as of December 31, 1997, 1998, and 1999; therefore, comprehensive loss is the same as net loss for all periods.

Segment Reporting

   The Company presently operates in a single business segment as a provider of wireless services in its licensed regions in the south-central United States.

Stock Split

   On November 19, 1999, the board of directors approved a 400-for-1 stock split for class A, class B, class C and class D common stock effective immediately prior to the initial public offering. All common stock share data have been retroactively adjusted to reflect this change.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 will significantly change the accounting treatment of derivative instruments and, depending upon the underlying risk management strategy, these accounting changes could affect future earnings, assets, liabilities, and shareholders' equity. The Company is closely monitoring the deliberations of the FASB's derivative implementation task force. With the issuance of SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which delayed the effective date of SFAS 133, the Company will be required to adopt SFAS 133 on January 1, 2001. Presently, the Company has not yet quantified the impact that the adoption will have on its consolidated financial statements.

(2) LIQUIDITY

   As reflected in the accompanying consolidated financial statements, the Company began commercial operations in certain of its markets late in 1999 and, therefore, has limited revenues to fund expenditures. The Company expects to grow rapidly while it develops and constructs its PCS network and builds its customer base. The Company expects this growth to strain its financial resources and result in significant operating losses and negative cash flows.

   The planned high level of indebtedness could have a material adverse effect on the Company, including the effect of such indebtedness on: (i) the Company's ability to fund internally, or obtain additional debt or equity financing in the future for capital expenditures, working capital, debt service requirements, operating losses, acquisitions and other purposes; (ii) the Company's ability to dedicate funds for the wireless network buildout, operations or other purposes, due to the need to dedicate a substantial portion of operating cash flow to fund interest payments; (iii) the Company's flexibility in planning for, or reacting to, changes in its business

                         TRITEL, INC. AND SUBSIDIARIES
and market conditions; (iv) the Company's ability to compete with less highly leveraged competitors; and (v) the Company's financial vulnerability in the event of a downturn in its business or the economy.

   The Company believes that the proceeds from the equity offerings in December 1999, together with the proceeds from the sale of senior subordinated discount notes, the financing made available to it by the Federal Communications Commission, borrowings under its bank credit facility and the equity investment it has received, will provide it with sufficient funds to build out its existing network as planned and fund operating losses until it completes its planned network buildout and generate positive cash flow. There can be no assurance that such funds will be adequate to complete the buildout of the Company's PCS network. Under those circumstances, the Company could be required to change its plans relating to the buildout of the network.

(3) PROPERTY AND EQUIPMENT

   Major categories of property and equipment are as follows:

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
                                                                (dollars in
                                                                 thousands)
   Furniture and fixtures.................................... $ 1,779  $ 14,853
   Network construction and development......................  11,416   230,777
   Leasehold improvements....................................     728    22,082
                                                              -------  --------
                                                               13,923   267,712
   Less accumulated depreciation.............................    (107)   (6,834)
   Deposits on equipment.....................................     --      1,465
                                                              -------  --------
                                                              $13,816  $262,343
                                                              =======  ========

(4) FEDERAL COMMUNICATIONS COMMISSION LICENSING COSTS

   During 1996 and 1997, the Federal Communications Commission granted to the Predecessor Company as the successful bidder C-, D-, E- and F-Block licenses with an aggregate license fee of $106,716,000 after deducting a 25% small business discount.

   The Federal Communications Commission provided below market rate financing for a portion of the bid price of the C-and F-Block licenses. Based on the Company's estimates of borrowing costs for similar debt, the Company discounted the face amount of the debt to yield a market rate and the discount was applied to reduce the carrying amount of the licenses and the debt. Accordingly, the licenses were recorded at $90,475,000.

   During July 1998, the Company took advantage of a reconsideration order by the Federal Communications Commission allowing companies holding C-Block PCS licenses several options to restructure their license holdings and associated obligations. The Company elected the disaggregation option and returned one-half of the broadcast spectrum originally acquired for each of the C-Block license areas. As a result, the Company reduced the carrying amount of the related licenses by one-half, or $35,442,000, and reduced the discounted debt and accrued interest due to the Federal Communications Commission by $33,028,000. As a result of the disaggregation election, the Company recognized an extraordinary loss of approximately $2,414,000.

   AT&T Wireless contributed certain A- and B-Block PCS licenses to the Company on January 7, 1999 in exchange for preferred stock. The Company recorded such licenses at $127,307,000 including related costs of the acquisition. Also, in an acquisition of Central Alabama Partnership, LP 132, the Company acquired certain C-Block licenses with an estimated fair value of $9,284,000, exclusive of $6,072,000 of debt to the Federal Communications Commission.

                         TRITEL, INC. AND SUBSIDIARIES

   Additionally on January 7, 1999, licenses with a carrying amount, including capitalized interest and costs, totaling $21,874,000 were retained by the Predecessor Company (see Note 15). The assets and liabilities retained by the Predecessor Company have been reflected in these financial statements as a distribution to the Predecessor Company.

   Each of the Company's licenses is subject to an Federal Communications Commission requirement that the Company construct wireless network facilities offering coverage to certain percentages of the population within certain time periods following the grant of such licenses. Failure to comply with these requirements could result in the revocation of the related licenses or the imposition of fines on the Company by the Federal Communications Commission.

(5) AT&T TRANSACTION

   On May 20, 1998, the Predecessor Company and Tritel entered into a Securities Purchase Agreement with AT&T Wireless and the other stockholders of Tritel, whereby the Company agreed to construct a PCS network and provide wireless services using the AT&T and SunCom brand names, giving equal emphasis to each, in the south-central United States. On January 7, 1999, the parties closed the transactions contemplated in the Securities Purchase Agreement.

   At the closing, Tritel issued preferred stock to AT&T Wireless in exchange for 20 MHz A- and B-Block PCS licenses which were assigned to the Company, and for certain other agreements covering the Company's markets, including the following agreements.

License Agreement

   Pursuant to a Network Membership License Agreement, dated January 7, 1999 (the "License Agreement"), between AT&T Corp. and the Company, AT&T granted to the Company a royalty-free, nontransferable, non-exclusive, nonsublicensable, limited right, and license to use certain licensed marks solely in connection with certain licensed activities. The licensed marks include the logo containing AT&T and the globe design and the expression "Member of the AT&T Wireless Network." The "Licensed Activities" include (i) the provision to end-users and resellers, solely within the territory as defined in the License Agreement, of Company communications services as defined in the License Agreement on frequencies licensed to the Company for Commercial Mobile Radio Services ("CMRS") provided in accordance with the License Agreement (collectively, the "Licensed Services") and (ii) marketing and offering the Licensed Services within the territory. The License Agreement also grants to the Company the right and license to use licensed marks on certain permitted mobile phones.

   The License Agreement contains numerous restrictions with respect to the use and modification of any of the licensed marks. Furthermore, the Company is obligated to use commercially reasonable efforts to cause all Licensed Services marketed and provided using the licensed marks to be of comparable quality to the Licensed Services marketed and provided by AT&T and its affiliates in areas that are comparable to the territory taking into account, among other things, the relative stage of development of the areas. The License Agreement also sets forth specific testing procedures to determine compliance with these standards, and affords the Company with a grace period to cure any instances of alleged noncompliance therewith.

   The Company may not assign or sublicense any of its rights under the License Agreement; provided, however, that the License Agreement may be assigned to the Company's lenders under the Bank Facility and after the expiration of any applicable grace and cure periods under the Bank Facility, such lenders may enforce the Company's rights under the License Agreement and assign the License Agreement to any person with AT&T's consent.

                         TRITEL, INC. AND SUBSIDIARIES

   The term of the License Agreement is for five years and renews for an additional five-year period if each party gives the other notice to renew the Agreement. The License Agreement may be terminated by AT&T at any time in the event of a significant breach by the Company, including the Company's misuse of any licensed marks, the Company's licensing or assigning any of the rights in the License Agreement, the Company's failure to maintain AT&T's quality standards or if a change in control of the Company occurs. After the initial five-year term, AT&T may also terminate the License Agreement upon the occurrence of certain transactions described in the Stockholders' Agreement.

   The License Agreement, along with the exclusivity provisions of the Stockholders' Agreement and the Resale Agreement will be amortized on a straight-line basis over the ten-year term of the agreement. Accumulated amortization related to these agreements at December 31, 1999 was approximately $4.8 million.

Roaming Agreement

   Pursuant to the Intercarrier Roamer Service Agreement, dated as of January 7, 1999 (the "Roaming Agreement"), between AT&T Wireless, the Company, and their affiliates, each party agrees to provide (each in its capacity as serving provider, the "Serving Carrier") mobile wireless radio telephone service for registered customers of the other party's (the "Home Carrier") customers while such customers are out of the Home Carrier's geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a mobile wireless radio/telephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier's charges for wireless service and 100% of pass-through charges (i.e., toll or other charges). Each Serving Carrier's service charges for use per minute or partial minute for the first three years will be at a fixed rate, and thereafter may be adjusted to a lower rate as the parties may negotiate from time to time. Each Serving Carrier's toll charges per minute of use for the first three years will be at a fixed rate, and thereafter such other rates as the parties negotiate from time to time.

   The Roaming Agreement has a term of 20 years, unless terminated earlier by a party due to the other party's uncured breach of any term of the Roaming Agreement.

   Neither party may assign or transfer the Roaming Agreement or any of its rights thereunder except to an assignee of all or part of its license or permit to provide CMRS, provided that such assignee expressly assumes all or the applicable part of the obligations of such party under the Roaming Agreement.

   The Roaming Agreement will be amortized on a straight-line basis over the 20-year term of the agreement. Accumulated amortization related to this agreement at December 31, 1999 was approximately $800,000.

(6) NOTE RECEIVABLE

   On March 1, 1999, the Company entered into agreements with AT&T Wireless, Lafayette Communications Company L.L.C. ("Lafayette") and ABC Wireless L.L.C. ("ABC") whereby the Company, AT&T Wireless and Lafayette would lend $29,500,000 to ABC to fund its participation in the re-auction of Federal Communications Commission licenses that were returned to the Federal Communications Commission by various companies under the July 1998 reconsideration order. The Company's portion of this loan was $7,500,000 and was recorded in Other Assets. Subsequent to closing of the agreements, ABC was the successful bidder for licenses covering the Tritel markets with an aggregate purchase price of $7,789,000. The Company has agreed, subject to Federal Communications Commission approval, to purchase these licenses for $7,789,000. If the licenses are not purchased by March 1, 2004, the note will mature on that date. The note has a stated interest rate of 16% per year. There are no required payments of principal or interest on the note until maturity. The note is secured by all assets of ABC, including, if permitted by the Federal Communications Commission, the Federal Communications Commission licenses awarded in the re-auction, and ranks pari passu with the notes to AT&T Wireless and Lafayette.

                         TRITEL, INC. AND SUBSIDIARIES

(7) INCOME TAXES

   On January 7, 1999 the Company recorded a deferred tax liability of $55,100,000 primarily related to the difference in asset bases on the assets acquired from AT&T Wireless.

   Because the Predecessor Company was a nontaxable entity, the results presented below relate solely to the year ended December 31, 1999. Components of income tax benefit for the year ended December 31, 1999 are as follows:

                                                        For the Year Ended
                                                         December 31, 1999
                                                     --------------------------
                                                     Current Deferred   Total
                                                     ------- --------  --------
                                                      (dollars in thousands)
   Federal..........................................  $--    $(24,725) $(24,725)
   State............................................   --      (3,718)   (3,718)
                                                      ----   --------  --------
     Total..........................................  $--    $(28,443) $(28,443)
                                                      ====   ========  ========

   Actual tax benefit differs from the "expected" tax benefit using the federal corporate rate of 35% as follows:

                                                          December 31, 1999
                                                        ----------------------
                                                        (dollars in thousands)
   Computed "expected" tax benefit.....................        $(96,564)
   Reduction (increase) resulting from:
   Change in valuation allowance for deferred tax
    assets.............................................           1,020
   Nondeductible compensation related expense..........          68,308
   Nontaxable loss of Predecessor Company..............             780
   Nondeductible portion of discount accretion.........             557
   State income taxes, net of federal tax benefit......          (2,496)
   Other...............................................             (48)
                                                               --------
                                                               $(28,443)
                                                               ========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax liability at December 31, 1999 are as follows:

                                                          December 31, 1999
                                                        ----------------------
                                                        (dollars in thousands)
   Deferred tax assets:
     Net operating loss carryforward...................        $25,232
     Tax basis of capitalized start-up costs in excess
      of book basis....................................         11,533
     Discount accretion in excess of tax basis.........          5,700
     Tax basis of property and equipment in excess of
      book basis.......................................          1,865
     Other.............................................            785
                                                               -------
   Total gross deferred tax assets.....................         45,115
     Less: valuation allowance.........................         (1,020)
                                                               -------
   Net deferred tax assets.............................         44,095
                                                               -------

                         TRITEL, INC. AND SUBSIDIARIES

                                                          December 31, 1999
                                                        ----------------------
                                                        (dollars in thousands)
   Deferred tax liabilities:
     Intangible assets book basis in excess of tax
      basis............................................         22,646
     Federal Communications Commission licenses book
      basis in excess of tax basis.....................         32,245
     Capitalized interest book basis in excess of tax
      basis............................................         12,779
     Discount accretion book basis in excess of tax
      basis............................................          2,130
                                                               -------
   Total gross deferred tax liabilities................         69,800
                                                               -------
   Net deferred tax liability..........................        $25,705
                                                               =======

   At December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of $65,965,000 which are available to offset future federal taxable income, if any, through 2019.

   The valuation allowance for the gross deferred tax asset at December 31, 1999 was $1,020,000. No valuation allowance has been provided for the remaining gross deferred tax asset principally due to the existence of a deferred tax liability which was recorded upon the closing of the AT&T Wireless transaction on January 7, 1999. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities in making this assessment. Based upon anticipated future taxable income over the periods in which the deferred tax assets are realizable, management believes it is more likely than not the Company will realize the benefits of these deferred tax assets.

(8) NOTES PAYABLE AND LONG-TERM DEBT

   A summary of long-term debt is as follows:

                                                                 December 31,
                                                               ----------------
                                                                1998     1999
                                                               ------- --------
                                                                 (dollars in
                                                                  thousands)
   Bank facility.............................................. $   --  $300,000
   Senior Subordinated Discount Notes.........................     --   216,734
   Federal Communications Commission debt.....................  51,599   41,905
                                                               ------- --------
                                                                51,599  558,639
   Less current maturities....................................     --      (923)
                                                               ------- --------
                                                               $51,599 $557,716
                                                               ======= ========

Bank Facility

   During 1999, the Company entered into a loan agreement (the "Bank Facility"), which provides for (i) a $100,000,000 senior secured term loan (the "Term Loan A"), (ii) a $200,000,000 senior secured term loan (the "Term Loan B") and (iii) a $250,000,000 senior secured reducing revolving credit facility (the "Revolver"). Tritel PCS Inc., Toronto Dominion (Texas), Inc., as Administrative Agent, and certain banks and other financial institutions are parties thereto.

   The commitment to make loans under the Revolver automatically and permanently reduces, quarterly beginning on December 31, 2002. The quarterly reductions in the commitment are $6.25 million on December

                         TRITEL, INC. AND SUBSIDIARIES

31, 2002, $7.4 million for each quarter in 2003, $11.3 million for each quarter in 2004, $13.3 million for each quarter in 2005, $16.0 million for each quarter in 2006, and $25.8 million for the first two quarters of 2007.

   Interest on the Revolver, Term Loan A and Term Loan B accrues, at the Company's option, either at a LIBOR rate plus an applicable margin or the higher of the issuing bank's prime rate and the Federal Funds Rate (as defined in the Bank Facility) plus 0.5%, plus an applicable margin. The borrowings outstanding at December 31, 1999 carried a 10.62% average interest rate as of that date. The Revolver requires an annual commitment fee ranging from 0.50% to 1.75% of the unused portion of the Bank Facility.

   The Bank Facility also required the Company to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of the outstanding indebtedness of the Company (other than indebtedness which bears interest at a fixed rate). In May 1999, Tritel entered into such interest rate hedging contracts which are further described in Note 9.

   The Term Loans are required to be prepaid and commitments under the Revolving Bank Facility reduced in an aggregate amount equal to 50% of excess cash flow of each fiscal year commencing with the fiscal year ending December 31, 2001; 100% of the net proceeds of asset sales, in excess of a yearly threshold, outside the ordinary course of business or unused insurance proceeds; and 50% of the net cash proceeds of issuances of equity by Tritel PCS or its subsidiaries.

   All obligations of the Company under the facilities are unconditionally and irrevocably guaranteed by Tritel and all subsidiaries of Tritel PCS. The bank facilities and guarantees, and any related hedging contracts provided by the lenders under the Bank Facility, are secured by substantially all of the assets of Tritel PCS and certain subsidiaries of Tritel PCS, including a first priority pledge of all of the capital stock held by Tritel or any of its subsidiaries, but excluding the Company's PCS licenses. The PCS licenses will be held by one or more single purpose subsidiaries of the Company and, in the future if the Company is permitted to pledge its PCS licenses, they will be pledged to secure the obligations of the Company under the Bank Facility.

   The Bank Facility contains covenants customary for similar facilities and transactions, including covenants relating to the amounts of indebtedness that the Company may incur, limitations on dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The Bank Facility also contains covenants relating to the population covered by the Company's network and number of customers, as well as customary representations, warranties, indemnities, conditions precedent to borrowing, and events of default.

   Loans under the Bank Facility are available to fund capital expenditures related to the construction of the Company's PCS network, the acquisition of related businesses, working capital needs of the Company, and customer acquisition costs. All indebtedness under the Bank Facility will constitute senior debt.

   The terms of the Bank Facility allow the Company to incur senior subordinated debt with gross proceeds of not more than $250,000,000.

   As of December 31, 1999, the Company has drawn $300,000,000 of advances under Term Loan A and Term Loan B.

Senior Subordinated Discount Notes

   On May 11, 1999, Tritel PCS, Inc. ("Tritel PCS"), a wholly-owned subsidiary of the Company, issued unsecured senior subordinated discount notes with a principal amount at maturity of $372,000,000. Such notes were issued at a discount from their principal amount at maturity for proceeds of $200.2 million. No interest

                         TRITEL, INC. AND SUBSIDIARIES
will be paid on the notes prior to May 15, 2004. Thereafter, Tritel PCS will be required to pay interest semiannually at 12 3/4% per annum beginning on November 15, 2004 until maturity of the notes on May 15, 2009.

   The notes are fully unconditionally guaranteed on a joint and several basis by the Company and by Tritel Communications, Inc. and Tritel Finance, Inc., both of which are wholly-owned subsidiaries of Tritel PCS. (See Note 20.) The notes are subordinated in right of payment to amounts outstanding under the Company's Bank Facility and to any future subordinated indebtedness of Tritel PCS or the guarantors.

   The indenture governing the notes limit, among other things, the Company's ability to incur additional indebtedness, pay dividends, sell or exchange assets, repurchase its stock, or make investments.

Federal Communications Commission Debt

   The Federal Communications Commission provided below market rate financing for 90% of the bid price of the C-Block PCS licenses and 80% of the bid price of the F-Block PCS licenses. Such Federal Communications Commission debt is secured by all of the Company's rights and interest in the licenses financed.

   The debt incurred in 1996 by the Company for the purchase of the C-Block PCS licenses totaled $63,890,000 (undiscounted). The debt bears interest at 7%; however, based on the Company's estimate of borrowing costs for similar debt, a rate of 10% was used to determine the debt's discounted present value of $52,700,000. As discussed in Note 4, the Company elected to disaggregate and return one-half of the broadcast spectrum of the C-block licenses. The Federal Communications Commission permitted such spectrum to be returned effective as of the original purchase. As a result, the Company reduced the discounted debt due to the Federal Communications Commission for such licenses by $27,410,000.

   F-Block licenses were granted in 1997. The debt incurred by the Company for the purchase of such licenses totaled $28,167,000 (undiscounted). The debt bears interest at 6.125%, however; based on the Company's estimate of borrowing costs for similar debt, a rate of 10% was used to determine the debt's discounted present value of $23,116,000.

   In the acquisition of Central Alabama Partnership, LP 132 on January 7, 1999, the Company assumed debt of $6,072,000 payable to the Federal Communications Commission for the licenses acquired.

   Additionally, certain licenses and the related Federal Communications Commission debt for those licenses were retained by the Predecessor Company. The discounted carrying amount of the debt for the licenses retained by the Predecessor Company was $15,889,000.

   All the scheduled interest payments on the Federal Communications Commission debt were suspended for the period from January 1997 through March 1998 by the Federal Communications Commission. Payments of such suspended interest resumed in July 1998 with the total suspended interest due in eight quarterly payments through April 30, 2000. The Company is required to make quarterly principal and interest payments on the Federal Communications Commission debt.

Notes Payable

   At December 31, 1998, the Company had $22,100,000 payable under a $28,500,000 loan agreement with a supplier. The loan agreement was secured by a pledge of the membership equity interests of certain members

                         TRITEL, INC. AND SUBSIDIARIES
of Predecessor Company management and the interest rate was 9%. Amounts outstanding under this loan agreement were repaid in January 1999.

   At December 31, 1998, the Predecessor Company had a $1,000,000 line of credit with a commercial bank, that expired July 27, 1999 bearing interest at the bank's prime rate of interest plus 1% at December 31, 1998. The amount outstanding on the line of credit was $305,000 at December 31, 1998. This line of credit related specifically to licenses that were retained by the Predecessor Company. Amounts outstanding under this loan agreement were repaid in January 1999.

Notes Payable to Related Party

   In March 1997, the Predecessor Company entered into a loan agreement for a $5,700,000 long-term note payable to Southern Farm Bureau Life Insurance Company ("SFBLIC"). SFBLIC was a member of Mercury Southern, LLC, which was a member of the Predecessor Company. This note was secured by a pledge of the membership equity interests of certain members of Predecessor Company management and interest accrued annually at 10% on the anniversary date of the note. At December 31, 1998, the balance of the note was $6,270,000 as a result of the capitalization of the first year's interest. The indebtedness under the note was convertible into equity at the face amount at any time at the option of SFBLIC, subject to Federal Communications Commission equity ownership limitations applicable to entrepreneurial block license holders. The Predecessor Company and SFBLIC subsequently negotiated a revised arrangement under which the amount due of $6,270,000 plus accrued interest of $476,000 was not paid but instead was converted into $8,976,000 of members' equity in the Predecessor Company on January 7, 1999. The $2,230,000 preferred return to the investor was accounted for as a financing cost during the year ended December 31, 1999. The interest accrued at the contractual rate was capitalized during the accrual period.

   As of December 31, 1999, the following is a schedule of future minimum principal payments of the Company's long-term debt due within five years and thereafter:

                                                            December 31, 1999
                                                          ----------------------
                                                          (dollars in thousands)
   December 31, 2000.....................................       $     923
   December 31, 2001.....................................           1,004
   December 31, 2002.....................................           5,567
   December 31, 2003.....................................          23,548
   December 31, 2004.....................................          30,483
   Thereafter............................................         657,950
                                                                ---------
                                                                  719,475
   Less unamortized discount.............................        (160,836)
                                                                ---------
   Total.................................................       $ 558,639
                                                                =========

(9) INTEREST RATE SWAP AGREEMENTS

   As of December 31, 1999, the Company was a party to interest rate swap agreements with a total notional amount of $200 million. The agreements establish a fixed effective rate of 9.05% on $200.0 million of the current balance outstanding under the Bank Facility through the earlier of March 31, 2002 or the date on which the Company achieves operating cash flow breakeven.

                         TRITEL, INC. AND SUBSIDIARIES

(10) REDEEMABLE PREFERRED STOCK

Series A Preferred Stock

   The series A preferred stock, with respect to dividend rights and rights on liquidation, dissolution or winding up, ranks on a parity basis with the series B preferred stock, and ranks senior to series C preferred stock, series D preferred stock and common stock. The holders of series A preferred stock are entitled to receive cumulative quarterly cash dividends at the annual rate of 10% multiplied by the liquidation preference, which is equal to $1,000 per share plus declared but unpaid dividends. Tritel may elect to defer payment of any such dividends until the date on which the 42nd quarterly dividend payment is due, at which time, and not earlier, all deferred payments must be made. Except as required by law or in certain circumstances, the holders of the series A preferred stock do not have any voting rights. The series A preferred stock is redeemable, in whole but not in part, at the option of Tritel on or after January 15, 2009 and at the option of the holders of the series A preferred stock on or after January 15, 2019. Additionally, on or after January 15, 2007, AT&T Wireless, and qualified transferees, have the right to convert each share of series A preferred stock into shares of class A common stock. The number of shares the holder will receive upon conversion will be the liquidation preference per share divided by the market price of class A common stock times the number of shares of series A preferred stock to be converted.

   The Company issued 90,668 shares of series A preferred stock with a stated value of $90,668,000 to AT&T Wireless on January 7, 1999.

Series B Preferred Stock

   The series B preferred stock ranks on a parity basis with the series A preferred stock and is identical in all respects to the series A preferred stock, except:

  . the series B preferred stock is redeemable at any time at the option of Tritel,

  . the series B preferred stock is not convertible into shares of any other security issued by Tritel, and

  . the series B preferred stock may be issued by Tritel pursuant to an exchange event as defined in the Restated Certification of Incorporation.

   No series B preferred stock has been issued by the Company.

(11) STOCKHOLDERS' EQUITY

   The Predecessor Companies were organized as limited liability corporations
(LLC) and as such had no outstanding stock. Owners (members) actually held a membership interest in the LLC. As a result, the investment of those members in the Predecessor Companies is reflected as contributed capital--Predecessor Company in the accompanying balance sheet.

   On January 7, 1999, the Company issued stock to the Predecessor Company as well as other parties as described herein.

Preferred Stock

   Following is a summary of the preferred stock of the Company:

   3,100,000 shares of authorized preferred stock, par value $.01 per share (the "preferred stock"), 1,100,000 of which have been designated as follows:

                         TRITEL, INC. AND SUBSIDIARIES

  . 200,000 shares designated "Series A Convertible Preferred Stock" (the "series A preferred stock"), 10% redeemable convertible, $1,000 stated and liquidation value (See Note 10);

  . 300,000 shares designated "Series B Preferred Stock" (the "series B preferred stock"), 10% cumulative, $1,000 stated and liquidation value (See Note 10);

  . 500,000 shares designated "Series C Convertible Preferred Stock" (the "series C preferred stock"), 6.5% cumulative convertible, $1,000 stated and liquidation value; and

  . 100,000 shares designated "Series D Convertible Preferred Stock" (the "series D preferred stock"), 6.5% cumulative convertible, $1,000 stated and liquidation value.

 Series C Preferred Stock

   Series C preferred stock (1) ranks junior to the series A preferred stock and the series B preferred stock with respect to dividend rights and rights on liquidation, dissolution or winding up, (2) ranks junior to the series D preferred stock with respect to rights on a statutory liquidation, (3) ranks on a parity basis with the series D preferred stock with respect to rights on liquidation, dissolution or winding up, except a statutory liquidation, (4) ranks on a parity basis with series D preferred stock and common stock with respect to dividend rights, and (5) ranks senior to the common stock and any other series or class of the Company's common or preferred stock, now or hereafter authorized, other than series A preferred stock, series B preferred stock or series D preferred stock, with respect to rights on liquidation, dissolution and winding up.

   Holders of series C preferred stock are entitled to dividends in cash or property when, as and if declared by the Board of Directors of Tritel. Upon any liquidation, dissolution or winding up of Tritel, holders of series C preferred stock are entitled to receive, after payment to any stock ranking senior to the series C preferred stock, a liquidation preference equal to (1) the quotient of the aggregate paid-in-capital of all series C preferred stock held by a stockholder divided by the total number of shares of series C preferred stock held by that stockholder plus (2) declared but unpaid dividends on the series C preferred stock, if any, plus (3) an amount equal to interest on the invested amount at the rate of 6 1/2% per annum, compounded quarterly. The holders of the series C preferred stock have the right at any time to convert each share of series C preferred stock, and upon the initial public offering in December 1999, each share of series C preferred stock automatically converted into shares of class A common stock of and class D common stock. The number of shares the holder received upon conversion was determined by dividing the aforementioned liquidation preference by the conversion price in effect at the time of $2.50. On all matters to be submitted to the stockholders of Tritel, the holders of series C preferred stock shall have the right to vote on an as-converted basis as a single class with the holders of the common stock. Additionally, the affirmative vote of the holders of a majority of the series C preferred stock is required to approve certain matters. The series C preferred stock is not redeemable.

   The Company issued 18,262 shares of series C preferred stock with a stated value of $18,262,000 to the Predecessor Company on January 7, 1999 in exchange for certain of its assets, liabilities and continuing operations. The stock was recorded at the historical cost of the assets and liabilities acquired from the Predecessor Company since, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C corporation and a name change to Tritel.

   The Company also issued 14,130 shares of series C preferred stock with a stated value of $14,130,000 to the Predecessor Company on January 7, 1999 in exchange for cash of $14,130,000. In the same transaction, the Company also issued 149,239 shares of series C preferred stock with a stated value of $149,239,000 to investors on January 7, 1999 in exchange for cash. The stock was recorded at its stated value and the costs associated with this transaction have been offset against equity.

                         TRITEL, INC. AND SUBSIDIARIES

   Additionally, the Company issued 2,602 shares of series C preferred stock with a stated value of $2,602,000 to Central Alabama Partnership, LP 132 on January 7, 1999 in exchange for its net assets. The stock was recorded at its stated value and the assets and liabilities were recorded at estimated fair values.

   All of the series C preferred stock outstanding converted into 73,349,620 shares of class A and 4,962,804 shares of class D common stock upon the closing of the initial public offering on December 13, 1999.

 Series D Preferred Stock

   The series D preferred stock (1) ranks junior to the series A preferred stock and the series B preferred stock with respect to dividend rights and rights on liquidation, dissolution or winding up, (2) ranks senior to the series C preferred stock with respect to rights on a statutory liquidation, (3) ranks on a parity basis with series C preferred stock with respect to rights on liquidation, dissolution and winding up, except a statutory liquidation, (4) ranks on a parity basis with series C preferred stock and common stock with respect to dividend rights, and (5) ranks senior to the common stock and any other series or class of Tritel's common or preferred stock, now or hereafter authorized, other than series A preferred stock, series B preferred stock or series C preferred stock, with respect to rights on liquidation, dissolution and winding up. Subject to the preceding sentence, the series D preferred stock is identical in all respects to the series C preferred stock, except:

  . the series D preferred stock is convertible into an equivalent number of shares of series C preferred stock at any time. This stock is then convertible to common stock at the conversion rate of the original series C preferred stock set forth on the date of the initial public offering, or 18,463,121 shares of class A common stock and 1,249,207 shares of class D common stock;

  . the liquidation preference for series D preferred stock equals $1,000 per share plus declared but unpaid dividends plus an amount equal to interest on $1,000 at the rate of 6 1/2% per annum, compounded quarterly, from the date of issuance of such share to and including the date of the payment:

  . the holders of series D preferred stock do not have any voting rights, other than those required by law or in certain circumstances; and

  . shares of series D preferred stock are not automatically convertible upon an initial public offering of the Company's stock.

   The Company issued 46,374 shares of series D preferred stock with a stated value of $46,374,000 to AT&T Wireless on January 7, 1999.

Common Stock

   Following is a summary of the common stock of the Company:

  . 1,016,000,009 shares of common stock, par value $.01 per share (the "common stock"), which have been designated as follows:

  . 500,000,000 shares designated "Class A Voting Common Stock" (the "class A common stock"),

  . 500,000,000 shares designated "Class B Non-Voting Common Stock" (the "class B common stock"),

  . 4,000,000 shares designated "Class C Common Stock" (the "class C common stock"),

  . 12,000,000 shares designated "Class D Common Stock" (the "class D common stock") and

                         TRITEL, INC. AND SUBSIDIARIES

  . nine shares designated "Voting Preference Common Stock" (the "voting preference common stock")

   The common stock of Tritel is divided into two groups, the "non-tracked common stock," which is comprised of the class A common stock, the class B common stock and the voting preference common stock, and the "tracked common stock," which is comprised of the class C common stock and class D common stock. Each share of common stock is identical, and entitles the holder thereof to the same rights, powers and privileges of stockholders under Delaware law, except:

  . dividends on the tracked common stock track the assets and liabilities of Tritel C/F Holding Corp., a subsidiary of Tritel;

  . rights on liquidation, dissolution or winding up of Tritel of the tracked common stock track the assets and liabilities of Tritel C/F Holding Corp.;

  . the class A common stock, together with the series C preferred stock, has 4,990,000 votes, the class B common stock has no votes, the class C common stock has no votes, the class D common stock has no votes and the voting preference common stock has 5,010,000 votes, except that in any matter requiring a separate class vote of any class of common stock or a separate vote of two or more classes of common stock voting together as a single class, for the purposes of such a class vote, each share of common stock of such classes will be entitled to one vote per share;

  . in the event the Federal Communications Commission indicates that the class A common stock and the voting preference stock (1) may be voted as a single class on all matters, (2) may be treated as a single class for all quorum requirements and (3) may have one vote per share, then, absent action by the Board of Directors and upon an affirmative vote of 66 2/3% or more of the class A common stock, Tritel must seek consent from the Federal Communications Commission to permit the class A common stock and the voting preference common stock to vote and act as a single class in the manner described above;

  . the holders of shares of class B common stock shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of the restated certificate of incorporation that adversely affects the powers, preferences or special rights of the holders of the class B common stock;

  . each share of class B common stock may be converted, at any time at the holder's option, into one share of class A common stock;

  . each share of class A common stock may be converted, at any time at the holder's option, into one share of class B common stock; and

  . in the event the Federal Communications Commission indicates that it will permit the conversion of tracked common stock into either class A common stock or class B common stock, then, absent action by the Board of Directors and upon an affirmative vote of 66 2/3% or more of the class A common stock, such conversion will be allowed by Tritel at the option of the holders of the tracked common stock.

   As of December 31, 1999, the Company has issued 10,981,932 shares of class A common stock, 1,380,448 shares of class C common stock and 6 shares of voting preference common stock to certain members of management of the Company. The class A and class C common stock issued to management are restricted shares subject to repurchase agreements which require the holders to sell to the Company at a $0.01 repurchase price per share, the number of shares that would be equal to $2.50 per share on specified "Trigger Dates" including a change of control, termination of employment, or the seventh anniversary of the agreement.

                         TRITEL, INC. AND SUBSIDIARIES

On the "Trigger Date," the holders must sell to the Company the number of shares necessary, based on the then current fair value of the stock based on the average closing price for the most recent ten trading days, to reduce the number of shares of stock held by an amount equal to the number of shares then held by the holder times $2.50 per share (in essence, requiring the holders to pay $2.50 per share for their shares of stock). Also, in the event the Company does not meet certain performance measurements, certain members of management will be required to sell to the Company a fixed number of shares at $0.01 per share.

   Based on the terms of the repurchase agreement, this plan is being accounted for as a variable stock plan. Accordingly, the Company will record Stock-based Compensation Expense over the vesting period for the difference between the quoted market price of the Company's stock at each measurement date and the current fair value of the stock to be repurchased from the individuals. Subsequent to year end, the Board of Directors approved a plan to modify these awards to remove the provision that requires management to surrender a portion of their shares. The effective date of this modification if and when completed will become the measurement date upon which the value of the award will be fixed. Assuming the Company's class A common stock continues to have a fair value of approximately $28.50 per share on the measurement date, the Company would record additional non-cash compensation expense related to these shares for the period from 2000 to 2004 of approximately $131.0 million. Future stock price movement will result in charges that differ from this amount. Each dollar increase or decrease in the average closing price of the Company's common stock for the last ten trading days of any quarter will result in an increase or decrease in the non-cash compensation expense related to these shares of approximately $12.4 million.

   In conjunction with the Company's agreement with Mr. Sullivan (see Note 17), the Company agreed to repurchase 1,276,000 shares of the officer's stock at $0.01 per share and allow the officer to become fully vested in his remaining
1.8 million shares without restriction or repurchase rights. As a result, the Company recorded $4.5 million as compensation expense and additional paid in capital. Such amount represents the fair value of the stock at the time of the agreement without restrictions or repurchase rights.

(12) STOCK OPTION PLANS

   In January 1999, the Company adopted a stock option plan for employees and a stock option plan for non-employee directors.

   Tritel's 1999 Stock Option Plan (the "Stock Option Plan") authorizes the grant of certain tax-advantaged stock options, nonqualified stock options and stock appreciation rights for the purchase of an aggregate of up to 10,462,400 shares of common stock of Tritel. The Stock Option Plan benefits qualified officers, employee directors and other key employees of, and consultants to, Tritel and its subsidiaries in order to attract and retain those persons and to provide those persons with appropriate incentives. The Stock Option Plan also allows grants or sales of common stock to those persons. The maximum term of any stock option to be granted under the Stock Option Plan is ten years. Grants of options under the Stock Option Plan are determined by the Board of Directors or a compensation committee designated by the Board.

   The exercise price of incentive stock options under the Stock Option Plan must not be less than the fair market value of the common stock on the grant date and the exercise price of all other options must not be less that 75% of such fair market value. The Stock Option Plan will terminate in 2009 unless extended by amendment.

   As of December 31, 1999, 4,585,028 restricted shares and 2,081,422 stock options with an average exercise price of $18.05 were granted under the Stock Option Plan. The restricted stock is subject to the repurchase agreements as discussed in Note 11. The restricted shares will vest in varying percentages, up to 80% vesting, over five years. The remaining 20% will vest if the Company meets certain performance

                         TRITEL, INC. AND SUBSIDIARIES
benchmarks for development and construction of its wireless PCS network. Stock options generally vest 25% on each of the first four anniversaries of the date of the grant. A portion of the stock options granted to employees in connection with the initial public offering vest 25% on the thirty-first day after grant and 25% on each of the first three anniversaries of the date of the grant. The stock options outstanding as of December 31, 1999 vest 100% upon a change of control.

   Tritel's 1999 Stock Option Plan for Non-employee Directors (the "Non-employee Directors Plan") authorizes the grant of certain nonqualified stock options for the purchase of an aggregate of up to 100,000 shares of common stock of Tritel. The Non-employee Directors Plan benefits non-employee directors of Tritel in order to attract and retain those persons and to provide those persons with appropriate incentives. The maximum term of any stock option to be granted under the Non-employee Directors Plan is ten years. Grants of options under the Non-employee Directors are determined by the Board of Directors.

   The exercise price of nonqualified stock options granted under the Non-employee Directors Plan must not be less than the fair market value of the common stock on the grant date. The Non-employee Directors Plan will terminate in 2009 unless extended by amendment.

   As of December 31, 1999, 45,000 options with an exercise price of $18 per share were outstanding under the Non-employee Directors Plan. These options vest 20% on the date of grant and an additional 20% on each of the first four anniversaries of the date of the grant and fully vest upon a change of control.

   The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation has been recognized for the stock options. If compensation cost had been determined based on the fair value at grant date for awards in 1999 in accordance with SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below (dollars in thousands):

   Net loss--As reported.............................................. $247,454
   Net loss--Pro forma................................................  250,608
   Net loss per share--As reported....................................    33.25
   Net loss per share--Pro forma......................................    33.66

   The fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

   Expected life......................................................  5 Years
   Risk-free interest rate............................................    6.16%
   Expected volatility................................................      56%
   Dividend yield.....................................................       0%

   The weighted average fair value of options granted during 1999 was $8.52 per share. At December 31, 1999, 9,000 options were exercisable.

                         TRITEL, INC. AND SUBSIDIARIES

   The following table summarizes information about stock options outstanding at December 31, 1999:

        Exercise                   Number of                               Remaining
         Price                Options Outstanding                       Contractual Life
        --------              -------------------                       ----------------
        $18.00                     2,119,572                                10 years
         31.69                         6,850                                10 years

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made pursuant to SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The carrying amounts at December 31, 1998 and 1999 for cash and cash equivalents, accounts receivable, notes receivable, accounts payable, accrued liabilities, notes payable, and variable rate long-term debt are reasonable estimates of their fair values. The carrying amount of fixed-rate long-term debt is believed to approximate fair value because such debt was discounted to reflect market interest rate at inception and such discount is believed to be approximate for valuation of this debt.

(14) RELATED PARTY TRANSACTIONS

   On January 7, 1999, the Company entered into a secured promissory note agreement under which it agreed to lend up to $2,500,000 to the Predecessor Company. Interest on advances under the loan agreement is 10% per year. The interest will compound annually and interest and principal are due at maturity of the note. The note is secured by the Predecessor Company's ownership interest in the Company. Any proceeds from the sales of licenses by the Predecessor Company, net of the repayment of any Federal Communications Commission debt, are required to be applied to the note balance. If the note has not been repaid within five years, it will be repaid through a reduction of the Predecessor Company's interest in the Company based on a valuation of the Company's stock at that time. The balance of this note at December 31, 1999 was approximately $2.3 million.

(15) ASSETS AND LIABILITIES RETAINED BY PREDECESSOR COMPANY

   Certain assets and liabilities, with carrying amounts of $22,070,000 and $17,367,000, respectively, principally for certain Federal Communications Commission licenses and related Federal Communications Commission debt, which were retained by the Predecessor Company have been reflected in these financial statements as a distribution to the Predecessor Company. The Predecessor Company is holding such assets and liabilities but is not currently developing the PCS markets. Of the assets retained by the Predecessor Company, Tritel was granted an option to acquire certain PCS licenses for approximately 1.2 million shares of class A common stock. During May 1999, Tritel notified the Predecessor Company of its intent to exercise this option. Such licenses will be transferred to Tritel after approval by the Federal Communications Commission. Tritel has committed to sell to AT&T Wireless or its designee such licenses.

                         TRITEL, INC. AND SUBSIDIARIES

(16) LEASES

   The Company leases office space, equipment, and co-location tower space under noncancelable operating leases. Expense under operating leases was $3,000, $334,000 and $7.2 million for 1997, 1998 and 1999, respectively.
Management expects that in the normal course of business these leases will be renewed or replaced by similar leases. The leases extend through 2008.

   Future minimum lease payments under these leases at December 31, 1999 are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
     2000............................................................  $13,940
     2001............................................................   13,846
     2002............................................................   13,731
     2003............................................................   13,239
     2004............................................................    8,955
     Thereafter......................................................    8,881
                                                                       -------
       Total.........................................................  $72,592
                                                                       =======

(17) COMMITMENTS AND CONTINGENCIES

   Effective September 1, 1999, Tritel, Inc. and Jerry M. Sullivan entered into an agreement to redefine Mr. Sullivan's relationship with Tritel, Inc. and its subsidiaries. Mr. Sullivan has resigned as an officer and a director of Tritel, Inc. and all of its subsidiaries. Mr. Sullivan will retain the title Executive Vice President of Tritel, Inc. through December 31, 2001; however, under the agreement, he is not permitted to represent the Company nor will he perform any functions for Tritel, Inc. As part of the agreement, Mr. Sullivan will also receive an annual salary of $225,000 and an annual bonus of $112,500 through December 31, 2002. Mr. Sullivan became fully vested in 1,800,000 shares of class A common stock and returned all other shares held by him, including his voting preference common stock to Tritel, Inc. Accordingly, the Company has recorded $5.8 million in additional compensation expense during 1999. The $5.8 million was determined pursuant to the settlement of Mr. Sullivan's employment relationship with the Company, and includes $4.5 million for the grant of additional stock rights, $225,000 annual salary and $112,500 annual bonus through December 31, 2002, and other related amounts.

   Mr. Sullivan had served as Director, Executive Vice President and Chief Operating Officer of Tritel, Inc. since 1993. The foregoing agreements supersede the employment relationship between Tritel, Inc. and Mr. Sullivan defined by the Management Agreement and Mr. Sullivan's employment agreement.

   In December 1998, the Company entered into an acquisition agreement with an equipment vendor whereby the Company agreed to purchase a minimum of $300,000,000 of equipment, software and certain engineering services over a five-year period in connection with the construction of its wireless telecommunications network. The Company agreed that the equipment vendor would be the exclusive provider of such equipment during the term of the agreement. As part of this agreement, the vendor advanced $15,000,000 to the Company at the closing of the transactions described herein. The $15,000,000 deferred credit is accounted for as a reduction in the cost of the equipment as the equipment is purchased.

                         TRITEL, INC. AND SUBSIDIARIES

(18) QUARTERLY FINANCIAL DATA (UNAUDITED)

   Selected unaudited quarterly financial data is as follows:

                                             For the Quarters Ended
                         ----------------------------------------------------------------------
                           March 31         June 30         September 30        December 31
                         --------------  ---------------  -----------------  ------------------
                         1998    1999    1998     1999     1998      1999     1998      1999
                         -----  -------  -----  --------  -------  --------  -------  ---------
                                  (dollars in thousands except per share data)
Revenues................ $      $        $      $         $        $    179  $        $   6,580
Operating loss..........  (763)  (7,471)  (997)   (8,801)  (1,390)  (22,305)  (4,536)  (226,911)
Loss before extraordi-
 nary item..............  (743)  (8,247)  (990)  (10,027)  (1,398)  (10,482)  (5,200)  (218,698)
Net loss................  (743)  (8,247)  (990)  (10,027)  (3,812)  (10,482)  (5,200)  (218,698)
Net loss per common
 share..................        $ (2.76)        $  (3.30)          $  (3.45)          $   (9.20)

(19) SUPPLEMENTAL CASH FLOW INFORMATION

                                                        Years Ended December 31,
                                                        ------------------------
                                                         1997    1998     1999
                                                        ------- ------- --------
                                                         (dollars in thousands)
Cash paid for interest, net of amounts capitalized..... $   --  $   --  $ 14,362
Significant non-cash investing and financing
 activities:
  Long-term debt incurred to obtain Federal
   Communications Commission licenses, net of
   discount............................................  23,116     --       --
  Capitalized interest and discount on debt............   6,799   7,614   10,062
  Deposits applied to purchase of Federal
   Communications Commission licenses..................   5,000     --       --
  Capital expenditures included in accounts payable....     --    5,762   81,913
  Election of Federal Communications Commission
   disaggregation option for return of spectrum:
    Reduction in Federal Communications Commission
     licensing costs...................................     --   35,442      --
    Reduction in accrued interest payable and long-term
     debt..............................................     --   33,028      --
Preferred stock issued in exchange for assets and
 liabilities...........................................     --      --   156,837

                         TRITEL, INC. AND SUBSIDIARIES

(20) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

   The following condensed consolidating financial statements as of and for the year ended December 31, 1999 are presented for Tritel, Tritel PCS, those subsidiaries of Tritel PCS who serve as guarantors and those subsidiaries who do not serve as guarantors of the senior subordinated discount notes.

                     Condensed Consolidating Balance Sheet
                            As of December 31, 1999

                                    Tritel
                          Tritel,    PCS,    Guarantor   NonGuarantor              Consolidated
                            Inc.     Inc.   Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          -------- -------- ------------ ------------ ------------ ------------
                                                 (dollars in thousands)
Current assets:
  Cash and cash
   equivalents..........  $    --  $613,999   $ (4,730)    $    --     $     --     $  609,269
  Other current assets..     2,462    1,407     17,426          --           --         21,295
  Intercompany
   receivables..........     1,799  210,673        --           --      (212,472)          --
                          -------- --------   --------     --------    ---------    ----------
    Total current
     assets.............     4,261  826,079     12,696          --      (212,472)      630,564
Restricted cash.........       --     6,594        --           --           --          6,594
Property and equipment,
 net....................       --       --     262,343          --           --        262,343
Licenses and other
 intangibles............    59,508      --         --       201,946          --        261,454
Investment in
 subsidiaries...........   445,301   73,286        --           --      (518,587)          --
Other long term assets..       --    62,633         82          --       (27,308)       35,407
                          -------- --------   --------     --------    ---------    ----------
    Total assets........  $509,070 $968,592   $275,121     $201,946    $(758,367)   $1,196,362
                          ======== ========   ========     ========    =========    ==========
Current liabilities:
  Accounts payable,
   accrued expenses and
   other current
   liabilities..........  $     29 $  1,240   $111,257     $  1,721    $     --     $  114,247
  Intercompany
   payables.............       --       --     196,950       15,522     (212,472)          --
                          -------- --------   --------     --------    ---------    ----------
    Total current
     liabilities........        29    1,240    308,207       17,243     (212,472)      114,247
Non-current liabilities:
  Long-term debt........       --   516,734     27,121       40,982      (27,121)      557,716
  Deferred income taxes
   and other............    22,009    5,318    (20,024)      30,251         (187)       37,367
                          -------- --------   --------     --------    ---------    ----------
    Total liabilities...    22,038  523,292    315,304       88,476     (239,780)      709,330
Series A redeemable
 convertible preferred
 stock..................    99,586      --         --           --           --         99,586
                          -------- --------   --------     --------    ---------    ----------
Stockholders' equity
 (deficit)..............   387,446  445,300    (40,183)     113,470     (518,587)      387,446
                          -------- --------   --------     --------    ---------    ----------
    Total liabilities
     and equity.........  $509,070 $968,592   $275,121     $201,946    $(758,367)   $1,196,362
                          ======== ========   ========     ========    =========    ==========

                         TRITEL, INC. AND SUBSIDIARIES

                Condensed Consolidating Statement of Operations
                      For the Year Ended December 31, 1999

                                     Tritel
                          Tritel,     PCS,     Guarantor   NonGuarantor              Consolidated
                           Inc.       Inc.    Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                         ---------  --------  ------------ ------------ ------------ ------------
                                                 (dollars in thousands)
Revenues................ $     --   $    --     $  7,974      $1,038      $(2,253)    $   6,759
                         ---------  --------    --------      ------      -------     ---------
Operating Expenses:
  Cost of services and
   equipment............       --        --        6,966         --           --          6,966
  Technical operations..       --        --       18,459         --           --         18,459
  General and
   administrative.......        56        45      25,065           2       (2,253)       22,915
  Sales and marketing...       --        --       20,404         --           --         20,404
  Stock-based
   compensation.........   190,664       --          --          --           --        190,664
  Depreciation and
   amortization.........     5,620       --        6,621         598          --         12,839
                         ---------  --------    --------      ------      -------     ---------
    Total operating
     expenses...........   196,340        45      77,515         600       (2,253)      272,247
                         ---------  --------    --------      ------      -------     ---------
Operating loss..........  (196,340)      (45)    (69,541)        438          --       (265,488)
Interest income.........       170    16,553         255         --          (187)       16,791
Financing cost..........       --        --       (2,230)        --           --         (2,230)
Interest expense........       --    (24,924)       (233)        --           187       (24,970)
                         ---------  --------    --------      ------      -------     ---------
Income (loss) before
 income taxes...........  (196,170)   (8,416)    (71,749)        438          --       (275,897)
Income tax benefit
 (expense)..............     2,051     3,135      23,420        (163)         --         28,443
                         ---------  --------    --------      ------      -------     ---------
    Net loss............ $(194,119) $ (5,281)   $(48,329)     $  275      $   --      $(247,454)
                         =========  ========    ========      ======      =======     =========

                         TRITEL, INC. AND SUBSIDIARIES

                Condensed Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999

                           Tritel,    Tritel     Guarantor   NonGuarantor              Consolidated
                            Inc.     PCS, Inc.  Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          ---------  ---------  ------------ ------------ ------------ ------------
                                                  (dollars in thousands)
Net cash provided by
 (used in) operating
 activities.............  $  (3,648) $   3,554   $ (50,981)    $   --         $--       $ (51,075)
                          ---------  ---------   ---------     -------        ----      ---------
Cash flows from
 investing activities:
  Capital expenditures..        --         --     (172,448)        --          --        (172,448)
  Advance under notes
   receivable...........        --      (7,500)        (50)        --          --          (7,550)
  Investment in
   subsidiaries.........   (376,718)   376,718         --          --          --             --
  Capitalized interest
   on debt..............        --         --       (3,863)     (9,760)        --         (13,623)
  Decrease in other
   assets...............       (325)    (6,883)        --          --          --          (7,208)
                          ---------  ---------   ---------     -------        ----      ---------
Net cash provided by
 (used in) investing
 activities:............   (377,043)   362,335    (176,361)     (9,760)        --        (200,829)
                          ---------  ---------   ---------     -------        ----      ---------
Cash flows from
 financing activities:
  Proceeds from long
   term debt............        --     300,000         --          --          --         300,000
  Proceeds from senior
   subordinated debt....        --     200,240         --          --          --         200,240
  Repayments of notes
   payable..............    (22,100)       --          --          --          --         (22,100)
  Payment of debt
   issuance costs and
   other deferred
   charges..............     (8,507)   (30,202)        --          --          --         (38,709)
  Intercompany
   receivable/payable...      4,556   (236,928)    222,612       9,760         --             --
  Proceeds from vendor
   discount.............        --      15,000         --          --          --          15,000
  Issuance of preferred
   stock................    163,370        --          --          --          --         163,370
  Issuance of common
   stock, net...........    242,526        --          --          --          --         242,526
                          ---------  ---------   ---------     -------        ----      ---------
Net cash provided by
 financing activities:..    379,845    248,110     222,612       9,760         --         860,327
                          ---------  ---------   ---------     -------        ----      ---------
Net increase (decrease)
 in restricted cash,
 cash and cash
 equivalents............       (846)   613,999      (4,730)        --          --         608,423
Cash and cash
 equivalents at
 beginning of period....        846        --          --          --          --             846
                          ---------  ---------   ---------     -------        ----      ---------
Cash and cash
 equivalents at End of
 period.................  $     --   $ 613,999   $  (4,730)    $   --         $--       $ 609,269
                          =========  =========   =========     =======        ====      =========

   The condensed combining financial statements for 1998 of Tritel, Inc. and the Predecessor Companies have been provided below to comply with the current requirement to show consolidating data for guarantors and non-guarantors for all periods presented. While Tritel, Inc. and its subsidiaries were formed during 1998, their only activities in 1998 were the acquisition of property and equipment approximating $1.5 million and losses totaling $32,000. The assets of the Predecessor Companies and the assets acquired from AT&T Wireless and Central Alabama were transferred to Tritel, Inc. and its subsidiaries during 1999. Therefore, the following statements do not correspond with the current corporate structure and do not show data by guarantor and non-guarantor relationship to the senior subordinated discount notes.

                         TRITEL, INC. AND SUBSIDIARIES

                            Combining Balance Sheet
                            As of December 31, 1998

                                     Predecessor
                                      Companies  Tritel  Eliminations Combined
                                     ----------- ------  ------------ --------
                                              (dollars in thousands)
               ASSETS
Current assets:
  Cash and cash equivalents.........  $    845   $    1    $   --     $    846
  Due from affiliates...............     1,817      --      (1,576)        241
  Other current assets..............       719      --         --          719
                                      --------   ------    -------    --------
    Total current assets............     3,381        1     (1,576)      1,806
                                      --------   ------    -------    --------
Property and equipment, net.........    12,263    1,553        --       13,816
Federal Communications Commission
 licensing costs....................    71,466      --         --       71,466
Other assets........................     1,933      --         --        1,933
                                      --------   ------    -------    --------
    Total assets....................  $ 89,043   $1,554    $(1,576)   $ 89,021
                                      ========   ======    =======    ========
  LIABILITIES AND MEMBERS' EQUITY
              (DEFICIT)
Current liabilities:
  Notes payable.....................  $ 22,405   $  --     $   --     $ 22,405
  Due to affiliates.................       --     1,576     (1,576)        --
  Accounts payable and accrued
   expenses.........................    10,496       10        --       10,506
                                      --------   ------    -------    --------
    Total current liabilities.......    32,901    1,586     (1,576)     32,911
                                      --------   ------    -------    --------
Non-current liabilities:
  Long-term debt....................    51,599      --         --       51,599
  Note payable to related party.....     6,270      --         --        6,270
  Other liabilities.................       224      --         --          224
                                      --------   ------    -------    --------
    Total non-current liabilities...    58,093      --         --       58,093
                                      --------   ------    -------    --------
    Total liabilities...............    90,994    1,586     (1,576)     91,004
Contributed capital, net............    13,497      --         --       13,497
Deficit accumulated during
 development stage..................   (15,448)     (32)       --      (15,480)
                                      --------   ------    -------    --------
    Total members' equity
     (deficit)......................    (1,951)     (32)       --       (1,983)
                                      --------   ------    -------    --------
    Total liabilities and members'
     equity (deficit)...............  $ 89,043   $1,554    $(1,576)   $ 89,021
                                      ========   ======    =======    ========

                         TRITEL, INC. AND SUBSIDIARIES

                       Combining Statement of Operations
                      For the Year Ended December 31, 1998

                                                   Predecessor
                                                    Companies  Tritel Combined
                                                   ----------- ------ --------
                                                     (dollars in thousands)
Revenues:                                           $    --     $--   $    --
                                                    --------    ----  --------
Operating expenses:
  Technical operations............................     1,918      21     1,939
  General and administrative......................     4,937      10     4,947
  Sales and marketing.............................       451       1       452
  Depreciation and amortization...................       348     --        348
                                                    --------    ----  --------
                                                       7,654      32     7,686
                                                    --------    ----  --------
Operating loss....................................    (7,654)    (32)   (7,686)
Interest income...................................        77     --         77
Interest expense..................................      (722)    --       (722)
                                                    --------    ----  --------
Loss before extraordinary item....................    (8,299)    (32)   (8,331)
Loss on return of spectrum........................    (2,414)    --     (2,414)
                                                    --------    ----  --------
Net loss..........................................  $(10,713)   $(32) $(10,745)
                                                    ========    ====  ========

                       Combining Statement of Cash Flows
                      For the Year Ended December 31, 1998

                                                  Predecessor
                                                   Companies  Tritel   Combined
                                                  ----------- -------  --------
                                                     (dollars in thousands)
Net cash used in operating activities...........   $(10,039)  $ 1,543  $ (8,496)
                                                   --------   -------  --------
Cash flows from investing activities:
  Purchase of property and equipment............     (4,428)   (1,542)   (5,970)
  Capitalized interest on debt used to obtain
   Federal Communications Commission licenses...     (2,905)      --     (2,905)
                                                   --------   -------  --------
Net cash used in investing activities...........     (7,333)   (1,542)   (8,875)
                                                   --------   -------  --------
Cash flows from financing activities:
  Proceeds from notes payable to others.........     38,705       --     38,705
  Repayments of notes payable to others.........    (21,300)      --    (21,300)
  Payment of debt issuance costs and other
   deferred charges.............................       (951)      --       (951)
                                                   --------   -------  --------
Net cash provided by financing activities.......     16,454       --     16,454
                                                   --------   -------  --------
Net increase (decrease) in cash and cash
 equivalents....................................       (918)        1      (917)
Cash and cash equivalents at beginning of year..      1,763       --      1,763
                                                   --------   -------  --------
Cash and cash equivalents at end of year........   $    845   $     1  $    846
                                                   ========   =======  ========

   Tritel, Inc. was formed during 1998. Therefore, the 1997 combining financial information is identical to the Consolidated Financial Statements.

                         TRITEL, INC. AND SUBSIDIARIES

(21) SUBSEQUENT EVENT

   On February 28, 2000, the Company announced an agreement to merge with TeleCorp PCS, Inc., headquartered in Arlington, Virginia. This merger is expected to take place during the second half of 2000 and is a tax-free exchange of stock with Tritel shareholders receiving 0.76 shares of the new entity's stock in exchange for each of their Tritel shares. The exchange ratio is fixed regardless of future stock price movement. This transaction is expected to be accounted for as a purchase business combination.

   On the closing of the merger, AT&T will extend its initial five-year brand sharing agreement for an additional two years.

To the Board of Directors and Shareholder
TeleCorp-Tritel Holding Company:

   In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of TeleCorp-Tritel Holding Company at April 28, 2000 in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
McLean, Virginia
May 10, 2000

                        TELECORP-TRITEL HOLDING COMPANY
                           CONSOLIDATED BALANCE SHEET

                                                                       April 28,
                                                                         2000
                                                                       ---------
                                ASSETS
Total current assets..................................................   $ --
                                                                         -----
Total assets..........................................................   $ --
                                                                         =====

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Total current liabilities.............................................   $ --
                                                                         -----
Total liabilities.....................................................     --
  Common Stock, par value $.01 per share 1,000 shares authorized, no
   shares issued and outstanding......................................     --
Stockholders equity (deficit):........................................
                                                                         -----
Total stockholders' equity (deficit)..................................     --
                                                                         -----
Total liabilities and stockholders' equity (deficit)..................   $ --
                                                                         =====





  The accompanying notes are an integral part of these consolidated financial statements.

                        TELECORP-TRITEL HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

   TeleCorp-Tritel Holding Company (Holding Company) was formed on April 28, 2000 in order to give effect to the Tritel merger and the AT&T exchange and contribution (see Note 3). To date, the Holding Company has not conducted any activities other than those incident to its formation. Upon completion of the merger, TeleCorp and Tritel will become wholly owned subsidiaries of Holding Company. The business of Holding Company will be the combined businesses currently conducted by TeleCorp and Tritel.

2. Significant Accounting Policies

 Basis of presentation

   Holding Company has no assets, liabilities, stockholders' equity (deficit), revenue or expenses and no principal activities. In addition, Holding Company has not yet issued any equity securities.

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of Holding Company. Actual amounts could differ from these estimates.

3. Tritel Merger and AT&T Contribution and Exchange

   On February 28, 2000, Telecorp agreed to merge with Tritel, through a merger of each of Telecorp and Tritel into a newly formed subsidiary of Holding Company. The merger will result in exchange of 100% of the outstanding common and preferred stock of Telecorp and Tritel for common and preferred stock of Holding Company. The new entity will be controlled by the TeleCorp's voting preference common stockholders, and Telecorp and Tritel will become subsidiaries of Holding Company.

   This transaction will be accounted for using the purchase method of accounting. The purchase price for Tritel will be determined based on the fair value of the shares of the new holding company issued to the former shareholders of Tritel plus cash, the fair value associated with the conversion of outstanding Tritel options and warrants to Holding Company options and warrants, liabilities assumed, and merger related costs. The fair value of the shares issued will be determined based on the existing market price of the Company's class A common stock, which is publicly traded, and, for those shares that do not have a readily available market price, through valuation by an investment banking firm. The purchase price for this transaction will be allocated to the assets acquired based on their estimated fair values. The excess of the purchase price over the assets acquired will be recorded as goodwill and amortized over 20 years. The purchase price has been preliminarily estimated to be approximately $6.6 billion with estimated residual goodwill of $2.3 billion after allocation of the purchase price to the acquired assets, including identifiable intangible assets.

   The proposed merger has been unanimously approved by the Company's and Tritel's board of directors, with three of the Company's directors abstaining. In addition, shareholders with greater than 50% of the voting power of each company have agreed to vote in favor of the merger. The merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.

                        TELECORP-TRITEL HOLDING COMPANY

   In connection with the Company's merger with Tritel, AT&T has agreed to contribute certain assets to the Company. This contribution will result in the Company acquiring various assets in exchange for the consideration issued as follows:

   The Company acquires:

  .  $20 million cash from AT&T Wireless Services.

  . The right to acquire all of the common and preferred stock of Indus, Inc. (Indus).

  . The right to acquire additional wireless properties and assets from Airadigm Communications, Inc. (Airadigm).

  . The two year extension and expansion of the AT&T network membership licenses agreement to cover all people in Holding Company's markets.

   Consideration issued:

  . 9,272,740 shares of Class A common stock of the new holding company formed from the Tritel merger to AT&T Wireless Services.

   Separately, AT&T Wireless and the Company entered into an Asset Exchange Agreement pursuant to which the Company has agreed to exchange certain assets with AT&T Wireless, among other consideration.

   The Company is receiving certain consideration in exchange for assets as follows:

     The Company acquires:

    .  $80 million in cash from AT&T Wireless.

    . AT&T Wireless 10 MHZ PCS licenses in the areas covering part of the Wisconsin market, in addition to adjacent licenses.

    . AT&T Wireless's existing 10 MHZ PCS licenses in Fort Dodge, and Waterloo, Iowa.

    . The right to acquire additional wireless properties from Polycell and ABC Wireless.

     Consideration issued:

    .  The Company's New England market segment to AT&T Wireless.

     .  Cash or class A common stock to Polycell and cash to ABC Wireless.

   Further, AT&T has agreed to extend the term of the roaming agreement and to expand the geographic coverage of the AT&T operating agreements with TeleCorp to include the new markets either through amending TeleCorp's existing agreements or by entering into new agreements with Holding Company on substantially the same terms as TeleCorp's existing agreements. In addition, TeleCorp has granted AT&T Wireless a "right of first refusal" with respect to certain markets transferred by AT&T Wireless Services or AT&T Wireless triggered in the event of a sale of the Company to a third party.

   These transactions will be accounted for as an asset purchase and disposition and recorded at fair value. The purchase price will be determined based on cash paid, the fair value of the class A common stock issued, and the fair value of the assets relinquished. The purchase price will be proportionately allocated to the noncurrent assets acquired based on their estimated fair values. A gain is recognized as the difference between the fair value of the New England assets disposed and their net book value.

--------------------------------------------------------------------------------

                                                                         Annex A

              AGREEMENT AND PLAN OF REORGANIZATION AND CONTRIBUTION



                                  by and among


                               TELECORP PCS, INC.,


                                  TRITEL, INC.


                                       and


                          AT&T WIRELESS SERVICES, INC.




                          Dated as of February 28, 2000

--------------------------------------------------------------------------------

                         TABLE OF CONTENTS

                                                                 Page
                                                                 ----
                             ARTICLE I

                  THE MERGERS AND THE CONTRIBUTION

1.1    The Mergers................................................3
1.2    Effective Time.............................................3
1.3    Effect of the Mergers......................................4
1.4    Certificates of Incorporation and By-laws of TeleCorp
       II and Tritel II...........................................4
1.5    Directors and Officers.....................................5
1.6    Conversion of Capital Stock, Etc...........................5
1.7    Cancellation of Treasury Shares...........................11
1.8    Stock Options.............................................12
1.9    Capital Stock of the Merger Subs..........................14
1.10   Adjustments to Exchange Ratios............................14
1.11   Fractional Shares.........................................15
1.12   Surrender of Certificates.................................16
1.13   Further Ownership Rights in Shares........................19
1.14   Contribution..............................................20
1.15   Closing...................................................24
1.16   Lost, Stolen or Destroyed Certificates....................24
1.17   Tax Consequences..........................................25


                             ARTICLE II

          STRUCTURE OF HOLDING COMPANY AND RELATED MATTERS

2.1    Organization of the Holding Company.......................25
2.2    Board of Directors of the Holding Company.................26
2.3    Officers of the Holding Company...........................27
2.4    Indemnification and Insurance.............................27
2.5    Headquarters of the Holding Company.......................29
2.6    Merger Subs Organization..................................29


                            ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF TELECORP

3.1    Organization and Qualification; Subsidiaries..............31
3.2    Certificate of Incorporation; By-laws.....................32

3.3    Capitalization............................................32
3.4    Authority; Enforceability.................................35
3.5    Required Vote.............................................36
3.6    No Conflict; Required Filings and Consents................36
3.7    Material Agreements.......................................38
3.8    Compliance................................................39
3.9    SEC Filings; Financial Statements.........................40
3.10   Licenses and Authorizations...............................41
3.11   No Violation of Law.......................................43
3.12   Absence of Certain Changes or Events......................44
3.13   No Undisclosed Liabilities................................45
3.14   Absence of Litigation.....................................45
3.15   Employee Benefit Plans....................................45
3.16   Employment and Labor Matters..............................49
3.17   Registration Statement; Proxy Statement/Prospectus........49
3.18   Absence of Restrictions on Business Activities............51
3.19   Title to Assets; Leases...................................51
3.20   Taxes.....................................................51
3.21   Environmental Matters.....................................54
3.22   Intellectual Property.....................................56
3.23   No Restrictions on the Merger; Takeover Statutes..........57
3.24   Tax Matters...............................................57
3.25   Brokers...................................................57
3.26   Opinion of Financial Advisor..............................58


                             ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF TRITEL

4.1    Organization and Qualification; Subsidiaries..............59
4.2    Certificate of Incorporation; By-laws.....................60
4.3    Capitalization............................................60
4.4    Authority; Enforceability.................................63
4.5    Required Vote.............................................64
4.6    No Conflict; Required Filings and Consents................64
4.7    Material Agreements.......................................65
4.8    Compliance................................................67
4.9    SEC Filings; Financial Statements.........................67
4.10   Licenses and Authorizations...............................68
4.11   No Violation of Law.......................................70
4.12   Absence of Certain Changes or Events......................71
4.13   No Undisclosed Liabilities................................72
4.14   Absence of Litigation.....................................72
4.15   Employee Benefit Plans....................................72
4.16   Employment and Labor Matters..............................76
4.17   Registration Statement; Proxy Statement/Prospectus........76

4.18   Absence of Restrictions on Business Activities............77
4.19   Title to Assets; Leases...................................77
4.20   Taxes.....................................................78
4.21   Environmental Matters.....................................80
4.22   Intellectual Property.....................................81
4.23   No Restrictions on the Merger; Takeover Statutes..........82
4.24   Tax Matters...............................................83
4.25   Brokers...................................................83
4.26   Opinion of Financial Advisor..............................83


                             ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF AT&T

5.1    Authority; Enforceability.................................84
5.2    No Conflict; Required Filings and Consents................84
5.3    Tax Matters...............................................85
5.4    Brokers...................................................86
5.5    Registration Statement; Proxy Statement/Prospectus........86
5.6    Waiver....................................................86
5.7    Investment Experience.....................................87
5.8    Investment Intent.........................................87
5.9    Registration or Exemption Requirements....................88


                             ARTICLE VI

                       ADDITIONAL AGREEMENTS

6.1    Access to Information; Confidentiality....................88
6.2    Conduct of Business Pending the Closing Date..............90
6.3    Registration Statement; Other Filings; Board
       Recommendations..........................................100
6.4    Meeting of Company Stockholders..........................102
6.5    Non-Solicitation.........................................104
6.6    Subsequent Financial Statements..........................107
6.7    Nasdaq National Market Listing...........................108
6.8    Comfort Letters..........................................108
6.9    Further Actions..........................................108
6.10   Notification.............................................111
6.11   Notice of Breaches; Updates..............................111
6.12   No Inconsistent Action...................................112
6.13   Commercially Reasonable Efforts..........................112
6.14   Affiliates...............................................112
6.15   Blue Sky.................................................113
6.16   Tax-Free Exchange........................................113
6.17   AT&T Actions.............................................113
6.18   Transition Committee.....................................114

6.19   Employee Benefit Matters.................................114
6.20   Novation of Affiliation Agreements.......................115
6.21   Indemnity for Indus and Airadigm Liabilities.............115


                            ARTICLE VII

                         CLOSING CONDITIONS

7.1    Conditions to Obligations of TeleCorp and Tritel to
       Effect the Mergers.......................................116
7.2    Additional Conditions to Obligations of TeleCorp.........119
7.3    Additional Conditions to the Obligations of Tritel.......120
7.4    Conditions to Obligations of the Holding Company to
       Issue the Shares.........................................121
7.5    Conditions to Obligations of AT&T to Effect the
       Contribution.............................................123


                            ARTICLE VIII

                            TERMINATION

8.1    General..................................................125
8.2    Obligations in Event of Termination......................127
8.3    Termination of Contribution..............................127
8.4    Obligations in Event of Termination of Contribution......128


                             ARTICLE IX

                            NO SURVIVAL

9.1    No Survival of Representations and Warranties............128


                             ARTICLE X

                           MISCELLANEOUS

10.1   Public Announcements.....................................129
10.2   Fees and Expenses........................................129
10.3   Notices..................................................130
10.4   Certain Definitions......................................132
10.5   Interpretation...........................................134
10.6   Entire Agreement.........................................135
10.7   Binding Effect; Benefit..................................135
10.8   Assignability............................................135
10.9   Amendment; Waiver........................................135
10.10  Section Headings; Table of Contents......................136
10.11  Severability.............................................136
10.12  Counterparts.............................................136
10.13  GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS.......136

EXHIBITS

EXHIBIT A    -  Voting Agreement

EXHIBIT B-1  -  Form of Certificate of Merger

EXHIBIT B-2  -  Form of Certificate of Merger

EXHIBIT C-1  -  Certificate of Incorporation of TeleCorp II

EXHIBIT C-2  -  Certificate of Incorporation of Tritel II

EXHIBIT D-1  -  License Extension Amendment

EXHIBIT D-2  -  Airadigm Letter of Intent

EXHIBIT E    -  Intentionally Omitted

EXHIBIT F    -  Plan of Reorganization

EXHIBIT G-1  -  Indus Assignment

EXHIBIT G-2  -  Indus Merger Agreement

EXHIBIT H    -  Form of the Holding Company Certificate of Incorporation

EXHIBIT I    -  Form of the Holding Company By-laws

EXHIBIT J    -  Affiliate Agreement

EXHIBIT I-1  -  TeleCorp PCS, Inc. Tax Representations

EXHIBIT I-2  -  Tritel, Inc. Tax Representations

EXHIBIT I-3  -  The Holding Company Tax Representations Regarding TeleCorp
                Merger

EXHIBIT I-4  -  The Holding Company Tax Representations Regarding Tritel Merger

EXHIBIT I-5  -  AT&T Tax Representations

EXHIBIT J-1  -  Mounger Employment Agreement

EXHIBIT J-2  -  Martin Employment Agreement

EXHIBIT K-1     New Network Membership License Agreement

EXHIBIT K-2     New Intercarrier Roamer Service Agreement

EXHIBIT K-3     New Roaming Administration Agreement

SCHEDULES

SCHEDULE A       - Directors and Officers of TeleCorp II,
                   Tritel II and the Holding Company

SCHEDULE B       - Certain Actions Pending the Closing Date

SCHEDULE 1.8     - Tritel Restricted Stock Agreements

SCHEDULE 3.3(b)  - The TeleCorp Options

SCHEDULE 3.10(c) - TeleCorp Authorizations

SCHEDULE 4.3(b)  - The Tritel Options

SCHEDULE 3.10(c) - Tritel Authorizations

SCHEDULE 6.2(a)  - TeleCorp's Conduct of Business Pending the Closing Date

SCHEDULE 6.2(b)  - Tritel's Conduct of Business Pending the Closing Date

SCHEDULE 6.9     - Aggregate out-of-pocket costs to obtain consents

SCHEDULE 6.14    - All persons who are, or may be, as of the date hereof
                   "affiliates" of TeleCorp and Tritel

              AGREEMENT AND PLAN OF REORGANIZATION AND CONTRIBUTION

           AGREEMENT AND PLAN OF REORGANIZATION AND CONTRIBUTION (this "AGREEMENT"), dated as of February 28, 2000, by and among TeleCorp PCS, Inc., a Delaware corporation ("TELECORP"), Tritel, Inc., a Delaware corporation ("TRITEL") and AT&T Wireless Services, Inc., a Delaware corporation ("AT&T").


                                  WITNESSETH:

           WHEREAS, the respective Boards of Directors of TeleCorp and Tritel have each determined to engage in the transactions contemplated by this Agreement. This Agreement provides for (A) the organization under the General Corporation Law of the State of Delaware (the "DGCL") of a new holding company (the "HOLDING COMPANY"), which will become the parent and sole stockholder of both TeleCorp and Tritel pursuant to (i) the conversion of all outstanding shares of capital stock of TeleCorp into shares of capital stock of the Holding Company by means of a merger (the "FIRST MERGER") of a wholly owned subsidiary of the Holding Company, to be organized under the DGCL (the "FIRST MERGER SUB"), into and with TeleCorp, with TeleCorp as the surviving corporation, and (ii) the conversion of all outstanding shares of capital stock of Tritel into shares of capital stock of the Holding Company by means of a merger (the "SECOND MERGER" and, together with the First Merger, the "MERGERS") of a wholly owned subsidiary of the Holding Company, to be organized under the DGCL (the "SECOND MERGER SUB" and, together with the First Merger Sub, the "MERGER SUBS"), with and into Tritel, with Tritel as the surviving corporation and (B) as part of the transaction, AT&T shall contribute or cause to be contributed certain property to the Holding Company in consideration of the issuance to AT&T (or its Affiliates) of 9,272,740 shares (the "SHARES") of Class A Voting Stock

(as defined below) (the "CONTRIBUTION"). The Mergers shall be effected simultaneously in accordance with the DGCL and it is intended that the Contribution shall occur simultaneously with the Mergers. As a result of the Mergers, the stockholders of TeleCorp and the stockholders of Tritel shall become stockholders of the Holding Company, and TeleCorp and Tritel shall continue to conduct their respective businesses and operations as wholly owned subsidiaries of the Holding Company;

           WHEREAS, as a condition to the willingness of, and an inducement to, TeleCorp, Tritel and AT&T to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of shares of capital stock of TeleCorp and Tritel are entering into simultaneously hereafter agreements dated as of the date hereof and effective as of the Effective Time (as defined below) providing for certain actions relating to the transactions contemplated by this Agreement and the further governance of the Holding Company;

           WHEREAS, as an inducement to and a condition to Tritel entering into this Agreement, certain stockholders of TeleCorp are entering into simultaneously herewith a Voting Agreement relating to the agreement of such stockholders to vote to approve the transactions contemplated by this Agreement (the "TELECORP VOTING AGREEMENT"), in the form of EXHIBIT A;

           WHEREAS, as an inducement to and a condition to TeleCorp entering into this Agreement, certain stockholders of Tritel are entering into simultaneously herewith a Voting Agreement relating to the agreement of such stockholders to vote to approve the transactions contemplated by this Agreement (the "TRITEL VOTING AGREEMENT") in the form of EXHIBIT A; and

           WHEREAS, for Federal income tax purposes, it is intended that the Mergers and the Contribution, taken together, will qualify as a tax-free transaction within the meaning of

Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE"), that the Mergers will each qualify as a tax-free reorganization under Section 368(a) of the Code, that the stockholders of TeleCorp and Tritel will recognize no gain or loss for Federal income tax purposes as a result of the consummation of the Mergers and AT&T will recognize no gain or loss for Federal income tax purposes as a result of consummation of the Contribution.

           NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                        THE MERGERS AND THE CONTRIBUTION

           1.1 THE MERGERS. At the Effective Time (as defined in SECTION 1.2) and subject to the terms and conditions of this Agreement, and in accordance with the DGCL, the First Merger Sub shall be merged with and into TeleCorp, with TeleCorp as the surviving corporation, and the Second Merger Sub shall be merged with and into Tritel, with Tritel as the surviving corporation. From and after the Effective Time, the separate corporate existences of the First Merger Sub and the Second Merger Sub shall cease and TeleCorp, as the surviving corporation in the First Merger, and Tritel, as the surviving corporation in the Second Merger, shall continue their respective existence under the laws of the State of Delaware as wholly owned subsidiaries of the Holding Company. TeleCorp, as the surviving corporation after the First Merger, is hereinafter sometimes referred to as "TELECORP II" and Tritel, as the surviving corporation after the Second Merger, is hereinafter sometimes referred to as "TRITEL II."

           1.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in
ARTICLE VII, but in no event prior
to the Closing (as defined below), TeleCorp and Tritel shall cause the Mergers to be consummated by simultaneously filing two certificates of merger (the "CERTIFICATES OF MERGER") with the Secretary of State of the State of Delaware, in substantially the form of EXHIBITS B-1 and B-2 attached hereto, respectively, and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificates of Merger, being the "EFFECTIVE TIME").

           1.3 EFFECT OF THE MERGERS. At the Effective Time, the effect of the Mergers shall be as provided in the applicable provisions of the DGCL and the applicable Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the assets, property, rights, privileges, immunities, powers and franchises of TeleCorp and the First Merger Sub shall vest in TeleCorp II, and all debts, liabilities and duties of TeleCorp and the First Merger Sub shall become the debts, liabilities and duties of TeleCorp II, and (ii) all the assets, property, rights, privileges, immunities, powers and franchises of Tritel and the Second Merger Sub shall vest in Tritel II, and all debts, liabilities and duties of Tritel and the Second Merger Sub shall become the debts, liabilities and duties of Tritel II.

           1.4 CERTIFICATES OF INCORPORATION AND BY-LAWS OF TELECORP II AND TRITEL II.

           (a) At the Effective Time and without further action on the part of any party, the Certificate of Incorporation of TeleCorp II shall be amended to read in its entirety as set forth in EXHIBIT C-1 attached hereto, and the By-laws of the First Merger Sub shall be the By-laws of TeleCorp II until thereafter amended as provided by the DGCL.

           (b) At the Effective Time and without further action on the part of any party, the Certificate of Incorporation of Tritel II shall be amended to read in its entirety as set forth in EXHIBIT C-2 attached hereto, and the By-laws of the Second Merger Sub shall be the By-laws of Tritel II until thereafter amended as provided by the DGCL.

           1.5 DIRECTORS AND OFFICERS.

           (a) The directors and officers of TeleCorp II immediately following the Effective Time, each to hold office in accordance with the Certificate of Incorporation and the By-laws of TeleCorp II until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with TeleCorp II's Certificate of Incorporation and By-laws, shall be as set forth on SCHEDULE A hereto.

           (b) The directors and officers of Tritel II immediately following the Effective Time, each to hold office in accordance with the Certificate of Incorporation and the By-laws of Tritel II until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Tritel II's Certificate of Incorporation and By-laws, shall be as set forth on SCHEDULE A hereto.

           1.6 CONVERSION OF CAPITAL STOCK, ETC. Subject to the provisions of this ARTICLE I, at the Effective Time, by virtue of the First Merger or the Second Merger, as applicable, and without any action on the part of any party:

           (a) With respect to each share of Common Stock, par value $0.01 per share, of TeleCorp ("TELECORP COMMON STOCK"):

           (i) each share of TeleCorp Class A Voting Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Class A Voting Common Stock, par value $0.01 per share ("CLASS A VOTING STOCK"), equal to the TeleCorp Exchange Ratio (as defined in subsection (e) below);

           (ii) each share of TeleCorp Class B Non-Voting Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Class A Voting Common Stock, par value $0.01 per share, equal to the TeleCorp Exchange Ratio;

           (iii) each share of TeleCorp Class C Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Class C Common Stock, par value $0.01 per share ("CLASS C COMMON STOCK"), equal to the TeleCorp Exchange Ratio;

           (iv) each share of TeleCorp Class D Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Class D Common Stock, par value $0.01 per share ("CLASS D COMMON STOCK"), equal to the TeleCorp Exchange Ratio; and

           (v) each share of TeleCorp Voting Preference Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Voting Preference Common Stock, par value $0.01 per share ("VOTING PREFERENCE Stock"), equal to the TeleCorp Exchange Ratio.

           (b) With respect to each share of Preferred Stock, par value $0.01 per share, of TeleCorp ("TELECORP PREFERRED STOCK" and, together with the TeleCorp Common Stock, "TELECORP CAPITAL Stock"):

           (i) each share of TeleCorp Series A Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Series A Preferred Stock, par value $0.01 per share ("SERIES A PREFERRED STOCK"), equal to the TeleCorp Exchange Ratio;

           (ii) each share of TeleCorp Series C Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Series C Preferred Stock, par value $0.01 per share ("SERIES C PREFERRED STOCK"), equal to the TeleCorp Exchange Ratio;

           (iii) each share of TeleCorp Series D Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Series D Preferred Stock, par value $0.01 per share ("SERIES D PREFERRED STOCK"), equal to the TeleCorp Exchange Ratio;

           (iv) each share of TeleCorp Series E Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Series E Preferred Stock, par value $0.01 per share ("SERIES E PREFERRED STOCK"), equal to the TeleCorp Exchange Ratio; and

           (v) each share of TeleCorp Series F Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Series F Preferred Stock, par value $0.01 per share ("SERIES F PREFERRED STOCK"), equal to the TeleCorp Exchange Ratio.

           (c) With respect to each share of Common Stock, par value $0.01 per share, of Tritel ("TRITEL COMMON STOCK"):

           (i) each share of Tritel Class A Voting Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of Class A Voting Stock equal to the Tritel Exchange Ratio (as defined in subsection (e) below);

           (ii) each share of Tritel Class B Non-Voting Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of Class A Voting Stock equal to the Tritel Exchange Ratio;

           (iii) each share of Tritel Class C Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Class E Common Stock, par value $0.01 per share ("CLASS E COMMON STOCK"), equal to the Tritel Exchange Ratio multiplied by 0.01 and that number (expressed as a decimal) of fully paid and non-assessable shares of Class A Voting Stock equal to the Tritel Exchange Ratio multiplied by 0.99;

           (iv) each share of Tritel Class D Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for that number (expressed as a decimal) of fully paid and non-assessable shares of the Holding Company Class F Common Stock, par value $0.01 per share ("CLASS F COMMON STOCK"), equal to the Tritel Exchange Ratio multiplied by 0.01 and that number (expressed as a decimal) of fully paid and non-assessable shares of Class A Voting Stock equal to the Tritel Exchange Ratio multiplied by 0.99; and

           (v) all Tritel Voting Preference Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for the right to receive an aggregate amount of $10,000,000 in immediately available funds to be paid at the Effective Time (which source of funds will come from Tritel and not from TeleCorp or the Holding Company); all shares of Tritel Voting

      Preference Common Stock owned by William M. Mounger, II shall be converted into three shares of Voting Preference Stock; Messers. Martin and Mounger own all the outstanding shares of Tritel Voting Preference Common Stock.

           (d) With respect to each share of Preferred Stock, par value $0.01 per share, of Tritel ("TRITEL PREFERRED STOCK" and, together with the Tritel Common Stock, "TRITEL CAPITAL STOCK"):

           (i) each share of Tritel Series A Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for one fully paid and non-assessable share of the Holding Company Series B Preferred Stock, par value $0.01 per share ("SERIES B PREFERRED STOCK");

           (ii) each share of Tritel Series D Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to SECTION 1.7) shall be converted automatically into and become exchangeable for one fully paid and non-assessable share of the Holding Company Series G Preferred Stock, par value $0.01 per share ("SERIES G PREFERRED STOCK").

           (e) For purposes of this Agreement, the "TELECORP EXCHANGE Ratio" shall initially be 1.00 and the "TRITEL EXCHANGE RATIO" shall initially be 0.76, in each case subject to adjustment from time to time in accordance with SECTION
1.10. The TeleCorp and Tritel Exchange Ratios are sometimes referred to herein as the "EXCHANGE RATIOS".

           (f) As of the Effective Time, all shares of TeleCorp Capital Stock shall no longer be outstanding and shall automatically be deemed canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the applicable Holding Company Capital Stock specified in SECTION 1.6(a) and (b) (the "TELECORP MERGER CONSIDERATION") as the case may be, and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
SECTION 1.12 hereof without interest. For purposes hereof, the term "HOLDING COMPANY COMMON STOCK" shall mean the Class A Voting Stock, the Class C Common Stock, the Class D Common Stock, the Class E Common Stock, the Class F Common Stock and the Voting Preference Stock; the term "HOLDING COMPANY PREFERRED STOCK" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock; and the term "HOLDING COMPANY CAPITAL STOCK" shall mean the Holding Company Common Stock and the Holding Company Preferred Stock, collectively.

           (g) As of the Effective Time, all shares of Tritel Capital Stock shall no longer be outstanding and shall automatically be redeemed and canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the applicable Holding Company Capital Stock specified in SECTION 1.6(c) and (d) (the "TRITEL MERGER CONSIDERATION") and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with SECTION 1.12 hereof without interest.

           1.7 CANCELLATION OF TREASURY SHARES.

           (a) At the Effective Time, each share of TeleCorp Capital Stock, if any, held in the treasury of TeleCorp shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

           (b) At the Effective Time, each share of Tritel Capital Stock held in the treasury of Tritel, shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

           1.8 STOCK OPTIONS.

           (a) At the Effective Time, all options to purchase shares of TeleCorp Common Stock then outstanding under the TeleCorp 1999 Stock Option Plan (the "TELECORP 1999 PLAN"), by virtue of the First Merger and without any action on the part of the holder thereof, shall no longer be options to acquire TeleCorp Common Stock and shall become options to acquire Class A Voting Stock with such terms as provided in SECTION 1.8(b). At the Effective Time, all options to purchase shares of Tritel Common Stock then outstanding under the Tritel Non-Employee Directors Stock Option Plan (the "TRITEL DIRECTORS PLAN") and the Tritel 1999 Stock Option Plan (the "TRITEL 1999 PLAN," and with the TeleCorp Option Plans and Tritel Directors Plan, the "OPTION PLANS"), by virtue of the Second Merger and without any action on the part of the holder thereof, shall no longer be options to acquire Tritel Common Stock and shall become options to acquire Class A Voting Stock with such terms as provided in SECTION 1.8(b). Outstanding options under the Option Plans are referred to herein as "OUTSTANDING EMPLOYEE OPTIONS."

           (b) Each such Outstanding Employee Option shall continue to have, and be subject to, the same terms and conditions set forth in the relevant Option Plan, option agreements thereunder and other relevant documentation immediately prior to the Effective Time, except that such Outstanding Employee Options will be exercisable solely for that number of whole shares of Class A Voting Stock equal to the product of the number of shares of TeleCorp or Tritel Common Stock, as the case may be, that were purchasable under such Outstanding Employee Option immediately prior to the Effective Time multiplied by the applicable Exchange

Ratio, rounded down to the nearest whole number of shares of the Holding Company Common Stock and the per-share exercise price for the shares of Class A Voting Stock issuable upon exercise of such assumed Outstanding Employee Options will be equal to the quotient determined by dividing the exercise price per-share of TeleCorp or Tritel Common Stock, as the case may be, at which such Outstanding Employee Options were exercisable immediately prior to the Effective Time by the relevant Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

           (c) The Holding Company shall reserve for issuance a sufficient number of shares of Class A Voting Stock for delivery upon exercise of Outstanding Employee Options. As soon as practicable after the Effective Time, the Holding Company shall file a registration statement on Form S-8 under the Securities Act covering the shares of Class A Voting Stock issuable upon the exercise of the Outstanding Employee Options assumed by the Holding Company, and shall use its reasonable efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such assumed Outstanding Employee Options.

           (d) TeleCorp and Tritel shall take all such steps as may be required to cause consummation of the transactions contemplated by SECTION 1.8(a) and (b) and any other disposition of TeleCorp or Tritel equity securities (including derivative securities) in connection with this Agreement by each individual who
(x) is a director or officer of TeleCorp or Tritel or (y) at the Effective Time will be a director or officer of the Holding Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act (as defined below), such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC (as defined below) to Skadden, Arps, Slate, Meagher & Flom LLP.

           (e) At the Effective Time, the Holding Company shall assume all of the obligations of TeleCorp under the TeleCorp 1998 Restricted Stock Plan (the "TELECORP RESTRICTED STOCK PLAN") and of Tritel under the Tritel Restricted Stock Agreements specified in SCHEDULE 1.8.

           1.9 CAPITAL STOCK OF THE MERGER SUBS.

           (a) Each share of common stock, par value $0.01 per share, of the First Merger Sub ("FIRST MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of TeleCorp II. Each stock certificate of First Merger Sub evidencing ownership of any First Merger Sub Common Stock shall after the Effective Time evidence ownership of such shares of capital stock of TeleCorp II.

           (b) Each share of common stock, par value $0.01 per share, of the Second Merger Sub ("SECOND MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of Tritel II. Each stock certificate of Second Merger Sub evidencing ownership of any Second Merger Sub Common Stock shall, after the Effective Time, evidence ownership of such shares of capital stock of Tritel II.

           1.10 ADJUSTMENTS TO EXCHANGE RATIOS. Without limiting any other provision of this Agreement, the TeleCorp Exchange Ratio and the Tritel Exchange Ratio shall each be adjusted, at any time and from time to time, to fully reflect the effect of any stock split, reverse split, stock dividend (including, without limitation, any stock dividend of securities convertible into TeleCorp Capital Stock or Tritel Capital Stock, as the case may be), reorganization, recapitalization or other like change with respect to TeleCorp Capital Stock or Tritel Capital Stock occurring or with a record date after the date hereof and prior to the Effective Time.

           1.11 FRACTIONAL SHARES.

           (a) No fraction of a share of Class A Voting Stock shall be issued, but in lieu thereof each holder of shares of TeleCorp Common Stock or Tritel Common Stock, as the case may be, who would otherwise be entitled to a fraction of a share of Class A Stock (after aggregating all fractional shares of Class A Voting Stock to be received by such holder) shall receive from the Exchange Agent (as defined below) in lieu of such fractional shares of Class A Voting Stock, an amount of cash (rounded to the nearest whole cent and without interest) representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Class A Voting Stock which would otherwise have been issued (the "EXCESS SHARES"). The sale of the Excess Shares by the Exchange Agent shall be executed on the Nasdaq National Market System and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of TeleCorp Common Stock or Tritel Common Stock, as applicable, the Exchange Agent will hold such proceeds in trust for the holders of the applicable TeleCorp Common Stock and the Tritel Common Stock. The Holding Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including, without limitation, the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Holding Company may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments heretofore contemplated by SECTION 2.4 that the Holding Company shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of TeleCorp Common Stock and Tritel Common Stock the amount such holder would have received pursuant to the foregoing assuming that the sales of Class A Stock were made at a price equal to the average of the closing bid prices of the Class A Stock on the Nasdaq National Market System, for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this sentence. In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of TeleCorp Common Stock or Tritel Common Stock, as applicable, in lieu of any fractional shares of the applicable TeleCorp Common Stock and the Tritel Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of the applicable TeleCorp Common Stock and the Tritel Common Stock without interest.

           (b) Fractions of a share of all classes and series of the Holding Company Capital Stock, other than Class A Voting Stock, may be issued in connection with the Mergers.

           1.12 SURRENDER OF CERTIFICATES.

           (a) EXCHANGE AGENT. Prior to the Effective Time, the Holding Company shall designate a bank or trust company to act as exchange agent (the "EXCHANGE AGENT") in connection with the Mergers.

           (b) THE HOLDING COMPANY TO PROVIDE CAPITAL STOCK. When and as needed, the Holding Company shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I, through such reasonable procedures as the Holding Company may adopt, sufficient shares of the Holding Company Capital Stock to be exchanged pursuant to SECTION 1.6.

           (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Holding Company shall cause to be mailed to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of

TeleCorp Capital Stock and Tritel Capital Stock whose shares were converted into the right to receive shares of the Holding Company Capital Stock pursuant to
SECTION 1.6, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the TeleCorp and/or Tritel may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of the Holding Company Capital Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number and type of shares of the Holding Company Capital Stock or, in the case of Class A Voting Stock, payment in lieu of fractional shares which such holder has the right to receive pursuant to SECTION 1.11, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of TeleCorp Capital Stock or Tritel Capital Stock, as the case may be, shall be deemed from and after the Effective Time, for all legal purposes, to evidence only the right to receive the number of shares of the Holding Company Capital Stock into which the holder of such shares of TeleCorp Capital Stock or Tritel Capital Stock, as the case may be, is entitled and, in the case of Class A Voting Stock, the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with SECTION 1.11. Any portion of the shares of the Holding Company Capital Stock and cash deposited with the Exchange Agent pursuant to SECTION 1.12(b) which remains undistributed to the holders of Certificates representing shares of TeleCorp Capital Stock or Tritel Capital Stock, as the case may be, for six (6) months after the Effective Time shall be delivered to the Holding Company, upon demand, and any holders of shares of

TeleCorp Capital Stock or Tritel Capital Stock, as the case may be, who have not theretofore complied with the provisions of this ARTICLE I shall thereafter look only to the Holding Company and only as general creditors thereof for payment of their claim for the Holding Company Capital Stock, any cash in lieu of fractional shares of Class A Voting Stock and any dividends or distributions with respect to the Holding Company Capital Stock to which such holders may then be entitled.

           (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to the Holding Company Capital Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of the Holding Company Capital Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following the surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of the Holding Company Capital Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of the Holding Company Capital Stock.

           (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of the Holding Company Capital Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered in the stock register of TeleCorp or Tritel, as applicable, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the stockholder requesting such exchange shall have paid to the Holding Company, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for shares of the Holding Company Capital Stock in any name other than that of the registered holder of the

Certificate surrendered, or established to the reasonable satisfaction of the Holding Company or any agent designated by it that such tax has been paid or is otherwise not payable.

           (f) NO LIABILITY. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, the Holding Company, TeleCorp II or Tritel II shall be liable to a holder of shares of TeleCorp Capital Stock or Tritel Capital Stock, as the case may be, for the Holding Company Capital Stock or any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (g) WITHHOLDING OF TAX. Either the Holding Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of TeleCorp Capital Stock or Tritel Capital Stock, as the case may be, such amounts as the Holding Company (or any Affiliate thereof (as defined in SECTION 10.4)) or the Exchange Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any provision of any applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Holding Company or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of TeleCorp Capital Stock or Tritel Capital Stock, as the case may be, in respect of whom such deduction and withholding were made by the Holding Company.

           1.13 FURTHER OWNERSHIP RIGHTS IN SHARES. All shares of the Holding Company Capital Stock issued upon the surrender for exchange of shares of TeleCorp Capital Stock or Tritel Capital Stock, as the case may be, in accordance with the terms of this ARTICLE I (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TeleCorp Capital Stock or Tritel Capital Stock, as the case may be, and there shall be no further registration of transfers on the records of either TeleCorp II or Tritel II of shares of capital stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to either TeleCorp II or Tritel II for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

           1.14 CONTRIBUTION.

           (a) As soon as practicable after the Effective Time and subject to, and upon the terms and conditions of, this Agreement, AT&T shall deliver or cause to be delivered (i) an amendment to the Network Membership License Agreement, then in effect between AT&T Corp., a New York corporation, and the Holding Company or TELECORP (the "EXISTING NETWORK MEMBERSHIP LICENSE AGREEMENT"), in the form attached as EXHIBIT D-1 (the "LICENSE EXTENSION AMENDMENT"), (ii) the Airadigm Assignment (as defined below), (iii) the Indus Assignment (as defined below) and (iv) a wire transfer of immediately available funds in the amount of $20,000,000 (the "CASH CONTRIBUTION") (the items described in items (i) through (iv), the "CONTRIBUTED PROPERTY") and the Holding Company shall, and shall cause TeleCorp to, as appropriate, execute the License Extension Amendment, the Airadigm Assignment and the Indus Assignment and the Holding Company shall issue to AT&T (or its Affiliates) the Shares. It is expressly understood by the parties that the failure of the Contribution to occur at the Effective Time shall not prevent the Mergers from occurring. As used herein, the term "AIRADIGM ASSIGNMENT" shall mean the assignment by AT&T (or one of its Affiliates) of all its rights, title and interest in, to and under a certain Letter of Intent attached hereto as EXHIBIT D-2 (the "AIRADIGM LETTER OF INTENT") which contemplates the entering into of an asset purchase agreement (the "AIRADIGM PURCHASE AGREEMENT") between Airadigm Communications, Inc., a Wisconsin corporation ("AIRADIGM"), and a buyer designated by AT&T (the "AIRADIGM BUYER"), as part of, and subject to the approval of, a Plan of Reorganization filed January 24, 2000 in connection with the bankruptcy proceedings entitled IN RE AIRADIGM COMMUNICATIONS, INC., No.

99-33500, Bktcy. W.D. Wisc., a copy of which is attached as EXHIBIT F (the "PLAN OF REORGANIZATION"). In the event the Airadigm Purchase Agreement is entered into, the term "Airadigm Assignment" shall mean the assignment by AT&T of all its right, title and interest in, to and under the Airadigm Purchase Agreement. As used herein, the term "INDUS ASSIGNMENT" shall mean the assignment by AT&T (or its Affiliates) to the Holding Company or TeleCorp (or one of their respective Affiliates) of all its right, title and interest in, to and under that certain Agreement and Plan of Merger in the form of EXHIBIT G-1 dated as of February 27, 2000, between Indus, Inc. Milwaukee PCS LLC, a Delaware limited liability company (the "INDUS BUYER") and certain other parties (the "INDUS MERGER AGREEMENT"), in the form of EXHIBIT G-2.

           (b) The failure to occur of any or all of the transactions contemplated by the Airadigm Assignment shall not prevent the Contribution from occurring at the Effective Time with respect to the other aspects of the Contribution with respect to which the conditions specified in SECTION 7.4 shall have been satisfied.

           (c) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, TeleCorp and AT&T will execute and deliver the Indus Assignment and one or more amendments to the Network Membership License Agreement between AT&T Corp. and TeleCorp dated as of July 17, 1998, the Intercarrier Roamer Service Agreement between AT&T and TeleCorp dated as of July 17, 1998 and the Roaming Administration Agreement between AT&T and TeleCorp dated as of July 17, 1998 extending the rights of TeleCorp under such agreements to the Indus territory in form and substance acceptable to AT&T and TeleCorp (the "INDUS AMENDMENTS"), as soon as the conditions to the consummation of the transaction contemplated by the Indus Merger Agreement shall be satisfied if such conditions shall be satisfied prior to the Effective Time (an "EARLY INDUS CLOSING"). In the event of an Early Indus Closing, TeleCorp will not be required to pay AT&T any consideration at the time of the Early

Indus Closing. In the event the Early Indus Closing occurs and the Contribution is consummated, the Early Indus Closing shall be deemed part of the Contribution. In the event the Early Indus Closing occurs, TeleCorp or one of its Affiliates will assume all of the obligations of AT&T (or its Affiliates) pursuant to that certain Organizational Agreement effective as of February 27, 2000, among Kailas Rao, Indus, Inc., AT&T Wireless Services, Inc., the Indus Buyer and AT&T Milwaukee JV, Inc. (the "INDUS ORGANIZATION AGREEMENT") (such costs being referred to herein as the "INDUS TRANSACTION COSTS"). If the Early Indus Closing occurs and this Agreement is (or the provisions of this Agreement relating to the Contribution are) terminated without the Contribution occurring, then at the option of AT&T: either (i) TeleCorp will re-assign and transfer to AT&T (or its Affiliates or designees) all assets and rights which were assigned and transferred to TeleCorp by AT&T in connection with the Early Indus Closing (and AT&T will reimburse TeleCorp for all out-of-pocket costs incurred by TeleCorp in connection with (x) the Indus Transaction Costs or (y) any improvements to or maintenance of such assets to the extent that AT&T determines reasonably and in good faith that, in the case of clause (x), such costs were either reasonably incurred or were costs that are of the nature of costs that AT&T (or its Affiliates) would incur under similar circumstances or, in the case of clause (y), to the extent such costs improved the value of the Indus assets or were costs that AT&T (or its Affiliates or successor in title) would have to incur in any event; or (ii) TeleCorp will pay AT&T an amount in TeleCorp Class A Voting Stock valued at the average of the closing bid prices for the TeleCorp Class A Voting Stock for the ten trading days immediately preceding the date of the Early Indus Closing equal to (1) $175 times the number of Indus POPS (where "POPS" means Paul Kagan Associates, Inc. estimate of the 1998 population of a geographic area), less (2) the amount of the purchase price that was paid plus the amount of the Indus debt assumed pursuant to the Indus Merger Agreement or (without duplication) the Indus Organization Agreement. In the event of an Early Indus Closing, if this Agreement is (or the provisions of this Agreement relating to the Contribution are) terminated without the Contribution occurring, AT&T and TeleCorp will take all action necessary so that the Indus Amendments shall be terminated and all the rights thereunder shall revert to AT&T (or its Affiliate).

           (d) (i) In the event that AT&T is unable to deliver, or cause the delivery of, the Indus Assets, then AT&T may in lieu thereof deliver or cause to be delivered to the Holding Company executed assignments in form and substance reasonably satisfactory to the Holding Company for 20 MHz of PCS licenses (chosen at AT&T's option) for at least an equivalent number of POPs in the Kansas City or Indianapolis BTAs and their surrounding BTAs or in such other BTA's as the parties agree in good faith are reasonably equivalent to the aforementioned regions (the "REPLACEMENT ASSETS"), PROVIDED that if AT&T chooses to provide Replacement Assets, the Holding Company will deliver to AT&T (or its Affiliates) an amount of the Class A Voting Stock (valued based on the average of the closing prices of such stock for the ten trading days immediately preceding delivery of such Class A Voting Stock by the Holding Company) equal to the amount of the purchase price that was required to be paid (plus the amount of the Indus debt to be assumed) pursuant to the Indus Merger Agreement and the transactions contemplated thereby, and, if the number of POPs included in the Replacement Assets chosen exceeds the number of Indus POPs, the Holding Company will deliver to AT&T (or its Affiliates) an additional amount of Class A Voting Stock, valued as described above, equal to $175 times the number of such excess POPs (in which case the defined term "Shares" shall include such additional shares of Class A Voting Stock).

           (ii) In the event that AT&T is unable to deliver, or cause the delivery of, the Indus Assets and AT&T does not elect to deliver or cause to be delivered to the Holding Company Replacement Assets, AT&T shall provide prompt notice thereof to TeleCorp

      (or, after the Effective Time, the Holding Company) and TeleCorp (or the Holding Company) may, by notice given within five business days after receipt of such notice from AT&T, elect to terminate the Contribution.

           1.15 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of ARTICLE VIII, and subject to the provisions of ARTICLE VII, the closing of the Mergers (the "CLOSING") shall take place at 10:00 a.m. (eastern standard time) on a date (the "CLOSING DATE") to be mutually agreed upon by the parties, which date shall be not later than the fifth business day after all the conditions set forth in ARTICLE VII (excluding conditions that, by their nature, cannot be satisfied until or on the Closing Date) shall have been satisfied (or waived in accordance with ARTICLE VII, to the extent the same may be waived), unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, NY, unless another place is agreed to by the parties.

           1.16 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing shares of TeleCorp Capital Stock or Tritel Capital Stock, as the case may be, shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to the Holding Company, such shares of the Holding Company Capital Stock to which the holder of such Certificate would otherwise be entitled to pursuant to the provisions of SECTION 1.6 and cash for fractional shares, if any, as may be required pursuant to SECTION 1.11; PROVIDED, HOWEVER, that the Holding Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Holding Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

           1.17 TAX CONSEQUENCES. For Federal income tax purposes, the parties intend that the Mergers and the Contribution, taken together, will qualify as a tax-free transaction within the meaning of Section 351 of the Code and that each of the Mergers be treated as a tax-free reorganization under Section 368(a) of the Code. Except to the extent otherwise required pursuant to a "determination" within the meaning of Code Section 1313(a), the parties shall not take a position on any Tax Return (as defined below) inconsistent with this SECTION 1.17.

                                   ARTICLE II

                STRUCTURE OF HOLDING COMPANY AND RELATED MATTERS

           2.1 ORGANIZATION OF THE HOLDING COMPANY.

           (a) The Holding Company shall be organized as a corporation under the laws of the State of Delaware and at all times prior to the Effective Time be 50% owned by TeleCorp and 50% owned by Tritel. Upon the Effective Time, the Holding Company shall change its name to "TeleCorp PCS, Inc." The Certificate of Incorporation and By-laws of the Holding Company in effect immediately prior to the Effective Time shall be in the form of EXHIBIT H and EXHIBIT I attached hereto. TeleCorp and Tritel shall effect all steps to organize the Holding Company as soon as practicable after the date of this Agreement. Prior to the Effective Time, the Board of Directors of the Holding Company shall adopt resolutions either designating the Holding Company Preferred Stock and appropriate certificates of designation shall be filed with the Secretary of State of the State of Delaware or amending and restating the Holding Company Certificate of Incorporation and an appropriate Amended and Restated Certificate of

Incorporation of the Holding Company shall be filed with the Secretary of State of the State of Delaware.

           (b) At the Effective Time, each share of the Holding Company Common Stock held by either TeleCorp or Tritel shall be canceled and all consideration paid therefor shall be returned. Prior to the Effective Time, the Holding Company shall not (i) conduct any business operations whatsoever or (ii) enter into any contract or agreement of any kind, acquire any assets, or incur any liability, except in connection with the organization of the Merger Subs, as may be specifically contemplated by this Agreement, or as the parties may otherwise agree in writing. In the event this Agreement is terminated prior to the Effective Time, the Holding Company shall be promptly dissolved.

           (c) Prior to the Effective Time, TeleCorp and Tritel will (i) cause the Holding Company, First Merger Sub and Second Merger Sub to execute and deliver a joinder to this Agreement pursuant to Section 251 of the DGCL, (ii) execute a formal written consent under Section 228 of the DGCL as both of the stockholders of the Holding Company, approving the execution, delivery and performance of this Agreement by the Holding Company and (iii) cause the Holding Company to execute a formal written consent under Section 228 of the DGCL as the sole stockholder of First Merger Sub and Second Merger Sub, approving the execution, delivery and performance of this Agreement by First Merger Sub and Second Merger Sub.

           2.2 BOARD OF DIRECTORS OF THE HOLDING COMPANY. The initial Board of Directors of the Holding Company shall be as set forth on SCHEDULE A , and such Board of Directors shall take all actions necessary to cause the Board of Directors of the Holding Company, as of the Effective Time, to consist of the persons identified on SCHEDULE A hereto, classified into three classes and with terms expiring as set forth on such SCHEDULE A.

           2.3 OFFICERS OF THE HOLDING COMPANY. As of the Effective Time, the Board of Directors of the Holding Company shall take all actions necessary to elect as officers of the Holding Company the individuals set forth on SCHEDULE A hereto.

           2.4 INDEMNIFICATION AND INSURANCE.

           (a) From and after the Effective Time, the Holding Company will, or will cause TeleCorp II and Tritel II to, fulfill and honor in all respects the obligations of TeleCorp and Tritel pursuant to their respective Certificates of Incorporation and By-laws and any indemnification agreements between TeleCorp, Tritel and each of their respective directors and officers existing prior to the Effective Time. The Certificate of Incorporation and By-laws of each of TeleCorp II and Tritel II will contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-laws of TeleCorp and Tritel, respectively, prior to the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at any time prior to the Effective Time, were directors, officers, employees or agents of TeleCorp or Tritel, unless such modification is required by applicable law.

           (b) From and after the Effective Time, the Holding Company will, and will cause TeleCorp II and Tritel II, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each present and former director and/or officer of TeleCorp and Tritel (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including, without limitation, attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his capacity as a director or officer of TeleCorp or Tritel, respectively, for a period of six (6) years after the date hereof. Without limiting any of the foregoing, in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Holding Company, (ii) after the Effective Time, the Holding Company will pay, and will cause TeleCorp II or Tritel II, as the case may be, to pay, the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Holding Company will, and will cause TeleCorp II or Tritel II, as the case may be, to cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither the Holding Company, TeleCorp II or Tritel II, as the case may be, shall be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld or delayed); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims and PROVIDED, FURTHER, that nothing in this SECTION 2.4 shall impair any rights or obligations of any present or former employees, agents, directors or officers of TeleCorp or Tritel. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event that the Holding Company, TeleCorp II, Tritel II or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this SECTION 2.4, proper provision shall be made so that the successors and assigns of TeleCorp II and

Tritel II assume the obligations set forth in this SECTION 2.4 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

           (c) For a period of six (6) years after the Effective Time, the Holding Company will, or will cause TeleCorp II and Tritel II to, maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by TeleCorp's and Tritel's directors' and officers' liability insurance policies on terms at least comparable to those in effect on the date hereof; PROVIDED, that in no event shall the Holding Company be required to, or be required to cause TeleCorp II or Tritel II to, maintain directors' and officers' liability insurance with comparable coverage if the annual premium of such insurance is more than one hundred and twenty-five percent (125%) of the cost of the most recent annual premium paid by TeleCorp or Tritel, as applicable, but in such case, the Holding Company shall, and shall cause, as much coverage as possible for such amount to be purchased.

           (d) This SECTION 2.4 will survive the consummation of the Mergers, is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of TeleCorp II, Tritel II and the Holding Company.

           2.5 HEADQUARTERS OF THE HOLDING COMPANY. The headquarters of the Holding Company shall be located in Arlington, Virginia. Following the Effective Time, the principal corporate offices of TeleCorp II shall be located in Arlington, Virginia, and the principal corporate offices of Tritel II shall be located in Jackson, Mississippi.

           2.6 MERGER SUBS ORGANIZATION. The Holding Company shall organize the First Merger Sub and the Second Merger Sub under the laws of the State of Delaware. Prior to the Effective Time, the outstanding capital stock of the First Merger Sub and the Second Merger Sub shall each consist of 1,000 shares of common stock, par value $0.01 per share, all of which shall be owned by the Holding Company. Prior to the Effective Time, the Merger Subs shall not

(i) conduct any business operations whatsoever or (ii) enter into any contract or agreement of any kind, acquire any assets or incur any liability, except as may be specifically contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, the Merger Subs shall be promptly dissolved.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF TELECORP

           Except as set forth in the TeleCorp SEC Reports (as defined in SECTION 3.9) or the TeleCorp Disclosure Schedule previously delivered to Tritel (the "TELECORP DISCLOSURE SCHEDULE"), TeleCorp, on behalf of itself and its Subsidiaries (as defined in SECTION 10.4), represents and warrants to Tritel and AT&T that the statements contained in this ARTICLE III are true, complete and correct. The TeleCorp Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE III, and the disclosure in any paragraph shall qualify only the corresponding paragraph of this ARTICLE III, unless the disclosure contained in such paragraph contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other paragraphs of this
ARTICLE III. As used in this Agreement, a "TELECORP MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of TeleCorp and its Subsidiaries, taken as a whole, excluding any adverse change in, or effect on, the financial condition or revenues of TeleCorp to the extent attributable to (i) general economic conditions in the United States and (ii) conditions affecting the wireless communications industry generally.

           3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

           (a) TeleCorp is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. TeleCorp is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

           (b) All of the shares of capital stock of each Subsidiary (as defined in SECTION 10.4 below) of TeleCorp are owned by TeleCorp or by a Subsidiary of TeleCorp (other than director's qualifying shares in the case of foreign Subsidiaries), and are validly issued, fully paid and non-assessable, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect any such Subsidiaries capital stock.

           (c) Each Subsidiary of TeleCorp is a legal entity, duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of TeleCorp is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

           3.2 CERTIFICATE OF INCORPORATION; BY-LAWS. TeleCorp has heretofore made available to Tritel a true, complete and correct copy of its and each of its Subsidiaries' respective Certificate of Incorporation and By-laws (or other equivalent organizational documents), each as amended or restated to date. Each such Certificate of Incorporation and By-laws (or other equivalent organizational documents) of TeleCorp and each of its Subsidiaries are in full force and effect. Neither TeleCorp nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or other equivalent organizational documents.

           3.3 CAPITALIZATION.

           (a) The authorized capital of TeleCorp consists of: (i) 918,339,090 shares of TeleCorp Common Stock, consisting of: (A) 608,550,000 shares of TeleCorp Class A Voting Common Stock, (B) 308,550,000 shares of TeleCorp Class B Non-Voting Common Stock, (C) 309,000 shares of TeleCorp Class C Common Stock,
(D) 927,000 shares of TeleCorp Class D Common Stock, and (E) 3,090 shares of TeleCorp Voting Preference Common Stock; (ii) 17,045,000 shares of TeleCorp Preferred Stock, consisting of: (A) 100,000 shares of TeleCorp Series A Preferred Stock, (B) 200,000 shares of TeleCorp Series B Preferred Stock, (C) 215,000 shares of TeleCorp Series C Preferred Stock, (D) 50,000 shares of TeleCorp Series D Preferred Stock, (E) 30,000 shares of TeleCorp Series E Preferred Stock, (F) 15,450,000 shares of TeleCorp Series F Preferred Stock, and
(G) 1,000,000 undesignated shares;

           (b) As of February 25, 2000: (i) 86,067,221 shares of TeleCorp Common Stock were issued and outstanding, which consisted of: (A) 86,928,889 shares of TeleCorp Class A Voting Common Stock, (B) 283,813 shares of TeleCorp Class C Common Stock, (C) 851,429 shares of TeleCorp Class D Common Stock, and (D) 3,090 shares of TeleCorp Voting Preference Common Stock; (ii) 15,295,317 shares of TeleCorp Preferred Stock were issued and outstanding, which consisted of: (A) 97,473 shares of TeleCorp Series A Preferred

Stock, (B) 210,608 shares of TeleCorp Series C Preferred Stock, (C) 49,417 shares of TeleCorp Series D Preferred Stock, (D) 25,041 shares of TeleCorp Series E Preferred Stock, and (E) 14,912,778 shares of TeleCorp Series F Preferred Stock; (iii) no shares of TeleCorp Common Stock were held in treasury of TeleCorp or any of its Subsidiaries; (iv) no shares of TeleCorp Capital Stock were held by any Subsidiary of TeleCorp; (v) 503,022 shares of TeleCorp Class A Voting Stock and 1,111.11 shares of TeleCorp Series E Preferred Stock reserved for issuance pursuant to the TeleCorp Restricted Stock Plan and (vi) there were outstanding employee and non-employee options in the amount set forth on
SCHEDULE 3.3(b) (the "TELECORP OPTIONS"), with the exercise price, vesting schedule and name of each holder of such options and the amount of options held by each such holder specified on SCHEDULE 3.3(b). None of the outstanding shares of TeleCorp Common Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

           (c) Except as set forth above, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of TeleCorp were or are issued, reserved for issuance or outstanding. All outstanding shares of TeleCorp Capital Stock are, and all shares which may be issued upon the exercise of TeleCorp Options will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of TeleCorp with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of TeleCorp may vote.

           (d) All of the outstanding shares of capital stock or other security or equity interests of each of TeleCorp's Subsidiaries have been duly authorized, validly issued, fully paid and non-assessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by TeleCorp or one of its direct or indirect Subsidiaries, free and clear of all Liens (as defined in SECTION 10.4) whatsoever. There are no restrictions of any kind which prevent the payment of dividends, where applicable, by any of TeleCorp's Subsidiaries, and neither TeleCorp nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person (as defined in SECTION 10.4).

           (e) Section 3.3(e) of the TeleCorp Disclosure Schedule sets forth a true, complete and correct list of all securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which TeleCorp or any of its Subsidiaries is a party or by which any of them is bound obligating TeleCorp or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of TeleCorp or of any of its Subsidiaries or obligating TeleCorp or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than the TeleCorp Options) and specifying the material terms of each such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking including the applicable exercise price or purchase price and the name of the person or entity to whom each such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking was issued. There are no outstanding contractual obligations of TeleCorp or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of TeleCorp or its Subsidiaries. There are not outstanding any stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of TeleCorp or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of TeleCorp based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause TeleCorp or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or which otherwise relate to the registration of any securities of TeleCorp or its Subsidiaries.

           (f) Except as set forth in the TeleCorp SEC Reports or as contemplated by the Stockholders Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which TeleCorp or any of its Subsidiaries or, to the knowledge of TeleCorp, any of the stockholders of TeleCorp, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of TeleCorp or any of its Subsidiaries.

           3.4 AUTHORITY; ENFORCEABILITY. TeleCorp has all necessary corporate power and authority to execute and deliver this Agreement, the Tritel Voting Agreement, the Stockholders Agreement, the Investors Stockholder Agreement and each other agreement or instrument required to be executed and delivered by it at the Closing (each, including the TeleCorp Voting Agreement, the License Extension Amendment, the Indus Amendments, the Airadigm Assignment and the Indus Assignment, a "RELATED AGREEMENT"), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by TeleCorp of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by TeleCorp of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of TeleCorp are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated, other than the approval and authorization of this Agreement and the First Merger by votes of the holders of a majority of the outstanding shares of TeleCorp Capital Stock entitled to vote thereon in accordance with the DGCL, TeleCorp's Certificate of Incorporation and By-laws, and the Special Vote (as defined below). Each of this Agreement and the Related Agreements to which TeleCorp is a party has been duly and validly executed and delivered by TeleCorp and, assuming the due authorization, execution and delivery thereof by all other parties to each such agreement, constitutes a legal, valid and binding obligation of TeleCorp in accordance with its terms.

           3.5 REQUIRED VOTE. The Board of Directors of TeleCorp has, at a meeting duly called and held, (i) approved and declared advisable this Agreement and approved each Related Agreement to which it is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of TeleCorp Capital Stock, (iii) resolved to recommend adoption of this Agreement, the First Merger and the other transactions contemplated hereby and thereby to the stockholders of TeleCorp and
(iv) directed that this Agreement be submitted to the stockholders of TeleCorp for their approval and authorization. The affirmative vote of a majority of the voting power of all outstanding shares of TeleCorp Class A Voting Common Stock and TeleCorp Voting Preference Common Stock voting together as one class, are the only votes of the holders of any class or series of capital stock of TeleCorp necessary to approve and authorize this Agreement, the First Merger, the Related Agreements (to the extent TeleCorp is a party thereto) and the other transactions contemplated hereby and thereby in their capacity as stockholders of TeleCorp.

           3.6 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (a) The execution and delivery by TeleCorp of this Agreement and the Related Agreements to which it is a party do not, and the performance of this Agreement and the

Related Agreements to which it is a party will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or other equivalent organizational documents of TeleCorp or any of its Subsidiaries, (ii) conflict with or violate any Law, Regulation or Order (as defined in SECTION 10.4) in each case applicable to TeleCorp or any of its Subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TeleCorp's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of TeleCorp or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TeleCorp or any of its Subsidiaries is a party or by which TeleCorp or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (x) individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect, or (y) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements or (z) for purposes of this representation being made to AT&T, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect on the value of the Shares.

           (b) The execution and delivery by TeleCorp of this Agreement and the Related Agreements to which it is a party do not, and the performance of this Agreement and the Related Agreements, will not, require TeleCorp or any of its Subsidiaries to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority (as defined in SECTION 10.4), domestic or foreign, except for (i) compliance with applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), or any Foreign Competition Laws (as defined in SECTION 10.4), the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT") and the regulations of the Federal Communications Commission (the "FCC"), state public utility, telecommunications or public service laws, (ii) the filing of the Certificates of Merger in accordance with the DGCL and/or (iii) where the failure to obtain such approvals, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

           3.7 MATERIAL AGREEMENTS. Neither TeleCorp nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment that is of a type which is required to be included as an exhibit to the annual reports on Form 10-K required to be filed by TeleCorp pursuant to Item 601 of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC") (collectively, the "TELECORP MATERIAL Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from TeleCorp or any of its Subsidiaries under any TeleCorp Material Contract. Each TeleCorp Material Agreement is in full force and effect, is a valid and binding obligation of TeleCorp or such Subsidiary and, to the knowledge of TeleCorp, of each other party thereto, and is enforceable against TeleCorp or such Subsidiary in accordance with its terms, and, to the knowledge of TeleCorp, enforceable against each other party thereto, in each case except that the enforcement thereof may be limited by (i) the effects of bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and such TeleCorp Material Agreements will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby with no material alteration or acceleration or increase in fees or liabilities. Neither TeleCorp nor any of its Subsidiaries is or is alleged to be and, to the knowledge of TeleCorp, no other party is or is alleged to be in default under, or in breach or violation of, any TeleCorp Material Agreement, and, to the knowledge of TeleCorp, no event has occurred which (whether with or without notice or lapse of time or both) would constitute such a default, breach or violation. To the knowledge of TeleCorp, no party to a TeleCorp Material Contract has terminated or in any way expressed an intent to materially reduce or terminate the amount of business with TeleCorp and its Subsidiaries in the future.

           3.8 COMPLIANCE. Each of TeleCorp and its Subsidiaries is in compliance in all respects with, and is not in default or violation of, (i) its Certificate of Incorporation and By-laws or other equivalent organizational documents, (ii) any Law or Order or by which any of their respective assets or properties are bound or affected or (iii) any note, bond, mortgage, indenture, contract, permit, franchise or other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

           3.9 SEC FILINGS; FINANCIAL STATEMENTS.

           (a) TeleCorp has timely filed all forms, reports, schedules, statements and documents required to be filed by it with the SEC since October 13, 1999 (collectively, with the Registration Statement on Form S-1 dated October 20, 1999, as amended (the "TELECORP S-1"), the "TELECORP SEC REPORTS") pursuant to the Federal securities Laws and the SEC regulations promulgated thereunder. The TeleCorp SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of TeleCorp's Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC.

           (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the TeleCorp SEC Reports (i) complied in all material respects with applicable accounting requirements and the published regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, to the extent otherwise permitted by Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of TeleCorp and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, subject in the case of interim financial statements to normal year-end adjustments.

           3.10 LICENSES AND AUTHORIZATIONS.

           (a) TeleCorp and its Subsidiaries hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations required to be filed with or granted or issued by any Governmental Authority, including, without limitation, the FCC or any state authority asserting over TeleCorp, its Subsidiaries and their respective properties and assets, that are required for the conduct of their businesses as currently being conducted (each, as amended to date, the "TELECORP AUTHORIZATIONS"), other than such licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations the absence of which would not, individually or in the aggregate, be reasonably likely to have a TeleCorp Material Adverse Effect or prevent or materially impair or delay the ability of TeleCorp to consummate the transactions contemplated hereby. TeleCorp has made available to Tritel a true, complete and correct list of such TeleCorp Authorizations.

           (b) TeleCorp has previously made available to Tritel and AT&T a true, complete and correct list of (i) each application of TeleCorp or any of its Subsidiaries pending before the FCC (the "TELECORP FCC APPLICATIONS"); (ii) each FCC permit and FCC license which is not a TeleCorp Authorization but in which TeleCorp or any of its Subsidiaries, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "INDIRECT TELECORP AUTHORIZATIONS"); and (iii) all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations for the benefit of TeleCorp or any of its Subsidiaries , as applicable, pending before any state authority (collectively, the "TELECORP STATE AUTHORIZATIONS"). The TeleCorp Authorizations, the TeleCorp FCC Applications, the Indirect TeleCorp Authorizations and the TeleCorp State Authorizations

(collectively, the "TELECORP LICENSES AND APPLICATIONS") are the only Federal, state or local licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations that are required for the conduct of the business and operations of TeleCorp and its Subsidiaries as currently conducted, other than such licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations the absence of which would not, individually or in the aggregate, be considered reasonably likely to have a TeleCorp Material Adverse Effect or prevent or materially delay or impair the ability of TeleCorp to consummate the transactions contemplated hereby.

           (c) The TeleCorp Authorizations and, to the knowledge of TeleCorp, the Indirect TeleCorp Authorizations, are in full force and effect and, except as disclosed on SCHEDULE 3.10(c), have not been pledged or otherwise encumbered, assigned, suspended or modified in any material respect (except as a result of FCC rule changes applicable to the PCS industry generally), canceled or revoked, and TeleCorp and each of its Subsidiaries have each operated in compliance with all terms thereof or any renewals thereof applicable to them, other than where the failure to so comply would not, individually or in the aggregate, be considered reasonably likely to have a TeleCorp Material Adverse Effect or materially impair the ability of TeleCorp to consummate the transactions contemplated hereby. To the knowledge of TeleCorp, no event has occurred with respect to any of the TeleCorp Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such TeleCorp Authorizations. To the knowledge of TeleCorp, there is not pending any application, petition, objection or other pleading with the FCC, any state authority or any similar entity having jurisdiction or authority over the operations of TeleCorp or any of its Subsidiaries which questions the validity or contests any TeleCorp Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any TeleCorp Authorization.

           (d) Except for the approvals contemplated by SECTION 3.6, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity is required to be made or obtained by TeleCorp or any of its Subsidiaries in connection with the transfer or deemed transfer of the TeleCorp Licenses and Authorizations as a result of the consummation of the transactions contemplated hereby and such transactions will not result in a breach of such approvals, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not be considered reasonably likely to have a TeleCorp Material Adverse Effect or prevent or materially impair or delay the ability of TeleCorp to consummate the transactions contemplated hereby.

           3.11 NO VIOLATION OF LAW. The business of TeleCorp and its Subsidiaries is not being conducted in violation of any Laws, except for possible violations none of which, individually or in the aggregate, would reasonably be expected to have a TeleCorp Material Adverse Effect. Except as disclosed in TeleCorp SEC Reports, no investigation, review or proceeding by any Governmental Authority (including, without limitation, any stock exchange or other self-regulatory body) with respect to TeleCorp or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to TeleCorp's knowledge, threatened, nor has any Governmental Authority (including, without limitation, any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a TeleCorp Material Adverse Effect. Except as set forth in the TeleCorp SEC Reports, neither TeleCorp nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Authority that materially restricts the conduct of its business or which would reasonably be expected to have a TeleCorp Material Adverse Effect, nor has TeleCorp or any of its Subsidiaries been advised that any Governmental Authority is considering issuing or requesting any of the foregoing. None of the representations and warranties made in this SECTION 3.11 are being made with respect to Environmental Laws.

           3.12 ABSENCE OF CERTAIN CHANGES OR EVENTS.

           (a) Since September 30, 1999, TeleCorp and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice (the "ORDINARY COURSE OF BUSINESS") and, since such date, there has not been any change, event, development, damage or circumstance affecting TeleCorp or any of its Subsidiaries which, individually or in the aggregate, has had, or could reasonably be expected to have, a TeleCorp Material Adverse Effect.

           (b) Since September 30, 1999, (i) there has not been any material change by TeleCorp in its accounting methods, principles or practices, any revaluation by TeleCorp of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business, and (ii) there has not been (A) any other action or event, and neither TeleCorp nor any of its Subsidiaries has agreed in writing or otherwise to take any other action, that would have required the consent of Tritel pursuant to SECTION 6.2(a) had such action or event occurred after the date hereof and prior to the Effective Time, or (B) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of TeleCorp to consummate the transactions contemplated by this Agreement or the Related Agreements to which it is a party.

           3.13 NO UNDISCLOSED LIABILITIES. TeleCorp and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise) which would be required to be reflected in financial statements prepared in accordance with GAAP, except liabilities or obligations which (i) are reflected in the TeleCorp SEC Reports, or (ii) have been incurred in the Ordinary Course of Business since September 30, 1999.

           3.14 ABSENCE OF LITIGATION. There is no Litigation (as defined in
SECTION 10.4) pending or, to the knowledge of TeleCorp, threatened against TeleCorp or any of its Subsidiaries, or any properties or rights of TeleCorp or any of its Subsidiaries, before or subject to any Court (as defined in SECTION 10.4) or Governmental Authority which, individually or in the aggregate, has had, or would reasonably be expected to have, a TeleCorp Material Adverse Effect or would prevent, or materially hinder or delay TeleCorp from consummating the transactions contemplated by this Agreement.

           3.15 EMPLOYEE BENEFIT PLANS.

           (a) TeleCorp has made available to Tritel true, complete and correct copies of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, plant closing or similar benefit plans, retiree health or life benefit plans, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any executive employment or executive compensation or severance agreements, or a written summary of the material terms of any of the foregoing agreements if not in writing, which have ever been sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee, officer, director or consultant of TeleCorp or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with TeleCorp, or any Subsidiary of TeleCorp, within the meaning of Section 414 of the Code or Section 4001 of ERISA (a "TELECORP ERISA AFFILIATE"), whether or not such plan is terminated (together, the "TELECORP EMPLOYEE PLANS"). In addition, TeleCorp has made available to Tritel with respect to each TeleCorp Employee Plan true, complete and correct copies of each of the following, if applicable: the most recent summary plan description and any subsequent summary of material modifications, any related trust, insurance policy or other funding vehicle or contract providing for benefits, and the three most recent Form 5500 series Annual Report with all schedules filed with the IRS. Subject to the requirements of ERISA, there are no restrictions on the ability of the sponsor of each TeleCorp Employee Plan to amend or terminate any TeleCorp Employee Plan and each TeleCorp Employee Plan may with the Consent of TeleCorp (or applicable Subsidiary or TeleCorp ERISA Affiliate) be assumed by the Holding Company or the First Merger Sub, as the case may be.

           (b) There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any TeleCorp Employee Plan; there are no claims pending (other than routine claims for benefits) or threatened against any TeleCorp Employee Plan or against the assets of any TeleCorp Employee Plan, nor are there any current or threatened Liens on the assets of any TeleCorp Employee Plan; each TeleCorp Employee Plan conforms to, and in its operation and administration is in all material respects in compliance with the terms thereof and the requirements prescribed by any and all statutes

(including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including, without limitation, all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, the IRS or Secretary of the Treasury), and TeleCorp, each of its Subsidiaries and TeleCorp ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or in violation by any other party with respect to, any TeleCorp Employee Plan; each TeleCorp Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust intended to be exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS (a true and complete copy of which has been provided by TeleCorp to Tritel) and nothing has occurred which may be expected to cause the loss of such qualification or exemption; all contributions (including premiums for any insurance policy under which benefits for any TeleCorp Employee Plan are provided) required to be made to any TeleCorp Employee Plan pursuant to Section 412 of the Code, or any contract, or the terms of the TeleCorp Employee Plan or any collective bargaining agreement, or otherwise have been made on or before their due dates and a reasonable amount has been accrued for contributions to each TeleCorp Employee Plan for its current plan year; the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary under any TeleCorp Employee Plan; each TeleCorp Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such TeleCorp Employee Plan is present or operates and, to the extent relevant, the United States; no TeleCorp Employee Plan is an "employee pension benefit plan" (within the meaning of Section

3(2) of ERISA) subject to Title IV of ERISA (a "DEFINED BENEFIT PLAN"), or a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), or a "single-employer plan which has two or more contributing sponsors at least two of whom are not under common control" as described in Section 4063 of ERISA, and none of TeleCorp, any of its Subsidiaries or any TeleCorp ERISA Affiliate has ever maintained or sponsored, participated in, or made or been obligated to make contributions to such a Defined Benefit Plan or such a Multiemployer Plan or such a single employer plan as described in Section 4063 of ERISA.

           (c) Each TeleCorp Employee Plan that is a "group health plan" (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with all laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA COVERAGE"), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act, the provisions of the Social Security Act, and the provisions of any similar law of any state providing for continuation coverage, in each case to the extent such requirements are applicable. No TeleCorp Employee Plan or written or oral agreement exists which obligates TeleCorp, any of its Subsidiaries or any TeleCorp ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death, life insurance or similar benefits (whether or not insured) to any current or former employee, officer, director or consultant of TeleCorp, any of its Subsidiaries or any TeleCorp ERISA Affiliate or to any other person following such current or former employee's, officer's, director's or consultant's termination of employment with TeleCorp, any of its Subsidiaries or any TeleCorp ERISA Affiliate, other than COBRA Coverage.

           (d) The consummation of the transactions contemplated by this Agreement will not constitute a "prohibited transaction" under ERISA or the Code for which an exemption is unavailable.

           3.16 EMPLOYMENT AND LABOR MATTERS. There are no controversies pending or threatened, between TeleCorp or any of its Subsidiaries and any of their respective employees which could reasonably be expected to have a TeleCorp Material Adverse Effect; neither TeleCorp nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by TeleCorp or its Subsidiaries nor to TeleCorp's knowledge are there any activities or proceedings of any labor union to organize any such employees of TeleCorp or any of its Subsidiaries. Since January 1, 1999, there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of TeleCorp or any of its Subsidiaries. TeleCorp does not have nor at the Closing will TeleCorp have any obligation under the Worker Adjustment and Retraining Notification Act (the "WARN ACT") as a result of any acts of TeleCorp taken in connection with the transactions contemplated hereby. Except as would not reasonably be expected to result in a TeleCorp Material Adverse Effect, each of TeleCorp and its Subsidiaries is in compliance with all applicable Federal, state, local, and foreign employment, wage and hour, labor non-discrimination and other applicable laws or regulations, except where failure to comply with such laws would not be reasonably expected to have a TeleCorp Material Adverse Effect.

           3.17 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. None of the information supplied by TeleCorp in writing for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of the Holding Company Capital Stock to be issued in the Mergers will be registered with the SEC (including any amendments or supplements, the "REGISTRATION STATEMENT") shall, at the time such document is filed, at the time amended or supplemented, at the time the Registration Statement is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by TeleCorp for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of TeleCorp and Tritel in connection with the respective special meetings of the stockholders of TeleCorp (the "TELECORP STOCKHOLDERS' MEETING"), and Tritel (the "TRITEL STOCKHOLDERS' MEETING") in connection with the Mergers (such proxy statement/prospectus, as amended or supplemented, is referred to herein as the "JOINT PROXY STATEMENT") will, on the date the Joint Proxy Statement is first mailed to the stockholders of TeleCorp and Tritel, at the time of the TeleCorp Stockholders' Meeting and the Tritel Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to TeleCorp or any of its Affiliates (as defined in SECTION 10.4), officers or directors should be discovered by TeleCorp which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Joint Proxy Statement, TeleCorp shall promptly inform the Holding Company, AT&T and Tritel. The Joint Proxy Statement (other then information relating solely to Tritel) shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, TeleCorp makes no representation or warranty with respect to any information supplied by Tritel or AT&T which is contained in the Registration Statement or Joint Proxy Statement.

           3.18 ABSENCE OF RESTRICTIONS ON BUSINESS ACTIVITIES. There is no TeleCorp Material Agreement binding upon TeleCorp or any of its Subsidiaries or any of their respective properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of TeleCorp or any of its Subsidiaries or the conduct of business by TeleCorp or any of its Subsidiaries as currently conducted.

           3.19 TITLE TO ASSETS; LEASES. Each of TeleCorp and its Subsidiaries has good title to all of their owned properties and assets, free and clear of all Liens, charges and encumbrances, except Liens for Taxes (as defined in SECTION 3.20) not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby (collectively, the "PERMITTED ENCUMBRANCES"). All leases pursuant to which TeleCorp or any of its Subsidiaries lease real or personal property from others are valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) and in respect of which TeleCorp or such Subsidiary has not taken adequate steps to prevent such a default from occurring where such default would reasonably be expected to have a TeleCorp Material Adverse Effect.

           3.20 TAXES.

           (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean (i) taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Federal, state, local or foreign taxing authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto, (ii) liability for the payment of any amounts of the types described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii); and "TAX RETURNS" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

           (b) All Federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of TeleCorp, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group for tax purposes of which TeleCorp or any of its Subsidiaries is or has been a member have been timely filed, and all such Tax Returns are true, complete and correct, except to the extent that any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect.

           (c) All Taxes due and payable by or with respect to TeleCorp and each of its Subsidiaries have been timely paid, or are adequately reserved for (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on TeleCorp's September 30, 1999 audited balance sheet (the "MOST RECENT TELECORP BALANCE SHEET"), except to the extent that such amount would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect. No deficiencies, delinquencies or defaults for any Taxes have been proposed, asserted or assessed either orally or in writing or become a Lien for taxes against TeleCorp or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP on the Most Recent TeleCorp Balance Sheet nor are there any outstanding Tax audits or inquiries. All assessments for Taxes due and owing by or with respect to TeleCorp and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid.

           (d) Neither TeleCorp nor any of its Subsidiaries has requested, or been granted any waiver of any Federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, TeleCorp or any of its Subsidiaries has been granted or requested which has not since expired. None of the Federal income Tax Returns of TeleCorp or any of its Subsidiaries consolidated in such returns either have been examined and settled with the IRS or have been closed by virtue of the applicable statute of limitations.

           (e) Other than with respect to its Subsidiaries, TeleCorp is not and has never been (nor does TeleCorp have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither TeleCorp nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other party, as transferee or successor, by contract, or otherwise.

           (f) TeleCorp and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments that will not be deductible under Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

           (g) TeleCorp has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

           (h) Each of TeleCorp and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, been withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

           (i) Neither TeleCorp nor any Subsidiary has executed or entered into any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign law) or has agreed to make any adjustment to its income or deductions pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign law), in either case that could affect the Tax liability after the Closing Date to any material extent.

           (j) None of TeleCorp or any of its Subsidiaries shall be required to include in a taxable period ending after the Effective Time a material amount of a taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or
Section 481 of the Code or comparable provisions of state, local or foreign tax law.

           3.21 ENVIRONMENTAL MATTERS. Except for such instances, if any, which would not, individually or in the aggregate, reasonably be expected to have a TeleCorp Material Adverse Effect, (i) TeleCorp and each of its Subsidiaries have obtained all applicable permits, licenses and other authorizations which are required under applicable Environmental Laws as defined below; (ii) TeleCorp and each of its Subsidiaries are in full compliance with all applicable Environmental Laws and with the terms and conditions of all required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any applicable regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) as of the date hereof, there has not been any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with the terms of such permits, licenses and authorizations or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from TeleCorp's or any of its Subsidiaries' (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Material (as defined below); and (iv) TeleCorp and each of its subsidiaries has taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by TeleCorp or its Subsidiaries (or any of their respective agents) thereunder. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of TeleCorp, threatened against TeleCorp or any of its Subsidiaries relating in any way to the Environmental Laws (as defined in SECTION 10.4) or any Regulation, code, plan, Order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

           3.22 INTELLECTUAL PROPERTY.

           (a) TeleCorp and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of TeleCorp and its Subsidiaries as currently conducted, the absence of which would be considered reasonably likely to have a TeleCorp Material Adverse Effect (the "TELECORP INTELLECTUAL PROPERTY RIGHTS").

           (b) Neither TeleCorp nor any of its Subsidiaries is, or will as a result of the execution and delivery of this Agreement or the performance of TeleCorp's obligations under this Agreement or otherwise be, in breach of any license, sublicense or other agreement relating to the TeleCorp Intellectual Property Rights, or any material licenses, sublicenses and other agreements as to which TeleCorp or any of its Subsidiaries is a party and pursuant to which TeleCorp or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("TELECORP THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which is used by TeleCorp or any of its Subsidiaries, the breach of which would be considered reasonably likely to have a TeleCorp Material Adverse Effect.

           (c) All patents, registered trademarks, service marks and copyrights which are held by TeleCorp or any of its Subsidiaries, and which are material to the business of TeleCorp and its Subsidiaries, taken as a whole, are valid and subsisting. TeleCorp (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the marketing, licensing or sale of its services infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would reasonably be expected to have a TeleCorp Material Adverse Effect.

           3.23 NO RESTRICTIONS ON THE MERGER; TAKEOVER STATUTES. No applicable takeover statute or similar Law and no provision of the Certificate of Incorporation or By-laws, or other organizational document or governing instruments of TeleCorp or any of its Subsidiaries or any TeleCorp Material Agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, the TeleCorp Voting Agreement, the Investor Stockholder Agreement or the Stockholders Agreement or (b) as a result of the consummation of the transactions contemplated by this Agreement, the TeleCorp Voting Agreement or the Stockholders Agreement (i) would or would purport to restrict or impair the ability of the Holding Company to vote or otherwise exercise the rights of a stockholder with respect to securities of TeleCorp, any of its Subsidiaries or TeleCorp II or (ii) would or would purport to entitle any Person to acquire securities of TeleCorp or TeleCorp II.

           3.24 TAX MATTERS. Neither TeleCorp nor any of its Affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent the Mergers and the Contribution, taken together, from constituting a tax-free transaction within the meaning of Section 351 of the Code or that would cause either Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

           3.25 BROKERS. Except for Lehman Brothers Inc. ("LEHMAN Brothers"), no broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TeleCorp.

TeleCorp has heretofore furnished to Tritel a true, complete and correct copy of all agreements between TeleCorp and Lehman Brothers pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

           3.26 OPINION OF FINANCIAL ADVISOR. TeleCorp has received the written opinion of its financial advisor, Lehman Brothers, to the effect that, in its opinion, as of the date hereof, from a financial point of view the exchange ratio in the Mergers is fair to the stockholders of TeleCorp, and TeleCorp has provided copies of such opinion to Tritel.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF TRITEL

           Except as set forth in the Tritel SEC Reports (as defined in SECTION 4.9) or the Tritel Disclosure Schedule previously delivered to TeleCorp (the "TRITEL DISCLOSURE SCHEDULE"), Tritel, on behalf of itself and its Subsidiaries, represents and warrants to TeleCorp and AT&T that the statements contained in this ARTICLE IV are true, complete and correct. The Tritel Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE IV, and the disclosure in any paragraph shall qualify only the corresponding paragraph of this ARTICLE IV, unless the disclosure contained in such paragraph contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other paragraphs of this ARTICLE IV. As used in this Agreement, a "TRITEL MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Tritel and its Subsidiaries, taken as a whole, excluding any adverse change in, or effect on, the financial condition or revenues of Tritel to the extent attributable to (i) general economic conditions in the United States and (ii) conditions affecting the wireless communications industry generally.

           4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

           (a) Tritel is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Tritel is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Tritel Material Adverse Effect.

           (b) All of the shares of capital stock of each Subsidiary of Tritel are owned by Tritel or by a Subsidiary of Tritel (other than director's qualifying shares in the case of foreign Subsidiaries), and are validly issued, fully paid and non-assessable, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect any such Subsidiaries capital stock.

           (c) Each Subsidiary of Tritel is a legal entity, duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of Tritel is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Tritel Material Adverse Effect.

           4.2 CERTIFICATE OF INCORPORATION; BY-LAWS. Tritel has heretofore made available to TeleCorp a true, complete and correct copy of its and each of its Subsidiaries' respective Certificate of Incorporation and By-laws (or other equivalent organizational documents), each as amended or restated to date. Each such Certificate of Incorporation and By-laws (or other equivalent organizational documents) of Tritel and each of its Subsidiaries are in full force and effect. Neither Tritel nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or other equivalent organizational documents.

           4.3 CAPITALIZATION.

           (a) The authorized capital of Tritel consists of: (i) 1,016,000,009 shares of Tritel Common Stock, consisting of: (A) 500,000,000 shares of Tritel Class A Voting Common Stock, (B) 500,000,000 shares of Tritel Class B Non-Voting Common Stock, (C) 4,000,000 shares of Tritel Class C Common Stock, (D) 12,000,000 shares of Tritel Class D Common Stock, and (E) nine shares of Tritel Voting Preference Common Stock; (ii) 3,100,000 shares of Tritel Preferred Stock, consisting of: (A) 200,000 shares of Tritel Series A Preferred Stock, (B) 300,000 shares of Tritel Series B Preferred Stock, (C) 500,000 shares of Tritel Series C Preferred Stock, (D) 100,000 shares of Tritel Series D Preferred Stock, and (E) 2,000,000 undesignated shares;

           (b) As of January 31, 2000: (i) 107,068,559 shares of Tritel Common Stock were issued and outstanding, which consisted of: (A) 97,798,181 shares of Tritel Class A Voting Common Stock, (B) 2,927,120 shares of Tritel Class B Common Stock, (C) 1,380,448 shares of Tritel Class C Common Stock, (D) 4,962,804 shares of Tritel Class D Common Stock and

(E) six shares of Tritel Voting Preference Common Stock; (ii) 137,042 shares of Tritel Preferred Stock were issued and outstanding, which consisted of: (A) 90,668 shares of Tritel Series A Preferred Stock, (B) 46,374 shares of Tritel Series D Preferred Stock; (iii) 4,885.56 shares of Tritel Common Stock were held in treasury; (iv) no shares of Tritel Capital Stock were held by any Subsidiary of Tritel; and (v) there were outstanding employee and non-employee options in the amount set forth on SCHEDULE 4.3(b) (the "TRITEL OPTIONS"), with the exercise price, vesting schedule, and name of each holder of such options and the amount of options held by each such holder specified on SCHEDULE 4.3(b). None of the outstanding shares of Tritel Common Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

           (c) Except as set forth above, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of Tritel were or are issued, reserved for issuance or outstanding. All outstanding shares of Tritel Capital Stock are, and all shares which may be issued upon the exercise of Tritel Options will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of Tritel with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of Tritel may vote.

           (d) All of the outstanding shares of capital stock or other security or equity interests of each of Tritel's Subsidiaries have been duly authorized, validly issued, fully paid and non-assessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by Tritel or one of its direct or indirect Subsidiaries, free and clear of all Liens whatsoever. There are no restrictions of any kind which prevent the payment of dividends, where applicable, by any of Tritel's Subsidiaries, and neither

Tritel nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

           (e) Section 4.3(e) of Tritel Disclosure Schedule sets forth a true, complete and correct list of all securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Tritel or any of its Subsidiaries is a party or by which any of them is bound obligating Tritel or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Tritel or of any of its Subsidiaries or obligating Tritel or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than the Tritel Options) and specifying the material terms of each such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking including the applicable exercise price or purchase price and the name of the person or entity to whom each such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking was issued. There are no outstanding contractual obligations of Tritel or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of Tritel or its Subsidiaries. There are not outstanding any stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Tritel or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of Tritel based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause

Tritel or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of Tritel or its Subsidiaries.

           (f) Except as set forth in the Tritel SEC Reports or as contemplated by the Stockholders Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Tritel or any of its Subsidiaries or, to the knowledge of Tritel, any of the stockholders of Tritel, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of Tritel or any of its Subsidiaries.

           4.4 AUTHORITY; ENFORCEABILITY. Tritel has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Tritel of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by Tritel of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of Tritel are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated, other than the approval and authorization of this Agreement and the Second Merger by votes of the holders of a majority of the outstanding shares of Tritel Capital Stock entitled to vote thereon in accordance with the DGCL and Tritel's Certificate of Incorporation and By-laws. Each of this Agreement and the Related Agreements to which Tritel is a party has been duly and validly executed and delivered by Tritel and, assuming the due authorization, execution and delivery thereof by all other parties to such agreements, constitutes a legal, valid and binding obligation of Tritel in accordance with its terms.

           4.5 REQUIRED VOTE. The Board of Directors of Tritel has, at a meeting duly called and held, (i) approved and declared advisable this Agreement and approved each Related Agreement to which it is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of Tritel Capital Stock, (iii) resolved to recommend adoption of this Agreement, the Second Merger and the other transactions contemplated hereby and thereby to the stockholders of Tritel and
(iv) directed that this Agreement be submitted to the stockholders of Tritel for their approval and authorization. The affirmative vote of a majority of the voting power of all outstanding shares of Tritel Class A Voting Stock and Tritel Voting Preference Common Stock voting as a class is the only vote of the holders of any class or series of capital stock of Tritel necessary to approve and authorize this Agreement, the Second Merger, the Related Agreements (to the extent Tritel is a party thereto) and the other transactions contemplated hereby and thereby in their capacity as stockholders of Tritel.

           4.6 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (a) The execution and delivery by Tritel of this Agreement and the Related Agreements to which it is a party do not, and the performance of this Agreement and the Related Agreements to which it is a party will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or other equivalent organizational documents of Tritel or any of its Subsidiaries, (ii) conflict with or violate any Law, Regulation or Order in each case applicable to Tritel or any of its Subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Tritel's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Tritel or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Tritel or any of its Subsidiaries is a party or by which Tritel or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (x) individually or in the aggregate, reasonably be expected to have a Tritel Material Adverse Effect,
(y) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements or (z) for purposes of this representation being made to AT&T, individually, or the aggregate, reasonably be expected to have a Material Adverse Effect on the value of the Shares.

           (b) The execution and delivery by Tritel of this Agreement and the Related Agreements to which it is a party do not, and the performance of this Agreement and the Related Agreements, will not, require Tritel or any of its Subsidiaries to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority domestic or foreign, except for (i) compliance with applicable requirements of the Securities Act, the Securities Exchange Act, Blue Sky Laws, the HSR Act, or any Foreign Competition Laws, the Communications Act, and the regulations of the FCC, state public utility, telecommunications or public service laws, (ii) the filing of the Certificates of Merger in accordance with the DGCL and/or (iii) where the failure to obtain such approvals, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Tritel Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

           4.7 MATERIAL AGREEMENTS. Neither Tritel nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment that is of a type which is required to be included as an exhibit to the annual reports on Form 10-K required to be filed by Tritel pursuant to Item 601 of Regulation S-K promulgated by the SEC (collectively, the "TRITEL MATERIAL CONTRACTS") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from Tritel or any of its Subsidiaries under any Tritel Material Contract. Each Tritel Material Agreement is in full force and effect, is a valid and binding obligation of Tritel or such Subsidiary and, to the knowledge of Tritel, of each other party thereto and is enforceable against Tritel or such Subsidiary in accordance with its terms, and, to the knowledge of Tritel, enforceable against each other party thereto, in each case except that the enforcement thereof may be limited by (i) the effects of bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and such Tritel Material Agreements will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby with no material alteration or acceleration or increase in fees or liabilities. Neither Tritel nor any of its Subsidiaries is or is alleged to be and, to the knowledge of Tritel, no other party is or is alleged to be in default under, or in breach or violation of, any Tritel Material Agreement, and, to the knowledge of Tritel, no event has occurred which (whether with or without notice or lapse of time or both) would constitute such a default, breach or violation. To the knowledge of Tritel, no party to a Tritel Material Contract has terminated or in any way expressed an intent to materially reduce or terminate the amount of business with Tritel and its Subsidiaries in the future.

           4.8 COMPLIANCE. Each of Tritel and its Subsidiaries is in compliance in all material respects with, and is not in default or violation of, (i) its Certificate of Incorporation and By-laws or other equivalent organizational documents, (ii) any Law or Order or by which any of their respective assets or properties are bound or affected or (iii) any note, bond, mortgage, indenture, contract, permit, franchise or other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which would not, individually or in the aggregate, reasonably be expected to have a Tritel Material Adverse Effect.

           4.9 SEC FILINGS; FINANCIAL STATEMENTS.

           (a) Tritel has timely filed all forms, reports, schedules, statements and documents required to be filed with the SEC since November 17, 1999 (collectively, with Registration Statement on Form S-1 dated November 18, 1999, as amended (the "TRITEL S-1"), the "TRITEL SEC REPORTS") pursuant to the Federal securities Laws and the SEC regulations promulgated thereunder. The Tritel SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Tritel's Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC.

           (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Tritel SEC Reports (i) complied in all material respects with applicable accounting requirements and the published regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, to the extent otherwise permitted by Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of Tritel and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, subject in the case of interim financial statements to normal year-end adjustments.

           4.10 LICENSES AND AUTHORIZATIONS.

           (a) Tritel and its Subsidiaries hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations required to be filed with or granted or issued by any Governmental Authority, including, without limitation, the FCC or any state authority asserting over Tritel, its Subsidiaries and their respective properties and assets, that are required for the conduct of their businesses as currently being conducted (each, as amended to date, the "TRITEL AUTHORIZATIONS"), other than such licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations the absence of which would not, individually or in the aggregate, be reasonably likely to have a Tritel Material Adverse Effect or prevent or materially impair or delay the ability of Tritel to consummate the transactions contemplated hereby. Tritel has made available to TeleCorp a true, complete and correct list of such Tritel Authorizations.

           (b) Tritel has previously made available to TeleCorp and AT&T a true, complete and correct list of (i) each application of Tritel or any of its Subsidiaries pending before the FCC (the "TRITEL FCC APPLICATIONS"); (ii) each FCC permit and FCC license which is not a Tritel Authorization but in which Tritel or any of its Subsidiaries, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "INDIRECT TRITEL AUTHORIZATIONS"); and (iii) all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations for the benefit of Tritel or any of its Subsidiaries, as applicable, pending before any state authority (collectively, the "TRITEL STATE AUTHORIZATIONS"). The Tritel Authorizations, the Tritel FCC Applications, the Indirect Tritel Authorizations and the Tritel State Authorizations (collectively, the "TRITEL LICENSES AND APPLICATIONS") are the only Federal, state or local licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations that are required for the conduct of the business and operations of Tritel and its Subsidiaries as currently conducted, other than such licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations the absence of which would not, individually or in the aggregate, be considered reasonably likely to have a Tritel Material Adverse Effect or prevent or materially delay or impair the ability of Tritel to consummate the transactions contemplated hereby.

           (c) The Tritel Authorizations and, to the knowledge of Tritel, the Indirect Tritel Authorizations, are in full force and effect and, except as disclosed on SCHEDULE 4.10(c) have not been pledged or otherwise encumbered, assigned or suspended, modified in any material respect (except as a result of FCC rule changes applicable to the PCS industry generally), canceled or revoked, and Tritel and each of its Subsidiaries have each operated in compliance with all terms thereof or any renewals thereof applicable to them, other than where the failure to so comply would not, individually or in the aggregate, be considered reasonably likely to have a Tritel Material Adverse Effect or materially impair the ability of Tritel to consummate the transactions contemplated hereby. To the knowledge of Tritel, no event has occurred with respect to any of the Tritel Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Tritel Authorizations. To the knowledge of Tritel, there is not pending any application, petition, objection or other pleading with the FCC, any state authority or any similar entity having jurisdiction or authority over the operations of Tritel or any of its Subsidiaries which questions the validity or contests any Tritel Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Tritel Authorization.

           (d) Except for the approvals contemplated by SECTION 4.6, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity is required to be made or obtained by Tritel or any of its Subsidiaries in connection with the transfer or deemed transfer of the Tritel Licenses and Authorizations as a result of the consummation of the transactions contemplated hereby and such transactions will not result in a breach of such approvals, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not be considered reasonably likely to have a Tritel Material Adverse Effect or prevent or materially impair or delay the ability of Tritel to consummate the transactions contemplated hereby.

           4.11 NO VIOLATION OF LAW. The business of Tritel and its Subsidiaries is not being conducted in violation of any Laws, except for possible violations none of which, individually or in the aggregate, would reasonably be expected to have a Tritel Material Adverse Effect. Except as disclosed in Tritel SEC Reports, no investigation, review or proceeding by any Governmental Authority (including, without limitation, any stock exchange or other self-regulatory body) with respect to Tritel or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to Tritel's knowledge, threatened, nor has any Governmental Authority (including, without limitation, any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Tritel Material Adverse Effect. Except as set forth in the Tritel SEC Reports, neither Tritel nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Authority that materially restricts the conduct of its business or which would reasonably be expected to have a Tritel Material Adverse Effect, nor has Tritel or any of its Subsidiaries been advised that any Governmental Authority is considering issuing or requesting any of the foregoing. None of the representations and warranties made in this SECTION 4.11 are being made with respect to Environmental Laws.

           4.12 ABSENCE OF CERTAIN CHANGES OR EVENTS.

           (a) Since September 30, 1999, Tritel and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and, since such date, there has not been any change, event, development, damage or circumstance affecting Tritel or any of its Subsidiaries which, individually or in the aggregate, has had, or could reasonably be expected to have, a Tritel Material Adverse Effect.

           (b) Since September 30, 1999, (i) there has not been any material change by Tritel in its accounting methods, principles or practices, any revaluation by Tritel of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business and (ii) there has not been (A) any other action or event, and neither Tritel nor any of its Subsidiaries has agreed in writing or otherwise to take any other action, that would have required the consent of TeleCorp pursuant to SECTION 6.2(b) had such action or event occurred after the date hereof and prior to the Effective Time, or (B) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Tritel to consummate the transactions contemplated by this Agreement or the Related Agreements to which it is a party.

           4.13 NO UNDISCLOSED LIABILITIES. Tritel and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise) which would be required to be reflected in financial statements prepared in accordance with GAAP, except liabilities or obligations which (i) are reflected in the Tritel SEC Reports, or (ii) have been incurred in the Ordinary Course of Business since September 30, 1999.

           4.14 ABSENCE OF LITIGATION. There is no Litigation pending or, to the knowledge of Tritel, threatened against Tritel or any of its Subsidiaries, or any properties or rights of Tritel or any of its Subsidiaries, before or subject to any Court or Governmental Authority which, individually or in the aggregate, has had, or would reasonably be expected to have, a Tritel Material Adverse Effect or would prevent, or materially hinder or delay Tritel from consummating the transactions contemplated by this Agreement.

           4.15 EMPLOYEE BENEFIT PLANS.

           (a) Tritel has made available to TeleCorp true, complete and correct copies of all employee benefit plans (as defined in Section 3(3) of the ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, plant closing or similar benefit plans, retiree health or life benefit plans, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any executive employment or executive compensation or severance agreements, or a written summary of the material terms of any of the foregoing agreements if not in writing, which have ever been sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee, officer, director or consultant of Tritel or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Tritel, or any Subsidiary of Tritel, within the meaning of Section 414 of the Code or Section 4001 of ERISA (a "TRITEL ERISA AFFILIATE"), whether or not such plan is terminated (together, the "TRITEL EMPLOYEE PLANS"). In addition, Tritel has made available to TeleCorp with respect to each Tritel Employee Plan true, complete and correct copies of each of the following, if applicable: the most recent summary plan description and any subsequent summary of material modifications; any related trust, insurance policy or other funding vehicle or contract providing for benefits (including any trusts of the type known as "rabbi trusts"); and the three most recent Form 5500 series Annual Report with all schedules filed with the IRS. Subject to the requirements of ERISA, there are no restrictions on the ability of the sponsor of each Tritel Employee Plan to amend or terminate any Tritel Employee Plan and each Tritel Employee Plan may with the consent of Tritel (or applicable Subsidiary or Tritel ERISA Affiliate) be assumed by the Holding Company or the Second Merger Sub, as the case may be.

           (b) There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Tritel Employee Plan; there are no claims pending (other than routine claims for benefits) or threatened against any Tritel Employee Plan or against the assets of any Tritel Employee Plan, nor are there any current or threatened Liens on the assets of any Tritel Employee Plan; each Tritel Employee Plan conforms to, and in its operation and administration is in all material respects in compliance with the terms thereof and the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including, without limitation, all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, the IRS or Secretary of the Treasury and, in the case of any "rabbi trust", the requirements of Revenue Procedure 92-64, 1992-2 C.B. 422), and Tritel, each of its Subsidiaries and Tritel ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any other party with respect to, any Tritel Employee Plan; each Tritel Employee Plan intended to qualify under
Section 401(a) of the Code and each corresponding trust intended to be exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS (a true and complete copy which has been provided by Tritel to TeleCorp), and nothing has occurred which could reasonably be expected to cause the loss of such qualification or exemption; all contributions (including premiums for any insurance policy under which benefits for any Tritel Employee Plan are provided) required to be made to any Tritel Employee Plan pursuant to Section 412 of the Code, or any contract, or the terms of the Tritel Employee Plan or any collective bargaining agreement, or otherwise have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Tritel Employee Plan for its current plan year; the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary under any Tritel Employee Plan; each Tritel Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Tritel Employee Plan is present or operates and, to the extent relevant, the United States; no Tritel Employee Plan is a Defined Benefit Plan, or a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), or a "single-employer plan which has two or more contributing sponsors at least two of whom are not under common control" as described in
Section 4063 of ERISA, and none of Tritel, any of its Subsidiaries or any Tritel ERISA Affiliate has ever maintained or sponsored, participated in, or made or been obligated to make contributions to such a Defined Benefit Plan or such a Multiemployer Plan or such a single employer plan as described in Section 4063 of ERISA.

           (c) Each Tritel Employee Plan that is a "group health plan" (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with all laws applicable to such plan, its terms, and with COBRA Coverage, Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act, the provisions of the Social Security Act, and the provisions of any similar law of any state providing for continuation coverage, in each case to the extent such requirements are applicable. No Tritel Employee Plan or written or oral agreement exists which obligates Tritel, any of its Subsidiaries or any Tritel ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death, life insurance or similar benefits (whether or not insured) to any current or former employee, officer, director or consultant of Tritel, any of its Subsidiaries or any Tritel ERISA Affiliate or to any other person following such current or former employee's, officer's, director's or consultant's termination of employment with Tritel, any of its Subsidiaries or any Tritel ERISA Affiliate, other than COBRA Coverage.

           (d) The consummation of the transactions contemplated by this Agreement will not constitute a "prohibited transaction" under ERISA or the Code for which an exemption is unavailable.

           4.16 EMPLOYMENT AND LABOR MATTERS. There are no controversies pending or threatened, between Tritel or any of its Subsidiaries and any of their respective employees which could reasonably be expected to have a Tritel Material Adverse Effect; neither Tritel nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Tritel or its Subsidiaries nor to Tritel's knowledge are there any activities or proceedings of any labor union to organize any such employees of Tritel or any of its Subsidiaries. Since January 1, 1999, there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Tritel or any of its Subsidiaries. Tritel does not have nor at the Closing will Tritel have any obligation under the WARN Act as a result of any act of Tritel taken in connection with the transactions contemplated hereby. Except as would not reasonably be expected to result in a Tritel Material Adverse Effect, each of Tritel and its Subsidiaries is in compliance with all applicable Federal, state, local, and foreign employment, wage and hour, labor non-discrimination and other applicable laws or regulation except where failure to comply with such laws would not be reasonably expected to have a Tritel Material Adverse Effect.

           4.17 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. None of the information supplied by Tritel in writing for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented, at the time the Registration Statement is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by Tritel for inclusion in the Joint Proxy Statement in connection with the TeleCorp Stockholders' Meeting and the Tritel Stockholders' Meeting will, on the date the Joint Proxy Statement is first mailed to the stockholders of Tritel and TeleCorp, at the time of the Tritel Stockholders' Meeting and the TeleCorp Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to Tritel or any of its Affiliates, officers or directors should be discovered by Tritel which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Joint Proxy Statement, Tritel shall promptly inform the Holding Company, AT&T and TeleCorp. The Joint Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Tritel makes no representation or warranty with respect to any information supplied by TeleCorp or AT&T which is contained in the Registration Statement or Joint Proxy Statement.

           4.18 ABSENCE OF RESTRICTIONS ON BUSINESS ACTIVITIES. There is no Tritel Material Agreement binding upon Tritel or any of its Subsidiaries or any of their respective properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Tritel or any of its Subsidiaries or the conduct of business by Tritel or any of its Subsidiaries as currently conducted.

           4.19 TITLE TO ASSETS; LEASES. Each of Tritel and its Subsidiaries has good title to all of their owned properties and assets, free and clear of all Liens, charges and encumbrances, except for Permitted Encumbrances. All leases pursuant to which Tritel or any of its Subsidiaries lease real or personal property from others are valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) and in respect of which Tritel or such Subsidiary has not taken adequate steps to prevent such a default from occurring where such default would reasonably be expected to have a Tritel Material Adverse Effect.

           4.20 TAXES.

           (a) All Federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of Tritel, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group for tax purposes of which Tritel or any of its Subsidiaries is or has been a member have been timely filed, and all such Tax Returns are true, complete and correct, except to the extent that any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, be reasonably expected to have a Tritel Material Adverse Effect.

           (b) All Taxes due and payable by or with respect to Tritel and each of its Subsidiaries have been timely paid, or are adequately reserved for (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on Tritel's September 30, 1999 audited balance sheet (the "MOST RECENT TRITEL BALANCE SHEET"), except to the extent that such amount would not, individually or in the aggregate, reasonably be expected to have a Tritel Material Adverse Effect. No deficiencies, delinquencies or defaults for any Taxes have been proposed, asserted or assessed either orally or in writing or become a Lien for taxes against Tritel or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP on the Most Recent Tritel Balance Sheet nor are there any outstanding Tax audits or inquiries. All assessments for Taxes due and owing by or with respect to Tritel and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid.

           (c) Neither Tritel nor any of its Subsidiaries has requested, or been granted any waiver of any Federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, Tritel or any of its Subsidiaries has been granted or requested which has not since expired. None of the Federal income Tax Returns of Tritel or any of its Subsidiaries consolidated in such returns either have been examined and settled with the IRS or have been closed by virtue of the applicable statute of limitations.

           (d) Other than with respect to its Subsidiaries, Tritel is not and has never been (nor does Tritel have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither Tritel nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other party, as transferee or successor, by contract, or otherwise.

           (e) Tritel and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments that will not be deductible under Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

           (f) Tritel has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

           (g) Each of Tritel and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, been withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

           (h) Neither Tritel nor any Subsidiary has executed or entered into any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign law) or has agreed to make any adjustment to its income or deductions pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign law), in either case that could affect the Tax liability after the Closing Date to any material extent.

           (i) None of Tritel or any of its Subsidiaries shall be required to include in a taxable period ending after the Effective Time a material amount of a taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or
Section 481 of the Code or comparable provisions of state, local or foreign tax law.

           4.21 ENVIRONMENTAL MATTERS. Except for such instances, if any, which would not, individually or in the aggregate, reasonably be expected to have a Tritel Material Adverse Effect, (i) Tritel and each of its Subsidiaries have obtained all applicable permits, licenses and other authorizations which are required under applicable Environmental Laws; (ii) Tritel and each of its Subsidiaries are in full compliance with all applicable Environmental Laws and with the terms and conditions of all required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any applicable regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) as of the date hereof, there has not been any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with the terms of such permits, licenses and authorizations or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Tritel's or any of its Subsidiaries' (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Material; and (iv) Tritel and each of its Subsidiaries has taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by Tritel or its Subsidiaries (or any of their respective agents) thereunder. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Tritel, threatened against Tritel or any of its Subsidiaries relating in any way to the Environmental Laws or any Regulation, code, plan, Order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

           4.22 INTELLECTUAL PROPERTY.

           (a) Tritel and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Tritel its Subsidiaries as currently conducted, the absence of which would be considered reasonably likely to have a Tritel Material Adverse Effect (the "TRITEL INTELLECTUAL PROPERTY RIGHTS").

           (b) Neither Tritel nor any of its Subsidiaries is, or will as a result of the execution and delivery of this Agreement or the performance of Tritel's obligations under this Agreement or otherwise be, in breach of any license, sublicense or other agreement relating to the Tritel Intellectual Property Rights, or any material licenses, sublicenses and other agreements as to which Tritel or any of its Subsidiaries is a party and pursuant to which Tritel or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("TRITEL THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which is used by Tritel or any of its Subsidiaries, the breach of which would be considered reasonably likely to have a Tritel Material Adverse Effect.

           (c) All patents, registered trademarks, service marks and copyrights which are held by Tritel or any of its Subsidiaries, and which are material to the business of Tritel and its Subsidiaries, taken as a whole, are valid and subsisting. Tritel (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the marketing, licensing or sale of its services infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would reasonably be expected to have a Tritel Material Adverse Effect.

           4.23 NO RESTRICTIONS ON THE MERGER; TAKEOVER STATUTES. No applicable takeover statute or similar Law and no provision of the Certificate of Incorporation or By-laws, or other organizational document or governing instruments of Tritel or any of its Subsidiaries or any Tritel Material Agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, the Tritel Voting Agreement, the Investor Stockholder

Agreement or the Stockholders Agreement or (b) as a result of the consummation of the transactions contemplated by this Agreement, the Tritel Voting Agreement or the Stockholders Agreement (i) would or would purport to restrict or impair the ability of the Holding Company to vote or otherwise exercise the rights of a stockholder with respect to securities of Tritel, any of its Subsidiaries or Tritel II or (ii) would or would purport to entitle any Person to acquire securities of Tritel or Tritel II.

           4.24 TAX MATTERS. Neither Tritel nor any of its Affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent the Mergers or the Contribution from constituting part of a tax-free transaction within the meaning of Section 351 of the Code or that would cause either Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

           4.25 BROKERS. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Tritel. Tritel has heretofore furnished to TeleCorp a true, complete and correct copy of all agreements between Tritel and Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

           4.26 OPINION OF FINANCIAL ADVISOR. Tritel has received the written opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, in its opinion, as of the date hereof, from a financial point of view the exchange ratio in the Mergers is fair to the stockholders of Tritel Class A Voting Common Stock (other than AT&T and its Affiliates), and Tritel has provided copies of such opinion to TeleCorp.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF AT&T

           AT&T represents and warrants to TeleCorp and Tritel as follows:

           5.1 AUTHORITY; ENFORCEABILITY. AT&T has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party, and to perform its obligations hereunder and thereunder and each Related Agreement to which it is a party the transactions contemplated hereby and thereby. Each of this Agreement and each Related Agreement to which it is a party that has been (or will be at the Effective Time) duly and validly executed and delivered by AT&T and, assuming the due authorization, execution and delivery thereof by all other parties thereto, constitutes (or will constitute when executed and delivered) a legal, valid and binding obligation of AT&T in accordance with its terms.

           5.2 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (a) The execution and delivery by AT&T of this Agreement and each Related Agreement to which it is a party do not, and the performance of this Agreement and each Related Agreement to which it is a party by AT&T will not,
(i) conflict with or violate the Certificate of Incorporation or By-laws or other equivalent organizational documents of AT&T or any of its Subsidiaries,
(ii) conflict with or violate any Law, Regulation or Order in each case applicable to AT&T or any of its Subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair AT&T's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of AT&T or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AT&T or any of its Subsidiaries is a party or by which AT&T or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (x) individually or in the aggregate, reasonably be expected to have a material adverse effect on the value of the Contribution to the Holding Company or (y) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements (an "AT&T MATERIAL ADVERSE EFFECT").

           (b) The execution and delivery by AT&T of this Agreement and each Related Agreement to which it is a party do not, and the performance of this Agreement and each Related Agreement to which it is a Party, will not, require AT&T or any of its Subsidiaries to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority domestic or foreign except for (i) compliance with applicable requirements of the Securities Act, the Securities Exchange Act, Blue Sky Laws, the HSR Act, or any Foreign Competition Laws, the Communications Act, and the regulations of the FCC, state public utility, telecommunications or public service laws, (ii) the filing of the Certificates of Merger in accordance with the DCGL and/or (iii) where the failure to obtain such approvals, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an AT&T Material Adverse Effect.

           5.3 TAX MATTERS. Neither AT&T nor any of its Affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent the Mergers and the Contribution, taken together, from constituting a tax-free transaction within the meaning of Section 351 of the Code.

           5.4 BROKERS. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of AT&T.

           5.5 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. None of the information supplied by AT&T in writing specifically for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented, at the time the Registration Statement is declared effective by the SEC and at the time of the Tritel Stockholders Meeting and the TeleCorp Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by AT&T in writing specifically for inclusion in the Joint Proxy Statement in connection with the TeleCorp Stockholders' Meeting and the Tritel Stockholders' Meeting will, on the date the Joint Proxy Statement is first mailed to the stockholders of Tritel and TeleCorp, and at the time of the Tritel Stockholders' Meeting and the TeleCorp Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to AT&T or any of its respective Affiliates, officers or directors should be discovered by AT&T which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Joint Proxy Statement, AT&T shall promptly inform the Holding Company, TeleCorp and Tritel.

           5.6 WAIVER. AT&T has all necessary corporate power and authority to execute and deliver the Waiver (as defined below) contained in Section 6.17(b). The granting of such Waiver has been duly and validly authorized by all corporate action on the part of AT&T and no other corporate proceedings on the part of AT&T are necessary to authorize the Waiver. The Waiver constitutes a legal, valid and binding obligation of AT&T in accordance with its terms.

           5.7 INVESTMENT EXPERIENCE. AT&T is an "accredited investor" as defined in Rule 501(a) under the Securities Act. AT&T has reviewed the TeleCorp SEC Reports, the Tritel SEC Reports and this Agreement and all exhibits and schedules hereto, and has had the opportunity to ask questions and receive answers from representatives of TeleCorp and Tritel. AT&T is aware of TeleCorp's and Tritel's business affairs and financial condition and has had access to and has acquired sufficient information about the Holding Company to reach an informed and knowledgeable decision to acquire the Shares. AT&T has such business and financial experience as is required to give it the capacity to evaluate the merits and risks of the investment in the Shares and to protect its own interests in connection with the purchase of the Shares. AT&T is able to bear the economic risk of holding the Shares to be purchased by it for an indefinite period, including the loss of AT&T's entire investment. The Shares were not offered or sold to AT&T by any form of general solicitation or advertising within the meaning of Rule 502(c) under the Securities Act.

           5.8 INVESTMENT INTENT. AT&T (or its Affiliate) is purchasing the Shares for its own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act, in any manner that would violate the Securities Act. AT&T understands that the acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of AT&T's investment intent as expressed herein.

           5.9 REGISTRATION OR EXEMPTION REQUIREMENTS. AT&T acknowledges that the Shares have not been registered under the Securities Act. AT&T further acknowledges and understands that the Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. AT&T understands that the certificate(s) evidencing the Shares will be imprinted with a legend that prohibits the transfer of such Shares unless: (i) they are registered under the Securities Act or such registration is not required, or (ii) (A) the transfer is pursuant to an exemption from registration, and (B) if the Holding Company shall so request in writing, an opinion satisfactory to the Holding Company of AT&T's counsel is obtained to the effect that the transaction does not require registration under the Securities Act, will not be in violation of the Securities Act and is in compliance with any applicable federal and state laws.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

           6.1 ACCESS TO INFORMATION; CONFIDENTIALITY.

           (a) TeleCorp agrees that, during the period commencing on the date hereof and ending on earlier to occur of the termination of this Agreement in accordance with ARTICLE VIII or the Closing Date (in either case, the "INTERIM PERIOD"), (i) it will give or cause to be given to Tritel and its counsel, financial advisors, auditors and other authorized representatives (collectively, "REPRESENTATIVES") such access, during normal business hours and upon reasonable advance notice, to the plants, properties, books and records of TeleCorp and its Subsidiaries as Tritel may from time to time reasonably request; PROVIDED, HOWEVER, that TeleCorp shall have the right to have a representative present at all such times, (ii) it will furnish or cause to be furnished to Tritel and its Representatives such financial and operating data and other information as Tritel may from time to time reasonably request, and (iii) it will provide Tritel and its Representatives such access to the representatives, officers and employees of TeleCorp and its Subsidiaries as Tritel may reasonably request; provided, that all requests for information, to visit plants or facilities or to interview employees shall be directed to the Chief Financial Officer of TeleCorp or such other Person as he shall designate. Tritel agrees that it will, and will cause its Representatives to, continue to treat all information so obtained from TeleCorp as "EVALUATION MATERIAL" under the Letter Agreement entered into between TeleCorp and Tritel dated as of February 24, 2000 ( the "CONFIDENTIALITY AGREEMENT"), and will continue to honor its obligations thereunder and that, if requested by TeleCorp, it will cause any of its Representatives so requested to enter into a written agreement acknowledging the terms of the Confidentiality Agreement and agreeing to be bound thereby.

           (b) Tritel agrees that, during the Interim Period: (i) it will give or cause to be given to TeleCorp and its Representatives such access, during normal business hours and upon reasonable advance notice, to the plants, properties, books and records of Tritel and its Subsidiaries as Tritel may from time to time reasonably request; PROVIDED, HOWEVER, that Tritel shall have the right to have a representative present at all such times, (ii) it will furnish or cause to be furnished to TeleCorp and its Representatives such financial and operating data and other information as TeleCorp may from time to time reasonably request, and (iii) it will provide TeleCorp and its Representatives such access to the representatives, officers and employees of Tritel and its Subsidiaries as TeleCorp may reasonably request; provided, that all requests for information, to visit plants or facilities or to interview employees shall be directed to the Chief Financial Officer of Tritel or such other Person as he shall designate. TeleCorp agrees that it will, and will cause its Representatives to, continue to treat all information so obtained from Tritel as "EVALUATION MATERIAL" under the Confidentiality Agreement, and will continue to honor its obligations thereunder and that, if requested by Tritel, it will cause any of its Representatives so requested to enter into a written agreement acknowledging the terms of the Confidentiality Agreement and agreeing to be bound thereby.

           (c) Each of TeleCorp and Tritel agrees that, during the Interim
Period: (i) it will give or cause to be given to AT&T and its Representatives such access, during normal business hours and upon reasonable advance notice, to the plants, properties, books and records of it and its Subsidiaries as AT&T may from time to time reasonably request; PROVIDED, HOWEVER, that TeleCorp or Tritel, as applicable, shall have the right to have a representative present at all such times; (ii) it will furnish or cause to be furnished to AT&T and its Representatives such financial and operating data and other information as AT&T may from time to time reasonably request; and (iii) it will provide AT&T and its Representatives such access to the representatives, officers and employees of TeleCorp and Tritel and their respective Subsidiaries as AT&T may reasonably request PROVIDED that all requests for information to visit plants or facilities or to interview employees shall be directed to the Chief Financial Officer of Tritel or TeleCorp, as applicable, or to such other person as such Chief Financial Officer shall designate. AT&T agrees that it will, and will cause its Representatives to, continue to treat all information so obtained from Tritel or TeleCorp, as applicable, as confidential under the confidentiality provisions of its stockholders agreement with Tritel or TeleCorp, as applicable, and after the Effective Time with the Holding Company, and will continue to honor its obligations thereunder.

           6.2 CONDUCT OF BUSINESS PENDING THE CLOSING DATE.

           (a) TeleCorp agrees with Tritel that, except as permitted, required or contemplated by this Agreement, as described on SCHEDULE B hereto, as described in reasonable detail on SCHEDULE 6.2(a) or as otherwise consented to in writing by Tritel (which consent shall not be unreasonably withheld or delayed), during the Interim Period:

           (i) it shall cause its business to be conducted only in the Ordinary Course of Business PROVIDED, HOWEVER, that no action by TeleCorp or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this SECTION 6.2(a) shall be deemed a breach of this clause (i) unless such action would constitute a breach of one or more of such other provisions;

           (ii) it will use all commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its employees and to preserve the current relationships with its customers, suppliers and other persons with which it has significant business relations;

           (iii) it shall not, and shall not permit any of its Subsidiaries to:

                 (A) amend its Certificate of Incorporation or By-laws or other equivalent organizational document

                 (B) merge or consolidate, or obligate itself to do so, with or into any other entity;

                 (C) issue or sell any shares of its capital stock or other equity interests in or securities convertible into or exchangeable for such shares or equity interests, or sell or transfer any assets, except for the exercise of outstanding options or convertible securities, sales of assets in the Ordinary Course of Business, other asset sales for consideration aggregating not more than $25,000,000 in the aggregate, the issuance of up to 1,000,000 shares of TeleCorp Class A Voting Common Stock in acquisition transactions, and the granting of stock options to purchase Shares of Class A TeleCorp Common Stock to employees, and no more than 25% of such options being granted to employees who are in a category of senior vice president or higher, in an aggregate amount not to exceed options to purchase more than 2 million shares of Class A TeleCorp Common Stock, with an exercise price not less than the average closing bid price of the TeleCorp Common Stock for the five trading days prior to the date hereof and with a 4 year vesting schedule (with 50% vesting in equal installment over such 4 year period and 50% vesting at the end of such 4 year period);

                 (D) split, combine or reclassify any outstanding shares of its capital stock;

                 (E) declare, set aside, make or pay any dividend (other than dividends by Subsidiaries of TeleCorp to wholly owned Subsidiaries of TeleCorp or to TeleCorp) or other distribution, payable in stock, property or otherwise, with respect to any of its capital stock except in the Ordinary Course of Business or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock except the acquisition, redemption or repurchase of capital stock pursuant to existing arrangements;

                 (F) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any of its officers or key employees or those of any Subsidiary, except in the Ordinary Course of Business, as permitted under sub-clause (C) above or as may be required to comply with applicable law or existing contractual arrangements;

                 (G) enter into any employment or severance agreement with any of its employees or establish, adopt or enter into any collective bargaining agreement, except in the Ordinary Course of Business or as may be required by applicable law or existing contractual arrangements;

                 (H) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof for consideration in excess of $50,000,000 in the aggregate or with capital stock other than in accordance with the exception to sub-clause (C) above or enter into any joint venture;

                 (I) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business and except in connection with transaction permitted by clause (M) below;

                 (J) make any capital expenditures that are not provided for in the capital expenditure budget previously provided to Tritel aggregating in excess of $25,000,000;

                 (K) make a purchase commitment inconsistent with past practice or materially in excess of the normal, ordinary and usual requirements;

                 (L) change accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

                 (M) incur any indebtedness for borrowed money other than (i) indebtedness incurred pursuant to credit facilities in effect on the date hereof, (ii) additional unsecured indebtedness in an aggregate amount not to exceed

           $100,000,000, (iii) sale-leaseback transactions for tower facilities and (iv) indebtedness assumed pursuant to acquisition transactions permitted by clause (H) above, or mortgage or pledge any of its property or assets relating to its business or subject any such assets to any material encumbrance other than (i) Permitted Encumbrances and (ii) in connection with indebtedness permitted to be incurred pursuant to this clause (M);

                 (N) sell, assign, transfer or license any TeleCorp Intellectual Property Rights, except in the Ordinary Course of Business;

                 (O) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any TeleCorp Material Contract;

                 (P) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would result in (x) any of its representations and warranties set forth in this Agreement becoming untrue in any material respect or
           (y) any of the conditions to the Closing set forth in ARTICLE VII of this Agreement not being satisfied;

                 (Q) take any action or fail to take any action that would prevent the Mergers and the Contribution from constituting a tax-free transaction within the meaning of Section 351 of the Code or that would cause either Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code; or

                 (R) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter otherwise prohibited by this
           SECTION 6.2(a).

           (b) Tritel agrees with TeleCorp that, except as permitted, required or contemplated by this Agreement, as described on SCHEDULE B hereto, as described in reasonable detail on SCHEDULE 6.2(b) or as otherwise consented to in writing by TeleCorp (which consent shall not be unreasonably withheld or delayed), during the Interim Period:

           (i) it shall cause its business to be conducted only in the Ordinary Course of Business PROVIDED, HOWEVER, that no action by Tritel or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this SECTION 6.2(b) shall be deemed a breach of this clause (i) unless such action would constitute a breach of one or more such other provisions;

           (ii) it will use all commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its employees and to preserve the current relationships with its customers, suppliers and other persons with which it has significant business relations;

           (iii) it shall not, and shall not permit any of its Subsidiaries to:

                 (A) amend its Certificate of Incorporation or By-laws or other equivalent organizational document

                 (B) merge or consolidate, or obligate itself to do so, with or into any other entity;

                 (C) issue or sell any shares of its capital stock or other equity interests in or securities convertible into or exchangeable for such shares or equity interests; or sell or transfer any Assets, except for the exercise of outstanding options or convertible securities, sales of assets in the Ordinary Course of Business, other asset sales for consideration aggregating not more than $25,00,000 in the aggregate, the issuance of up to 1,000,000 shares of Tritel Class

           A Voting Common Stock in acquisition transactions and the granting of stock options to purchase shares of Tritel Class A Common Stock to employees, and no more than 25% of such options being granted to employees who are in a category of senior vice president or higher, in an aggregate amount not to exceed options to purchase more than
           2.6 million shares of Tritel Class A Common Stock with an exercise price not less than the average closing bid price of the Tritel Class A Common Stock for the five trading days prior to the date hereof and with a 4 year vesting schedule (with 50% vesting in equal installments over such 4 year period and 50% vesting at the end of such 4 year period); it being understood that Tritel may amend the 1999 Tritel Stock Option Plan to permit the grants described herein.

                 (D) split, combine or reclassify any outstanding shares of its capital stock;

                 (E) declare, set aside, make or pay any dividend (other than dividends by Subsidiaries of Tritel to wholly owned Subsidiaries of Tritel or to Tritel) or other distribution, payable in stock, property or otherwise, with respect to any of its capital stock except in the Ordinary Course of Business or redeem, purchase or otherwise acquire any shares of its capital stock except the acquisition, redemption or repurchase of capital stock pursuant to existing arrangements;

                 (F) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any of its officers or key employees or those of any Subsidiary, except in the Ordinary Course of Business, as permitted under sub-clauses (C) above and (G) below or as may be required to comply with applicable law or existing contractual arrangements; (notwithstanding the foregoing, Tritel may amend its Restricted Stock Agreements (a) to fully vest all recipients thereof on or before December 31, 2002, and in the event (i) any recipient of a grant thereunder is terminated without cause, (ii) there is a diminution in the recipient's current authority, responsibilities, duties, position or title or (iii) the recipient is required to relocate more than 50 miles from Tritel's current headquarters in Jackson, Mississippi; (b) to remove the automatic repurchase provisions relating to the change of control that would be caused by the Mergers; (c) to amend the provisions relating to the requirement to pay upon exercise; (d) to provide for a payment to the recipient of an amount necessary to offset the income and excise tax effects of the amendments and the Merger with an aggregate cost to Tritel under
           (i) this sub-clause (d), (ii) the PROVISO immediately succeeding this sub-clause (d) (of the nature described in this sub-clause (d)) and
           (iii) paragraph (G) of this SECTION 6.2(b)(III) (of the nature described in this sub-clause (d)), not to exceed, in the aggregate, $26,000,000; PROVIDED, however, that Tritel may amend the employment agreement of Mr. William Arnett to fully vest all restricted stock awards at the Effective Time and make other changes similar to those to be made to the Restricted Stock Agreement; and; PROVIDED, FURTHER, HOWEVER, Tritel may amend the Restricted Stock Agreement of Karlen Turbeville to provide for immediate vesting of all her restricted stock awards upon a significant change in the scope of her job responsibilities (it being understood that any requirement of significant travel shall be deemed a significant change in scope of responsibilities and that employment by Tritel II and not the Holding Company shall not, per se, be a factor constituting a significant change in scope of responsibilities);

                 (G) enter into any employment or severance agreement with any of its employees, other than the agreements dated the date hereof with Messrs. Mounger and Martin and attached as EXHIBITS J-1 and J-2 hereto, or establish, adopt or enter into any collective bargaining agreement, except in the Ordinary Course of Business or as may be required by applicable law or existing contractual arrangements;

                 (H) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof for consideration in excess of $50,000,000 in the aggregate or with capital stock other than in accordance with the exception to sub-clause (C) above or enter into any joint venture;

                 (I) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business and except in connection with transactions permitted by clause (M) below;

                 (J) make any capital expenditures that are not provided for in the capital expenditures budget previously provided to Tritel aggregating in excess of $25,000,000;

                 (K) make a purchase commitment inconsistent with past practice or materially in excess of the normal, ordinary and usual requirements;

                 (L) change accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

                 (M) incur any indebtedness for borrowed money other than (i) indebtedness incurred pursuant to credit facilities in effect on the date hereof, (ii) additional unsecured indebtedness in an aggregate amount not to exceed $100,000,000, (iii) sale-leaseback transactions for tower facilities and (iv) indebtedness assumed pursuant to acquisition transactions permitted by clause (H) above, or mortgage or pledge any of its property or assets relating to its business or subject any such assets to any material encumbrance other than (i) Permitted Encumbrances and (ii) in connection with indebtedness permitted to be incurred pursuant this to clause (M);

                 (N) sell, assign, transfer or license any Tritel Intellectual Property Rights, except in the Ordinary Course of Business;

                 (O) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any Tritel Material Contract;

                 (P) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would result in (x) any of its representations and warranties set forth in this Agreement becoming untrue in any material respect or
           (y) any of the conditions to the Closing set forth in ARTICLE VII of this Agreement not being satisfied;

                 (Q) take any action, or fail to take any action, that would prevent the Mergers and the Contribution from constituting a tax-free transaction within the meaning of Section 351 of the Code or that would cause either Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code; or

                 (R) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter otherwise prohibited by this
           SECTION 6.2(b).

           (c) The provisions of this SECTION 6.2 shall be without prejudice to any approval, veto or similar rights AT&T may have with respect to any of the actions or events specified above.

           6.3 REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

           (a) As promptly as practicable after the execution of this Agreement, TeleCorp and Tritel will cooperate in preparing and will cause the Holding Company to, and the Holding Company shall, file with the SEC the Registration Statement, which shall include the Joint Proxy Statement. Each of TeleCorp and Tritel will respond jointly and promptly to any comments of the SEC, will use its respective reasonable best efforts to cause the Holding Company to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and TeleCorp and Tritel will cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement has been declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of TeleCorp and Tritel will prepare and file any other documents required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state, foreign or Blue Sky or related laws relating to the Mergers and the transactions contemplated by this Agreement (the "OTHER FILINGS"). No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by TeleCorp, Tritel or the Holding Company, in the case of the Joint Proxy Statement, without the prior approval of each other party, or, in the case of the Registration Statement, without the prior approval or TeleCorp and Tritel. Each of the Holding Company, TeleCorp and Tritel will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement, the Mergers or any Other Filing. Each of the Holding Company, TeleCorp and Tritel will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this SECTION 6.3(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement, the Registration Statement or any Other Filing, the Holding Company, TeleCorp, or Tritel, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of TeleCorp or Tritel, such amendment or supplement. Tritel and TeleCorp will cooperate with AT&T and provide AT&T a reasonable opportunity to review and comment on any public statements or filings made with any Governmental Authority; it being understood that the consent of AT&T will not be required as a condition to any such filings.

           (b) The Joint Proxy Statement will include (x) the unanimous recommendation of the TeleCorp Board of Directors in favor of the adoption and approval of this Agreement and the First Merger (the "TELECORP PROPOSALS") (except that, notwithstanding anything to the contrary contained in this Agreement, the TeleCorp Board may withdraw, modify or refrain from making such recommendation or recommend a Superior Proposal (as defined in SECTION 6.5 of this Agreement) to the extent that the TeleCorp Board of Directors determines, in good faith, after consultation with, and based upon the advice of, outside legal counsel, that such action is necessary for the TeleCorp Board of Directors to comply with its fiduciary duties to its stockholders under the DGCL) and (y) the unanimous recommendation of the Tritel Board of Directors in favor of the adoption and approval of this Agreement and the Second Merger (the "TRITEL PROPOSALS") (except that, notwithstanding anything to the contrary contained in this Agreement, the Tritel Board of Directors may withdraw, modify or refrain from making such recommendation or recommend a Superior Proposal to the extent that the Tritel Board of Directors determines, in good faith, after consultation with, and based upon the advice of, outside legal counsel, that such action is necessary for the Tritel Board of Directors to comply with its fiduciary duties to its stockholders under the
DGCL).

           6.4 MEETING OF COMPANY STOCKHOLDERS.

           (a) TeleCorp shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to duly call, give notice of and hold the TeleCorp Stockholders' Meeting as soon as practicable following the date hereof in order to permit the consummation of the First Merger prior to the Outside Date (as defined below), for the purpose of obtaining approval of the TeleCorp Proposals. Once the TeleCorp Stockholders' Meeting has been called and noticed, TeleCorp shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the TeleCorp Stockholders' Meeting. The Board of Directors of TeleCorp has declared that this Agreement is advisable and, subject to SECTION 6.3(b), shall recommend that this Agreement and the transactions contemplated hereby be approved and authorized by the stockholders of TeleCorp and shall include in the Registration Statement and Proxy Statement such recommendations. The Board of Directors of TeleCorp shall submit this Agreement to the stockholders of TeleCorp, whether or not the Board of Directors of TeleCorp at any time changes, withdraws or modifies its recommendation. TeleCorp shall solicit from stockholders of TeleCorp proxies in favor of the First Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL and its Certificate of Incorporation to authorize this Agreement and the First Merger, except to the extent the TeleCorp Board of Directors determines in good faith, after consultation with counsel, that doing so would cause the TeleCorp Board or Directors to breach its fiduciary duties to its stockholders under the DGCL. Without limiting the generality of the foregoing, (i) TeleCorp agrees that its obligation to duly call, give notice of, convene and hold the TeleCorp Stockholders' Meeting as required by this SECTION 6.4, shall not be affected by any withdrawal, amendment or modification of the Board of Directors' recommendation of the First Merger and this Agreement, and (ii) TeleCorp agrees that its obligations under this SECTION 6.4 shall not be affected by the commencement, public proposal, public disclosure or communication to TeleCorp of any Acquisition Proposal.

           (b) Tritel shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to duly call, give notice of and hold the Tritel Stockholders' Meeting as soon as practicable following the date hereof in order to permit the consummation of the Second Merger prior to the Outside Date, for the purpose of obtaining approval of the Tritel Proposals. Once the Tritel Stockholders' Meeting has been called and noticed, Tritel shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Tritel Stockholders' Meeting. The Board of Directors of Tritel has declared that this Agreement is advisable and, subject to SECTION 6.3(b), shall recommend that this Agreement and the transactions contemplated hereby be approved and authorized by the stockholders of Tritel and shall include in the Registration Statement and Proxy Statement such recommendations. The Board of Directors of Tritel shall submit this Agreement to the stockholders of Tritel, whether or not the Board of Directors of Tritel at any time changes, withdraws or modifies its recommendation. Tritel shall solicit from stockholders of Tritel proxies in favor of the Second Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL and its Certificate of Incorporation to authorize this Agreement and the Second Merger, except to the extent the Tritel Board of Directors determines in good faith, after consultation with counsel, that doing so would cause the Tritel Board of Directors to breach its fiduciary duties to its stockholders under the DGCL. Without limiting the generality of the foregoing, (i) Tritel agrees that its obligation to duly call, give notice of, convene and hold the Tritel Stockholders' Meeting as required by this SECTION 6.4, shall not be affected by any withdrawal, amendment or modification of the Board of Directors' recommendation of the Second Merger and this Agreement, and (ii) Tritel agrees that its obligations under this SECTION 6.4 shall not be affected by the commencement, public proposal, public disclosure or communication to Tritel any Acquisition Proposal.

           6.5 NON-SOLICITATION.

           (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with
ARTICLE VIII, neither TeleCorp nor Tritel shall, nor shall they permit any of their Subsidiaries to, nor shall they authorize or permit any of their respective officers, directors or employees to, and shall use their commercially reasonable efforts to cause any investment banker, financial advisor, attorney, accountant, or other representatives retained by them or any of their respective Subsidiaries not to, directly or indirectly, through any other Person, (i) solicit, initiate or encourage (including by way of furnishing information) any proposals that constitute, or could reasonably be expected to result in, a proposal or offer for an Acquisition Proposal, or (ii) engage in negotiations or discussions concerning, or provide any non-public information regarding TeleCorp or Tritel, as applicable, to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend to its stockholders any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent TeleCorp or its Board of Directors or Tritel or its Board of Directors, as the case may be, from (A) furnishing non-public information to, or entering into discussions with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by TeleCorp or Tritel after the execution of this Agreement from a person or entity whose initial contact with TeleCorp or Tritel may have been solicited by TeleCorp or Tritel, respectively, prior to the execution of this Agreement) if and only to the extent that (1) the Board of Directors of TeleCorp or the Board of Directors of Tritel, as the case may be, believes in good faith (after consultation with its financial advisors) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to TeleCorp stockholders or Tritel stockholders, respectively, from a financial point of view than the transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL") and the Board of Directors of TeleCorp or the Board of Directors of Tritel determines in good faith after consultation with its outside legal counsel that such action could be reasonably deemed necessary for the Board of Directors of TeleCorp or the Board of Directors of Tritel, as the case may be, to comply with its fiduciary duties to its stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person or entity, such Board of Directors receives from such Person or entity an executed non-disclosure agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement, (B) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, with regard to an Acquisition Proposal or
(C) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of such party, after receipt of advice from outside counsel, failure to disclose would result in a reasonable likelihood that such Board of Directors would breach its duties to such party's stockholders under applicable law. Each of TeleCorp and Tritel shall promptly notify the other party and AT&T orally and in writing of any request for information or of any proposal in connection with an Acquisition Proposal, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. Each of TeleCorp and Tritel will keep the other party and AT&T reasonably informed of the status (including amendments or proposed amendments) of such request or proposal on a current basis. Each of TeleCorp and Tritel shall immediately cease and terminate any existing solicitation, initiation, encouragement activity, discussion or negotiation with any persons conducted heretofore by them or their representatives with respect to the foregoing.

           (b) Each of TeleCorp and Tritel (i) agrees not to release any Third Party (as defined below) from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party related to, or which could affect, an Acquisition Proposal and (ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement.

           (c) For purposes of this Agreement, "ACQUISITION PROPOSAL" means a proposal or intended proposal, regarding any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than any party hereto ("Party") and its Subsidiaries (a "THIRD PARTY") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than twenty percent (20%) of the outstanding shares of TeleCorp or Tritel, as the case may be, whether from TeleCorp or Tritel, as the case may be, or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of, or business combination with TeleCorp or Tritel, as applicable, by a merger or other business combination (including any so-called "merger-of-equals" and whether or not TeleCorp or Tritel, as the case may be, is the entity surviving any such merger or business combination), or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of TeleCorp or Tritel, as the case may be, and any entity surviving the merger or business combination including any of them) of TeleCorp or Tritel, as the case may be, for consideration equal to twenty percent (20%) or more of the fair market value of all of the outstanding shares of TeleCorp or twenty percent (20%) or more of the fair market value of all of the outstanding shares of Tritel, as the case may be, on the date of this Agreement.

           6.6 SUBSEQUENT FINANCIAL STATEMENTS. Prior to the Effective Time, each of TeleCorp or Tritel will timely file with the SEC, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by such Party under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to the other copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The respective audited financial statements and unaudited interim financial statements of each of TeleCorp or Tritel, as the case may be, included in such reports will fairly present the financial position of such Party and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP applied on a consistent basis and, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

           6.7 NASDAQ NATIONAL MARKET LISTING. TeleCorp and Tritel agree to cooperate to have the shares of Class A Voting Common Stock issuable in connection with the Mergers approved for quotation on the Nasdaq National Market System subject only to official notice of issuance.

           6.8 COMFORT LETTERS. TeleCorp shall use its reasonable best efforts to cause PricewaterhouseCoopers LLP, certified public accountants to TeleCorp, to provide a letter reasonably acceptable to Tritel, relating to their review of the financial statements relating to TeleCorp contained in or incorporated by reference in the Registration Statement. Tritel shall use its reasonable best efforts to cause KPMG Peat Marwick, certified public accountants to Tritel, to provide a letter reasonably acceptable to TeleCorp, relating to their review of the financial statements relating to Tritel contained in or incorporated by reference in the Registration Statement.

           6.9 FURTHER ACTIONS.

           (a) Subject to the terms and conditions hereof, TeleCorp, Tritel and AT&T agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, using all reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and any other Person, including Persons who are parties to contracts with TeleCorp or any of its Subsidiaries, Tritel or any of its Subsidiaries or AT&T or any of its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby or thereby, including, without limitation, such consents and approvals as may be required under the Communications Act, the HSR Act and any similar Federal, state or foreign legislation; (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Each of TeleCorp, Tritel and AT&T shall cooperate fully with each other to the extent reasonably required to obtain such consents. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) without the prior written consent of TeleCorp, Tritel will not incur aggregate out-of-pocket costs (not including legal fees) in excess of the amount specified in SCHEDULE 6.9 to obtain third party consents and approvals (other than governmental consents and approvals) to consummate the Mergers and (ii) AT&T shall not be required to expend any significant moneys or make any other concessions to third parties to obtain any consents or approvals required under this Agreement and the Related Agreements.


           (b) Tritel, TeleCorp and AT&T shall make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the HSR Act and any similar Federal, state or foreign legislation no later than March 31, 2000.

           (c) TeleCorp, Tritel and AT&T shall each use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other Federal, state or foreign antitrust or fair trade law raised by any Governmental Entity in connection with the transactions contemplated by this Agreement or the Related Agreements. If such offers are not accepted by such Governmental entity, TeleCorp (with Tritel's cooperation) shall pursue all litigation resulting from such issues. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf or any party hereto in connection with proceedings under or relating to the HSR Act or any other Federal, state or foreign antitrust or fair trade law. In the event of a challenge to the transaction contemplated by this Agreement pursuant to the HSR Act, the parties hereto shall use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the Mergers and the Contribution; PROVIDED, HOWEVER, that nothing herein shall require either party to agree to divest or hold separate any portion of its business or otherwise take action that could reasonably be expected to impair the ability of (i) the Holding Company, to own and operate the respective businesses of TeleCorp and Tritel after the Closing or (ii) AT&T, to own the Shares after the Closing, or (iii) TeleCorp, Tritel or AT&T, as the case may be, to own and operate their respective business if the transactions contemplated hereby are not consummated, in either case, in substantially the same manner as operated immediately prior to the date hereof or impair the ability of the Holding Company to own and operate the Contributed Property as contemplated by this Agreement. Without limiting the foregoing, in the event that either the Federal Trade Commission or the Antitrust Division of the United Department of Justice should issue a Request for Additional Information or Documentary Material under 17 C.F.R. ss.803.20 (a "SECOND REQUEST"), then TeleCorp, Tritel and, if applicable, AT&T each agree to use their reasonable best efforts to respond fully to such Second Request within 20 days after its receipt and shall promptly make any further filings or information submissions and use its reasonable efforts to make any employee available for interview or testimony pursuant to the foregoing (both before and after any Second Request) whose interview or testimony may be necessary, proper or advisable.

           6.10 NOTIFICATION. Each party shall promptly notify the other parties of:

           (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Related Agreements;

           (b) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or the Related Agreements; and

           (c) any action suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against or otherwise affecting such notifying party, which relates to the consummation of the transactions contemplated by this Agreement or the Related Agreements.

           6.11 NOTICE OF BREACHES; UPDATES.

           (a) TeleCorp shall promptly deliver to Tritel and AT&T written notice of any event or development that would (i) render any statement, representation or warranty of TeleCorp in this Agreement or the Related Agreements (including the TeleCorp Disclosure Schedule) inaccurate or incomplete in any material respect or (ii) constitute or result in a breach by TeleCorp of, or a failure by TeleCorp or any Subsidiary of TeleCorp to comply with, any agreement or covenant in this Agreement or the Related Agreements applicable to it. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

           (b) Tritel shall promptly deliver to TeleCorp and AT&T written notice of any event or development that would (i) render any statement, representation or warranty of the Tritel in this Agreement or the Related Agreements (including the Tritel Disclosure Schedule) inaccurate or incomplete in any material respect or (ii) constitute or result in a breach by the Tritel or a failure by Tritel or any Subsidiary of Tritel to comply with, any agreement or covenant in this Agreement or the Related Agreements applicable to it. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

           (c) AT&T shall promptly deliver to Tritel and TeleCorp written notice of any event or development that would (i) render any statement, representation or warranty of AT&T in this Agreement or the Related Agreements inaccurate or incomplete in any material respect or (ii) constitute or result in a breach by AT&T of, or a failure by AT&T or any Subsidiary to comply with, any agreement or covenant in this Agreement or the Related Agreements applicable to it. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

           6.12 NO INCONSISTENT ACTION. Subject to the provisions of SECTIONS
6.4 or 6.5, neither TeleCorp, Tritel nor AT&T shall take any action inconsistent with their obligations under this Agreement or any of the Related Agreements or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

           6.13 COMMERCIALLY REASONABLE EFFORTS. Each of TeleCorp and Tritel shall use its commercially reasonable efforts to obtain the opinions referred to in SECTION 7.1(g).

           6.14 AFFILIATES. Each of TeleCorp and Tritel, as applicable (i) has disclosed to the other on SCHEDULE 6.14 hereof all persons who are, or may be, as of the date hereof its "affiliates" for purposes of Rule 145 under the Securities Act, and (ii) shall use all commercially reasonable efforts to cause each person who is identified as its "affiliate" on SCHEDULE 6.14 to deliver to the Holding Company as promptly as practicable but in no event later than the Closing Date, a signed agreement substantially in the form attached hereto as EXHIBIT J. Each of TeleCorp and Tritel shall notify the other from time to time of any other persons who then are, or may be, such an "affiliate" and use all commercially reasonable efforts to cause each additional person who is identified as an "affiliate" to execute a signed agreement as set forth in this SECTION 6.14.

           6.15 BLUE SKY. TeleCorp, Tritel and the Holding Company will use their commercially reasonable efforts to obtain prior to the Effective Time all necessary state securities or "blue sky" Permits and approvals required to permit the distribution of the shares of the Holding Company to be issued in accordance with the provisions of this Agreement.

           6.16 TAX-FREE EXCHANGE. Each of the Parties will use its commercially reasonable efforts, and each agrees to cooperate with the other Parties and provide one another with such documentation, information and materials, as may be reasonably necessary, proper or advisable, to cause the transactions to be effected pursuant to this Agreement to qualify for U.S. Federal income tax purposes as a tax-free transaction or series of transactions, reorganizations or contributions, as the case may be.

           6.17 AT&T ACTIONS.

           (a) AT&T will use commercially reasonable efforts to obtain all necessary corporate approvals for the Contribution.

           (b) AT&T hereby waives all rights it may have to object to, and otherwise consents to, the transactions expressly described in this Agreement, including but not limited to any rights it has pursuant to Section 7.4 of the Stockholders Agreement by and among AT&T, TeleCorp and the Management Stockholders and Cash Equity Investors described therein dated as of July 17, 1998, as amended, (the "WAIVER").

           (c) AT&T will cooperate after a reasonable request by TeleCorp in exercising any rights AT&T may have under the Airadigm Purchase Agreement or the Indus Merger Agreement.

           (d) From and after the Effective Time and/or the Contribution, AT&T shall take all such further action as TeleCorp or the Holding Company shall reasonably request to effectuate, or in furtherance of, the provisions of this Agreement and the Related Agreements.

           6.18 TRANSITION COMMITTEE. Commencing on the date when the condition contained in SECTION 7.1(h) is first satisfied, all consents sought with regard to SECTIONS 6.1 or 6.2 shall be submitted to a transition committee (the "TRANSITION COMMITTEE") comprised of Jerry Vento, Thomas H. Sullivan, E.B. Martin, Jr., William H. Mounger, II, Andrew Hubregsen, Michael H. Hannon and Scott Anderson for a recommendation as to the advisability of such consent, which recommendation shall be presented, together with the request for a consent pursuant to SECTION 6.1 or 6.2, to TeleCorp or Tritel, as appropriate.

           6.19 EMPLOYEE BENEFIT MATTERS. Following the Effective Time, the Holding Company shall provide to officers and employees of Tritel and its Subsidiaries employee benefits under employee benefit plans on terms and conditions which are substantially similar in the aggregate to those provided by Tritel and its Subsidiaries to their officers and employees prior to the Effective Time but in no event less favorable than those provided to similarly situated officers and employees of TeleCorp prior to the Effective Time. With respect to any benefits plans of the Holding Company or its Subsidiaries in which the officers and employees of the Tritel and its Subsidiaries participate after the Effective Time, the Holding Company shall: (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such officers and employees under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time (provided, however, that no such waiver shall apply to a pre-existing condition of any such officer or employee who was, as of the Effective Time, excluded from participation in a Tritel benefit plan by nature of such pre-existing condition), (ii) provide each such officer and employee with credit for any co-payments and deductibles paid prior to the Effective Time during the year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, and (iii) recognize all service of such officers and employees with Tritel and its Subsidiaries (and their respective predecessors) for all purposes (including without limitation purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any benefit plan in which such employees may be eligible to participate after the Effective Time, except to the extent such treatment would result in duplicative accrual of benefits for the same period of service.

           6.20 NOVATION OF AFFILIATION AGREEMENTS. Prior to but effective as of the Effective Time, AT&T, the Holding Company and, as appropriate, their respective Affiliates shall enter into (i) a Network Membership License Agreement in the form of EXHIBIT K-1 hereto, (ii) an Intercarrier Roamer Service Agreement in the form of EXHIBIT K-2 hereto and (iii) a Roaming Administration Agreement in the form of EXHIBIT K-3 hereto.

           6.21 INDEMNITY FOR INDUS AND AIRADIGM LIABILITIES. Each of TeleCorp and the Holding Company agrees to indemnify AT&T and its Affiliates and hold each of them harmless against any liabilities retained by or asserted against any of them in respect of Indus or Airadigm or the agreements they entered into in connection with securing the rights to acquire Indus or Airadigm (and any costs or losses incurred in connection therewith).

                                  ARTICLE VII

                               CLOSING CONDITIONS

           7.1 CONDITIONS TO OBLIGATIONS OF TELECORP AND TRITEL TO EFFECT THE MERGERS. The respective obligations of TeleCorp and Tritel to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

           (a) STOCKHOLDER APPROVAL OF TELECORP. The TeleCorp Proposals shall each have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the stockholders of TeleCorp.

           (b) STOCKHOLDER APPROVAL OF TRITEL. The Tritel Proposals shall each have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the stockholders of Tritel.

           (c) TELECORP CONSENTS. TeleCorp shall have obtained the consent or approval of any Person (other than a Governmental Authority) whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby (other than the Contribution) except those which the failure to obtain would not, individually or in the aggregate, have a Tritel Material Adverse Effect or a TeleCorp Material Adverse Effect.

           (d) TRITEL CONSENTS. Tritel shall have obtained the consent or approval of any Person (other than a Governmental Authority) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby (other than the Contribution) except those which the failure to obtain would not, individually or in the aggregate, have a TeleCorp Material Adverse Effect or a Tritel Material Adverse Effect.

           (e) REGISTRATION STATEMENT EFFECTIVE; JOINT PROXY STATEMENT. The SEC shall have declared the Registration Statement effective prior to the mailing of the Joint Proxy

Statements by each of TeleCorp and Tritel to its respective stockholders. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and be in effect and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened in writing by the SEC and not concluded or withdrawn.

           (f) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of (i) prohibiting consummation of the Mergers or (ii) creating a TeleCorp Material Adverse Effect or a Tritel Material Adverse Effect.

           (g) TAX OPINIONS. TeleCorp and Tritel shall each have received substantially identical written opinions from their respective tax counsel (Cadwalader, Wickersham & Taft and Brown & Wood LLP, respectively), in form and substance reasonably acceptable to Tritel or TeleCorp, as the case may be, to the effect that the First Merger and the Second Merger, respectively, will constitute part of a tax-free transaction within the meaning of Section 351 of the Code and that the First Merger and the Second Merger, respectively, will each qualify as a tax-free reorganization under Section 368(a) of the Code and such opinions shall not have been withdrawn. Tritel, TeleCorp and AT&T agree to make reasonable and customary representations substantially in the form of EXHIBITS I-1, I-2, I-3, I-4, and I-5 respectively, and counsel shall be entitled to rely upon such representations in rendering such opinions.

           (h) HSR ACT. Any waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

           (i) BLUE SKY. All state securities or "blue sky" Permits or approvals required to carry out the transactions contemplated hereby shall have been received.

           (j) AFFILIATE AGREEMENTS. The Holding Company shall have received the agreements required by SECTION 6.14 hereof to be delivered by TeleCorp and Tritel "affiliates," duly executed by each "affiliate" of TeleCorp or Tritel, as the case may be.

           (k) GOVERNMENTAL FILINGS AND CONSENTS.

           (i) All governmental filings (other than filings with the FCC) required to be made prior to the Effective Time by TeleCorp, Tritel and the Holding Company with, and all governmental consents (other than consents of the FCC) required to be obtained prior to the Effective Time by TeleCorp, Tritel, and the Holding Company from governmental and regulatory authorities in connection with the execution and delivery of this Agreement by TeleCorp and Tritel and the consummation of the transactions contemplated hereby (other than the Contribution) shall have been made or obtained, except where the failure to make such filing or obtain such consent would not reasonably be expected to result in a TeleCorp Material Adverse Effect or Tritel Material Adverse Effect, as the case may be or a material adverse effect on the Holding Company (assuming the First Merger and Second Merger had taken place).

           (ii) All required consents of the FCC to all matters contemplated by the Mergers shall have been obtained pursuant to Final Orders, free of any conditions materially adverse to TeleCorp or Tritel, other than those applicable to the PCS or wireless communications services industry generally. For the purposes of this Agreement, "FINAL ORDER" means an action or decision that has been granted by the FCC as to which (A) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (B) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (C) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (D) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

           (l) NASDAQ NATIONAL MARKET LISTING. The shares of Class A Voting Stock issuable to stockholders of TeleCorp and Tritel pursuant to this Agreement shall have been approved for quotation on the Nasdaq National Market System, subject only to official notice of issuance.

           7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TELECORP. The obligation of TeleCorp to consummate and effect the First Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by TeleCorp:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Tritel contained in this Agreement shall have been true, complete and correct as of the date of this Agreement and as of the Closing Date except
(i) to the extent that the failure of such representations and warranties (other than the representation in SECTIONS 4.3, 4.4 and 4.6) to be true, complete and correct in each case or in the aggregate does not constitute a Tritel Material Adverse Effect, (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true, complete and correct as of such particular date except to the extent that the failure of such representations and warranties to have been true, complete and correct as of such particular date does not constitute a Tritel Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "Tritel Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded). TeleCorp shall have received a certificate with respect to the foregoing signed on behalf of Tritel by the Chief Executive Officer and the Chief Financial Officer of Tritel.

           (b) AGREEMENTS AND COVENANTS. Tritel shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and TeleCorp shall have received a certificate to such effect signed on behalf of Tritel by the Chief Executive Officer and the Chief Financial Officer of Tritel.

           (c) COMPLETION OF SECOND MERGER. The Second Merger shall have been or shall be simultaneously completed.

           7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TRITEL. The obligations of Tritel to consummate and effect the Second Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Tritel:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TeleCorp contained in this Agreement shall have been true, complete and correct as of the date of this Agreement and as of the Closing Date except (i) to the extent that the failure of such representations and warranties (other than the representations in SECTIONS 3.3, 3.4 and 3.6) to be true, complete and correct in each case or in the aggregate does not constitute a TeleCorp Material Adverse Effect, (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true, complete and correct as of such particular date except to the extent that the failure of such representations and warranties to be true, complete and correct as of such particular date does not constitute a TeleCorp Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "TeleCorp Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded). Tritel shall have received a certificate with respect to the foregoing signed on behalf of TeleCorp by the Chief Executive Officer and the Chief Financial Officer of TeleCorp.

           (b) AGREEMENTS AND COVENANTS. TeleCorp shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Tritel shall have received a certificate to such effect signed on behalf of TeleCorp by the Chief Executive Officer and the Chief Financial Officer of TeleCorp.

           (c) COMPLETION OF FIRST MERGER. The First Merger shall have been or shall be simultaneously completed.

           7.4 CONDITIONS TO OBLIGATIONS OF THE HOLDING COMPANY TO ISSUE THE SHARES. The obligation of the Holding Company to issue the Shares to AT&T (or its Affiliates) shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Holding Company:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of AT&T contained in this Agreement shall have been true, complete and correct in all material respects as of the date of this Agreement and as of the Closing Date except (i) for changes contemplated by this Agreement and (ii) for those representations and warranties which address matters only as of a particular date (which shall have been true, complete and correct in all material respects as of such particular date). The Holding Company shall have received a certificate with respect to the foregoing signed on behalf of AT&T by an appropriate officer of AT&T.

           (b) AGREEMENTS AND COVENANTS. AT&T shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Holding Company shall have received a certificate to such effect signed on behalf of AT&T by an appropriate officer of AT&T.

           (c) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of (i) making the Contribution illegal or otherwise prohibiting consummation of the Contribution or (ii) creating a AT&T Material Adverse Effect.

           (d) GOVERNMENTAL FILINGS AND CONSENTS. All governmental filings required to be made prior to the Effective Time by AT&T with, and all governmental consents required to be obtained prior to the Effective Time by AT&T from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by AT&T and the consummation of the Contribution shall have been made or obtained, except where the failure to make such filing or obtain such consent would not reasonably be expected to result in a AT&T Material Adverse Effect.

           (e) HSR ACT. Any waiting period applicable to the consummation of the Contribution under the HSR Act shall have expired or been terminated.

           (f) THE AIRADIGM ASSIGNMENT. Subject to the provisions of SECTION 1.14(b), the Airadigm Assignment shall have been executed and delivered by AT&T to the Holding Company.

           (g) THE INDUS ASSIGNMENT. The Indus Merger Agreement and the Indus Assignment and Assumption Agreement shall have been executed and delivered in the respective forms attached hereto as EXHIBITS H and I and the conditions to the consummation of the transactions contemplated thereby shall have been satisfied.

           (h) THE LICENSE EXTENSION AMENDMENT. AT&T shall have duly executed and delivered the License Extension Amendment to the Holding Company.

           (i) EXCHANGE AGREEMENT. The transactions contemplated by the Exchange Agreement dated as of the date hereof between AT&T, and certain of its Affiliates, and TeleCorp, and certain of its Affiliates (the "EXCHANGE AGREEMENT"), shall have been consummated.

           7.5 CONDITIONS TO OBLIGATIONS OF AT&T TO EFFECT THE Contribution. The obligations of AT&T to effect the Contribution and execute the License Extension Amendment shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by AT&T:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of TeleCorp and Tritel contained in this Agreement shall have been true, complete and correct as of the date of this Agreement and as of the Closing Date except (i) to the extent that the failure of such representations and warranties (other than the representations in SECTIONS 3.3, 3.4 and 3.6) to be true, complete and correct in each case or in the aggregate does not constitute a TeleCorp Material Adverse Effect or a Tritel Material Adverse Effect, as appropriate, (ii) for changes contemplated by this Agreement and
(iii) for those representations and warranties which address matters only as of a particular date (which shall have been true, complete and correct as of such particular date except to the extent that the failure of such representations and warranties to be true, complete and correct as of such particular date does not constitute a TeleCorp Material Adverse Effect or a Tritel Material Adverse Effect, as appropriate) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "TeleCorp Material Adverse Effect" and "Tritel Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded). AT&T shall have received a certificate with respect to the foregoing signed on behalf of TeleCorp by the Chief Executive Officer and the Chief Financial Officer of TeleCorp and on behalf of Tritel by the Chief Executive Officer and the Chief Financial Officer of Tritel.

           (b) AGREEMENTS AND COVENANTS. TeleCorp and Tritel shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date, and AT&T shall have received a certificate to such effect signed on behalf of TeleCorp by the Chief Executive Officer and the Chief Financial Officer of TeleCorp and on behalf of Tritel by the Chief Executive Officer and the Chief Financial Officer of TeleCorp.

           (c) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of (i) making the Contribution illegal or otherwise prohibiting consummation of the Contribution, (ii) creating a TeleCorp Material Adverse Effect or a Tritel Material Adverse Effect or (iii) which would reasonably be expected to have a material adverse effect on AT&T.

           (d) GOVERNMENTAL FILINGS AND CONSENTS. All governmental filings required to be made prior to the Effective Time by TeleCorp, Tritel and the Holding Company with, and all governmental consents required to be obtained prior to the Effective Time by TeleCorp, Tritel, and the Holding Company from, governmental and regulatory authorities in connection with the Contribution shall have been made or obtained, except where the failure to make such filing or obtain such consent would not reasonably be expected to result in a TeleCorp Material Adverse Effect or Tritel Material Adverse Effect, as the case may be or a material adverse effect on AT&T or the Holding Company (assuming the First Merger and Second Merger had taken place), and the waiting periods under the HSR Act for the consummation or the Contribution shall have expired or been terminated.

           (e) COMPLETION OF MERGERS. The First Merger and the Second Merger shall have been completed.

           (f) ISSUANCE OF SHARES. The Holding Company shall have issued or shall simultaneously issue the Shares, to AT&T (or one of its Affiliates).

           (g) EXCHANGE AGREEMENT. The transactions contemplated by the Exchange Agreement shall have been consummated.

                                  ARTICLE VIII

                                   TERMINATION

           8.1 GENERAL. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of TeleCorp and the stockholders of Tritel:

           (a) by mutual written consent duly authorized by the Boards of TeleCorp and Tritel;

           (b) by TeleCorp or Tritel if the Closing shall not have occurred on or before December 31, 2000 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that if the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or approvals or consent of the FCC not having expired or been terminated or received, then such date shall be extended to March 31, 2001; and PROVIDED, FURTHER, that the right to terminate this Agreement under this SECTION 8.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

           (c) by TeleCorp, (A) if Tritel shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Tritel prior to the Outside Date, and (2) renders any condition under SECTIONS 7.1 or 7.2 incapable of being satisfied prior to the Outside Date, or (B) if a condition under SECTIONS 7.1 or 7.2 to TeleCorp obligations hereunder is incapable of being satisfied prior to the Outside Date;

           (d) by Tritel, (A) if TeleCorp shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by TeleCorp prior to the Outside Date, and (2) renders any condition under SECTIONS 7.1 or 7.3 incapable of being satisfied prior to the Outside Date, or (B) if a condition under SECTIONS 7.1 or 7.3 to Tritel obligations hereunder is incapable of being satisfied prior to the Outside Date;

           (e) by TeleCorp or Tritel, upon written notice to the other party, if a governmental authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (other than just the Contribution), and such injunction, order or decree shall have become final and non-appealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this clause (v) has used reasonable best efforts to remove such injunction, order or decree; or

           (f) by either TeleCorp, Tritel or AT&T (with respect to the Contribution only) if the TeleCorp Proposals or the Tritel Proposals shall fail to have been approved as provided herein at the TeleCorp Stockholder Meeting or the Tritel Stockholder Meeting, as applicable, including any adjournments thereof.

           8.2 OBLIGATIONS IN EVENT OF TERMINATION. In the event of any termination of this Agreement as provided in SECTION 8.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of TeleCorp, Tritel or AT&T, except that the obligations of the parties under the last sentence of SECTION 1.14(c), the last sentences each of SECTIONS 6.1(a), (b) and (c), SECTION 6.21 (but only if an Early Indus Closing shall have occurred), SECTION 10.2 and this SECTION 8.2 shall remain in full force and effect, and except that termination shall not preclude any party from suing the other party for breach of this Agreement.

           8.3 TERMINATION OF CONTRIBUTION. The provisions of this Agreement relating to the Contribution may be terminated and the Contribution may be abandoned at any time notwithstanding approval thereof by the stockholders of TeleCorp and the stockholders of Tritel:

           (a) by mutual written consent duly authorized by the Boards of the Holding Company (or, before the Effective Time, TeleCorp) and AT&T;

           (b) by either the Holding Company (or, before the Effective Time, TeleCorp) or AT&T if the Closing shall have occurred but the Contribution shall not have occurred on or before the Outside Date; PROVIDED, HOWEVER, that the right to terminate the Contribution under this SECTION 8.3(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Contribution to occur before such date;

           (c) by either the Holding Company (or, before the Effective Time, TeleCorp) or AT&T, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the Contribution, and such injunction, order or decree shall have become final and non-appealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this SECTION 8.3(c) has used reasonable best efforts to remove such injunction, order or decree; or

           (d) by TeleCorp or the Holding Company pursuant to SECTION
1.14(d)(ii).

           8.4 OBLIGATIONS IN EVENT OF TERMINATION OF CONTRIBUTION. In the event of any termination of the provisions of this Agreement relating to the Contribution, as provided in SECTION 8.3, such provisions shall forthwith become wholly void and of no further force and effect and there shall be no liability in respect thereof on the part of the Holding Company, TeleCorp, Tritel or AT&T, except that the obligations of the parties under the last sentence of SECTION 1.14(c) shall remain in full force and effect, and except that such termination shall not relieve any party from liability for breach of this Agreement.

                                   ARTICLE IX

                                   NO SURVIVAL

           9.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement of any Party or in any instrument delivered pursuant to this Agreement (each as modified by the appropriate Disclosure Schedule) shall terminate at the Effective Time.

                                   ARTICLE X

                                  MISCELLANEOUS

           10.1 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by either TeleCorp, Tritel or AT&T without the prior consent of the other party, unless in the opinion of counsel to such party such release or announcement is required by applicable law or the requirements of the Nasdaq National Market.

           10.2 FEES AND EXPENSES. (a) Except as set forth in this SECTION 10.2, all fees and expenses, including Taxes, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Mergers and the Contribution are consummated; provided, HOWEVER, that TeleCorp and Tritel shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Joint Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

           (b) The Holding Company shall file any return with respect to any state or local transfer, stamp, sales or similar Taxes (including any penalties or interest with respect thereto), if any, which are attributable to (i) the transfer of the beneficial ownership of TeleCorp's or Tritel's real property or
(ii) the transfer of Tritel's Common or Preferred Stock or TeleCorp's Common or Preferred Stock pursuant to this Agreement (collectively, the "TRANSFER TAXES") as a result of the Mergers. Each of TeleCorp and Tritel acknowledges that the amount of the Transfer Taxes payable with respect to any shares of TeleCorp's Common or Preferred Stock or Tritel's Common or Preferred Stock may be withheld by the Holding Company from the amount paid pursuant to the Mergers with respect to such shares to the extent required by law.

TeleCorp, AT&T and Tritel shall cooperate with the Holding Company in the filing of such returns, including supplying in a timely manner a complete list of all real property interests held by TeleCorp or Tritel and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of TeleCorp or Tritel subject to the Transfer Taxes shall be determined by the Holding Company in its discretion.


           10.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if telecopied or mailed, first class mail, postage prepaid, return receipt requested, or by overnight courier as follows:

           If to TeleCorp:

                TeleCorp PCS, Inc.
                1010 Glebe Road
                Arlington, VA  22201
                Attn:  Thomas Sullivan

           with a copy to:

                Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                Boston, MA  02111
                Attention:  John R. Pomerance
                Fax:  (617) 542-2241

                Cadwalader, Wickersham & Taft
                100 Maiden Lane
                New York, NY  10038
                Attention:  Brian Hoffmann
                Fax:  (212) 504-6666

           If to Tritel:

                Tritel, Inc.
                111 East Capital Street, Suite 500
                Jackson, MS  39201
                Attention:  E.B.  Martin
                Fax:  601-914-8285

           with a copy to:

                Brown & Wood LLP
                One World Trade Center
                New York, NY 10048
                Attention:  Michael King
                Fax:  (212) 839-5599

           If to AT&T:

                AT&T Wireless Services, Inc.
                7277 164th Avenue NE
                Redmond, WA  98052
                Attention:  William H. Hague
                Fax:  (425) 580-8405

           with a copy to:

                AT&T Corp.
                295 North Maple Avenue
                Basking Ridge, NJ  07920
                Attention:  Marilyn J. Wasser
                Fax:  (908) 221-6618

           with a copy to:

                Wachtell Lipton, Rosen & Katz
                51 West 52nd Street
                New York, NY  10019
                Attention:  Steven A. Rosenblum and Trevor S.
                Norwitz
                Fax:  (212) 403-2000

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy, on the third business day after the mailing thereof or on the first day after delivery by overnight courier.

           10.4 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

           (a) "AFFILIATE" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

           (b) "COURT" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

           (c) "ENVIRONMENTAL LAWS" means any Law pertaining to: (i) the protection of the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution of air, land, surface water and ground water; and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. ss.ss. 6901 ET SEQ.

           (d) "FOREIGN COMPETITION LAWS" means any foreign statutes, rules, Regulations, Orders, administrative and judicial directives, and other foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

           (e) "GOVERNMENTAL AUTHORITY" means any governmental, legislature agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

           (f) "HAZARDOUS MATERIAL" means any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof), or any substance defined or regulated as a "hazardous material", "hazardous waste", "hazardous substance", "toxic substance", or similar term under any Environmental Law or regulation promulgated thereunder.


           (g) "LAW" means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction;

           (h) "LIEN" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); PROVIDED, HOWEVER, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws;

           (i) "LITIGATION" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, before any arbitrator or other tribunal;

           (j) "PARTIES" shall mean the signatories to this Agreement, provided that such term shall not include AT&T except in the context of the Contribution, it being understood that AT&T's only obligations under the Agreeement relate to the Contribution and the waiver contained in SECTION 6.17(b).

           (k) "ORDER" means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

           (l) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

           (m) "REGULATION" means any rule or regulation of any Governmental Entity having the effect of Law; and

           (n) "SUBSIDIARY" or "SUBSIDIARIES" of any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

           10.5 INTERPRETATION. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or

Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.

           10.6 ENTIRE AGREEMENT. This Agreement, the TeleCorp Voting Agreement, the Tritel Voting Agreement, the Exchange Agreement, the Stockholders Agreement, the Investors Stockholder Agreement, the License Extension Amendment and the letter agreements executed by Tritel and TeleCorp on the date hereof with Mr. William Mounger and Mr. E.B. Martin, including the Exhibits and Schedules hereto, constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

           10.7 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as otherwise provided in SECTION 2.4, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

           10.8 ASSIGNABILITY. This Agreement shall not be assignable by TeleCorp without the prior written consent of Tritel and AT&T, by Tritel without the prior written consent of TeleCorp and AT&T or by AT&T without the prior written consent of TeleCorp and Tritel (except that AT&T may assign its rights but not its obligations hereunder to an Affiliate of AT&T).

           10.9 AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

           10.10 SECTION HEADINGS; TABLE OF CONTENTS. The section headings contained in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

           10.11 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

           10.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

           10.13 GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE

OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF BROUGHT BY ANY OTHER PARTY HERETO OR ITS SUCCESSORS OR ASSIGNS MAY BE BROUGHT AND DETERMINED IN THE COURTS OF THE STATE OF DELAWARE, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS WITH REGARD TO ANY SUCH ACTION OR PROCEEDING FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY CLAIM (A) THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON, (B) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF JUDGMENT, EXECUTION OF JUDGMENT, OR OTHERWISE), OR (C) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

                           [INTENTIONALLY LEFT BLANK]

           IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                  TELECORP PCS, INC.



                                  By:
                                      ------------------------------
                                    Name:
                                          --------------------------
                                    Title:
                                          --------------------------


                                  TRITEL, INC.



                                  By:
                                      ------------------------------
                                    Name:
                                          --------------------------
                                    Title:
                                          --------------------------


                                  AT&T WIRELESS SERVICES, INC.



                                  By:
                                      ------------------------------
                                    Name:
                                          --------------------------
                                    Title:
                                          --------------------------

                      GLOSSARY OF TERMS

Defined Term                                        Section
------------                                        -------
Airadigm Assignment.................................1.14(a)
Airadigm Purchase Agreement.........................1.14
Affiliate...........................................10.4(a)
Agreement...........................................Preamble
License Extension Amendment.........................1.14
Acquisition Proposals...............................6.5(c)
Average Closing Price...............................1.11(c)
AT&T................................................Preamble
AT&T Excess Assets..................................1.14
Blue Sky Laws.......................................3.6(b)
Cash Contribution...................................1.14(a)
Certificates .......................................1.12(c)
Certificates of Merger..............................1.2
Class A Voting Stock................................1.6(a)(i)
Class C Common Stock................................1.6(a)(iii)
Class D Common Stock................................1.6(a)(iv)
Class E Common Stock................................1.6(c)(iii)
Class F Common Stock................................1.6(c)(iv)
Closing Date........................................1.15
Closing.............................................1.15
COBRA Coverage......................................3.15(d)
Code................................................Recitals

Communications Act..................................3.6(b)
Confidentiality Agreement...........................6.1(a)
Contributed Property................................1.14(a)
Contribution........................................Recitals
Court...............................................10.4(b)
DGCL................................................Recitals
Effective Time......................................1.2
Environmental Laws..................................10.4(c)
ERISA Affiliate.....................................3.15(a)
ERISA...............................................3.15(a)
Evaluation Material.................................6.1(a) and (b)
Excess Shares.......................................1.11
Exchange Act........................................3.6(b)
Exchange Agent .....................................1.12(a)
Exchange Agreement .................................1.14
Exchange Ratios ....................................1.6(e)
Express Shares .....................................1.11
FCC.................................................3.6(b)
Final Order.........................................7.1(k)
First Merger........................................Recitals
First Merger Sub....................................Recitals
First Merger Sub Common Stock.......................1.9(a)
Foreign Competition Laws............................10.4(d)
GAAP................................................3.9(b)

Governmental Authority..............................10.4(e)
Hazardous Material..................................10.4(f)
The Holding Company.................................Recitals
Holding Company Capital Stock.......................1.6(f)
Holding Company Common Stock .......................1.6(f)
Holding Company Preferred Stock ....................1.6(f)
HSR Act.............................................3.6(b)
Indemnified Parties.................................2.4(b)
Indirect Tritel Authorizations......................4.10(b)
Indirect TeleCorp Authorizations....................3.10(b)
Indus Amendments....................................1.14(c)
Indus Assignment and Assumption Agreement...........1.14(a)
Indus Merger Agreement..............................1.14(a)
Indus Transaction Costs.............................1.14(c)
Interim Period......................................6.1(a)
IRS.................................................3.15(b)
Joint Proxy Statement...............................3.17
Law.................................................10.4(g)
Lehman Brothers.....................................3.25
Lien................................................10.4(h)
Litigation..........................................10.4(i)
Merger Subs.........................................Recitals
Mergers.............................................Recitals
Most Recent Tritel Balance Sheet....................4.20(b)

Most Recent TeleCorp Balance Sheet..................3.20(c)
Network Membership License Agreement................1.14(a)
Option Plans........................................1.8
Order...............................................10.4(j)
Ordinary Course of Business.........................3.12
Other Filings.......................................6.3(b)
Outside Date........................................8.1(b)
Outstanding Employee Options........................1.8
Outstanding Tritel Options .........................4.3(b)
Party...............................................6.5(c)
Permitted Encumbrances..............................3.19
Person..............................................10.4(k)
Plan of Reorganization..............................1.14(a)
Registration Statement..............................3.17
Regulation..........................................10.4(l)
Related Agreement...................................3.4
Replacement Assets..................................1.14(d)
Representatives.....................................6.1(a)
SEC.................................................3.7
Second Merger.......................................Recitals
Second Merger Sub...................................Recitals
Second Merger Sub Common Stock......................1.9(b)
Second Request......................................5.9(c)
Securities Act......................................3.3(h)

Series A Preferred Stock............................1.6(b)(i)
Series B Preferred Stock ...........................1.6(b)(ii)
Series C Preferred Stock............................1.6(b)(iii)
Series D Preferred Stock............................1.6(b)(iv)
Series E Preferred Stock............................1.6(b)(v)
Series F Preferred Stock............................1.6(b)(vi)
Series G Preferred Stock............................1.6(d)
Shares..............................................Recitals
Special Vote........................................3.5
Subsidiary or Subsidiaries..........................10.4(m)
Superior Proposal...................................6.5(a)
Systems.............................................3.27(a)
Tritel..............................................Preamble
Tritel 1999 Plan....................................1.8(b)
Tritel Authorizations...............................4.10(a)
Tritel Capital Stock................................1.6(d)
Tritel Common Stock.................................1.6(c)
Tritel Directors Plan...............................1.8(a)
Tritel Disclosure Schedule..........................4
Tritel Employee Plans...............................4.15(a)
Tritel ERISA Affiliate..............................4.15(a)
Tritel Exchange Ratio...............................1.6(e)
Tritel FCC Application..............................4.10(b)
Tritel II...........................................1.1

Tritel Intellectual Property Rights.................4.22(a)
Tritel Licenses and Applications....................4.10(b)
Tritel Material Adverse Effect......................4
Tritel Material Contracts...........................4.7
Tritel Merger Consideration.........................1.6(g)
Tritel Preferred stock..............................1.6(d)
Tritel Proposals....................................6.3(b)
Tritel S-1..........................................4.9(a)
Tritel SEC Reports..................................4.9(a)
Tritel State Authorizations.........................4.10(b)
Tritel Stockholders Meeting.........................3.17
Tritel Third Party Intellectual Property Rights.....4.22(b)
Tritel Voting Agreement.............................4.15(a)
Tax.................................................3.20(a)
Taxes...............................................3.20(a)
Tax Returns.........................................3.20(a)
TeleCorp............................................Preamble
TeleCorp 1998 Plan..................................1.8(a)
TeleCorp 1999 Plan..................................1.8(a)
TeleCorp Authorizations ............................3.10(a)
TeleCorp Capital Stock..............................1.6(b)
TeleCorp Common Stock...............................1.6(a)
TeleCorp Disclosure Schedule........................3
TeleCorp Employee Plans.............................3.15(a)

TeleCorp ERISA Affiliate............................3.15(a)
TeleCorp Exchange Ratio.............................1.6(e)
TeleCorp FCC Applications...........................3.10(b)
TeleCorp II.........................................1.1
TeleCorp Intellectual Property Rights...............3.22(a)
TeleCorp Licenses and Applications..................3.10(b)
TeleCorp Material Adverse Effect ...................3
TeleCorp Material Contracts.........................3.7
TeleCorp Merger Considerations......................1.6(f)
TeleCorp Option Plan................................1.8(a)
TeleCorp Options....................................3.3(b)(v)
TeleCorp Preferred Stock............................1.6(b)
TeleCorp Proposals..................................6.3(b)
TeleCorp Restricted Stock Plan......................1.8(e)
TeleCorp S-1........................................3.9(a)
TeleCorp SEC Reports................................3.9(a)
TeleCorp State Authorizations.......................3.10(b)
TeleCorp Stockholders Meeting.......................3.17
TeleCorp Third Party Intellectual Property Rights...3.22(b)
TeleCorp Voting Agreement...........................3.4
Third Party.........................................6.5(c)
Transfer Taxes......................................10.2(b)
Transition Committee................................6.18
Voting Preference Stock.............................1.6(a)(v)

Waiver..............................................6.17(b)
WARN Act............................................3.16

                                   SCHEDULE A

                         Board of Directors and Officers

TELECORP II:

OFFICERS:

----------------------------------------------------------------------

               NAME                             POSITION
----------------------------------------------------------------------

          Gerald T. Vento                Chief Executive Officer
----------------------------------------------------------------------

        Thomas H. Sullivan              President, Treasurer and
                                                Secretary
----------------------------------------------------------------------

          Julie A. Dobson                Chief Operating Officer
----------------------------------------------------------------------

Board of Directors:
----------------------------------------------------------------------

               NAME                             POSITION
----------------------------------------------------------------------

        Thomas H. Sullivan                      Director
----------------------------------------------------------------------

          Gerald T. Vento                       Director
----------------------------------------------------------------------

TRITEL II:

Officers:
----------------------------------------------------------------------

               NAME                             POSITION
----------------------------------------------------------------------

          Gerald T. Vento                Chief Executive Officer
----------------------------------------------------------------------

        Thomas H. Sullivan              President, Treasurer and
                                                Secretary
----------------------------------------------------------------------

          William Arnett                 Chief Operating Officer
----------------------------------------------------------------------

Board of Directors:
----------------------------------------------------------------------

               NAME                             POSITION
----------------------------------------------------------------------

        Thomas H. Sullivan                      Director
----------------------------------------------------------------------

          Gerald T. Vento                       Director
----------------------------------------------------------------------

HOLDING COMPANY:

Officers:
----------------------------------------------------------------------

               NAME                             POSITION
----------------------------------------------------------------------

          Gerald T. Vento                Chief Executive Officer
----------------------------------------------------------------------

        Thomas H. Sullivan               Chief Financial Officer
----------------------------------------------------------------------

        William M. Mounger              Chairman of the Board of
                                                Directors
----------------------------------------------------------------------

            E.B. Martin               Vice-Chairman of the Board of
                                                Directors
----------------------------------------------------------------------

Board of Directors:
----------------------------------------------------------------------

         CLASS                   NAME                 POSITION
----------------------------------------------------------------------

     Class of 2001         Gerald T. Vento            Director
                          Thomas H. Sullivan          Director
                         William M. Mounger*          Director
                             E.B. Martin*             Director

----------------------------------------------------------------------

      Class 2002           Alex P. Coleman            Director
                          Michael R. Hannon           Director
                           Michael Schwartz           Director
                           Mary Hawkins-Key           Director
                            Scott Anderson            Director

----------------------------------------------------------------------

     Class of 2003          James M. Hoak             Director
                         David A. Jones, Jr.          Director
                           Andrew Hubregsen           Director
                        [Designee of Majority         Director
                         of Voting Preferred
                            and Reasonably
                        Satisfactory to AT&T]
                           Rohit M. Desai             Director

----------------------------------------------------------------------

* Mr. Mounger and Mr. Martin hold two seats, but are entitled to one vote.

                                   SCHEDULE B

                    Certain Actions Pending the Closing Date

           1. Notwithstanding anything to the contrary in the Agreement, TeleCorp may enter into and consummate (with only immaterial changes therein) the transactions contemplated by the Swap Agreement with AT&T (or its Affiliates) pursuant to which TeleCorp is exchanging certain assets for assets controlled by AT&T (or its Affiliates).

           2. Notwithstanding anything to the contrary in the Agreement, in the event that between the date hereof and Closing Date, either Party wishes to participate in any Federal Communications Commission auctions of licenses to radio spectrum for use in providing wireless communications services or wishes to enter into any transactions with AT&T Wireless PCS, LLC for the acquisition and/or disposition of any such licenses with a transaction value not to exceed $500,000,000, such Party shall have the authority to take such actions if approved by a majority of the Transition Committee.

                                                                         Annex B

                             AMENDMENT No. 1 TO THE
             AGREEMENT AND PLAN OF REORGANIZATION AND CONTRIBUTION

         This Amendment No. 1 is dated as of May 4, 2000 (the "Amendment No. 1")
                                                               ---------------
and amends the Agreement and Plan of Reorganization and Contribution, dated as of February 28, 2000 (the "Agreement"), by and among TeleCorp PCS, Inc., a
                           ---------
Delaware corporation ("TeleCorp"), Tritel, Inc., a Delaware corporation
                       --------
("Tritel"), and AT&T Wireless Services, Inc., a Delaware corporation ("AT&T").
  ------                                                               ----

         WHEREAS, TeleCorp, Tritel, and AT&T desire to amend the Agreement;

         NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:

         1. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

         2.  Certificate of Incorporation.  Exhibit H to the Agreement is hereby
             ----------------------------
amended by deleting Exhibit H in its entirety and replacing it with Annex I attached hereto.

         3.  Conversion of Capital Stock, etc.  Section 1.6(c)(v) is hereby
             --------------------------------
amended by adding the words, "provided, however, that", after the semi-colon in
                              --------  -------
the first clause of Section 1.6(c)(v).

         4.  Organization of the Holding Company.  Section 2.1 of the Agreement
             -----------------------------------
is hereby amended as follows:

             a. by replacing the words, "50% owned by TeleCorp and 50% owned by Tritel" in the first sentence of Section 2.1(a) with "100% owned by TeleCorp";

             b. by deleting the words, "and Tritel", from the fourth sentence of Section 2.1(a); and

             c. by deleting the words, "either" and "or Tritel" from the first sentence of Section 2.1(b).

         5.  Capitalization.  Section 3.3(b) of the Agreement is hereby amended
             --------------
by deleting subsection (i) from the first sentence of Section 3.3(b) in its entirety and replacing it with "(i) 87,837,221 shares of TeleCorp Common Stock were issued and outstanding, which consisted of: (A) 86,698,889 shares of TeleCorp Class A Voting Common Stock, (B) 283,813 shares of TeleCorp Class C Common Stock, (C) 851,429 shares of TeleCorp Class D Common Stock, and (D) 3,090 shares of TeleCorp Voting Preference Common Stock;"

         6.  Board of Directors and Officers.  Schedule A to the Agreement is
             -------------------------------
hereby amended by deleting Schedule A in its entirety and replacing it with Annex II attached hereto.

         7.  Limited Effect.  Except as expressly amended and modified by this
             --------------
Amendment No. 1, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

         8.  Counterparts.  This Amendment No. 1 may be executed by each of the
             ------------
parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

         9.  GOVERNING LAW.  THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND
             -------------
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first above written.

                                 TELECORP PCS, INC.

                                 By:__________________________
                                    Name: ____________________
                                    Title:____________________


                                 TRITEL, INC.

                                 By:__________________________
                                    Name: ____________________
                                    Title:____________________


                                 AT&T WIRELESS SERVICES, INC.

                                 By:___________________________
                                    Name:______________________
                                    Title:_____________________

                                   ANNEX I to
  Amendment No. 1 to the Agreement and Plan of Reorganization and Contribution

                                   EXHIBIT H

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                               TELECORP PCS, INC.

         TeleCorp PCS, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST:  The name of the corporation is                   (the
                                                ------------------
"Corporation").  The original Certificate of Incorporation of the Corporation
 -----------
was filed with the Secretary of State of the State of Delaware (the "Secretary
                                                                     ---------
of State") on                    (the "Certificate of Incorporation").
--------      -------------------      ----------------------------

         SECOND: This Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation") has been duly adopted in
 -------------------------------------------------
accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware ("GCL") and written consent has been
                                           ---
given by the stockholders of the Corporation in accordance with Section 228 of the GCL.

         THIRD: The Certificate of Incorporation is hereby amended and restated in its entirety as follows:

                                   ARTICLE I

         The name of the Corporation shall be TeleCorp PCS, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

         The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the GCL.

                                   ARTICLE IV

     4.1 Classes of Stock.  The total number of shares of all classes of stock
         ----------------
which the

Corporation shall have authority to issue is                    , consisting
                                            --------------------
of (a) 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), consisting of 100,000 shares designated "Series A
 ---------------
Convertible Preferred Stock" (the "Series A Preferred Stock"), 200,000 shares
                                   ------------------------
designated "Series B Preferred Stock" (the "Series B Preferred Stock"), 215,000
                                            ------------------------
shares designated "Series C Preferred Stock" (the "Series C Preferred Stock"),
                                                   ------------------------
50,000 shares designated "Series D Preferred Stock" (the "Series D Preferred
                                                          ------------------
Stock"), 30,000 shares designated "Series E Preferred Stock" (the "Series E
-----                                                              --------
Preferred Stock"), 15,450,000 shares designated "Series F Preferred Stock" (the
---------------
"Series F Preferred Stock"), 100,000 shares designated as "Series G Preferred
 ------------------------
Stock" (the "Series G Preferred Stock"), 200,000 shares designated as Series H
             ------------------------
Preferred Stock" (the "Series H Preferred Stock"), 300,000 shares designated as
                       ------------------------
Series I Preferred Stock (the "Series I Preferred Stock") and 3,355,000 undesignated shares available for designation and issuance pursuant to Section
4.2, and (b)             shares of common stock, par value $0.01 per share (the
             ------------
"Common Stock"), consisting of 1,108,550,000 shares designated "Class A Voting
 ------------
Common Stock" (the "Class A Common Stock"), 808,550,000 shares designated "Class
                    --------------------
B Non-Voting Common Stock" (the "Class B Common Stock"), 309,000 shares
                                 --------------------
designated "Class C Common Stock" (the "Class C Common Stock"), 927,000 shares
                                        --------------------
designated "Class D Common Stock" (the "Class D Common Stock"), 4,000,000 shares
                                        --------------------
designated "Class E Common Stock" (the "Class E Common Stock"), 12,000,000
                                        --------------------
shares designated "Class F Common Stock" (the "Class F Common Stock") and 3,093
                                               --------------------
shares designated "Voting Preference Common Stock" (the "Voting Preference
                                                         -----------------
Common Stock").   (Capitalized terms used herein and not otherwise defined shall
------------
have the meanings set forth in Section 4.16.)

     4.2 Additional Series of Preferred Stock and Voting Rights of Preferred
         -------------------------------------------------------------------
Stock.
-----

     (a) Subject to approval by holders of shares of any class or series of Preferred Stock to the extent such approval is required by its terms, the Board of Directors of the Corporation (the "Board of Directors") is hereby expressly
                                      ------------------
authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock in addition to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolutions, the following provisions of the shares thereof:

     (i) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

     (ii) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

     (iii) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

     (iv) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

     (v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

     (vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

     (vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

     (viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

     (ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

     (x) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

     (b) The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

     (c) Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted into or exchanged for any other security shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

     (d) Subject to the provisions of this Amended and Restated Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

     (e)    Voting.
            ------

            (i) The holders of shares of Preferred Stock shall be entitled to such voting rights as hereinafter provided, and shall be entitled to notice of any stockholders' meeting and to vote upon such matters as provided herein and in the Bylaws of the Corporation, and as may be provided by law. Holders of any series of Preferred Stock shall not be entitled to cumulate their votes for any purpose. Except as otherwise required by law or provided herein, regardless of the number of shares of any series of Preferred Stock then outstanding, each Series of Preferred Stock shall be entitled to the number of votes voting as a class with all equity securities of the Corporation enumerated below and the number of votes or fractional votes to which each share of a particular series of Preferred Stock shall be entitled shall be the quotient determined by dividing the aggregate number of votes to which such series of Preferred Stock is entitled by the number of shares of such series of Preferred Stock then outstanding. Except as otherwise required by law or provided herein, the Series A Preferred Stock shall have 67,804 votes; the Series B Preferred Stock shall have 61,608 votes; the Series C Preferred Stock shall have 124,096 votes; the Series D Preferred Stock shall have 30,308 votes; the Series E Preferred Stock shall have 16,184 votes; the Series H Preferred Stock shall have the number of votes which shares of Series A Preferred Stock exchanged for such Series H Preferred Stock in accordance with Section 4.14 previously had; the Series I Preferred Stock shall have the number of votes which shares of Series B Preferred Stock exchanged for such Series I Preferred Stock in accordance with
Section 4.14 previously had; and the Series F Preferred Stock and the Series G Preferred Stock shall have the voting rights described in Section 4.12(c).

          (ii) In any matter requiring a separate class vote of holders of any series of Preferred Stock or a separate vote of two or more series of Preferred Stock voting together as a single class, for the purposes of such a class vote, each share of Preferred Stock of such series shall be entitled to one vote per share.

     4.3  Powers, Preferences and Rights of the Series A Preferred Stock.  The
          --------------------------------------------------------------
powers, preferences and rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

     (a)    Ranking.  The Series A Preferred Stock shall, with respect to the
            -------
payment of dividends and the distribution of assets on liquidation, dissolution or winding up, rank on a parity with the Series B Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock, and rank senior to Junior Stock.

     (b)    Dividends and Distributions.
            ---------------------------

     (i)    Dividends. The holders of shares of Series A Preferred Stock shall
            ---------
be entitled to receive, as and when declared by the Board of Directors, out of funds legally available therefor, dividends on each outstanding share of Series A Preferred Stock, at an annual rate per share equal to ten percent (10%) of the Liquidation Preference, calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid quarterly in arrears commencing on the Dividend Payment Date immediately following the last Dividend Payment Date arising with respect to Predecessor Stock exchanged for the Series A Preferred Stock in the manner provided in paragraph (iii) below.

     (ii)   Accrued Dividends, Record Date.  Dividends payable pursuant to
            ------------------------------
paragraph (i) above shall begin to accrue and be cumulative from the date on which shares of Series A Preferred Stock are issued, or, with respect to shares of Series A Preferred Stock received in exchange for any Predecessor Stock, on the date when such Predecessor Stock was issued, and shall begin to accrue on a daily basis, in each case whether or not earned or declared. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of the dividends payable pursuant to paragraph (i) above, which record date shall not be more than 60 days prior to the Dividend Payment Date.

     (iii)  Payment.  All dividends shall be payable in cash.  Until the
            -------
December 2008 Dividend Payment Date, the Corporation shall have the option to defer payment of dividends on Series A Preferred Stock. Any dividend payments so deferred shall be payable on and not earlier than the December 2008 Dividend Payment Date.

     (iv)   Dividends Pro Rata.  All dividends paid with respect to shares of
            ------------------
Series A Preferred Stock pursuant to this Section 4.3(b) shall be paid pro rata to the holders entitled thereto. In the event that the funds legally available therefor shall be insufficient for the payment of the entire amount of cash dividends payable at any Dividend Payment Date, subject to Section 4.3(c), such funds shall be allocated for the payment of dividends with respect to the shares of Series A Preferred Stock, Series B Preferred Stock, Series H Preferred Stock and Series I Preferred Stock pro rata based upon the Liquidation Preference of the outstanding shares.

     (c)    Certain Restrictions.
            --------------------

     (i) Notwithstanding the provisions of Sections 4.3(b), (e) and (f), cash dividends on the Series A Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of

Series A Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition, or provide that such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

     (ii) So long as shares of Series A Preferred Stock are outstanding or dividends payable on shares of Series A Preferred Stock have not been paid in full in cash, then the Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of Junior Stock, except with the prior written consent of holders of a majority of the outstanding shares of Series A Preferred Stock, except that the Corporation may acquire, in accordance with the terms of any agreement between the Corporation and its employees, shares of Common Stock or Preferred Stock at a price not greater than the Market Price as of such date.

     (iii) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of capital stock of the Corporation, unless the Corporation could, pursuant to paragraph (ii) above, make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

     (d)    Voting Rights; Election of Directors.
            ------------------------------------

     (i) In addition to the voting rights set forth in Section 4.2(e) or otherwise provided by law, the holders of shares of Series A Preferred Stock shall have the voting rights provided in paragraphs (ii) and (iii) below.

     (ii) Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock in person or by proxy, at each special and annual meeting of stockholders called for the purpose, or by written consent, shall be necessary to (A) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of Senior Stock or Parity Stock or any additional shares of Series A Preferred Stock, except upon conversion or exchange pursuant to Section
4.14 of outstanding securities, (B) authorize, adopt or approve each amendment to this Amended and Restated Certificate of Incorporation that would increase or decrease the par value of the shares of Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if such alteration or change results in such capital stock being Senior Stock or Parity Stock, (C) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation so as to affect the shares of Series A Preferred Stock adversely, or (D) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock.

     (iii) So long as the Initial Holders own in the aggregate an amount of shares of Series A Preferred Stock equal to at least 44,481 shares, holders of shares of Series A Preferred Stock shall have the exclusive right, voting separately as a single class, to designate one director of the Corporation. The foregoing right to designate one director may be exercised at any annual meeting of stockholders or a special meeting of stockholders or holders of Series A Preferred Stock held for such purpose or any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock. Notwithstanding the foregoing, the Initial Holders shall have the right, exercisable at any time by written notice delivered to the Secretary of the Corporation, to surrender and cancel irrevocably such right to designate one director of the Corporation. So long as the Initial Holders own in the aggregate an amount of shares of Series A Preferred Stock equal to at least 44,481 shares in the event any director so designated by the Initial Holders ceases to be a director of the Corporation during such director's term (whether or not such director resigns, is removed from the Board of Directors with or without cause or ceases to be a director by reason of death, disability or for any other reason), the Initial Holders shall have the right to designate a replacement for such director, and the Corporation shall cause to be elected or appointed for the remainder of the term of any director so replaced any person designated by the Initial Holders, upon written notice to the Corporation and the other members of the Board of Directors which notice shall set forth the name of the member being replaced and the name of the new member.

     (e)    Redemption at Option of the Corporation.  The Corporation shall have
            ---------------------------------------
the right to redeem shares of Series A Preferred Stock pursuant to the following provisions:

     (i) The Corporation shall not have any right to redeem shares of the Series A Preferred Stock prior to, with respect to any shares of Series A Preferred Stock, the 30th day after the twentieth anniversary of the issuance of such shares. Thereafter, subject to the restrictions in Section 4.3(c)(i), the Corporation shall have the right, at its sole option and election, to redeem the shares of the Series A Preferred Stock, in whole but not in part, at any time at a redemption price (the "Series A Redemption Price") per share equal to the
                         -------------------------
Liquidation Preference as of the redemption date;

     (ii) Notice of any redemption of the Series A Preferred Stock shall be mailed at least ten, but not more than 60, days prior to the date fixed for redemption to each holder of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. In order to facilitate the redemption of the Series A Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock to be redeemed, or may cause the transfer books of the Corporation to be closed for the transfer of the Series A Preferred Stock, not more than 60 days prior to the date fixed for such redemption;

     (iii) Within two Business Days after the redemption date specified in the notice given pursuant to paragraph (ii) above and the surrender of the certificate(s) representing shares of Series A Preferred Stock, the Corporation shall pay to the holder of the shares being redeemed the Series A Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

     (iv)   Effective upon the date of the notice given pursuant to paragraph
(ii) above, notwithstanding that any certificate for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of the shares of the Series A Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive the Series A Redemption Price therefor in accordance with paragraph (iii) above and the right to convert such shares into shares of Class A Common Stock until the close of business on the third Business Day preceding the redemption date, as provided in Section 4.3(i).

     (f)    Redemption at Option of Holder.
            ------------------------------

     (i) No holder of shares of Series A Preferred Stock shall have any right to require the Corporation to redeem any shares of Series A Preferred Stock prior to, with respect to any shares of Series A Preferred Stock, the 30th day after the twentieth anniversary of the issuance of such shares. Thereafter, subject to the restrictions set forth in Section 4.3(c)(i), each holder of shares of Series A Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all (but not less than all) of the shares of Series A Preferred Stock owned by such holder at a price per share equal to the Series A Redemption Price;

     (ii) The holder of any shares of the Series A Preferred Stock may exercise such holder's right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series A Preferred Stock to be redeemed, accompanied by a written notice stating that such holder elects to require the Corporation to redeem all (but not less than all) of such shares in accordance with the provisions of this Section 4.3(f), which notice may specify an account for delivery of the Series A Redemption Price;

     (iii) Within two Business Days after the surrender of such certificates, the Corporation shall pay to the holder of the shares being redeemed the Series A Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

     (iv) Such redemptions shall be deemed to have been made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Series A Preferred Stock to be redeemed and the rights of the holder thereof, except for the right to receive the Series A Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

     (g)    Reacquired Shares. Any shares of the Series A Preferred Stock
            -----------------
redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued pursuant to Section 4.2(c) as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

     (h)    Liquidation, Dissolution or Winding Up.
            --------------------------------------

     (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference with respect to each share of Series A Preferred Stock.

     (ii) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock, Series B Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

     (iii) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.3(h).

     (i)    Conversion.
            ----------

     (i)    Stockholders' Right To Convert.  No holder of shares of Series A
            ------------------------------
Preferred Stock shall have any right to convert any shares of Series A Preferred Stock into Class A Common Stock or any other securities of the Corporation prior to July 17, 2006. Thereafter, each share of Series A Preferred Stock held by the Initial Holders or a

Qualified Transferee shall be convertible, at the sole option and election of the Initial Holders or Qualified Transferee, into fully paid and non-assessable shares of Class A Common Stock.

     (ii)   Number of Shares of Class A Common Stock Issuable upon Conversion.
            -----------------------------------------------------------------
The number of shares of Class A Common Stock to be issued upon conversion of shares of Series A Preferred Stock pursuant to paragraph (i) above shall be equal to the product of (A) the Series A Conversion Rate as of the date of the applicable notice pursuant to paragraph (iv) below, multiplied by (B) the number of shares of Series A Preferred Stock to be converted.

     (iii)  Fractional Shares.  Notwithstanding any other provision of this
            -----------------
Amended and Restated Certificate of Incorporation, the Corporation shall not be required to issue fractions of shares upon conversion of any shares of Series A Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Corporation may pay therefor, at the time of any conversion of shares of Series A Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the Market Price of a share of Class A Common Stock on such date.

     (iv)   Mechanics of Conversion. The Initial Holders or Qualified Transferee
            -----------------------
may exercise its option to convert by surrendering for such purpose to the Corporation, at its principal office or such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series A Preferred Stock to be converted, accompanied by a written notice, delivered in accordance with the terms of the Stockholders Agreement, stating that such holder elects to convert such shares in accordance with this Section 4.3(i). The date of receipt of such certificates and notice by the Corporation at such office shall be the conversion date (the "Series A Conversion Date").
                                                  ------------------------
If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. Within ten Business Days after the Series A Conversion Date (or, if at the time of such surrender the shares of Class A Common Stock are not listed or admitted for trading on any national securities exchange and are not quoted on NASDAQ or any similar service, within ten Business Days of the determination of the Market Price pursuant to the Appraisal Procedure), the Corporation shall issue to such holder a number of shares of Class A Common Stock into which such shares of Series A Preferred Stock are convertible pursuant to paragraph (ii) above. Certificates representing such shares of Class A Common Stock shall be delivered to such holder at such holder's address as it appears on the books of the Corporation.

     (v)    Termination of Rights.  All shares of Series A Preferred Stock which
            ---------------------
shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Series A Conversion Date, except only the right of the holders thereof to receive shares of Class A

Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon.

     (vi)   No Conversion Charge or Tax.  The issuance and delivery of
            ---------------------------
certificates for shares of Class A Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

     (vii)  Reorganization, Reclassification and Merger Adjustment.  If there
            ------------------------------------------------------
occurs any capital reorganization or any reclassification of the Class A Common Stock of the Corporation, the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Class A Common Stock) or the sale or conveyance of all or substantially all of the assets of the Corporation to another Person, then each share of Series A Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Class A Common Stock of the Corporation upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Class A Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred Stock.

     (viii) Notice of Adjustment.  Whenever the securities or other property
            --------------------
deliverable upon the conversion of the Series A Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Series A Preferred Stock and the Class A Common Stock, a certificate, signed by the Chairman of the Board, President or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, Treasurer or one of its Assistant Treasurers, stating the securities or other property deliverable per share of Series A Preferred Stock calculated to the nearest cent or to the nearest one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

     (ix)   Reservation of Class A Common Stock.  The Corporation shall at all
            -----------------------------------
times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred Stock the maximum number of its authorized but unissued shares of Class A Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient authorized but unissued shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

     (j)    Qualified Transfer.  If at any time an Initial Holder or Qualified
            ------------------
Transferee desires to sell, transfer or otherwise dispose of shares of Series A Preferred Stock pursuant to a Qualified Transfer, it shall, with respect to each such proposed transfer, give written notice (a "Qualified Transfer Notice") to
                                                -------------------------
the Corporation at its principal executive office specifying up to ten prospective transferees. Upon receipt of such notice, the Corporation shall have ten days to give written notice to the Initial Holders or Qualified Transferee specifying its disapproval of (A) any or all of such prospective transferees if it has good reason for such disapproval and specifying such reason and (B) up to two of such prospective transferees with or without good reason.

     (k)    Notice of Certain Events. In case the Corporation shall propose at
            ------------------------
any time or from time to time (i) to declare or pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock, (ii) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Common Stock,
(iv) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation which would, if consummated, adjust the Series A Conversion Rate or the securities issuable upon conversion of shares of Series A Preferred Stock, or (v) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of shares of Series A Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, a written notice of such proposed action, which shall specify (A) the date on which a record is to be taken for the purpose of such dividend or distribution of rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend or distribution of rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten Business Days prior to the applicable record, determination or effective date, specified in such notice.

     (l)    Certain Remedies.  Any registered holder of shares of Series A
            ----------------
Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Amended and Restated Certificate of Incorporation and to enforce specifically the terms and provisions of this Amended and Restated Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

     4.4    Powers, Preferences and Rights of the Series B Preferred Stock.  The
            --------------------------------------------------------------
Series B Preferred Stock shall rank on a parity with the Series A Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock, and the powers, preferences and rights of the Series B Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series A Preferred Stock, except that (a) any references to the "December 2008 Dividend Payment Date" shall instead be a reference to the "June 2009 Dividend Payment Date"; (b) holders shall have the right to designate one director and designate replacements for such director, pursuant to Section 4.3(d)(iii), so long as the Initial Holders own, in the aggregate, an amount of Series B Preferred Stock equal to at least 60,446 shares, (c) no holder of Series B Preferred Stock shall have the right to convert Series B Preferred Stock into Class A Common Stock or any other securities, pursuant to Section 4.3(i), prior to January 15, 2007; and (d) the words "Series B Preferred Stock" and "Series A Preferred Stock" shall be substituted for all references in
Section 4.3 to Series A Preferred Stock and Series B Preferred Stock, respectively, and any references in Section 4.3 to "TeleCorp PCS, Inc." shall instead be a reference to "Tritel, Inc."

     4.5    Powers, Preferences and Rights of the Series C Preferred Stock.  The
            --------------------------------------------------------------
powers, preferences and rights of the Series C Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

     (a)    Ranking.  The Series C Preferred Stock shall rank (i) junior to the
            -------
Series A Preferred Stock, the Series B Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (ii) junior to the Series D Preferred Stock with respect to the distribution of assets on a Statutory Liquidation, (iii) on a parity with the Series D Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up (other than on a Statutory Liquidation), (iv) on a parity with the Series D Preferred Stock and the Common Stock with respect to the payment of dividends, and (v) senior to the Common Stock and any series or class of the Corporation's common or preferred stock, now or hereafter authorized (other than Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock, Series H Preferred Stock or Series I Preferred Stock), with respect to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up.

     (b)    Dividends.  Holders of Series C Preferred Stock shall be entitled to
            ---------
dividends in cash or property when, as and if, declared by the Board of Directors of the Corporation; provided that, in no event shall dividends in
                              --------
excess of the Liquidation Preference be declared or paid. So long as shares of Series C Preferred Stock are outstanding or dividends payable on shares of Series C Preferred Stock have not been paid in full in cash, the Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of any class of common stock or series of preferred stock ranking junior to or on a parity with the Series C Preferred Stock, except that the Corporation may acquire, in accordance with the terms of any agreement between the Corporation and its employees, shares of Common Stock or Preferred Stock at a price not greater than the Market Price as of such date. The Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Series D Preferred Stock unless concurrently therewith the Corporation shall declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, as the case may be, shares of Series C Preferred Stock ratably in accordance with the number of shares of Series C Preferred Stock and Series D Preferred Stock then outstanding.

     (c)    Liquidation Preference.
            ----------------------

     (i) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, after payment is made to holders of all series of preferred stock ranking senior to the Series C Preferred Stock with respect to rights on liquidation, dissolution or winding up (including, in the case of a Statutory Liquidation, the Series D Preferred Stock), but before any payment shall be made or any assets distributed to the holders of Common Stock or any series of preferred stock ranking junior to the Series C Preferred Stock with respect to rights on liquidation, dissolution or winding up, an amount equal to the Liquidation Preference and no more.

     (ii) If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed are insufficient to permit the payment to all holders of Series C Preferred Stock and any other series of preferred stock ranking on a parity with Series C Preferred Stock with respect to rights on liquidation, dissolution or winding up (including, in the case of a liquidation, dissolution or winding up other than a Statutory Liquidation, the Series D Preferred Stock), to receive their full preferential amounts, the entire assets of the Corporation shall be distributed among the holders of Series C Preferred Stock and all such other series ratably in accordance with their respective Liquidation Preference.

     (iii) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.5(c).

     (d)    Voting Rights.
            -------------

     (i) In addition to the voting rights set forth in Section 4.2(e) or otherwise provided by law, the holders of shares of Series C Preferred Stock shall have the voting rights provided in paragraph (ii) below.

     (ii) The affirmative vote of holders of not less than a majority of Series C Preferred Stock shall be required to (A) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of stock ranking senior to or pari passu with the Series C Preferred Stock or any additional shares of Series C Preferred Stock, except upon conversion or exchange pursuant to Section 4.14 of outstanding securities,
(B) authorize, adopt or approve each amendment to this Amended and Restated Certificate of Incorporation that would increase or decrease the par value of the shares of Series C Preferred Stock, alter or change the powers, preferences or rights of the shares of Series C Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if such alteration or change results in such capital stock ranking senior to or pari passu with the Series C Preferred Stock, (C) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation so as to affect the shares of Series C Preferred Stock adversely, or (D) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock senior to or pari passu with the Series C Preferred Stock.

     (e) Redemption at Option of the Corporation.  The Corporation shall have
         ---------------------------------------
the right to redeem shares of Series C Preferred Stock pursuant to the following provisions:

     (i) Subject to the restrictions set forth in Section 4.5(g)(i), the Corporation shall have the right, at its sole option and election, to redeem the shares of the Series C Preferred Stock, in whole but not in part, at any time at a redemption price per share (the "Series C Redemption Price") equal to the Liquidation Preference thereof as of the redemption date; provided, that concurrently with such redemption, the Corporation shall redeem the shares of Series D Preferred Stock, in whole and not in part, at a redemption price per share (the "Series D Redemption Price") equal to the Liquidation Preference thereof as of the redemption date; provided, further, that if the funds legally available to the Corporation are insufficient to effect the redemption of the Series C Preferred Stock and the Series D Preferred Stock in full, such funds shall be allocated among the shares of Series C Preferred Stock and Series D Preferred Stock ratably in accordance with the number of shares of each Series outstanding as of the redemption date;

     (ii) Notice of any redemption of the Series C Preferred Stock and Series D Preferred Stock shall be mailed at least ten but not more than 60 days prior to the date fixed for redemption to each holder of Series C Preferred Stock and Series D Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. In order to facilitate the redemption of the Series C Preferred Stock and Series D Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series C Preferred Stock and Series D Preferred Stock to be redeemed, or may cause the transfer books of the Corporation to be closed for the transfer of the Series C Preferred Stock and Series D Preferred Stock, not more than 60 days prior to the date fixed for such redemption;

     (iii) Within two Business Days after the redemption date specified in the notice given pursuant to paragraph (ii) above and the surrender of the certificate(s) representing shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, the Corporation shall pay to the holder of the shares being redeemed the Series C Redemption Price or the Series D Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

     (iv)  Effective upon the date of the notice given pursuant to paragraph
(ii) above, notwithstanding that any certificate for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of the shares of the Series C Preferred Stock or Series D Preferred Stock, as the case may be, called for redemption shall cease and terminate, excepting only the right to receive the Series C Redemption Price or the Series D Redemption Price therefor in accordance with paragraph (iii) above.

     (f)   Redemption at Option of Holder.
           ------------------------------

     (i) No holder of shares of Series C Preferred Stock shall have any right to require the Corporation to redeem any shares of Series C Preferred Stock prior to, with respect to any shares of the Series C Preferred Stock, the 30th day after the twentieth anniversary of the issuance of such shares. Thereafter, subject to the restrictions set forth in Section 4.5(g)(i), each holder of shares of Series C Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all (but not less than all) of the shares of Series C Preferred Stock owned by such holder at a price per share equal to the Series C Redemption Price;

     (ii) The holder of any shares of the Series C Preferred Stock may exercise such holder's right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series C Preferred Stock to be redeemed, accompanied by a written notice stating that such holder elects to require the Corporation to redeem all (but not less than all) of such shares in accordance with the provisions of this Section 4.5(f), which notice may specify an account for delivery of the Series C Redemption Price;

     (iii) Within two Business Days after the surrender of such certificates, the Corporation shall pay to the holder of the shares being redeemed the Series C Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

     (iv) Such redemptions shall be deemed to have been made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Series C Preferred Stock to be redeemed and the rights of the holder thereof, except for the right to receive the Series C Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

     (g)   Certain Restrictions.
           --------------------

     (i) Notwithstanding the provisions of Sections 4.5(b) or (f), cash dividends on the Series C Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series C Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition, or provide that such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

     (ii) So long as shares of Series C Preferred Stock are outstanding or dividends payable on shares of Series C Preferred Stock have not been paid in full in cash, the Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of capital stock of the Corporation ranking junior to or on a parity basis with the Series C Preferred Stock, except with the prior written consent of holders of a majority of the outstanding shares of Series C Preferred Stock, except that the Corporation may acquire, in accordance with the terms of any agreement between the Corporation and its employees, shares of Common Stock from its employees at a price equal to such employee's purchase price therefor without such consent.

     (iii) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of capital stock of the Corporation ranking junior to or on a parity basis with the Series C Preferred Stock unless the Corporation could, pursuant to paragraph (i) above, make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

     4.6   Powers, Preferences and Rights of the Series D Preferred Stock.

     (a)   General.  The powers, preferences and rights of the Series D
           -------
Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series C Preferred Stock, except that (i) the Series D Preferred Stock shall rank with respect to the other series and classes of capital stock of the Corporation as provided in paragraph (b) below, (ii) the shares of Series D Preferred Stock shall be subject to redemption, pro rata with the Series C Preferred Stock, in accordance with

Section 4.5(e), and (iii) the words "Series D Preferred Stock" and "Series C Preferred Stock" shall be substituted for all references in Section 4.5 to Series C Preferred Stock and Series D Preferred Stock, respectively.

     (b)   Ranking.  The Series D Preferred Stock shall rank (i) junior to the
           -------
Series A Preferred Stock, the Series B Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (ii) senior to the Series C Preferred Stock with respect to the distribution of assets on a Statutory Liquidation, (iii) on a parity with the Series C Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up (other than on a Statutory Liquidation), (iv) on a parity with the Series C Preferred Stock and the Common Stock with respect to the payment of dividends, and (v) senior to the Common Stock and any series or class of the Corporation's common or preferred stock, now or hereafter authorized (other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series H Preferred Stock or Series I Preferred Stock), with respect to the payment of dividends and distribution of assets on liquidation, dissolution and winding up.

     4.7   Powers, Preferences and Rights of the Series E Preferred Stock.  The
           --------------------------------------------------------------
powers, preferences and rights of the Series E Preferred Stock, and the qualifications, limitations and restrictions thereof, shall be identical to those of the Series C Preferred Stock, except that (a) the Series E Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (i) junior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock and (ii) senior to the Series F Preferred Stock and the Common Stock and any series or class of the Corporation's common or preferred stock, now or hereafter authorized (other than the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series H Preferred Stock or Series I Preferred Stock), (b) the provisos to Section 4.5(e)(i) shall not apply to a redemption of the Series E Preferred Stock, and (c) the words "Series E Preferred Stock" shall be substituted for all references in Section 4.5 to Series C Preferred Stock.

     4.8   Powers, Preferences and Rights of the Series F Preferred Stock.  The
           --------------------------------------------------------------
powers, preferences and rights of the Series F Preferred Stock, and the qualifications, limitations and restrictions thereof are as follows:

     (a)   Ranking.  The Series F Preferred Stock shall rank (i) junior to the
           -------
Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (ii) on a parity with the Series G Preferred Stock with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (iii) on a parity with the Common Stock with respect to the distribution of assets on liquidation, dissolution or winding up (other than on a Statutory Liquidation), (iv) senior to the Common Stock with respect to the distribution of assets on a Statutory Liquidation, (v) on a parity with the Common Stock with respect to the payment of dividends, and (vi) senior to any series or class of the Corporation's common or preferred stock hereafter authorized (other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock or Common Stock), with respect to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up.

     (b)   Dividends.  Holders of Series F Preferred Stock shall be entitled to
           ---------
dividends in cash or property when, as and if, declared by the Board of Directors of the Corporation.

     (c)   Liquidation Preference.
           ----------------------

     (i) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series F Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, after payment is made to holders of all series of preferred stock ranking senior to the Series F Preferred Stock with respect to rights on liquidation, dissolution or winding up, but before any payment shall be made or any assets distributed to the holders of Common Stock or any series of preferred stock ranking junior to the Series F Preferred Stock with respect to rights on liquidation, dissolution or winding up, an amount equal to the Liquidation Preference and no more.

     (ii) If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed are insufficient to permit the payment to all holders of Series F Preferred Stock and any other series of preferred stock ranking on a parity with Series F Preferred Stock with respect to rights on liquidation, dissolution or winding up, to receive their full preferential amounts, the entire assets of the Corporation shall be distributed among the holders of Series F Preferred Stock and all such other series ratably in accordance with their respective Liquidation Preference.

     (iii) After payment to the holders of Series F Preferred Stock of the amounts set forth in paragraph (i) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Participating Stock in proportion to the shares of Participating Stock then held by them as of the date of the liquidation, dissolution or winding up of the Corporation.

     (iv) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.8(c).

     (d)   Voting Rights.
           -------------

     (i) In addition to the voting rights set forth in Section 4.12(c)(i) or otherwise provided by law, the holders of shares of Series F Preferred Stock shall have the voting rights provided in paragraph (ii) below.

     (ii) The affirmative vote of holders of not less than a majority of Series F Preferred Stock shall be required to (A) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of stock ranking senior to or pari passu with the Series F Preferred Stock or any additional shares of Series F Preferred Stock, except upon conversion or exchange of outstanding securities pursuant to Section 4.14,
(B) authorize, adopt or approve each amendment to this Amended and Restated Certificate of Incorporation that would increase or decrease the par value of the shares of Series F Preferred Stock, alter or change the powers, preferences or rights of the shares of Series F Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if such alteration or change results in such capital stock ranking senior to or pari passu with the Series F Preferred Stock, (C) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation so as to affect the shares of Series F Preferred Stock adversely, or (D) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock senior to or pari passu with the Series F Preferred Stock. For purposes hereof, Common Stock shall not be deemed to be pari passu with or on parity with the Series F Preferred Stock.

     (e)  Conversion.  The shares of Series F Preferred Stock shall be
          ----------
convertible into shares of Common Stock as follows:

     (i)  Optional Conversion.  Each share of Series F Preferred Stock shall be
          -------------------
convertible, at the option of the holder thereof, at any time and from time to time, into one fully paid and non-assessable share of Class A Common Stock; provided that, unless and until the Tracked Common Stock shall be convertible into Class A Common Stock in accordance with Section 4.12(e), each of the first 195,063 shares of Series F Preferred Stock converted pursuant to this paragraph shall be convertible into one fully paid and non-assessable share of Class D Common Stock.

     (ii) Mechanics of Optional Conversion.  In order for a holder of Series F
          --------------------------------
Preferred Stock to convert such shares into shares of Common Stock, such holder shall surrender the certificate(s) for such shares of Series F Preferred Stock at the office of the transfer agent for the Series F Preferred Stock (or if the Corporation serves as its own transfer agent, at the principal office of the Corporation), together with written notice that such holder elects to convert all or any number of the shares of the Series F Preferred Stock represented by such certificate(s). If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Optional Conversion Date"). The Corporation shall, within ten Business Days
 ------------------------
after the Optional Conversion Date, issue and deliver at such office to such holder of Series F Preferred Stock, or to his or its nominees, one or more certificates for the number of whole shares of Common Stock (and any shares of Series F Preferred Stock represented by the certificate delivered to the Corporation by the holder thereof that are not converted into Common Stock) issuable upon such conversion in accordance with the provisions hereof.

     (iii)  Reservation of Shares.  The Corporation shall at all times when the
            ---------------------
Series F Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series F Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series F Preferred Stock. Before taking any action which would cause Common Stock upon the conversion of Series F Preferred Stock, to be issued below the then par value of the shares of Common Stock the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock, as the case may be, to the holders of Series F Preferred Stock.

     (iv)   Adjustments for Dividends.  Upon any conversion of Series F
            -------------------------
Preferred Stock, no adjustment to the conversion ratio shall be made for declared and unpaid dividends on the Series F Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

     (v)    Termination of Rights.  All shares of Series F Preferred Stock which
            ---------------------
shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Optional Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon. On and as of the Optional Conversion Date, the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding, and the holder thereof shall be entitled to exercise and enjoy all rights with respect to such shares of Common Stock including the rights, if any, to receive notices and to vote. Shares of Series F Preferred Stock converted into Common Stock will be restored to the status of authorized but unissued shares of Common Stock or preferred stock without designation as to class or series, and may thereafter be issued, whether or not designated as shares of Class A Common Stock or Series F Preferred Stock.

     (vi)   No Conversion Charge or Tax.  The issuance and delivery of
            ---------------------------
certificates for shares of Common Stock upon the conversion of shares of Series F Preferred Stock shall be made without charge to the holder of shares of Series F Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

     (vii)  Reorganization, Reclassification and Merger Adjustment.  If there
            ------------------------------------------------------
occurs any capital reorganization or any reclassification of the Common Stock of the Corporation, the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Common Stock) or the sale or conveyance of all or substantially all of the assets of the Corporation to another Person, then each share of Series F Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Corporation upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Common Stock into which such share of Series F Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series F Preferred Stock.

     (viii) Effect of Dividends, Distributions, Subdivisions of Combinations.
            ----------------------------------------------------------------
If the Corporation declares a dividend or other distribution payable in Common Stock or Securities convertible into or exchangeable for Common Stock or subdivides its outstanding shares of Common Stock into a larger number or combines its outstanding shares of Common Stock into a smaller number, then the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock shall be appropriately adjusted to give effect to such dividend, other distribution, subdivision or combination.

     (ix)   Effect of Distributions In Kind.  In case the corporation shall
            -------------------------------
distribute to the holders of its capital stock any additional shares of its capital stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options, warrants or rights, then, in such case, immediately following the record date fixed for the determination of the holders of common Stock entitled to receive such distribution, the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock shall be appropriately adjusted to give effect to such distribution. Such adjustment shall be made on the date such distribution is made, and shall become effective at the opening of business on the business day following the record date for the determination of stockholders entitled to such distribution.

     (f)    Certain Restrictions.
            --------------------

     (i) Notwithstanding the provisions of Sections 4.8(b), cash dividends on the Series F Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series F Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition, or provide that such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

     (ii) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of capital stock of the Corporation ranking junior to or on a parity basis with the Series F Preferred Stock unless the Corporation could, pursuant to paragraph (i) above, make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

     (g)    Redemption.  The Series F Preferred Stock is not redeemable.
            ----------

     (h)    Sinking Fund.  There shall be no sinking fund for the payment of
            ------------
dividends or Liquidation Preferences on the Series F Preferred Stock.

     4.9    Powers, Preferences and Rights of the Series G Preferred Stock
            --------------------------------------------------------------

     (a) The powers, preferences and rights of the Series G Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series F Preferred Stock, except that (i) unless and until the Tracked Common Stock shall be convertible into Class A Common Stock or Class B Common Stock in accordance with Section 4.12(e)(iii), instead of each share of Class A Common Stock issuable upon conversion by a holder of Series G Preferred Stock being convertible on a one-for-one basis, each holder shall receive their pro rata share (based on the number of shares of Series G Preferred Stock outstanding) of (i) 14,031,972 shares of Class A Common Stock and (ii)(A) 949,398 shares of Class F Common Stock, or (B) if the Tritel Tracking Stock is convertible into Class A or Class B Common Stock in accordance with Section 4.12(e)(iii), an additional 949,398 shares of Class A Common Stock, and (ii) the words "Series G Preferred Stock" and "Series F Preferred Stock" shall be substituted for all references in Section 4.8 to Series F Preferred Stock and Series G Preferred Stock, respectively.

     4.10   Powers, Preferences and Rights of the Series H Preferred Stock.  The
            --------------------------------------------------------------
Series H Preferred Stock shall rank on a parity with the Series A Preferred Stock, the Series B Preferred Stock and Series I Preferred Stock, and the powers, preferences and rights of the Series H Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series A Preferred Stock, except that (a) shares of Series H Preferred Stock shall not have any right to vote on any matters to be voted on by the stockholders of the Corporation except as provided in Sections 4.2(e)(i) and 4.3(d)(i) and (ii), or as provided by law, and shall not be included in determining the number of shares voting or entitled to vote on any such matters (other than the matters described in Sections 4.2 (e)(i) and 4.3(d)(i) and (ii) or otherwise required by law), (b) shares of Series H Preferred Stock shall not be, pursuant to the terms of Section 4.3(i) or otherwise, convertible into shares of Common Stock or any other security issued by the Corporation, (c) the Corporation may redeem shares of Series H Preferred Stock in accordance with the terms of Section 4.3(e) at any time without regard to whether the redemption date is before, on or after the date referred to in Section 4.3(e)(i), (d) shares of Series H Preferred Stock may be issued by the Corporation in accordance with the terms of Section 4.14, (e) holders of Series H Preferred Stock shall not, pursuant to Section 4.3(d) or otherwise, have the right to designate any directors of the Corporation (except to the extent provided in Section 4.2(e)(i)), and (f) the words "Series H Preferred Stock" and "Series A Preferred Stock" shall be substituted for all references in Section 4.3 to Series A Preferred Stock and Series H Preferred Stock, respectively.

     4.11   Powers, Preferences and Rights of the Series I Preferred Stock.  The
            --------------------------------------------------------------
Series I Preferred Stock shall rank on a parity with the Series A Preferred Stock, the Series B Preferred Stock and Series H Preferred Stock, and the powers, preferences and rights of the Series I Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series B Preferred Stock, except that (a) shares of Series I Preferred Stock shall not have any right to vote on any matters to be voted on by the stockholders of the Corporation (except as provided in Sections 4.2(e)(i) and 4.3(d)(i) and (ii)), or as provided by law, and shall not be included in determining the number of shares voting or entitled to vote on any such matters (other than the matters described in Sections 4.2(e)(i) and 4.3(d)(i) and (ii) or otherwise required by law), (b) shares of Series I Preferred Stock shall not be, pursuant to the terms of Section 4.3(i) or otherwise, convertible into shares of Common Stock or any other security issued by the Corporation, (c) the Corporation may redeem shares of Series I Preferred Stock in accordance with the terms of Section 4.3(e) at any time without regard to whether the redemption date is before, on or after the date referred to in Section 4.3(e)(i), (d) shares of Series I Preferred Stock may be issued by the Corporation in accordance with the terms of Section 4.14, (e) holders of Series I Preferred Stock shall not, pursuant to Section 4.3(d) or otherwise, have the right to designate any directors of the Corporation (except to the extent provided in Section 4.2(e)(i)), and (f) the words "Series I Preferred Stock" and "Series B Preferred Stock" shall be substituted for all references in Section 4.4 to Series B Preferred Stock and Series I Preferred Stock, respectively.

     4.12   Common Stock.
            ------------

     (a)    General.  Except as otherwise provided herein, all shares of Common
            -------
Stock issued and outstanding shall be identical, and shall entitle the holders thereof to the same rights, powers and privileges of stockholders under Delaware law. For purposes of this Section 4.12 (and the definitions relating thereto), the Class A Common Stock and the Class B Common Stock are herein collectively referred to as the "Non-Tracked Common Stock" and the Class C Common Stock, the Class D Common Stock, the Class

E Common Stock and the Class F Common Stock are herein collectively referred to as the "Tracked Common Stock".

     (b)    Dividends.  Subject to Section 4.13(a)(ii) and (b)(ii) and the
            ---------
express terms of any outstanding series of Preferred Stock, dividends may be paid in cash or otherwise with respect to each class of Common Stock out of the assets of the Corporation, upon the terms, and subject to the limitations, provided in this Section 4.12(b), as the Board of Directors may determine.

     (i)    Dividends on the Non-Tracked Common Stock.  Dividends on the Non-
            -----------------------------------------
Tracked Common Stock may be declared and paid only out of the excess of (A) the funds of the Corporation legally available therefor over (B) the Tracked Business Available Dividend Amount (the "Non-Tracked Business Available Dividend
                                         ---------------------------------------
Amount").
------

     (ii)   Dividends on Class C and D Common Stock.  Dividends on the Class C
            ---------------------------------------
Common Stock and the Class D Common Stock (the "TeleCorp Tracking Stock") may be declared and paid only out of the lesser of (A) the funds of the Corporation legally available therefor and (B) the TeleCorp Tracked Business Available Dividend Amount. The Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of TeleCorp Tracking Stock unless concurrently therewith the Corporation shall declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, as the case may be, on the same terms, all shares of TeleCorp Tracking Stock ratably in accordance with the number of shares of each class of TeleCorp Tracking Stock then outstanding.

     (iii)  Dividends on the Class E and F Common Stock.  Dividends on the Class
            -------------------------------------------
E Common Stock and the Class F Common Stock (the "Tritel Tracking Stock") may be declared and paid only out of the lesser of (A) the funds of the Corporation legally available therefor and (B) the Tritel Tracked Business Available Dividend Amount. The Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Tritel Tracking Stock unless concurrently therewith the Corporation shall declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, as the case may be, on the same terms, all shares of the Tritel Tracking Stock ratably in accordance with the number of shares of each class of Tritel Tracking Stock then outstanding.

     (iv)   Discrimination in Dividends Among the Tracked and Non-Tracked Common
            --------------------------------------------------------------------
Stock.  The Board of Directors may at any time, subject to the provisions of
-----
Sections 4.12(b)(i), (ii) and (iii) and Section 4.13, declare and pay dividends exclusively on the Non-Tracked Common Stock, exclusively on the TeleCorp Tracking Stock, exclusively on the Tritel Tracking Stock or on each of such category of Common Stock in equal or unequal amounts, notwithstanding the relative amounts of the Non-Tracked Business Available Dividend Amount, the TeleCorp Tracked Business Available Dividend Amount or the Tritel Tracked Business Available Dividend Amount.

     (c)    Voting.
            ------

     (i) The holders of shares of Common Stock , Series F Preferred Stock and Series G Preferred Stock shall be entitled to such voting rights as hereinafter provided, and shall be entitled to notice of any stockholders' meeting and to vote upon such matters as provided herein and in the Bylaws of the Corporation, and as may be provided by law. Holders of any class of Common Stock, Series F Preferred Stock or Series G Preferred Stock shall not be entitled to cumulate their votes for any purpose. Except as otherwise required by law or provided herein, regardless of the number of shares of any class of Common Stock, Series F Preferred Stock or Series G Preferred then outstanding, the Common Stock (other than the Class B Common Stock and the Voting Preference Common Stock), the Series F Preferred Stock and the Series G Preferred Stock shall be entitled to the number of votes set forth below and the number of votes or fractional votes to which each share of a particular class of Common Stock (other than the Class B Common Stock and the Voting Preference Common Stock), Series F Preferred Stock and Series G Preferred Stock shall be entitled shall be the quotient determined by dividing the aggregate number of votes to which the Common Stock (other than the Class B Common Stock and Voting Preference Common Stock), the Series F Preferred Stock and the Series G Preferred Stock is entitled by the number of shares of all Common Stock (other than the Class B Common Stock and Voting Preference Common Stock), Series F Preferred Stock and Series G Preferred Stock then outstanding. For purposes of such vote, the shares of Series F Preferred Stock and Series G Preferred Stock shall be entitled to the number of votes that the holders thereof would receive upon conversion of such shares into Common Stock. Except as otherwise required by law or provided herein, the Common Stock (other than the Class B Common Stock and Voting Preference Common Stock), the Series F Preferred Stock and the Series G Preferred Stock shall have 4,690,000 votes, the Voting Preference Common Stock shall have 5,010,000 votes and the Class B Common Stock shall have no votes.

     (ii) A quorum for the transaction of business shall be present when a majority of the shares of Voting Preference Common Stock outstanding as of the record date are present and when shares of all classes of Common Stock and Preferred Stock with at least 5,010,000 votes are present, except that with respect to actions requiring a majority vote of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Class E Common Stock, Class F Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, the presence of a majority of the outstanding shares of such class or series shall also be required for a quorum to be present. Except as otherwise required by law or provided herein, the majority vote of the Voting Preference Common Stock present at any meeting at which a quorum is present shall be sufficient to approve any action required to be approved by the holders of the Common Stock and Preferred Stock.

     (iii) In any matter requiring a separate class vote of holders of any class of

Common Stock or a separate vote of two or more classes of Common Stock voting together as a single class, for the purposes of such a class vote, each share of Common Stock of such class shall be entitled to one vote per share.

     (iv) In the event that the Corporation shall have received an opinion of regulatory counsel of nationally recognized standing to the effect that the rules, regulations or policies of the Federal Communications Commission (the "FCC") permit the Class A Common Stock and the Voting Preference Common Stock
----
(x) to be voted as a single class on all matters, (y) to be treated as a single class for purposes of all quorum requirements and (z) to have one vote per share, then, unless the Board of Directors of the Corporation shall have determined, within 30 days after the date of receipt of such opinion, that obtaining the FCC consent described below would be reasonably expected to have a significant detrimental effect on the Corporation, the Corporation shall, upon the affirmative vote of 66-2/3% or more of the Class A Common Stock, seek consent from the FCC to permit the Class A Common Stock and Voting Preference Common Stock to vote and act as a single class in the manner described above. From and after the date that such consent is obtained, the Class A Common Stock and the Voting Preference Common Stock shall be voted as a single class on all matters, shall be treated as a single class for purposes of all quorum requirements, and shall have one vote per share; provided, that the voting rights of the Class B Common Stock, Class C Common Stock, Class D Common Stock, Class E Common Stock, Class F Common Stock and the Preferred Stock shall remain unaffected.

     (v) The holders of shares of Class B Common Stock shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of this Amended and Restated Certificate of Incorporation that adversely affects the powers, preferences or special rights of the holders of the Class B Common Stock.

     (vi) The holders of shares of Voting Preference Common Stock shall have the exclusive right, voting separately as a single class, to elect two directors to the Board of Directors of the Corporation. Each director so elected shall be entitled to 1/2 of a vote on all matters voted upon by the directors of the Corporation. The foregoing right to elect two directors may be exercised at any annual meeting of stockholders or a special meeting of stockholders or holders of Voting Preference Common Stock held for such purpose or any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of the issued and outstanding shares of Voting Preference Common Stock. Notwithstanding the foregoing, the holders of a majority of the shares of Voting Preference Common Stock shall have the right, exercisable at any time by written notice delivered to the Secretary of the Corporation, to surrender and cancel irrevocably all or a portion of such right to elect such directors. In the event any director so nominated by the holders of the Voting Preference Common Stock ceases to be a director of the Corporation during such director's term (whether or not such director resigns, is removed from the Board of Directors with or without cause or ceases to be a director by reason of death, disability or for any other reason), the remaining director shall be entitled to one vote and the voting rights of the holders of the shares of Voting Preference Common Stock set forth in this Section 4.12(e)(vi) shall terminate and be of no further force and effect. In the event the Corporation receives an opinion from regulatory counsel as described in subparagraph (c)(iv) of this Section, the voting rights of the holders of the shares of Voting Preference Common Stock set forth in this Section 4.12(e)(vi) shall terminate and be of no further force and effect.

     (d)    Dissolution, Liquidation or Winding Up.  Upon the dissolution,
            --------------------------------------
liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and funds sufficient for the payment thereof in full set apart for payment, (i) the holders of the TeleCorp Tracking Stock shall be entitled to receive pro rata the TeleCorp Tracked Business Available Liquidation Amount, (ii) the holders of the Tritel Tracking Stock shall be entitled to receive pro rata the Tritel Tracked Business Available Liquidation Amount and
(iii) the holders of the Non-Tracked Common Stock shall be entitled to receive pro rata the excess of (A) all the remaining assets of the Corporation available for distribution to its stockholders over (B) the TeleCorp Tracked Business Available Liquidation Amount plus the Tritel Tracked Business Available Liquidation Amount.

     (e)    Conversion.
            ----------

     (i) Each share of Class B Common Stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of Class A Common Stock.

     (ii) Each share of Class A Common Stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of Class B Common Stock.

     (iii) In the event that the Corporation shall have received an opinion of regulatory counsel of nationally recognized standing to the effect that the rules, regulations or policies of the FCC permit the conversion of shares of Tracked Common Stock into Class A Common Stock or Class B Common Stock, then, unless the Board of Directors of the Corporation shall have determined, within 30 days after receipt of such opinion, that permitting such conversion would be reasonably expected to have a significant detrimental effect on the Corporation, each share of Class C Common Stock, Class D Common Stock, Class E Common Stock and Class F Common Stock shall, at the option of the holder thereof and upon the affirmative vote of 66-2/3% or more of the Class A Common Stock, be converted into one fully paid and non-assessable share of Class A Common Stock or Class B Common Stock.

     4.13   Participating Stock.
            -------------------

     (a)    Participating Stock
            -------------------

     (i)    Changes in Capital Stock.  The Corporation shall not effect any
            ------------------------
change in or reclassification of any class or series of the outstanding Participating Stock whether through stock dividends, stock splits, reverse stock splits, combinations or otherwise, without the payment to the Corporation of any consideration therefor in money, services or property, unless concurrently therewith the Corporation shall effect a corresponding change in each other class and series of the outstanding Participating Stock.

     (ii)   Dividends and Distributions.  The Corporation shall not declare or
             ---------------------------
pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Participating Stock unless concurrently therewith the Corporation shall declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, as the case may be, on the same terms, all shares of Participating Stock ratably in accordance with the number of shares of each class and series of Participating Stock then outstanding.

     (iii)  Notices.  Any written notice or communication by the Corporation to
            -------
holders of any class or series of Participating Stock shall be sent to all holders of Participating Stock.

     (b)    Tritel Tracking Stock.
            ---------------------

     (i)    Changes in Capital Stock. The Corporation shall not effect any
            ------------------------
change in or reclassification of any class or series of the outstanding Tritel Tracking Stock, whether through stock dividends, stock splits, reverse stock splits, combinations or otherwise, without the payment to the Corporation of any consideration therefor in money, services or property, unless concurrently therewith the Corporation shall effect a corresponding change in each other class and series of the outstanding Tritel Tracking Stock.

     (ii)   Dividends and Distributions. The Corporation shall not declare or
            ---------------------------
pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Tritel Tracking Stock unless concurrently therewith the Corporation shall declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, as the case may be, on the same terms, all shares of Tritel Tracking Stock ratably in accordance with the number of shares of each class and series of Tritel Tracking Stock then outstanding.

     (iii)  Notices. Any written notice or communication by the Corporation to
            -------
holders of any class or series of Tritel Tracking Stock shall be sent to all holders of Tritel Tracking Stock.

     4.14   Exchange of Capital Stock.  Notwithstanding any other provision of
            -------------------------
this Amended and Restated Certificate of Incorporation to the contrary, in the event that AT&T Wireless terminates its obligations under Section 8.6 of the Stockholders Agreement pursuant to Section 8.8(c) thereof with respect to any Overlap Territory (as defined therein) (any such termination being referred to hereinafter as the "Exchange Event"), the following provisions shall apply:
                    --------------

     (a)   Right to Exchange.  The Corporation shall have the right, exercisable
           -----------------
in its sole discretion by written notice (the "Exchange Notice") given to the
                                               ---------------
Initial Holders and Section 4.14 Transferees within 60 days after the Exchange Event, to:

     (i) require the Initial Holders and each Section 4.14 Transferee to exchange for an equivalent number of shares of Series H Preferred Stock either
(A) all of the shares of Series A Preferred Stock then owned by the Initial Holders and each Section 4.14 Transferee or (B) a number of shares of Series A Preferred Stock then owned by each such holder equal to the product of (x) the number of shares of Series A Preferred Stock then owned by such holder multiplied by (y) a fraction, the numerator of which is equal to the number of POPs (as defined in the Stockholders Agreement) in the Overlap Territory and the denominator of which is equal to the total number of POPs in the Territory (as defined in the Stockholders Agreement);

     (ii) require the Initial Holders and each Section 4.14 Transferee to exchange, for a number of shares of Series H Preferred Stock determined in accordance with paragraph (b) below, either (A) all of the shares of capital stock of the Corporation received in exchange for TeleCorp Original Shares and that the Initial Holders or a Section 4.14 Transferee continues to own on the date of delivery of the Exchange Notice (any such shares being referred to hereinafter collectively as "TeleCorp Exchange Shares") or (B) a number of
                             ------------------------
TeleCorp Exchange Shares equal to the product of (x) the number of TeleCorp Exchange Shares then owned by each such holder, multiplied by (y) a fraction, the numerator of which is equal to the number of POPs in the Overlap Territory and the denominator of which is equal to the total number of POPs in the Territory; provided, that (x) if the Corporation exercises its right under clause (i)(A) of this paragraph (a), it shall be required to exercise its right under clause (ii)(A) of this paragraph (a), and vice-versa; and if the Corporation exercises its right under clause (i)(B) of this paragraph (a), it shall be required to exercise its right under clause (ii)(B) of this paragraph
(a), and vice-versa and (y) the provisions of this Section 4.14(a) shall not apply to any Section 4.14 Transferee which is a Cash Equity Investor;

     (iii) require the Initial Holders and each Section 4.14 Transferee to exchange for an equivalent number of shares of Series I Preferred Stock either
(A) all of the shares of Series B Preferred Stock then owned by the Initial Holders and each Section 4.14 Transferee or (B) a number of shares of Series B Preferred Stock then owned by each such holder equal to the product of (x) the number of shares of Series B Preferred Stock then owned by such holder multiplied by (y) a fraction, the numerator of which is equal to the number of POPs (as defined in the Stockholders Agreement) in the Overlap Territory and the denominator of which is equal to the total number of POPs in the Territory (as defined in the Stockholders Agreement); and

     (iv) require the Initial Holders and each Section 4.14 Transferee to exchange, for a number of shares of Series I Preferred Stock determined in accordance with paragraph (b) below, either (A) all of the shares of capital stock of the Corporation received in exchange for Tritel Original Shares and that the Initial Holders or a Section 4.14 Transferee continues to own on the date of delivery of the Exchange Notice (any such shares being referred to hereinafter collectively as "Tritel Exchange Shares") or (B) a number of Tritel
                             ----------------------
Exchange Shares equal to the product of (x) the number of Tritel Exchange Shares then owned by each such holder, multiplied by (y) a fraction, the numerator of which is equal to the number of POPs in the Overlap Territory and the denominator of which is equal to the total number of POPs in the Territory; provided, that (x) if the Corporation exercises its right under clause (iii)(A) of this paragraph (a), it shall be required to exercise its right under clause
(iv)(A) of this paragraph (a), and vice-versa; and if the Corporation exercises its right under clause (iii)(B) of this paragraph (a), it shall be required to exercise its right under clause (iv)(B) of this paragraph (a), and vice-versa and (y) the provisions of this Section 4.14(a) shall not apply to any Section
4.14 Transferee which is a Cash Equity Investor.

(TeleCorp Exchange Shares and Tritel Exchange Shares subject to exchange pursuant to this Section 4.14 are hereinafter referred to collectively as "Exchange Shares.")
----------------

     (b) Number of Shares of Series H and I Preferred Stock Issuable in
         --------------------------------------------------------------
Exchange. The number of shares of Series H Preferred Stock issuable in exchange for TeleCorp Exchange Shares pursuant to clause (ii) of paragraph (a) above shall be equal to the quotient of the aggregate purchase price paid by the Initial Holders for the TeleCorp Exchange Shares being exchanged, divided by $1,000. The number of shares of Series I Preferred Stock issuable in exchange for Tritel Exchange Shares pursuant to clause (iv) of paragraph (a) above shall be equal to the quotient of the aggregate purchase price paid by the Initial Holders for the Tritel Exchange Shares being exchanged, divided by $1,000.

     (c) Fractional Shares.  Notwithstanding any other provision of this Amended
         -----------------
and Restated Certificate of Incorporation, the Corporation shall not be required to issue fractions of shares upon exchange of any Exchange Shares or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Corporation may pay therefor, at the time of any exchange of Exchange Shares as herein provided, an amount in cash equal to such fraction multiplied by the Market Price of a share of Common Stock on such date.

     (d) Mechanics of Exchange.  The Exchange Notice shall specify the date
         ---------------------
fixed for the exchange (the "Exchange Date"), which shall be at least ten but no
                             -------------
more than 60 days following delivery of the Exchange Notice, and the place designated for exchange of the Exchange Shares pursuant to this Section 4.14. Such notice will be sent by first class or registered mail, postage prepaid, to the Initial Holders and each Section 4.14 Transferee at such holder's address last shown on the records of the transfer agent for the Exchange Shares (or the records of the Corporation if it serves as its own transfer agent). On or before the Exchange Date, the Initial Holders and each Section 4.14 Transferee shall surrender its certificate or certificates for all such shares to the Corporation at the place designated in such notice. If required by the Corporation, certificates surrendered for exchange shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Initial Holders and each
Section 4.14 Transferee or its attorney duly authorized in writing.

     (e) Termination of Rights.  On and after the Exchange Date (whether or not
         ---------------------
the applicable certificates have theretofore been surrendered), all rights with respect to the Exchange Shares, including the rights, if any, to receive notices and to vote, will terminate, except only the rights of the Initial Holders and Section
4.14 Transferees to receive certificates for the number of shares of Series H Preferred Stock or Series I Preferred Stock, as applicable, into which such Exchange Shares have been exchanged, upon surrender of its certificate or certificates therefor, and payment of any declared but unpaid dividends thereon (which shall accrue and be payable at the times and on the other terms applicable to such dividends when declared) and payment of any deferred dividends in respect of Series A Preferred Stock and Series B Preferred Stock which shall be payable as set forth in Section 4.3(b)(iii). Within ten Business Days after the Exchange Date, the Corporation shall issue and deliver to the Initial Holders and each Section 4.14 Transferee, or on its written order to its nominees, a certificate or certificates for the number of whole shares of Series H Preferred Stock or Series I Preferred Stock, as applicable, issuable upon such exchange in accordance with the provisions hereof, together with cash in lieu of fractional shares calculated in accordance with paragraph (c) of this Section 4.14.

     (f) Reservation of Shares.  The Corporation shall at all times reserve and
         ---------------------
keep available for issuance upon the exchange of Exchange Shares the maximum number of its authorized but unissued shares of Series H Preferred Stock and Series I Preferred Stock as is reasonably anticipated to be sufficient to permit the exchange of all outstanding Exchange Shares, and shall take all action required to increase the authorized number of shares of Series H Preferred Stock and Series I Preferred Stock if at any time there shall be insufficient authorized but unissued shares of Series H Preferred Stock or Series I Preferred Stock to permit such reservation or to permit the exchange of all outstanding Exchange Shares.

     (g) Adjustments for Dividends.  Upon any exchange of Exchange Shares, no
         -------------------------
adjustment to the rate of conversion shall be made for accrued and unpaid dividends (whether or not declared) on the Exchange Shares, as the case may be, surrendered for exchange or on the Series H Preferred Stock or Series I Preferred Stock delivered upon exchange.

     (h) No Exchange Charge or Tax.  The issuance and delivery of certificates
         -------------------------
for shares of Series H Preferred Stock or Series I Preferred Stock upon the exchange of Exchange Shares shall be made without charge to the Initial Holder for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

     4.15  Redemption of Capital Stock; FCC Approval.
           -----------------------------------------

     (a) Redemption.  Notwithstanding any other provision of this Amended and
         ----------
Restated Certificate of Incorporation to the contrary, outstanding shares of capital stock of the Corporation held by Disqualified Holders shall always be subject to redemption by the Corporation, by action of the Board of

Directors, if, in the judgment of the Board of Directors, such action should be taken, pursuant to Section 151(b) of the GCL or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

     (i) the redemption price of the shares to be redeemed pursuant to this
Section 4.15 shall be equal to the lesser of (x) the Market Price or (y) if such stock was purchased by such Disqualified Holder within one year of the Section
4.15 Redemption Date, such Disqualified Holder's purchase price for such shares;

     (ii) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

     (iii) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

     (iv) at least 30 days' written notice of the Section 4.15 Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided, however, that only 10 days' written notice of the Redemption Date shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; provided, further, that the record holders of the shares selected to be redeemed may transfer such shares prior to the Section 4.15 Redemption Date to any holder that is not a Disqualified Holder and, thereafter, for so long as such shares are not held by a Disqualified Holder, such shares shall not be subject to redemption by the Corporation;

     (v) from and after the Section 4.15 Redemption Date, any and all rights of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) with respect to the shares selected from redemption held by Disqualified Holders on the Section 4.15 Redemption Date shall cease and terminate and such Disqualified Holders thenceforth shall be entitled only to receive the cash or Redemption Securities payable upon redemption; and

     (vi) such other terms and conditions as the Board of Directors shall determine.

     (b) FCC Approval.  Notwithstanding anything herein to the contrary, if
         ------------
Federal Communications Commission or other regulatory approval is required to be obtained prior to the conversion of shares of any series or class of Preferred Stock or Common Stock, the holder thereof may nevertheless elect to convert any or all of its shares by written notice given to the Corporation in accordance with the applicable provision hereof, provided, that such conversion shall not become effective until the close of business on the date of the receipt of the last of any such approvals and of the surrender of the certificates representing the shares of the applicable Preferred Stock or Common Stock to be converted, and the rights of the holder thereof shall continue in full force and effect pending the receipt of all such approvals, except that, in the case of the Series A Preferred Stock and the Series B Preferred Stock, no dividends shall be payable in respect of the period following the Series A Conversion Date or Series B Conversion Date, respectively, unless the required approvals are not obtained and the conversion has not been effected within one year of the Series A Conversion Date or the Series B Conversion Date, as applicable, and the applicable conversion notice is withdrawn, in which event the obligation to pay dividends from and after the Series A Conversion Date or Series B Conversion Date shall be payable in accordance with the terms of Section 4.3(b).

     4.16  Definitions.  For the purposes of this Amended and Restated
           -----------
Certificate of Incorporation, the following terms shall have the meanings indicated:

          "Affiliate" means, with respect to any Person, any other Person that
           ---------
directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          "Appraisal Procedure" means the following procedure for determining
           -------------------
the Market Price, for the purpose of calculating the Series A Conversion Rate or Series B Conversion Rate, in the event that the shares of Class A Common Stock are not listed or admitted for trading on any national securities exchange and are not quoted on NASDAQ or any similar service:

     (i) Two independent accounting or investment banking firms of nationally recognized standing (each, an "Appraiser"), one chosen by the Corporation and
                               ---------
one chosen by the holders of a majority of the outstanding shares of Series A Preferred Stock and the Series B Preferred Stock, as the case may be, shall each determine and attempt to mutually agree upon, the Market Price. Each party shall deliver a notice to the other appointing its Appraiser within 15 days after the applicable notice and surrender pursuant to Section 4.3(e)(iv). If either the Corporation or such holders fail to appoint an appraiser within such 15-day period, the Market Price shall be determined by the Appraiser that has been so appointed.

     (ii) If within 30 days after appointment of the two Appraisers they are unable to agree upon the Market Price, an independent accounting or investment banking firm of nationally recognized standing shall within ten days thereafter be chosen to serve as a third Appraiser by the mutual consent of such first two Appraisers. The determination of the Market Price by the third Appraiser so appointed and chosen shall be made within 30 days after the selection of such third Appraiser.

     (iii) If three Appraisers shall be appointed and the determination of one Appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such Appraiser shall be excluded, the remaining two determinations shall be averaged, and such average shall be binding and conclusive on the Corporation and the holders of the Series A Preferred Stock and the Series B Preferred Stock; as the case may be, otherwise the average of all three determinations shall be binding and conclusive on the Corporation and the holders of the Series A Preferred Stock and the Series B Preferred Stock, as the case may be.

     (iv) In connection with any appraisal conducted pursuant to this Appraisal Procedure, the Appraiser shall adhere to the guidelines provided in the definition of "Market Price" set forth below, including the proviso thereto.

     (v) The fees and expenses of each Appraiser shall be borne by the Corporation.

          "AT&T Wireless" shall mean AT&T Wireless PCS, LLC, a Delaware limited
           -------------
liability company.

          "Board of Directors" has the meaning specified in Section 4.2(a).
           ------------------

          "Business Day" shall mean any day other than a Saturday, Sunday or
           ------------
other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

          "Class A Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Class B Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Class C Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Class D Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Class E Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Class F Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Closing Price" shall mean, with respect to each share of any class or
           -------------
series of capital stock for any day, (i) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such class or series of capital stock is listed or admitted for trading or (ii) if such class or series of capital stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such class or series of capital stock, in either case as reported on NASDAQ or a similar service if NASDAQ is no longer reporting such information.

          "Common Stock" has the meaning specified in Section 4.1.
           ------------

          "Disqualified Holder" shall mean any holder of shares of capital stock
           -------------------
of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of capital stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries or affiliates to conduct any portion of the business of the Corporation or any of its subsidiaries or affiliates.

          "Dividend Payment Date" shall mean the last day of each March, June,
           ---------------------
September and December, except that if any Dividend Payment Date is not a Business Day, then the next succeeding Business Day shall be the Dividend Payment Date.

          "Fully Diluted Basis" shall mean, with respect to the outstanding
           -------------------
shares of Common Stock, the number of shares of Common Stock outstanding assuming the conversion of all outstanding convertible securities (other than the Series A Preferred Stock and Series B Preferred Stock) and the exercise of all outstanding warrants, options or other rights to subscribe for or purchase any shares of Common Stock.

          "Initial Holder" means AT&T Wireless PCS, LLC, a Delaware limited
           --------------
liability company and/or any of their respective Affiliates that is a Subsidiary of AT&T Corp.

          "Invested Amount" means, as of any date with respect to each share of
           ---------------
Series C Preferred Stock held by any stockholder, an amount equal to the quotient of (i) the aggregate paid-in capital actually paid with respect to all shares of Series C Preferred Stock held by such stockholder as of such date, or any Predecessor Stock exchanged therefor, divided by (ii) the total number of shares of Series C Preferred Stock held by such stockholder.

          "Junior Stock" shall mean, with respect to shares of Series A
           ------------
Preferred Stock, Series B Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, any capital stock of the Corporation, including without limitation the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and the Common Stock, ranking junior to the Series A Preferred Stock, Series B Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, as the case may be, with respect to dividends, distribution in liquidation or any other preference, right or power.

          "Liquidation Preference" shall mean, as of any date, and subject to
           ----------------------
adjustment for subdivisions or combinations affecting the number of shares of the applicable series of Preferred Stock:

          (i) with respect to each share of Series A Preferred Stock and Series B Preferred Stock, $1,000 plus accrued and unpaid dividends thereon, and, with respect to shares of Series A Preferred Stock and Series B Preferred Stock received in exchange for any Predecessor Stock, $1,000 plus accrued and unpaid dividends from the date when such Predecessor Stock was issued.

          (ii) with respect to each share of Series C Preferred Stock, the Invested Amount plus accrued and unpaid dividends on such share (if any), plus an amount equal to interest on the Invested Amount at the rate of six percent (6%) per annum, compounded quarterly, less the amount of dividends (if any) theretofore declared and paid in respect of such share;

          (iii) with respect to each share of Series D Preferred Stock, $1,000 plus accrued and unpaid dividends thereon (if any), plus an amount equal to interest on $1,000 at the rate of six percent (6%) per annum, compounded quarterly, from the date of issuance of such share and, with respect to shares of Series D Preferred Stock received in exchange for any Predecessor Stock, the date when such Predecessor Stock was issued, to and including the date of the calculation, less the amount of dividends (if any) theretofore declared and paid in respect of such share;

          (iv) with respect to each share of Series E Preferred Stock, accrued and unpaid dividends thereon (if any), plus an amount equal to interest on $1,000 at the rate of six percent (6%) per annum, compounded quarterly, from the date of issuance of such share and, with respect to shares of Series E Preferred Stock received in exchange for any Predecessor Stock, the date when such Predecessor Stock was issued, to and including the date of the calculation, less the amount of dividends (if any) theretofore declared and paid in respect of such share;

          (v) with respect to each share of Series F Preferred Stock, $.000032 plus accrued and unpaid dividends thereon;

          (vi) with respect to each share of Series G Preferred Stock, $1,000 plus declared but unpaid dividends thereon (if any), plus an amount equal to interest on $1,000 at the rate of six and one-half percent (6.5%) per annum, compounded quarterly, from the date of issuance of such share, with respect to shares of Series G Preferred Stock received in exchange for any Predecessor Stock, the date when such Predecessor Stock was issued, to and including the date of calculation; and

          (vii) with respect to each share of Series H Preferred Stock, $1,000 plus accrued and unpaid dividends thereon.

          (viii) with respect to each share of Series I Preferred Stock, $1,000 plus accrued and unpaid dividends thereon.

          "Market Price" shall mean, with respect to each share of any class or
           ------------
series of capital stock for any day, (i) the average of the daily Closing Prices for the ten consecutive trading days commencing 15 days before the day in question or (ii) if on such date the shares of such class or series of capital stock are not listed or admitted for trading on any national securities exchange and are not quoted on NASDAQ or any similar service, the cash amount that a willing buyer would pay a willing seller (neither acting under compulsion) in an arm's-length transaction without time constraints per share of such class or series of capital stock as of such date, viewing the Corporation on a going concern basis, as determined
(A) in the case of a determination of "Market Price" for the purpose of calculating the Series A Conversion Rate or Series B Conversion Rate, as the case may be, pursuant to the Appraisal Procedure and (B) in the case of a determination of Market Price for any other purpose, in good faith by the Board of Directors, whose determination shall be conclusive; provided that, in determining such cash amount, the following shall be ignored: (i) any contract or legal limitation in respect of shares of Common Stock or Preferred Stock, including transfer, voting and other rights, (ii) the "minority interest" or "control" status of shares of Common Stock into which shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, would be converted, and (iii) any illiquidity arising by contract in respect of the shares of Common Stock and any voting rights or control rights amongst the stockholders.

          "NASDAQ" shall mean the National Association of Securities Dealers
           ------
Automated Quotations System.

          "Non-Tracked Common Stock" has the meaning specified in Section
           ------------------------
4.12(a).

          "Non-Tracked Business Available Dividend Amount" has the meaning
           ----------------------------------------------
specified in Section 4.12(b)(i).

          "Optional Conversion Date" has the meaning specified in 4.8(e)(ii).
           ------------------------

          "Parity Stock" shall mean, with respect to shares of Series A
           ------------
Preferred Stock, Series B Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, any capital stock of the Corporation ranking on a parity with the Series A Preferred Stock, Series B Preferred Stock, Series H Preferred Stock, or Series I Preferred Stock, as the case may be, with respect to dividends, distribution in liquidation or any other preference, right or power.

          "Participating Stock" shall mean, collectively, the Series F Preferred
           -------------------
Stock, the Series G Preferred Stock and the Non-Tracked Common Stock.

          "Person" shall mean any individual, firm, corporation, partnership,
           ------
trust, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or political subdivision thereof or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

          "Preferred Stock" has the meaning specified in Section 4.1.
           ---------------

          "Predecessor Stock" shall mean any share of Class A Voting Common
           -----------------
Stock, Class B Non-Voting Common Stock, Class C Common Stock, Class D Common Stock, Voting Preference Common Stock, Series A Convertible Preferred Stock, Series B Preferred Stock,

Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Series F Preferred Stock of TeleCorp PCS, Inc. or any share of Class A Voting Common Stock, Class B Non-Voting Common Stock, Class C Common Stock, Class D Common Stock, Voting Preference Stock, Series A Convertible Preferred Stock, Series B Preferred Stock, Series C Convertible Preferred Stock and Series D Preferred Stock of Tritel, Inc.

          "Qualified Transfer" shall mean a sale, transfer or other disposition
           ------------------
of shares of Series A Preferred Stock or Series B Preferred Stock to any prospective transferee specified in a Qualified Transfer Notice, other than a prospective transferee as to which the Corporation disapproves in accordance with the terms of the second sentence of Section 4.3(j), provided such sale, transfer or other disposition is made pursuant to a binding agreement entered into no later than 180 days after the applicable Qualified Transfer Notice is given.

          "Qualified Transferee" shall mean, with respect to any shares of
           --------------------
Series A Preferred Stock or Series B Preferred Stock, (i) any Cash Equity Investor that acquired such shares pursuant to Section 4.2 of the Stockholders Agreement or (ii) any other holder that acquired such shares in a Qualified Transfer from an Initial Holders or Qualified Transferee.

          "Qualified Transfer Notice" has the meaning specified in Section
           -------------------------
4.3(i)(x).

          "Redemption Securities" shall mean any debt or equity securities of
           ---------------------
the Corporation, any of its subsidiaries or affiliates or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price payable pursuant to Section 4.15, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section 4.15(d) at least equal to the price required to be paid pursuant to Section 4.15(a) (assuming, in the case of Redemption Securities to be publicly traded, that such Redemption Securities were fully distributed and subject only to normal trading activity).

          "Section  4.15 Transferee" shall mean any transferee of shares of (i)
           ------------------------
Series A Convertible Preferred Stock, Series D Preferred Stock and Series F Preferred Stock of TeleCorp PCS, Inc. issued to the Initial Holder on July 17, 1998 or any capital stock of Holding Company exchanged therefor (or any shares of Common Stock into which any such shares are converted) or (ii) Series A Convertible Preferred Stock or Series D Convertible Preferred Stock of Tritel, Inc. issued to an Initial Holder on January 7, 1999 or any capital stock of Holding Company exchanged therefor (or any shares of Common Stock into which any such shares are converted) that are acquired in a private transaction.

          "Section 4.15 Redemption Date" shall mean the date fixed by the Board
           ----------------------------
of Directors for the redemption of any shares of stock of the Corporation pursuant to Section 4.15.

          "Senior Stock" shall mean, with respect to shares of Series A
           ------------
Preferred Stock, Series B Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, as the case may be, any capital stock of the Corporation ranking senior to the Series A Preferred Stock, Series B

Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, as the case may be, with respect to dividends, distribution in liquidation or any other preference, right or power.

          "Series A Conversion Date" has the meaning specified in Section
           ------------------------
4.3(i)(iv).

          "Series A Conversion Rate" shall mean, as of any date of
           ------------------------
determination, a fraction in which the numerator is the Liquidation Preference of one share of Series A Preferred Stock as of such date, and the denominator is the Market Price of Class A Common Stock as of such date.

          "Series A Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series A Redemption Price" has the meaning specified in Section
           -------------------------
4.3(e)(i).

          "Series B Conversion Rate"  shall mean, as of any date of
           ------------------------
determination, a fraction in which the numerator is the Liquidation Preference of one share of Series B Preferred Stock as of such date, and the denominator is the Market Price of Class A Common Stock as of such date.

          "Series B Redemption Price"  the Liquidation Preference of the Series
           -------------------------
B Preferred Stock as of any applicable redemption date.

          "Series B Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series C Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series C Redemption Price" has the meaning specified in 4.5(e)(i).
           -------------------------

          "Series D Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series D Redemption Price" has the meaning specified in Section
           -------------------------
4.5(e)(i).

          "Series E Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series F Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series G Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series H Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series I Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Statutory Liquidation" means the liquidation of the Corporation
           ---------------------
pursuant to Section 275 of the GCL, as amended.

          "Stockholders Agreement" means the Stockholders Agreement by and among
           ----------------------
the Corporation, and the other stockholders of the Corporation named therein, dated as of

 __________________, 2000, as the same may be amended, modified or supplemented in accordance with the terms thereof, a copy of which is available for inspection by any stockholder at the principal executive offices of the Corporation.

          "Subsidiary" shall mean, with respect to any Person, a corporation or
           ----------
other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

          "TeleCorp Common Stock" shall mean the Class A Voting Common Stock,
           ---------------------
$.01 par value per share, the Class B Non-Voting Common Stock, $.01 par value per share, the Class C Common Stock, $.01 par value per share, and the Class D Common Stock, $.01 par value per share, and the Voting Preference Common Stock, $.01 par value per share, of TeleCorp PCS, Inc.

          "TeleCorp Exchange Shares" shall have the meaning set forth in Section
           ------------------------
4.14(a)(ii).

          "Tritel Exchange Shares" shall have the meaning set forth in Section
           ----------------------
4.14(a)(iv).

          "TeleCorp Holding" shall mean TeleCorp Holding Corp., Inc., a Delaware
           ----------------
corporation, or any successor thereto.

          "TeleCorp Original Shares" shall mean (i) the TeleCorp Common Stock
           ------------------------
held by the Initial Holders and TWR Cellular, Inc. on July 17, 1998, (ii) the Series D Preferred Stock, $.01 par value per share, of TeleCorp PCS, Inc. held by the Initial Holders and TWR Cellular Inc. on July 17, 1998, or any TeleCorp Common Stock into which such shares were converted and (iii) the Series F Preferred Stock, $.01 par value per share, of TeleCorp PCS, Inc. held by the Initial Holders and TWR Cellular Inc. on July 17, 1998, or any TeleCorp Common Stock into which such shares were converted.

          "TeleCorp Tracking Stock" shall have the meaning set forth in Section
           -----------------------
4.12(b)(ii).

          "TeleCorp Tracked Business Available Dividend Amount" shall mean, on
           ---------------------------------------------------
any date, the excess (if any) of (i) the fair market value of the total assets of TeleCorp Holding (including, without limitation, investments held by TeleCorp Holding), less the total amount of the liabilities of TeleCorp Holding, in each case as of such date determined in accordance with generally accepted accounting principles, over (ii) the aggregate par value of, or any greater amount determined in accordance with GCL to be capital in respect of, all outstanding shares of the TeleCorp Tracking Stock.

          "TeleCorp Tracked Business Available Liquidation Amount" shall mean,
           ------------------------------------------------------
on any date, the fair market value of the total assets of TeleCorp Holding (including, without limitation, investments held by TeleCorp Holding, less the total amount of the liabilities of TeleCorp Holding, in each case as of such date determined in accordance with generally accepted accounting principles.

          "Tracked Business Available Dividend Amount" shall mean the aggregate
           ------------------------------------------
of the TeleCorp Tracked Business Available Dividend Amount plus the Tritel Tracked Business Available Dividend Amount.

          "Tracked Common Stock" has the meaning specified in Section 4.12(a).
           --------------------

          "Tritel Common Stock" shall mean the Class A Voting Common Stock, $.01
           -------------------
par value per share, the Class B Non-Voting Common Stock, $.01 par value per share, the Class C Common Stock, $.01 par value per share, and the Class D Common Stock, $.01 par value per share, and the Voting Preference Common Stock, $.01 par value per share, of Tritel PCS, Inc.

          "Tritel Holding" shall mean Tritel C/F Holding Corp., a Delaware
           --------------
corporation, or any successor thereto.

          "Tritel Original Shares" shall mean the Series D Preferred Stock, $.01
           ----------------------
par value, of Tritel PCS, Inc. owned by the Initial Holders and TWR Cellular Inc. on January 7, 1999, or any shares of Tritel Series C Preferred Stock or Tritel Common Stock into which such shares or any shares of Tritel Series A Preferred Stock or Tritel Series C Preferred Stock were converted.

          "Tritel Series A Preferred Stock" shall mean the Series A Convertible
           -------------------------------
Preferred Stock, $.01 par value, of Tritel PCS, Inc.

          "Tritel Series C Preferred Stock" shall mean the Series C Convertible
           -------------------------------
Preferred Stock, $.01 par value, of Tritel PCS, Inc.

          "Tritel Tracking Stock" shall have the meaning set forth in Section
           ---------------------
4.12(b)(iii).

          "Tritel Tracked Business Available Dividend Amount" shall mean, on any
           -------------------------------------------------
date, the excess (if any) of (i) the fair market value of the total assets of Tritel Holding (including, without limitation, investments held by Tritel Holding), less the total amount of the liabilities of Tritel Holding, in each case as of such date determined in accordance with generally accepted accounting principles, over (ii) the aggregate par value of, or any greater amount determined in accordance with GCL to be capital in respect of, all outstanding shares of the Tritel Tracking Stock.

          "Tritel Tracked Business Available Liquidation Amount" shall mean, on
           ----------------------------------------------------
any date, the fair market value of the total assets of Tritel Holding (including, without limitation, investments held by Tritel Holding, less the total amount of the liabilities of Tritel Holding, in each case as of such date determined in accordance with generally accepted accounting principles.

                                   ARTICLE V

          Election of Directors need not be by written ballot.

                                   ARTICLE VI

     6.1  Amendment of Amended and Restated Certificate of Incorporation.
          --------------------------------------------------------------
Subject to the separate class vote requirements relating to any class or series of Preferred Stock, the holders of shares of capital stock representing at least two-thirds (2/3) of the votes entitled to be cast for the election of directors of the Corporation, voting together as a single class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, or by written consent, may amend, alter or repeal this Amended and Restated Certificate of Incorporation.

     6.2  Amendment of the Bylaws. Except as otherwise  provided by law or by
          -----------------------
this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, as from time to time altered or amended, may be made, altered or amended by the holders of shares of capital stock representing at least two-thirds (2/3) of the votes entitled to be cast for the election of directors of the Corporation, voting together as a single class, in person or by proxy at any annual or special meeting of the stockholders called for such purpose, of which the notice shall specify the subject matter of the proposed alteration or amendment or new bylaw or the article or articles to be affected thereby, or by written consent of such holders having such requisite number of votes. The Bylaws may also be made, altered or amended by a majority of the whole number of directors then in office. Notwithstanding anything to the contrary contained in this Section 6.2, the rights of any Stockholder (as such term is defined in the Stockholders Agreement) or group of Stockholders under Section 2.11(b) of the Bylaws shall not be amended, altered or repealed without the prior written approval of any such Stockholder or group of Stockholders, as the case may be.

                                  ARTICLE VII

     7.1  Indemnification.  Any person who was or is a party or is threatened to
          ---------------
be made a party to any threatened, pending, or completed action, suit, or proceeding (a "Proceeding"), whether civil, criminal, administrative, or
               ----------
investigative (whether or not by or in the right of the Corporation), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), shall be entitled to be indemnified by the
                ------------
Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such Proceeding. Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this Article VII.

     7.2  Advancement of Expenses.  The Corporation shall, from time to time,
          -----------------------
reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if (and only if) required by the GCL, such expenses incurred by or on behalf of any Director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

     7.3  Rights Not Exclusive.  The rights to indemnification and reimbursement
          --------------------
or advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Amended and Restated Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     7.4  Continuing Rights.  The rights to indemnification and reimbursement or
          -----------------
advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder), shall inure to the benefit of the executors, administrators, legatees and distributees of such person, and in either case, shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VII.

     7.5  Insurance.  The Corporation shall have power to purchase and maintain
          ---------
insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII, the Bylaws or under Section 145 of the GCL or any other provision of law.

     7.6  Contract Rights; No Repeal.  The provisions of this Article VII shall
          --------------------------
be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Article VII is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer, or other person intend to be legally bound. No repeal or modification of this Article VII shall affect any rights or obligations with respect to any state of facts then or, heretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     7.7  Enforceability; Burden of Proof.  The rights to indemnification and
          -------------------------------
reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such Proceeding.

     7.8  Service at the Request of the Corporation.  Any Director or officer of
          -----------------------------------------
the Corporation serving in any capacity in (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

     7.9  Right to Be Covered by Applicable Law.  Any person entitled to be
          -------------------------------------
indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article VII may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

     7.10  Section 203 Election.  The Corporation elects not to have Section 203
           --------------------
of the GCL govern the issuance of capital stock of the Corporation to (a) AT&T Wireless or its Affiliates, (b) Gerald T. Vento or (c) Thomas H. Sullivan.

                                  ARTICLE VIII

     No Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision does not eliminate the liability of the Director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL or (iv) for any transaction from which the Director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a Director of the Corporation while this Article VIII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VIII, and neither the amendment or repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such Director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article VIII are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of Directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise.

                                   ARTICLE IX

     9.1  Number, Terms and Election of Directors.
          ---------------------------------------

     (a) Subject to the rights, if any, of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed and may be increased or decreased from time to time by the Board of Directors, but in no case shall the number be less than one nor more than fifteen.

     (b) The directors, other than the directors designated by the holders of the Voting Preference Common Stock pursuant to Section 3.1(e) of the Stockholders' Agreement (the "Voting Preference Directors"), shall be divided into three classes, as nearly equal in number as possible, by the affirmative vote (which vote may be taken prior to such closing) of a majority of the directors then holding office. One class of directors shall be appointed to the Board of Directors for a term expiring at the first annual meeting of stockholders to be held after the filing of this Amended and Restated Certificate of Incorporation, another class of directors shall be appointed to the Board of Directors for a term expiring at the second annual meeting of stockholders to be held after the filing of this Amended and Restated Certificate of Incorporation, and another class of directors shall be appointed to the Board of Directors for a term expiring the third annual meeting of stockholders to be held after the filing of this Amended and Restated Certificate of Incorporation, with members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following their year of election. The Voting Preference Directors shall be elected to the Board of Directors for a one year term expiring at each annual meeting.

     9.2  Newly Created Directorships and Vacancies.  Subject to the rights, if
          -----------------------------------------
any, of the holders of any and all series of Preferred Stock to elect additional directors pursuant to the terms and conditions of such Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

     9.3  Removal.  Subject to the rights, if any, of the holders of any and all
          -------
series of Preferred Stock to elect additional directors pursuant to the terms and conditions of such Preferred Stock, any director may be removed from office by the stockholders with or without cause in the following manner. At any annual meeting or special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, may remove such director or directors with or without cause.

     9.4  Additional Rights of Certain Stockholders Regarding Directors.
          -------------------------------------------------------------
Notwithstanding anything to the contrary contained in this Article IX, so long as a Stockholder (as such term is defined in the Stockholders' Agreement) or group of Stockholders has the right to nominate one or more of the directors of the Corporation pursuant to the terms of the Stockholders' Agreement or this Amended and Restated Certificate of Incorporation (including, without limitation, the right of the Initial Holders to nominate a director pursuant to
Section 4.3(d)(iii) and Section 4.4 hereof), then, with respect to any directors so nominated by such Stockholder or group of Stockholders, such Stockholder or group of Stockholders, as the case may be, shall have the right to cause the Corporation to remove any director so nominated by such Stockholder or group of stockholders, as the case may be, with or without cause, and any vacancy caused by the removal of such director or otherwise during the term of such director (whether or not such director resigns, is removed from the Board of Directors with or without cause or ceases to be a director by reason of death, disability or for any other reason) shall be filled in accordance with the terms of the Stockholders' Agreement or this Amended and Restated Certificate of Incorporation, as the case may be.

          IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation this _____ day of _________, 2000.


                              ______________________________
                              Name:
                              Title:

                                  ANNEX II to
  Amendment No.1 to the Agreement and Plan of Reorganization and Contribution

                                   SCHEDULE A


                        Board of Directors and Officers

TELECORP II:
-----------

Officers:
---------

                     NAME                                           POSITION
                     ----                                           --------
------------------------------------------------------------------------------------------------
               Gerald T. Vento                               Chief Executive Officer
------------------------------------------------------------------------------------------------
              Thomas H. Sullivan                       President, Treasurer, and Secretary
------------------------------------------------------------------------------------------------
               Julie A. Dobson                               Chief Operating Officer
------------------------------------------------------------------------------------------------

Board of Directors:
------------------

                     NAME                                           POSITION
                     ----                                           --------
------------------------------------------------------------------------------------------------
              Thomas H. Sullivan                                    Director
------------------------------------------------------------------------------------------------
               Gerald T. Vento                                      Director
------------------------------------------------------------------------------------------------

TRITEL II:
---------

Officers:
--------

                     NAME                                           POSITION
                     ----                                           --------
------------------------------------------------------------------------------------------------
                Gerald T. Vento                              Chief Executive Officer
------------------------------------------------------------------------------------------------
               Thomas H. Sullivan                       Executive Vice President-Chief Financial
                                                              Officer and Treasurer
------------------------------------------------------------------------------------------------
                William Arnett                          President and Chief Operating Officer
------------------------------------------------------------------------------------------------
             James H. Neeld, IV, Esq.                 Senior Vice President-General Counsel and
                                                                    Secretary
------------------------------------------------------------------------------------------------

Board of Directors:
------------------

                     NAME                                           POSITION
                     ----                                           --------
------------------------------------------------------------------------------------------------
              Thomas H. Sullivan                                    Director
------------------------------------------------------------------------------------------------
               Gerald T. Vento                                      Director
------------------------------------------------------------------------------------------------

HOLDING COMPANY:
---------------
A.      Before the Merger.

Officers:
--------

                     NAME                                           POSITION
                     ----                                           --------
------------------------------------------------------------------------------------------------
               Gerald T. Vento                                      President
------------------------------------------------------------------------------------------------
              Thomas H. Sullivan                    Vice President, Treasurer, and Secretary
------------------------------------------------------------------------------------------------

Board of Directors:
------------------

                     NAME                                           POSITION
                     ----                                           --------
------------------------------------------------------------------------------------------------
               Gerald T. Vento                                      Director
------------------------------------------------------------------------------------------------
              Thomas H. Sullivan                                    Director
------------------------------------------------------------------------------------------------

B.      After the Merger.

Officers:
--------

                     NAME                                           POSITION
                     ----                                           --------
------------------------------------------------------------------------------------------------
               Gerald T. Vento                              Chief Executive Officer
------------------------------------------------------------------------------------------------
               Thomas H. Sullivan                           Chief Financial Officer
------------------------------------------------------------------------------------------------
               William M. Mounger                        Chairman of the Board of Directors
------------------------------------------------------------------------------------------------
                 E.B. Martin                           Vice-Chairman of the Board of Directors
------------------------------------------------------------------------------------------------

Board of Directors:
------------------

            CLASS                             NAME                            POSITION
            -----                             ----                            --------
--------------------------------------------------------------------------------------------------
        Class of 2001                    Gerald T. Vento                      Director
                                       Thomas H. Sullivan                     Director
                                       William M. Mounger*                    Director
                                          E.B. Martin*                        Director
--------------------------------------------------------------------------------------------------
          Class 2002                     Alex P. Coleman                      Director
                                        Michael R. Hannon                     Director
                                        Michael Schwartz                      Director
                                        Mary Hawkins-Key                      Director
                                         Scott Anderson                       Director
--------------------------------------------------------------------------------------------------
        Class of 2003                     James M. Hoak                       Director
                                       David A. Jones, Jr.                    Director
                                        Andrew Hubregsen                      Director
                                        William W. Hague                      Director
                                         Rohit M. Desai                       Director
--------------------------------------------------------------------------------------------------

*  Mr. Mounger and Mr. Martin hold two seats, but are entitled to one vote.

                                Lehman Brothers

                                                               February 27, 2000

Board of Directors
TeleCorp PCS, Inc.
1010 N. Glebe Road, Suite 800
Arlington, VA 22201

Members of the Board:

   We understand that TeleCorp PCS, Inc., a Delaware corporation ("TeleCorp" or the "Company"), Tritel PCS, Inc., a Delaware corporation ("Tritel"), and AT&T Corp., a Delaware corporation ("AT&T"), are proposing to enter into an agreement pursuant to which each of TeleCorp and Tritel will merge with and into subsidiaries of a newly formed holding company ("Holdco"), and upon the effectiveness of such merger, (a) each outstanding share of Class A Common Stock of TeleCorp will be converted into the right to receive one share of Class A common stock of Holdco (the "Class A Exchange Ratio"), (b) each outstanding share of Class C common stock of TeleCorp will be converted into the right to receive one share of Class C common stock of Holdco (the "Class C Exchange Ratio"), (c) each outstanding share of Class D common stock of TeleCorp will be converted into the right to receive one share of Class D common stock of Holdco (the "Class D Exchange Ratio" and, together with the Class A Exchange Ratio and the Class C Exchange Ratio, the "Exchange Ratios"),
(d) each outstanding share of voting preference common stock of TeleCorp will be converted into the right to receive one share of voting preference common stock of Holdco, (e) each outstanding share of Class A common stock and each share of Class B common stock of Tritel will be converted into the right to receive 0.76 shares of Class A common stock of Holdco, (f) each outstanding share of Class C common stock of Tritel will be converted into the right to receive one share of Class E common stock of Holdco, (g) each outstanding share of Class D common stock of Tritel will be converted into the right to receive one share of Class F common stock of Holdco, (h) three shares of voting preference common stock of Tritel will each be converted into the right to receive three shares of voting preference common stock of Holdco, and (i) three shares of voting preference common stock of Tritel will each be converted into the right to receive $10 million in cash and the right to certain additional payments under certain circumstances (the "Proposed Merger"), and pursuant to which (v) the Company will issue to AT&T $410 million of Class A common stock of TeleCorp (or Holdco), (w) the Company will assume certain obligations pursuant to certain purchase agreements, including the payment of $80 million in cash for the acquisition of Indus, Inc. ("Indus"), a Wisconsin corporation (the "Pending Acquisition Agreements"), relating to the pending acquisitions of Indus, Polycell Communications, Inc., a Delaware corporation, and ABC Wireless, L.L.C., a Delaware limited liability company (the "Targets"), (x) AT&T will pay to TeleCorp $100 million cash, (y) AT&T will enter into a brand extension and other operating agreements with TeleCorp, and (z) AT&T will assign to TeleCorp all of its rights under the Pending Acquisition Agreements (the "Contribution"). We further understand that the Proposed Transaction may constitute a Transaction with an Affiliate under Section 4.07 of the Indenture (the "Indenture") governing TeleCorp's outstanding 11 5/8% Senior Subordinated Notes due 2009 (the "Bonds") and that Section 4.07 of the Indenture requires an opinion of a nationally recognized investment banking firm with respect thereto. The terms and conditions of the Proposed Merger and the Contribution are set forth in more detail in the Agreement and Plan of Reorganization and Contribution dated the date hereof by and among TeleCorp, Tritel and AT&T (collectively, the "Agreements").

   We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, (i) to the holders of Class A common stock of the Company of the Class A Exchange Ratio to be offered to such holders in the Proposed Merger, (ii) to the holders of Class C common stock of the Company of the Class C Exchange Ratio to be offered to such holders in the Proposed Merger, (iii) to the holders of Class D common stock of the Company of the Class D Exchange Ratio to be offered to such holders in the Proposed Merger and (iv) to the holders of the Bonds of the Exchange Ratios to be offered to the holders of the Company's Class A common stock, Class C common stock and Class D common stock in the Proposed Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the Contribution to the Company or any of its stockholders in this opinion. We also have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Merger or the Contribution.

   In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Merger, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Registration Statement on Form S-1 declared effective on November 22, 1999 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, (3) publicly available information concerning Tritel that we believe to be relevant to our analysis, including the Registration Statement on Form S-1 declared effective on December 13, 1999, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (5) financial and operating information with respect to the business, operations and prospects of Tritel furnished to us by Tritel, (6) a trading history of the Company's common stock from November 22, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a trading history of Tritel's common stock from December 13, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (9) a comparison of the historical financial results and present financial condition of the Tritel with those of other companies that we deemed relevant, and (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (11) published estimates of third party research analysts with respect to the future financial performance of Tritel, and (12) the relative contributions of TeleCorp and Tritel, on a pro forma basis, to the future financial performance of Holdco following consummation of the Proposed Merger. In addition, we have had discussions with the managements of the Company and Tritel concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and Tritel that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We have not been provided with, and did not have access to, financial projections of Tritel prepared by the management of Tritel. Accordingly, upon advice of Tritel, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of Tritel and that Tritel will perform substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Tritel and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Tritel. Upon advice of the Company and its legal and accounting advisors, we have assumed that the merger will qualify as a tax-free transaction within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended, and a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

   In addition, we express no opinion as to the prices at which shares of common stock of Holdco or the Bonds actually will trade following consummation of the Proposed Merger and this opinion should not be viewed as providing any assurance that the market value of the shares of Holdco to be held by the stockholders of the Company after the Proposed Merger will be in excess of the market value of the shares of the Company's Class A common stock owned by such stockholders at any time prior to announcement or consummation of the Proposed Merger or that the market value of the Bonds prior to the announcement or consummation of the Proposed Merger.

   Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, (i) the Class A Exchange Ratio to be offered to the holders of Class A common stock of the Company in the Proposed Transaction is fair to such holders, (ii) the Class C Exchange Ratio to be offered to the holders of Class C common stock of the Company in the Proposed Transaction is fair to such holders, (iii) the Class D Exchange Ratio to be offered to the holders of Class D common stock of the Company in the Proposed Transaction is fair to such holders, and (iv) the Exchange Ratios to be offered to the holders of the Company's Class A common stock, Class C common stock and Class D common stock in the Proposed Transaction is fair to the holders of the Bonds.

   We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Tritel for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                               February 27, 2000

Board of Directors
Tritel, Inc.
111 East Capitol Street
Jackson, MS 39201

Members of the Board of Directors:

   Tritel, Inc., a Delaware corporation ("Tritel"), TeleCorp PCS, Inc., a Delaware corporation ("TeleCorp"), and AT&T Corp., a New York corporation ("AT&T"), propose to enter into an Agreement and Plan of Reorganization and Contribution (the "Agreement") pursuant to which a new holding company (the "Holding Company") will become the parent and sole shareholder of both Tritel and TeleCorp and, as part of the transaction, AT&T will contribute certain assets and rights to the Holding Company in exchange for shares of the Holding Company (the "Contribution"). Pursuant to a merger to be effected pursuant to the Agreement (the "Merger"), each outstanding share of the Class A Common Stock, par value $ .01 per share, of Tritel (the "Class A Shares"), will be converted into the right to receive 0.76 shares (the "Exchange Ratio") of the Class A Common Stock, par value $ .01 per share, of the Holding Company (the "Holding Company Shares"), to be issued in the Merger. The Merger, the Contribution and the other transactions contemplated by the Agreement are referred to herein as the "Transactions." You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Class A Shares, other than AT&T Wireless PCS, LLC and its affiliates.

   In arriving at the opinion set forth below, we have, among other things:

     1. Reviewed certain publicly available business and financial information relating to Tritel and TeleCorp that we deemed to be relevant;

     2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Tritel and TeleCorp, furnished to us by Tritel and TeleCorp;

     3. Conducted discussions with members of senior management and representatives of Tritel and TeleCorp concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transactions;

     4. Reviewed the market prices and valuation multiples for the Class A Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     5. Reviewed the results of operations of Tritel and TeleCorp and compared them with those of certain publicly traded companies that we deemed to be relevant;

     6. Compared the proposed financial terms of the Transactions with the financial terms of certain other transactions that we deemed to be relevant;

     7. Participated in certain discussions and negotiations among representatives of Tritel and TeleCorp and their financial and legal advisors;

     8. Reviewed the potential pro forma impact of the Transactions;

     9. Reviewed a draft, dated February 25, 2000, of the Agreement; and

     10. Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Tritel or TeleCorp or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Tritel or TeleCorp. With respect to the financial forecast information furnished to or discussed with us by Tritel or TeleCorp, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Tritel's or TeleCorp's management as to the expected future financial performance of Tritel or TeleCorp, as the case may be. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions.

   In connection with the preparation of this opinion, we have not been authorized by Tritel or the Board of Directors of Tritel to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Tritel.

   We are acting as financial advisor to Tritel in connection with the Transactions and will receive a fee from Tritel for our services, a significant portion of which is contingent upon the consummation of the Transactions. In addition, Tritel has agreed to indemnify us for certain liabilities arising out of our engagement. We participated in the underwriting syndicate of the initial public offering of Tritel in December 1999 and the initial public offering of TeleCorp in November 1999. In addition, we are currently providing financial advisory services to AT&T in connection with a proposed tracking stock issue for its wireless unit and have, in the past, provided other financial advisory and financing services to AT&T and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade securities of Tritel, TeleCorp and AT&T for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such security.

   This opinion is for the use and benefit of the Board of Directors of Tritel. Our opinion does not address the merits of the underlying decision by Tritel to engage in the Transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any other matter related to the Transactions.

   We are not expressing any opinion herein as to the prices at which any securities of Tritel, TeleCorp or the Holding Company will trade following the announcement or consummation of the Transactions.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Class A Shares other than AT&T Wireless PCS, LLC and its affiliates.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH
                                                       INCORPORATED

                                                                         Annex E

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                               TELECORP PCS, INC.

          TeleCorp PCS, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          FIRST:  The name of the corporation is __________________ (the

"Corporation").  The original Certificate of Incorporation of the Corporation
------------
was filed with the Secretary of State of the State of Delaware (the "Secretary
                                                                     ---------
of State") on __________________ (the "Certificate of Incorporation").
--------                               ----------------------------

          SECOND: This Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation") has been duly adopted in
--------------------------------------------------
accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware ("GCL") and written consent has been
                                           ---
given by the stockholders of the Corporation in accordance with Section 228 of the GCL.

          THIRD: The Certificate of Incorporation is hereby amended and restated in its entirety as follows:

                                   ARTICLE I

          The name of the Corporation shall be TeleCorp PCS, Inc.

                                   ARTICLE II

          The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

          The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the GCL.

                                   ARTICLE IV

     4.1  Classes of Stock.  The total number of shares of all classes of stock
          ----------------
which the Corporation shall have authority to issue is ____________________, consisting of (a) 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), consisting of 100,000 shares designated "Series A
      ---------------
Convertible Preferred Stock" (the "Series A Preferred
                                   ------------------

Stock"), 200,000 shares designated "Series B Preferred Stock" (the "Series B
-----                                                               --------
Preferred Stock"), 215,000 shares designated "Series C Preferred Stock" (the
---------------
"Series C Preferred Stock"), 50,000 shares designated "Series D Preferred Stock"
 ------------------------
(the "Series D Preferred Stock"), 30,000 shares designated "Series E Preferred
      ------------------------
Stock" (the "Series E Preferred Stock"), 15,450,000 shares designated "Series F
             ------------------------
Preferred Stock" (the "Series F Preferred Stock"), 100,000 shares designated as
                       ------------------------
"Series G Preferred Stock" (the "Series G Preferred Stock"), 200,000 shares
                                 ------------------------
designated as Series H Preferred Stock" (the "Series H Preferred Stock"),
                                              ------------------------
300,000 shares designated as Series I Preferred Stock (the "Series I Preferred
                                                            ------------------
Stock") and 3,355,000 undesignated shares available for designation and issuance
-----
pursuant to Section 4.2, and (b) ____________ shares of common stock, par value $0.01 per share (the "Common Stock"), consisting of 1,108,550,000 shares
                      ------------
designated "Class A Voting Common Stock" (the "Class A Common Stock"),
                                               --------------------
808,550,000 shares designated "Class B Non-Voting Common Stock" (the "Class B
                                                                      -------
Common Stock"), 309,000 shares designated "Class C Common Stock" (the "Class C
------------                                                           -------
Common Stock"), 927,000 shares designated "Class D Common Stock" (the "Class D
------------                                                           -------
Common Stock"), 4,000,000 shares designated "Class E Common Stock" (the "Class E
------------                                                             -------
Common Stock"), 12,000,000 shares designated "Class F Common Stock" (the "Class
------------                                                              -----
F Common Stock") and 3,093 shares designated "Voting Preference Common Stock"
--------------
(the "Voting Preference Common Stock"). (Capitalized terms used herein and not
      ------------------------------
otherwise defined shall have the meanings set forth in Section 4.16.)

     4.2  Additional Series of Preferred Stock and Voting Rights of Preferred
          -------------------------------------------------------------------
Stock.
-----

     (a) Subject to approval by holders of shares of any class or series of Preferred Stock to the extent such approval is required by its terms, the Board of Directors of the Corporation (the "Board of Directors") is hereby expressly
                                      ------------------
authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock in addition to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolutions, the following provisions of the shares thereof:

     (i) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

     (ii) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

     (iii) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

     (iv) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

     (v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

     (vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

     (vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

     (viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

     (ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

     (x) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

     (b) The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

     (c) Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted into or exchanged for any other security shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

     (d) Subject to the provisions of this Amended and Restated Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

     (e)  Voting.
          ------

          (i) The holders of shares of Preferred Stock shall be entitled to such voting rights as hereinafter provided, and shall be entitled to notice of any stockholders' meeting and to vote upon such matters as provided herein and in the Bylaws of the Corporation, and as may be provided by law. Holders of any series of Preferred Stock shall not be entitled to cumulate their votes for any purpose. Except as otherwise required by law or provided herein, regardless of the number of shares of any series of Preferred Stock then outstanding, each Series of Preferred Stock shall be entitled to the number of votes voting as a class with all equity securities of the Corporation enumerated below and the number of votes or fractional votes to which each share of a particular series of Preferred Stock shall be entitled shall be the quotient determined by dividing the aggregate number of votes to which such series of Preferred Stock is entitled by the number of shares of such series of Preferred Stock then outstanding. Except as otherwise required by law or provided herein, the Series A Preferred Stock shall have 67,804 votes; the Series B Preferred Stock shall have 61,608 votes; the Series C Preferred Stock shall have 124,096 votes; the Series D Preferred Stock shall have 30,308 votes; the Series E Preferred Stock shall have 16,184 votes; the Series H Preferred Stock shall have the number of votes which shares of Series A Preferred Stock exchanged for such Series H Preferred Stock in accordance with Section 4.14 previously had; the Series I Preferred Stock shall have the number of votes which shares of Series B Preferred Stock exchanged for such Series I Preferred Stock in accordance with
Section 4.14 previously had; and the Series F Preferred Stock and the Series G Preferred Stock shall have the voting rights described in Section 4.12(c).

          (ii) In any matter requiring a separate class vote of holders of any series of Preferred Stock or a separate vote of two or more series of Preferred Stock voting together as a single class, for the purposes of such a class vote, each share of Preferred Stock of such series shall be entitled to one vote per share.

     4.3  Powers, Preferences and Rights of the Series A Preferred Stock.  The
          --------------------------------------------------------------
powers, preferences and rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

     (a)  Ranking.  The Series A Preferred Stock shall, with respect to the
          -------
payment of dividends and the distribution of assets on liquidation, dissolution or winding up, rank on a parity with the Series B Preferred Stock, the Series H Preferred Stock and the Series

I Preferred Stock, and rank senior to Junior Stock.

     (b)    Dividends and Distributions.
            ---------------------------

     (i)    Dividends.  The holders of shares of Series A Preferred Stock shall
            ---------
be entitled to receive, as and when declared by the Board of Directors, out of funds legally available therefor, dividends on each outstanding share of Series A Preferred Stock, at an annual rate per share equal to ten percent (10%) of the Liquidation Preference, calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid quarterly in arrears commencing on the Dividend Payment Date immediately following the last Dividend Payment Date arising with respect to Predecessor Stock exchanged for the Series A Preferred Stock in the manner provided in paragraph (iii) below.

     (ii)   Accrued Dividends, Record Date.  Dividends payable pursuant to
            ------------------------------
paragraph (i) above shall begin to accrue and be cumulative from the date on which shares of Series A Preferred Stock are issued, or, with respect to shares of Series A Preferred Stock received in exchange for any Predecessor Stock, on the date when such Predecessor Stock was issued, and shall begin to accrue on a daily basis, in each case whether or not earned or declared. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of the dividends payable pursuant to paragraph (i) above, which record date shall not be more than 60 days prior to the Dividend Payment Date.

     (iii)  Payment.  All dividends shall be payable in cash.  Until the
            -------
December 2008 Dividend Payment Date, the Corporation shall have the option to defer payment of dividends on Series A Preferred Stock. Any dividend payments so deferred shall be payable on and not earlier than the December 2008 Dividend Payment Date.

     (iv)   Dividends Pro Rata.  All dividends paid with respect to shares of
            ------------------
Series A Preferred Stock pursuant to this Section 4.3(b) shall be paid pro rata to the holders entitled thereto. In the event that the funds legally available therefor shall be insufficient for the payment of the entire amount of cash dividends payable at any Dividend Payment Date, subject to Section 4.3(c), such funds shall be allocated for the payment of dividends with respect to the shares of Series A Preferred Stock, Series B Preferred Stock, Series H Preferred Stock and Series I Preferred Stock pro rata based upon the Liquidation Preference of the outstanding shares.

     (c)    Certain Restrictions.
            --------------------

     (i) Notwithstanding the provisions of Sections 4.3(b), (e) and (f), cash dividends on the Series A Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series A Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition, or provide that such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

     (ii) So long as shares of Series A Preferred Stock are outstanding or dividends payable on shares of Series A Preferred Stock have not been paid in full in cash, then the Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of Junior Stock, except with the prior written consent of holders of a majority of the outstanding shares of Series A Preferred Stock, except that the Corporation may acquire, in accordance with the terms of any agreement between the Corporation and its employees, shares of Common Stock or Preferred Stock at a price not greater than the Market Price as of such date.

     (iii) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of capital stock of the Corporation, unless the Corporation could, pursuant to paragraph (ii) above, make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

     (d)    Voting Rights; Election of Directors.
            ------------------------------------

     (i) In addition to the voting rights set forth in Section 4.2(e) or otherwise provided by law, the holders of shares of Series A Preferred Stock shall have the voting rights provided in paragraphs (ii) and (iii) below.

     (ii) Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock in person or by proxy, at each special and annual meeting of stockholders called for the purpose, or by written consent, shall be necessary to (A) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of Senior Stock or Parity Stock or any additional shares of Series A Preferred Stock, except upon conversion or exchange pursuant to Section
4.14 of outstanding securities, (B) authorize, adopt or approve each amendment to this Amended and Restated Certificate of Incorporation that would increase or decrease the par value of the shares of Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if such alteration or change results in such capital stock being Senior Stock or Parity Stock, (C) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation so as to affect the shares of Series A Preferred Stock adversely, or (D) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or

 Parity Stock.

     (iii) So long as the Initial Holders own in the aggregate an amount of shares of Series A Preferred Stock equal to at least 44,481 shares, holders of shares of Series A Preferred Stock shall have the exclusive right, voting separately as a single class, to designate one director of the Corporation. The foregoing right to designate one director may be exercised at any annual meeting of stockholders or a special meeting of stockholders or holders of Series A Preferred Stock held for such purpose or any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock. Notwithstanding the foregoing, the Initial Holders shall have the right, exercisable at any time by written notice delivered to the Secretary of the Corporation, to surrender and cancel irrevocably such right to designate one director of the Corporation. So long as the Initial Holders own in the aggregate an amount of shares of Series A Preferred Stock equal to at least 44,481 shares in the event any director so designated by the Initial Holders ceases to be a director of the Corporation during such director's term (whether or not such director resigns, is removed from the Board of Directors with or without cause or ceases to be a director by reason of death, disability or for any other reason), the Initial Holders shall have the right to designate a replacement for such director, and the Corporation shall cause to be elected or appointed for the remainder of the term of any director so replaced any person designated by the Initial Holders, upon written notice to the Corporation and the other members of the Board of Directors which notice shall set forth the name of the member being replaced and the name of the new member.

     (e)    Redemption at Option of the Corporation.  The Corporation shall have
            ---------------------------------------
the right to redeem shares of Series A Preferred Stock pursuant to the following provisions:

     (i) The Corporation shall not have any right to redeem shares of the Series A Preferred Stock prior to, with respect to any shares of Series A Preferred Stock, the 30th day after the twentieth anniversary of the issuance of such shares. Thereafter, subject to the restrictions in Section 4.3(c)(i), the Corporation shall have the right, at its sole option and election, to redeem the shares of the Series A Preferred Stock, in whole but not in part, at any time at a redemption price (the "Series A Redemption Price") per share equal to the
                         -------------------------
Liquidation Preference as of the redemption date;

     (ii) Notice of any redemption of the Series A Preferred Stock shall be mailed at least ten, but not more than 60, days prior to the date fixed for redemption to each holder of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. In order to facilitate the redemption of the Series A Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock to be redeemed, or may cause the transfer books of the Corporation to be closed for the transfer of the Series A Preferred Stock, not more than 60 days prior to the date fixed for such redemption;

     (iii) Within two Business Days after the redemption date specified in the notice given pursuant to paragraph (ii) above and the surrender of the certificate(s) representing shares of Series A Preferred Stock, the Corporation shall pay to the holder of the shares being redeemed the Series A Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

     (iv)   Effective upon the date of the notice given pursuant to paragraph
(ii) above, notwithstanding that any certificate for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of the shares of the Series A Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive the Series A Redemption Price therefor in accordance with paragraph (iii) above and the right to convert such shares into shares of Class A Common Stock until the close of business on the third Business Day preceding the redemption date, as provided in Section 4.3(i).

     (f)    Redemption at Option of Holder.
            ------------------------------

     (i) No holder of shares of Series A Preferred Stock shall have any right to require the Corporation to redeem any shares of Series A Preferred Stock prior to, with respect to any shares of Series A Preferred Stock, the 30th day after the twentieth anniversary of the issuance of such shares. Thereafter, subject to the restrictions set forth in Section 4.3(c)(i), each holder of shares of Series A Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all (but not less than all) of the shares of Series A Preferred Stock owned by such holder at a price per share equal to the Series A Redemption Price;

     (ii) The holder of any shares of the Series A Preferred Stock may exercise such holder's right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series A Preferred Stock to be redeemed, accompanied by a written notice stating that such holder elects to require the Corporation to redeem all (but not less than all) of such shares in accordance with the provisions of this Section 4.3(f), which notice may specify an account for delivery of the Series A Redemption Price;

     (iii) Within two Business Days after the surrender of such certificates, the Corporation shall pay to the holder of the shares being redeemed the Series A Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

     (iv) Such redemptions shall be deemed to have been made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Series A Preferred Stock to be redeemed and the rights of the holder thereof, except for the right to receive the Series A Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

     (g)    Reacquired Shares. Any shares of the Series A Preferred Stock
            -----------------
redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued pursuant to Section 4.2(c) as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

     (h)    Liquidation, Dissolution or Winding Up.
            --------------------------------------

     (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference with respect to each share of Series A Preferred Stock.

     (ii) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock, Series B Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

     (iii) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.3(h).

     (i)    Conversion.
            ----------

     (i)    Stockholders' Right To Convert.  No holder of shares of Series A
            ------------------------------
Preferred Stock shall have any right to convert any shares of Series A Preferred Stock into Class A Common Stock or any other securities of the Corporation prior to July 17, 2006. Thereafter, each share of Series A Preferred Stock held by the Initial Holders or a Qualified Transferee shall be convertible, at the sole option and election of the Initial Holders or Qualified Transferee, into fully paid and non-assessable shares of Class A Common Stock.

     (ii)   Number of Shares of Class A Common Stock Issuable upon Conversion.
            -----------------------------------------------------------------
The number of shares of Class A Common Stock to be issued upon conversion of shares of Series A Preferred Stock pursuant to paragraph (i) above shall be equal to the product of (A) the Series A Conversion Rate as of the date of the applicable notice pursuant to paragraph (iv) below, multiplied by (B) the number of shares of Series A Preferred Stock to be converted.

     (iii)  Fractional Shares.  Notwithstanding any other provision of this
            -----------------
Amended and Restated Certificate of Incorporation, the Corporation shall not be required to issue fractions of shares upon conversion of any shares of Series A Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Corporation may pay therefor, at the time of any conversion of shares of Series A Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the Market Price of a share of Class A Common Stock on such date.

     (iv)   Mechanics of Conversion.  The Initial Holders or Qualified
            -----------------------
Transferee may exercise its option to convert by surrendering for such purpose to the Corporation, at its principal office or such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series A Preferred Stock to be converted, accompanied by a written notice, delivered in accordance with the terms of the Stockholders Agreement, stating that such holder elects to convert such shares in accordance with this
Section 4.3(i). The date of receipt of such certificates and notice by the Corporation at such office shall be the conversion date (the "Series A
                                                              --------
Conversion Date"). If required by the Corporation, certificates surrendered for
---------------
conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. Within ten Business Days after the Series A Conversion Date (or, if at the time of such surrender the shares of Class A Common Stock are not listed or admitted for trading on any national securities exchange and are not quoted on NASDAQ or any similar service, within ten Business Days of the determination of the Market Price pursuant to the Appraisal Procedure), the Corporation shall issue to such holder a number of shares of Class A Common Stock into which such shares of Series A Preferred Stock are convertible pursuant to paragraph (ii) above. Certificates representing such shares of Class A Common Stock shall be delivered to such holder at such holder's address as it appears on the books of the Corporation.

     (v)    Termination of Rights.  All shares of Series A Preferred Stock which
            ---------------------
shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Series A Conversion Date, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon.

     (vi)   No Conversion Charge or Tax.  The issuance and delivery of
            ---------------------------
certificates for shares of Class A Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

     (vii)   Reorganization, Reclassification and Merger Adjustment.  If there
             ------------------------------------------------------
occurs any capital reorganization or any reclassification of the Class A Common Stock of the Corporation, the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Class A Common Stock) or the sale or conveyance of all or substantially all of the assets of the Corporation to another Person, then each share of Series A Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Class A Common Stock of the Corporation upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Class A Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred Stock.

     (viii)  Notice of Adjustment.  Whenever the securities or other property
             --------------------
deliverable upon the conversion of the Series A Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Series A Preferred Stock and the Class A Common Stock, a certificate, signed by the Chairman of the Board, President or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, Treasurer or one of its Assistant Treasurers, stating the securities or other property deliverable per share of Series A Preferred Stock calculated to the nearest cent or to the nearest one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

     (ix)    Reservation of Class A Common Stock.  The Corporation shall at all
             -----------------------------------
times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred Stock the maximum number of its authorized but unissued shares of Class A Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient authorized but unissued shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

     (j) Qualified Transfer.  If at any time an Initial Holder or Qualified
         ------------------
Transferee desires to sell, transfer or otherwise dispose of shares of Series A Preferred Stock pursuant to a Qualified Transfer, it shall, with respect to each such proposed transfer, give written notice (a "Qualified Transfer Notice") to
                                                -------------------------
the Corporation at its principal executive office specifying up to ten prospective transferees. Upon receipt of such notice, the Corporation shall have ten days to give written notice to the Initial Holders or Qualified Transferee specifying its disapproval of (A) any or all of such prospective transferees if it has good reason for such disapproval and specifying such reason and (B) up to two of such prospective transferees with or without good reason.

     (k) Notice of Certain Events.  In case the Corporation shall propose at any
         ------------------------
time or from time to time (i) to declare or pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock, (ii) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Common Stock, (iv) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation which would, if consummated, adjust the Series A Conversion Rate or the securities issuable upon conversion of shares of Series A Preferred Stock, or
(v) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of shares of Series A Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, a written notice of such proposed action, which shall specify (A) the date on which a record is to be taken for the purpose of such dividend or distribution of rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend or distribution of rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten Business Days prior to the applicable record, determination or effective date, specified in such notice.

     (l) Certain Remedies.  Any registered holder of shares of Series A
         ----------------
Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Amended and Restated Certificate of Incorporation and to enforce specifically the terms and provisions of this Amended and Restated Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

     4.4  Powers, Preferences and Rights of the Series B Preferred Stock.  The
          --------------------------------------------------------------
Series B Preferred Stock shall rank on a parity with the Series A Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock, and the powers, preferences and rights of the Series B Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series A Preferred Stock, except that (a) any references to the "December 2008 Dividend Payment Date" shall instead be a reference to the "June 2009 Dividend Payment Date"; (b) holders shall have the right to designate one director and designate replacements for such director, pursuant to Section 4.3(d)(iii), so long as the Initial Holders own, in the aggregate, an amount of Series B Preferred Stock equal to at least 60,446 shares, (c) no holder of Series B Preferred Stock shall have the right to convert Series B Preferred Stock into Class A Common Stock or any other securities, pursuant to Section 4.3(i), prior to January 15, 2007; and (d) the words "Series B Preferred Stock" and "Series A Preferred Stock" shall be substituted for all references in
Section 4.3 to Series A Preferred Stock and Series B Preferred Stock, respectively, and any references in Section 4.3 to "TeleCorp PCS, Inc." shall instead be a reference to "Tritel, Inc."

     4.5  Powers, Preferences and Rights of the Series C Preferred Stock.  The
          --------------------------------------------------------------
powers, preferences and rights of the Series C Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

     (a)  Ranking.  The Series C Preferred Stock shall rank (i) junior to the
          -------
Series A Preferred Stock, the Series B Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (ii) junior to the Series D Preferred Stock with respect to the distribution of assets on a Statutory Liquidation, (iii) on a parity with the Series D Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up (other than on a Statutory Liquidation), (iv) on a parity with the Series D Preferred Stock and the Common Stock with respect to the payment of dividends, and (v) senior to the Common Stock and any series or class of the Corporation's common or preferred stock, now or hereafter authorized (other than Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock, Series H Preferred Stock or Series I Preferred Stock), with respect to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up.

     (b)  Dividends.  Holders of Series C Preferred Stock shall be entitled to
          ---------
dividends in cash or property when, as and if, declared by the Board of Directors of the Corporation; provided that, in no event shall dividends in
                              --------
excess of the Liquidation Preference be declared or paid. So long as shares of Series C Preferred Stock are outstanding or dividends payable on shares of Series C Preferred Stock have not been paid in full in cash, the Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of any class of common stock or series of preferred stock ranking junior to or on a parity with the Series C Preferred Stock, except that the Corporation may acquire, in accordance with the terms of any agreement between the Corporation and its employees, shares of Common Stock or Preferred Stock at a price not greater than the Market Price as of such date. The

Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Series D Preferred Stock unless concurrently therewith the Corporation shall declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, as the case may be, shares of Series C Preferred Stock ratably in accordance with the number of shares of Series C Preferred Stock and Series D Preferred Stock then outstanding.

     (c)    Liquidation Preference.
            ----------------------

     (i) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, after payment is made to holders of all series of preferred stock ranking senior to the Series C Preferred Stock with respect to rights on liquidation, dissolution or winding up (including, in the case of a Statutory Liquidation, the Series D Preferred Stock), but before any payment shall be made or any assets distributed to the holders of Common Stock or any series of preferred stock ranking junior to the Series C Preferred Stock with respect to rights on liquidation, dissolution or winding up, an amount equal to the Liquidation Preference and no more.

     (ii) If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed are insufficient to permit the payment to all holders of Series C Preferred Stock and any other series of preferred stock ranking on a parity with Series C Preferred Stock with respect to rights on liquidation, dissolution or winding up (including, in the case of a liquidation, dissolution or winding up other than a Statutory Liquidation, the Series D Preferred Stock), to receive their full preferential amounts, the entire assets of the Corporation shall be distributed among the holders of Series C Preferred Stock and all such other series ratably in accordance with their respective Liquidation Preference.

     (iii) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.5(c).

     (d)    Voting Rights.
            -------------

     (i) In addition to the voting rights set forth in Section 4.2(e) or otherwise provided by law, the holders of shares of Series C Preferred Stock shall have the voting rights provided in paragraph (ii) below.

     (ii) The affirmative vote of holders of not less than a majority of Series C Preferred Stock shall be required to (A) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of stock ranking senior to or pari passu with the Series C Preferred Stock or any additional shares of Series C Preferred Stock, except upon conversion or exchange pursuant to
Section 4.14 of outstanding securities, (B) authorize, adopt or approve each amendment to this Amended and Restated Certificate of Incorporation that would increase or decrease the par value of the shares of Series C Preferred Stock, alter or change the powers, preferences or rights of the shares of Series C Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if such alteration or change results in such capital stock ranking senior to or pari passu with the Series C Preferred Stock, (C) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation so as to affect the shares of Series C Preferred Stock adversely, or (D) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock senior to or pari passu with the Series C Preferred Stock.

     (e)    Redemption at Option of the Corporation.  The Corporation shall have
            ---------------------------------------
the right to redeem shares of Series C Preferred Stock pursuant to the following provisions:

     (i) Subject to the restrictions set forth in Section 4.5(g)(i), the Corporation shall have the right, at its sole option and election, to redeem the shares of the Series C Preferred Stock, in whole but not in part, at any time at a redemption price per share (the "Series C Redemption Price") equal to the Liquidation Preference thereof as of the redemption date; provided, that concurrently with such redemption, the Corporation shall redeem the shares of Series D Preferred Stock, in whole and not in part, at a redemption price per share (the "Series D Redemption Price") equal to the Liquidation Preference thereof as of the redemption date; provided, further, that if the funds legally available to the Corporation are insufficient to effect the redemption of the Series C Preferred Stock and the Series D Preferred Stock in full, such funds shall be allocated among the shares of Series C Preferred Stock and Series D Preferred Stock ratably in accordance with the number of shares of each Series outstanding as of the redemption date;

     (ii) Notice of any redemption of the Series C Preferred Stock and Series D Preferred Stock shall be mailed at least ten but not more than 60 days prior to the date fixed for redemption to each holder of Series C Preferred Stock and Series D Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. In order to facilitate the redemption of the Series C Preferred Stock and Series D Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series C Preferred Stock and Series D Preferred Stock to be redeemed, or may cause the transfer books of the Corporation to be closed for the transfer of the Series C Preferred Stock and Series D Preferred Stock, not more than 60 days prior to the date fixed for such redemption;

     (iii) Within two Business Days after the redemption date specified in the notice given pursuant to paragraph (ii) above and the surrender of the certificate(s) representing shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, the Corporation shall pay to the holder of the shares being redeemed the Series C Redemption Price or the Series D Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

     (iv)   Effective upon the date of the notice given pursuant to paragraph
(ii) above, notwithstanding that any certificate for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of the shares of the Series C Preferred Stock or Series D Preferred Stock, as the case may be, called for redemption shall cease and terminate, excepting only the right to receive the Series C Redemption Price or the Series D Redemption Price therefor in accordance with paragraph (iii) above.

     (f)    Redemption at Option of Holder.
            ------------------------------

     (i) No holder of shares of Series C Preferred Stock shall have any right to require the Corporation to redeem any shares of Series C Preferred Stock prior to, with respect to any shares of the Series C Preferred Stock, the 30th day after the twentieth anniversary of the issuance of such shares. Thereafter, subject to the restrictions set forth in Section 4.5(g)(i), each holder of shares of Series C Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all (but not less than all) of the shares of Series C Preferred Stock owned by such holder at a price per share equal to the Series C Redemption Price;

     (ii) The holder of any shares of the Series C Preferred Stock may exercise such holder's right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series C Preferred Stock to be redeemed, accompanied by a written notice stating that such holder elects to require the Corporation to redeem all (but not less than all) of such shares in accordance with the provisions of this Section 4.5(f), which notice may specify an account for delivery of the Series C Redemption Price;

     (iii) Within two Business Days after the surrender of such certificates, the Corporation shall pay to the holder of the shares being redeemed the Series C Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

     (iv) Such redemptions shall be deemed to have been made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Series C Preferred Stock to be redeemed and the rights of the holder thereof, except for the right to receive the Series C Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

     (g)    Certain Restrictions.
            --------------------

     (i) Notwithstanding the provisions of Sections 4.5(b) or (f), cash dividends on the Series C Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series C Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition, or provide that such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

     (ii) So long as shares of Series C Preferred Stock are outstanding or dividends payable on shares of Series C Preferred Stock have not been paid in full in cash, the Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of capital stock of the Corporation ranking junior to or on a parity basis with the Series C Preferred Stock, except with the prior written consent of holders of a majority of the outstanding shares of Series C Preferred Stock, except that the Corporation may acquire, in accordance with the terms of any agreement between the Corporation and its employees, shares of Common Stock from its employees at a price equal to such employee's purchase price therefor without such consent.

     (iii) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of capital stock of the Corporation ranking junior to or on a parity basis with the Series C Preferred Stock unless the Corporation could, pursuant to paragraph (i) above, make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

     4.6    Powers, Preferences and Rights of the Series D Preferred Stock.

     (a)    General.  The powers, preferences and rights of the Series D
            -------
Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series C Preferred Stock, except that (i) the Series D Preferred Stock shall rank with respect to the other series and classes of capital stock of the Corporation as provided in paragraph (b) below, (ii) the shares of Series D Preferred Stock shall be subject to redemption, pro rata with the Series C Preferred Stock, in accordance with Section 4.5(e), and (iii) the words "Series D Preferred Stock" and "Series C Preferred Stock" shall be substituted for all references in Section 4.5 to Series C Preferred Stock and Series D Preferred Stock, respectively.

     (b)    Ranking.  The Series D Preferred Stock shall rank (i) junior to the
            -------

Series A Preferred Stock, the Series B Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (ii) senior to the Series C Preferred Stock with respect to the distribution of assets on a Statutory Liquidation, (iii) on a parity with the Series C Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up (other than on a Statutory Liquidation), (iv) on a parity with the Series C Preferred Stock and the Common Stock with respect to the payment of dividends, and (v) senior to the Common Stock and any series or class of the Corporation's common or preferred stock, now or hereafter authorized (other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series H Preferred Stock or Series I Preferred Stock), with respect to the payment of dividends and distribution of assets on liquidation, dissolution and winding up.

     4.7  Powers, Preferences and Rights of the Series E Preferred Stock.  The
          --------------------------------------------------------------
powers, preferences and rights of the Series E Preferred Stock, and the qualifications, limitations and restrictions thereof, shall be identical to those of the Series C Preferred Stock, except that (a) the Series E Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (i) junior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock and (ii) senior to the Series F Preferred Stock and the Common Stock and any series or class of the Corporation's common or preferred stock, now or hereafter authorized (other than the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series H Preferred Stock or Series I Preferred Stock), (b) the provisos to Section 4.5(e)(i) shall not apply to a redemption of the Series E Preferred Stock, and (c) the words "Series E Preferred Stock" shall be substituted for all references in Section 4.5 to Series C Preferred Stock.

     4.8  Powers, Preferences and Rights of the Series F Preferred Stock.  The
          --------------------------------------------------------------
powers, preferences and rights of the Series F Preferred Stock, and the qualifications, limitations and restrictions thereof are as follows:

     (a)  Ranking.  The Series F Preferred Stock shall rank (i) junior to the
          -------
Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (ii) on a parity with the Series G Preferred Stock with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (iii) on a parity with the Common Stock with respect to the distribution of assets on liquidation, dissolution or winding up (other than on a Statutory Liquidation), (iv) senior to the Common Stock with respect to the distribution of assets on a Statutory Liquidation, (v) on a parity with the Common Stock with respect to the payment of dividends, and (vi) senior to any series or class of the Corporation's common or preferred stock hereafter authorized (other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock,

Series H Preferred Stock, Series I Preferred Stock or Common Stock), with respect to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up.

     (b)    Dividends.  Holders of Series F Preferred Stock shall be entitled to
            ---------
dividends in cash or property when, as and if, declared by the Board of Directors of the Corporation.

     (c)    Liquidation Preference.
            ----------------------

     (i) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series F Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, after payment is made to holders of all series of preferred stock ranking senior to the Series F Preferred Stock with respect to rights on liquidation, dissolution or winding up, but before any payment shall be made or any assets distributed to the holders of Common Stock or any series of preferred stock ranking junior to the Series F Preferred Stock with respect to rights on liquidation, dissolution or winding up, an amount equal to the Liquidation Preference and no more.

     (ii) If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed are insufficient to permit the payment to all holders of Series F Preferred Stock and any other series of preferred stock ranking on a parity with Series F Preferred Stock with respect to rights on liquidation, dissolution or winding up, to receive their full preferential amounts, the entire assets of the Corporation shall be distributed among the holders of Series F Preferred Stock and all such other series ratably in accordance with their respective Liquidation Preference.

     (iii) After payment to the holders of Series F Preferred Stock of the amounts set forth in paragraph (i) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Participating Stock in proportion to the shares of Participating Stock then held by them as of the date of the liquidation, dissolution or winding up of the Corporation.

     (iv) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.8(c).

     (d)    Voting Rights.
            -------------

     (i) In addition to the voting rights set forth in Section 4.12(c)(i) or otherwise provided by law, the holders of shares of Series F Preferred Stock shall have the voting rights provided in paragraph (ii) below.

     (ii) The affirmative vote of holders of not less than a majority of Series F

Preferred Stock shall be required to (A) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of stock ranking senior to or pari passu with the Series F Preferred Stock or any additional shares of Series F Preferred Stock, except upon conversion or exchange of outstanding securities pursuant to Section 4.14,
(B) authorize, adopt or approve each amendment to this Amended and Restated Certificate of Incorporation that would increase or decrease the par value of the shares of Series F Preferred Stock, alter or change the powers, preferences or rights of the shares of Series F Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if such alteration or change results in such capital stock ranking senior to or pari passu with the Series F Preferred Stock, (C) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation so as to affect the shares of Series F Preferred Stock adversely, or (D) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock senior to or pari passu with the Series F Preferred Stock. For purposes hereof, Common Stock shall not be deemed to be pari passu with or on parity with the Series F Preferred Stock.

     (e)  Conversion.  The shares of Series F Preferred Stock shall be
          ----------
convertible into shares of Common Stock as follows:

     (i)  Optional Conversion.  Each share of Series F Preferred Stock shall be
          -------------------
convertible, at the option of the holder thereof, at any time and from time to time, into one fully paid and non-assessable share of Class A Common Stock; provided that, unless and until the Tracked Common Stock shall be convertible into Class A Common Stock in accordance with Section 4.12(e), each of the first 195,063 shares of Series F Preferred Stock converted pursuant to this paragraph shall be convertible into one fully paid and non-assessable share of Class D Common Stock.

     (ii) Mechanics of Optional Conversion.  In order for a holder of Series F
          --------------------------------
Preferred Stock to convert such shares into shares of Common Stock, such holder shall surrender the certificate(s) for such shares of Series F Preferred Stock at the office of the transfer agent for the Series F Preferred Stock (or if the Corporation serves as its own transfer agent, at the principal office of the Corporation), together with written notice that such holder elects to convert all or any number of the shares of the Series F Preferred Stock represented by such certificate(s). If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Optional Conversion Date"). The Corporation shall, within
                      ------------------------
ten Business Days after the Optional Conversion Date, issue and deliver at such office to such holder of Series F Preferred Stock, or to his or its nominees, one or more certificates for the number of whole shares of Common

Stock (and any shares of Series F Preferred Stock represented by the certificate delivered to the Corporation by the holder thereof that are not converted into Common Stock) issuable upon such conversion in accordance with the provisions hereof.

     (iii)  Reservation of Shares.  The Corporation shall at all times when the
            ---------------------
Series F Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series F Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series F Preferred Stock. Before taking any action which would cause Common Stock upon the conversion of Series F Preferred Stock, to be issued below the then par value of the shares of Common Stock the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock, as the case may be, to the holders of Series F Preferred Stock.

     (iv)   Adjustments for Dividends.  Upon any conversion of Series F
            -------------------------
Preferred Stock, no adjustment to the conversion ratio shall be made for declared and unpaid dividends on the Series F Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

     (v)    Termination of Rights.  All shares of Series F Preferred Stock which
            ---------------------
shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Optional Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon. On and as of the Optional Conversion Date, the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding, and the holder thereof shall be entitled to exercise and enjoy all rights with respect to such shares of Common Stock including the rights, if any, to receive notices and to vote. Shares of Series F Preferred Stock converted into Common Stock will be restored to the status of authorized but unissued shares of Common Stock or preferred stock without designation as to class or series, and may thereafter be issued, whether or not designated as shares of Class A Common Stock or Series F Preferred Stock.

     (vi)   No Conversion Charge or Tax.  The issuance and delivery of
            ---------------------------
certificates for shares of Common Stock upon the conversion of shares of Series F Preferred Stock shall be made without charge to the holder of shares of Series F Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

     (vii)  Reorganization, Reclassification and Merger Adjustment.  If there
            ------------------------------------------------------
occurs any capital reorganization or any reclassification of the Common Stock of the

Corporation, the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Common Stock) or the sale or conveyance of all or substantially all of the assets of the Corporation to another Person, then each share of Series F Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Corporation upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Common Stock into which such share of Series F Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series F Preferred Stock.

     (viii)  Effect of Dividends, Distributions, Subdivisions of Combinations.
             ----------------------------------------------------------------
If the Corporation declares a dividend or other distribution payable in Common Stock or Securities convertible into or exchangeable for Common Stock or subdivides its outstanding shares of Common Stock into a larger number or combines its outstanding shares of Common Stock into a smaller number, then the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock shall be appropriately adjusted to give effect to such dividend, other distribution, subdivision or combination.

     (ix)    Effect of Distributions In Kind.  In case the corporation shall
             -------------------------------
distribute to the holders of its capital stock any additional shares of its capital stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options, warrants or rights, then, in such case, immediately following the record date fixed for the determination of the holders of common Stock entitled to receive such distribution, the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock shall be appropriately adjusted to give effect to such distribution. Such adjustment shall be made on the date such distribution is made, and shall become effective at the opening of business on the business day following the record date for the determination of stockholders entitled to such distribution.

     (f)     Certain Restrictions.
             --------------------

     (i) Notwithstanding the provisions of Sections 4.8(b), cash dividends on the Series F Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series F Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition, or provide that such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

     (ii) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of capital stock of the Corporation ranking junior to or on a parity basis with the Series F Preferred Stock unless the Corporation could, pursuant to paragraph (i) above, make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

     (g)   Redemption.  The Series F Preferred Stock is not redeemable.
           ----------

     (h)   Sinking Fund.  There shall be no sinking fund for the payment of
           ------------
dividends or Liquidation Preferences on the Series F Preferred Stock.

     4.9   Powers, Preferences and Rights of the Series G Preferred Stock
           --------------------------------------------------------------

     (a) The powers, preferences and rights of the Series G Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series F Preferred Stock, except that (i) unless and until the Tracked Common Stock shall be convertible into Class A Common Stock or Class B Common Stock in accordance with Section 4.12(e)(iii), instead of each share of Class A Common Stock issuable upon conversion by a holder of Series G Preferred Stock being convertible on a one-for-one basis, each holder shall receive their pro rata share (based on the number of shares of Series G Preferred Stock outstanding) of (i) 14,031,972 shares of Class A Common Stock and (ii)(A) 949,398 shares of Class F Common Stock, or (B) if the Tritel Tracking Stock is convertible into Class A or Class B Common Stock in accordance with Section 4.12(e)(iii), an additional 949,398 shares of Class A Common Stock, and (ii) the words "Series G Preferred Stock" and "Series F Preferred Stock" shall be substituted for all references in Section 4.8 to Series F Preferred Stock and Series G Preferred Stock, respectively.

     4.10  Powers, Preferences and Rights of the Series H Preferred Stock.  The
           --------------------------------------------------------------
Series H Preferred Stock shall rank on a parity with the Series A Preferred Stock, the Series B Preferred Stock and Series I Preferred Stock, and the powers, preferences and rights of the Series H Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series A Preferred Stock, except that (a) shares of Series H Preferred Stock shall not have any right to vote on any matters to be voted on by the stockholders of the Corporation except as provided in Sections 4.2(e)(i) and 4.3(d)(i) and (ii), or as provided by law, and shall not be included in determining the number of shares voting or entitled to vote on any such matters (other than the matters described in Sections 4.2 (e)(i) and 4.3(d)(i) and (ii) or otherwise required by law), (b) shares of Series H Preferred Stock shall not be, pursuant to the terms of Section 4.3(i) or otherwise, convertible into shares of Common Stock or any other security issued by the Corporation, (c) the Corporation may redeem shares of Series H Preferred Stock in accordance with the terms of Section 4.3(e) at any time without regard to whether the redemption date is before, on or after the date referred to in Section 4.3(e)(i), (d) shares of Series H Preferred Stock may be issued by the Corporation in accordance with the terms of Section 4.14, (e) holders of Series H Preferred Stock shall not, pursuant to Section 4.3(d) or otherwise, have the right to designate any directors of the Corporation (except to the extent provided in Section 4.2(e)(i)), and (f) the words "Series H Preferred Stock" and "Series A Preferred Stock" shall be substituted for all references in Section 4.3 to Series A Preferred Stock and Series H Preferred Stock, respectively.

     4.11  Powers, Preferences and Rights of the Series I Preferred Stock.  The
           --------------------------------------------------------------
Series I Preferred Stock shall rank on a parity with the Series A Preferred Stock, the Series B Preferred Stock and Series H Preferred Stock, and the powers, preferences and rights of the Series I Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series B Preferred Stock, except that (a) shares of Series I Preferred Stock shall not have any right to vote on any matters to be voted on by the stockholders of the Corporation (except as provided in Sections 4.2(e)(i) and 4.3(d)(i) and (ii)), or as provided by law, and shall not be included in determining the number of shares voting or entitled to vote on any such matters (other than the matters described in Sections 4.2(e)(i) and 4.3(d)(i) and (ii) or otherwise required by law), (b) shares of Series I Preferred Stock shall not be, pursuant to the terms of Section 4.3(i) or otherwise, convertible into shares of Common Stock or any other security issued by the Corporation, (c) the Corporation may redeem shares of Series I Preferred Stock in accordance with the terms of Section 4.3(e) at any time without regard to whether the redemption date is before, on or after the date referred to in Section 4.3(e)(i), (d) shares of Series I Preferred Stock may be issued by the Corporation in accordance with the terms of Section 4.14, (e) holders of Series I Preferred Stock shall not, pursuant to Section 4.3(d) or otherwise, have the right to designate any directors of the Corporation (except to the extent provided in Section 4.2(e)(i)), and (f) the words "Series I Preferred Stock" and "Series B Preferred Stock" shall be substituted for all references in Section 4.4 to Series B Preferred Stock and Series I Preferred Stock, respectively.

     4.12  Common Stock.
           ------------

     (a)   General.  Except as otherwise provided herein, all shares of Common
           -------
Stock issued and outstanding shall be identical, and shall entitle the holders thereof to the same rights, powers and privileges of stockholders under Delaware law. For purposes of this Section 4.12 (and the definitions relating thereto), the Class A Common Stock and the Class B Common Stock are herein collectively referred to as the "Non-Tracked Common Stock" and the Class C Common Stock, the Class D Common Stock, the Class E Common Stock and the Class F Common Stock are herein collectively referred to as the "Tracked Common Stock".

     (b)   Dividends.  Subject to Section 4.13(a)(ii) and (b)(ii) and the
           ---------
express terms of any outstanding series of Preferred Stock, dividends may be paid in cash or otherwise with respect to each class of Common Stock out of the assets of the Corporation, upon the terms, and subject to the limitations, provided in this Section 4.12(b), as the Board of Directors may determine.

     (i)    Dividends on the Non-Tracked Common Stock.  Dividends on the Non-
            -----------------------------------------
Tracked Common Stock may be declared and paid only out of the excess of (A) the funds of the Corporation legally available therefor over (B) the Tracked Business Available Dividend Amount (the "Non-Tracked Business Available Dividend
                                         ---------------------------------------
Amount").
------

     (ii)   Dividends on Class C and D Common Stock.  Dividends on the Class C
            ---------------------------------------
Common Stock and the Class D Common Stock (the "TeleCorp Tracking Stock") may be declared and paid only out of the lesser of (A) the funds of the Corporation legally available therefor and (B) the TeleCorp Tracked Business Available Dividend Amount. The Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of TeleCorp Tracking Stock unless concurrently therewith the Corporation shall declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, as the case may be, on the same terms, all shares of TeleCorp Tracking Stock ratably in accordance with the number of shares of each class of TeleCorp Tracking Stock then outstanding.

     (iii)  Dividends on the Class E and F Common Stock.  Dividends on the Class
            -------------------------------------------
E Common Stock and the Class F Common Stock (the "Tritel Tracking Stock") may be declared and paid only out of the lesser of (A) the funds of the Corporation legally available therefor and (B) the Tritel Tracked Business Available Dividend Amount. The Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Tritel Tracking Stock unless concurrently therewith the Corporation shall declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, as the case may be, on the same terms, all shares of the Tritel Tracking Stock ratably in accordance with the number of shares of each class of Tritel Tracking Stock then outstanding.

     (iv)   Discrimination in Dividends Among the Tracked and Non-Tracked Common
            --------------------------------------------------------------------
Stock.  The Board of Directors may at any time, subject to the provisions of
-----
Sections 4.12(b)(i), (ii) and (iii) and Section 4.13, declare and pay dividends exclusively on the Non-Tracked Common Stock, exclusively on the TeleCorp Tracking Stock, exclusively on the Tritel Tracking Stock or on each of such category of Common Stock in equal or unequal amounts, notwithstanding the relative amounts of the Non-Tracked Business Available Dividend Amount, the TeleCorp Tracked Business Available Dividend Amount or the Tritel Tracked Business Available Dividend Amount.

     (c)    Voting.
            ------

     (i) The holders of shares of Common Stock , Series F Preferred Stock and Series G Preferred Stock shall be entitled to such voting rights as hereinafter provided, and shall be entitled to notice of any stockholders' meeting and to vote upon such matters as provided herein and in the Bylaws of the Corporation, and as may be provided by law.

Holders of any class of Common Stock, Series F Preferred Stock or Series G Preferred Stock shall not be entitled to cumulate their votes for any purpose. Except as otherwise required by law or provided herein, regardless of the number of shares of any class of Common Stock, Series F Preferred Stock or Series G Preferred then outstanding, the Common Stock (other than the Class B Common Stock and the Voting Preference Common Stock), the Series F Preferred Stock and the Series G Preferred Stock shall be entitled to the number of votes set forth below and the number of votes or fractional votes to which each share of a particular class of Common Stock (other than the Class B Common Stock and the Voting Preference Common Stock), Series F Preferred Stock and Series G Preferred Stock shall be entitled shall be the quotient determined by dividing the aggregate number of votes to which the Common Stock (other than the Class B Common Stock and Voting Preference Common Stock), the Series F Preferred Stock and the Series G Preferred Stock is entitled by the number of shares of all Common Stock (other than the Class B Common Stock and Voting Preference Common Stock), Series F Preferred Stock and Series G Preferred Stock then outstanding. For purposes of such vote, the shares of Series F Preferred Stock and Series G Preferred Stock shall be entitled to the number of votes that the holders thereof would receive upon conversion of such shares into Common Stock. Except as otherwise required by law or provided herein, the Common Stock (other than the Class B Common Stock and Voting Preference Common Stock), the Series F Preferred Stock and the Series G Preferred Stock shall have 4,690,000 votes, the Voting Preference Common Stock shall have 5,010,000 votes and the Class B Common Stock shall have no votes.

     (ii) A quorum for the transaction of business shall be present when a majority of the shares of Voting Preference Common Stock outstanding as of the record date are present and when shares of all classes of Common Stock and Preferred Stock with at least 5,010,000 votes are present, except that with respect to actions requiring a majority vote of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Class E Common Stock, Class F Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, the presence of a majority of the outstanding shares of such class or series shall also be required for a quorum to be present. Except as otherwise required by law or provided herein, the majority vote of the Voting Preference Common Stock present at any meeting at which a quorum is present shall be sufficient to approve any action required to be approved by the holders of the Common Stock and Preferred Stock.

     (iii) In any matter requiring a separate class vote of holders of any class of Common Stock or a separate vote of two or more classes of Common Stock voting together as a single class, for the purposes of such a class vote, each share of Common Stock of such class shall be entitled to one vote per share.

     (iv) In the event that the Corporation shall have received an opinion of regulatory counsel of nationally recognized standing to the effect that the rules, regulations or policies of the Federal Communications Commission (the "FCC") permit
                                                           ---
the Class A Common Stock and the Voting Preference Common Stock (x) to be voted as a single class on all matters, (y) to be treated as a single class for purposes of all quorum requirements and (z) to have one vote per share, then, unless the Board of Directors of the Corporation shall have determined, within 30 days after the date of receipt of such opinion, that obtaining the FCC consent described below would be reasonably expected to have a significant detrimental effect on the Corporation, the Corporation shall, upon the affirmative vote of 66-2/3% or more of the Class A Common Stock, seek consent from the FCC to permit the Class A Common Stock and Voting Preference Common Stock to vote and act as a single class in the manner described above. From and after the date that such consent is obtained, the Class A Common Stock and the Voting Preference Common Stock shall be voted as a single class on all matters, shall be treated as a single class for purposes of all quorum requirements, and shall have one vote per share; provided, that the voting rights of the Class B Common Stock, Class C Common Stock, Class D Common Stock, Class E Common Stock, Class F Common Stock and the Preferred Stock shall remain unaffected.

     (v) The holders of shares of Class B Common Stock shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of this Amended and Restated Certificate of Incorporation that adversely affects the powers, preferences or special rights of the holders of the Class B Common Stock.

     (vi) The holders of shares of Voting Preference Common Stock shall have the exclusive right, voting separately as a single class, to elect two directors to the Board of Directors of the Corporation. Each director so elected shall be entitled to 1/2 of a vote on all matters voted upon by the directors of the Corporation. The foregoing right to elect two directors may be exercised at any annual meeting of stockholders or a special meeting of stockholders or holders of Voting Preference Common Stock held for such purpose or any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of the issued and outstanding shares of Voting Preference Common Stock. Notwithstanding the foregoing, the holders of a majority of the shares of Voting Preference Common Stock shall have the right, exercisable at any time by written notice delivered to the Secretary of the Corporation, to surrender and cancel irrevocably all or a portion of such right to elect such directors. In the event any director so nominated by the holders of the Voting Preference Common Stock ceases to be a director of the Corporation during such director's term (whether or not such director resigns, is removed from the Board of Directors with or without cause or ceases to be a director by reason of death, disability or for any other reason), the remaining director shall be entitled to one vote and the voting rights of the holders of the shares of Voting Preference Common Stock set forth in this Section 4.12(e)(vi) shall terminate and be of no further force and effect. In the event the Corporation receives an opinion from regulatory counsel as described in subparagraph (c)(iv) of this Section, the voting rights of the holders of the shares of Voting Preference Common Stock set forth in this Section 4.12(e)(vi) shall terminate and be of no further force and effect.

     (d)  Dissolution, Liquidation or Winding Up.  Upon the dissolution,
          --------------------------------------
liquidation
or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and funds sufficient for the payment thereof in full set apart for payment, (i) the holders of the TeleCorp Tracking Stock shall be entitled to receive pro rata the TeleCorp Tracked Business Available Liquidation Amount,
(ii) the holders of the Tritel Tracking Stock shall be entitled to receive pro rata the Tritel Tracked Business Available Liquidation Amount and (iii) the holders of the Non-Tracked Common Stock shall be entitled to receive pro rata the excess of (A) all the remaining assets of the Corporation available for distribution to its stockholders over (B) the TeleCorp Tracked Business Available Liquidation Amount plus the Tritel Tracked Business Available Liquidation Amount.

     (e)   Conversion.
           ----------

     (i) Each share of Class B Common Stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of Class A Common Stock.

     (ii) Each share of Class A Common Stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of Class B Common Stock.

     (iii) In the event that the Corporation shall have received an opinion of regulatory counsel of nationally recognized standing to the effect that the rules, regulations or policies of the FCC permit the conversion of shares of Tracked Common Stock into Class A Common Stock or Class B Common Stock, then, unless the Board of Directors of the Corporation shall have determined, within 30 days after receipt of such opinion, that permitting such conversion would be reasonably expected to have a significant detrimental effect on the Corporation, each share of Class C Common Stock, Class D Common Stock, Class E Common Stock and Class F Common Stock shall, at the option of the holder thereof and upon the affirmative vote of 66-2/3% or more of the Class A Common Stock, be converted into one fully paid and non-assessable share of Class A Common Stock or Class B Common Stock.

     4.13  Participating Stock.
           -------------------

     (a)   Participating Stock
           -------------------

     (i)   Changes in Capital Stock.  The Corporation shall not effect any
           ------------------------
change in or reclassification of any class or series of the outstanding Participating Stock whether through stock dividends, stock splits, reverse stock splits, combinations or otherwise, without the payment to the Corporation of any consideration therefor in money, services or property, unless concurrently therewith the Corporation shall effect a corresponding change in each other class and series of the outstanding Participating Stock.

     (ii)  Dividends and Distributions.  The Corporation shall not declare or
           ---------------------------
pay
cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Participating Stock unless concurrently therewith the Corporation shall declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, as the case may be, on the same terms, all shares of Participating Stock ratably in accordance with the number of shares of each class and series of Participating Stock then outstanding.

     (iii)  Notices.  Any written notice or communication by the Corporation to
            -------
holders of any class or series of Participating Stock shall be sent to all holders of Participating Stock.

     (b)    Tritel Tracking Stock.
            ---------------------

     (i)    Changes in Capital Stock. The Corporation shall not effect any
            ------------------------
change in or reclassification of any class or series of the outstanding Tritel Tracking Stock, whether through stock dividends, stock splits, reverse stock splits, combinations or otherwise, without the payment to the Corporation of any consideration therefor in money, services or property, unless concurrently therewith the Corporation shall effect a corresponding change in each other class and series of the outstanding Tritel Tracking Stock.

     (ii)   Dividends and Distributions. The Corporation shall not declare or
            ---------------------------
pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Tritel Tracking Stock unless concurrently therewith the Corporation shall declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, as the case may be, on the same terms, all shares of Tritel Tracking Stock ratably in accordance with the number of shares of each class and series of Tritel Tracking Stock then outstanding.

     (iii)  Notices. Any written notice or communication by the Corporation to
            -------
holders of any class or series of Tritel Tracking Stock shall be sent to all holders of Tritel Tracking Stock.

     4.14   Exchange of Capital Stock.  Notwithstanding any other provision of
            -------------------------
this Amended and Restated Certificate of Incorporation to the contrary, in the event that AT&T Wireless terminates its obligations under Section 8.6 of the Stockholders Agreement pursuant to Section 8.8(c) thereof with respect to any Overlap Territory (as defined therein) (any such termination being referred to hereinafter as the "Exchange Event"), the following provisions shall apply:
                    --------------

     (a)    Right to Exchange.  The Corporation shall have the right,
            -----------------
exercisable in its sole discretion by written notice (the "Exchange Notice")
                                                           ---------------
given to the Initial Holders and Section 4.14 Transferees within 60 days after the Exchange Event, to:

     (i) require the Initial Holders and each Section 4.14 Transferee to exchange for an equivalent number of shares of Series H Preferred Stock either
(A) all of the shares of Series A Preferred Stock then owned by the Initial Holders and each Section 4.14 Transferee or (B) a number of shares of Series A Preferred Stock then owned by each such holder equal to the product of (x) the number of shares of Series A Preferred Stock then owned by such holder multiplied by (y) a fraction, the numerator of which is equal to the number of POPs (as defined in the Stockholders Agreement) in the Overlap Territory and the denominator of which is equal to the total number of POPs in the Territory (as defined in the Stockholders Agreement);

     (ii) require the Initial Holders and each Section 4.14 Transferee to exchange, for a number of shares of Series H Preferred Stock determined in accordance with paragraph (b) below, either (A) all of the shares of capital stock of the Corporation received in exchange for TeleCorp Original Shares and that the Initial Holders or a Section 4.14 Transferee continues to own on the date of delivery of the Exchange Notice (any such shares being referred to hereinafter collectively as "TeleCorp Exchange Shares") or (B) a number of
                             ------------------------
TeleCorp Exchange Shares equal to the product of (x) the number of TeleCorp Exchange Shares then owned by each such holder, multiplied by (y) a fraction, the numerator of which is equal to the number of POPs in the Overlap Territory and the denominator of which is equal to the total number of POPs in the Territory; provided, that (x) if the Corporation exercises its right under clause (i)(A) of this paragraph (a), it shall be required to exercise its right under clause (ii)(A) of this paragraph (a), and vice-versa; and if the Corporation exercises its right under clause (i)(B) of this paragraph (a), it shall be required to exercise its right under clause (ii)(B) of this paragraph
(a), and vice-versa and (y) the provisions of this Section 4.14(a) shall not apply to any Section 4.14 Transferee which is a Cash Equity Investor;

     (iii) require the Initial Holders and each Section 4.14 Transferee to exchange for an equivalent number of shares of Series I Preferred Stock either
(A) all of the shares of Series B Preferred Stock then owned by the Initial Holders and each Section 4.14 Transferee or (B) a number of shares of Series B Preferred Stock then owned by each such holder equal to the product of (x) the number of shares of Series B Preferred Stock then owned by such holder multiplied by (y) a fraction, the numerator of which is equal to the number of POPs (as defined in the Stockholders Agreement) in the Overlap Territory and the denominator of which is equal to the total number of POPs in the Territory (as defined in the Stockholders Agreement); and

     (iv) require the Initial Holders and each Section 4.14 Transferee to exchange, for a number of shares of Series I Preferred Stock determined in accordance with paragraph (b) below, either (A) all of the shares of capital stock of the Corporation received in exchange for Tritel Original Shares and that the Initial Holders or a Section 4.14 Transferee continues to own on the date of delivery of the Exchange Notice (any such shares being referred to hereinafter collectively as "Tritel Exchange Shares") or (B) a number of Tritel
                             ----------------------
Exchange Shares equal to the product of (x) the number of Tritel Exchange Shares then owned by each such holder, multiplied by (y) a fraction, the numerator of which is equal to the number of POPs in the Overlap Territory and the denominator of which is equal to the total number of POPs in the Territory; provided, that (x) if the Corporation exercises its right under clause (iii)(A) of this paragraph (a), it shall be required to exercise its right under clause
(iv)(A) of this paragraph (a), and vice-versa; and if the Corporation exercises its right under clause (iii)(B) of this paragraph (a), it shall be required to exercise its right under clause (iv)(B) of this paragraph (a), and vice-versa and (y) the provisions of this Section 4.14(a) shall not apply to any Section 4.14 Transferee which is a Cash Equity Investor.

(TeleCorp Exchange Shares and Tritel Exchange Shares subject to exchange pursuant to this Section 4.14 are hereinafter referred to collectively as "Exchange Shares.")
----------------

     (b)  Number of Shares of Series H and I Preferred Stock Issuable in
          --------------------------------------------------------------
Exchange. The number of shares of Series H Preferred Stock issuable in exchange for TeleCorp Exchange Shares pursuant to clause (ii) of paragraph (a) above shall be equal to the quotient of the aggregate purchase price paid by the Initial Holders for the TeleCorp Exchange Shares being exchanged, divided by $1,000. The number of shares of Series I Preferred Stock issuable in exchange for Tritel Exchange Shares pursuant to clause (iv) of paragraph (a) above shall be equal to the quotient of the aggregate purchase price paid by the Initial Holders for the Tritel Exchange Shares being exchanged, divided by $1,000.

     (c)  Fractional Shares.  Notwithstanding any other provision of this
          -----------------
Amended and Restated Certificate of Incorporation, the Corporation shall not be required to issue fractions of shares upon exchange of any Exchange Shares or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Corporation may pay therefor, at the time of any exchange of Exchange Shares as herein provided, an amount in cash equal to such fraction multiplied by the Market Price of a share of Common Stock on such date.

     (d)  Mechanics of Exchange.  The Exchange Notice shall specify the date
          ---------------------
fixed for the exchange (the "Exchange Date"), which shall be at least ten but no
                             -------------
more than 60 days following delivery of the Exchange Notice, and the place designated for exchange of the Exchange Shares pursuant to this Section 4.14. Such notice will be sent by first class or registered mail, postage prepaid, to the Initial Holders and each Section 4.14 Transferee at such holder's address last shown on the records of the transfer agent for the Exchange Shares (or the records of the Corporation if it serves as its own transfer agent). On or before the Exchange Date, the Initial Holders and each Section 4.14 Transferee shall surrender its certificate or certificates for all such shares to the Corporation at the place designated in such notice. If required by the Corporation, certificates surrendered for exchange shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Initial Holders and each
Section 4.14 Transferee or its attorney duly authorized in writing.

     (e)  Termination of Rights.  On and after the Exchange Date (whether or not
          ---------------------
the applicable certificates have theretofore been surrendered), all rights with respect to the Exchange Shares, including the rights, if any, to receive notices and to vote, will terminate, except only the rights of the Initial Holders and
Section 4.14 Transferees to receive certificates for the number of shares of Series H Preferred Stock or Series I Preferred Stock, as applicable, into which such Exchange Shares have been exchanged, upon surrender of its certificate or certificates therefor, and payment of any declared but unpaid dividends thereon (which shall accrue and be payable at the times and on the other terms applicable to such dividends when declared) and payment of any deferred dividends in respect of Series A Preferred Stock and Series B Preferred Stock which shall be payable as set forth in Section 4.3(b)(iii). Within ten Business Days after the Exchange Date, the Corporation shall issue and deliver to the Initial Holders and each Section 4.14 Transferee, or on its written order to its nominees, a certificate or certificates for the number of whole shares of Series H Preferred Stock or Series I Preferred Stock, as applicable, issuable upon such exchange in accordance with the provisions hereof, together with cash in lieu of fractional shares calculated in accordance with paragraph (c) of this
Section 4.14.

     (f)  Reservation of Shares.  The Corporation shall at all times reserve and
          ---------------------
keep available for issuance upon the exchange of Exchange Shares the maximum number of its authorized but unissued shares of Series H Preferred Stock and Series I Preferred Stock as is reasonably anticipated to be sufficient to permit the exchange of all outstanding Exchange Shares, and shall take all action required to increase the authorized number of shares of Series H Preferred Stock and Series I Preferred Stock if at any time there shall be insufficient authorized but unissued shares of Series H Preferred Stock or Series I Preferred Stock to permit such reservation or to permit the exchange of all outstanding Exchange Shares.

     (g)  Adjustments for Dividends.  Upon any exchange of Exchange Shares, no
          -------------------------
adjustment to the rate of conversion shall be made for accrued and unpaid dividends (whether or not declared) on the Exchange Shares, as the case may be, surrendered for exchange or on the Series H Preferred Stock or Series I Preferred Stock delivered upon exchange.

     (h)  No Exchange Charge or Tax.  The issuance and delivery of certificates
          -------------------------
for shares of Series H Preferred Stock or Series I Preferred Stock upon the exchange of Exchange Shares shall be made without charge to the Initial Holder for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

     4.15 Redemption of Capital Stock; FCC Approval.
          -----------------------------------------

     (a)  Redemption.  Notwithstanding any other provision of this Amended and
          ----------
Restated Certificate of Incorporation to the contrary, outstanding shares of capital stock of the Corporation held by Disqualified Holders shall always be subject to redemption by the Corporation, by action of the Board of Directors, if, in the judgment of the Board of Directors, such action should be taken, pursuant to Section 151(b) of the GCL or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

     (i)   the redemption price of the shares to be redeemed pursuant to this
Section 4.15 shall be equal to the lesser of (x) the Market Price or (y) if such stock was purchased by such Disqualified Holder within one year of the Section
4.15 Redemption Date, such Disqualified Holder's purchase price for such shares;

     (ii) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

     (iii) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

     (iv) at least 30 days' written notice of the Section 4.15 Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided, however, that only 10 days' written notice of the Redemption Date shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; provided, further, that the record holders of the shares selected to be redeemed may transfer such shares prior to the Section 4.15 Redemption Date to any holder that is not a Disqualified Holder and, thereafter, for so long as such shares are not held by a Disqualified Holder, such shares shall not be subject to redemption by the Corporation;

     (v) from and after the Section 4.15 Redemption Date, any and all rights of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) with respect to the shares selected from redemption held by Disqualified Holders on the Section 4.15 Redemption Date shall cease and terminate and such Disqualified Holders thenceforth shall be entitled only to receive the cash or Redemption Securities payable upon redemption; and

     (vi) such other terms and conditions as the Board of Directors shall determine.

     (b)   FCC Approval.  Notwithstanding anything herein to the contrary, if
           ------------
Federal Communications Commission or other regulatory approval is required to be obtained prior to the conversion of shares of any series or class of Preferred Stock or Common Stock, the holder thereof may nevertheless elect to convert any or all of its shares by written notice given to the Corporation in accordance with the applicable provision hereof, provided, that such conversion shall not become effective until the close of business on the date of the receipt of the last of any such approvals and of the surrender of the certificates representing the shares of the applicable Preferred Stock or Common Stock to be converted, and the rights of the holder thereof shall continue in full force and effect pending the receipt of all such approvals, except that, in the case of the Series A Preferred Stock and the Series B Preferred Stock, no dividends shall be payable in respect of the period following the Series A Conversion Date or Series B Conversion Date, respectively, unless the required approvals are not obtained and the conversion has not been effected within one year of the Series A Conversion Date or the Series B Conversion Date, as applicable, and the applicable conversion notice is withdrawn, in which event the obligation to pay dividends from and after the Series A Conversion Date or Series B Conversion Date shall be payable in accordance with the terms of Section 4.3(b).

     4.16  Definitions.  For the purposes of this Amended and Restated
           -----------
Certificate of Incorporation, the following terms shall have the meanings indicated:

           "Affiliate" means, with respect to any Person, any other Person that
            ---------
directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

           "Appraisal Procedure" means the following procedure for determining
            -------------------
the Market Price, for the purpose of calculating the Series A Conversion Rate or Series B Conversion Rate, in the event that the shares of Class A Common Stock are not listed or admitted for trading on any national securities exchange and are not quoted on NASDAQ or any similar service:

     (i) Two independent accounting or investment banking firms of nationally recognized standing (each, an "Appraiser"), one chosen by the Corporation and
                               ---------
one chosen by the holders of a majority of the outstanding shares of Series A Preferred Stock and the Series B Preferred Stock, as the case may be, shall each determine and attempt to mutually agree upon, the Market Price. Each party shall deliver a notice to the other appointing its Appraiser within 15 days after the applicable notice and surrender pursuant to Section 4.3(e)(iv). If either the Corporation or such holders fail to appoint an appraiser within such 15-day period, the Market Price shall be determined by the Appraiser that has been so appointed.

     (ii) If within 30 days after appointment of the two Appraisers they are unable to agree upon the Market Price, an independent accounting or investment banking firm of nationally recognized standing shall within ten days thereafter be chosen to serve as a third Appraiser by the mutual consent of such first two Appraisers. The determination of the Market Price by the third Appraiser so appointed and chosen shall be made within 30 days after the selection of such third Appraiser.

     (iii) If three Appraisers shall be appointed and the determination of one

Appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such Appraiser shall be excluded, the remaining two determinations shall be averaged, and such average shall be binding and conclusive on the Corporation and the holders of the Series A Preferred Stock and the Series B Preferred Stock; as the case may be, otherwise the average of all three determinations shall be binding and conclusive on the Corporation and the holders of the Series A Preferred Stock and the Series B Preferred Stock, as the case may be.

     (iv) In connection with any appraisal conducted pursuant to this Appraisal Procedure, the Appraiser shall adhere to the guidelines provided in the definition of "Market Price" set forth below, including the proviso thereto.

     (v) The fees and expenses of each Appraiser shall be borne by the Corporation.

          "AT&T Wireless" shall mean AT&T Wireless PCS, LLC, a Delaware limited
           -------------
liability company.

          "Board of Directors" has the meaning specified in Section 4.2(a).
           ------------------

          "Business Day" shall mean any day other than a Saturday, Sunday or
           ------------
other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

          "Class A Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Class B Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Class C Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Class D Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Class E Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Class F Common Stock" has the meaning specified in Section 4.1.
           --------------------

          "Closing Price" shall mean, with respect to each share of any class or
           -------------
series of capital stock for any day, (i) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such class or series of capital stock is listed or admitted for trading or (ii) if such class or series of capital stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such class or series of capital stock, in either case as reported on NASDAQ or a similar service if NASDAQ is no longer reporting such information.

          "Common Stock" has the meaning specified in Section 4.1.
           ------------

          "Disqualified Holder" shall mean any holder of shares of capital stock
           -------------------
of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of capital stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries or affiliates to conduct any portion of the business of the Corporation or any of its subsidiaries or affiliates.

          "Dividend Payment Date" shall mean the last day of each March, June,
           ---------------------
September and December, except that if any Dividend Payment Date is not a Business Day, then the next succeeding Business Day shall be the Dividend Payment Date.

          "Fully Diluted Basis" shall mean, with respect to the outstanding
           -------------------
shares of Common Stock, the number of shares of Common Stock outstanding assuming the conversion of all outstanding convertible securities (other than the Series A Preferred Stock and Series B Preferred Stock) and the exercise of all outstanding warrants, options or other rights to subscribe for or purchase any shares of Common Stock.

          "Initial Holder" means AT&T Wireless PCS, LLC, a Delaware limited
           --------------
liability company and/or any of their respective Affiliates that is a Subsidiary of AT&T Corp.

          "Invested Amount" means, as of any date with respect to each share of
           ---------------
Series C Preferred Stock held by any stockholder, an amount equal to the quotient of (i) the aggregate paid-in capital actually paid with respect to all shares of Series C Preferred Stock held by such stockholder as of such date, or any Predecessor Stock exchanged therefor, divided by (ii) the total number of shares of Series C Preferred Stock held by such stockholder.

          "Junior Stock" shall mean, with respect to shares of Series A
           ------------
Preferred Stock, Series B Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, any capital stock of the Corporation, including without limitation the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and the Common Stock, ranking junior to the Series A Preferred Stock, Series B Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, as the case may be, with respect to dividends, distribution in liquidation or any other preference, right or power.

          "Liquidation Preference" shall mean, as of any date, and subject to
           ----------------------
adjustment for subdivisions or combinations affecting the number of shares of the applicable series of Preferred Stock:

          (i) with respect to each share of Series A Preferred Stock and Series B Preferred Stock, $1,000 plus accrued and unpaid dividends thereon, and, with respect to shares of Series A Preferred Stock and Series B Preferred Stock received in exchange for any Predecessor Stock, $1,000 plus accrued and unpaid dividends from the date when such Predecessor Stock was issued.

          (ii) with respect to each share of Series C Preferred Stock, the Invested Amount plus accrued and unpaid dividends on such share (if any), plus an amount equal to interest on the Invested Amount at the rate of six percent (6%) per annum, compounded quarterly, less the amount of dividends (if any) theretofore declared and paid in respect of such share;

          (iii) with respect to each share of Series D Preferred Stock, $1,000 plus accrued and unpaid dividends thereon (if any), plus an amount equal to interest on $1,000 at the rate of six percent (6%) per annum, compounded quarterly, from the date of issuance of such share and, with respect to shares of Series D Preferred Stock received in exchange for any Predecessor Stock, the date when such Predecessor Stock was issued, to and including the date of the calculation, less the amount of dividends (if any) theretofore declared and paid in respect of such share;

          (iv) with respect to each share of Series E Preferred Stock, accrued and unpaid dividends thereon (if any), plus an amount equal to interest on $1,000 at the rate of six percent (6%) per annum, compounded quarterly, from the date of issuance of such share and, with respect to shares of Series E Preferred Stock received in exchange for any Predecessor Stock, the date when such Predecessor Stock was issued, to and including the date of the calculation, less the amount of dividends (if any) theretofore declared and paid in respect of such share;

          (v) with respect to each share of Series F Preferred Stock, $.000032 plus accrued and unpaid dividends thereon;

          (vi) with respect to each share of Series G Preferred Stock, $1,000 plus declared but unpaid dividends thereon (if any), plus an amount equal to interest on $1,000 at the rate of six and one-half percent (6.5%) per annum, compounded quarterly, from the date of issuance of such share, with respect to shares of Series G Preferred Stock received in exchange for any Predecessor Stock, the date when such Predecessor Stock was issued, to and including the date of calculation; and

          (vii) with respect to each share of Series H Preferred Stock, $1,000 plus accrued and unpaid dividends thereon.

          (viii) with respect to each share of Series I Preferred Stock, $1,000 plus accrued and unpaid dividends thereon.

          "Market Price" shall mean, with respect to each share of any class or
           ------------
series of capital stock for any day, (i) the average of the daily Closing Prices for the ten consecutive trading days commencing 15 days before the day in question or (ii) if on such date the shares of such class or series of capital stock are not listed or admitted for trading on any national securities exchange and are not quoted on NASDAQ or any similar service, the cash amount that a willing buyer would pay a willing seller (neither acting under compulsion) in an arm's-length transaction without time constraints per share of such class or series of capital stock as of such date, viewing the Corporation on a going concern basis, as determined (A) in the case of a determination of "Market Price" for the purpose of calculating the Series A Conversion Rate or Series B Conversion Rate, as the case may be, pursuant to the Appraisal Procedure and (B) in the case of a determination of Market Price for any other purpose, in good faith by the Board of Directors, whose determination shall be conclusive; provided that, in determining such cash amount, the following shall be ignored: (i) any contract or legal limitation in respect of shares of Common Stock or Preferred Stock, including transfer, voting and other rights, (ii) the "minority interest" or "control" status of shares of Common Stock into which shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, would be converted, and (iii) any illiquidity arising by contract in respect of the shares of Common Stock and any voting rights or control rights amongst the stockholders.

          "NASDAQ" shall mean the National Association of Securities Dealers
           ------
Automated Quotations System.

          "Non-Tracked Common Stock" has the meaning specified in Section
           ------------------------
4.12(a).

          "Non-Tracked Business Available Dividend Amount" has the meaning
           ----------------------------------------------
specified in Section 4.12(b)(i).

          "Optional Conversion Date" has the meaning specified in 4.8(e)(ii).
           ------------------------

          "Parity Stock" shall mean, with respect to shares of Series A
           ------------
Preferred Stock, Series B Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, any capital stock of the Corporation ranking on a parity with the Series A Preferred Stock, Series B Preferred Stock, Series H Preferred Stock, or Series I Preferred Stock, as the case may be, with respect to dividends, distribution in liquidation or any other preference, right or power.

          "Participating Stock" shall mean, collectively, the Series F Preferred
           -------------------
Stock, the Series G Preferred Stock and the Non-Tracked Common Stock.

          "Person" shall mean any individual, firm, corporation, partnership,
           ------
trust, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or political subdivision thereof or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

          "Preferred Stock" has the meaning specified in Section 4.1.
           ---------------

          "Predecessor Stock" shall mean any share of Class A Voting Common
           -----------------
Stock, Class B Non-Voting Common Stock, Class C Common Stock, Class D Common Stock, Voting Preference Common Stock, Series A Convertible Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Series F Preferred Stock of TeleCorp PCS, Inc. or any share of Class A Voting Common Stock, Class B Non-Voting Common Stock, Class C Common Stock, Class D Common Stock, Voting Preference Stock, Series A Convertible Preferred Stock, Series B Preferred Stock, Series C Convertible Preferred Stock and Series D Preferred Stock of Tritel, Inc.

          "Qualified Transfer" shall mean a sale, transfer or other disposition
           ------------------
of shares of Series A Preferred Stock or Series B Preferred Stock to any prospective transferee specified in a Qualified Transfer Notice, other than a prospective transferee as to which the Corporation disapproves in accordance with the terms of the second sentence of Section 4.3(j), provided such sale, transfer or other disposition is made pursuant to a binding agreement entered into no later than 180 days after the applicable Qualified Transfer Notice is given.

          "Qualified Transferee" shall mean, with respect to any shares of
           --------------------
Series A Preferred Stock or Series B Preferred Stock, (i) any Cash Equity Investor that acquired such shares pursuant to Section 4.2 of the Stockholders Agreement or (ii) any other holder that acquired such shares in a Qualified Transfer from an Initial Holders or Qualified Transferee.

          "Qualified Transfer Notice" has the meaning specified in Section
           -------------------------
4.3(i)(x).

          "Redemption Securities" shall mean any debt or equity securities of
           ---------------------
the Corporation, any of its subsidiaries or affiliates or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price payable pursuant to Section 4.15, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section 4.15(d) at least equal to the price required to be paid pursuant to Section 4.15(a) (assuming, in the case of Redemption Securities to be publicly traded, that such Redemption Securities were fully distributed and subject only to normal trading activity).

          "Section  4.15 Transferee" shall mean any transferee of shares of (i)
           ------------------------
Series A Convertible Preferred Stock, Series D Preferred Stock and Series F Preferred Stock of TeleCorp PCS, Inc. issued to the Initial Holder on July 17, 1998 or any capital stock of Holding Company exchanged therefor (or any shares of Common Stock into which any such shares are converted) or (ii) Series A Convertible Preferred Stock or Series D Convertible Preferred Stock of Tritel, Inc. issued to an Initial Holder on January 7, 1999 or any capital stock of Holding Company exchanged therefor (or any shares of Common Stock into which any such shares are converted) that are acquired in a private transaction.

          "Section 4.15 Redemption Date" shall mean the date fixed by the Board
           ----------------------------
of Directors for the redemption of any shares of stock of the Corporation pursuant to Section 4.15.

          "Senior Stock" shall mean, with respect to shares of Series A
           ------------
Preferred Stock, Series B Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, as the case may be, any capital stock of the Corporation ranking senior to the Series A Preferred Stock, Series B Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, as the case may be, with respect to dividends, distribution in liquidation or any other preference, right or power.

          "Series A Conversion Date" has the meaning specified in Section
           ------------------------
4.3(i)(iv).

          "Series A Conversion Rate" shall mean, as of any date of
           ------------------------
determination, a fraction in which the numerator is the Liquidation Preference of one share of Series A Preferred Stock as of such date, and the denominator is the Market Price of Class A Common Stock as of such date.

          "Series A Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series A Redemption Price" has the meaning specified in Section
           -------------------------
4.3(e)(i).

          "Series B Conversion Rate"  shall mean, as of any date of
           ------------------------
determination, a fraction in which the numerator is the Liquidation Preference of one share of Series B Preferred Stock as of such date, and the denominator is the Market Price of Class A Common Stock as of such date.

          "Series B Redemption Price"  the Liquidation Preference of the Series
           -------------------------
B Preferred Stock as of any applicable redemption date.

          "Series B Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series C Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series C Redemption Price" has the meaning specified in 4.5(e)(i).
           -------------------------

          "Series D Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series D Redemption Price" has the meaning specified in Section
           -------------------------
4.5(e)(i).

          "Series E Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series F Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series G Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series H Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Series I Preferred Stock" has the meaning specified in Section 4.1.
           ------------------------

          "Statutory Liquidation" means the liquidation of the Corporation
           ---------------------
pursuant to Section 275 of the GCL, as amended.

          "Stockholders Agreement" means the Stockholders Agreement by and among
           ----------------------
the Corporation, and the other stockholders of the Corporation named therein, dated as of __________________, 2000, as the same may be amended, modified or supplemented in accordance with the terms thereof, a copy of which is available for inspection by any stockholder at the principal executive offices of the Corporation.

          "Subsidiary" shall mean, with respect to any Person, a corporation or
           ----------
other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

          "TeleCorp Common Stock" shall mean the Class A Voting Common Stock,
           ---------------------
$.01 par value per share, the Class B Non-Voting Common Stock, $.01 par value per share, the Class C Common Stock, $.01 par value per share, and the Class D Common Stock, $.01 par value per share, and the Voting Preference Common Stock, $.01 par value per share, of TeleCorp PCS, Inc.

          "TeleCorp Exchange Shares" shall have the meaning set forth in Section
           ------------------------
4.14(a)(ii).

          "Tritel Exchange Shares" shall have the meaning set forth in Section
           ----------------------
4.14(a)(iv).

          "TeleCorp Holding" shall mean TeleCorp Holding Corp., Inc., a Delaware
           ----------------
corporation, or any successor thereto.

          "TeleCorp Original Shares" shall mean (i) the TeleCorp Common Stock
           ------------------------
held by the Initial Holders and TWR Cellular, Inc. on July 17, 1998, (ii) the Series D Preferred Stock, $.01 par value per share, of TeleCorp PCS, Inc. held by the Initial Holders and TWR Cellular Inc. on July 17, 1998, or any TeleCorp Common Stock into which such shares were converted and (iii) the Series F Preferred Stock, $.01 par value per share, of TeleCorp PCS, Inc. held by the Initial Holders and TWR Cellular Inc. on July 17, 1998, or any TeleCorp Common Stock into which such shares were converted.

          "TeleCorp Tracking Stock" shall have the meaning set forth in Section
           -----------------------
4.12(b)(ii).

          "TeleCorp Tracked Business Available Dividend Amount" shall mean, on
           ---------------------------------------------------
any date, the excess (if any) of (i) the fair market value of the total assets of TeleCorp Holding (including, without limitation, investments held by TeleCorp Holding), less the total amount of the liabilities of TeleCorp Holding, in each case as of such date determined in accordance with generally accepted accounting principles, over (ii) the aggregate par value of, or any greater amount determined in accordance with GCL to be capital in respect of, all outstanding shares of the TeleCorp Tracking Stock.

          "TeleCorp Tracked Business Available Liquidation Amount" shall mean,
           ------------------------------------------------------
on any date, the fair market value of the total assets of TeleCorp Holding (including, without limitation, investments held by TeleCorp Holding, less the total amount of the liabilities of TeleCorp Holding, in each case as of such date determined in accordance with generally accepted accounting principles.

          "Tracked Business Available Dividend Amount" shall mean the aggregate
           ------------------------------------------
of the TeleCorp Tracked Business Available Dividend Amount plus the Tritel Tracked Business Available Dividend Amount.

          "Tracked Common Stock" has the meaning specified in Section 4.12(a).
           --------------------

          "Tritel Common Stock" shall mean the Class A Voting Common Stock, $.01
           -------------------
par value per share, the Class B Non-Voting Common Stock, $.01 par value per share, the Class C Common Stock, $.01 par value per share, and the Class D Common Stock, $.01 par value per share, and the Voting Preference Common Stock, $.01 par value per share, of Tritel PCS, Inc.

          "Tritel Holding" shall mean Tritel C/F Holding Corp., a Delaware
           --------------
corporation, or any successor thereto.

          "Tritel Original Shares" shall mean the Series D Preferred Stock, $.01
           ----------------------
par value, of Tritel PCS, Inc. owned by the Initial Holders and TWR Cellular Inc. on January 7, 1999, or any shares of Tritel Series C Preferred Stock or Tritel Common Stock into which such shares or any shares of Tritel Series A Preferred Stock or Tritel Series C Preferred Stock were converted.

          "Tritel Series A Preferred Stock" shall mean the Series A Convertible
           -------------------------------
Preferred Stock, $.01 par value, of Tritel PCS, Inc.

          "Tritel Series C Preferred Stock" shall mean the Series C Convertible
           -------------------------------
Preferred Stock, $.01 par value, of Tritel PCS, Inc.

          "Tritel Tracking Stock" shall have the meaning set forth in Section
           ---------------------
4.12(b)(iii).

          "Tritel Tracked Business Available Dividend Amount" shall mean, on any
           -------------------------------------------------
date, the excess (if any) of (i) the fair market value of the total assets of Tritel Holding (including, without limitation, investments held by Tritel Holding), less the total amount of the liabilities of Tritel Holding, in each case as of such date determined in accordance with generally accepted accounting principles, over (ii) the aggregate par value of, or any greater amount determined in accordance with GCL to be capital in respect of, all outstanding shares of the Tritel Tracking Stock.

          "Tritel Tracked Business Available Liquidation Amount" shall mean, on
           ----------------------------------------------------
any date, the fair market value of the total assets of Tritel Holding (including, without limitation, investments held by Tritel Holding, less the total amount of the liabilities of Tritel Holding, in each case as of such date determined in accordance with generally accepted accounting principles.

                                   ARTICLE V

          Election of Directors need not be by written ballot.

                                  ARTICLE VI

     6.1  Amendment of Amended and Restated Certificate of Incorporation.
          --------------------------------------------------------------
Subject to the separate class vote requirements relating to any class or series of Preferred Stock, the holders of shares of capital stock representing at least two-thirds (2/3) of the votes entitled to be cast for the election of directors of the Corporation, voting together as a single class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, or by written consent, may amend, alter or repeal this Amended and Restated Certificate of Incorporation.

     6.2  Amendment of the Bylaws. Except as otherwise  provided by law or by
          -----------------------
this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, as from time to time altered or amended, may be made, altered or amended by the holders of shares of capital stock representing at least two-thirds (2/3) of the votes entitled to be cast for the election of directors of the Corporation, voting together as a single class, in person or by proxy at any annual or special meeting of the stockholders called for such purpose, of which the notice shall specify the subject matter of the proposed alteration or amendment or new bylaw or the article or articles to be affected thereby, or by written consent of such holders having such requisite number of votes. The Bylaws may also be made, altered or amended by a majority of the whole number of directors then in office. Notwithstanding anything to the contrary contained in this Section 6.2, the rights of any Stockholder (as such term is defined in the Stockholders Agreement) or group of Stockholders under Section 2.11(b) of the Bylaws shall not be amended, altered or repealed without the prior written approval of any such Stockholder or group of Stockholders, as the case may be.

                                  ARTICLE VII

     7.1  Indemnification.  Any person who was or is a party or is threatened to
          ---------------
be made a party to any threatened, pending, or completed action, suit, or proceeding (a "Proceeding"), whether civil, criminal, administrative, or
               ----------
investigative (whether or not by or in the right of the Corporation), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), shall be entitled to be indemnified by the
                ------------
Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such Proceeding. Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this Article VII.

     7.2  Advancement of Expenses.  The Corporation shall, from time to time,
          -----------------------
reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if (and only if) required by the GCL, such expenses incurred by or on behalf of any Director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

     7.3  Rights Not Exclusive.  The rights to indemnification and reimbursement
          --------------------
or advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Amended and Restated Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     7.4  Continuing Rights.  The rights to indemnification and reimbursement or
          -----------------
advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder), shall inure to the benefit of the executors, administrators, legatees and distributees of such person, and in either case, shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VII.

     7.5  Insurance.  The Corporation shall have power to purchase and maintain
          ---------
insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII, the Bylaws or under Section 145 of the GCL or any other provision of law.

     7.6  Contract Rights; No Repeal.  The provisions of this Article VII shall
          --------------------------
be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Article VII is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer, or other person intend to be legally bound. No repeal or modification of this Article VII shall affect any rights or obligations with respect to any state of facts then or, heretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     7.7  Enforceability; Burden of Proof.  The rights to indemnification and
          -------------------------------
reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such Proceeding.

     7.8  Service at the Request of the Corporation.  Any Director or officer of
          -----------------------------------------
the Corporation serving in any capacity in (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

     7.9  Right to Be Covered by Applicable Law.  Any person entitled to be
          -------------------------------------
indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article VII may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

     7.10  Section 203 Election.  The Corporation elects not to have Section 203
           --------------------
of the GCL govern the issuance of capital stock of the Corporation to (a) AT&T Wireless or its Affiliates, (b) Gerald T. Vento or (c) Thomas H. Sullivan.

                                 ARTICLE VIII

     No Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision does not eliminate the liability of the Director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL or (iv) for any transaction from which the Director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a Director of the Corporation while this Article VIII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VIII, and neither the amendment or repeal of this
Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such Director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article VIII are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of Directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise.

                                  ARTICLE IX

     9.1  Number, Terms and Election of Directors.
          ---------------------------------------

     (a) Subject to the rights, if any, of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed and may be increased or decreased from time to time by the Board of Directors, but in no case shall the number be less than one nor more than fifteen.

     (b) The directors, other than the directors designated by the holders of the Voting Preference Common Stock pursuant to Section 3.1(e) of the Stockholders' Agreement (the "Voting Preference Directors"), shall be divided into three classes, as nearly equal in number as possible, by the affirmative vote (which vote may be taken prior to such closing) of a majority of the directors then holding office. One class of directors shall be appointed to the Board of Directors for a term expiring at the first annual meeting of stockholders to be held after the filing of this Amended and Restated Certificate of Incorporation, another class of directors shall be appointed to the Board of Directors for a term expiring at the second annual meeting of stockholders to be held after the filing of this Amended and Restated Certificate of Incorporation, and another class of directors shall be appointed to the Board of Directors for a term expiring the third annual meeting of stockholders to be held after the filing of this Amended and Restated Certificate of Incorporation, with members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following their year of election. The Voting Preference Directors shall be elected to the Board of Directors for a one year term expiring at each annual meeting.

     9.2  Newly Created Directorships and Vacancies.  Subject to the rights, if
          -----------------------------------------
any, of the holders of any and all series of Preferred Stock to elect additional directors pursuant to the terms and conditions of such Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

     9.3  Removal.  Subject to the rights, if any, of the holders of any and all
          -------
series of Preferred Stock to elect additional directors pursuant to the terms and conditions of such Preferred Stock, any director may be removed from office by the stockholders with or without cause in the following manner. At any annual meeting or special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, may remove such director or directors with or without cause.

     9.4  Additional Rights of Certain Stockholders Regarding Directors.
          -------------------------------------------------------------
Notwithstanding anything to the contrary contained in this Article IX, so long as a Stockholder (as such term is defined in the Stockholders' Agreement) or group of Stockholders has the right to nominate one or more of the directors of the Corporation pursuant to the terms of the Stockholders' Agreement or this Amended and Restated Certificate of Incorporation (including, without limitation, the right of the Initial Holders to nominate a director pursuant to
Section 4.3(d)(iii) and Section 4.4 hereof), then, with respect to any directors so nominated by such Stockholder or group of Stockholders, such Stockholder or group of Stockholders, as the case may be, shall have the right to cause the Corporation to remove any director so nominated by such Stockholder or group of stockholders, as the case may be, with or without cause, and any vacancy caused by the removal of such director or otherwise during the term of such director (whether or not such director resigns, is removed from the Board of Directors with or without cause or ceases to be a director by reason of death, disability or for any other reason) shall be filled in accordance with the terms of the Stockholders' Agreement or this Amended and Restated Certificate of Incorporation, as the case may be.

          IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation this _____ day of _________, 2000.


                              ______________________________
                              Name:
                              Title:

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                             HOLDING COMPANY, INC.

                                     BYLAWS

                           ADOPTED AS OF      , 2000


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--------------------------------------------------------------------------------

                                     BYLAWS

                             HOLDING COMPANY, INC.

                                   ARTICLE 1.

                                  STOCKHOLDERS

   1.1 Annual Meeting. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before such meeting shall be held at such place, either within or without the State of Delaware, at 9:00 A.M. on the second Wednesday of each April of each year (or, if such day is a legal holiday, then on the next succeeding business day), or at such other date and hour, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before an annual meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a stockholder of the Corporation who was stockholder of record at the time of giving of notice provided for in this Section, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive office of the corporation. To be timely, a stockholder's notice shall be delivered not less than 90 days prior to the first anniversary of the preceding year's meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered not later than the 10th day following the day on which Public Announcement (as defined below) of the date of such meeting is first made.

   Such stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (A) the name and address of such stockholder, as they appear on the Corporation's books, and the name and address of such beneficial owner and (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner; and (iii) in the event that such business includes a proposal to amend either the Certificate of Incorporation or the Bylaws of the Corporation, the language of the proposed amendment. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the preceding paragraph, and the Chairman of the Board or other person presiding at an annual meeting of stockholders, may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures. "Public Announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition to the provisions of this paragraph, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.1. Nothing in these Bylaws shall be deemed to affect any rights of the Stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

   1.2 Special Meetings. Special meetings of the stockholders may be called at any time by the Chairman of the Board (or, in the event of his absence or disability, by the President). A special meeting shall be called by the Chairman of the Board (or, in the event of his absence or disability, by the President), or by the Secretary, immediately upon receipt of a written request therefor by stockholders holding in the aggregate not less than 35% of the outstanding shares of the Corporation at the time entitled to vote at any meeting of the stockholders or by a request of a majority of the Board of Directors. If the Chairman of the Board, the President or the Secretary shall fail to so call such meeting within 20 days after receipt of such request, any stockholder or member of the Board of Directors executing such request may call such meeting.

   Any such special meeting of the stockholders shall be held at such place, within or without the State of Delaware, as shall be specified in the notice or waiver of notice thereof.

   1.3 Notice of Meetings; Waiver. The Secretary or any Assistant Secretary shall cause written notice of the place, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by mail, not less than ten nor more than 60 days before the date of the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the record of stockholders of the Corporation, or, if he shall have filed with the Secretary a written request that notices to him be mailed to some other address, then directed to him at such other address. Such further notice shall be given as may be required by law.

   Whenever notice is required to be given to stockholders hereunder, a written waiver, signed by a stockholder, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. The attendance of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

   1.4 Quorum: Voting. Except as otherwise required by law or by the Corporation's Certificate of Incorporation, as then amended and in effect (the "Certificate of Incorporation"), at any meeting of the stockholders, a majority of all shares issued and outstanding and entitled to vote upon a question to be considered at the meeting shall constitute a quorum when represented at such meeting by the holders thereof in person or by their duly constituted and authorized attorney or attorneys, but holders of a lesser interest may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice. When a quorum is present at any meeting, a majority of the stock so represented thereat and voting on any question brought before such meeting shall be determinative, except where a larger vote is required by law, by the Certificate of Incorporation or by these by-laws, and except that the vote required for the election of directors shall be as set forth in the Certificate of Incorporation.

   Except as set forth in the Certificate of Incorporation, if, pursuant to
Section 5.5 of these Bylaws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share outstanding in his name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

   1.5 Voting by Ballot. No vote of the stockholders need be taken by written ballot or conducted by inspectors of election, unless otherwise required by law. Any vote which need not be taken by ballot may be conducted in any manner approved by the meeting.

   1.6 Adjournment. If a quorum is not present at any meeting of the stockholders, the stockholders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.5 of these Bylaws, a notice of the adjourned meeting, conforming to the requirements of
Section 1.3 hereof, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

   1.7 Proxies. Any stockholder entitled to vote at any meeting of the stockholders or to express consent to or dissent from corporate action without a meeting may, by a written instrument signed by such stockholder or his attorney-in-fact, authorize another person or persons to vote at any such meeting and express such consent or dissent for him by proxy. No such proxy shall be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary.

   1.8 Organization; Procedure. At every meeting of stockholders the presiding officer shall be the Chairman of the Board or, in the event of his absence or disability, the President or, in the event of his absence or disability, a presiding officer chosen by a majority of the stockholders present in person or by proxy. The Secretary, or in the event of his absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer, shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by such presiding officer.

   1.9 Consent of Stockholders in Lieu of Meeting. To the fullest extent permitted by law, whenever the vote of the stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, such action may be taken without a meeting, without prior notice and without a vote of stockholders, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted shall consent in writing to such corporate action being taken. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not so consented in writing.

                                   ARTICLE 2.

                               BOARD OF DIRECTORS

   2.1 General Powers. Except as may otherwise be provided by law, by the Certificate of Incorporation or by these Bylaws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

   2.2 Number; Election; Term of Office; Removal. The classification of the board of directors, the term of each class of directors, the manner of election and removal of directors and the filling of newly created directorships and vacancies on the Board shall be as set forth in the Certificate of Incorporation. Each Director (whenever elected) shall hold office until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

   2.3 Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders at the place of such annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided; however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telegram, facsimile or cable, to each Director who shall not have been present at the meeting at which such action was taken, addressed to him at his usual place of business, or shall be delivered to him personally. Notice of such action need not be given to any Director who attends the first regular meeting after such action is taken without protesting the lack of notice to him, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.

   2.4 Special Meeting Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or, in the event of his absence or disability, by the President, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors may be called on 24 hours' notice, if notice is given to each Director personally or by telephone or facsimile, or on five days' notice, if notice is mailed to each Director, addressed to him at his usual place of business. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

   2.5 Quorum; Voting. At all meetings of the Board of Directors, the presence of a majority of the total authorized number of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law or the Certificate of Incorporation, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

   2.6 Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.5 shall be given to each Director.

   2.7 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

   2.8 Regulations: Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The Directors shall act only as a Board, and the individual Directors shall have no power as such.

  2.9 Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

   2.10 Designation. Any Director may resign at any time by delivering a written notice of resignation, signed by such Director, to the Chairman of the Board, the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. No director need be a stockholder.

   2.11 Nominations. (a) Except as otherwise provided by law or by the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by the board of directors. Subject to the rights of holders of the Corporation's preferred stock or the Stockholders (as defined in the Stockholders' Agreement defined below) as set forth in the Stockholders' Agreement, nominations for the election of directors may be made by the board of directors or a committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholders intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation not later than 90 days prior to the date of any annual or special meeting. In the event that the date of such annual or special meeting was not made by a Public Announcement (as defined in Section 1.1) more than 90 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Corporation not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders. "Stockholders Agreement" shall have the meaning ascribed to such term as is set forth in the Corporation's Certificate of Incorporation. Each such notice shall set forth:
(i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

   (b) Notwithstanding anything to the contrary contained in this Section 2.11, so long as one or more Stockholders (as such term is defined in the Stockholders' Agreement) has the right to nominate one or more directors of the Corporation pursuant to the Certificate of Incorporation or Stockholders' Agreement, as the case may be, then, with respect to such Stockholder or group of Stockholders, as the case may be, such Stockholder or group of Stockholders, as the case may be, shall have the right to nominate such director by written notice to the Company which notice shall set forth the name of the person being nominated. The Company shall deliver written notice to the Stockholders or group of Stockholders, as the case may be, so entitled to nominate such director of the date the Company proposes to distribute any proxy solicitation materials for its annual meeting at least thirty days prior to such earliest proposed distribution date so as to enable such Stockholder or group of Stockholders, as the case may be, to give notice to the Corporation of the persons to be nominated thereby in accordance with the Certificate of Incorporation or Stockholders Agreement, as applicable. The Company shall include in any proxy solicitation materials related to the election of members of the Board of Directors information and recommendations of the Board to effect the nomination of any director so designated by such Stockholders or group of Stockholders, as the case may be.

   2.12 Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for his services as such shall be fixed from time to time by resolution of the Board of Directors.

   2.13 Reliance on Accounts and Reports, etc. A member of the Board of Directors, or a member of any Committee designated by the Board of Directors, shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or Committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, including without limitation independent certified public accountants and appraisers.

                                   ARTICLE 3.

                    EXECUTIVE COMMITTEE AND OTHER COMMITTEES

   3.1 How Constituted. The Board of Directors may designate one or more Committees, including an Executive Committee, each such Committee to consist of such number of Directors as from time to time may be fixed by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any such Committee, who may replace any absent or disqualified member or members at any meeting of such Committee. In addition, unless the Board of Directors has so designated an alternate member of such Committee, in the absence or disqualification of a member of such Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Thereafter, members (and alternate members, if any) of each such Committee may be designated at the annual meeting of the Board of Directors. Any such Committee may be abolished or redesignated from time to time by the Board of Directors. Each member (and each alternate member) of any such Committee (whether designated at an annual meeting of the Board of Directors or to fill a vacancy or otherwise) shall hold office until his successor shall have been designated or until he shall cease to be a Director, or until his earlier death, resignation or removal.

   3.2 Powers. Each Committee shall have and may exercise such powers of the Board of Directors as may be provided by resolution of the Board, provided, that neither the Executive Committee nor any such other Committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the General Corporation Law to be submitted to stockholders for approval or (ii) adopt, amend or repeal any of these Bylaws. Each Committee may be granted by the Board of Directors power to authorize the seal of the Corporation to be affixed to any or all papers which may require it.

   3.3 Quorum: Voting. Except as may be otherwise provided in the resolution creating such Committee, at all meetings of any Committee the presence of members (or alternate members) constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of such Committee.

   3.4 Action without a Meeting. Any action required or permitted to be taken at any meeting of any such Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the Committee.

   3.5 Regulations; Manner of Acting. Each such Committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each such Committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceeding. The members of any such Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.

   3.6 Action by Telephonic Communications. Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

   3.7 Resignation. Any member (and any alternate member) of any Committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Chairman of the Board or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery.

   3.8 Removal. Any member (any alternate member) of any Committee may be removed at any time, with or without cause, by resolution adopted by a majority of the whole Board of Directors.

   3.9 Vacancies. If any vacancy shall occur in any Committee, by reason of death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors or the remaining members of the Committee as provided in Section 3.1 hereof.

                                   ARTICLE 4

                                   OFFICERS

   4.1 Titles. The officers of the Corporation shall be chosen by the Board of Directors and shall be the President, an Executive Vice President/Chief Financial Officer, one or more Vice Presidents, a Secretary and a Treasurer. The Board of Directors also may elect one or more Assistant Secretaries and Assistant Treasurers in such numbers as the Board of Directors may determine, and shall also elect a Chairman of the Board. Any number of offices may be held by the same person. No officer need be a Director of the Corporation.

   4.2 Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his successor has been elected and qualified, or until his earlier death, resignation or removal.

   4.3 Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

   4.4 Removal and Resignation: Vacancies. Any officer may be removed with or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by. such officer, to the Board of Directors or the Chairman of the Board. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

   4.5 Authority and Duties. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

   4.6 The Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and directors. He shall also perform all duties and exercise all powers usually pertaining to the office of a Chairman of the Board of a corporation. He shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chairman of the Board shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

   4.7 Vice Chairman. The Vice Chairman shall perform, in general, all duties incident to the office of Vice Chairman and such other duties as may be specified in these Bylaws or as may be assigned to him from time to time by the Board of Directors.

   4.8 The President. The President shall be the Chief Executive Officer of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. In the absence of the Chairman of the Board, the President shall preside at all meetings of the stockholders and directors. He shall manage and administer the Corporation's business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a Chief Executive Officer of a corporation. He shall report to the Board of Directors.

   4.9 Vice President/Chief Financial Officer. The Vice President/Chief Financial Officer shall, subject to the direction of the Board of Directors and the President, perform all duties and exercise all powers usually pertaining to the office of a chief financial officer of a corporation and shall have general control and supervision of legal and regulatory policies and operations of the Corporation. He shall also be the chief business development officer of the Corporation and in connection therewith shall perform all duties and exercise all powers usually pertaining to the office of a chief business development officer. He shall report to the Chief Executive Officer and to Board of Directors.

   4.10 The Vice Presidents. Each Vice President shall perform such duties and exercise such powers as may be assigned to him from time to time by the President. In the absence of the President, the duties of the President shall be performed and his powers may be exercised by such Vice President as shall be designated by the President, or failing such designation, such duties shall be performed and such powers may be exercised by each Vice President in the order of their election to that office; subject in any case to review and superseding action by the President.


   4.11 The Secretary. The Secretary shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these Bylaws or as may be assigned to him from time to time by the Board of Directors or the President.

   4.12 The Treasurer. The Treasurer shall be the chief financial officer of the corporation and shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these Bylaws or as may be assigned to him from time to time by the Board of Directors, or the President.

   4.13 Additional Officers. The Board of Directors may appoint such other officers and agents as it my deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board of Directors. The Board of Directors from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer or agent may remove any such subordinate officer or agent appointed by him, with or without cause.

   4.14 Security. The Board of Directors may direct that the Corporation secure the fidelity of any or all of its officers or agents by bond or otherwise.

                                   ARTICLE 5.

                                 CAPITAL STOCK

   5.1 Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares rested by a certificate until each certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation, by the Chairman of the Board, President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws.

   5.2 Signatures; Facsimile. All of such signatures on the certificate may be a facsimile, engraved or printed, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

   5.3 Lost. Stolen or Destroyed Certificates. The Secretary of the Corporation may cause a new certificate of stock or uncertificated shares in place of any certificate therefor issued by the Corporation, alleged to have been lost, stolen or destroyed, upon delivery to the Secretary of an affidavit of the owner or owners of such certificate, or his or their legal representative setting forth such allegation. The Secretary may require the owner or owners of such lost, stolen or destroyed certificate, or his or their legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.

   5.4 Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Section 151, 156, 202(a) or 218(a) of the General Corporation Law. Subject to the provisions of the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

   5.5 Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

   5.6 Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interest. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

   5.7 Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

                                   ARTICLE 6.

                                INDEMNIFICATION

   6.1 Indemnification. The Corporation shall, to the fullest extent permitted by applicable law from time to time in effect, indemnify any and all persons who may serve or who have served at any time as Directors or officers of the Corporation, or who at the request of the Corporation may serve or at any time have served as Directors or officers of another corporation (including subsidiaries of the Corporation) or of any partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law. Such indemnification shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law from time to time in effect to the extent authorized by the Board of Directors and permitted by such law. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any person may be entitled under any provision of the Certificate of Incorporation, other Bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

   6.2 Definition. For purposes of this Article, the term "Corporation" shall include constituent corporations referred to in Subsection (h) of Section 145 of the General Corporation Law (or any similar provision of applicable law at the time in effect).

                                   ARTICLE 7.

                                    OFFICES

   7.1 Registered Office. The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the Corporation's registered agent shall be The Corporation Trust Company.

   7.2 Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

                                   ARTICLE 8.

                               GENERAL PROVISIONS

   8.1 Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property, or shares of the Corporation.

   8.2 Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.

   8.3 Execution of Instruments. The President, any Executive Vice President, any Vice President, the Secretary or the Treasurer may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. The Board of Directors or the President may authorize any other officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization may be general or limited to specific contracts or instruments.

   8.4 Corporate Indebtedness. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors. Such authorization may be general or confined to specific instances. Loans so authorized may be effected at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board of Directors shall authorize. When so authorized by the Board of Directors, any part of or all the properties, including contract rights, assets, business or good will of the Corporation, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation, and of any interest thereon, by instruments executed and delivered in the name of the Corporation.

   8.5 Deposits. Any funds of the Corporation may be deposited from time to time in such banks, trust companies or other depositaries as may be determined by the Board of Directors or the President, or by such officers or agents as may be authorized by the Board of Directors or the President to make such determination.

   8.6 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or offices or such agent or agents of the Corporation, and in such manner, as the Board of Directors, the Chairman of the Board, or the President from time to time may determine.


   8.7 Sale. Transfer, etc. of Securities. To the extent authorized by the Board of Directors or by the President, any Vice President, the Secretary or the Treasurer, or any other officers designated by the Board of Directors, the Chairman of the Board, or the President may sell, transfer, endorse, and assign any shares of stock, bonds or other securities owned by or held in the name of the Corporation, and may make, execute and deliver in the name of the Corporation, under its corporate seal, any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

   8.8 Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the President or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

   8.9 Fiscal Year. The fiscal year of the Corporation shall commence on the first day of January of each year (except for the Corporation's first fiscal year which shall commence on the date of incorporation) and shall end in each case on December 31.

   8.10 Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words "Corporate Seal" and "Delaware". The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

   8.11 Books and Records. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors.

                                   ARTICLE 9.

                              AMENDMENT OF BYLAWS.

   9.1 Amendment. Except as otherwise provided by law or by the Certificate of Incorporation, these Bylaws, as from time to time altered or amended, may be made, altered or amended by the holders of shares of capital stock representing at least two-thirds ( 2/3) of the votes entitled to be cast for the election of directors of the Corporation voting together as a single class, in person or by proxy at any annual or special meeting of the stockholders called for such purpose, of which the notice shall specify the subject matter of the proposed alteration or amendment or new bylaw or the article or articles to be affected thereby, or by written consent of such holders of such number of shares. If the Certificate of Incorporation so provides, these Bylaws may also be made, altered or amended by a majority of the whole number of directors then in office. Notwithstanding anything to the contrary contained in this Section 9.1, the rights of any Stockholder or group of Stockholders under Section 2.11 (b) of these Bylaws shall not be amended, altered or repealed without the prior written approval of any such Stockholder or group of Stockholders, as the case may be.

                                  ARTICLE 10.

                                  CONSTRUCTION

   10.1 Construction. In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation as in effect from time to time, the provisions of the Certificate of Incorporation shall be controlling.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 (a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

   Section 145 (b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145 (g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

   Article X of the Registrant's by-laws provides for indemnification, at the discretion of the board of directors, to the fullest extent permitted under Delaware law for any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise. Such indemnification is provided only if the director, officer, employee or agent acted in good faith and in a manner that the director, officer, employee or agent reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

   The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and Article X of the by-laws of the Registrant.

Registrant

Item 21. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith

 Exhibit No. Description
 ----------- -----------
     2.1     Agreement and Plan of Reorganization and Contribution (included as
             Annex A to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference), dated February 28, 2000, by and between TeleCorp PCS and Tritel,
             Inc.

     2.2     Amendment No. 1 to the Agreement and Plan of Reorganization and
             Contribution (included as Annex B to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

     3.1     Certificate of Incorporation of the Registrant.

     3.2     Form of Restated Certificate of Incorporation of the Registrant
             (included as Annex E to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

     3.3     By-laws of the Registrant.

     3.4 Form of Restated By-laws of the Registrant (included as Annex F to the joint proxy statement-prospectus forming part of this Registration Statement and incorporated herein by reference).

     5.1#    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             regarding legality of securities being registered.

     8.1#    Opinion of Cadwalader, Wickersham & Taft regarding certain U.S.
             income tax aspects of the merger.

     8.2# Opinion of Brown & Wood LLP regarding certain U.S. income tax aspects of the merger.

    10.1     Telecorp PCS, Inc. Voting Agreement, dated February 28, 2000.

    10.2     Tritel, Inc. Voting Agreement, dated February 28, 2000.

    10.3     Side Letter Agreement regarding Milwaukee Option, dated February
             28, 2000, by and between AT&T Wireless Services, Inc. and Telecorp
             PCS, Inc.

    10.4 Asset Exchange Agreement, dated as of February 28, 2000, by and among AT&T Wireless PCS, LLC, Telecorp PCS, Inc., Telecorp PCS,
             LLC, Telecorp Holding Corp, Inc., Telecorp Communications, Inc.,
             Telecorp Equipment Leasing, L.P., and Telecorp Realty, LLC.

    10.5     Side Letter regarding Additional Mutual Rights and Obligations in
             Connection with the Asset Exchange Agreement and the Agreement and Plan of Reconstruction and Contribution, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and Telecorp PCS, Inc.

    10.6.1   License Acquisition Agreement, between Polycell Communications,
             Inc. and ABC Wireless, LLC, dated as of February 28, 2000.

    10.6.2   Amended and Restated License Acquisition Agreement among Polycell
             Communications, Inc., Clinton Communications, Inc. and ABC
             Wireless, LLC, dated as of May 3, 2000.

    10.7     License Acquisition Agreement, between ABC Wireless, LLC and AT&T
             Wireless PCS, LLC, dated as of February 28, 2000.

    10.8#    Form of Intermediary Agreement, among AT&T Wireless PCS, LLC,
             Telecorp PCS, Inc., Telecorp PCS, LLC, Telecorp Holding Corp,
             Inc., Telecorp Communications, Inc., Telecorp Equipment Leasing,
             L.P., Telecorp Realty, LLC and the Intermediary.

    10.9 Transition Services Agreement, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and Telecorp PCS, Inc.

 Exhibit No. Description
 ----------- -----------
  10.10#     Form of Assignment and Assumption Agreement, by and between
             Milwaukee PCS, LLC, Milwaukee Acquisition Subsidiary, Inc., and
             Telecorp PCS, Inc.

  10.11 Agreement and Plan of Merger, dated February 27, 2000, by and among Milwaukee PCS LLC, Milwaukee Acquisition Subsidiary, Inc.,
             Kailas J. Rao, and Indus, Inc.

  10.12      Airadigm Letter of Intent, dated January 24, 2000.

  10.13* General Agreement for Purchase of PCS Systems and Services by and between TeleCorp PCS, Inc. and Lucent Technologies, Inc., dated as of May 12, 1998, as amended.

  10.14*     Securities Purchase Agreement by and among TeleCorp PCS, Inc.,
             AT&T Wireless PCS Inc., TWR Cellular, Inc. and certain Initial investors other than AT&T Wireless, TeleCorp Investors and Management Stockholders identified, dated as of January 23, 1998.

  10.15.1* Network Membership License Agreement, by and among AT&T Corp., including AT&T Wireless Services, Inc., and TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.15.2*   Amendment No. 1 to Network Membership License Agreement, dated
             March 30, 1999.

  10.16#     Form of Network Membership License Agreement by and between AT&T
             Corp., including AT&T Wireless Services, Inc., and Holding
             Company.

  10.17.1*   Management Agreement by and between TeleCorp Management Corp. and
             TeleCorp PCS, Inc., dated as of July 17, 1998

  10.17.2*   Amendment No. 1 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of May 25, 1999.

  10.17.3**  Amendment No. 2 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of October 18,
             1999.

  10.18.1*   Intercarrier Roamer Service Agreement by and between AT&T Wireless
             Services, Inc. and TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.18.2*   Amendment No. 1 to Intercarrier Roamer Service Agreement, dated
             May 25, 1999.

  10.19#     Form of Intercarrier Roamer Service Agreement, by and between AT&T
             Wireless Services, Inc. and Holding Company.

  10.20*     Roaming Administration Service Agreement by and between AT&T
             Wireless Services, Inc. and TeleCorp PCS, Inc., dated as of July
             17, 1998.

  10.21#     Form of Roaming Administration Service Agreement, by and between
             AT&T Wireless Services, Inc., and Holding Company.

  10.22.1* Credit Agreement by and among TeleCorp PCS, Inc., the Lenders party to, and the Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent, dated as of July 17, 1998.

  10.22.2*   First Amendment, Consent, and Waiver to the TeleCorp Credit
             Agreement, dated as of December 18, 1998.

  10.22.3* Second Amendment and Waiver to the TeleCorp Credit Agreement, dated as of March 1, 1999.

  10.22.4*   Third Amendment to the TeleCorp Credit Agreement, dated as of
             March 30, 1999.

  10.22.5*   Fourth Amendment to the TeleCorp Credit Agreement, dated as of
             March 31, 1999.

  10.22.6* Fifth Amendment and Acceptance to the TeleCorp Credit Agreement, dated as of April 7, 1999.

  10.22.7*   Sixth Amendment to the TeleCorp Credit Agreement, dated as of
             April 7, 1999.

  10.22.8*   Seventh Amendment to the TeleCorp Credit Agreement, dated as of
             May 21, 1999.

 Exhibit No. Description
 ----------- -----------
  10.22.9**  Eighth Amendment to the TeleCorp Credit Agreement, dated as of
             October 25, 1999.

  10.22.10** Ninth Amendment to the TeleCorp Credit Agreement, dated as of
             October 26, 1999.

  10.23.1*   Stock Purchase Agreement by and among TeleCorp PCS, Inc., AT&T
             Wireless PCS, Inc. and certain Initial investors other than AT&T
             Wireless identified in, dated as of March 22, 1999.

  10.23.2*   Amendment No. 1 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

  10.23.3*   Amendment No. 2 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of April 6, 1999.

  10.23.4*   Amendment No. 3 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of May 14, 1999.

  10.23.5*   Amendment No. 4 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of July 15, 1999.

  10.24*     Stock Purchase Agreement by and among Viper Wireless, Inc.,
             TeleCorp Holding Corp., Inc. and TeleCorp PCS, Inc., dated as of
             March 1, 1999.

  10.25*     Puerto Rico Stock Purchase Agreement by and among TeleCorp PCS,
             Inc., Puerto Rico Acquisition Corp. and certain Management
             Stockholders and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

  10.26*** Stock Purchase Agreement, dated as of October 18, 1999, by and among Telecorp PCS, Inc., Telecorp Holding Corp., Inc., Gerald T.
             Vento, Thomas H. Sullivan, OneLiberty Fund IV, L.P., Northwood
             Ventures LLC, and Northwood Capital Partners LLC.

  10.27*     Asset Purchase Agreement, dated May 25, 1999, by and between AT&T
             Wireless PCS Inc. and TeleCorp PCS, Inc.

  10.28* Preferred Stock Purchase Agreement, dated May 24, 1999, by and between AT&T Wireless PCS Inc. and TeleCorp PCS, Inc.

  10.29*     License Acquisition Agreement, dated May 15, 1998, by and between
             Mercury PCS II, LLC and TeleCorp PCS, Inc.

  10.30*     License Acquisition Agreement, dated May 15, 1998, by and between
             Wireless 2000, Inc. and TeleCorp PCS, Inc.

  10.31.1* Stockholders' Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS, Inc., TWR Cellular, Inc., Initial investors other than AT&T Wireless, Management Stockholders, and TeleCorp
             PCS, Inc.

  10.31.2*   Amendment No. 1 to Stockholders' Agreement dated May 25, 1999.

  10.31.3*   Amendment No. 2 to Stockholders' Agreement dated November 1, 1999.

  10.32#     Form of Stockholders' Agreement by and among AT&T Wireless PCS,
             LLC, Initial investors other than AT&T Wireless, Management
             Stockholders, Other Stockholders, and Holding Company, Inc.

 Exhibit No. Description
 ----------- -----------

  10.33*     Purchase Agreement, dated April 20, 1999, by and among Chase
             Securities Inc., BT Alex. Brown Incorporated, Lehman Brothers
             Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

  10.34* Exchange and Registration Rights Agreement, dated April 23, 1999, by and among Chase Securities Inc., BT Alex. Brown Incorporated,
             Lehman Brothers Inc., TeleCorp PCS, Inc. and TeleCorp
             Communications, Inc.

  10.35*     Agreement, dated as of July 17, 1998, by and among AT&T Wireless
             PCS Inc., TWR Cellular, Inc., the Initial investors other than
             AT&T Wireless, the TeleCorp Investors and the Management
             Stockholders.

  10.36* Employment Agreement, dated as of July 17, 1998, by and between TeleCorp PCS, Inc. and Julie A. Dobson.

  10.37 Amendment to Employment Agreement, dated February 28, 2000, by and between Telecorp PCS, Inc. and Julie A. Dobson.

  10.38*     Share Grant Agreement, dated July 16, 1998, by and between
             TeleCorp PCS, Inc. and Julie A. Dobson.

  10.39* Separation Agreement, dated as of March 8, 1999, by and among TeleCorp PCS, Inc., TeleCorp Communications, Inc. and Robert
             Dowski.

  10.40* Agreement among the Parties, dated as of June 30, 1999, by and among TeleCorp PCS, Inc., the Initial investors other than AT&T
             Wireless, Entergy Technology Holding Company, AT&T Wireless PCS,
             Inc., TWR Cellular Inc. and other stockholders.

  10.41*     Amended and Restated Agreement, dated April 16, 1999, by and among
             TeleCorp Communications, Inc., Triton PCS, Inc., Tritel
             Communications, Inc. and Affiliate License Co, L.L.C.

  10.42*     TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended May 20,
             1999.

  10.43** TeleCorp PCS, Inc. 1999 Stock Option Plan, dated June 23, 1999, as amended.

  10.44**    Indenture, dated as of April 23, 1999, by and between Bankers
             Trust Company, as trustee, and TeleCorp PCS, Inc. relating to the 11 5/8% Senior Subordinated Discount Notes due 2009.

  10.45** Form of Indemnification Agreement to be entered into between TeleCorp PCS, Inc. and its directors and executive officers.

  10.46.1++  Stockholders' Agreement by and among AT&T Wireless PCS Inc.,
             Initial investors other than AT&T Wireless, Management
             Stockholders, and Tritel, Inc. dated January 7, 1999.

  10.46.2++  First Amendment to TeleCorp's Stockholders' Agreement, dated
             August 27, 1999.

  10.46.3++  Second Amendment to TeleCorp's Stockholders' Agreement, dated as of September 1, 1999.

  10.46.4+   Third Amendment to TeleCorp's Stockholders' Agreement, dated
             November 18, 1999.

  10.46.5+   Fourth Amendment to TeleCorp's Stockholders' Agreement, dated
             December 10, 1999.

  10.47++    Investors Stockholders' Agreement by and among Tritel, Inc.,
             Washington National Insurance Company, United Presidential Life
             Insurance Company, Dresdner Kleinwort Benson Private Equity
             Partners LP, Toronto Dominion Investments, Inc., Entergy Wireless
             Corporation, General Electric Capital Corporation, Triune PCS,
             LLC, FCA Venture Partners II, L.P., Clayton Associates LLC,
             Trillium PCS, LLC, Airwave Communications, LLC, Digital PCS, LLC, and The Stockholders Named Herein dated January 7, 1999.

 Exhibit No. Description
 ----------- -----------

  10.48#     Form of Investors Stockholder Agreement, by and among Holding
             Company, Inc. and AT&T Wireless PCS, Inc. CB Capital Investors,
             L.P., Private Equity Investors III, Equity-Linked Investors-II,
             Whitney III, L.P., Whitney Strategic Partners III, L.P.,
             Media/Communications Investors Limited Partnership,
             Media/Communications Partners III Limited Partnership, Toronto
             Dominion Investments, Inc., Northwood Capital Partners LLC,
             OneLiberty Fund III, L.P., Hoak Communications Partners, L.P., HCP
             Capital Fund, L.P., Cich, Incorporated LP, Dresdner Kleinworth
             Benson Private Equity Partners LP, Toronto Dominion Investments,
             Inc., Entergy Wireless Capital Corporation, General Electric
             Capital Corporation, Triune PCS, LLC, FCA Venture Partners II, LP,
             Clayton Associates LLC, Trillium PCS, LLC, Airwave Communications,
             LLC, Digital PCS, LLC, and The Manufacturers Life Insurance
             Company.

  10.49++ AT&T Wireless Services, Inc. Network Membership License Agreement between AT&T Corp. and Tritel, Inc. dated January 7, 1999.

  10.50++    Intercarrier Roamer Service Agreement between AT&T Wireless
             Services, Inc. and Tritel, Inc. dated January 7, 1999.

  10.51++    Amended and Restated Agreement between TeleCorp Communications,
             Inc., Triton PCS, Inc., Tritel Communications, Inc. and Affiliate
             License Co., L.L.C. dated April 16, 1999.

  10.52#     Form of Employment Agreement, by and between Holding Company and
             William M. Mounger, II.

  10.53#     Form of Employment Agreement, by and between Holding Company and
             E.B. Martin, Jr.

  10.54      Letter Agreement, dated February 28, 2000, by and among William
             Mounger, II, TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and Gerald Vento.

  10.55      Letter Agreement, dated February 28, 2000, by and among E.B.
             Martin, Jr., TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and Gerald Vento.

  10.56++    Form of Restricted Stock Agreements pursuant to the Tritel, Inc.
             Amended and Restated 1999 Stock Option Plan.

  10.57+ Tritel, Inc. Amended and Restated 1999 Stock Option Plan for Non-employee Directors, effective January 7, 1999.

  10.58++    Amended and Restated Loan Agreement among Tritel Holding Corp.,
             Tritel, Inc., The Financial Institutions Signatory Hereto, and
             Toronto Dominion (Texas), Inc. dated March 31, 1999.

  10.59++    First Amendment to Amended and Restated Loan Agreement among
             Tritel Holding Corp., Tritel, Inc., The Financial Institutions
             Signatory Thereto, and Toronto Dominion (Texas), Inc. dated April
             21, 1999.

  10.60++    Master Lease Agreement between Tritel Communications, Inc. and
             Crown Communication Inc. dated October 30, 1998.

  10.61++    Master Lease Agreement between Signal One, LLC and Tritel
             Communications, Inc. dated December 31, 1998.

  10.62.1++  Management Agreement between Tritel Management, LLC and Tritel,
             Inc. dated January 1, 1999.

  10.62.2++  First Amendment to Management Agreement, dated as of September 1,
             1999.

  10.62.3    Agreement to Terminate Tritel Management Agreement, dated as of
             February 28, 2000, by and between Tritel Management, LLC.

 Exhibit No. Description
 ----------- -----------

  10.63++    Master Antenna Site Lease No. D41 between Pinnacle Towers Inc. and
             Tritel Communications, Inc. dated October 23, 1998.

  10.64++ Installment Payment Plan Note made by Mercury PCS, LLC in favor of the Federal Communications Commission in the amount of $42,525,211.95, dated October 9, 1996.

  10.65++    First Modification of Installment Payment Plan Note for Broadband
             PCS F Block by and between Mercury PCS II, L.L.C. and the Federal
             Communications Commission, dated July 2, 1998, effective as of
             July 31, 1998.

  10.66++    Letter Agreement by and between Tritel Communications, Inc. and
             H.S.I. GeoTrans Wireless, dated July 2, 1998, referring to a service agreement covering certain Site Acquisition Services applicable to certain Federal Communications Commission licenses owned or to be acquired by Tritel.

  10.67.1++  Services Agreement by and between Tritel Communications, Inc. and
             Galaxy Personal Communications Services, Inc., which is a wholly owned subsidiary of World Access, Inc., dated as of June 1, 1998.

  10.67.2++  Addendum to June 1, 1998 Services Agreement, dated as of March 23,
             1999.

  10.68++    Services Agreement by and between Tritel Communications, Inc. and
             Galaxy Personal Communications Services, Inc., which is a wholly-owned subsidiary of World Access, Inc., dated as of August 27, 1998.

  10.69++    Agreement by and between BellSouth Telecommunications, Inc. and
             Tritel Communications, Inc., effective as of March 16, 1999.

  10.70++    Agreement for Project and Construction Management Services between
             Tritel Communications, Inc. and Tritel Finance, Inc. and Bechtel
             Corporation, dated November 24, 1998.

  10.71++    Services Agreement by and between Tritel Communications, Inc. and
             Spectrasite Communications, Inc., dated as of July 28, 1998.

  10.72++    Acquisition Agreement Ericsson CMS 8800 Cellular Mobile Telephone
             System by and between Tritel Finance, Inc. and Tritel
             Communications, Inc. and Ericsson Inc., made and effective as of December 30, 1998.

  10.73++    Securities Purchase Agreement by and among AT&T Wireless PCS Inc.,
             TWR Cellular, Inc., Initial investors other than AT&T Wireless,
             Mercury PCS, LLC, Mercury PCS II, LLC, Management Stockholders and
             Tritel, Inc., dated as of May 20, 1998.

  10.74++    Closing Agreement by and among AT&T Wireless PCS, Inc., TWR
             Cellular, Inc., Initial investors other than AT&T Wireless,
             Airwave Communications, LLC, Digital PCS, LLC, Management
             Stockholders, Mercury Investor Indemnitors and Tritel, Inc., dated as of January 7, 1999.

  10.75++    Master Build To Suit And Lease Agreement between Tritel
             Communications, Inc., a Delaware corporation and American Tower,
             L.P., a Delaware limited partnership.

  10.76++    Master Build To Suit And Lease Agreement between Tritel
             Communications, Inc. and SpectraSite Communications, Inc.

  10.77++    Master Build To Suit Services And License Agreement between Tritel
             Communications, Inc. and Crown Communication Inc.

  10.78++    Master Build To Suit And Lease Agreement by and between Tritel
             Communications, Inc. and SBA Towers, Inc.

 Exhibit No. Description
 ----------- -----------

   10.79++   Master Site Agreement between Tritel Communications, Inc. and
             BellSouth Mobility Inc., dated July 2, 1999.

   10.80++   Master Site Agreement between Tritel Communications, Inc. and
             BellSouth Mobility PCS, dated March 10, 1999.

   10.81++   Consent to Exercise of Option between Tritel, Inc., AT&T Wireless
             PCS, Inc., TWR Cellular, Inc. and Management Stockholders dated
             May 20, 1999.

   10.82++   License Purchase Agreement between Digital PCS, LLC and Tritel,
             Inc. dated as of May 20, 1999.

   10.83++   Amended and Restated Employment Agreement, dated as of September
             1, 1999. Amended and Restated Employment Agreement, dated as of
             September 1, 1999.

   10.84++   Stock Purchase Agreement, dated as of September 1, 1999.

   10.85++   Mutual Release and Termination Agreement, dated as of September 1,
             1999.

   10.86#    Form of Management Agreement between TeleCorp Management Corp,
             Inc. and TeleCorp PCS, Inc.

   23.1#     Consents of Lehman Brothers.

   23.2#     Consents of Merrill Lynch.

   23.3      Consent of PricewaterhouseCoopers LLP.

   23.4      Consent of KPMG LLP.

   23.5#     Consent of Cadwalader, Wickersham & Taft.

   23.6#     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

   23.7#     Consent of Brown & Wood llp.

   23.8#     Consent of William M. Mounger, II.

   23.9#     Consent of E.B. Martin, Jr.

   23.10#    Consent of Alex P. Coleman.

   23.11#    Consent of Michael R. Hannon.

   23.12#    Consent of Michael Schwartz.

   23.13#    Consent of Scott I. Anderson.

   23.14#    Consent of James M. Hoak.

   23.15#    Consent of David A. Jones, Jr.

   23.16#    Consent of Kevin J. Shepherd.

   23.17#    Consent of William W. Hague.

   23.18#    Consent of Rohit M. Desai.

   23.19#    Consent of Timothy L. McLaughlin.

   24        Power of Attorney (included in signature page).

   99.1#     Form of Proxy of TeleCorp PCS.

   99.2#     Form of Proxy of Tritel, Inc.

 Exhibit No. Description
 ----------- -----------

     99.3 Opinion of Lehman Brothers (included as Annex C to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

     99.4 Opinion of Merrill Lynch (included as Annex D to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

--------
     * Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-89393) of TeleCorp PCS, Inc.
    ** Incorporated by reference to the Form 10-Q filed on November 15, 1999
       (File No. 333-81313-01) of TeleCorp PCS, Inc.
   *** Incorporated by reference to the Form 10-K filed on March 30, 2000 (File
       No. 000-27901) of TeleCorp PCS, Inc.
     + Incorporated by reference to the Registration Statement on Form S-1
       (File No. 333-91207) of Tritel, Inc.
    ++ Incorporated by reference to the Registration Statement on Form S-4
       (File No. 333-82509) of Tritel PCS, Inc.
     # To be filed by amendment.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

   (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered wold not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   (2) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

   (4) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

   (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 12, 2000.

                                          TeleCorp-Tritel Holding Company

                                                 /s/ Thomas H. Sullivan
                                          _____________________________________
                                                   Thomas H. Sullivan
                                                Vice President, Treasurer
                                                      and Secretary

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gerald T. Vento and Thomas H. Sullivan and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Gerald T. Vento           Director                      May 12, 2000
______________________________________
           Gerald T. Vento

        /s/ Thomas H. Sullivan         Director                      May 12, 2000
______________________________________
          Thomas H. Sullivan

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
   2.1       Agreement and Plan of Reorganization and Contribution (included as
             Annex A to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference), dated February 28, 2000, by and between TeleCorp PCS and Tritel,
             Inc.

   2.2       Amendment No. 1 to the Agreement and Plan of Reorganization and
             Contribution (included as Annex B to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

   3.1       Certificate of Incorporation of the Registrant.

   3.2       Form of Restated Certificate of Incorporation of the Registrant
             (included as Annex E to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

   3.3       By-laws of the Registrant.

   3.4 Form of Restated By-laws of the Registrant (included as Annex F to the joint proxy statement-prospectus forming part of this Registration Statement and incorporated herein by reference).

   5.1#      Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             regarding legality of securities being registered.

   8.1#      Opinion of Cadwalader, Wickersham & Taft regarding certain U.S.
             income tax aspects of the merger.

   8.2# Opinion of Brown & Wood LLP regarding certain U.S. income tax aspects of the merger.

  10.1       TeleCorp PCS, Inc. Voting Agreement, dated February 28, 2000.

  10.2       Tritel, Inc. Voting Agreement, dated February 28, 2000.

  10.3       Side Letter Agreement regarding Milwaukee Option, dated February
             28, 2000, by and between AT&T Wireless Services, Inc. and TeleCorp
             PCS, Inc.

  10.4 Asset Exchange Agreement, dated as of February 28, 2000, by and among AT&T Wireless PCS, LLC, TeleCorp PCS, Inc., TeleCorp PCS,
             LLC, TeleCorp Holding Corp, Inc., TeleCorp Communications, Inc.,
             TeleCorp Equipment Leasing, L.P., and TeleCorp Realty, LLC.

  10.5       Side Letter regarding Additional Mutual Rights and Obligations in
             Connection with the Asset Exchange Agreement and the Agreement and Plan of Reconstruction and Contribution, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and TeleCorp PCS, Inc.

  10.6.1     License Acquisition Agreement, between Polycell Communications,
             Inc. and ABC Wireless, LLC, dated as of February 28, 2000.

  10.6.2     Amended and Restated License Acquisition Agreement among Polycell
             Communications, Inc., Clinton Communications, Inc. and ABC
             Wireless, LLC, dated as of May 3, 2000.

  10.7       License Acquisition Agreement, between ABC Wireless, LLC and AT&T
             Wireless PCS, LLC, dated as of February 28, 2000.

  10.8#      Form of Intermediary Agreement, among AT&T Wireless PCS, LLC,
             TeleCorp PCS, Inc., TeleCorp PCS, LLC, TeleCorp Holding Corp,
             Inc., TeleCorp Communications, Inc., TeleCorp Equipment Leasing,
             L.P., TeleCorp Realty, LLC and the Intermediary.

 Exhibit No. Description
 ----------- -----------
  10.9       Transition Services Agreement, dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC and TeleCorp PCS, Inc.

  10.10# Form of Assignment and Assumption Agreement, by and between Milwaukee PCS, LLC, Milwaukee Acquisition Subsidiary, Inc., and
             TeleCorp PCS, Inc.

  10.11 Agreement and Plan of Merger, dated February 27, 2000, by and among Milwaukee PCS LLC, Milwaukee Acquisition Subsidiary, Inc.,
             Kailas J. Rao, and Indus, Inc.

  10.12      Airadigm Letter of Intent, dated January 24, 2000.

  10.13* General Agreement for Purchase of PCS Systems and Services by and between TeleCorp PCS, Inc. and Lucent Technologies, Inc., dated as of May 12, 1998, as amended.

  10.14*     Securities Purchase Agreement by and among TeleCorp PCS, Inc.,
             AT&T Wireless PCS Inc, TWR Cellular, Inc. and certain Initial investors other than AT&T Wireless, TeleCorp Investors and Management Stockholders identified, dated as of January 23, 1998.

  10.15.1* Network Membership License Agreement by and among AT&T Corp., including AT&T Wireless Services, Inc., and TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.15.2*   Amendment No. 1 to Network Membership License Agreement, dated
             March 30, 1999.

  10.16#     Form of Network Membership License Agreement, by and between AT&T
             Corp., including AT&T Wireless Services, Inc., and Holding
             Company.

  10.17.1*   Management Agreement by and between TeleCorp Management Corp. and
             TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.17.2*   Amendment No. 1 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of May 25, 1999.

  10.17.3**  Amendment No. 2 to the Management Agreement between TeleCorp
             Management Corp. and TeleCorp PCS, Inc., dated as of October 18,
             1999.

  10.18.1*   Intercarrier Roamer Service Agreement by and between AT&T Wireless
             Services, Inc. and TeleCorp PCS, Inc., dated as of July 17, 1998.

  10.18.2*   Amendment No. 1 to Intercarrier Roamer Service Agreement, dated
             May 25, 1999.

  10.19#     Form of Intercarrier Roamer Service Agreement, by and between AT&T
             Wireless Services, Inc. and Holding Company.

  10.20*     Roaming Administration Service Agreement, by and between AT&T
             Wireless Services, Inc. and TeleCorp PCS, Inc., dated as of July
             17, 1998.

  10.21#     Form of Roaming Administration Service Agreement, by and between
             AT&T Wireless Services, Inc., and Holding Company.

  10.22.1* Credit Agreement by and among TeleCorp PCS, Inc., the Lenders party to, and the Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent, dated as of July 17, 1998.

  10.22.2*   First Amendment, Consent, and Waiver to the TeleCorp Credit
             Agreement, dated as of December 18, 1998.

  10.22.3* Second Amendment and Waiver to the TeleCorp Credit Agreement, dated as of March 1, 1999.

  10.22.4*   Third Amendment to the TeleCorp Credit Agreement, dated as of
             March 30, 1999.

 Exhibit No. Description
 ----------- -----------
  10.22.5*   Fourth Amendment to the TeleCorp Credit Agreement, dated as of
             March 31, 1999.

  10.22.6* Fifth Amendment and Acceptance to the TeleCorp Credit Agreement, dated as of April 7, 1999.

  10.22.7*   Sixth Amendment to the TeleCorp Credit Agreement, dated as of
             April 7, 1999.

  10.22.8*   Seventh Amendment to the TeleCorp Credit Agreement, dated as of
             May 21, 1999.

  10.22.9**  Eighth Amendment to the TeleCorp Credit Agreement, dated as of
             October 25, 1999.

  10.22.10** Ninth Amendment to the TeleCorp Credit Agreement, dated as of
             October 26, 1999.

  10.23.1*   Stock Purchase Agreement by and among TeleCorp PCS, Inc., AT&T
             Wireless PCS, Inc. and certain Initial investors other than AT&T
             Wireless identified in, dated as of March 22, 1999.

  10.23.2*   Amendment No. 1 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

  10.23.3*   Amendment No. 2 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of April 6, 1999.

  10.23.4*   Amendment No. 3 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of May 14, 1999.

  10.23.5*   Amendment No. 4 to Stock Purchase Agreement by and among TeleCorp
             PCS, Inc., AT&T Wireless PCS, Inc. and Initial investors other than AT&T Wireless, dated as of July 15, 1999.

  10.24*     Stock Purchase Agreement by and among Viper Wireless, Inc.,
             TeleCorp Holding Corp., Inc. and TeleCorp PCS, Inc., dated as of
             March 1, 1999.

  10.25*     Puerto Rico Stock Purchase Agreement by and among TeleCorp PCS,
             Inc., Puerto Rico Acquisition Corp. and certain Management
             Stockholders and Initial investors other than AT&T Wireless, dated as of March 30, 1999.

  10.26*** Stock Purchase Agreement, dated as of October 18, 1999, by and among TeleCorp PCS, Inc., TeleCorp Holding Corp., Inc., Gerald T.
             Vento, Thomas H. Sullivan, OneLiberty Fund IV, L.P., Northwood
             Ventures LLC, and Northwood Capital Partners LLC.

  10.27*     Asset Purchase Agreement, dated May 25, 1999, by and between AT&T
             Wireless PCS Inc. and TeleCorp PCS, Inc.

  10.28* Preferred Stock Purchase Agreement, dated May 24, 1999, by and between AT&T Wireless PCS Inc. and TeleCorp PCS, Inc.

  10.29*     License Acquisition Agreement, dated May 15, 1998, by and between
             Mercury PCS II, LLC and TeleCorp PCS, Inc.

  10.30*     License Acquisition Agreement, dated May 15, 1998, by and between
             Wireless 2000, Inc. and TeleCorp PCS, Inc.

  10.31.1* Stockholders' Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS, Inc., TWR Cellular, Inc., Initial investors other than AT&T Wireless, Management Stockholders, and TeleCorp
             PCS, Inc.

  10.31.2*   Amendment No. 1 to Stockholders' Agreement dated May 25, 1999.

  10.31.3*   Amendment No. 2 to Stockholders' Agreement dated November 1, 1999.

 Exhibit No. Description
 ----------- -----------
  10.32#     Form of Stockholders' Agreement, by and among AT&T Wireless PCS,
             LLC, Initial investors other than AT&T Wireless, Management
             Stockholders, Other Stockholders, and Holding Company, Inc.

  10.33*     Purchase Agreement, dated April 20, 1999, by and among Chase
             Securities Inc., BT Alex. Brown Incorporated, Lehman Brothers
             Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

  10.34* Exchange and Registration Rights Agreement, dated April 23, 1999, by and among Chase Securities Inc., BT Alex. Brown Incorporated,
             Lehman Brothers Inc., TeleCorp PCS, Inc. and TeleCorp
             Communications, Inc.

  10.35*     Agreement, dated as of July 17, 1998, by and among AT&T Wireless
             PCS Inc., TWR Cellular, Inc., the Initial investors other than
             AT&T Wireless, the TeleCorp Investors and the Management
             Stockholders.

  10.36* Employment Agreement, dated as of July 17, 1998, by and between TeleCorp PCS, Inc. and Julie A. Dobson.

  10.37 Amendment to Employment Agreement, dated February 28, 2000, by and between TeleCorp PCS, Inc. and Julie A. Dobson.

  10.38*     Share Grant Agreement, dated July 16, 1998, by and between
             TeleCorp PCS, Inc. and Julie A. Dobson.

  10.39* Separation Agreement, dated as of March 8, 1999, by and among TeleCorp PCS, Inc., TeleCorp Communications, Inc. and Robert
             Dowski.

  10.40* Agreement among the Parties, dated as of June 30, 1999, by and among TeleCorp PCS, Inc., the Initial investors other than AT&T
             Wireless, Entergy Technology Holding Company, AT&T Wireless PCS,
             Inc., TWR Cellular Inc. and other stockholders.

  10.41*     Amended and Restated Agreement, dated April 16, 1999, by and among
             TeleCorp Communications, Inc., Triton PCS, Inc., Tritel
             Communications, Inc. and Affiliate License Co, L.L.C.

  10.42*     TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended May 20,
             1999.

  10.43** TeleCorp PCS, Inc. Stock Option Plan, dated June 23, 1999, as amended.

  10.44*     Indenture, dated as of April 23, 1999, by and between Bankers
             Trust Company, as trustee, and TeleCorp PCS, Inc. relating to the 11 5/8% Senior Subordinated Discount Notes due 2009.

  10.45** Form of Indemnification Agreement to be entered into between TeleCorp PCS, Inc. and its directors and executive officers.

  10.46.1++  Stockholders' Agreement by and among AT&T Wireless PCS Inc.,
             Initial investors other than AT&T Wireless, Management
             Stockholders, and Tritel, Inc. dated January 7, 1999.

  10.46.2++  First Amendment to TeleCorp's Stockholders' Agreement, dated
             August 27, 1999.

  10.46.3++  Second Amendment to TeleCorp's Stockholders' Agreement, dated as of September 1, 1999.

  10.46.4+   Third Amendment to TeleCorp's Stockholders' Agreement, dated
             November 18, 1999.

  10.46.5+   Fourth Amendment to TeleCorp's Stockholders' Agreement, dated
             December 10, 1999.

 Exhibit No. Description
 ----------- -----------
  10.47++    Investors Stockholders' Agreement by and among Tritel, Inc.,
             Washington National Insurance Company, United Presidential Life
             Insurance Company, Dresdner Kleinwort Benson Private Equity
             Partners LP, Toronto Dominion Investments, Inc., Entergy Wireless
             Corporation, General Electric Capital Corporation, Triune PCS,
             LLC, FCA Venture Partners II, L.P., Clayton Associates LLC,
             Trillium PCS, LLC, Airwave Communications, LLC, Digital PCS, LLC,
             and The Stockholders Named Herein dated January 7, 1999.

  10.48#     Form of Investors Stockholder Agreement, by and among Holding
             Company, Inc. and AT&T Wireless PCS, Inc. CB Capital Investors,
             L.P., Private Equity Investors III, Equity-Linked Investors-II,
             Whitney III, L.P., Whitney Strategic Partners III, L.P.,
             Media/Communications Investors Limited Partnership,
             Media/Communications Partners III Limited Partnership, Toronto
             Dominion Investments, Inc., Northwood Capital Partners LLC,
             OneLiberty Fund III, L.P., Hoak Communications Partners, L.P., HCP
             Capital Fund, L.P., Cich, Incorporated LP, Dresdner Kleinworth
             Benson Private Equity Partners LP, Toronto Dominion Investments,
             Inc., Entergy Wireless Capital Corporation, General Electric
             Capital Corporation, Triune PCS, LLC, FCA Venture Partners II, LP,
             Clayton Associates LLC, Trillium PCS, LLC, Airwave Communications,
             LLC, Digital PCS, LLC, and The Manufacturers Life Insurance
             Company.

  10.49++ AT&T Wireless Services, Inc. Network Membership License Agreement between AT&T Corp. and Tritel, Inc. dated January 7, 1999.

  10.50++    Intercarrier Roamer Service Agreement between AT&T Wireless
             Services, Inc. and Tritel, Inc. dated January 7, 1999.

  10.51++    Amended and Restated Agreement between TeleCorp Communications,
             Inc., Triton PCS, Inc., Tritel Communications, Inc. and Affiliate
             License Co., L.L.C. dated April 16, 1999.

  10.52#     Form of Employment Agreement, by and between Holding Company and
             William M. Mounger, II.

  10.53#     Form of Employment Agreement, by and between Holding Company and
             E.B. Martin, Jr.

   10.54     Letter Agreement, dated February 28, 2000, by and among William
             Mounger, II, TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and Gerald Vento.

   10.55     Letter Agreement, dated February 28, 2000, by and among E.B.
             Martin, Jr., TeleCorp PCS, Inc., Tritel, Inc., Thomas Sullivan, and Gerald Vento.

  10.56++    Form of Restricted Stock Agreements pursuant to the Tritel, Inc.
             Amended and Restated 1999 Stock Option Plan.

  10.57+ Tritel, Inc. Amended and Restated 1999 Stock Option Plan for Non-employee Directors, effective January 7, 1999.

  10.58++    Amended and Restated Loan Agreement among Tritel Holding Corp.,
             Tritel, Inc., The Financial Institutions Signatory Hereto, and
             Toronto Dominion (Texas), Inc. dated March 31, 1999.

  10.59++    First Amendment to Amended and Restated Loan Agreement among
             Tritel Holding Corp., Tritel, Inc., The Financial Institutions
             Signatory Thereto, and Toronto Dominion (Texas), Inc. dated April
             21, 1999.

  10.60++    Master Lease Agreement between Tritel Communications, Inc. and
             Crown Communication Inc. dated October 30, 1998.

  10.61++    Master Lease Agreement between Signal One, LLC and Tritel
             Communications, Inc. dated December 31, 1998.

 Exhibit No. Description
 ----------- -----------
  10.62.1++  Management Agreement between Tritel Management, LLC and Tritel,
             Inc. dated January 1, 1999.

  10.62.2++  First Amendment to Management Agreement, dated as of September 1,
             1999.

  10.62.3 Agreement to terminate Tritel Management Agreement, dated as of February 28, 2000, by and between Tritel Management, LLC and
             Tritel, Inc.

  10.63++    Master Antenna Site Lease No. D41 between Pinnacle Towers Inc. and
             Tritel Communications, Inc. dated October 23, 1998.

  10.64++ Installment Payment Plan Note made by Mercury PCS, LLC in favor of the Federal Communications Commission in the amount of $42,525,211.95, dated October 9, 1996.

  10.65++    First Modification of Installment Payment Plan Note for Broadband
             PCS F Block by and between Mercury PCS II, L.L.C. and the Federal
             Communications Commission, dated July 2, 1998, effective as of
             July 31, 1998.

  10.66++    Letter Agreement by and between Tritel Communications, Inc. and
             H.S.I. GeoTrans Wireless, dated July 2, 1998, referring to a service agreement covering certain Site Acquisition Services applicable to certain Federal Communications Commission licenses owned or to be acquired by Tritel.

  10.67.1++  Services Agreement by and between Tritel Communications, Inc. and
             Galaxy Personal Communications Services, Inc., which is a wholly owned subsidiary of World Access, Inc., dated as of June 1, 1998.
  10.67.2++  Addendum to June 1, 1998 Services Agreement, dated as of March 23,
             1999.
  10.68++    Services Agreement by and between Tritel Communications, Inc. and
             Galaxy Personal Communications Services, Inc., which is a wholly-owned subsidiary of World Access, Inc., dated as of August 27, 1998.
  10.69++    Agreement by and between BellSouth Telecommunications, Inc. and
             Tritel Communications, Inc., effective as of March 16, 1999.
  10.70++    Agreement for Project and Construction Management Services between
             Tritel Communications, Inc. and Tritel Finance, Inc. and Bechtel
             Corporation, dated November 24, 1998.
  10.71++    Services Agreement by and between Tritel Communications, Inc. and
             Spectrasite Communications, Inc., dated as of July 28, 1998.
  10.72++    Acquisition Agreement Ericsson CMS 8800 Cellular Mobile Telephone
             System by and between Tritel Finance, Inc. and Tritel
             Communications, Inc. and Ericsson Inc., made and effective as of December 30, 1998.
  10.73++    Securities Purchase Agreement by and among AT&T Wireless PCS Inc.,
             TWR Cellular, Inc., Initial investors other than AT&T Wireless,
             Mercury PCS, LLC, Mercury PCS II, LLC, Management Stockholders and
             Tritel, Inc., dated as of May 20, 1998.
  10.74++    Closing Agreement by and among AT&T Wireless PCS, Inc., TWR
             Cellular, Inc., Initial investors other than AT&T Wireless,
             Airwave Communications, LLC, Digital PCS, LLC, Management
             Stockholders, Mercury Investor Indemnitors and Tritel, Inc., dated as of January 7, 1999.
  10.75++    Master Build To Suit And Lease Agreement between Tritel
             Communications, Inc., a Delaware corporation and American Tower,
             L.P., a Delaware limited partnership.
  10.76++    Master Build To Suit And Lease Agreement between Tritel
             Communications, Inc. and SpectraSite Communications, Inc.

 Exhibit No. Description
 ----------- -----------
  10.77++    Master Build To Suit Services And License Agreement between Tritel
             Communications, Inc. and Crown Communication Inc.
  10.78++    Master Build To Suit And Lease Agreement by and between Tritel
             Communications, Inc. and SBA Towers, Inc.
  10.79++    Master Site Agreement between Tritel Communications, Inc. and
             BellSouth Mobility Inc., dated July 2, 1999.
  10.80++    Master Site Agreement between Tritel Communications, Inc. and
             BellSouth Mobility PCS, dated March 10, 1999.
  10.81++    Consent to Exercise of Option between Tritel, Inc., AT&T Wireless
             PCS, Inc., TWR Cellular, Inc. and Management Stockholders dated
             May 20, 1999.
  10.82++    License Purchase Agreement between Digital PCS, LLC and Tritel,
             Inc. dated as of May 20, 1999.
  10.83++    Amended and Restated Employment Agreement, dated as of September
             1, 1999. Amended and Restated Employment Agreement, dated as of
             September 1, 1999.
  10.84++    Stock Purchase Agreement, dated as of September 1, 1999.
  10.85++    Mutual Release and Termination Agreement, dated as of September 1,
             1999.
  10.86#     Form of Management Agreement between TeleCorp Management Corp,
             Inc. and TeleCorp PCS, Inc.
  23.1#      Consents of Lehman Brothers.
  23.2#      Consents of Merrill Lynch.
  23.3       Consent of PricewaterhouseCoopers LLP.
  23.4       Consent of KPMG LLP.
  23.5#      Consent of Cadwalader, Wickersham & Taft.
  23.6#      Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
  23.7#      Consent of Brown & Wood LLP.
  23.8#      Consent of William M. Mounger, II.
  23.9#      Consent of E.B. Martin, Jr.
  23.10#     Consent of Alex P. Coleman.
  23.11#     Consent of Michael R. Hannon.
  23.12#     Consent of Michael Schwartz.
  23.13#     Consent of Scott I. Anderson.
  23.14#     Consent of James M. Hoak.
  23.15#     Consent of David A. Jones, Jr.
  23.16#     Consent of Kevin J. Shepherd.
  23.17#     Consent of William W. Hague.
  23.18#     Consent of Rohit M. Desai.
  23.19#     Consent of Timothy L. McLaughlin.
  24         Power of Attorney (included in signature page).
  99.1#      Form of Proxy of TeleCorp PCS.
  99.2#      Form of Proxy of Tritel, Inc.

 Exhibit No. Description
 ----------- -----------
  99.3       Opinion of Lehman Brothers (included as Annex C to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
  99.4       Opinion of Merrill Lynch (included as Annex D to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

--------
  * Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-89393) of TeleCorp PCS, Inc.
 ** Incorporated by reference to the Form 10-Q filed on November 15, 1999 (File No. 333-81313-01) of TeleCorp PCS, Inc.
*** Incorporated by reference to the Form 10-K filed on March 30, 2000 (File No. 000-27901) of TeleCorp PCS, Inc.
   + Incorporated by reference to the Registration Statement on Form S-1 (File
     No. 333-91207) of Tritel, Inc.
  ++ Incorporated by reference to the Registration Statement on Form S-4 (File
     No. 333-82509) of Tritel PCS, Inc.
   # To be filed by amendment.

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